As filed with the U.S. Securities and Exchange Commission on September 24, 2021

Registration No. 333-258764

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SATELLOGIC INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Ruta 8 Km 17,500, Edificio 300

Oficina 324 Zonamérica

Montevideo, 91600, Uruguay

00-598-25182302

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rick Dunn

Satellogic Inc.

Chief Financial Officer

210 Delburg Street

Davidson, NC 28036

(704) 894-4482

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 (212) 370-1300	Ken Lefkowitz, Esq. Gary J. Simon, Esq. Michael Traube, Esq. Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 (212) 837-6000	Alan Annex, Esq. Flora R. Perez, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 (305) 579-0500	Gregg S. Lerner, Esq. Asaf Reindel, Esq. Friedman Kaplan Seiler & Adelman LLP 7 Times Square New York, NY 10036 (212) 833-1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A ordinary shares, par value $0.0001 per share(1)	31,850,000	$9.84(2)	$313,404,000	$34,192.38
Class A ordinary shares, par value $0.0001 per share(3)	38,085,624	N/A	$127(4)	$0.02
Class A ordinary shares issuable upon conversion of Class B ordinary shares, par value $0.0001 per share(5)	13,889,344	N/A	$47(6)	$0.01
Warrants being issued in exchange for CF V warrants(7)	8,533,333	$1.00(8)	$8,533,333	$930.99
Class A ordinary shares issuable upon the exercise of warrants (9)	8,533,333	$11.50	N/A(10)	N/A
Class A ordinary shares issuable upon the exercise of options (11)	6,734,824	N/A	$23	$0.01
Class A ordinary shares issuable upon the exercise of warrants (12)	16,195,688	N/A	$54(13)	$0.01
Total				$35,123.39(14)

(1)

Consists of the sum of (i) 25,600,000 PubCo Class A ordinary shares, par value $0.0001 per share (“PubCo Class A Ordinary Shares”) being issued in exchange for an equal number of shares of Class A common stock, par value $0.0001 per share (“CF V Class A Common Stock”) of CF Acquisition Corp. V (“CF V”), plus (ii) 6,250,000 PubCo Class A Ordinary Shares being issued in exchange for an equal number of shares of CF V Class A Common Stock issued prior to Closing (as defined below) upon conversion of shares of CF V Class B common stock, par value $0.0001 per share (“CF V Class B Common Stock”), in connection with the Business Combination (as defined below), of which a certain number of shares will be subject to forfeiture as described herein.

(2)

Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices of CF V Class A Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on August 6, 2021 ($9.84 per share), such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(3)

Consists of 38,085,624 PubCo Class A Ordinary Shares being issued in exchange for certain outstanding Company Ordinary Shares, Company Preference Shares and upon the Company Notes Conversion (as such terms are defined below), in connection with the Business Combination, of which a certain number of shares will be held in escrow and subject to forfeiture as described herein.

(4)

Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $127, calculated as the product of (i) 38,085,624, and (ii) 0.000003333, which is an amount equal to one-third of the par value of the Company Ordinary Shares.

(5)

Consists of 13,889,344 PubCo Class B ordinary shares, par value $0.0001 per share (“PubCo Class B Ordinary Shares”) being issued in exchange for certain outstanding Company Ordinary Shares and Company Preference Shares in connection with the Business Combination, of which a certain number of shares will be held in escrow and subject to forfeiture as described herein. Each PubCo Class B Ordinary Share will be convertible into one (1) PubCo Class A Ordinary Share.

(6)

Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $47, calculated as the product of (i) 13,889,344, and (ii) 0.000003333, which is an amount equal to one-third of the par value of the Company Preference Shares.

(7)

Consists of the sum of (i) 8,333,333 PubCo Warrants (as defined below) being issued in exchange for an equal number of CF V Public Warrants (as defined below), and (ii) 200,000 PubCo Warrants being issued in exchange for an equal number of CF V Placement Warrants (as defined below), in connection with the Business Combination.

(8)

Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices of CF V Warrants on Nasdaq on August 6, 2021 ($1.00 per warrant), such date being within five business days of the date that this registration statement was first filed with the SEC. This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(9)

Consists of PubCo Class A Ordinary Shares issuable upon the exercise of 8,533,333 PubCo Warrants. Each such PubCo Warrant will entitle the holder to purchase one PubCo Class A Ordinary Share at a price of $11.50 per share (subject to adjustment).

(10)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(11)	Consists of PubCo Class A Ordinary Shares issuable upon exercise of outstanding options of the Company that will become PubCo Options in the Business Combination.
(12)

Consists of 16,195,688 shares issuable upon exercise of a warrant to purchase PubCo Ordinary Shares issuable in connection with the Business Combination in exchange for the Company Warrant (as defined below).

(13)

Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $54, calculated as the product of (i) 16,195,688, and (ii) 0.000003333, which is an amount equal to one-third of the par value of the Company Preference Shares issuable upon exercise of the Company Warrant.

(14)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The Registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION DATED SEPTEMBER 24, 2021

LETTER TO STOCKHOLDERS OF CF ACQUISITION CORP. V

CF Acquisition Corp. V

110 East 59th Street

New York, NY 10022

To the Stockholders of CF Acquisition Corp. V:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of CF Acquisition Corp. V, which is referred to as “CF V”, on                 at                 , Eastern time, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at     .

At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger dated July 5, 2021 (as the terms and conditions therein may be amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among CF V, Nettar Group Inc. (d/b/a Satellogic), a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of the Company (“PubCo”), Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Target Merger Sub”), and Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“SPAC Merger Sub”). The Merger Agreement provides for, among other things, (a) the merger of the Company with and into Target Merger Sub (the “Initial Merger”), upon which the separate existence of Target Merger Sub will cease and the Company will be the Surviving Corporation and a direct wholly owned subsidiary of PubCo, and (b) the merger of CF V with and into SPAC Merger Sub (the “CF V Merger” and together with the Initial Merger, the “Mergers” and the transactions contemplated by the Merger Agreement, including the Mergers, the “Business Combination”), upon which the separate existence of SPAC Merger Sub will cease and CF V will be the surviving corporation and a direct wholly owned subsidiary of PubCo.

As a result of the Mergers, (i) all outstanding shares of capital stock of the Company will be automatically cancelled in exchange for the right to receive PubCo Ordinary Shares determined by reference to the “Company Exchange Ratio” calculated in accordance with the Merger Agreement, which as of June 30, 2021 was 3.35760, (ii) all outstanding options to purchase capital stock of the Company will be converted into options to purchase PubCo Class A Ordinary Shares, (the “Assumed Options”), with the number of shares and price per share thereunder adjusted at the closing of the Business Combination (the “Closing”) based on the Company Exchange Ratio, (iii) the Company Warrant, if outstanding immediately prior to the Closing, will be converted into a warrant to purchase PubCo Class A Ordinary Shares (a “PubCo Warrant”), with the number of shares and price per share thereunder adjusted at the Closing based on the Company Exchange Ratio and calculated in accordance with the terms and conditions of the Company Warrant (the “Assumed Company Warrant”), (iv) each outstanding CF V unit (collectively, the “CF V Units”), comprised of one share of CF V Class A Common Stock and one-third of one warrant to purchase one share of CF V Class A Common Stock (each whole warrant, a “CF V Warrant”), will be automatically detached and the holder thereof will be deemed to hold one share of CF V Class A Common Stock and one-third of one CF V Warrant, (v) each outstanding share of CF V Class B Common Stock will automatically convert into one share of CF V Class A Common Stock, (vi) each outstanding share of CF V Class A Common Stock will be cancelled in exchange for the right to receive PubCo Class A Ordinary Shares on a one-for-one basis (the “CF V Exchange Ratio”), and (vii) each outstanding CF V Warrant will be converted into PubCo Warrants (the “Assumed CF V Warrants” and, together with the Assumed Company Warrant, the “Assumed Warrants”), with the number of shares and price per share thereunder adjusted at the Closing based on the CF V Exchange Ratio and calculated in accordance with the terms and conditions of the CF Warrant Agreement.

All Company shareholders, other than Emiliano Kargieman, the Company’s CEO, will receive PubCo Class A Ordinary Shares in the Initial Merger. Mr. Kargieman will receive PubCo Class B Ordinary Shares in the Initial Merger. PubCo Class B Ordinary Shares will rank pari passu with PubCo Class A Ordinary Shares in all respects, provided they will be entitled to super voting rights of ten (10) votes per share as described herein. See “Description of PubCo Securities—PubCo Class B Ordinary Shares.”

Upon consummation of the Business Combination, for purposes of the rules of the Trading Market (as defined below), PubCo will be a “controlled company.” Under the Trading Market rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon completion of the Business Combination, Mr. Kargieman will own approximately 65% of the outstanding voting power for the election of directors (which does not include PubCo Ordinary Shares issuable upon exercise of the Assumed Company Warrant or any Assumed Options). Accordingly, PubCo will be eligible to take advantage of certain exemptions from certain corporate governance standards of the Trading Market.

A portion of the PubCo Ordinary Shares issuable at the Closing to the Sponsor, the Company Shareholders and holders of Convertible Notes (including PubCo Ordinary Shares issuable in connection with the conversion of the Convertible Notes but excluding shares issuable in respect of the Company Series X Preference Shares) will be subject to escrow and potential forfeiture (such shares, the “Aggregate Forfeiture Shares”) if the market price of PubCo Class A Ordinary Shares for the 30-day calendar period ending on the effective date of PubCo’s registration statement on Form F-1 filed after Closing to register the PIPE Shares (as defined below) is below a certain price threshold, and, if any such PubCo Ordinary Shares are forfeited, then the Sponsor and such Company Shareholders and holders of Convertible Notes will have the right to receive an aggregate number of PubCo Ordinary Shares equal to the number of shares that were forfeited if the market price of PubCo Class A Ordinary Shares meets a certain price threshold during the five-year period following the Closing (the “Aggregate Earn-Out Shares”).

In addition, Sponsor subjected 1,869,000 (less 30% of any Aggregate Forfeiture Shares cancelled in accordance with the Merger Agreement) of the PubCo Class A Ordinary Shares it will receive upon conversion of its Founder Shares (the “Sponsor Earn-Out Shares” and together with the Aggregate Earn-Out Shares, the “Earn-Out Shares”) to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year-post-Closing earnout that will be earned based on the price of the PubCo Class A Ordinary Shares following Closing.

In connection with the foregoing and concurrently with the execution of the Merger Agreement, CF V and PubCo entered into separate subscription agreements (the “Subscription Agreements”) with a number of subscribers (each a “PIPE Investor”), including CFAC Holdings V, LLC (the “Sponsor”), pursuant to which the PIPE Investors agreed to purchase, and PubCo agreed to issue and sell to the PIPE Investors, an aggregate of 6,966,770 PubCo Class A Ordinary Shares (as may be adjusted, the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of approximately $69.7 million (the “PIPE Investment”), with the Sponsor’s Subscription Agreement accounting for approximately $23.2 million of the PIPE Investment. During April and May 2021, the Company issued Company Series X Preference Shares in a private placement to certain investors in exchange for an aggregate purchase price of $20,332,300. Contemporaneously with the execution of the Merger Agreement, CF V, PubCo, the Company and holders of the Company Series X Preference Shares (the “Company Series X Shareholders”) entered into a Series X Preference Shareholder Agreement (the “Series X Shareholder Agreement”), pursuant to which, among other things, the Company Series X Shareholders agreed, subject to the occurrence of the Closing, to waive any rights they may have to require the Company to redeem any of their Series X Preference Shares and to allow such shares to convert into PubCo Class A Ordinary Shares in connection with the Closing.

Contemporaneously with the execution of the Merger Agreement, Sponsor, CF V and PubCo entered into an amendment and restatement of that certain forward purchase contract, dated January 28, 2021, by and between CF V and the Sponsor (the “Amended and Restated Forward Purchase Contract”), pursuant to which the Sponsor agreed to purchase, and PubCo agreed to issue and sell to the Sponsor, 1,250,000 PubCo Class A Ordinary Shares (subject to adjustment as later described), and 333,333 PubCo Warrants.

Pursuant to the Subscription Agreements, Series X Shareholder Agreement and Amended and Restated Forward Purchase Contract, the PIPE Investors, the Company Series X Shareholders and the Sponsor may be entitled to receive additional PubCo Ordinary Shares based on the stock price of PubCo Class A Ordinary Shares following the Closing.

In addition, PIPE Investors that elected to subject any PubCo Class A Ordinary Shares they purchase pursuant to their Subscription Agreement to a lockup commencing on the Closing and expiring on the second anniversary thereof will receive, at Closing, a number of non-redeemable warrants (the “PIPE Warrants”) to acquire PubCo Class A Ordinary Shares at a purchase price of $20.00 per share equal to the number of PIPE Shares that they elected to subject to such lock-up.

It is anticipated that upon Closing, (i) existing CF V Stockholders (other than the Sponsor Related Parties) will own approximately 22.1% of the outstanding PubCo Ordinary Shares, (ii) the Company’s existing securityholders (including the holders of the Company Series X Preference Shares and the Convertible Notes) will own approximately 66.2% of the outstanding PubCo Ordinary Shares, (iii) the Sponsor Related Parties, through their ownership of CF V Common Stock on the date hereof and through the Sponsor’s participation in the PIPE Investment and the Amended and Restated Forward Purchase Contract, will own approximately 7.6% of the outstanding PubCo Ordinary Shares, and (iv) the PIPE Investors (other than the Sponsor), through their participation in the PIPE Investment, will own approximately 4.1% of the outstanding PubCo Ordinary Shares.

The ownership percentages with respect to PubCo following the Business Combination are based upon the number of Company Shares and shares of CF V Common Stock issued and outstanding as of June 30, 2021 and are subject to a number of assumptions. These relative percentages assume (i) all holders of Convertible Notes convert their Convertible Notes into Company Shares at Closing, (ii) all holders of Company Series X Preference Shares convert their Company Series X Preference Shares into PubCo Class A Ordinary Shares in accordance with the Series X Shareholder Agreement, (iii) all Company Options are exercised prior to Closing, (iv) the Company Warrant is exercised prior to Closing, (v) no Aggregate Forfeiture Shares will be forfeited by the Sponsor, the Company Shareholders or holders of Convertible Notes and no Additional Shares will be issued pursuant to the PIPE Subscription Agreements, the Series X Shareholder Agreement, or the Amended and Restated Forward Purchase Contract, (vi) none of the Sponsor Earn-Out Shares vest, (vii) no exercise of CF V Warrants or PIPE Warrants, (viii) no Company Shareholder exercises its rights of appraisal, and (ix) no CF V Stockholders exercise redemption rights in connection with their CF V Public Shares. If any redemption rights are exercised in respect of CF V Public Shares, or any of the other assumptions are not correct, these percentages will be different.

The Board of Directors of CF V (the “CF V Board”) has fixed the close of business on                , 2021 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the Proposals to be considered at the Special Meeting.

At the Special Meeting, the CF V Stockholders will also be asked to consider and vote to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary (the “Adjournment Proposal” together with the Business Combination Proposal, the “Proposals”).

The CF V Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that the CF V stockholders vote “FOR” each of the Proposals presented to CF V stockholders at the Special Meeting. When you consider the CF V Board’s recommendation of these Proposals, you should keep in mind that the directors and officers of CF V have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal—Interests of the Sponsor and CF V’s Directors, Officers and Affiliates in the Business Combination” in this proxy statement/prospectus.

Pursuant to the CF V Charter, CF V public stockholders have redemption rights in connection with the Business Combination. CF V public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their CF V Public Shares for cash. This means that CF V public stockholders who hold shares of CF V Class A Common Stock on or before              (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF V Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

By Order of the CF V Board,

Sincerely,

Howard W. Lutnick

Chief Executive Officer and Chairman

                , 2021

This proxy statement/prospectus is dated                 , 2021 and is first being mailed to CF V stockholders on or about                 , 2021.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

CF Acquisition Corp. V

110 East 59th Street

New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CF ACQUISITION CORP. V

TO BE HELD ON                 , 2021

TO THE STOCKHOLDERS OF CF ACQUISITION CORP. V:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of CF Acquisition Corp. V, a Delaware corporation, which is referred to as “CF V”, will be held at                Eastern Time, on             , as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at              . At the Special Meeting, CF V stockholders will be asked to consider and vote upon the following proposals.

(1) to adopt and approve the Agreement and Plan of Merger, dated July 5, 2021 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among, CF V, Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of the Company (“PubCo”), Nettar Group Inc. (d/b/a Satellogic), a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Target Merger Sub”), and Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“SPAC Merger Sub”), and to approve the transactions contemplated thereby (the “Business Combination”); and

(2) to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary.

Only holders of record of CF V Common Stock at the close of business on                , 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. In light of the ongoing developments relating to the ongoing COVID-19 pandemic and to protect the health of CF V stockholders, management, employees and the community, the Special Meeting will be held virtually conducted via live audio webcast. You will be able to attend the Special Meeting by visiting             . CF V recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Pursuant to the CF V Charter, CF V is providing its public stockholders with the opportunity to redeem, upon the Closing, shares of CF V Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the Closing) in the Trust Account that holds the proceeds (including interest but less taxes payable) of the IPO. For illustrative purposes, based on funds in the Trust Account of $250.0 million on August 31, 2021, the estimated per share redemption price would have been approximately $10.00. CF V public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of CF V Class A Common Stock for cash. This means that public stockholders who hold shares of CF V Class A Common Stock on or before                 , (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF V Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. A CF V public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of CF V Class A Common Stock included in the CF V Units sold in the IPO. Holders of our outstanding CF V Warrants and CF V Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding CF V Units must separate the underlying

CF V Public Shares and CF V Public Warrants prior to exercising redemption rights with respect to the CF V Public Shares. The Sponsor and CF V’s officers and directors have agreed to waive their redemption rights with respect to any shares of CF V Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor owns 21.4% of the issued and outstanding shares of CF V Common Stock. The Sponsor and CF V’s directors and officers have agreed to vote any shares of CF V Common Stock owned by them in favor of the Business Combination Proposal.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF V Common Stock as of the Record Date for the Special Meeting. The CF V Board has already approved the Business Combination.

As of August 31, 2021, there was $250.0 million in the Trust Account. Each redemption of shares of CF V Class A Common Stock by CF V’s public stockholders will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call                      at                .

By Order of the CF V Board,

Howard W. Lutnick
Chief Executive Officer and Chairman

ANNEXES
Annex A: Merger Agreement
Annex B: Form of Memorandum and Articles of Association of PubCo
Annex C: Form of Proxy Card

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by Satellogic Inc., constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the PubCo Ordinary Shares to be issued to CF V Stockholders, the PubCo Warrants to be issued to CF V Warrant holders, the PubCo Ordinary Shares underlying such warrants and the conversion of PubCo Class B Ordinary Shares to PubCo Class A Ordinary Shares, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act”, with respect to the Special Meeting of CF V Stockholders at which CF V Stockholders shall be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Merger Agreement, among other matters, and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning the Company’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by the Company’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, the Company obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, the Company does not expressly refer to the sources from which this data is derived. In that regard, when the Company refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which the Company paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

FINANCIAL STATEMENT PRESENTATION

CF V

The historical financial statements of CF V were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

The Company

The Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and are denominated in U.S. Dollars.

The Company refers in various places in this proxy statement/prospectus to non-IFRS financial measures, including Adjusted EBITDA, which are more fully explained in “Selected Historical Financial Information And Operating Data Of The Company”. The presentation of non-IFRS information is not meant to be considered in isolation or as a substitute for the Company’s audited consolidated financial results prepared in accordance with IFRS.

PubCo

PubCo was incorporated on June 29, 2021 for the sole purpose of effectuating the transactions described herein. PubCo has no material assets and does not operate any businesses. Accordingly, no financial statements of PubCo have been included in this proxy statement/prospectus.

The Business Combination is made up of the series of transactions provided for in the Merger Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as a capital reorganization under IFRS.

Following the Business Combination, PubCo will qualify as a foreign private issuer and will prepare its financial statements in accordance with IFRS and will be denominated in U.S. Dollars.

Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information that will be presented in this proxy statement/prospectus will be prepared in accordance with IFRS and will be denominated in U.S. Dollars.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The Company name, logos and other trademarks and service marks of the Company appearing in this proxy statement/prospectus are the property of the Company. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

In this document:

“2018 NPA” means the Note Purchase Agreement dated as of April 6, 2018, as amended and restated in the 2019 NPA.

“2019 NPA” means the Amended and Restated Note Purchase Agreement dated as of September 9, 2019, as amended from time to time.

“2020 NPA” means the Note Purchase Agreement dated as of September 25, 2020, as amended from time to time.

“Acquisition Entities” means, collectively, PubCo, Target Merger Sub and SPAC Merger Sub, and each, individually, an “Acquisition Entity”.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any governmental authority.

“Acquisition Proposal” means, as to the Company or CF V, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its subsidiaries or (ii) 15% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by the Company prior to the date of the Merger Agreement by a warrant holder) of (x) such Person or (y) one or more subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its subsidiaries.

“Additional Shares” means the Series X Additional Shares, the PIPE Additional Shares and the FPC Additional Shares, collectively.

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by CF V that more time is necessary or appropriate to approve one or more proposals at the Special Meeting.

“Adjustment Period” means the 30-calendar day period ending on (and including) the date that the registration statement registering the PubCo Class A Ordinary Shares to be issued to the PIPE Investors pursuant to the PIPE Subscription Agreements is declared effective.

“Adjustment Period VWAP” means the volume weighted average price of a PubCo Class A Ordinary Share, as reported on the Trading Market, determined for the Trading Days that occur during the Adjustment Period (as reported on Bloomberg).

“Aggregate Base Shares” means the aggregate amount of PubCo Class A Ordinary Shares to be issued to (a) the PIPE Investors pursuant to the PIPE Subscription Agreements, (b) Sponsor pursuant to the Amended and Restated Forward Purchase Contract and (c) the holders of Company Series X Preference Shares in respect thereof in accordance with Section 2.2(g)(i) of the Merger Agreement.

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options immediately prior to the Closing.

“Agreement End Date” means February 28, 2022.

“Ancillary Agreements” means, collectively, (i) the Shareholder Support Agreement, (ii) the Sponsor Support Agreement, (iii) the Lock-Up Agreements, (iv) the PIPE Subscription Agreements; (v) the Amended and Restated Forward Purchase Contract; (vi) the Series X Shareholder Agreement; and (vii) the PubCo Governing Documents.

“Applicable NPA Amount” means (i) with respect to Convertible Notes issued under the 2018 NPA, $200,000,000, (ii) with respect to Convertible Notes issued under the 2019 NPA, $220,000,000, and (iii) with respect to Convertible Notes issued under the 2020 NPA, $250,000,000.

“Assumed Options” means Company Options that will be assumed by PubCo upon consummation of the Business Combination and converted into options to purchase PubCo Class A Ordinary Shares.

“Available Cash” means the amount of cash available to CF V as of the Closing, including (i) the amount from the PIPE Investment and the Forward Purchase Amount to be funded into PubCo, plus the $20,332,300 amount funded into the Company in connection with the issuance of the Company Series X Preference Shares prior to entrance into the Merger Agreement, (ii) the amount of cash available in the Trust Account after deducting the amount required to satisfy the CF V Share Redemption Amount, and (iii) other amounts available to CF V as of the Closing.

“Business Combination” means the Mergers and the other Transactions to be consummated under the Merger Agreement.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“BVI” means the British Virgin Islands.

“BVI Act” means the BVI Business Companies Act, 2004, as amended.

“Cantor” means Cantor Fitzgerald L.P., a Delaware limited partnership and an affiliate of the Sponsor, CF&Co. and, prior to the consummation of the Business Combination, CF V.

“CF&Co.” means Cantor Fitzgerald & Co., a New York general partnership.

“CF V” means CF Acquisition Corp. V, a Delaware corporation.

“CF V Board” means the board of directors of CF V.

“CF V Bylaws” means the bylaws of CF V in effect immediately prior to the CF V Merger Effective Time, as amended and/or restated from time to time.

“CF V Capital Stock” means, collectively, the CF V Common Stock and the preferred stock of CF V, par value $0.0001 per share.

“CF V Charter” means the Amended and Restated Certificate of Incorporation of CF V, dated January 28, 2021, as amended and/or restated from time to time.

“CF V Class A Common Stock” means Class A common stock of CF V, par value $0.0001 per share.

“CF V Class B Common Stock” means Class B common stock of CF V, par value $0.0001 per share.

“CF V Common Stock” means, collectively, the CF V Class A Common Stock and the CF V Class B Common Stock.

“CF V Exchange Ratio” means the exchange of CF V Common Stock for PubCo Class A Ordinary Shares on a one-for-one basis.

“CF V Governing Documents” means, collectively, the CF V Charter and the CF V Bylaws.

“CF V Merger” means the merger of SPAC Merger Sub with and into CF V.

“CF V Merger Effective Time” means the date and time that the CF V Merger becomes effective in accordance with the Merger Agreement.

“CF V Placement Shares” means the shares of CF V Class A Common Stock underlying the CF V Placement Units.

“CF V Placement Units” means the CF V Units issued to the Sponsor in the CF V Private Placement.

“CF V Placement Warrants” means the CF V Warrants underlying the CF V Placement Units.

“CF V Private Placement” means the private placement that closed concurrently with the closing of the IPO pursuant to which CF V issued and sold to the Sponsor 600,000 CF V Placement Units as a price of $10.00 per CF V Placement Unit, generating gross proceeds of $6,000,000.

“CF V Public Shares” means the shares of CF V Class A Common Stock sold as part of the CF V Units in the IPO.

“CF V Public Warrants” means the CF V Warrants sold as part of the CF V Units in the IPO.

“CF V Share Redemption” means the election by an eligible (as determined in accordance with the CF V Governing Documents) holder of shares of CF V Common Stock to redeem all or a portion of the shares of CF V Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the CF V Governing Documents) in connection with the Proposals.

“CF V Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all CF V Share Redemptions.

“CF V Stockholder” means any holder of any shares of CF V Capital Stock.

“CF V Stockholders’ Approval” means the approval of the Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of CF V Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the CF V Governing Documents) at a CF V Stockholder Meeting duly called by the CF V Board and held for such purpose.

“CF V Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by CF V or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) transfer taxes, and (C) filing fees paid to governmental authorities in connection with the Transactions in accordance with the Merger Agreement.

“CF V Units” means units of CF V, each unit comprising one share of CF V Class A Common Stock and one-third of one CF V Warrant.

“CF V Warrant Agreement” means that certain Warrant Agreement, dated January 28, 2021, by and between CF V and Continental Stock Transfer & Trust Company, as the warrant agent.

“CF V Warrants” means warrants to purchase shares of CF V Class A Common Stock including the CF V Public Warrants and the CF V Placement Warrants.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Columbia Loan” means the Loan and Security Agreement dated March 8, 2021, by and between Columbia River Investment Limited, a BVI company, and the Company.

“Company Articles” means the Amended and Restated Articles of Association of the Company dated April 23, 2021.

“Company Board” means the board of directors of the Company.

“Company Disclosure Letter” means the disclosure letter to the Company which forms part of the Merger Agreement.

“Company ESOP” means the Nettar Group Inc. 2015 Share Plan, as amended.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars).

“Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

“Company Memorandum” means the Amended and Restated Memorandum of Association of the Company dated April 23, 2021.

“Company Options” means any options granted or approved by the Company Board for grant but not yet granted, under the Company ESOP to purchase Company Ordinary Shares.

“Company Ordinary Shares” means the ordinary shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Preference Shares” means, collectively, Company Series A Preference Shares, Company Series B Preference Shares, Company Series B-1 Preference Shares and Company Series X Preference Shares.

“Company Series A Preference Shares” means the series A preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Series B Preference Shares” means the series B preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Series B-1 Preference Shares” means the series B-1 preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Series X Preference Shares” means the series X preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means, collectively, Company Ordinary Shares and Company Preference Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Nettar Companies or their respective affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Nettar Companies at or after the Closing pursuant to any agreement to which any of the Nettar Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of the Merger Agreement or the consummation of the Transactions; and (iii) filing fees paid to governmental authorities in connection with the Transactions in accordance with the Merger Agreement.

“Company Warrant” means the outstanding and unexercised warrant to purchase Company Shares pursuant to that certain Warrant to Purchase Shares, dated as of March 8, 2021, by and between the Company and Columbia River Investment Limited.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent.

“Convertible Notes” means the convertible notes the Company issued pursuant to the 2018 NPA, the 2019 NPA and 2020 NPA.

“Convertible Notes Conversion” means the conversion of the Convertible Notes into Company Preference Shares immediately prior to the Initial Merger Effective Time in accordance with the Merger Agreement, the Convertible Notes, the Stockholder Support Agreement and the Company Governing Documents.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Company Shares” means Company Shares that are outstanding immediately prior to the Initial Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Initial Merger nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 179 of the BVI Act and otherwise complied with all of the provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights.

“Effectiveness Date” means the date on which the registration statement registering the resale of the PIPE Shares issued pursuant to the PIPE Subscription Agreements is declared effective by the SEC.

“Eligible PIPE Investor” means any PIPE Investor who is not a beneficial or record owner of the Company’s equity or an affiliate of CF V prior to the Closing (including the Sponsor) and also excluding any PIPE Investor who elects to receive warrants pursuant to the Lock-Up Addendum.

“Equity Incentive Plan” means the equity incentive plan that the Acquisition Entities agreed that, prior to the Closing Date, and subject to the approval of PubCo’s shareholders, the PubCo Board will approve and adopt in a form consistent with the form of equity plan customary for publicly traded companies, with an initial award pool of PubCo Class A Ordinary Shares equal to no more than ten percent (10%) of the PubCo Ordinary Shares outstanding as of immediately after the CF V Merger Effective Time (rounded up to the nearest whole share), without an “evergreen” provision, and with other terms to be mutually agreed between the Company and CF V.

“Escrow Agent” means PubCo’s transfer agent (or, if such Person shall not agree to serve as escrow agent, such other bank or trust company as shall be appointed by PubCo and reasonably satisfactory to PubCo and CF V).

“Forward Purchase Amount” means the aggregate amount of $10,000,000 for which Sponsor committed to purchase the Forward Purchase Securities at the Closing.

“Forward Purchase Securities” means 1,250,000 PubCo Class A Ordinary Shares and 333,333 PubCo Warrants.

“Founder Shares” means 6,250,000 shares of CF V Class B Common Stock owned by Sponsor and the independent directors of CF V (including any shares of CF V Class A Common Stock issued upon conversion of such shares of CF V Class B Common Stock and the PubCo Class A Ordinary Shares issued in exchange thereof pursuant to the CF V Merger).

“FPC Additional Shares” means the PubCo Class A Ordinary Shares the Sponsor will be entitled to receive if the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share. In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00.

“Fully-Diluted Company Shares” means the total number of issued and outstanding Company Ordinary Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully-diluted basis (a) assuming exercise of all Company Options, (b) assuming exercise of the Company Warrant, (c) treating Company Preference Shares on an as-converted to Company Ordinary Shares basis (but excluding the Company Series X Preference Shares issued prior to the date of the Merger Agreement), and (d) assuming the conversion of all Convertible Notes on an as-converted to Company Ordinary Shares basis.

“GAAP” means accounting principles generally accepted in the United States of America.

“IFRS” means the International Financial Reporting Standards.

“Initial Merger” means the merger of the Company with and into Target Merger Sub.

“Initial Merger Effective Time” means the date and time that the Initial Merger becomes effective in accordance with the Merger Agreement.

“Insider Letter” means the letter agreement, dated as of January 28, 2021, as amended as of the date of the Merger Agreement, by and among CF V, Sponsor and certain Insiders, pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the CF V securities (and as of the Closing, PubCo securities) owned by them.

“Insiders” means the officers and directors of CF V.

“IPO” means CF V’s initial public offering of CF V Units, consummated on February 2, 2021.

“Key Company Shareholders” means certain holders of Company Ordinary Shares, Company Preference Shares and/or Convertible Notes specified in the Company Disclosure Letter.

“Lock-Up Addendum” means the addendum to the PIPE Subscription Agreement which, if executed by a PIPE Investor, (i) subjects the PIPE Investor to a lock-up period of two years from the Closing with respect to the PubCo Class A Ordinary Shares held by such PIPE Investor and subjected to such lock-up and (ii) entitles the PIPE Investor to be issued that number of PIPE Warrants equal to the number of PIPE Shares subjected to such lock-up.

“Lock-Up Agreements” means the separate lock-up agreements entered into concurrently with the execution of the Merger Agreement among CF V, PubCo and a number of Company Shareholders and holders of Convertible Notes, pursuant to which the PubCo Ordinary Shares received by such Company Shareholders and holders of Convertible Notes will be locked-up and subject to transfer restrictions for a period of time following the Closing.

“Lock-Up Company Securityholder” means a Company Shareholder and/or holder of Convertible Notes that is subject to a Lock-Up Agreement upon the Closing.

“Lock-Up PIPE Investor” means the PIPE Investor that elected to be subject to the Lock-Up Addendum upon the Closing.

“Lock-Up Securities” means the PubCo Ordinary Shares and/or Assumed Options to be received by a Lock-Up Company Securityholder that are subject to the Lock-Up Agreement upon consummation of the Business Combination, including any PubCo Ordinary Shares underlying the Assumed Options held by such Lock-Up Company Securityholder, and further including any other securities held by such Lock-Up Company Securityholder immediately following the Business Combination which are convertible into, or exercisable, or exchangeable for, PubCo Ordinary Shares (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements or shares issued in connection with the conversion of Series X Preference Shares).

“Merger Consideration” means the sum of (a) $721,705,487 minus (b) the amount of interest accrued under the Columbia Loan from July 2, 2021 until the Closing Date, minus (c) the amount of cumulative dividends accrued in accordance with the Company Articles on the Company Series X Preference Shares from July 2, 2021 until the Closing Date, plus (d) the Aggregate Exercise Price.

“Merger Consideration Shares” means the PubCo Class B Ordinary Shares (in the case of the Company’s Chief Executive Officer) or PubCo Class A Ordinary Shares (in all other cases) that is equal to the Company Exchange Ratio and as calculated in accordance with the Merger Agreement issued in exchange for each Company Ordinary Share and Company Preference Share that is issued and outstanding immediately prior to the Initial Merger Effective Time (other than (i) any Company Series X Preference Shares the holder of which has elected to exercise its redemption rights, (ii) any treasury shares or share held by the Company or any of its affiliates, and (iii) any Dissenting Company Shares).

“Minimum Cash Amount” means an amount of Available Cash equal to $225,000,000, without regard to any loans made by the Sponsor or its affiliates to CF V and any CF V Transaction Expenses to be reimbursed or paid in accordance with the Merger Agreement.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NDA” means the letter agreement, dated as of January 29, 2021, between CF V and the Company.

“Nettar Companies” means, collectively, the Company and its subsidiaries (but not, for the avoidance of doubt, PubCo).

“NYSE” means The New York Stock Exchange.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to CF V pursuant to Section 2.1(c) of the Merger Agreement at least two (2) Business Days prior to the Closing, which shall set forth, (a) the portion of the Merger Consideration Shares payable to the Company Shareholders (including the allocation of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, as applicable) and (y) the Assumed Options, in each case, in accordance with the terms of the Merger Agreement and the Company Governing Documents.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“PIPE Additional Shares” means the PubCo Class A Ordinary Shares each PIPE Investor will be entitled to receive if the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share. In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00.

“PIPE Investment Amount” means $69,667,700.

“PIPE Investment” means the sale of PubCo Class A Ordinary Shares pursuant to PIPE Subscription Agreements in a private placement to occur concurrently with the Business Combination.

“PIPE Investors” means investors that subscribed for PubCo Class A Ordinary Shares in the PIPE Investment.

“PIPE Shares” means such number of PubCo Class A Ordinary Shares which a PIPE Investor agreed to purchase from PubCo as set forth in such PIPE Investor’s PIPE Subscription Agreement.

“PIPE Subscription Agreements” mean the Subscription Agreements, dated as of July 5, 2021, by and among CF V, PubCo and the PIPE Investors.

“PIPE Warrants” means the warrants to acquire 2,500,000 PubCo Class A Ordinary Shares at a purchase price of $20.00 per share to be issued pursuant to the Lock-Up Addendum, which number of warrants is equal to the 2,500,000 PIPE Shares that the Lock-Up PIPE Investor elected to subject to lock-up pursuant to the Lock-Up Addendum.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully-Diluted Company Shares.

“Proposals” means the Business Combination Proposal and the Adjournment Proposal.

“PubCo Board” means the board of directors of PubCo.

“PubCo Class A Ordinary Shares” means the class A ordinary shares of PubCo, par value $0.0001 per share.

“PubCo Class B Ordinary Shares” means the class B ordinary shares of PubCo, par value $0.0001 per share.

“PubCo Governing Documents” means the Amended and Restated Memorandum of Association and Articles of Association of PubCo.

“PubCo Ordinary Shares” means, collectively, the PubCo Class A Ordinary Shares and the PubCo Class B Ordinary Shares.

“PubCo Public Warrants” means PubCo Warrants other than those that were exchanged for CF V Private Warrants or PIPE Warrants.

“PubCo Warrants” means warrants to purchase PubCo Class A Ordinary Shares.

“Record Date” means                 , 2021, the record date for the Special Meeting.

“Regulatory Approvals” means any necessary or advisable regulatory approvals, Actions, nonactions or waivers in order to complete lawfully the Transactions.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series X Additional Shares” means the PubCo Class A Ordinary Shares each Company Series X Shareholder will be entitled to receive if the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share. In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00.

“Special Meeting” means the special meeting of the CF V Stockholders, to be held on                 , 2021 at                  Eastern Time, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at                 .

“Sponsor” means CFAC Holdings V, LLC, a Delaware limited liability company.

“Sponsor Related Parties” means the Sponsor as the initial stockholder of CF V Class B Common Stock, and any permitted transferees (including the independent directors of CF V).

“Surviving Corporation” means, with respect to the periods from and after the Initial Merger Effective Time, the Company, the surviving corporation of the Initial Merger.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the PubCo Class A Ordinary Shares are listed for trading, which shall be either the NYSE or Nasdaq.

“Transactions” means, collectively, the Mergers, the Convertible Notes Conversion and each of the other transactions contemplated by the Merger Agreement or any of the Ancillary Agreements.

“Trust Account” means the Trust Account of CF V for the benefit of CF V’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of January 28, 2021, between CF V and the Trustee.

“Trustee” means the Continental Stock Transfer & Trust Company, as trustee pursuant to the Trust Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of CF V and the Company. These statements are based on the beliefs and assumptions of the management of CF V and the Company. Although CF V and the Company believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CF V nor the Company can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about:

•	the benefits from the Business Combination;

•	CF V’s ability to consummate the Business Combination or, if CF V does not complete the Business Combination, any other initial business combination;

•

any satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: the satisfaction or waiver of certain customary Closing conditions (including the existence of no material adverse effect at CF V or the Company and receipt of certain stockholder approvals contemplated by this proxy statement/prospectus);

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	PubCo’s ability to utilize the “controlled company” exemption under the rules of the Trading Market;

•	PubCo’s ability to initially list, and once listed, maintain the listing of the PubCo Class A Ordinary Shares on the Trading Market following the Business Combination;

•	the Company’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•	changes in the Company’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•	the Company’s ability to coordinate with the NOAA Commercial Remote Sensing Regulatory Affairs

•	agency to assure an understanding of regulations as they evolve;

•	the implementation, market acceptance and success of the Company’s business model;

•	CF V’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with CF V’s business or in approving the Business Combination;

•	the ability of CF V and the Company to consummate the PIPE Investment or raise additional financing concurrently with the consummation of the Business Combination or otherwise in the future;

•	the use of proceeds not held in the Trust Account or available to CF V from interest income on the Trust Account balance;

•	the Company’s expectations surrounding capital requirements as it seeks to build and launch more satellites;

•	the Company’s expectations surrounding the growth of its commercial platform as a part of its revenues;

•	the Company’s expectations surrounding the insurance it will maintain going forward;

•	the Company’s ability to conduct remaps of the planet with increasing regularity or frequency as it increases its number of satellites;

•	the Company’s ability to productize its internal data analytics platform;

•	the Company’s plans to build out its constellation of satellites to 300 by 2025;

•	the Company’s ability to launch satellites less expensively than its competitors; and

•	the Company’s ability to increase satellite production to meet demand and reach its mapping goals.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that CF V or the Company “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either CF V or the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause CF V’s actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•	the outcome of any legal proceedings that may be instituted against CF V, the Company or others following announcement of the Business Combination and the transactions contemplated therein;

•

the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the CF V Stockholders or the Company or other conditions to Closing in the Merger Agreement;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of PubCo to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	costs related to the proposed Business Combination;

•	the possibility that CF V or the Company may be adversely impacted by other economic, business, and/or competitive factors;

•	future exchange and interest rates;

•	the significant uncertainty created by the COVID-19 pandemic;

•	the Company is highly dependent on the services of its executive officers;

•	the Company may experience difficulties in managing its growth and expanding its operations;

•

the success of the Company’s business will be highly dependent on its ability to effectively market and sell its EO services, including to commercial customers, and to convert contracted revenues and its pipeline of potential contracts into actual revenues, which can be a costly process;

•	the Company may face risks and uncertainties associated with defense-related contracts, which may have a material adverse effect on its business;

•	if the Company is unable to scale production of its satellites as planned, its business and results of operations could be adversely affected;

•

the Company is dependent on third parties to transport and launch its satellites into space and any delay could have a material adverse impact on its business, financial condition, and results of operations;

•

the market may not accept the Company’s geospatial intelligence, imagery and related data analytic products and services, and its business is dependent upon its ability to keep pace with the latest technological changes;

•

the Company’s ability to grow its business depends on the successful production, launch, commissioning and/or operation of its satellites and related ground systems, software and analytic technologies, which is subject to many uncertainties, some of which are beyond its control;

•

the market for geospatial intelligence, imagery and related data analytics has not been established with precision, is still emerging and may not achieve the growth potential the Company expects or may grow more slowly than expected;

•	if the Company’s satellites fail to operate as intended, it could have a material adverse effect on its business, financial condition and results of operations;

•	satellites are subject to production and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect the Company’s operations; and

•

other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by CF V or PubCo.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of CF V Stockholders. The following questions and answers do not include all the information that is important to CF V Stockholders. We urge the CF V Stockholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q.	Why am I receiving this proxy statement/ prospectus?

A.

CF V, the Company, PubCo and other parties have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. The Merger Agreement provides for, among other things, (a) the merger of the Company with and into Target Merger Sub, upon which the separate existence of Target Merger Sub will cease and the Company will be the Surviving Corporation and a direct wholly owned subsidiary of PubCo, and (b) the merger of CF V with and into SPAC Merger Sub, upon which the separate existence of SPAC Merger Sub will cease and CF V will be the surviving corporation and a direct wholly owned subsidiary of PubCo.

As a result of the Mergers, (i) all outstanding shares of capital stock of the Company will be automatically cancelled in exchange for the right to receive the Merger Consideration Shares determined by reference to the Company Exchange Ratio calculated in accordance with the Merger Agreement, which as of June 30, 2021 was 3.35760, (ii) all outstanding options to purchase capital stock of the Company will be converted into Assumed Options, with the number of shares and price per share thereunder adjusted at the Closing based on the Company Exchange Ratio, (iii) the Company Warrant, if outstanding immediately prior to the Initial Merger Effective Time, will be converted into a PubCo Warrant, with the number of shares and price per share thereunder adjusted at the Closing based on the Company Exchange Ratio and calculated in accordance with the terms and conditions of the Company Warrant, (iv) each outstanding CF V Unit will be automatically detached and the holder thereof will be deemed to hold one share of CF V Class A Common Stock and one-third of one CF V Warrant, (v) each outstanding share of CF V Class B Common Stock will automatically convert into one share of CF V Class A Common Stock, (vi) each outstanding share of CF V Class A Common Stock will be cancelled in exchange for the right to receive PubCo Class A Ordinary Shares on a one-for-one basis, and (vii) each outstanding CF V Warrant will be converted into PubCo Warrants, with the number of shares and price per share thereunder adjusted at the Closing based on the CF V Exchange Ratio and calculated in accordance with the terms and conditions of the CF Warrant Agreement.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting, along with important information about PubCo and the business of PubCo and its subsidiaries following consummation of the Business Combination. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q.	What proposals are CF V Stockholders being asked to vote upon?

A:	At the Special Meeting, CF V is asking holders of CF V Common Stock to consider and vote upon the following proposals:

•	Business Combination Proposal—To vote to adopt the Merger Agreement and approve the transactions contemplated thereby. See the section entitled “The Business Combination Proposal.”

•

Adjournment Proposal—To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal.

CF V shall hold the Special Meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:

What are the material differences, if any, in the terms and price of securities issued at the time of the IPO as compared to the securities that will be issued as part of the PIPE Investment at the Closing? Will Sponsor or any of its directors, officers or affiliates participate in the PIPE Investment?

A.

CF V issued the CF V Units in the IPO at an offering price of $10.00 per CF V Unit, with each CF V Unit consisting of one share of CF V Class A Common Stock and one-third of one CF V Warrant. At the Closing, each outstanding share of CF V Class A Common Stock will be cancelled in exchange for the right to receive one PubCo Class A Ordinary Share and each CF V Warrant will convert into one PubCo Warrant. In connection with the Closing, the PIPE Investors will purchase PubCo Class A Ordinary Shares at $10.00 per share as part of the PIPE Investment and will therefore hold the same security as the holders of CF V Class A Common Stock immediately after the Business Combination. Pursuant to the PIPE Subscription Agreements, PIPE Investors are entitled to receive PIPE Additional Shares if the Adjustment Period VWAP is less than $10.00 per share as described herein. One PIPE Investor elected to become a Lock-Up PIPE Investor and accordingly will receive PIPE Warrants, in consideration for which such PIPE Investor’s PIPE Shares will be subject to a two-year lock-up. The PIPE Warrants are identical to the CF V Warrants in all material respects except that (i) the issuance of the PIPE Warrants is contingent on the Closing, (ii) the PIPE Warrants have an exercise price of $20.00 and (iii) the PIPE Warrants will be non-redeemable.

The Sponsor has agreed to invest up to an aggregate of approximately $23.2 million in the PIPE Investment on the same terms as the PIPE Investors. Contemporaneously with the execution of the Merger Agreement, the Sponsor entered into the Amended and Restated Forward Purchase Contract pursuant to which the Sponsor will invest an additional $10.0 million for the Forward Purchase Securities, which (assuming a $10.00 share price and a $1.50 warrant price), would represent a discount of approximately 23% to the price being paid by the PIPE Investors for the PIPE Shares being issued. No other director, officer or affiliate of CF V will participate in the PIPE Investment.

Q:	What equity stake will holders of CF V Public Shares, holders of Company Shares, the Sponsor Related Parties, and the PIPE Investors hold in PubCo upon completion of the Business Combination?

A.

It is anticipated that upon consummation of the Business Combination, PubCo will become a new public company, and the former holders of securities of CF V and the Company, the Sponsor Related Parties and the PIPE Investors shall all become security holders of PubCo.

With respect to the Company’s existing outstanding securities:

•

The Company Warrant is currently exercisable for an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares. At the Closing, the Company Warrant shall instead become exercisable for such number of PubCo Class A Ordinary Shares into which the Company Preference Shares issuable under the Company Warrant would have been converted had such Company Preference Shares been held by the holder of the Company Warrant immediately prior to the Closing,

•

In connection with the Business Combination, each Company Series X Preference Share shall convert into such number of PubCo Class A Ordinary Shares equal to (x) $10.00 plus all accrued and unpaid dividends (at an annual rate of 7%), divided by $10.00 (rounded to the nearest whole PubCo Class A Ordinary Share), and subject to the potential receipt of Series X Additional Shares as described in the section titled “The Business Combination Proposal—Related Agreements—Series X Preference Shareholder Agreement” below,

Prior to the Initial Merger Effective Time and in connection with the consummation of the Business Combination, the Company is required to take all appropriate actions to cause all Convertible Notes to automatically convert into a number of Company Preference Shares prior to Initial Merger Effective Time in accordance with the section titled “—Convertible Notes Conversion” below. As of the date hereof, of the $56,587,000 Convertible Notes current principal amount outstanding, holders of $33,587,000 in Convertible Notes have agreed to convert their Convertible Notes at Closing.

The following table sets forth the anticipated ownership of PubCo upon completion of the Business Combination assuming a share price of $8.00 per share, $10.00 per share and $20.00 per share, in each case assuming no redemptions, 50% of maximum redemptions, and maximum redemptions. The ownership percentages reflected in the table are based upon the number of Company Shares and shares of CF V Common Stock issued and outstanding as of June 30, 2021 (and assumes a June 30, 2021 Closing Date), and are subject to the following additional assumptions:

•

all holders of Convertible Notes convert their Convertible Notes into Company Shares at Closing and all holders of Company Series X Preference Shares convert their Company Series X Preference Shares into PubCo Class A Ordinary Shares in accordance with the Series X Shareholder Agreement;

•	all Company Options and the Company Warrant are exercised prior to Closing;

•	no exercise of CF V Warrants, PIPE Warrants or PubCo Warrants;

•	no Company Shareholder exercises its rights of appraisal; and

•	no issuance of additional securities by PubCo prior to Closing.

For purposes of the table:

No Redemptions: This scenario assumes that no CF V Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their CF V Public Shares.

50% of Maximum Redemptions: This scenario assumes that CF V Stockholders exercise redemption rights with respect to approximately 6,250,000 CF V Public Shares (25% of the issued, outstanding and unredeemed CF V Public Shares) in connection with the approval of the Business Combination, at a price of $10.00 per share.

Maximum Redemptions: This scenario assumes that CF V Stockholders exercise redemption rights with respect to 12,500,000 CF V Public Shares (50% of the issued, outstanding and unredeemed CF V Public Shares) in connection with the approval of the Business Combination, at a price of $10.00 per share. This maximum redemption scenario reflects the maximum number of shares of CF V Class A Common Stock that may be redeemed and still allow CF V to meet the Minimum Cash Amount. Assuming this maximum redemption scenario and a price of $10.00 per CF V Public Share, PubCo is expected to have a public float of approximately $125.0 million.

$8.00 per share: This scenario assumes that the maximum number of Additional Shares are issued to the PIPE Investors, the Sponsor and the Company Series X Shareholders, and accordingly that an equal number of PubCo Ordinary Shares are forfeited by the Sponsor, the Company Shareholders and the holders of the Convertible Notes.

$10.00 per share: This scenario assumes no issuance of Additional Shares and no related forfeiture of PubCo Ordinary Shares by the Sponsor, the Company Shareholders and the holders of the Convertible Notes. To the extent the maximum number of Additional Shares are issued to the PIPE Investors, the Sponsor and the Company Series X Shareholders and the closing price of PubCo Class A Ordinary Shares has not yet equaled or exceeded $15.00 for any 20 Trading Days out of 30 Trading Days during the relevant period, the anticipated ownership will be as reflected in the table at $8.00 per share. In the event that any Additional Shares are issued to the PIPE Investors, the Sponsor and the Company Series X Shareholders, a corresponding number of PubCo Ordinary Shares are forfeited by the Sponsor, the Company Shareholders and the holders of Convertible Notes and the closing price of PubCo Ordinary Shares has not yet equaled or exceeded $15.00 for any 20 Trading Days out of 30 Trading Days during the relevant period, the aggregate number of shares outstanding and the percentage ownership of CF V Public Shares will be the same as set forth in the table below at both $8.00 and $10.00 per share, but the percentage ownership of the remaining categories of shareholders will adjust.

$20.00 per share: This scenario assumes that (1) the maximum number of Additional Shares are issued to the PIPE Investors, the Sponsor and the Company Series X Shareholders and that the corresponding number of PubCo Ordinary Shares that were forfeited by the Sponsor, the Company Shareholders and the holders of the Convertible Notes as a result of the issuance of such Additional Shares were earned back and re-issued to the Sponsor, the Company Shareholders and the holders of the Convertible Notes as a result of the closing price of PubCo Ordinary Shares equaling or exceeding $15.00 for any 20 Trading Days out of 30 Trading Days during the 5 year period after Closing and (2) the Sponsor Earn-Out Shares are earned by the Sponsor.

If any of these assumptions are not correct, these percentages will be different.

	$8.00 per share			$10.00 per share			$20.00 per share
	No Redemptions	50% of Maximum Redemptions	Maximum Redemptions	No Redemptions	50% of Maximum Redemptions	Maximum Redemptions	No Redemptions	50% of Maximum Redemptions	Maximum Redemptions
Shares:
CF V Public Shares	25,000,000	18,750,000	12,500,000	25,000,000	18,750,000	12,500,000	25,000,000	18,750,000	12,500,000
Sponsor Related Parties	9,234,098	9,234,098	9,234,098	8,547,770	8,547,770	8,547,770	11,245,963	11,245,963	11,245,963
PIPE Investors(1)	5,812,500	5,812,500	5,812,500	4,650,000	4,650,000	4,650,000	5,812,500	5,812,500	5,812,500
Company Shareholders(2)	73,056,653	73,056,653	73,056,653	74,905,481	74,905,481	74,905,481	75,420,190	75,420,190	75,420,190

Total	113,103,251	106,853,251	100,603,251	113,103,251	106,853,251	100,603,251	117,478,653	111,228,653	104,978,653

Ownership(3):
CF V Public Shares	22.1%	17.5%	12.4%	22.1%	17.5%	12.4%	21.3%	16.9%	11.9%
Sponsor Related Parties	8.2%	8.6%	9.2%	7.6%	8.0%	8.5%	9.6%	10.1%	10.7%
PIPE Investors(1)	5.1%	5.4%	5.8%	4.1%	4.4%	4.6%	4.9%	5.2%	5.5%
Company Shareholders(2)	64.6%	68.4%	72.6%	66.2%	70.1%	74.5%	64.2%	67.8%	71.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Excludes 2,316,770 PIPE Shares being issued and sold to the Sponsor (which such shares are reflected in the “Sponsor Related Parties” row above).
(2)	Includes holders of Company Ordinary Shares, Company Preference Shares, Company Options and Convertible Notes.
(3)	Approximate percentage of total outstanding PubCo Ordinary Shares immediately following the Closing, subject to the assumptions set forth herein.

Q.	What conditions must be satisfied to complete the Business Combination?

A.	There are a number of Closing conditions in the Merger Agreement, including, but not limited to, the following:

•	approval of the Business Combination Proposal by CF V Stockholders;

•	receipt, termination or expiration of, as the case may be, all regulatory approvals and consents;

•	the effectiveness of the Registration Statement on Form F-4 in which this proxy statement/prospectus is included and the absence of any issued or pending stop order by the SEC;

•	receipt of approval for PubCo Ordinary Shares to be listed on the Trading Market, subject only to official notice of issuance;

•	the absence of any law or order enjoining or prohibiting the consummation of the Transactions;

•	the Available Cash shall be no less than the Minimum Cash Amount; and

•	PubCo having net tangible assets of at least $5,000,001 upon the Closing (after giving effect to any CF V Share Redemption, any PIPE Investment and the Forward Purchase Amount).

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Merger Agreement.”

Q.	Why is CF V providing stockholders with the opportunity to vote on the Business Combination?

A.

Under the CF V Charter, holders of the CF V Public Shares must have the opportunity to have their CF V Public Shares redeemed upon the consummation of CF V’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, CF V has elected to provide its stockholders with the opportunity to have their CF V Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, CF V is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their CF V Public Shares in connection with the Closing.

Q.	Are there any arrangements to help ensure that there will be sufficient funds to consummate the Business Combination?

A.

Yes. On July 5, 2021, CF V and PubCo entered into the PIPE Subscription Agreements with the PIPE Investors, including the Sponsor, pursuant to which the PIPE Investors agreed to purchase, and PubCo agreed to issue and sell to the PIPE Investors, an aggregate of 6,966,770 PubCo Ordinary Shares (subject to adjustment as further described in the section entitled “The Business Combination Proposal—Related Agreements”) for a purchase price of $10.00 per share and gross proceeds to PubCo of approximately $69.7 million in the PIPE Investment, with the Sponsor’s PIPE Subscription Agreement accounting for approximately $23.2 million of the PIPE Investment. Further, on July 5, 2021, CF V, PubCo and the Sponsor entered into the Amended and Restated Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and PubCo agreed to issue and sell to the Sponsor, 1,250,000 PubCo Class A Ordinary Shares (subject to adjustment as further described in the section entitled “The Business Combination Proposal—Related Agreements”) and 333,333 PubCo Warrants to purchase PubCo Ordinary Shares for $11.50 each, for an aggregate purchase price of $10,000,000. The closings of the PIPE Investment and the transactions contemplated by the Amended and Restated Forward Purchase Contract are contingent upon, among other customary closing conditions, the substantially concurrent Closing.

During April and May 2021, the Company issued Company Series X Preference Shares in a private placement to certain investors in exchange for an aggregate purchase price of $20,332,300. Contemporaneously with the execution of the Merger Agreement, CF V, PubCo, the Company and the Company Series X Shareholders entered into the Series X Shareholder Agreement, pursuant to which, among other things, the Company Series X Shareholders agreed to, subject to the occurrence of the Closing, waive any rights they may have to require the Company to redeem any of their Company Series X Preference Shares and to allow such shares to convert into PubCo Class A Ordinary Shares in connection with the Closing.

The proceeds from the Trust Account (net of any amounts used to fund redemptions), sale of the Company Series X Preference Shares, the PIPE Investment and the Forward Purchase will be used to pay any loans owed by CF V to the Sponsor, for any unpaid transaction or administrative expenses of CF V and the Company, and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. In addition, CF V, PubCo and the Company may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity, the proceeds of which would be used for a variety of purposes.

Q.	How many votes do I have at the Special Meeting?

A.

CF V Stockholders are entitled to one vote at the Special Meeting for each share of CF V Common Stock held of record as of                , 2021, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were 31,850,000 shares of CF V Common Stock issued and outstanding.

Q.	What vote is required to approve the proposals presented at the Special Meeting?

A.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF V Common Stock as of the Record Date. Accordingly, a CF V Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Sponsor and our directors and officers have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we would need only 9,075,001, or approximately 36.3%, of the 25,000,000 CF V Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast by holders of CF V Common Stock present and entitled to vote at the Special Meeting.

Q.	What constitutes a quorum at the Special Meeting?

A.

Holders of a majority in voting power of CF V Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the meeting chair has the power to adjourn the Special Meeting. As of the Record Date, 15,925,001 shares of CF V Common Stock would be required to achieve a quorum.

Q.	How will the Sponsor and CF V’s directors and officers vote?

A.

The Sponsor and CF V’s officers and directors have agreed to vote any shares of CF V Common Stock held by them in favor of the initial business combination, including the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and CF V’s officers and directors had agreed to vote their shares of CF V Common Stock in accordance with the majority of the votes cast by CF V’s public stockholders.

As a result, we would need only 9,075,001 or approximately 36.3%, of the 25,000,000 CF V Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q.	What interests do CF V’s current officers and directors have in the Business Combination?

A.	The Sponsor and CF V’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•

CF V’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing Charter. CF V does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, CF V’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to CF V as well as the other entities with which they are affiliated. CF V’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF V is presented with it;

•

unless CF V consummates an initial business combination, CF V’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF V (no such expenses were incurred that had not been reimbursed as of August 31, 2021) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the CF V Placement Units, including the CF V Placement Shares, and CF V Placement Warrants, purchased by the Sponsor for $6.0 million will be worthless if a business combination is not consummated;

•

the Sponsor has agreed that the CF V Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF V has completed a business combination, subject to limited exceptions;

•

the fact that Sponsor paid a nominal amount for the Founders Shares (of which it currently holds 6,230,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $61.4 million, based on the closing price of CF V Class A Common Stock on September 16, 2021, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF V’s public stockholders experience a negative return following the consummation of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or CF V Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

if CF V does not complete an initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), the proceeds from the sale of the CF V Placement Units of $6.0 million will be included in the liquidating distribution to CF V’s public stockholders and the CF V Placement Warrants will expire worthless;

•

the fact that upon completion of the Business Combination, a business combination marketing fee of $8.75 million, $5.0 million of M&A advisory fees (which will be $8.0 million if the Available Cash at Closing exceeds $295.0 million), and approximately $2.2 million of placement agent fees will be payable to CF&Co., an affiliate of CF V and the Sponsor;

•

if the Trust Account is liquidated, including in the event CF V is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF V to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF V Public Share by the claims of prospective target businesses with which CF V has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF V, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that the Sponsor has agreed to invest up to an aggregate of up to $23.2 million in the PIPE Investment on the same terms as the PIPE Investors;

•

the fact that in connection with the IPO, the Sponsor agreed, upon closing of CF V’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 PubCo Class A Ordinary Shares and 333,333 PubCo Warrants), which, assuming a $10.00 share price and a $1.50 warrant price, would represent a discount of approximately 23% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•

the fact that the Sponsor, through its participation in the PIPE Investment and purchase of Forward Purchase Securities, will be entitled to receive PIPE Additional Shares and FPC Additional Shares if the Adjustment Period VWAP is less than $10.00 (up to a maximum of 579,193 PIPE Additional Shares and 250,000 FPC Additional Shares if the Adjustment Period VWAP is less than $8.00), in which case, the Sponsor would also forfeit 142,865 PubCo Ordinary Shares received in exchange for its Founder Shares pursuant to the Merger Agreement (in which case the Sponsor will have a right to earn back a number of PubCo Ordinary Shares equal to such forfeited shares);

•

the fact that the Sponsor has made outstanding loans to CF V in the aggregate amount of $1,133,973 as of August 31, 2021, which amount the Sponsor will lose to the extent that CF V is unable to repay such loans if the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•

the fact that CF V’s two independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $197,200, based on the closing price of CF V Class A Common Stock on September 16, 2021; and

•

the fact that CF V’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

The existence of the interests described above may result in a conflict of interest on the part of CF V’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF V’s officers and directors to complete an initial business combination, even if on terms less favorable to CF V’s stockholders compared to liquidating CF V, because, among other things, if CF V is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF V Placement Units would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $67.5 million based on the closing price of CF V Class A Common Stock and CF V Units on September 16, 2021), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF V would not be repaid to the extent such amounts exceed cash held by CF V outside of the Trust Account (which such expenses and loans, as of August 31, 2021, amounted to $1,133,973), and CF&Co. would not receive business combination marketing fees, M&A advisory fees and placement agent fees amounting to $15.95 million, in the aggregate.

Q:	Did the CF V Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A.

No. The CF V Board did not obtain a fairness opinion in connection with its determination to approve the Business Combination. However, CF V’s management, the members of the CF V Board and the other representatives of CF V have substantial experience in evaluating the operating and financial merits of companies similar to the Company and reviewed certain financial information of the Company and other relevant financial information selected based on the experience and the professional judgment of CF V’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the CF V Board in valuing the Company’s business and assume the risk that the CF V Board may not have properly valued such business.

Q:	What factors did the CF V Board consider in determining whether or not to proceed with the Business Combination?

A.

The CF V Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, (1) the Company’s technological capabilities in the earth observation industry and the large potential addressable market providing for significant growth potential, (2) the belief that the Company has sustainable competitive advantages with respect to its technology, (3) the Company’s business has the potential to generate significant free cash flows, (4) the Company has an experienced and capable management team, and (5) that the Company has the opportunity to grow successfully and become a leader in the earth observation industry.

The CF V Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to: macroeconomic risks generally and in the small satellite earth observation industry, risks that the Company’s business plan and projections may not be achieved, risks relating to the Company’s total addressable market, risks related to the terms of the PIPE Investment, and risks related to CF V’s valuation of the Company’s business and in particular, the lack of a fairness opinion. See the sections titled “The Business Combination Proposal—The CF V Board’s Reasons for the Approval of the Business Combination.”

Q:	What happens if I sell my shares of CF V Class A Common Stock before the Special Meeting?

A.

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of CF V Class A Common Stock after the Record Date, but before the date of the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of CF V Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:	What happens if I vote against the Business Combination Proposal?

A.

Pursuant to the CF V Charter, if the Business Combination Proposal is not approved and CF V does not otherwise consummate an alternative business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), CF V will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders, subject to payment of CF V’s tax obligations and up to $100,000 of dissolution expenses.

Q:	How do the CF V Public Warrants differ from the CF V Private Warrants and what are the related risks to any holders of CF V Public Warrants following the Business Combination?

A.

The CF V Private Warrants are identical to the CF V Public Warrants in all material respects, except that the CF V Private Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by PubCo so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the CF V Private Warrants on a cashless basis. If the CF V Private Warrants are held by holders other than the Sponsor or its permitted transferees, the CF V Private Warrants will be redeemable by PubCo in all redemption scenarios and exercisable by the holders on the same basis as the CF V Public Warrants. The PIPE Warrants are identical to the CF V Public Warrants in all material respects except that (i) the issuance of the PIPE Warrants is contingent on the Closing, (ii) the PIPE Warrants have an exercise price of $20.00 and (iii) the PIPE Warrants will be non-redeemable.

Following the Business Combination, PubCo may redeem the PubCo Warrants, other than the PubCo Warrants that were exchanged for CF V Private Warrants or PIPE Warrants (the “PubCo Public Warrants”), prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding PubCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the PubCo Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30 trading day period ending on the third Trading Day prior to the date on which a notice of redemption is sent to the Warrantholders. PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the PubCo Class A Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those PubCo Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the PubCo Warrants become redeemable by PubCo, if PubCo has elected to require the exercise of PubCo Warrants on a cashless basis, PubCo will not redeem the warrants as described above if the issuance of PubCo Class A Ordinary Shares upon exercise of PubCo Warrants is not exempt from registration or qualification under applicable state securities laws or PubCo is unable to effect such registration or qualification. Redemption of the outstanding PubCo Warrants could force you (i) to exercise your PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your PubCo Warrants at the then-current market price when you might otherwise wish to hold your PubCo Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Warrants.

PubCo may only call the PubCo Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the CF V Warrant Agreement (as assumed by PubCo at Closing), provided that holders will be able to exercise their PubCo Warrants prior to the time of redemption and, at PubCo’s election, any such exercise may be required to be on a cashless basis.

Q:	Do I have redemption rights?

A.

Pursuant to the CF V Charter, holders of CF V Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the CF V Charter. As of August 31, 2021, based on funds in the Trust Account of $250.0 million, this would have amounted to $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF V Class A Common Stock for cash. Such a holder will be entitled to receive cash for its CF V Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CF V’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of CF V Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. In connection with the IPO, the Sponsor and CF V’s officers and directors agreed to waive any redemption rights with respect to any shares of CF V Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF V’s officers and directors did not receive separate consideration for the waiver.

Q:	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST”, or abstain from voting on the Business Combination Proposal or the Adjournment Proposal. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the Trading Market.

Q:	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on                , 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your CF V Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF V Class A Common Stock. A holder of the CF V Public Shares, together with any of its affiliates any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the CF V Public Shares, which we refer to as the “15% threshold.” Accordingly, all CF V Public Shares in excess of the 15% threshold beneficially owned by a CF V public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CF V’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CF V does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CF V’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CF V’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CF V’s transfer agent return the shares (physically or electronically). You may make such request by contacting CF V’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

CF V expects that a U.S. holder (as defined below in “Material Tax Considerations—U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for all of its CF V Public Shares will generally be treated as selling such shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes, or as integrated with the Business Combination. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of CF V Common Stock” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	If I am a CF V Warrant holder, can I exercise redemption rights with respect to my CF V Warrants?

A.	No. The holders of CF V Warrants have no redemption rights with respect to such CF V Warrants.

Q:	If I am a holder of CF V Units, can I exercise redemption rights with respect to my CF V Units?

A.	No. Holders of outstanding CF V Units must separate the underlying CF V Public Shares and CF V Public Warrants prior to exercising redemption rights with respect to the CF V Public Shares.

If you hold CF V Units registered in your own name, you must deliver the certificate for such CF V Units to Continental Stock Transfer & Trust Company, CF V’s transfer agent, with written instructions to separate such CF V Units into CF V Public Shares and CF V Public Warrants. This must be completed far enough in advance to permit the mailing of the CF V Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the CF V Public Shares from the CF V Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your CF V Units, you must instruct such nominee to separate your CF V Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, CF V’s transfer agent. Such written instructions must include the number of CF V Units to be split and the nominee holding such CF V Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant CF V Units and a deposit of an equal number of CF V Public Shares and CF V Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the CF V Public Shares from the CF V Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your CF V Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of CF V Common Stock, CF V Units or CF V Warrants in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account upon consummation of the Business Combination?

A.	If the Business Combination is consummated, the funds held in the Trust Account will be released to:

•	pay CF V Stockholders who properly exercise their redemption rights;

•	pay the $8,750,000 business combination marketing fee to CF&Co.;

•

pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by CF V or the Company in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•	repay any loans owed by CF V to the Sponsor for any CF V Transaction Expenses or other administrative expenses incurred by CF V; and

•	provide for general corporate purposes of PubCo including, but not limited to, working capital for operations of the Company.

Q:	What happens if the Business Combination is not consummated?

A.

There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal—The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, CF V is unable to complete the Business Combination or another initial business combination transaction by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), the CF V Charter provides that CF V will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the CF V Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding CF V Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the CF V Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

CF V expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to CF V’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founders Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding CF V Warrants. Accordingly, the CF V Warrants will expire worthless.

Q.	When is the Business Combination expected to be completed?

The Closing is expected to take place on (a) the third business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal—Conditions to the Closing” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by CF V and/or the Company upon the occurrence of certain events. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What are the U.S. federal income tax consequences to me of the Business Combination?

A.

Subject to the limitations and qualifications described in “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination” below (including the discussion of Section 367(a) of the Code), the exchange by U.S. holders of their CF V Class A Common Stock for PubCo Class A Ordinary Shares pursuant to the Merger Agreement, taken together with the related transactions, should qualify either as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code.

CF V and PubCo have agreed pursuant to the Merger Agreement to report the CF V Merger as a reorganization under Section 368 of the Code. If the CF V Merger is treated as a reorganization under Section 368 of the Code, a U.S. holder of CF V Public Warrants that are converted to PubCo Warrants likely would not recognize gain or loss. However, the qualification of the CF V Merger as a reorganization under Section 368 of the Code is uncertain. If the CF V Merger is not treated as a reorganization under Section 368 of the Code, a U.S. holder that solely owns CF V Public Warrants generally will be required to recognize gain or loss upon the conversion of those CF V Public Warrants to PubCo Warrants and a U.S. holder that owns CF V Public Warrants and CF V Class A Common Stock generally will be required to recognize gain (but may not be permitted to recognize loss) upon receipt of PubCo Warrants.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. holders to qualify for tax-deferred treatment with respect to the exchange of CF V Class A Common Stock and/or the conversion of the CF V Public Warrants. If those additional requirements are not met, it could result in holders recognizing a greater amount of gain for U.S. federal income tax purposes than they would have recognized if the CF V Merger and related transactions had not qualified for non-recognition of gain or loss or Section 367(a) of the Code had not applied.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

Q:	When and where is the Special Meeting?

A.

The Special Meeting will be held at                Eastern Time, on                , as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at .

Q.	How can I attend the Special Meeting virtually?

A.

CF V is pleased to conduct the Special Meeting virtually via the Internet through a live webcast and online shareholder tools. CF V is offering CF V Stockholders the ability to attend the Special Meeting virtually due to the continuing impact of and uncertainty surrounding the COVID-19 pandemic and to support the health and well-being of CF V Stockholders. However, CF V also believes a virtual format facilitates stockholder attendance and participation by leveraging technology to allow CF V to communicate more effectively and efficiently with its stockholders. This format empowers CF V Stockholders around the world to participate at no cost. CF V will use the virtual format to enhance stockholder access and participation and protect stockholder rights.

Q.	What do I need to do now?

A.

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/

or warrant holder of CF V. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares of CF V through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?

A.

If you are a holder of record of CF V Common Stock on                , 2021, the Record Date, you may vote with respect to the Proposals at the Special Meeting via the virtual meeting platform, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or nominee.

Q.	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A.

At the Special Meeting, CF V will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.

Signed and dated proxies received by CF V without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q.	If I am not going to attend the Special Meeting, should I return my proxy card instead?

A.

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CF V believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders may send a later-dated, signed proxy card to CF V’s secretary at the address set forth below so that it is received by CF V’s secretary prior to the Special Meeting or attend the Special Meeting and vote via the virtual meeting platform. Stockholders also may revoke their proxy by sending a notice of revocation to CF V’s secretary, which must be received by CF V’s secretary prior to the Special Meeting.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A:

CF V will pay the cost of soliciting proxies for the Special Meeting. CF V has engaged Morrow Sodali LLC, which we refer to as “Morrow,” to assist in the solicitation of proxies for the Special Meeting. CF V has agreed to pay a fee of $32,500, plus disbursements. CF V will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. CF V will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CF V Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the CF V Common Stock and in obtaining voting instructions from those owners. CF V’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or the Proposals, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

CF Acquisition Corp. V

110 East 59th Street

New York, New York 10022

Tel: (212) 938-5000

E-mail: CFV@cantor.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC

Tel: (800) 662-5200 or (203) 658-9400 (banks and brokers)

Email:

To obtain timely delivery, CF V Stockholders must request the materials no later than                 , 2021.

You may also obtain additional information about CF V from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your CF V Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to CF V’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers about the Proposals,” summarizes certain information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to “PubCo” refer to PubCo and its consolidated subsidiaries (including CF V and the Company) after giving effect to the Business Combination, references to “CF V” refer to CF Acquisition Corp. V and references to “the Company” refer to Nettar Group Inc. (d/b/a Satellogic) and its consolidated subsidiaries.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the CF V’s public stockholders and do not include any shares of CF V Common Stock issuable upon the exercise of the CF V Warrants.

Information About the Parties to the Business Combination

CF Acquisition Corp. V

CF V is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF V Class A Common Stock, CF V Units, and CF V Warrants are currently listed on Nasdaq under the symbols “CFV,” “CFFVU” and “CFFVW”, respectively. The mailing address of CF V’s principal executive officer is 110 East 59th Street, New York, NY 10022.

For more information about CF V, see the sections entitled “CF V’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information Related to CF V.”

The Company

The Company’s predecessor in interest was founded in 2010 and the Company was founded in 2014, to help solve some of the greatest challenges of our time: resource utilization and distribution by providing its customers with access to a continually refreshed source of global, high-quality data that is critical to better inform decision-making aimed at addressing these challenges.

The Company is the first vertically integrated geospatial analytics company and is building the first scalable, fully automated Earth Observation (“EO”) platform with the ability, when scaled, to remap the entire planet at both high-frequency and high-resolution, providing accessible and affordable solutions for its customers. The Company plans to democratize access to geospatial data by providing planetary insights at what it believes to be the lowest cost in the industry, ultimately driving better decision-making across a broad range of industries including agriculture, forestry, energy, financial services, and cartography.

The mailing address of the Company’s principal executive offices is Ruta 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay.

PubCo

PubCo was incorporated under the laws of the British Virgin Islands on June 29, 2021 and is a direct wholly owned subsidiary of the Company. PubCo was formed for the sole purpose of entering into and consummating the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as described in the Merger Agreement. Prior to the consummation of the Business Combination, the directors of PubCo are Rick Dunn and Rebeca Brandys, Esq.

The address of PubCo’s registered office is Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, BVI and its registration number is 2067782. Upon the Closing, its principal office will be that of the Company, located at Ruta 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay and its telephone number will be 00-598-25182302.

Upon the effectiveness of the registration statement of which this prospectus forms a part, PubCo will report under the Exchange Act as a non-U.S. public company with foreign private issuer status. Even after PubCo no longer qualifies as an emerging growth company, as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a foreign private issuer, PubCo will be permitted to follow home country corporate governance practices instead of certain corporate governance practices required by the Trading Market for U.S. domestic issuers. Also, upon completion of the Business Combination, PubCo will be a “controlled company” within the meaning of the Trading Market corporate governance standards and eligible to take advantage of exemptions from certain the Trading Market corporate governance standards.

Target Merger Sub

Target Merger Sub was incorporated under the laws of the British Virgin Islands on June 29, 2021. Target Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement.

The address of Target Merger Sub’s registered office is Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, BVI.

SPAC Merger Sub

SPAC Merger Sub was incorporated under the laws of Delaware on June 29, 2021. SPAC Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement.

The address of SPAC Merger Sub’s registered office is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

The Proposals to be Voted on by CF V Stockholders

The Business Combination Proposal

CF V and the Company have agreed to the Business Combination under the terms of the Merger Agreement, dated as of July 5, 2021. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, (i) the Initial Merger will be consummated pursuant to which Target Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation of the Initial Merger and becoming a wholly owned subsidiary of PubCo, and (ii) immediately following confirmation of the effective filing of the Initial Merger, SPAC Merger Sub will merge with and into CF V, with CF V continuing as the surviving corporation of the CF V Merger and a direct wholly owned subsidiary of PubCo. For more information about the Merger Agreement and the Business Combination (including the Mergers), see the section titled “The Business Combination Proposal.”

The Adjournment Proposal

CF V Stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal. Please see the section titled “The Adjournment Proposal.”

Transaction Agreements

The Merger Agreement

On July 5, 2021, CF V, PubCo, Target Merger Sub, SPAC Merger Sub and the Company entered into the Merger Agreement.

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the Closing, (i) Target Merger Sub will merge with and into the Company, whereby the separate corporate existence of Target Merger Sub will cease and the Company will be the Surviving Corporation of the Initial Merger and become a wholly owned subsidiary of PubCo, and (ii) immediately following confirmation of the effective filing of the Initial Merger, SPAC Merger Sub will merge with and into CF V, whereby the separate corporate existence of SPAC Merger Sub will cease and CF V will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

As a result of the Mergers, (i) all outstanding shares of capital stock of the Company will be automatically cancelled in exchange for the right to receive the Merger Consideration Shares determined by reference to the Company Exchange Ratio calculated in accordance with the Merger Agreement, which as of June 30, 2021 was 3.35760, (ii) all outstanding options to purchase capital stock of the Company will be converted into Assumed Options, with the number of shares and price per share thereunder adjusted at the Closing based on the Company Exchange Ratio, (iii) the Company Warrant, if outstanding immediately prior to the Initial Merger Effective Time, will be assumed by PubCo and converted into a PubCo Warrant, with the number of shares and price per share thereunder adjusted at the Closing based on the Company Exchange Ratio and calculated in accordance with the terms and conditions of the Company Warrant, (iv) each outstanding CF V Unit will be automatically detached and the holder thereof will be deemed to hold one share of CF V Class A Common Stock and one-third of one CF V Warrant, (v) each outstanding share of CF V Class B Common Stock will automatically convert into one share of CF V Class A Common Stock, (vi) each outstanding share of CF V Class A Common Stock will be cancelled in exchange for the right to receive PubCo Class A Ordinary Shares that is equal to the CF V Exchange

Ratio, and (vii) each outstanding CF V Warrant will be converted into a PubCo Warrant, with the number of shares and price per share thereunder adjusted at the Closing based on the CF V Exchange Ratio and calculated in accordance with the terms and conditions of the CF Warrant Agreement.

Prior to the Initial Merger Effective Time and in connection with the consummation of the Business Combination, the Company is required to take all appropriate action to cause all Convertible Notes to automatically convert prior to Initial Merger Effective Time into a number of Company Preference Shares in accordance with the section titled “—Convertible Notes Conversion” below. Of the $56,587,000 Convertible Notes current principal amount outstanding, holders of $33,587,000 in Convertible Notes have agreed to convert their Convertible Notes at Closing.

A portion of the PubCo Ordinary Shares issuable at the Closing to the Sponsor, the Company Shareholders and holders of Convertible Notes (including shares issuable in connection with the conversion of the Convertible Notes but excluding shares issuable in respect of the Company Series X Preference Shares) will be subject to escrow and potential forfeiture, as well as the right to receive an aggregate number of PubCo Ordinary Shares equal to the number of shares that have been forfeited subject to the closing price of the PubCo Class A Ordinary Shares meeting a price threshold during the five-year period following the Closing in accordance with the section titled “—Forfeiture of Sponsor and Company Shareholder Escrowed Shares; Earnout” below.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Many of the representations and warranties are qualified by materiality or Company Material Adverse Effect or CF V Material Adverse Effect (each as defined in the section entitled “The Business Combination Proposal—The Merger Agreement—Material Adverse Effect”).

The Merger Agreement also contains pre-closing covenants of the parties, including obligations of the parties to use reasonable efforts to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other applicable parties, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate or enter into competing transactions, as further provided in the Merger Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

CF V and the Company agreed, as promptly as practicable after the execution of the Merger Agreement, to prepare, and CF V and PubCo agreed to file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of the PubCo Class A Ordinary Shares and the PubCo Warrants to be issued to the CF V Stockholders and Company Shareholders, and containing a proxy statement/prospectus for the purpose of CF V soliciting proxies from its stockholders to obtain the Stockholders’ Approval at the Special Meeting and providing such stockholders an opportunity, in accordance with the governing documents of CF V, to have their shares of CF V Class A Common Stock redeemed.

PubCo agreed to take all necessary action so that, effective at the Closing, the entire board of directors of PubCo will consist of no less than three (3) individuals, a majority of whom shall be independent directors in accordance with applicable stock exchange requirements, and which shall comply with all diversity requirements under applicable law.

Conditions to the Parties’ Obligations to Consummate the Mergers

Under the Merger Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of customary conditions for special purpose acquisition companies, including, among others, the following: (i) the approval of the Mergers and the other Proposals required to approve the Transactions by CF V’s Stockholders and the Company Shareholders, (ii) all specified approvals or consents (including governmental and regulatory approvals) and all waiting or other periods have been obtained or have expired or been terminated, as applicable, (iii) the effectiveness of the Registration Statement, (iv) PubCo’s initial listing application with Nasdaq or NYSE shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and PubCo shall not have received any notice of non-compliance therewith, (v) the PubCo Class A Ordinary Shares and the PubCo Warrants having been approved for listing on Nasdaq or NYSE, subject to round lot holder requirements, and (vi) PubCo having a minimum of $5,000,001 of net tangible assets upon the Closing (after giving effect to any CF V Share Redemption, any PIPE Investment and the Forward Purchase Amount).

The obligations of CF V to consummate (or cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties of the Company and of each Acquisition Entity being true and correct, subject to the knowledge and materiality standards contained in the Merger Agreement, (ii) material compliance by the Company and each Acquisition Entity with its pre-Closing covenants, subject to the knowledge and materiality standards contained in the Merger Agreement, and (iii) there has not been any event that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

In addition, the obligations of the Company to consummate (and cause to be consummated) the Business Combination are also subject to, among other things (i) the representations and warranties of CF V being true and correct, subject to the materiality standards contained in the Merger Agreement, (ii) material compliance by CF V with its pre-Closing covenants, subject to the knowledge and materiality standards contained in the Merger Agreement, (iii) there having not occurred any event that has had, or would be reasonably expected to have, individually or in the aggregate, a CF V Material Adverse Effect, and (iv) the Available Cash being at least $225 million.

Termination Rights

The Merger Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of CF V and the Company, (ii) if the consummation of the Business Combination is prohibited by law or otherwise prevented by a governmental order, (iii) if the Closing has not occurred on or before February 28, 2022, (iv) in connection with an uncured breach of a representation, warranty, covenant or other agreement by a party, (v) by either CF V or the Company if the board of directors of the other party publicly changes its recommendation with respect to the Merger Agreement and Business Combination and related stockholder or shareholder approvals, (vi) by either CF V or the Company if the Special Meeting is held and CF V Stockholders’ Approval is not received, (vii) by CF V if the unaudited financials of the Company for the first, second and third quarters of 2021 (with respect to the first and third quarters, to the extent required in accordance with the Merger Agreement) have not been delivered by July 14, 2021, October 12, 2021 and January 12, 2022, respectively, or (viii) by CF V if the Company does not receive the written consent of its shareholders to the Merger Agreement and related approvals within five business days after the Registration Statement has become effective.

None of the parties to the Merger Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement. However, each party will remain liable for willful and material breaches of the Merger Agreement prior to termination.

Trust Account Waiver

The Company and each Acquisition Entity agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for CF V’s public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

PIPE Subscription Agreements

Contemporaneously with the execution of the Merger Agreement, CF V and PubCo entered into separate PIPE Subscription Agreements with a number of PIPE Investors, including the Sponsor, pursuant to which the PIPE Investors agreed to purchase, and PubCo agreed to issue and sell to the PIPE Investors, an aggregate of 6,966,770 PubCo Class A Ordinary Shares, for a purchase price of $10.00 per share and gross proceeds to PubCo of approximately $69.7 million, with the Sponsor’s PIPE Subscription Agreement accounting for approximately $23.2 million of the PIPE Investment. Pursuant to the PIPE Subscription Agreements, PIPE Investors are entitled to receive PIPE Additional Shares if the Adjustment Period VWAP is less than $10.00 per share (up to a maximum of 1,741,692 PIPE Additional Shares, if the Adjustment Period VWAP is less than or equal to $8.00 per share, in connection with which an equal number of PubCo Ordinary Shares held by the Sponsor, the Company Shareholders and holders of Convertible Notes would be forfeited and cancelled) and PIPE Investors who agreed to be Lock-Up PIPE Investors will receive PIPE Warrants pursuant to the Lock-Up Addendum.

Pursuant to the PIPE Subscription Agreements, PubCo agreed to register the resale of the PubCo Ordinary Shares and PubCo Warrants issued thereunder pursuant to the F-1 Registration Statement. For more information, see “The Business Combination Proposal—Related Agreements—PIPE Subscription Agreements.”

Amended and Restated Forward Purchase Contract

Contemporaneously with the execution of the Merger Agreement, Sponsor, CF V and PubCo entered into the Amended and Restated Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and PubCo agreed to issue and sell to the Sponsor, 1,250,000 PubCo Class A Ordinary Shares and 333,333 warrants to purchase PubCo Class A Ordinary Shares for $11.50 each, for an aggregate purchase price of $10,000,000. Pursuant to the Amended and Restated Forward Purchase Contract, the Sponsor is entitled to receive the FPC Additional Shares if the Adjustment Period VWAP is less than $10.00 per share (up to a maximum of 250,000 FPC Additional Shares, if the Adjustment Period VWAP is less than or equal to $8.00 per share, in connection with which an equal number of PubCo Ordinary Shares held by the Sponsor, the Company Shareholders and holders of Convertible Notes would be forfeited and cancelled). Pursuant to the Amended and Restated Forward Purchase Contract, PubCo agreed to register the resale of the PubCo Ordinary Shares, PubCo Warrants and FPC Additional Shares issued to Sponsor thereunder pursuant to the F-1 Registration Statement. For more information, see “The Business Combination Proposal—Related Agreements—Amended and Restated Forward Purchase Contract.”

Shareholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF V, PubCo, the Company and certain Company Shareholders and/or holders of Convertible Notes entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, (a) certain Company Shareholders agreed (i) not to transfer their Company shares, and to vote their Company Shares in favor of the Merger Agreement (including by execution of a written consent), the Mergers and the other Transactions, (ii) to consent to the termination of certain shareholder agreements with the Company (with certain exceptions), effective at Closing, and (iii) to release the Sponsor, CF V, the Company and its subsidiaries from pre-Closing claims, subject to customary exceptions, and (b) certain holders of Convertible Notes agreed not to redeem their Convertible Notes. The securityholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Mergers. For more information, see “The Business Combination Proposal—Related Agreements—Shareholder Support Agreement.”

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF V entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Sponsor, PubCo and the Company, pursuant to which, among other things, (i) for the benefit of the Company, the Sponsor agreed to comply with its obligations under the Insider Letter, and CF V agreed to enforce such obligations, and CF V and the Sponsor provided the Company with certain consent rights with respect to transfers of CF V securities (and as of the Closing, PubCo securities) owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) the Sponsor agreed to waive its anti-dilution rights with respect to its shares of CF V Class B Common Stock under the CF V Charter, (iii) the Sponsor agreed to be bound by the Forfeiture Escrow Shares (as defined below) and earnout provisions under the Merger Agreement summarized herein, (iv) the Sponsor agreed to release CF V, PubCo, the Company, the Company’s affiliates, the Acquisition Entities and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions and (v) the Sponsor agreed to subject certain PubCo Class A Ordinary Shares to be received in exchange for its shares of CF V Class B Common Stock as a result of the Mergers to certain vesting and forfeiture restrictions. For more information, see “The Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF V and PubCo entered into separate Lock-Up Agreements (each a “Lock-Up Agreement”) with each of the Company Lock-Up Securityholders, pursuant to which the securities of PubCo received by such Company Lock-Up Securityholder in the Mergers will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The Lock-Up Securities held by such Lock-Up Company Securityholders will be locked-up commencing from the Closing until the earliest of: (i) the one (1) year anniversary of the date of the Closing, (ii) the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $20.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, (iii) with respect to 25% of the Lock-Up Securities owned by such Lock-Up Company Securityholders, the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, and (iv) subsequent to the Closing, the date on which PubCo consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Series X Preference Shareholder Agreement

During April and May 2021, the Company issued Company Series X Preference Shares in a private placement to certain investors in exchange for an aggregate purchase price of $20,332,300. Contemporaneously with the execution of the Merger Agreement, CF V, PubCo, the Company and the Company Series X Shareholders entered into a Series X Preference Shareholder Agreement (the “Series X Shareholder Agreement”), pursuant to which, among other things, the Company Series X Shareholders agreed to, subject to the occurrence of the Closing, waive any rights to redeem, and any obligation of the Company to redeem, any of their Company Series X Preference Shares and allow such shares to convert into PubCo Class A Ordinary Shares.

In addition, in the event the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share, each Company Series X Shareholder will be entitled to receive a certain number of additional PubCo Class A Ordinary Shares calculated in a similar manner as the PIPE Additional Shares and FPC Additional Shares (up to a maximum of 514,710 additional PubCo Class A Ordinary Shares (calculated assuming a Closing Date of June 30, 2021)), if the Adjustment Period VWAP is less than or equal to $8.00 per share, in connection with which issuance an equal number of PubCo Ordinary Shares held by the Sponsor, the Company Shareholders and holders of Convertible Notes would be forfeited and cancelled). For more information, see “The Business Combination Proposal—Related Agreements—Series X Preference Shareholder Agreement.”

Debt and Share Exchange

On March 8, 2021, the Company entered into an exchange transaction with Columbia River Investment Limited (“CRIL”), a former shareholder of the Company and former holder of two Convertible Notes. Pursuant to the exchange transaction, the Company repurchased CRIL’s two Convertible Notes (one issued under the 2018 NPA and one issued under the 2019 NPA) having an aggregate principal amount, together with accumulated interest, of $8,813,161 as well as CRIL’s Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares, in exchange for the Company Warrant to purchase an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares (subject to adjustment as set forth therein) and the entering into the Columbia Loan having a principal amount of $40,089,033. Following such exchange transaction CRIL no longer holds any securities of the Company other than the Company Warrant. The Company Warrant entitles CRIL to purchase after the Closing the same number of PubCo Class A Ordinary Shares that CRIL would have been entitled to receive had such exchange transaction not occurred. The principal amount of the indebtedness owing by the Company under the Columbia Loan was determined based upon the aggregate purchase price paid by CRIL to purchase such securities from the Company. The Company Warrant may only be exercised in connection with CRIL’s intention to sell the exercised shares. Following the Closing, if the Company Warrant remains outstanding, (i) the Company Warrant will be adjusted in accordance with the terms thereof and will only be exercisable into PubCo Class A Ordinary Shares, and (ii) CRIL may not hold exercised PubCo Class A Ordinary Shares representing more than 1% of the total number of outstanding PubCo Ordinary Shares (which number may go up to 2% for a period that may not exceed several days as set forth in the Company Warrant). The Company Warrant shall be assumed by PubCo as part of the Transactions (referred to in this in this proxy statement/prospectus as the Assumed Company Warrant). The loan under the Columbia Loan becomes payable and shall be paid immediately after the Closing of the Transactions, upon which the Columbia Loan and the security interest granted thereunder will terminate.

As of August 31, 2021, the principal balance and accrued interest on the Company’s outstanding indebtedness was $124,574,199, which included $62,688,435 related to the Convertible Notes, $20,830,201 related to the Company Series X Preference Shares and $41,055,563 related to the Columbia Loan.

Executive Officers of PubCo

The executive officers of PubCo upon the Closing will be the executive officers of the Company immediately prior to the Closing.

Board of Directors of PubCo

Upon the Closing, the PubCo Board will consist of              directors, which will include Emiliano Kargieman, Ted Wang and Marcos Galperin. PubCo expects to appoint the remaining Board members prior to the Closing.

CF V’s Reasons for the Business Combination

CF V was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF V sought to do this by utilizing the networks and industry experience of both its management team and the CF V Board to identify, acquire and, after its initial business combination, help to build a company in an industry that complements the experience and expertise of its management team.

The CF V Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CF V Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF V Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CF V Board reviewed the results of the due diligence conducted by its management, employees of Cantor and CF V’s advisors, which included:

•	meetings and calls with the management team and advisors of the Company regarding, among other things, operations, plans and forecasts;

•	review of material contracts and other material matters;

•	financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•	virtual and in-person tours of the Company’s manufacturing facility in Montevideo, Uruguay and its office in Buenos Aires, Argentina;

•	consultation with CF V management and its legal counsel and financial advisor;

•	review of historical financial performance of the Company (including audited and unaudited financials) and the Company’s management projections for the Company’s business; and

•	financial and valuation analyses of the Company and the Business Combination.

In the prospectus for the IPO, CF V identified certain high level, non-exclusive investment criteria that CF V believed would be important in evaluating prospective target businesses. As it relates to the Company, the CF V Board determined that pursuing a potential business combination with the Company would be an attractive opportunity for CF V and its stockholders for a number of reasons, including, but not limited to, (1) the Company’s technological capabilities in the earth observation industry and the large potential addressable market providing for significant growth potential, (2) the belief that the Company has sustainable competitive advantages with respect to its technology, (3) the Company’s business model has the potential to generate significant free cash flows, (4) the Company has an experienced and capable management team, and (5) that the Company has the opportunity to grow successfully and become a leader in the earth observation industry.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to the Company’s business provided by the Company and presented to the CF V Board, the factors considered by the CF V Board included, but were not limited to, the following:

•

Satellogic’s Position in the Small Satellite Earth Observation Industry. According to the Company and the report prepared by the consulting firm engaged by CF V, the Company is currently one of the leading companies in the small satellite earth observation industry. The Company believes it maintains a leading technological position in this new and growing industry, which is supported by information provided by the Company, the findings contained in the report prepared by the consulting firm and other materials CF V considered in assessing the sector.

•	Large and Growing Addressable Market. According to the Company’s estimates (supported by a Euroconsult report provided by the Company to CF V and referenced herein), the total addressable market for the earth observation industry is estimated to surpass $140 billion by 2024. The Company estimates that the market sizes for the various applications of its products are: (1) infrastructure—$16-18 billion; (2) energy—$38-50 billion; (3) natural resources—$6 billion; (4) food security and sustainability—$30 billion; (5) cartography / urban patterns—$55–65 billion; and (6) policy and government—$1 billion. As the small satellite earth observation industry and its use cases continue to gain acceptance in the marketplace, the market for small satellite earth observation is expected to increase considerably. As the Company expands its product offerings, the Company has the opportunity to expand its services to customers that do not currently use satellite data. Even if the Company is unable to make inroads in all the potential uses cases of its technology, it still has significant potential opportunity for its product offerings and services.

•

Satellogic’s Differentiated Technology. The Company is a vertically integrated company in the small satellite earth observation industry, which allows it to shorten its R&D cycles and continue to stay at the forefront of technological changes in its industry. In addition, the Company has patented optical technology that provides the Company with greater image capacity than its competitors. The Company also has an open aperture technology that allows for continuous data capture that will enable daily re-mapping once the full 300+ satellite constellation is deployed. Together with the Company’s technological advantages, the Company will also be able to provide imagery to additional customers at almost no marginal cost thereby substantially decreasing its data acquisition costs and maximizing its profit opportunities.

•

Satellogic’s Existing Operations. The Company has launched 17 satellites, 13 of which are operational and 4 of which recently launched on June 30, 2021, which are expected to become operational within 90 to 120 days from launch. These existing satellites allow the Company to take images and video from space today and as the Company builds out its constellation with the proceeds of the Business Combination, the Company will be able to increase the frequency that it can visit each targeted location on Earth.

•

Satellogic’s Satellite Costs. The Company designed the construction of a satellite from the ground up, resulting in a satellite that is significantly smaller and lighter than those of its competitors. This decreased size, along with its vertical integration, has led to a significant reduction in cost to launch each satellite as compared to its competitors in the small satellite earth observation industry, which will allow the Company to deploy its constellation of satellites much cheaper and much quicker than its competitors.

•

Satellogic’s Business Plan. If the Company achieves its business plan of launching and maintaining a constellation of 300+ satellites, it will be capable of remapping the world at sub-meter resolution with daily revisits which is the frequency the Company believes is required to address certain commercial applications of satellite imagery.

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Growth Potential of Satellogic’s Business. The Company has the potential for revenues to accelerate quickly as the technological use cases of the small satellite earth observation industry become increasingly present in different industries and as the participants in these industries expand their use of data available from satellites.

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Experienced and Capable Management Team. Following completion of the Business Combination, the Company will continue to be led by the same senior management team as prior to the Business Combination, which management team has positioned the Company to benefit as the small satellite earth observation industry begins to move into the mass adoption phase.

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Attractive Valuation. The CF V Board’s determination that if the Company is able to meet its financial projections, then CF V Stockholders will have acquired their shares in PubCo at an attractive valuation which would increase shareholder value.

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Other Alternatives. The CF V Board’s belief, after a thorough review of other business combination opportunities reasonably available to CF V, that the Business Combination represents an attractive potential business combination for CF V.

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Terms and Conditions of the Merger Agreement. The terms and conditions of the Merger Agreement and the Business Combination (including the Merger), were, in the opinion of the CF V Board, the product of arm’s-length negotiations between the parties.

•

Continued Ownership by Holders of Company Shares and Convertible Notes. The CF V Board considered that the holders of Company Shares (other than the holder of the Company Warrant) (i) are not receiving any cash proceeds from the Business Combination, and (ii) will be significant shareholders of PubCo after Closing, with a large majority of holders of Company Shares entering into Lock-Up Agreements. In addition, more than 50% of the holders of Convertible Notes have agreed, as of the date hereof, to waive their redemption rights and convert their Convertible Notes into PubCo Ordinary Shares and continue as security holders of the Company.

•

Additional Investments. The CF V Board considered the fact that PIPE Investors, the Sponsor pursuant to the Amended and Restated Forward Purchase Contract, and the Company Shareholders that subscribed for Company Series X Preference Shares prior to the date of the Merger Agreement agreed to invest $100 million in the aggregate in the Company and PubCo, including the large investment by a PIPE Investor who agreed to a two-year lock-up in order to receive PubCo Warrants with a strike price of $20.00.

•

Satellogic Being an Attractive Target. The CF V Board considered the fact that the Company (i) is of a sufficient size relevant to the public marketplace, (ii) has an experienced existing management team, (iii) has a significant total addressable market and expansion opportunities, and (iv) would benefit from the consummation of the Business Combination by becoming a public company and receiving the net proceeds of the Business Combination, which the CF V Board believed would allow the Company to accelerate its business plan and improve the Company’s ability to meet its financial projections.

In the course of its deliberations, in addition to the various other risks associated with the business of the Company, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CF V Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•	Macroeconomic Risks Generally. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on PubCo’s revenues and financial performance.

•

Macroeconomic Risks in the Small Satellite Earth Observation Industry. The small satellite earth observation industry is a nascent industry that is still in its development phase. The Company will be one of three companies in this space to undergo a business combination with a special purpose acquisition company and none of the participants in the industry are currently profitable. In addition, as noted by the consultant engaged by CF V, the expansion and entry into the mainstream of this industry has been delayed over the last few years as each company in the space has failed to meet projections over the last few years. The Company will face significant competition from its competitors and may not win as many customers bids as expected, thereby negatively impacting PubCo’s revenues and financial performance.

•

Risks in Satellogic Business Plan. While the Company is a technological leader in the small satellite earth observation industry and believes it is the only company in the high resolution earth observation industry planning to have daily revisits at sub-meter resolution, the Company’s business plan relies on substantial adoption of its technology by customers and expanded use cases of satellite date, which may not be achieved on its projected timeline or at all, which would negatively impact the Company’s ability to timely meet its financial projections.

•

Business Plan and Projections May Not be Achieved. The risk that the Company may not be able to execute on its business plan on time or at all, or build out its constellation of satellites at its projected cost, and realize the financial performance as set forth in the financial projections presented to management of CF V and the CF V Board, and the risk that the Company may need to raise additional capital to achieve its business plan.

•

Satellogic Salesforce. While the Company has a robust pipeline of potential customer opportunities, there is no guarantee the Company will be able to enter into contracts with the number of customers that it projects or that sales contracts will be renewed. The Company currently only has one customer. To achieve its financial projections, the Company will need to continue to successfully expand and build out its salesforce, which may not be successfully achieved.

•

Total Addressable Market. While the Euroconsult report reviewed and relied upon by the Company reflects a more than $140 billion total addressable market, the consultant engaged by CF V believes that the total addressable market for the Company is in the $28-38 billion range as a number of use cases in the larger TAM use data from sources other than satellites which are unlikely to be replaced by satellites in the near term and require the Company to expands its services and create new markets for satellite imagery. However, even this smaller TAM provides the Company with significant market opportunity.

•

Patent Risks. The risk that the Company could be subject to patent infringement suits, including suits as the Company shifts launch operations into the United States. These third-party patent risks may be enhanced by U.S. government secrecy orders that may have been issued on third-party satellite imaging patents, which could someday subject the Company to patent infringement liability, or affect the validity of the Company’s patents, after the secrecy orders are removed.

•

Intense Competition. Competition in the earth observation industry is intense with both large, established and better capitalized competitors as well as newer competitors in the emerging small satellite market. Competitors may offer products and services on terms that the Company is unwilling or unable to match.

•

Dilution from the Equity Incentive Plan. Pursuant to the Equity Incentive Plan, Class A Ordinary Shares equal to ten percent (10%) of the number of shares outstanding upon Closing will be available for issuance to directors, officers and employees of PubCo and its subsidiaries after Closing.

•

Shares Available for Sale / Lock-Ups. The PubCo Class A Ordinary Shares issued to the investors in the PIPE Investment are not subject to any lock-ups, and PubCo is required to register such PubCo Class A Ordinary Shares promptly after Closing. At least 85% of the PubCo Ordinary Shares issued to holders of Company Shares and Convertible Notes will be subject to a lock-up between 6 and 12 months (with the 12-month lock-up subject to early release as described herein) and the PubCo Class A Ordinary Shares issued to the Sponsor and CF V’s other initial stockholders in exchange for their Founder Shares will be subject to a 12 month lock-up (subject to early release as described herein). Upon the expiration of any such lock-up and, if applicable, upon the registration of such PubCo Ordinary Shares, a substantial number of PubCo Ordinary Shares may become available for sale, which could have a negative impact on PubCo’s stock price.

•	No Fairness Opinion. The risk that CF V did not obtain a fairness opinion in connection with the Business Combination.

•

Liquidation. The risks and costs to CF V if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CF V being unable to effect a business combination within the completion window which would require CF V to liquidate.

•

Stockholder Vote and Other Actions. The risk that CF V Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of CF V Class A Common Stock.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF V’s control.

•

CF V’s Stockholders Holding a Minority Position in the Post-Combination Company. The fact that existing CF V Stockholders will hold a minority position in PubCo following completion of the Business Combination, with existing CF V Stockholders (other than the Sponsor Related Parties) owning approximately 22.1% of PubCo after Closing, assuming that no shares of CF V Class A Common Stock are redeemed by CF V Stockholders and excluding PubCo Class A Ordinary Shares underlying warrants, and subject to the other assumptions described in this proxy statement/prospectus. For more information, see “Questions and Answers About the Proposals—What equity stake will holders of CF V Public Shares, holders of Company Shares, the Sponsor Related Parties, and the PIPE Investors hold in PubCo upon completion of the Business Combination.” In addition, the Company’s chief executive officer will hold high voting shares that will not convert into PubCo Class A Ordinary Shares until 5 years after closing of the Transactions. During this time, the Company’s chief executive officer will control all decisions of PubCo.

•

Terms of the PIPE Investment. The fact that the PIPE Subscription Agreements, Amended and Restated Forward Purchase Contract and Series X Preference Share Agreement contain terms that, among other things, provide downside market protection to the PIPE Investors, Sponsor and holders of Series X Preference Shares that are not provided to holders of the CF V Public Shares and the fact that these terms, so long as the other conditions set forth in the CF V Warrant Agreement are triggered, could result in a downward adjustment to the exercise price and redemption price of the CF V Warrants pursuant to the CF Warrant Agreement.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Redemptions. The risk that holders of CF V Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	The Trading Market Listing. The potential inability to maintain the listing of PubCo’s securities on the Trading Market following the Closing.

•	Valuation. The risk that the CF V Board may not have properly valued the Company’s business.

•

Distraction to Operations. The risk that the potential diversion of the Company’s management and employee attention as a result of the Business Combination may adversely affect the Company’s operations.

•

Readiness to be a Public Company; Compliance Infrastructure. As the Company has not previously been a public company and the majority of its executives and employees are located outside the United States, the Company may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that the Company will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing. In addition, as the Company increases its sales activities and expands into the U.S. and other jurisdictions, its compliance infrastructure more generally may not be able to keep pace with the increased compliance risks presented by rapid growth.

In addition to considering the factors described above, the CF V Board also considered that:

•

Interests of Certain Persons. The Sponsor and certain officers and directors of CF V may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CF V Stockholders (see section entitled “The Business Combination Proposal—Interests of the Sponsor and CF V’s Directors and Officers in the Business Combination”). CF V’s independent directors on the CF V Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF V Audit Committee, the Merger Agreement and the transactions contemplated therein.

After considering the foregoing, the CF V Board concluded, in its business judgment, that the potential benefits to CF V and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Organizational Structure

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto prior to Closing.

The following diagram illustrates the organizational structure of PubCo upon consummation of the Business Combination.

It is anticipated that, upon the completion of the Business Combination:

•	CF V Stockholders (other than the Sponsor Related Parties) will own approximately 22.1% of the outstanding PubCo Ordinary Shares,

•

the Company’s existing securityholders (including the holders of the Company Series X Preference Shares and the Convertible Notes) will own approximately 66.2% of the outstanding PubCo Ordinary Shares,

•

the Sponsor Related Parties, through their ownership of CF V Common Stock on the date hereof and through the Sponsor’s participation in the PIPE Investment and the Amended and Restated Forward Purchase Contract, will own approximately 7.6% of the outstanding PubCo Ordinary Shares, and

•	the PIPE Investors (other than the Sponsor), through their participation in the PIPE Investment, will own approximately 4.1% of the outstanding PubCo Ordinary Shares.

The ownership percentages with respect to PubCo following the Business Combination are based upon the number of Company Shares and shares of CF V Common Stock issued and outstanding as of June 30, 2021 and are subject to a number of assumptions. These relative percentages assume (i) all holders of Convertible Notes convert their Convertible Notes into Company Shares at Closing, (ii) all holders of Company Series X Preference Shares convert their Company Series X Preference Shares into PubCo Class A Ordinary Shares in accordance with the Series X Shareholder Agreement, (iii) all Company Options are exercised prior to Closing, (iv) the Company Warrant is exercised prior to Closing, (v) no Aggregate Forfeiture Shares will be forfeited by the Sponsor, the Company Shareholders or holders of Convertible Notes and no Additional Shares will be issued pursuant to the PIPE Subscription Agreements, the Series X Shareholder Agreement, or the Amended and Restated Forward Purchase Contract, (vi) none of the Sponsor Earn-Out Shares vest, (vii) no exercise of CF V

Warrants or PIPE Warrants, (viii) no Company Shareholder exercises its rights of appraisal, and (ix) no CF V Stockholders exercise redemption rights in connection with their CF V Public Shares. If any redemption rights are exercised in respect of CF V Public Shares, or any of the other assumptions are not correct, these percentages will be different.

Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

In addition, future issuances of PubCo Ordinary Shares, including under the Equity Incentive Plan, or the vesting of any Earn-Out Shares pursuant to the Sponsor Support Agreement, would dilute current stockholders’ ownership percentage. See “Risk Factors—Risks Related to CF V and the Business Combination—Upon consummation of the Business Combination, CF V’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of PubCo Ordinary Shares by PubCo as consideration in the Business Combination and in connection with the PIPE Investment (including any PIPE Warrants), as well to the Company Warrant that may be held by a former shareholder of the Company and under the Equity Incentive Plan. Having a minority share position may reduce the influence that CF V’s current stockholders have on the management of PubCo”.

The Company Warrant is currently exercisable for an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares. At the Closing, the Company Warrant shall instead become exercisable for such number of PubCo Class A Ordinary Shares into which such Company Preference Shares would have converted into had such Company Preference Shares been held by the holder of the Company Warrant immediately prior to the Closing.

In connection with the Business Combination, each Company Series X Preference Share shall convert into such number of PubCo Class A Ordinary Shares equal to (x) $10.00 plus all accrued and unpaid dividends (at an annual rate of 7%), divided by $10.00 (rounded to the nearest whole PubCo Class A Ordinary Share), and subject to the potential receipt of Series X Additional Shares as described in the section titled “The Business Combination Proposal—Related Agreements—Series X Preference Shareholder Agreement” below.

Prior to the Initial Merger Effective Time and in connection with the consummation of the Business Combination, the Company is required to take all appropriate action to cause all Convertible Notes to automatically convert prior to Initial Merger Effective Time into a number of Company Preference Shares in accordance with the section titled “—Convertible Notes Conversion” below. As of the date hereof, of the $56,587,000 Convertible Notes current principal amount outstanding, holders of $33,587,000 in Convertible Notes have agreed to convert their Convertible Notes at Closing.

The following table presents the share ownership of various holders of PubCo Ordinary Shares upon the Closing and is based on (i) the assumptions set forth above, (ii) a Closing Date of June 30, 2021, (iii) no additional equity securities of CF V being issued at or prior to Closing, and (iv) the following redemption scenarios:

No Redemptions: This scenario assumes that no CF V Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their CF V Public Shares.

50% of Maximum Redemptions: This scenario assumes that CF V Stockholders exercise redemption rights with respect to approximately 6,250,000 CF V Public Shares (25% of the issued, outstanding and unredeemed CF V Public Shares) in connection with the approval of the Business Combination, at a price of $10.00 per share.

Maximum Redemptions: This scenario assumes that CF V Stockholders exercise redemption rights with respect to approximately 12,500,000 CF V Public Shares (50% of the issued, outstanding and unredeemed CF V Public Shares) in connection with the approval of the Business Combination, at a price of $10.00 per share. This maximum redemption scenario reflects the maximum number of shares of CF V Class A Common Stock that may be redeemed and still allow CF V to meet the Minimum Cash Amount. Assuming this maximum redemption scenario and a price of $10.00 per CF V Public Share, PubCo is expected to have a public float of approximately $125.0 million.

	No Redemption		50% of Maximum Redemptions		Maximum Redemption
Shareholders of PubCo Post Business Combination	Number of PubCo Ordinary Shares	% of Total(1)	Number of PubCo Ordinary Shares	% of Total(1)	Number of PubCo Ordinary Shares	% of Total(1)
CF V Stockholders (other than the Sponsor Related Parties)	25,000,000	22.1%	18,750,000	17.5%	12,500,000	12.4%
Company securityholders	74,905,481	66.2%	74,905,481	70.1%	74,905,481	74.5%
Sponsor Related Parties	8,547,770	7.6%	8,547,770	8.0%	8,547,770	8.5%
PIPE Investors	4,650,000	4.1%	4,650,000	4.4%	4,650,000	4.6%

Total	113,103,251	100.0%	106,853,251	100.0%	100,603,251	100.0%

(1) Approximate percentage of total outstanding PubCo Ordinary Shares following the Closing.

Date, Time and Place of Special Meeting

The Special Meeting will be held at                  Eastern time, on                 , 2021, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at                 .

Record Date; Outstanding Shares of CF V Common Stock and CF V Warrants; CF V Stockholders and CF V Warrant Holders Entitled to Vote

CF V has fixed the close of business on                 , 2021, as the Record Date for determining the CF V Stockholders entitled to notice of and to attend and vote at the Special Meeting.

As of the close of business on the Record Date there were 31,850,000 shares of CF V Common Stock outstanding and entitled to vote, consisting of 25,600,000 shares of CF V Class A Common Stock (consisting of 25,000,000 CF V Public Shares and 600,000 CF V Placement Shares) and 6,250,000 shares of CF V Class B Common Stock, and 8,533,333 CF V Warrants, consisting of 8,333,333 CF V Public Warrants and 200,000 CF V Placement Warrants.

Each share of CF V Common Stock is entitled to one vote per share at the Special Meeting. CF V Warrants have no voting rights at the Special Meeting. The Sponsor and CF V’s officers and directors own an aggregate of 6,850,000 shares of CF V Common Stock entitled to vote at the Special Meeting.

Quorum and Required Vote for CF V Stockholder Proposals

A quorum of CF V Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of CF V Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF V Common Stock as of the Record Date. Accordingly, a CF V Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of CF V Common Stock cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. A CF V Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Adjournment Proposal.

It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF V does not consummate the Business Combination and fails to complete an initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), CF V will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the CF V Charter, subject to payment of CF V’s tax obligations and up to $100,000 of dissolution expenses.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. CF V has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares via the virtual meeting platform if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of CF V Stockholders—Revoking Your Proxy.”

Redemption Rights

Under the CF V Charter, holders of CF V Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (which interest shall be net of taxes payable), by (b) the total number of the then-issued and outstanding shares of CF V Class A Common Stock; provided that CF V will not redeem any CF V Public Shares to the extent that such redemption would result in CF V having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of August 31, 2021, this would have amounted to $10.00 per share. Holders of CF V Class A Common Stock on or before                     , 2021 (two business before the Special Meeting) may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting. However, under the CF V Charter, in connection with an initial business combination, a CF V public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the CF V Public Shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF V Class A Common Stock for cash and will no longer own shares of CF V Class A Common Stock and will not receive PubCo Ordinary Shares in connection with the Business Combination. Such a holder will be entitled to receive cash for its CF V Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CF V’s transfer agent in accordance with the procedures described herein. See the section titled “Special Meeting of CF V Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both CF V Public Shares and CF V Public Warrants may redeem its CF V Public Shares but retain the CF V Public Warrants, which if the Business Combination closes, will be exchanged for PubCo Warrants.

In connection with the IPO, the Sponsor and CF V’s officers and directors agreed to waive any redemption rights with respect to any shares of CF V Common Stock held by them in connection with the completion of the

Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF V’s officers and directors did not receive separate consideration for the waiver.

Interests of the Sponsor and CF V’s Directors and Officers in the Business Combination

The Sponsor and CF V’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of CF V Stockholders. These interests include, among other things:

•

CF V’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing Charter. CF V does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, CF V’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to CF V as well as the other entities with which they are affiliated. CF V’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF V is presented with it;

•

unless CF V consummates an initial business combination, CF V’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF V (no such expenses were incurred that had not been reimbursed as of August 31, 2021) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the CF V Placement Units, including the CF V Placement Shares, and CF V Placement Warrants, purchased by the Sponsor for $6.0 million will be worthless if a business combination is not consummated;

•

the Sponsor has agreed that the CF V Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF V has completed a business combination, subject to limited exceptions;

•

the fact that Sponsor paid a nominal amount for the Founders Shares (of which it currently holds 6,230,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $61.4 million, based on the closing price of CF V Class A Common Stock on September 16, 2021, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF V’s public stockholders experience a negative return following the consummation of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or CF V Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

if CF V does not complete an initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), the proceeds from the sale of the CF V Placement Units of $6.0 million will be included in the liquidating distribution to CF V’s public stockholders and the CF V Placement Warrants will expire worthless;

•

the fact that upon completion of the Business Combination, a business combination marketing fee of $8.75 million, $5.0 million of M&A advisory fees (which will be $8.0 million if the Available Cash at Closing exceeds $295.0 million), and approximately $2.2 million of placement agent fees will be payable to CF&Co., an affiliate of CF V and the Sponsor;

•

if the Trust Account is liquidated, including in the event CF V is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF V to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF V Public Share by the claims of prospective target businesses with which CF V has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF V, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that the Sponsor has agreed to invest up to an aggregate of up to $23.2 million in the PIPE Investment on the same terms as the PIPE Investors;

•

the fact that in connection with the IPO, the Sponsor agreed, upon closing of CF V’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 PubCo Class A Ordinary Shares and 333,333 PubCo Warrants), which, assuming a $10 share price and a $1.50 warrant price, would represent a discount of approximately 23% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•

the fact that the Sponsor, through its participation in the PIPE Investment and purchase of Forward Purchase Securities, will be entitled to receive PIPE Additional Shares and FPC Additional Shares if the Adjustment Period VWAP is less than $10.00 (up to a maximum of 579,193 PIPE Additional Shares and 250,000 FPC Additional Shares if the Adjustment Period VWAP is less than $8.00), in which case, the Sponsor would also forfeit 142,865 PubCo Ordinary Shares received in exchange for its Founder Shares pursuant to the Merger Agreement (in which case the Sponsor will have a right to earn back a number of PubCo Ordinary Shares equal to such forfeited shares);

•

the fact that the Sponsor has made outstanding loans to CF V in the aggregate amount of $1,133,973 as of August 31, 2021, which amount the Sponsor will lose to the extent that CF V is unable to repay such loans if the amount of such loans exceed the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•

the fact that CF V’s two independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $197,200, based on the closing price of CF V Class A Common Stock on September 16, 2021; and

•

the fact that CF V’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

The existence of the interests described above may result in a conflict of interest on the part of CF V’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF V’s officers and directors to complete an initial business combination, even if on terms less favorable to CF V’s stockholders compared to liquidating CF V, because, among other things, if CF V is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF V Placement Units would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $67.5 million based on the closing price of CF V Class A Common Stock and CF V Units on September 16, 2021), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF V would not be repaid to the extent such amounts exceed cash held by CF V outside of the Trust Account (which such expenses and loans, as of August 31, 2021, amounted to $1,133,973), and CF&Co. would not receive business combination marketing fees, M&A advisory fees and placement agent fees amounting to $15.95 million, in the aggregate.

Interests of the Company’s Directors and Officers in the Business Combination

In considering the recommendation of the CF V Board to vote in favor of the approval of the Business Combination Proposal, you should keep in mind that certain members of the Company Board and executive officers of the Company have interests in the Business Combination Proposal that are different from, or in addition to, those of CF V Stockholders and of the Company Shareholders. In particular:

•

Continuing Officers and Directors. Certain of the Company’s directors and executive officers are expected to become directors and/or executive officers of PubCo upon the completion of the Business Combination. Specifically, the following individuals who are currently executive officers of the Company are expected to become executive officers of PubCo upon the completion of the Business Combination, serving in the offices set forth opposite their names below:

Emiliano Kargieman	Chief Executive Officer
Rick Dunn	Chief Financial Officer
Aviv Cohen	Chief Operations Officer
Gerardo Richarte	Chief Technology Officer and Chief Information Security Officer
Rebeca Brandys, Esq.	General Counsel

In addition, the following individuals who are currently directors of the Company are expected to become members of the PubCo Board upon completion of the Business Combination: Emiliano Kargieman, Ted Wang and Marcos Galperin.

Recommendation to Stockholders

The CF V Board believes that the Proposals to be presented at the Special Meeting are in the best interests of CF V and its stockholders and unanimously recommends that CF V Stockholders vote “FOR” each of the Proposals.

For more information about the CF V Board’s recommendation and the proposals, see the sections titled “Special Meeting of CF V Stockholders—Recommendation of the CF V Board” beginning on page 130 and “The Business Combination Proposal—CF V Board’s Reasons for Approval of the Business Combination” beginning on page 162.

Appraisal/Dissenters’ Rights

CF V Stockholders do not have appraisal rights in connection with the Proposals, including the Business Combination Proposal.

Company Shareholders are entitled to dissent from the Initial Merger which forms part of the Business Combination and to receive payment of the “fair value” of their shares determined in accordance with the laws of the BVI following consummation of the Initial Merger. Where a Company Shareholder who exercises such dissent rights and the Company are unable to agree on the “fair value” of such shares, a statutory appraisal process is required to determine the “fair value.”

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, calculated as of June 30, 2021. These figures assume that no CF V Stockholders exercise their redemption rights and that no Company Shareholders exercise their appraisal rights in connection with the Business Combination.

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$250.0	Transaction expenses	$ 39.0
PIPE Investment(1)	$69.7	Debt Repayment	$ 40.7
Forward Purchase Amount	$10.0	Cash to Balance Sheet	$250.0

Total Sources	$329.7	Total Uses	$329.7

(1)

Excludes the Company Series X Preference Shares. At Closing, the Company Series X Preference Shares will be converted into PubCo Class A Ordinary Shares. See the subsection titled “Series X Preference Shareholder Agreement”.

Expected Accounting Treatment

The Business Combination will be accounted for as a capital reorganization under IFRS. See the subsection titled “The Business Combination—Expected Accounting Treatment of the Business Combination.”

Regulatory Approvals

The Business Combination is not subject to any regulatory requirement or approval, except for (i) filings with the State of Delaware and the Registrar of Corporate Affairs of the BVI, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF V, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement to CF V Stockholders and (iii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Business Combination and the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Business Combination cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. On July 29, 2021, CF V and the Company each filed their respective Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act expired on August 30, 2021.

SUMMARY RISK FACTORS

The consummation of the Business Combination and the business and financial condition of PubCo subsequent to Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors” of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect CF V’s ability to effect a business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of CF V and the Company prior to the Business Combination and that of PubCo subsequent to the Business Combination. Such risks include, but are not limited to:

•	The Sponsor and each of CF V’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how CF V’s public stockholders vote;

•	Neither the CF V Board nor any committee thereof obtained a fairness opinion in determining whether or not to pursue the Business Combination;

•

Since the Sponsor and CF V’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of CF V Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF V’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CF V if a business combination is not completed;

•

The exercise of the CF V Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including Closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in CF V Stockholders’ best interest;

•

Subsequent to consummation of the Business Combination, PubCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment;

•

The historical financial results of the Company and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been if it were a public company;

•	The Merger Agreement contains a minimum cash requirement for CF V. This requirement may make it more difficult for CF V to complete the Business Combination as contemplated;

•

The Sponsor or CF V’s or the Company’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of CF V Class A Common Stock from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the CF V Class A Common Stock;

•	CF V Stockholders may be held liable for claims by third parties against CF V to the extent of distributions received by them upon redemption of their CF V Public Shares.

•

Public stockholders of CF V who wish to redeem their CF V Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If CF V Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CF V Public Shares for a pro rata portion of the funds held in the Trust Account;

•

The Company is an early stage company that has not demonstrated a sustained ability to generate revenues. If it does not generate revenue as expected, its financial condition will be materially and adversely affected;

•	The Company may experience difficulties in managing its growth and expanding its operations;

•

The success of the Company’s business will be highly dependent on its ability to effectively market and sell its EO services and to convert contracted revenues and its pipeline of potential contracts into actual revenues, which can be a costly process;

•	The Company may face risks and uncertainties associated with defense-related contracts, which may have a material adverse effect on its business;

•	If the Company is unable to scale production of its satellites as planned, its business and results of operations could be adversely affected;

•

The Company is dependent on third parties to transport and launch its satellites into space and any delay could have a material adverse impact on its business, financial condition, and results of operations;

•

The market may not accept the Company’s geospatial intelligence, imagery and related data analytic products and services, and its business is dependent upon its ability to keep pace with the latest technological changes;

•

The Company’s ability to grow its business depends on the successful production, launch, commissioning and/or operation of its satellites and related ground systems, software and analytic technologies, which is subject to many uncertainties, some of which are beyond its control;

•

The market for geospatial intelligence, imagery and related data analytics has not been established with precision, is still emerging and may not achieve the growth potential the Company expects or may grow more slowly than expected;

•	If the Company’s satellites fail to operate as intended, it could have a material adverse effect on its business, financial condition and results of operations;

•	Satellites are subject to production and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect the Company’s operations; and

•	The other matters described in the section titled “Risk Factors” beginning on page 61.

SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA OF THE COMPANY

The information presented below is derived from the Company’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the fiscal years ended December 31, 2020 and 2019. The information presented below should be read alongside the Company’s consolidated financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus. You should read the following financial data together with “Risk Factors,” and “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of the Company’s financial condition and results of operations:

	Year Ending December 31,
(amounts in USD)	2020	2019
Statement of Profit or Loss Data
Other operating income	22,394	126,375
Administrative expenses	(8,127,496)	(4,323,365)
Depreciation of satellites and other property and equipment	(3,182,011)	(4,238,444)
Other operating expenses	(11,376,667)	(12,261,764)
Operating loss	(22,663,780)	(20,697,198)
Finance costs, finance income, and other financial income (expense)	(6,890,583)	(4,215,005)
Embedded derivative income (expense)	(84,223,586)	4,230,000
Loss before income tax	(113,777,949)	(20,682,203)
Income tax expense	(147,866)	(83,150)

Loss for the year	(113,925,815)	(20,765,353)

Basic and diluted net loss per share	(23.47)	(4.30)

Statement of Cash Flows Data
Net cash flows used in operating activities	(17,330,311)	(14,070,002)
Net cash flows used in investing activities	(9,245,106)	(8,300,608)
Net cash flows from financing activities	17,780,113	27,016,353

Statement of Financial Position Data
Total assets	54,618,079	47,940,243
Total liabilities	171,905,251	53,388,436
Total equity (deficit)	(117,287,172)	(5,448,193)

SELECTED HISTORICAL FINANCIAL INFORMATION OF CF V

The following table sets forth selected historical financial information derived from CF V’s unaudited financial statements as of March 31, 2021 and for the quarters ended March 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus. You should read the following selected financial data in conjunction with “CF V’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Balance Sheets

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash	$25,000	$25,000
Prepaid expenses	517,023	—

Total current assets	542,023	25,000

Deferred offering costs associated with proposed initial public offering	—	131,695
Cash and investments held in Trust Account	250,001,781	—
Other assets	384,996	—

Total assets	$250,928,800	$156,695

Current Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$26,025	$94,560
Payables to related party	10,000	37,640
Sponsor loan—promissory notes	592,985	—
Franchise tax payable	38,492	—

Total current liabilities	667,502	132,200

Warrant liability	5,888,000	—
Forward purchase securities liability	2,052,035	—

Total liabilities	8,607,538	132,200

Commitments and Contingencies (Note 5)

Common stock subject to possible redemption, 23,732,126 shares at redemption value of $10.00 per share	237,321,260	—

Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, Class A, $0.0001 par value; 240,000,000 shares authorized, 1,867,874 issued and outstanding (excluding 23,732,126 shares subject to possible redemption) as of March 31, 2021 and no shares issued and outstanding as of December 31, 2020	187	—
Common stock, Class B, $0.0001 par value; 30,000,000 shares authorized, 6,250,000 and 7,187,500 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	625	719
Additional paid-in-capital	2,811,895	24,281
Accumulated deficit	2,187,295	(505)

Total stockholders’ equity	5,000,002	24,495

Total current liabilities and stockholders’ equity	$250,928,800	$156,695

Income Statement

	For the Three Months Ended March 31, 2021	For the period from January 23, 2020 to March 31, 2020
	(Unaudited)	(Unaudited)
General and administrative costs	$165,037	$—
Administrative expenses—related party	19,643	—
Franchise tax expense	38,492	—

Loss from operations	(223,172)	—

Interest income on investments held in Trust Account	1,781	—
Change in fair value of warrants liability	4,461,226
Change in fair value of forward purchase securities liability	(2,052,035)

Income before income tax expense	2,187,800	—

Net Income	$2,187,800	$—

Weighted average number of common shares outstanding:
Class A—Public shares	25,000,000	—
Class A—Private placement	600,000	—
Class B—Common stock	6,593,750	6,250,000

Basic and diluted net income (loss) per share:
Class A—Public shares	$0.00	$—
Class A—Private placement	$0.30	$—
Class B—Common stock	$0.30	$—

Statement of Cash Flows

	Three Months Ended March 31, 2021	For the period from January 23, 2020 to March 31, 2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net Income	$2,187,800	$—
Adjustments to reconcile net income to net cash used in operating activities:		—
General and administrative expenses paid by related party	121,519	—
Interest income on investments held in Trust Account	(1,781)	—
Change in fair value of warrant liability	(4,461,226)	—
Change in fair value of forward purchase securities liability	2,052,035	—
Accrued expenses	(68,535)	—
Franchise tax payable	38,492	—
Deferred offering costs associated with proposed initial public offering	131,695	—

Net cash used in operating activities	—	—

Cash flows from investing activities
Cash deposited in Trust Account	(250,000,000)	—

Net cash used in investing activities	(250,000,000)	—

Cash flows from financing activities
Proceeds from issuance of Class B common stock	—	25,000
Proceeds from related party—Sponsor loan	592,985	—
Proceeds received from initial public offering	250,000,000	—
Proceeds received from private placement	6,000,000	—
Offering costs paid	(5,393,362)	—
Payment of related party payable	(1,199,623)	—

Net cash provided by financing activities	250,000,000	25,000

Net increase (decrease) in cash	—	25,000
Cash at beginning of period	25,000	—

Cash at end of period	$25,000	$25,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following selected unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination.

The selected unaudited pro forma condensed combined statement of financial position as of December 31, 2020 gives pro forma effect to the Business Combination and Other Transaction Adjustments, as described and defined below, as if it had been consummated as of that date. The selected unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020 includes the historical operations of CF V for the twelve months ended March 31, 2021, and gives pro forma effect to the Business Combination and Other Transaction Adjustments as if it had occurred as of January 1, 2020. This information should be read together with the consolidated financial statements of the Company and its related notes and CF V’s respective financial statements and related notes, “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CF V’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Other Transaction Adjustments are as follows:

•

On March 8, 2021, the Company entered into an exchange transaction with CRIL, a former shareholder of the Company and former holder of two Convertible Notes. Pursuant to the exchange transaction, the Company repurchased CRIL’s two Convertible Notes (one issued under the 2018 NPA and one issued under the 2019 NPA) having an aggregate principal amount, together with accumulated interest, of $8,813,161 as well as CRIL’s Company Series A Preference Shares. Company Series B Preference Shares and Company Series B-1 Preference Shares, in exchange for the Company Warrant to purchase an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares (subject to adjustment as set forth therein) and the entering into the Columbia Loan providing for indebtedness in favor of CRIL having a principal amount of $40,089,033. For more information, see the section entitled “The Business Combination Proposal–Related Agreements—Debt and Share Exchange.”

•

As of on the date of this proxy statement (and subsequent to December 31, 2020), the Company raised $20,332,300 through the issuance of Company Series X Preference Shares. For more information, see “The Business Combination Proposal—Related Agreements—Series X Shareholder Agreement.”

The selected unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using the following:

•

The Company’s historical consolidated statement of financial position as of December 31, 2020, as included elsewhere in this proxy statement/prospectus, and as adjusted to account for the Other Transaction Adjustments.

•	CF V’s historical condensed balance sheet as of March 31, 2021.

The selected unaudited pro forma combined statement of operations for the twelve months ended December 31, 2020 has been prepared using the following:

•

The Company’s historical consolidated statement of profit and loss for the twelve months ended December 31, 2020, as included elsewhere in this proxy statement/prospectus, and as adjusted to account for the Other Transaction Adjustments.

•	CF V’s historical condensed statement of operations for the twelve months ended March 31, 2021.

The historical financial statements of the Company have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of United States dollars. The historical financial statements of CF V have been prepared in accordance with U.S. GAAP in its presentation currency of United States dollars. The historical financial information of CF V has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the selected unaudited pro forma condensed combined financial information (see below).

(amounts in USD)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Profit or Loss—Year Ended December 31, 2020
Other operating income	3,279,952	3,279,952
Total expenses	(123,689,016)	(125,314,016)
Operating loss	(120,409,064)	(122,034,064)
Net loss	(123,409,703)	(125,034,703)
Loss per share	(1.09)	(1.24)
Weighted average shares outstanding - basic and diluted	113,103,251	100,603,251

Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position—Year Ended December 31, 2020
Total current assets	288,892,953	163,892,953
Total assets	325,831,798	200,831,798
Total current liabilities	6,514,685	6,514,685
Total liabilities	13,284,049	13,284,049
Total stockholders' equity	312,547,749	187,547,749
Total liabilities and shareholders' equity	325,831,798	200,831,798

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the historical comparative share information for the Company and CF V on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination assuming (1) no CF V Stockholders exercise redemption rights with respect to their shares of CF V Class A Common Stock upon the consummation of the Business Combination; (2) that CF V Stockholders exercise their redemption rights with respect to a maximum of 12,500,000 shares of CF V Class A Common Stock upon consummation of the Business Combination and (3) that no Company Shareholders exercise their appraisal rights with respect to Company Ordinary Shares.

The historical financial statements of the Company have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of U.S. Dollars. The historical financial statements of CF V have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. Dollars. The historical financial information of CF V has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the pro forma combined financial information.

The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Information and Operating Data of the Company” and “Selected Historical Financial Information of CF V” and the historical financial statements of the Company and CF V included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project PubCo’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of the Company and CF V would have been had the companies been combined during the periods presented.

(amounts in USD)	Nettar Group Inc. 12/31/2020 (Historical)	Nettar Group Inc. Adjusted	CF Acquisition Corp V 3/31/2021 (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the twelve months ended December 31, 2020
Weighted average number of shares:
Class A Public shares	—	—	25,000,000	—	—
Class A Private placement	—	—	600,000	—	—
Class B Common stock	—	—	6,593,750	—	—
Ordinary shares	4,853,668	4,853,668	—	—	—
Class A ordinary shares	—	—	—	113,103,251	100,603,251
Basic and Diluted Earnings (Loss) per share:
Class A Public shares	$—	$—	$—	$—	$—
Class A Private placement	$—	$—	$0.30	$—	$—
Class B Common stock	$—	$—	$0.30	$—	$—
Ordinary shares	$(23.47)	$(21.09)	$—	$—	$—
Class A ordinary shares	$—	$—	$—	$(1.09)	$(1.24)

RISK FACTORS

CF V Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references to PubCo refer to PubCo and its consolidated subsidiaries (including CF V and the Company) after giving effect to the Business Combination. References in this section to “CF V” refer to CF Acquisition Corp. V and references in this section to “the Company” refer to Nettar Group Inc. (d/b/a Satellogic) and its subsidiaries.

Risk Related to the Company’s Business and Industry

The Company is an early stage company that has not demonstrated a sustained ability to generate revenues. If it does not generate revenue as expected, its financial condition will be materially and adversely affected.

Since inception, the Company has devoted substantially all of its resources to designing, building and developing its satellites and satellite components and technology, enhancing its geospatial analytics capabilities and services, planning its business, raising capital and providing general and administrative support for these operations. As a relatively new business, the Company has not demonstrated a sustained ability to generate sufficient revenue from its geospatial intelligence, imagery and related data analytic products and services (“EO services”) or conduct sufficient sales and marketing activities necessary for successful commercialization of its platform. Consequently, any assessment you make about the Company’s current business or future success or viability may not be as accurate as it could be if the Company had a longer operating history. Further, the Company’s limited financial track record, without meaningful revenue from its expected future principal business, is of limited reference value for your assessment of the Company’s business and future prospects.

The Company incurred losses of approximately $113.9 million and $20.8 million for the years ended December 31, 2020 and 2019, respectively, and expects to begin to recognize revenues in 2021. The Company will continue to incur losses each quarter until it is able to onboard a sufficient number of customers and contracts, and launch and scale a sufficient number of its constellation of satellites, to become profitable. As the Company works to transition from initial start-up activities to commercial production and sales, it is difficult to forecast its future results. The Company has limited insight into trends that may emerge and affect its business, including its ability to attract and retain customers and the competition it will face. If the Company’s revenue grows slower than it anticipates or the Company otherwise falls materially short of its forecasts and expectations, it may not be able to achieve profitability and its financial condition will be materially and adversely affected which could cause PubCo’s stock price to decline and investors to lose confidence in PubCo.

The success of the Company’s business will be highly dependent on its ability to effectively market and sell its EO services and to convert contracted revenues and its pipeline of potential contracts into actual revenues, which can be a costly process.

To date, the Company has relied heavily on equity and debt financing to fund its business and operations, and is currently generating revenue from one large customer contract (Zhong Ke Guang Qi Space Information Technology Co., Ltd (“ABDAS”)) and a base of smaller customer contracts. Since launching 13 of its satellites in late 2020, the Company has significantly accelerated its sales and marketing efforts to government defense and intelligence agencies particularly in non-U.S. countries. The Company’s success will be highly dependent on its ability to convert its significant pipeline of potential contracts into recognized revenues. If the Company fails to sign contracts with at least some portion of the customers for large projects currently envisaged in its pipeline, particularly over the next couple of years when any large contract would significantly impact the Company’s revenues and financial results, and grow a sufficient number of contracts with such customers, its business, financial condition and results of operations will be materially and adversely affected.

The Company’s ability to establish and expand its customer relationships and sell its EO services is subject to a number of factors, including its ability to overcome concerns by customers relating to the Company’s lack of experience or track record in providing EO services to customers in the same industry or at all, competition from larger, more experienced service providers, its customers’ satisfaction or dissatisfaction with its geospatial data and analytics platform and/or its geospatial intelligence, imagery and related data analytic products and services, the frequency and severity of errors or disruptions in its platform, reliability of its satellites and/or its platform, the effects of general economic conditions, competitive offerings or alternatives, reductions in the Company’s customers’ spending levels, and pricing.

In addition, continued concerns regarding prior ownership of a minority interest in the Company’s shares by a Chinese entity and its minor operations in China could impact the Company’s ability to win bids from, or enter into customer contracts with certain government agencies or commercial customers.

The Company’s sales growth is dependent upon its ability to implement sophisticated and potentially costly sales and marketing initiatives. These initiatives may not be effective in generating sales, and in such event results of operations will be harmed. In the near term, the Company intends to derive substantially all of its revenues from providing geospatial intelligence, imagery and related data analytic products and services to international government defense and intelligence agencies, and in the longer-term, intends to expand its operations to serve commercial customers in a variety of markets and industries. The Company cannot assure you that it will be able to secure future business or that the potential uses for its services in commercial applications will develop. It is difficult to predict the Company’s future revenues and appropriately budget for the Company’s expenses, and the Company has limited insight into trends that may emerge and affect its business. The projected financial information appearing elsewhere in this proxy statement/prospectus was prepared by Company management and reflects current estimates of future performance. In the event that actual results differ from the Company’s estimates or the Company adjusts its estimates in future periods, the Company’s operating results, prospects and financial position could be materially and adversely affected.

The Company’s sales efforts involve considerable time and expense and the Company’s sales cycle is often long and unpredictable.

The Company’s results of operations may fluctuate, in part, because of the intensive nature of its sales efforts and the length and unpredictability of its sales cycle. As part of its sales efforts, the Company invests considerable time and expense evaluating the specific needs and requirements of its potential customers which currently consist exclusively of government agencies and educating these potential customers about the technical capabilities and value of its satellites and its geospatial intelligence, imagery and related data analytic products and services as well as the better unit economics the Company can offer, which in the case of government agencies can be less important. In addition, the Company has a limited direct sales force, and its sales efforts have historically depended on the significant involvement of its senior management team. Given the nature of the potential customers, the length of the Company’s sales cycle tends to be long and also varies substantially from customer to customer. In addition, the timing and cycle of contract bidding processes particularly for government contracts can be very unpredictable and can change or lengthen on very little notice and for reasons outside of the Company’s control. Because decisions to purchase the Company’s EO services involves significant financial commitments, potential customers generally evaluate the Company’s products and technologies at multiple levels within their organization, each of which often have specific requirements, and typically involve senior officials and management, and multiple internal approvals. The Company could spend substantial time, effort, and money in its sales efforts without producing any sales. If the Company’s sales efforts to a potential customer do not result in sufficient revenue to justify its investments, its business, financial condition, and results of operations could be materially and adversely affected.

The Company may face risks and uncertainties associated with defense-related contracts, which may have a material adverse effect on its business.

The Company is still largely an early stage company and expects to begin to recognize revenues in 2021. Acquiring defense-related governmental contracts is part of the Company’s growth strategy. To the extent the Company acquires defense-related customers, its geospatial intelligence, imagery and related data analytic products and services would be incorporated into different defense programs. Whether the Company’s contracts are directly with the U.S. government, a foreign government, or one of their respective agencies, or indirectly as a subcontractor or team member, its contracts and subcontracts would be subject to special risks. For example:

•

Changes in government administration and national and international priorities, including developments in the geo-political environment, could have a significant impact on national or international defense spending priorities and the efficient handling of routine contractual matters. These changes could have a negative impact on the Company’s business in the future.

•

The Company may compete directly with other suppliers or align with a prime or subcontractor competing for a contract. The Company may not be awarded the contract if the pricing or product offering is not competitive, either at the Company’s level or the prime or subcontractor level. In addition, in the event the Company is awarded a contract, it is subject to protests by losing bidders of contract awards that can result in the reopening of the bidding process and changes in governmental policies or regulations and other political factors. In addition, the Company may be subject to multiple rebid requirements over the life of a defense program in order to continue to participate in a program, which can result in the loss of the contract or significantly reduce the Company’s revenue or margin from the program. The government’s requirements for more frequent technology refreshes on defense programs may lead to increased costs and lower long term revenues.

•

Consolidation among defense industry contractors has resulted in a few large contractors with increased bargaining power relative to the Company. The increased bargaining power of these contractors may adversely affect the Company’s ability to compete for contracts and, as a result, may materially and adversely affect its business or results of operations in the future.

•	The Company’s usage policy currently restricts usage of its data and platforms for peaceful use only, and that may limit the Company’s ability to compete for and win certain defense related contracts.

The Company’s pricing structure may not be optimal and may require adjustments over time.

The pricing of the Company’s products and services will vary depending on the specific application and customer specifications. Given the complexity in determining pricing structures for its geospatial intelligence, imagery and related data analytic products and services, the Company may experience difficulty determining the appropriate price structure for its products and services. This may result in missed revenue opportunities and lower than expected margins if the Company prices its products and services too low, or in the Company losing bids if it prices its products and services too high. In addition, the Company expects that it may need to change its pricing model from time to time, including as a result of competition, global economic conditions, reductions in the Company’s customers’ spending levels generally, changes in product mix, pricing studies or changes in how information technology infrastructure is broadly consumed. Similarly, as the Company introduces new products and services, or as a result of the evolution of its existing products and services, it may have difficulty determining the appropriate price structure for its products and services. In addition, as new and existing competitors introduce new products or services that compete with the Company’s, or revise their pricing structures, the Company may be unable to attract new customers at the same price or based on the same pricing model as it will have used historically. Moreover, customers may demand price concessions. As a result, the Company may be required from time to time to revise its pricing structure or reduce its prices, which could materially and adversely affect its business, financial condition, and results of operations.

The Company’s financial projections are subject to certain risks, assumptions, estimates and uncertainties particularly given its limited experience in forecasting revenue associated with new contracts. As a result, its projected revenues and profitability may differ materially from its expectations.

The Company operates in a rapidly changing and competitive industry and its projections will be subject to the risks and assumptions made by management with respect to its industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the Company’s ability to attract and retain customers, the revenues generated by such customers under contracts it expects to sign, and the costs associated with the provision of services under such contracts. If the Company’s forecasting methods and assumptions are incorrect, the Company’s operating results in a given quarter may be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, the Company may fall materially short of its forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.

If the Company is unable to scale production of its satellites as planned, its business and results of operations could be materially and adversely affected.

The Company’s business plan and financial projections are based on the Company building out its constellation of satellites to 300 by 2025. The Company’s ability to achieve its production plans and deliver its products and services to its customers will depend upon many factors, including its ability to:

•	construct or acquire high throughput production factories to build a large number of satellites (at least 100 annually),

•	acquire sufficient quantities of third-party components and supplies;

•	recruit and train new staff while maintaining its desired quality levels,

•	implement an effective supplier strategy and supply chain management system; and

•	adopt manufacturing and quality control processes, which it must successfully introduce and scale for production at any new production facilities.

The Company may be unable to construct or acquire high throughput production factories within the planned timeframes, in a cost-effective manner or at all due to a variety of factors, including, but not limited to, a failure to acquire or lease a production facility, a stoppage of construction as a result of the COVID-19 pandemic, insufficiency of utility infrastructure, unexpected construction problems, permitting and other regulatory issues, severe weather, labor disputes, and issues with subcontractors or vendors. In addition, the cost to scale satellite production may be more than the Company is currently forecasting based on higher plant acquisition and build out costs, higher labor costs, increases in plant and equipment costs, increased transportation and supply chain costs and higher costs to manage and administer the plant and supply chain. The Company’s inability to build and launch satellites on the current projected timeline and at the expected cost could significantly delay or reduce expected revenue, profitability and cash flow over the next five years. No assurance can be given that construction will be completed on time or at all, or as to whether the Company will have sufficient funds available to complete construction if it experiences unexpected delays or costs.

The Company is dependent on third parties to transport and launch its satellites into space and any delay could have a material and adverse impact on its business, financial condition, and results of operations.

The Company is dependent on third parties to transport its satellites and ground station equipment around the world and to launch and deliver its satellites into space. Currently there are only a few companies who offer launch services, including SpaceX, with whom the Company has entered into a multi-launch agreement. The Company requires timely and affordable access to launch services that meet its business and technical requirements to deploy for its satellite constellation. If the number of companies offering launch services or the number of launches does not grow in the future or there is a consolidation among companies who offer these services, this could result in a shortage of space on these launch vehicles, which may cause prices to increase, or result in the Company’s inability to secure space on a launch vehicle and, as a result, delays in its launch schedule. Additionally, adverse events with respect to the Company’s launch service providers, such as satellite launch failures or financial difficulties (which some of these providers have previously experienced), could result in increased costs or delays in the launch of the Company’s satellites. Moreover, a shortage of transportation providers for the Company’s satellites and ground station equipment may cause its costs to increase, delays in its ability to launch its satellites, gaps in its service coverage and adversely affect its ability to meet customer demand. Any of these situations could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Further, in the event that a launch is delayed, the Company’s timing for recognition of revenue may be impacted depending on the length of the delay and the nature of its customer contracts. While such delays are common in the space industry, any delay in a launch could result in a delay in recognizing revenue which could materially and adversely impact the Company’s financial statements or result in negative impacts to its earnings during a specified time period, which could have a material adverse effect on its business, financial condition, and results of operations.

Although the Company designs many of its key satellite components, the Company relies on third party vendors and manufacturers to build and provide its satellite components, products or services and the inability of these vendors and manufacturers to meet the Company’s needs could have a material adverse effect on its business.

The Company designs the core components that go into developing and manufacturing its satellites to be mission specific, partners with third parties to manufacture those components for it and then assembles, integrates and tests the components and satellites in its own facilities. The Company also procures certain satellite components and technologies, from third parties, in some cases, on a single or sole-source basis. Though alternatives to supply and manufacture these components and products and technologies exist if a sole source supplier or manufacturer cannot meet the Company’s needs or is otherwise unavailable, the Company may be unable to find a suitable alternative without causing delays or increased costs. The Company’s ability to manage its production line and supply of raw materials and components to meet production goals may be constrained by its suppliers’ inability to scale production. An inability to grow the number of satellites the Company has in orbit could jeopardize its ability to fulfill obligations under customer contracts, which could, in turn, result in reduced sales, contract penalties or terminations, damage to customer relationships and the Company’s reputation and could have a material adverse effect on its business, financial condition, results of operations, or cash flows.

The Company is impacted by increases in the prices of raw materials used in the production of its satellites. The Company monitors sources of supply in an effort to attempt to assure that adequate raw materials and other components and supplies are available. Prolonged disruptions in the supply of any of its key raw materials or components, difficulty completing qualification of new sources of supply, implementing use of replacement materials, components or new sources of supply, or a continuing increase in the prices of raw materials, energy, or components could have a material adverse effect on the Company’s operating results, financial condition, or cash flows. Moreover, the imposition of tariffs or import/export restrictions on raw materials or supplied components could have a material adverse effect on the Company’s operations.

In addition, the Company cannot assure you that its suppliers have obtained and will be able to obtain or maintain all licenses, permits and approvals necessary for their operations or comply with all applicable laws and regulations, and failure to do so by them may lead to interruption in their business operations, which in turn may result in shortages of components supplied to the Company.

The Company depends on ground station and cloud-based computing infrastructure operated by third parties for value added services, and any errors, disruption, performance problems or failure in their or its operational infrastructure could materially and adversely affect the Company’s business, financial condition and results of operations.

The Company relies on the technology, infrastructure, and software applications, including software-as-a-service offerings, of certain third parties, such as ground station infrastructure operated by two separate third party vendors, in order to launch and deliver its satellites into space and operate some or all of certain key features or functions of its business, including deployment of its cloud-based imagery services and other geospatial and data analytic services. The Company does not have control over the operations of the facilities of the third parties that it uses. If any of these third-party services experience errors, disruptions, security issues, or other performance deficiencies, if they are updated such that they become incompatible, if these services, software, or hardware fail or become unavailable due to extended outages, interruptions, defects, or otherwise, or if they are no longer available on commercially reasonable terms or prices (or at all), these issues could result in errors or defects in the delivery of the Company’s geospatial intelligence, imagery and related data analytic products and services, its ability to manage its operations could be interrupted, until equivalent services or technology, if available, are identified, procured, and implemented, all of which may take significant time and resources, increase the Company’s costs, and could materially and adversely affect its business financial condition and results of operations.

The Company’s customer contracts may require it to meet certain minimum service requirements which can vary significantly from customer to customer. Any failure to meet its service requirements may materially and adversely affect the Company’s business, results of operations and financial condition.

The Company’s agreements with customers may provide for minimum service level commitments, which contain specifications regarding the availability and performance of its products and services such as assured access and guaranteed capacity. Any failure of or disruption to the Company’s infrastructure could impact the performance of its satellites and the availability of its products and services to its customers. Although the Company’s customers will expect some level of potential disruption based on the product specifications and general operational conditions, if the Company is unable to meet any minimum service requirements or if it suffers extended periods of poor performance or unavailability of its products and services, it may lose customer contracts and suffer reputational harm which could materially and adversely affect the Company’s business, financial condition, and results of operations.

The market may not accept the Company’s geospatial intelligence, imagery and related data analytic products and services, and its business is dependent upon its ability to keep pace with the latest technological changes.

The market for the Company’s geospatial intelligence, imagery and related data analytic products and services is characterized by rapid technological change and evolving industry standards. Failure to respond in a timely and cost-effective way to these technological developments could have a material adverse effect on the Company’s business and operating results. As a result, the Company’s success will depend, in part, on its ability to develop and market service offerings that respond in a timely manner to the technological advances and needs of its customers, and evolving industry standards. In addition, although in the near term, the Company intends to derive substantially all its revenues from providing geospatial intelligence, imagery and related data analytic products and services to international government defense and intelligence agencies, in the longer-term, it intends to expand its operations to serve commercial customers in a variety of markets and industries and through a wide range of applications.

The Company believes that, in order to remain competitive in the future, it will need to continue to invest significant financial resources to improve the technology its existing products and services and develop new products and services both for existing applications and new commercial applications, including through internal research and development, acquisitions and joint ventures or other collaboration arrangements. These expenditures could divert the Company’s attention and resources from other projects, and it cannot be sure that these expenditures will ultimately lead to the timely development of new product or service offerings and technologies or identification of and expansion into new markets and applications.

Due to the design complexity of the Company’s products and services, it may, in the future, experience delays in completing the development and introduction of new or enhanced products or product applications. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for the Company’s geospatial intelligence, imagery and related data analytic products and services will develop or continue to expand or that the Company will be successful in identifying new markets or applications as it currently anticipates. The failure of the Company’s technology to gain market acceptance could significantly reduce its planned revenues and harm its business. Market acceptance of the Company’s products and services depends on a number of factors, including the quality, scope, timeliness, sophistication, and price of substitute products and services. The Company cannot be sure that its competitors will not develop competing technologies that gain market acceptance in advance of the Company’s technologies or develop technologies that better meet the needs of the Company’s customers. The possibility exists that the Company’s competitors might develop new technology or offerings that might cause the Company’s existing technology and offerings to become obsolete. If the Company fails to develop, manufacture, and market innovative technologies that enable the Company’s products and services to meet customers’ requirements or its technologies fail to achieve market acceptance more rapidly as compared to its competitors, its ability to procure new contracts could be negatively impacted and its business may not continue to grow in line with expectations or at all. If the Company is unable to achieve sustained growth, it may be unable to execute its business strategy, expand its business or fund other liquidity needs and its business, financial condition, and results of operations could be materially and adversely affected.

The Company may not be able to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or the Company may be unable to successfully integrate acquisitions, which could disrupt its operations and materially and adversely impact its business and operating results.

The Company intends to continue to pursue acquisitions of complementary technologies, products and businesses as a component of its growth strategy. Acquisitions involve certain known and unknown risks that could cause the Company’s sales growth or operating results to differ from its expectations. For example:

•	the Company may not be able to identify suitable acquisition candidates or to consummate acquisitions on acceptable terms;

•	the Company may not be able to obtain the necessary financing, on favorable terms or at all, to finance any or all of its potential acquisitions; and

•	acquired technologies, products or businesses may not perform as the Company expects and the Company may fail to realize the anticipated benefits from the acquisition.

In addition, the Company’s acquisition strategy may divert management’s attention away from its existing business, resulting in the loss of key customers or employees, and expose the Company to unanticipated problems or legal liabilities, including responsibility as a successor for undisclosed or contingent liabilities of acquired businesses or assets.

If the Company fails to conduct due diligence on its potential targets effectively, for example, the Company may not identify problems at target companies or fail to recognize incompatibilities or other obstacles to successful integration. The Company’s inability to successfully integrate future acquisitions could impede it from realizing all of the benefits of those acquisitions and could materially weaken its business operations. The integration process may disrupt the Company’s business and, if new technologies, products or businesses are not implemented effectively, may preclude the realization of the full benefits expected by the Company and could harm its results of operations. In addition, the overall integration of new technologies, products or businesses may result in unanticipated problems, expenses, liabilities and competitive responses.

Further, even if the operations of an acquisition are integrated successfully, the Company may not realize the full benefits of the acquisition, including the synergies, cost savings or growth opportunities that it expects. These benefits may not be achieved within the anticipated time frame, or at all. Further, acquisitions may cause the Company to issue securities that would dilute its current stockholders’ ownership percentage, use a substantial portion of its cash resources, experience volatility in earnings due to changes in contingent consideration related to acquisition earn-out liability estimates or become subject to litigation.

The Company faces competition for geospatial intelligence, imagery and related data analytic products and services which may limit its ability to gain market share.

The Company operates in the NewSpace sector, which refers to the increased commercialization and privatization of the space sector. Competition in the Company’s imagery services business is highly diverse, and while its competitors offer different products, there is often competition for contracts that are part of governmental budgets. The Company’s major existing and potential competitors for its geospatial intelligence, imagery and related data analytic products and services include commercial satellite imagery companies, state-owned imagery providers, aerial imagery companies, free sources of imagery and unmanned aerial vehicles. The Company also faces competition from companies that provide geospatial data analytic information and services to the U.S. government, including defense prime contractors.

The Company plans to leverage its superior unit economics and put enough satellites in orbit to remap the entire surface of the earth in high-resolution on a daily basis and, in doing so expects to deliver its data to customers at near zero marginal cost which the Company believes will provide it with a competitive advantage. However, the Company’s competitors or potential competitors could, in the future, offer satellite-based imagery or other products and services with more attractive features than the Company’s products and services that could outweigh the lower cost of the Company’s products and services. The emergence of new remote imaging technologies or the continued growth of low-cost imaging satellites, could negatively affect the Company’s sales efforts. More importantly, if competitors develop and launch satellites or other imagery-content sources with more advanced capabilities and technologies than the Company’s, or offer products and services at lower prices than the Company’s, the Company’s business and results of operations could be harmed.

The U.S. government and foreign governments may develop, construct, launch and operate their own imagery satellites, which could reduce their need to rely on the Company and other commercial suppliers. In addition, such governments could sell or provide free of charge imagery from their satellites and thereby compete with the Company’s geospatial intelligence, imagery and related data analytic products and services. Also, governments may at times make the Company’s imagery freely available for humanitarian purposes, which could impair the Company’s revenue growth with non-governmental organizations.

In addition, some of the Company’s international competitors currently benefit from, and others may benefit in the future from, subsidies and other protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with satellite development activities for these competitors. This market environment may result in increased pressures on the Company’s pricing and other competitive factors.

Some of the Company’s competitors have made or could make acquisitions of businesses that allow them to offer more competitive and comprehensive solutions. As a result of such acquisitions, the Company’s current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote greater resources to bring these products and services to market, initiate or withstand substantial price competition, or develop and expand their product and service offerings more quickly than the Company. These competitive pressures in the Company’s market or its failure to compete effectively may result in fewer orders, reduced revenue and margins, and ability to acquire market share. In addition, it is possible that industry consolidation may impact customers’ perceptions of the viability of smaller or even mid-size companies and consequently customers’ willingness to purchase from such firms.

The Company may not compete successfully against its current or potential competitors. If the Company is unable to compete successfully, or if competing successfully requires the Company to take costly actions in response to the actions of its competitors, its business, financial condition, and results of operations could be materially and adversely affected. In addition, companies competing with the Company may have an entirely different pricing or distribution model. Increased competition could result in fewer customer contracts, price reductions, reduced margins, and inability to gain market share, any of which could harm the Company’s business and results of operations.

The Company may fail to foresee challenges with international operations.

The Company’s future success will depend heavily upon on its ability to oversee production operations at facilities and locations outside of the United States and management’s day-to-day oversight. Its international operations expose it to numerous challenges and risks, including, but not limited to, adverse political, regulatory, legislative and economic conditions in various jurisdictions; costs of complying with varying governmental regulations; fluctuations in currency exchange rates; and difficulties in protecting intellectual property rights in foreign countries. Unforeseen challenges in sustaining efficient operations, decreases in product quality, language and cultural difference, political and economic unrest, or theft of intellectual property from these satellite production facilities, or other yet undiscovered challenges could materially and adversely affect the Company, its financial position, results of operations and cash flows.

The Company’s products and services are complex and could have unknown defects or errors, which may increase its costs, harm its reputation with customers, give rise to costly litigation, or divert its or its customers’ resources from other purposes.

The Company employs sophisticated design and testing processes and practices. Nevertheless, the Company’s products and services may contain defects or errors, or experience performance problems when first introduced, when new versions or enhancements are released, or even after these products have been in use for a period of time. The Company’s systems may not be successfully implemented, pass required acceptance criteria, or operate or give the desired output, or it may not be able to detect and fix all defects in the satellites and its geospatial intelligence, imagery and related data analytic products and services, or resolve any delays or availability issues in the launch services it procures. These problems could result in expensive and time-consuming design modifications, delays in the introduction of new products or enhancements, significant increases in the Company’s service and maintenance costs, termination of contracts for convenience, diversion of its personnel’s attention from its product development efforts, exposure to liability for damages, damaged customer relationships, and harm to its reputation, any of which could materially and adversely harm its results of operations. In addition, increased development costs could be substantial and could reduce the Company’s operating margins.

The Company’s employees or others acting on its behalf may engage in misconduct or other improper activities, which could cause it to lose contracts or cause it to incur costs.

The Company is exposed to the risk that employee fraud or other misconduct from its employees or others acting on its behalf could occur. Misconduct by employees or others could include intentional failures to comply with the various regulatory regimes to which the Company is subject, engaging in unauthorized activities, insider threats to its cybersecurity, or falsifying records relating to the success or failure of its launches, satellites or products and services generally. Misconduct by the Company’s employees or others acting on its behalf could also involve the improper use of its customers’ sensitive or classified information, which could result in regulatory sanctions against it, serious harm to its reputation, a loss of contracts and a reduction in revenues, or cause it to incur costs to respond to any related governmental inquiries. The Company has adopted policies and procedures designed to prevent misconduct. However, it is not always possible to deter misconduct, and the precautions the Company takes to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could cause it to lose contracts or cause a reduction in revenues. In addition, alleged or actual misconduct by employees or others acting on the Company’s behalf could result in investigations or prosecutions of persons engaged in the subject activities, which could result in unanticipated consequences or expenses and management distraction for the Company regardless of whether it is alleged to have any responsibility.

The Company may in the future experience such misconduct, despite its various compliance programs. Actual or alleged misconduct or improper actions by the Company’s employees, agents, subcontractors, suppliers, business partners and/or joint ventures could subject it to administrative, civil or criminal investigations and enforcement actions; monetary and non-monetary penalties; liabilities; and the loss of privileges and other sanctions, including suspension and debarment, which could negatively impact its reputation and ability to conduct or attract new business and could materially and adversely affect the Company, its financial position, results of operations and cash flows.

The Company’s business is capital intensive, and it may not be able to raise adequate capital to finance its business strategies, including funding future satellites, or it may be able to do so only on terms that significantly restrict its ability to operate its business.

Implementation of the Company’s business strategy, such as expanding its satellite constellation and its products and services offerings, requires a substantial outlay of capital. As the Company pursues its business strategies and seeks to respond to opportunities and trends in its industry, its actual capital expenditures may differ from its expected capital expenditures. The nature of the Company’s business also requires it to make capital expenditure decisions in anticipation of customer demand, and it may not be able to correctly predict customer demand. If the Company’s customer demand exceeds its ability to respond to that demand, it may not be able to fully capture the growth in demand.

The Company currently expects that its ongoing liquidity requirements for sustaining its operations will be satisfied by cash on hand, cash from the Business Combination with CF V, and cash generated from its existing and future operations supplemented, where necessary or advantageous, by available credit. However, the Company cannot provide assurances that its businesses will generate sufficient cash flow from operations in the future or that additional capital will be available in amounts sufficient to enable it to execute its business strategies. The availability and cost to the Company of external financing depend on a number of factors, including general market conditions, its financial performance and its credit rating. Both the Company’s credit rating and its ability to obtain financing generally may be influenced by the supply and demand characteristics of its industry generally. Declines in the Company’s expected future revenue under contracts with customers and challenging business conditions faced by its customers are among factors that may adversely affect its credit. Other factors that could impact the Company’s credit include the amount of debt in its capital structure, activities associated with its strategic initiatives, its expected future cash flows, and the capital expenditures required to execute its business strategy. The overall impact on the Company’s financial condition of any transaction that it pursues may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to any credit rating it may have from time to time. A disruption in the capital markets, due to COVID-19 or otherwise, a deterioration in the Company’s financial performance or a credit rating downgrade could limit its ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available. The Company’s debt agreements also may impose restrictions on operation of its business and could make it more difficult for it to obtain additional external financing if required.

Long-term disruptions in the capital and credit markets as a result of uncertainty due to recessions, changing or increased regulation or failures of significant financial institutions could adversely affect the Company’s access to capital. If financial market disruptions occur, it may become difficult for the Company to raise additional capital or refinance debt when needed, on acceptable terms or at all. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for its business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating other discretionary uses of cash, which could materially and adversely impact the Company’s business and its ability to execute its business strategies.

Risks Relating to the Company’s Satellites and Industry

The Company’s ability to grow its business depends on the successful production, launch, commissioning and/or operation of its satellites and related ground systems, software and analytic technologies, which is subject to many uncertainties, some of which are beyond its control.

The Company’s current primary research and development objectives focus on the development of satellites and related components that can remap the entire surface of the Earth in high resolution as well as the Company’s geospatial intelligence, imagery and related data analytic products and services, including creating a catalog of archived data. The Company has limited operational experience with its satellites with only 17 commercial satellites in orbit, 13 of which are presently delivering high-resolution data to its customers and four of which are in the process of being fully commissioned. While the Company estimates the gross costs associated with designing, building and launching its satellites to build out its constellation will be significant, there can be no assurance that it will complete these deployments on a timely basis, on budget or at all. Design, manufacture and launch of satellite systems are highly complex and historically have been subject to delays and cost over-runs. If the Company does not complete development and manufacturing of additional satellites in its anticipated timeframes or at all, its ability to grow its business will be adversely affected. The successful development, integration, and operations of the Company’s satellites and its geospatial intelligence, imagery and related data analytic products and services involves many uncertainties, some of which are beyond its control, including, but not limited to:

•	timing in finalizing satellite design and specifications;

•	performance of satellites meeting design specifications;

•	failure of satellites as a result of technological or manufacturing difficulties, design issues or other unforeseen matters;

•	engineering and/or manufacturing performance failing or falling below expected levels of output or efficiency;

•	increases in costs of materials and supplied components;

•	changes in project scope;

•	its ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	performance of its manufacturing facilities despite risks that disrupt productions, such as natural disasters, catastrophic events or labor disputes;

•

performance of a limited number of suppliers for certain raw materials and supplied components, the accuracy of supplier representations as to the suitability of such raw materials and supplied components for its products, and their willingness to do business with it;

•	performance of its internal and third-party resources that support its research and development activities;

•	its ability to protect its intellectual property critical to the design and function of its satellites and its geospatial intelligence, imagery and related data analytic products and services;

•	its ability to continue funding and maintaining its research and development activities;

•	successful completion of demonstration missions; and

•	the impact of the COVID-19 pandemic on it, its customers and suppliers, and the global economy.

If any of the above events occur, they could have a material adverse effect on the Company’s ability to continue to develop, integrate and operate its satellites and related infrastructure, products and services, which could materially adversely affect its business, financial condition and results of operations.

The market for geospatial intelligence, imagery and related data analytics has not been established with precision, is still emerging and may not achieve the growth potential the Company expects or may grow more slowly than expected.

The market for geospatial intelligence, imagery and related data analytics has not been established with precision as the commercialization of space is a relatively new development and is rapidly evolving. The Company’s views of the total addressable market are based on a number of third-party reports which may or may not accurately reflect future market size and growth. As a result, the Company’s views of the total addressable market for its products and services may prove to be incorrect. In addition, if interest in the Company’s EO data and analytic products and services by commercial customers, or the expected growth in commercial applications for EO data and analytics, is less than expected, or the Company’s satellite and related technologies are unable to meet expected customer expectations and demand, the Company’s business and financial results will be materially and adversely affected.

The Company’s industry is characterized by changing technology and evolving standards, and it may not be successful in identifying, developing and marketing products and services that respond to rapid technological change, evolving technical standards and systems developed by others. The Company’s competitors may develop technology that better meets the needs of its customers. If the Company does not continue to develop, manufacture, and market innovative technologies or applications that meet customers’ requirements, sales may suffer, and the Company may not be able to grow its business. If the Company is unable to achieve sustained growth, it may be unable to execute its business strategy, expand its business or fund other liquidity needs, and its business prospects, financial condition and results of operations could be materially and adversely affected.

If the Company’s satellites and related equipment have shorter useful lives than it anticipates, it may be required to recognize impairment charges.

The Company evaluates its satellites for impairment and test for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Certain of the anomalies disclosed below may be considered to represent a significant adverse change in the physical condition of a particular satellite. There can be no assurance as to the actual operational life of a satellite or that the operational life of individual components will be consistent with their design life. A number of factors will impact the useful lives of the Company’s satellites, including, among other things, the quality of their design and construction, the durability of their component parts, and the occurrence of any anomaly or series of anomalies or other risks affecting the satellites during launch and in orbit. The Company currently anticipates the useful life of one of its operational satellites is approximately three years. If the Company’s satellites and related equipment have shorter useful lives than it currently anticipates, this may lead to delays in increasing the rate of its commercial payloads and declines in actual or planned revenues, which would have a material adverse effect on its business, financial condition, and results of operations.

Long-lived assets are tested periodically for impairment or whenever there is an indication that an asset may be impaired. Disruptions to the Company’s business, unexpected significant declines in its operating results, adverse technological events or changes in the regulatory markets in which it operates may result in impairment charges to its tangible and intangible assets. Any future impairment charges could substantially affect the Company’s reported results.

If the Company’s satellites fail to operate as intended, it could have a material adverse effect on its business, financial condition and results of operations.

The Company relies on data obtained from its satellites in order to provide services to its customers. The Company may become unable or limited in its ability to collect such data. For example, satellites can temporarily go out of service and be recovered, or cease to function for reasons beyond the Company’s control, including the quality of design and construction, the rate of consumption of the propellant supply, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits and space environments in which the satellites are placed and operated. The accumulated effects of solar radiation and single event upsets or electronic/catch-up events from the collision of charged particles, collisions with other objects (including, but not limited to, space debris and other spacecraft) or actions by malicious actors, including cyber related, could also damage the satellites and subject the Company to liabilities for any damages caused to other spacecraft.

The manufacturing, testing, launching and operation of satellites involves complex processes and technology. The Company’s satellites employ advanced technologies and sensors that are exposed to severe environmental stresses that have and could affect the performance of its satellites. Hardware component problems could lead to deterioration in performance or loss of functionality of a satellite. In addition, human operators may execute improper implementation commands that may negatively impact a satellite’s performance. Exposure of the Company’s satellites to an unanticipated catastrophic event, such as a meteor shower or a collision with space debris, could reduce the performance of, or completely destroy, the affected satellite. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect the Company’s ability to collect imagery and market the Company’s products and services successfully.

Satellites can experience malfunctions, commonly referred to as anomalies, which have occurred and may occur in the future in the Company’s satellites. The satellites the Company employs have experienced various anomalies in the past and will likely experience anomalies in the future. Anomalies can occur as a result of various factors, such as satellite manufacturer error, whether due to the use of new or largely unproven technology or due to a design, manufacturing or assembly defect that was not discovered before launch and general failures resulting from operating satellites in the space environment. Any single anomaly could materially and adversely affect the Company’s ability to utilize the satellite. Anomalies may also reduce the expected capacity, commercial operation and/or useful life of a satellite, thereby reducing the revenue that could be generated by that satellite or create additional expenses due to the need to provide replacement or back-up satellites or satellite capacity earlier than planned and could have a material adverse effect on the Company’s business. In addition, if a satellite or satellites experience a malfunction, the satellite capacity of the Company’s unimpacted network may be insufficient to meet all of its customers’ needs or cause service interruptions, and it may need to potentially blackout or reduce service to certain customers, which would adversely affect its relationships with its customers and result in loss of revenues. Although the Company works diligently both internally and with its suppliers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, it may not be able to prevent the impact of anomalies in the future.

The Company cannot provide assurances that its satellites will continue to operate successfully in space throughout their expected operational lives. Even if a satellite is operated properly, technical flaws in that satellite’s sensors or other technical deficiencies or anomalies could significantly hinder its performance, which could materially affect the Company’s ability to collect imagery and market its products and services successfully. While certain software deficiencies may be corrected remotely, most, if not all, of anomalies or debris collision damage cannot be corrected once the satellites are placed in orbit. Further, although the Company has some ability to actively maneuver its satellites to avoid potential collisions with space debris or other spacecraft, this ability is limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of and predicted conjunctions with debris objects tracked and cataloged by the U.S. government. Additionally, some space debris is too small to be tracked and therefore its orbital location is completely unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of the Company’s satellites should a collision occur. Recent years have seen increases in the number of satellites deployed to low earth orbits, and publicly announced plans call for many thousands of additional satellite deployments over the next decade. The proliferation of these low Earth orbit constellations could materially increase the risks of potential collision with space debris or another spacecraft and affect the Company’s ability to effectively access sufficient orbital slots to support the expected growth across its business.

If the Company suffers a partial or total loss of a deployed satellite, it could need a significant amount of time and could incur substantial expense to replace that satellite. The Company may experience other problems with its satellites that may reduce their performance. If a satellite is not fully operational, the Company may lose most or all of the revenue that otherwise would have been derived from that satellite and may not be able to provide adequate services to its customers which may cause it to incur penalties under its contracts or may allow its customers not to pay it for the time that service was impacted. The Company’s inability to repair or replace a defective satellite or correct any other technical problem in a timely manner could result in a significant loss of revenue. If a satellite experiences a significant anomaly such that it becomes impaired or is no longer functional, it could significantly impact the Company’s business, prospects and profitability.

Many satellites have redundant or backup systems and components that operate in the event of an anomaly, operational failure or degradation of primary critical components, but these redundant or backup systems and components are subject to risk of failure similar to those experienced by the primary systems and components. The occurrence of a failure of any of these redundant or backup systems and components could materially impair the useful life, capacity or operational capabilities of the satellite.

Satellites are subject to production and launch delays, launch failures, damage or destruction during launch, the occurrence of which could materially and adversely affect the Company’s operations.

Delays in the production of future satellites and the manufacture or procurement of requisite components and launch vehicles, limited availability of appropriate launch windows, possible delays in obtaining regulatory approvals, satellite damage or destruction during launch, launch failures, or incorrect orbital placement could have a material adverse effect on the Company’s business, financial condition, and results of operations. The loss of, or damage to, a satellite due to a launch failure could result in significant delays in anticipated revenue to be generated by that satellite. Any significant delay in the commencement of service of a satellite could delay or potentially permanently reduce the revenue anticipated to be generated by that satellite. In addition, if the loss of a satellite were to occur, the Company may not be able to accommodate affected customers with its other satellites or data from another source until a replacement satellite is available, and it may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary satellite replacement. An extended launch delay beyond planned contingency, launch failure, underperformance, delay or perceived delay could have a material adverse effect on the Company’s business prospects, financial condition, and results of operations. If delays were to occur and the Company’s remediation measures and process changes were not successful or if it experiences issues with planned manufacturing improvements or design and safety, it could experience issues in scaling up further satellite production. Such delays could cause the Company to fail to reach its goal of expanding and scaling its constellation of satellites. A failure to reach a sufficient number of satellites in the Company’s constellation may impact the revisit rates it is able to offer its customers and limit its product offerings, thereby making it less attractive to existing and potential customers.

Launch vehicles may also under-perform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its service life. In addition, although the Company intends to purchase launch insurance on all of its launches, if it were not able to obtain launch insurance on commercially reasonable terms and a launch failure were to occur, it would directly suffer the loss of the cost of the satellite and related costs.

The Company’s business involves significant risks and uncertainties that may not be covered by insurance.

The Company endeavors to obtain insurance coverage from established insurance carriers to cover certain risks and liabilities related to its business. However, the amount of insurance coverage that the Company maintains may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while the

Company remains exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities.

Although the Company maintains insurance policies that it believes to be adequate, it cannot provide assurance that this insurance will be adequate to protect it from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful liability claim could result in substantial cost to the Company. Even if the Company is fully insured as it relates to a claim, the claim could nevertheless diminish the Company’s brand and divert management’s attention and resources, which could have a negative impact on the Company’s business, financial condition, and results of operations.

Although the Company maintains pre-launch and launch insurance coverage for its satellites, it does not maintain in-orbit lifecycle insurance coverage. Any damage or destruction to the Company’s satellites while in orbit as a result of anomalies, failures, collisions with its satellites or other satellites or debris, radiation damage or other catastrophic event will not be covered by insurance. The Company will be required to pay for the repair or replacement of such satellite which may have a material adverse effect on its financial condition and results of operation.

The Company does not maintain third-party liability insurance with respect to its satellites. Accordingly, the Company currently has no insurance to cover any third-party damages that may be caused by any of its satellites, including personal and property insurance. If the Company experiences significant uninsured losses, such events could have a material adverse impact on its business, financial condition and results of operations.

The Company typically purchases pre-launch and launch insurance coverage for its satellites to address the risk of potential systemic anomalies, failures, collisions with its satellites or other satellites or debris, or catastrophic events that occur prior to or during launch. However, such insurance may be insufficient or unavailable on acceptable cost and terms, if at all.

The Company has historically purchased pre-launch and launch insurance to address the risk of potential systemic anomalies, failures, collisions with its satellites or other satellites or debris, or catastrophic events during launch, to the extent that insurance was available on acceptable premiums and other terms. The insurance proceeds received in connection with a partial or total loss of the functional capacity of any of the Company’s satellites would not be sufficient to cover the replacement cost, if the Company chooses to do so, of an equivalent satellite. In addition, this insurance will not protect the Company against all losses to its satellites due to specified exclusions, deductibles and material change limitations and it may be difficult to insure against certain risks, including a partial deterioration in satellite performance and satellite re-entry.

The price and availability of insurance fluctuate significantly. Insurance market conditions or factors outside the Company’s control at the time it is in the market for the required insurance, such as failure of a satellite using similar components, could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. The cost of the Company’s insurance has been increasing and may continue to increase. Higher premiums on insurance policies will reduce the Company’s operating income by the amount of such increased premiums. If the terms of insurance policies become less favorable than those currently available, there may be limits on the amount of coverage that the Company can obtain, or the Company may not be able to obtain insurance at all.

Coordination results may adversely affect the Company’s ability to use its satellites in certain orbital locations for its proposed service or coverage area or may delay its ability to launch satellites and thereby operate its proposed services.

The Company will be required to record orbital locations and operational parameters of its satellites with the International Telecommunication Union and to coordinate with other satellite operators and national administrations the use of these orbital locations and operational parameters in order to avoid interference to or from other satellites. The results of coordination may adversely affect the Company’s use of its satellites using certain orbital locations as well as the type of applications or services that the Company can accommodate. If the Company is unable to coordinate its satellites by specified deadlines, the Company may not be able to use its satellites or certain orbital locations for its proposed service or coverage area or it may lose interference protection for its satellites. The use of the Company’s satellites may also be temporarily or permanently adversely affected if the operation of other satellite networks do not conform to coordination agreements resulting in the acceptable interference levels being exceeded (such as due to operational errors associated with the transmissions to other satellite networks).

Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt the Company’s business or satellite launch schedules. Interruption or failure of the Company’s infrastructure could hurt its ability to effectively perform its daily operations and provide and produce its products and services, which could damage its reputation and materially and adversely affect its operating results.

The Company is vulnerable to natural disasters and significant disruptions including tsunamis, floods, earthquakes, fires, water shortages, other extreme or unusual weather conditions, epidemics or pandemics, acts of terrorism or disruptive political events where the Company’s facilities or the launch facilities of its transport partners are located, or where its third-party suppliers’ facilities are located, power shortages and blackouts, aging infrastructures and telecommunications failures. Furthermore, climate change has increased, and may continue to increase, the rate, size and scope of these natural disasters. In the event of such a natural disaster or other disruption, the Company could experience disruptions to its operations or the operations of suppliers, subcontractors, distributors or customers, which could affect the Company’s ability to maintain launch schedules or fulfill its customer contracts.

The availability of many of the Company’s geospatial intelligence, imagery and related data analytic products and services depends on the continuing operation of its satellite operations infrastructure, satellite manufacturing operations, information technology and communications systems. Any downtime, damage to or failure of the Company’s systems could result in interruptions in its service, which could reduce its revenues. The Company’s systems are vulnerable to damage or interruption from floods, fires, power loss, aging infrastructure, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm the Company’s systems. In the event the Company is unable to collect, process and deliver imagery from its facility, its daily operations and operating results would be materially and adversely affected. In addition, the Company’s ground terminal centers are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, aging infrastructure, telecommunications failures and similar events. The occurrence of any of the foregoing could result in lengthy interruptions in the Company’s services and/or damage its reputation, which could have a material adverse effect on its business, financial condition, and results of operations.

The occurrence and impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on the Company’s financial position, results of operations and/or cash flows.

Prolonged unfavorable weather conditions could negatively impact the Company’s operations.

In order for satellites to collect and deliver imagery effectively, the satellite must be able to view the desired area on a certain day at a certain time as it passes overhead. Adverse weather conditions, such as clouds or haze, may prevent satellites from collecting data and imagery or could cause the satellite to experience technical difficulties communicating with the ground terminals or collecting imagery in the same quality or volume that was intended. In addition, space weather, such as solar flares, could take the Company’s satellites out of orbit, disrupt the Company’s ground communication networks and affect the decay rate of its satellites. The occurrence of any of the foregoing could result in interruptions, which could be lengthy, in the Company’s services and/or damage its reputation, which could have a material adverse effect on its business, financial condition, and results of operations.

Risks Relating to Legal and Regulatory Matters

The Company is subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, the Company’s failure to secure timely U.S. government authorizations under these laws and regulations, or the Company’s failure to comply with these laws and regulations could have a material adverse effect on its business, financial condition and results of operations.

The Company has a global supply chain of upstream and downstream partners including manufacturers, suppliers and launch providers from a number of countries including the U.S. Based on these activities, the Company may be required to comply with U.S. export control laws and regulations, including the International Traffic in Arms Regulations (“ITAR”) administered by the U.S. Department of State and the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”). Pursuant to these foreign trade control laws and regulations, the Company may be required, among other things, to (i) maintain a registration under ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of the Company’s satellite imagery and data business. Violations of applicable export control laws and related regulations could result in criminal and administrative penalties, including fines, possible denial of export privileges, and debarment, which could have a material adverse impact on the Company’s business, including its ability to enter into contracts or subcontracts for U.S. government customers. U.S. export licenses are required to transfer or make accessible certain of the Company’s products, software and technical information to its non-U.S. employees (called “deemed exports”).

The inability to secure and maintain other necessary export authorizations could negatively impact the Company’s ability to compete successfully or to operate its business as planned. For example, if the Company was unable to obtain or maintain its licenses to export certain spacecraft hardware, it would effectively be prohibited from launching its vehicles from certain non-U.S. locations, which would limit the number of launch providers it could use. In addition, if the Company was unable to obtain a Department of State Technical Assistance Agreement to export certain launch related services, it would experience difficulties or even be unable to perform integration activities necessary to safely integrate its transfer vehicles to non-U.S. launch vehicles. In both cases, these restrictions could lead to higher launch costs which may have a material adverse impact on the Company’s results of operations. Similarly, if the Company was unable to secure effective export licensure to authorize the full scope of activity with a foreign partner or supplier, it may be required to make design changes to spacecraft or updates to its supplier chain, which may result in increased costs to the Company or delays in vehicle launches.

Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict the Company’s operations. There is no inherent right to perform an export and given the significant discretion the government has adjudicating such authorizations in furtherance of U.S. national security and foreign policy interests, there can be no assurance the Company will be successful in its current and future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

In addition, U.S. export control laws continue to change. For example, the control lists under the ITAR and the EAR are periodically updated to reclassify specific types of export-controlled technology. For example, any changes to the jurisdictional assignment of controlled data or hardware used by the Company could result in the need for different export authorizations, each then subject to a subsequent approval. Similarly, should exceptions or exemptions under the EAR or ITAR, respectively, be changed, the Company’s activities otherwise authorized via these mechanisms may become unavailable and could result in the need for additional export authorizations.

Additionally, changes to the administrative implementation of export control laws at the agency level may suddenly change as a result of geo-political events, which could result in existing or proposed export authorization applications being viewed in unpredictable ways, or potentially rejected, as a result of the changed agency level protocol.

To date, based on the structure of the Company’s business and operations and informal discussion with regulators, the Company does not believe its satellite operations are subject to U.S. regulation. If it is determined by a U.S. regulatory authority that the Company’s operations are subject to U.S. law, the Company could be subject to penalties and other adverse consequences as a result of noncompliance.

The raw data collected by the Company’s constellation is collected through a series of ground stations strategically located in several global locations (not within the U.S.). The Company has a mission and operations team, located in Spain and Argentina, that monitors and operates all satellites in the constellation. The majority of the Company’s satellite operations and management sits outside the U.S. As a result of these factors, the Company does not believe it is subject to U.S. regulations issued by the U.S. National Oceanic and Atmospheric Administration (“NOAA”) or the U.S. Federal Aviation Administration (“FAA”), although the Company’s agreement with SpaceX to launch its satellites does indirectly require it to comply with certain FAA licensing requirements. If U.S. regulators disagree with the Company’s determination that it is not subject to U.S. regulation and it is determined by a U.S. regulatory authority that the Company was required to, and did not, comply with U.S. regulations relating to its business and operations, the Company may be subject to penalties or other adverse consequences which could materially and adversely affect the Company’s business and results of operations.

If the Company is successful in becoming a U.S. governmental contractor, its business will be subject to significant U.S. regulations, and reductions or changes in U.S. government spending, including the U.S. defense budget, could reduce its revenue and adversely affect its business.

A large part of the Company’s growth strategy includes obtaining U.S. governmental agency customers, particularly in defense and intelligence, as well as U.S. commercial customers. If and when the Company contracts with the U.S. government or, in certain circumstances, retains services from U.S. service providers, the Company must comply with a variety of laws and regulations. A violation of these laws and regulations could result in the imposition of fines and penalties to the Company or its customers or the termination of the Company’s or their contracts with the U.S. government. As a result, there could be a delay in the Company’s receipt of orders from its customers, a termination of such orders, or a termination of any contracts between the Company and the U.S. government.

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The Company’s potential future contracts with U.S. and international defense contractors or directly with the U.S. government may be on a commercial item basis, eliminating the requirement to disclose and certify cost data. To the extent that there are interpretations or changes in the FAR regarding the qualifications necessary to sell commercial items, there could be a material impact on the Company’s business and operating results. For example, there have been legislative proposals to narrow the definition of a “commercial item” (as defined in the FAR) or to require cost and pricing data on commercial items that could limit or adversely impact the Company’s ability to contract under commercial item terms. Changes could be accelerated due to changes in the Company’s mix of business, in federal regulations, or in the interpretation of federal regulations, which may subject the Company to increased oversight by the Defense Contract Audit Agency (“DCAA”) for certain of the Company’s products or services. Such changes could also trigger contract coverage under the Cost Accounting Standards (“CAS”), further impacting the Company’s commercial operating model and requiring compliance with a defined set of business systems criteria. Growth in the value of certain contracts may increase the Company’s compliance burden, requiring the Company to implement new business systems to comply with such requirements. Failure to comply with applicable CAS requirements could adversely impact the Company’s ability to win future CAS-type contracts.

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The Company would be subject to the Defense Federal Acquisition Regulation Supplement (“DFARS”) and the Department of Defense (“DoD”) and federal cybersecurity requirements, in connection with any defense work the Company performs in the future for the U.S. government and defense prime contractors. Amendments to DoD cybersecurity requirements, such as through amendments to the FAR or DFARS, may increase the Company’s costs or delay the award of contracts if it is unable to certify that it satisfies such cybersecurity requirements.

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The U.S. government or a defense prime contractor customer could require the Company to relinquish data rights to a product in connection with performing work on a defense contract, which could lead to a loss of valuable technology and intellectual property in order to participate in a government program.

•	The Company may enter into cost reimbursable contracts with the U.S. government or a defense prime contractor customer that could offset the Company’s cost efficiency initiatives.

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The Company would be subject to various U.S. federal export-control statutes and regulations, which may affect its business with, among others, international defense customers. In certain cases, the export of the Company’s products and technical data to foreign persons, and the provision of technical services to foreign persons related to such products and technical data, may require licenses from the U.S. Department of Commerce or the U.S. Department of State. The time required to obtain these licenses, and the restrictions that may be contained in these licenses, may result in the Company being at a competitive disadvantage with international suppliers who are not subject to U.S. federal export control statutes and regulations. In addition, violations of these statutes and regulations can result in civil and, under certain circumstances, criminal liability as well as administrative penalties which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

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Sales to U.S. prime defense contractor customers as part of foreign military sales (“FMS”) programs combine several different types of risks and uncertainties highlighted above, including risks related to government contracts, risks related to defense contracts, timing and budgeting of foreign governments, and approval from the U.S. and foreign governments related to the programs, all of which may be impacted by macroeconomic and geopolitical factors outside of the Company’s control.

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The Company may in the future derive a portion of its revenue from programs with governments and government agencies that are subject to security restrictions (e.g., contracts involving classified information, classified contracts, and classified programs), which preclude the dissemination of information and technology that is classified for national security purposes under applicable law and regulation. In general, access to classified information, technology, facilities, or programs requires appropriate personnel security clearances, is subject to additional contract oversight and potential liability, and may also require appropriate facility clearances and other specialized infrastructure. Therefore, certain of the Company’s employees with appropriate security clearances may require access to classified information in connection with the performance of a U.S. government contract. The Company must comply with security requirements pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) administered by the Defense Counterintelligence and Security Agency (“DCSA”), and other U.S. government security protocols when accessing sensitive information. Failure to comply with the NISPOM or other security requirements may subject the Company to civil or criminal penalties, loss of access to sensitive information, loss of a U.S. government contract, or potentially debarment as a government contractor. Further, the DCSA has transitioned its review of a contractor’s security program to focus on the protection of controlled unclassified information and assets. Failure to meet DCSA’s new, broader requirements could adversely impact the ability to win new business as a government contractor.

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The Company may need to invest additional capital to build out higher level security infrastructure at certain of its facilities to be awarded contracts related to defense programs with higher level security requirements. Failure to invest in such infrastructure may limit the Company’s ability to obtain new contracts with defense programs.

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The Company may be required to have certain products that it purchases manufactured in the United States and other relatively high-cost manufacturing locations under the Buy American Act or other regulations, and the Company may not manufacture all products in locations that meet these requirements, which may preclude the Company’s ability to sell some products or services

If the Company were to become a contractor to agencies and departments of the U.S. government, it would likely result in it being routinely subject to investigations and reviews relating to compliance with various laws and regulations, including those associated with organizational conflicts of interest, procurement integrity, bid integrity and claim presentation, among others. These investigations may be conducted without the Company’s knowledge. Adverse findings in these investigations or reviews can lead to criminal, civil or administrative proceedings, and the Company could face civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. government agencies. In addition, the Company could suffer serious harm to its reputation and competitive position if allegations of impropriety were made against it, whether or not true. If the Company’s reputation or relationship were impaired due to these investigations, or if it could not obtain contracts with the U.S. government and the U.S. government otherwise ceased doing business with it or significantly decreased the amount of business it does with it, its revenues and ability to attract new business could be adversely affected.

In addition, spending authorizations for defense-related and other programs by the U.S. government have fluctuated in the past, and future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where the Company does not expect to provide services. Any contract the Company may enter into with the U.S. government and its agencies will generally be conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis, even though contract performance may extend over many years. In recent years, there has been a pattern of delays in the finalization and approval of the U.S. government budget, which can create uncertainty over the extent of future U.S. government demand for the Company’s services.

Failure to comply with the requirements of the National Industrial Security Program could jeopardize the Company’s ability to provide its products and services to the U.S. government.

The Company’s growth strategy includes seeking U.S. governmental agency customers, particularly in defense and intelligence, though it has not acquired any U.S. governmental agency customers to date. In obtaining certain U.S. governmental agency customers, those contracts may require the Company to maintain national security clearance and mitigation elements under the National Industry Security Program. Obtaining and maintaining national security clearances involves a lengthy process. In anticipation of potential future U.S. government contracts, the Company established a U.S. subsidiary, Satellogic North America, LLC, and has commenced the process of insulating the entity from foreign ownership, control or influence (“FOCI”), including by recruiting directors and employees dedicated to that entity and any U.S. governmental agency projects to be serviced by the entity. Failure to comply with any agreement with the U.S. Department of Defense regarding any appropriate FOCI mitigation arrangement could result in invalidation or termination of applicable facility security clearances, which in turn would mean that Satellogic North America, LLC, would not be able to enter into future contracts with the U.S. government requiring facility security clearances, and may result in the loss of the ability of this entity or any other future U.S. subsidiaries to complete then-existing contracts with the U.S. government.

The Company’s business with governmental entities is subject to the policies, priorities, regulations, mandates, and funding levels of such governmental entities and may be negatively impacted by any change thereto.

The Company plans to enter into contracts with governmental agencies to provide its products and services. This would subject the Company’s business to laws and regulations applicable to companies doing business with the applicable government. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors.

For instance, most government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in such event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Government contracts often also contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:

•	Terminate existing contracts for convenience with short notice;

•	Reduce orders under or otherwise modify contracts;

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For contracts subject to the Truthful Cost or Pricing Data Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;

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For some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

•	Cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	Decline to exercise an option to renew a multi-year contract;

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Claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;

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Prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment;

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Subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract;

•	Suspend or debar the Company from doing business with the applicable government; and

•	Control or prohibit the export of its services.

In addition, government contracts normally contain additional requirements that may increase the Company’s costs of doing business, reduce its gross margins, and expose it to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	Specialized disclosure and accounting requirements unique to government contracts;

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Financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	Public disclosures of certain contract and company information;

•	Mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements; and

•	Requirements to procure certain materials, components and parts from supply sources approved by the customer.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding the Company’s compliance with government contract requirements. New regulations or procurement requirements (including, for example regulations regarding counterfeit and corrupt parts, supply chain diligence and cybersecurity) or changes to current requirements could increase our costs and risk of non-compliance. In addition, if the Company fails to comply with government contracting laws, regulations and contract requirements, its contracts may be subject to termination, and it may be subject to financial and/or other liability under such contract and applicable law.

Further, changes in government policies, priorities, regulations, use of commercial data providers to meet U.S. government imagery needs, government agency mandates, funding levels through agency budget reductions, the imposition of budgetary constraints or a decline in government support or deferment of funding for programs in which the Company or its customers participate could result in contract terminations, delays in contract awards, reduction in contract scope, performance penalties or breaches of its contracts, the failure to exercise contract options, the cancellation of planned procurements and fewer new business opportunities, all of which could materially and adversely impact the Company’s business, financial condition, results of operations and cash flows.

The Company’s business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on the Company’s business.

The Company is subject to a wide variety of laws and regulations relating to various aspects of its business, including with respect to its space transport operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and the Company cannot reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. The Company monitors these developments and devotes a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit the Company’s ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts the Company’s business could require the Company to change the way it operates and could have a material adverse effect on its sales, profitability, cash flows and financial condition. Failure to comply with these laws or regulations or failure to satisfy any criteria or other requirement under such laws or regulations, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of the Company’s business, may result in civil penalties or private lawsuits, or result in a delay or the denial, suspension or revocation of licenses, certificates, authorizations or permits, which would prevent the Company from operating its business.

The U.S. and foreign governments may revise existing contract rules and regulations or adopt new contract rules and regulations at any time and may also face restrictions or pressure regarding the type and amount of services it may obtain from private contractors. Changes could impair the Company’s ability to obtain new contracts or renew contracts under which it currently performs when those contracts are eligible for re-competition. Any new contracting methods could be costly or administratively difficult for the Company to implement, which could adversely affect the Company’s business, results of operations and financial condition.

Additionally, regulation of the Company’s industry is still evolving, and new or different laws or regulations could affect the Company’s operations, increase direct compliance costs for the Company or cause any third-party suppliers or contractors to raise the prices they charge the Company because of increased compliance costs. For example, the FCC has an open notice of proposed rulemaking relating to mitigation of orbital debris, which could affect the Company and its operations. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which the Company are or may become subject, particularly where the layers are in conflict, could require alteration of the Company’s manufacturing processes or operational parameters which may adversely impact its business. The Company may not be in compliance with all such requirements at all times and, even when it believes it is in compliance, a regulatory agency may determine that it is not.

Any changes in applicable laws could adversely affect the Company’s business and financial condition. Any material failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting.

The Company is subject to the orbital slot and spectrum access requirements of the International Telecommunication Union (“ITU”) and the regulatory and licensing requirements in each of the countries in which it provides services, operates facilities, or licenses terminals, and the Company’s business is sensitive to regulatory changes internationally and in those countries.

The telecommunications industry is highly regulated, and the Company depends on access to orbital slots and spectrum resources to provide satellite services. The ITU and U.S. and other nations’ regulators allocate spectrum for satellite services, and may change these allocations, which could change or limit how the Company’s current satellites are able to be used. In addition, in connection with providing satellite capacity, ground network uplinks, downlinks and other value-added or managed services to the Company’s customers, the Company needs to maintain regulatory approvals, and from time to time obtain new regulatory approvals, from various countries. Obtaining and maintaining these approvals can involve significant time and expense. If the Company cannot obtain, or is delayed in obtaining, the required regulatory approvals, it may not be able to provide these services to its customers, operate facilities and terminals, or expand into new services. In addition, the laws and regulations to which the Company is subject could change at any time, thus making it more difficult for the Company to obtain new regulatory approvals or causing its existing approvals to be revoked or adversely modified. Because regulatory schemes vary by country, the Company may also be subject to regulations of which it is not presently aware and could be subject to sanctions by a foreign government that could materially and adversely affect its operations in that country. If the Company cannot comply with the laws and regulations that apply to it, it could lose its revenue from services provided to the countries and territories covered by these laws and regulations and be subject to criminal or civil sanctions.

Increasing regulatory focus on privacy issues and expanding laws may impact the Company’s business or expose it to increased liability.

The Company collects and processes customer data, which may include personal data. Due to the sensitivity of the information and data the Company expects to manage in the future, as well as the nature of its customer base, the security features of its information systems are critical. A variety of U.S. federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or the Company’s practices. As a result, the Company’s practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations.

The Company expects that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the European e-Privacy Regulation, which is currently in draft form. The Company cannot yet determine the impact such future laws, regulations and standards may have on its business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the European Economic Area (the “EEA”) and elsewhere may increase the Company’s compliance costs and legal liability.

The Company is also subject to additional privacy laws and regulations, many of which, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing the GDPR, as well as legislation substantially implementing the GDPR in the United Kingdom, are significantly more stringent than those currently in effect in the United States. The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. The law also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The United Kingdom’s version of the GDPR, the UK GDPR, which it maintains along with its Data Protection Act (collectively, the “UK GDPR”), also provides for substantial penalties that, for the most serious violations, can be the greater of £17.5 million or 4% of a group’s worldwide turnover for the preceding financial year. The GDPR, UK GDPR, and other similar regulations require companies to give specific types of notice and informed consent is required for certain actions, and the GDPR and UK GDPR imposes additional conditions in order to satisfy such consent, such as bundled consents.

The GDPR, UK GDPR, and other state and global laws and regulations have increased the Company’s responsibility and potential liability in relation to personal data, and the Company has and will continue to put in place additional processes and programs to demonstrate compliance. New privacy laws and regulations are under development at the U.S. federal and state level and in many international jurisdictions. Any actual or perceived failure to comply with the U.S., GDPR, UK GDPR, or other data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities, as well as harm to the Company’s reputation and market position.

Additionally, the Company stores customer information and content and if its customers fail to comply with their contractual obligations or applicable laws, it could result in litigation or reputational harm to the Company. The GDPR, UK GDPR, and other laws, regulations, standards and self-regulatory codes may affect the Company’s ability to reach current and prospective customers, understand how the Company’s offerings and services are being used, respond to customer requests allowed under the laws, and implement its new business models effectively. These new laws and regulations would similarly affect the Company’s competitors as well as its customers. These requirements could impact demand for the Company’s offerings and services and result in more onerous contract obligations.

Subsequent to the consummation of the Business Combination, PubCo will be subject to anti-corruption and anti-bribery laws in various countries, including but not limited to the U.S. Foreign Corrupt Practices Act. PubCo can be subject to criminal and civil liability and other serious consequences for violations of such laws, which can harm its business.

PubCo will be subject to applicable anti-corruption and anti-bribery laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and other anti-corruption, anti-bribery, and related laws in countries in which PubCo will conduct its activities. PubCo can, in certain circumstances, be held liable for violations of such laws committed by its employees, agents, contractors and others acting on its behalf, even if PubCo does not explicitly authorize or have actual knowledge of such activities. PubCo can also, in certain circumstances, be held liable for prior violations of such laws committed by the Company. Any violations of these laws and regulations may result in substantial civil, criminal and administrative fines and penalties, remedial measures and legal expenses, and other collateral consequences, all of which could adversely affect PubCo’s business, results of operations, financial condition and reputation.

Although the Company maintains anti-corruption policies and procedures designed to address the risk of bribery, corruption and related misconduct, certain of its activities and operations present risk from an anti-corruption perspective. The Company has an extensive current or projected geographic scope of operations and is active or pursuing business in countries that can present heightened anti-corruption compliance risks. The Company’s target customer base also includes governments and government instrumentalities. Contracting with such entities can increase a company’s compliance risk exposure, since, among other things, the representatives of such entities are typically considered to be “foreign officials” under the FCPA and may be similarly characterized under other relevant anti-corruption laws. The Company also works with third parties, including business development agents, distributors and resellers, in certain countries, including to interact with public officials on the Company’s behalf. As PubCo’s operations and sales activities continue to expand, PubCo’s policies and procedures will similarly have to expand to adequately address the risks presented by its activities. PubCo may fail to adequately expand its policies and procedures to address these increased risks.

Risks Relating to the Company’s Intellectual Property, Data Privacy and Information Security

The Company may be unable to protect its intellectual property rights. Disclosure of trade secrets could cause harm to the Company’s business.

To protect the Company’s proprietary rights, it relies on a combination of patents, trademarks and trade secret laws, and confidentiality agreements and license agreements with consultants, vendors and customers. The Company’s efforts to protect its intellectual property and proprietary rights may not be sufficient. Although the Company applies rigorous standards, documents and processes to protect its intellectual property, there is no absolute assurance that the steps taken to protect its technology will prevent misappropriation or infringement. The Company’s ability to enforce and protect its intellectual property rights may be limited in certain jurisdictions, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by the Company. Competitors also may harm the Company’s sales by designing products that mirror the capabilities of its products or technology without infringing on its intellectual property rights. If the Company does not obtain sufficient protection for its intellectual property, or if it is unable to effectively enforce its intellectual property rights, the Company’s competitiveness could be impaired, which would limit its growth and future revenue.

The Company attempts to protect its trade secrets and other proprietary information by entering into confidentiality, licensing and invention assignment agreements or other contracts with similar provisions with third parties and its employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to the Company. In addition, others may independently discover, or reverse engineer the Company’s trade secrets and proprietary information, and in such cases the Company could not assert any trade secret or proprietary rights against such party. Litigation may be necessary to enforce or protect the Company’s intellectual property rights, its trade secrets or determine the validity and scope of the proprietary rights of others. Litigating a claim that a party illegally or unlawfully obtained and uses the Company’s trade secret without authorization is difficult, expensive and time consuming, and the outcome is unpredictable. If the Company is unable to protect its intellectual property, its competitors could market services or products similar to the Company’s services and products, which could reduce demand for its offerings. Any litigation to enforce the Company’s intellectual property rights, protect its trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

The Company also tries to protect its intellectual property by filing patent applications related to its technology, inventions and improvements are important to the development of its business. The steps the Company takes to protect its intellectual property may be inadequate. The Company currently has 14 issued patents, one utility model and 37 patents pending in 8 jurisdictions. The Company’s pending patent applications may not result in patents being issued, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to those of the Company. The Company cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as the Company has, the Company may not be entitled to the protection sought by the patent application. The Company also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. As a result, the Company cannot be certain that the patent applications that it files will be granted. Further, the scope of protection of issued patent claims is often difficult to determine.

Patents, if issued, may be challenged, invalidated or circumvented. If the Company’s patents are invalidated or found to be unenforceable, the Company will lose the ability to exclude others from making, using or selling the inventions claimed. Moreover, an issued patent does not guarantee the Company the right to use the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent the Company from developing its product. Thus, patents that the Company may own in the future may not allow it to exploit the rights conferred by its intellectual property protection. Even if issued, they may not be issued with claims sufficiently broad to protect the Company’s technologies or may not provide the Company with a competitive advantage against competitors with similar technologies. Despite the Company’s precautions, it may be possible for unauthorized third parties to copy the Company’s technology and use information that the Company regards as proprietary to create technology that competes with the Company’s. Further, the laws of certain countries may not adequately protect proprietary rights, and mechanisms for enforcement of intellectual property rights in such countries may be inadequate. The Company’s competitors may also design around the Company’s issued patents, which may adversely affect the Company’s business, prospects, financial condition and operating results.

The Company’s technology may violate the proprietary rights of third parties and its intellectual property may be misappropriated or infringed upon by third parties, each of which could have a negative impact on its operations.

If any of the Company’s technology violates proprietary rights of any third party, including copyrights and patents, such third party may assert infringement claims against the Company. Certain software and other intellectual property used by the Company or in its satellites, systems and products make use of or incorporate licensed software components or other licensed technology. Any claims brought against the Company may result in limitations on its ability to use the intellectual property subject to these claims. The Company may be required to redesign its satellites, systems or products or to obtain licenses from third parties to continue offering its satellites, systems or products without substantially re-engineering such products or systems.

The Company’s intellectual property rights may be invalidated, circumvented, challenged, infringed or required to be licensed to others. An infringement or misappropriation could harm any competitive advantage the Company currently derives or may derive from its proprietary rights.

Data breaches or incidents involving the Company’s technology or products could damage its business, reputation and brand and substantially harm its business and results of operations.

If the Company’s data and network infrastructure were to fail, or if the Company were to suffer an interruption or degradation of services in its data center, third-party cloud, and other infrastructure environments, it could lose important manufacturing and technical data, which could harm its business. The Company’s facilities, as well as the facilities of third parties that maintain or have access to the Company’s data or network infrastructure, are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that the Company’s or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, the Company’s ability to operate may be impaired and its business could be adversely affected. A decision to close facilities without adequate notice, or other unanticipated problems, could adversely impact the Company’s operations. Any of the aforementioned risks may be augmented if the Company’s or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. The Company’s data center, third-party cloud, and managed service provider infrastructure also could be subject to break-ins, cyber-attacks, sabotage, intentional acts of vandalism and other misconduct, from a spectrum of actors ranging in sophistication from threats common to most industries to more advanced and persistent, highly organized adversaries. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that the Company experiences could result in unauthorized access to, misuse of or unauthorized acquisition of its internal sensitive corporate data, such as financial data, intellectual property, or data related to contracts with commercial or government customers or partners. Such unauthorized access, misuse, acquisition, or modification of sensitive data may result in data loss, corruption or alteration, interruptions in the Company’s operations or damage to the Company’s computer hardware or systems or those of its employees and customers. Moreover, negative publicity arising from these types of disruptions could damage the Company’s reputation.

The Company has implemented multiple layers of security measures designed to protect the confidentiality, integrity, availability and privacy of this data and the systems and devices that store and transmit such data. The Company utilizes current security technologies, and its defenses are monitored and routinely tested internally. Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, the Company may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures.

Over the past several years, cyber-attacks have become more prevalent and much harder to detect and defend against. The Company’s network and storage applications may be vulnerable to cyber-attack, malicious intrusion, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications the Company develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to the Company’s systems or facilities through fraud, trickery or other forms of deceiving the Company’s employees, contractors and temporary staff. As cyber threats continue to evolve, the Company may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any cybersecurity vulnerabilities. The Company expects to maintain cyber liability insurance policies covering certain security and privacy damages. However, it does not currently have a policy and even if a policy is purchased, the Company cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to it on economically reasonable terms, or at all.

Significant unavailability of the Company’s services due to attacks could cause users to cease using the Company’s services and materially adversely affect the Company’s business, prospects, financial condition and results of operations. The Company uses software which it has developed, which the Company seeks to continually update and improve. Replacing such systems is often time-consuming and expensive and can also be intrusive to daily business operations. Further, the Company may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of its systems. The Company may experience periodic system interruptions from time to time. Any slowdown or failure of the Company’s underlying technology infrastructure could harm its business, reputation and ability to execute on its business plan, which could materially adversely affect its results of operations. The Company’s disaster recovery plan or those of its third-party providers may be inadequate.

The Company’s technologies contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

The Company utilizes “open-source” software licensed from third parties on a limited basis. The Company primarily uses this software in limited cases such as in connection with satellite testing. Some of these licenses contain requirements that the Company make available source code for modifications or derivative works it creates based upon the open source software, and that it license these modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. In addition to risks related to license requirements, use of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide updates, warranties, support, indemnities, assurances of title, or controls on origin of the software. Likewise, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an “as-is” basis. If the Company were found to have inappropriately used open source software, it may be required to take other remedial action that may divert resources away from its development efforts, any of which could adversely affect its business, financial condition, results of operations and growth prospects. In addition, if the open source software the Company uses is no longer maintained by the relevant developer or open source community, then it may be more difficult to make the necessary revisions to the Company’s software, including modifications to address security vulnerabilities, which could impact the Company’s ability to mitigate cybersecurity risks or fulfill its contractual obligations to its customers. The Company may also face claims from others seeking to enforce the terms of an open source license, including by demanding release under certain open source licenses of the open source software, derivative works or the Company’s proprietary source code that was developed using such software. Such claims, with or without merit, could result in litigation, could be time-consuming and expensive to settle or litigate, could divert the Company’s management’s attention and other resources, could require the Company to lease some of the Company’s proprietary code, or could require the Company to devote additional research and development resources to change its technologies, any of which could adversely affect its business.

General Business Risks

The global COVID-19 outbreak has affected the Company’s business and operations.

In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, the Company has taken precautionary measures intended to minimize the risk of the virus to its employees, customers, and the communities in which it operates, which may negatively impact its business.

COVID-19 has had a negative impact on certain of the Company’s operations, supply chain, vendors, transportation networks and customers. The COVID-19 outbreak is a widespread public health crisis that is adversely affecting the economies and financial markets globally. The progression of this pandemic could negatively impact the Company’s business or results of operations through the temporary or extended closure of its operating locations or those of its suppliers. In addition, there may be changes in the Company’s potential customers’ priorities and practices, as they confront competing budget priorities and limited resources. These changes may impact current and future programs, customer priorities, government payments, and other practices, procurements, and funding decisions.

To the extent COVID-19 adversely affects the Company’s business operations, liquidity and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

The Company relies on the significant experience and specialized expertise of its senior management, engineering, sales and operational staff and must retain and attract qualified and highly skilled personnel in order to grow its business successfully. If the Company is unable to build, expand, and deploy additional members its management, engineering, sales and operational staff in a timely manner, or at all, or to hire, retain, train, and motivate such personnel, its growth and long-term success could be adversely impacted.

The Company’s performance is substantially dependent on the continued services and performance of its senior management and its highly qualified team of engineers and data scientists, many of whom have numerous years of experience, specialized expertise in its business. If the Company is not successful in hiring and retaining highly qualified engineers, data scientists and other skilled personnel, it may not be able to extend or maintain its engineering and data science expertise, and its future product development efforts could be adversely affected. Competition for hiring these employees is intense, especially regarding engineers and data scientists with specialized skills required for the Company’s business, and it may be unable to hire and retain enough engineers and data scientists to implement its growth strategy.

The Company’s future success also depends on the successful execution of its strategy to increase sales to customers, identify and engage new customers, and enter U.S. and new non-U.S. markets, which will depend on, among other things, its ability to build and expand its sales organization and operations. Identifying, recruiting, training, and managing sales personnel requires significant time, expense, and attention, including from the Company’s senior management and other key personnel, which could adversely impact its business, financial condition, and results of operations in the short and long term.

The Company may become involved in litigation that may materially adversely affect it.

From time to time, the Company may become involved in various legal proceedings relating to matters incidental to the ordinary course of its business, including intellectual property, commercial, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause the Company to incur significant expenses or liability or require it to change its’ business practices. Because of the potential risks, expenses and uncertainties of litigation, the Company may, from time to time, settle disputes, even where it believes that it has meritorious claims or defenses. Because litigation is inherently unpredictable, the Company cannot assure you that the results of any of these actions will not have a material adverse effect on its business.

Changes in accounting standards or inaccurate estimates or assumptions in the application of accounting policies could adversely affect the Company’s financial condition and results of operations.

The Company’s accounting policies and methods are fundamental to how it records and reports its financial condition and results of operations. Future changes in accounting standards, pronouncements or interpretations could require the Company to change its policies and procedures. The materiality of such changes is difficult to predict, and such changes could materially impact how the Company records and reports its financial condition and results of operations. In addition, some accounting policies require the use of estimates and assumptions that may affect the reported value of the Company’s assets or liabilities and results of operations and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. If those assumptions, estimates or judgments were incorrectly made, the Company could be required to correct and restate prior period financial statements, and there can be no assurances that it will make the correct judgments in the future, should any new standards be issued. Accounting standard-setters and those who interpret the accounting standards may also amend or even reverse their previous interpretations or positions on how various standards should be applied. Any of these changes are difficult to predict and can materially impact how the Company records and reports its financial condition and results of operations, which could have a significant impact on its future financial statements.

Risk Related to CF V and the Business Combination

The Sponsor and each of CF V’s officers and directors have agreed to vote in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting, regardless of how CF V’s public stockholders vote.

The Sponsor and each of CF V’s officers and directors have agreed to, among other things, vote in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting. As of the date of this proxy statement/prospectus, the Sponsor and CF V’s directors and officers own an aggregate of

21.5% of the outstanding shares of CF V Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and CF V’s directors and officers agreed to vote their Founder Shares and their other shares of CF V Common Stock in accordance with the majority of the votes cast by CF V’s public stockholders.

Neither the CF V Board nor any committee thereof obtained a fairness opinion in determining whether or not to pursue the Business Combination.

Neither the CF V Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that CF V is paying for the Company in the Business Combination is fair to CF V from a financial point of view. In analyzing the Business Combination, the CF V Board conducted due diligence on the Company. The CF V Board also consulted with CF V’s management and legal counsel, financial advisors and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal—CF V Board’s Reasons for the Approval of the Business Combination,” and concluded that the business combination was in the best interest of CF V Stockholders. The CF V Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that the Company’s fair market value was at least 80% of the value of the Trust Account (excluding any taxes payable on interest earned). Accordingly, investors will be relying solely on the judgment of the CF V Board in valuing the Company, and the CF V Board may not have properly valued such businesses. As a result, the terms may not be fair from a financial point of view to the public stockholders. The lack of a fairness opinion may also lead an increased number of CF V Stockholders to vote against the Business Combination or demand redemption of their shares of CF V Common Stock, which could potentially impact CF V’s ability to consummate the Business Combination.

Since the Sponsor and CF V’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of CF V Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF V’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CF V if a business combination is not completed. Accordingly, CF V’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to CF V’s stockholders than liquidating CF V.

When you consider the recommendation of the CF V Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that the Sponsor and CF V’s officers and directors have interests that are different from, or in addition to, those of CF V Stockholders and warrant holders generally. The CF V Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to CF V Stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. CF V Stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

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CF V’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing Charter. CF V does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, CF V’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to CF V as well as the other entities with which they are affiliated. CF V’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF V is presented with it;

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unless CF V consummates an initial business combination, CF V’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF V (no such expenses were incurred that had not been reimbursed as of August 31, 2021) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the CF V Placement Units, including the CF V Placement Shares, and CF V Placement Warrants, purchased by the Sponsor for $6.0 million will be worthless if a business combination is not consummated;

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the Sponsor has agreed that the CF V Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF V has completed a business combination, subject to limited exceptions;

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the fact that Sponsor paid a nominal amount for the Founders Shares (of which it currently holds 6,230,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $61.4 million, based on the closing price of CF V Class A Common Stock on September 16, 2021, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF V’s public stockholders experience a negative return following the consummation of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or CF V Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

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if CF V does not complete an initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), the proceeds from the sale of the CF V Placement Units of $6.0 million will be included in the liquidating distribution to CF V’s public stockholders and the CF V Placement Warrants will expire worthless;

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the fact that upon completion of the Business Combination, a business combination marketing fee of $8.75 million, $5.0 million of M&A advisory fees (which will be $8.0 million if the Available Cash at Closing exceeds $295.0 million), and approximately $2.2 million of placement agent fees will be payable to CF&Co., an affiliate of CF V and the Sponsor;

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if the Trust Account is liquidated, including in the event CF V is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF V to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF V Public Share by the claims of prospective target businesses with which CF V has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF V, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that the Sponsor has agreed to invest up to an aggregate of up to $23.2 million in the PIPE Investment on the same terms as the PIPE Investors;

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the fact that in connection with the IPO, the Sponsor agreed, upon closing of CF V’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 PubCo Class A Ordinary Shares and 333,333 PubCo Warrants), which, assuming a $10.00 share price and a $1.50 warrant price, would represent a discount of approximately 23% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

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the fact that the Sponsor, through its participation in the PIPE Investment and purchase of Forward Purchase Securities, will be entitled to receive PIPE Additional Shares and FPC Additional Shares if the Adjustment Period VWAP is less than $10.00 (up to a maximum of 579,193 PIPE Additional Shares and 250,000 FPC Additional Shares if the Adjustment Period VWAP is less than $8.00), in which case, the Sponsor would also forfeit 142,865 PubCo Ordinary Shares received in exchange for its Founder Shares pursuant to the Merger Agreement (in which case the Sponsor will have a right to earn back a number of PubCo Ordinary Shares equal to such forfeited shares);

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the fact that the Sponsor has made outstanding loans to CF V in the aggregate amount of $1,133,973 as of August 31, 2021, which amount the Sponsor will lose to the extent that CF V is unable to repay such loans if the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

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the fact that CF V’s two independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $197,200, based on the closing price of CF V Class A Common Stock on September 16, 2021; and

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the fact that CF V’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

The existence of financial and personal interests of one or more of CF V’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of CF V and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination Proposal—Interests of the Sponsor and CF V’s Directors, Officers and Affiliates in the Business Combination” for a further discussion of these considerations.

The financial and personal interests of the Sponsor and CF V’s officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target, completing an initial business combination with the Company and influencing the operation of the business following the initial business combination. In considering the recommendations of the CF V Board to vote for the Proposals, its stockholders should consider these interests. The existence of the interests described above may result in a conflict of interest on the part of CF V’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF V’s officers and directors to complete an initial business combination, even if on terms less favorable to CF V’s stockholders compared to liquidating CF V, because, among other things, if CF V is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF V Placement Units would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $67.5 million based on the closing price of CF V Class A Common Stock and CF V Units on September 16, 2021), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF V would not be repaid to the extent such amounts exceed cash held by CF V outside of the Trust Account (which such expenses and loans, as of August 31, 2021, amounted to $1,133,973), and CF&Co. would not receive business combination marketing fees, M&A advisory fees and placement agent fees amounting to $15.95 million, in the aggregate.

There are risks to CF V Stockholders who are not affiliates of the Sponsor of becoming shareholders of PubCo through the Business Combination rather than acquiring securities of the Company directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of PubCo Ordinary Shares and PubCo Warrants in connection therewith, investors will not receive the benefit of any outside independent review of CF V’s and the Company’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, CF V Stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although CF V performed a due diligence review and investigation of the Company in connection with the Business Combination, CF V has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in PubCo because it may not have uncovered facts that would be important to a potential investor.

In addition, because PubCo will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of PubCo. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of PubCo than they might if PubCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with PubCo as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the PubCo’s Ordinary Shares could have an adverse effect on PubCo’s ability to develop a liquid market for PubCo’s Ordinary Shares. See “— Risks Related to PubCo — If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about PubCo, its business, or its market, or if they change their recommendations regarding PubCo’s securities adversely, the price and trading volume of PubCo’s securities could decline.”

Certain of CF V’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by CF V and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until CF V consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and CF V’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

CF V’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to CF V and the other entities to which they owe certain fiduciary or contractual duties. The CF V Charter provides that it renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as CF V’s director or officer and such opportunity is one CF V is legally and contractually permitted to undertake and would otherwise be reasonable for CF V to pursue, and to the extent the director or officer is permitted to refer that opportunity to CF V without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in the CF V Charter, certain candidates would not be able to serve as an officer or director. CF V believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to its management, and, as a result, the inclusion of the “corporate opportunity” waiver in the CF V Charter provides it with greater flexibility to attract and retain the officers and directors that it feels are the best candidates.

However, the personal and financial interests of CF V’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause CF V’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for CF V’s business combination. Consequently, CF V’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in CF V Stockholders’ best interest, which could negatively impact the timing for a business combination. CF V is not aware of any such conflicts of interest and does not believe that any such conflicts of interest impacted CF V’s search for an acquisition target.

The business combination marketing fee incurred in connection with the IPO and payable at the consummation of CF V’s initial business combination will not be adjusted to account for redemptions by CF V Stockholders; if CF V Stockholders exercise their redemption rights, the amount of the business combination marketing fee payable to CF&Co. as a percentage of the aggregate proceeds from the IPO will increase.

CF&Co., an affiliate of CF V, is entitled to a business combination marketing fee of $8,750,000 upon the consummation of CF V’s initial business combination, which is being held in the Trust Account until the consummation of CF V’s initial business combination. Such amount will not be adjusted to account for redemptions of CF V Public Shares. Accordingly, the business combination marketing fee payable upon consummation of the initial business combination as a percentage of the aggregate proceeds from the IPO will increase as the number of CF V Public Shares redeemed increases. If no CF V Stockholders exercise redemption rights with respect to their CF V Public Shares, the amount of the business combination marketing fee due to CF&Co. upon the consummation of CF V’s initial business combination will represent 3.5% of the aggregate gross proceeds from the IPO. If CF V Stockholders exercise redemption rights with respect to 12.5 million CF V Public Shares or 6.25 million CF V Public Shares, representing the “maximum redemptions” and “50% of maximum redemptions” scenarios described in this proxy statement/prospectus, the amount of the business combination marketing fee due to CF&Co. upon the consummation of CF V’s initial business combination will represent 7.0% or approximately 4.67%, respectively, of the aggregate gross proceeds from the IPO, taking into account such redemptions at an assumed redemption amount of $10.00 per share.

The exercise of the CF V Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including Closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in CF V Stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CF V to agree to amend the Merger Agreement, to consent to certain actions taken by the Company or to waive rights that CF V is entitled to under the Merger Agreement, including those related to Closing conditions. Such events could arise because of changes in the course of the Company’s businesses or a request by CF V to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business and would entitle CF V to terminate the Merger Agreement. In any of such circumstances, it would be at CF V’s discretion, acting through the CF V Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for CF V and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CF V does not believe there will be any changes or waivers that the CF V Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, CF V will circulate a new or amended proxy statement/prospectus and resolicit CF V Stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

While CF V and the Company work to complete the Business Combination, the Company’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of the Company. The diversion of management’s attention and any difficulties encountered in the transition process could harm the Company’s business, financial condition, results of operations and prospects and PubCo’s following the Business Combination. In addition, uncertainty about the effect of the Business Combination on the Company’s employees, consultants, customers, suppliers, partners, and other third parties, including regulators, may have an adverse effect on PubCo following the Business

Combination. These uncertainties may impair PubCo’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Subsequent to consummation of the Business Combination, PubCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

CF V cannot assure you that the due diligence conducted in relation to the Company has identified all material issues or risks associated with the Company, its business or the industry in which it competes. Furthermore, CF V cannot assure you that factors outside of the Company’s and CF V’s control will not later arise. As a result of these factors, PubCo may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in PubCo reporting losses. Even if CF V’s due diligence has identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on PubCo’s financial condition and results of operations and could contribute to negative market perceptions about PubCo or its securities, including the PubCo Ordinary Shares. Additionally, neither CF V nor PubCo have indemnification rights against the Company Shareholders under the Merger Agreement and all of the purchase price consideration will be delivered to the Company Shareholders at the Closing, subject to escrow and potential forfeiture in accordance with section titled “—Forfeiture of Sponsor and Company Shareholder Escrowed Shares; Earnout” below. Accordingly, any stockholders or warrant holders of CF V who choose not to redeem or otherwise dispose of their CF V Common Stock or CF V Warrants will become PubCo shareholders and warrant holders following the Business Combination, and could suffer a reduction in the value of their PubCo Ordinary Shares or PubCo Warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value.

Following the consummation of the Business Combination, PubCo will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, PubCo will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that the Company does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require PubCo to carry out activities the Company has not done previously. For example, PubCo will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), PubCo could incur additional costs rectifying those issues, and the existence of those issues could adversely affect PubCo’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for PubCo to obtain certain types of insurance, including director and officer liability insurance, and PubCo may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for PubCo to attract and retain qualified persons to serve on the PubCo Board, board committees or as executive officers. Furthermore, if PubCo is unable to satisfy its obligations as a public company, it could be subject to delisting of its ordinary shares, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require PubCo to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The historical financial results of the Company and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of the Company included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those that PubCo will achieve in the future. PubCo’s financial condition and future results of operations could be materially different from amounts reflected in the Company’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare PubCo’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately held company, the Company has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the Business Combination, PubCo will be a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company” or “foreign private issuer”), will face increased legal, accounting, administrative and other costs and expenses as a public company that the Company did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities the Company has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), PubCo could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, PubCo will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, the Company being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of the Company on the date the Business Combination closes and the number of CF V Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of PubCo’s future operating or financial performance and PubCo’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Financial projections with respect to the Company may not prove to be reflective of actual financial results.

In connection with the Business Combination, the CF V Board considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of the Company, the key elements of which are set forth in the section titled “The Business Combination Proposal—CF V Board’s Reasons for the Approval of the Business Combination.” The Company does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. There can be no assurance that PubCo’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the PubCo Class A Ordinary Shares or the business, financial condition and results of operations of PubCo following the Closing.

The Merger Agreement contains a minimum cash requirement for CF V. This requirement may make it more difficult for CF V to complete the Business Combination as contemplated.

The Merger Agreement provides that the Company’s obligation to consummate the Business Combination is conditioned on, among other things, a minimum cash requirement, which requires that, at or as of immediately prior to the Closing, the aggregate amount of Available Cash of CF V, after deducting the aggregate amount of all payments required to be made by CF V in connection with redemptions by CF V’s public stockholders and certain indebtedness of CF V immediately prior to Closing, plus the amount of cash available to PubCo from the PIPE Investment, the Forward Purchase Amount and issuance of the Company Series X Preference Shares, is equal to at least $225 million.

In addition, pursuant to the CF V Charter, in no event will CF V redeem CF V Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 both immediately prior to and after the consummation of a business combination. If such conditions are not met, and such conditions are not or cannot be waived by the parties to the Merger Agreement, then the Merger Agreement could terminate, and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated, the cash held by PubCo and its subsidiaries in the aggregate, after the Closing may not be sufficient to allow them to operate and pay their expenses and liabilities as they become due. Furthermore, PubCo’s affiliates are not obligated to make loans to it or invest in it in the future after the Business Combination. The additional exercise of redemption rights with respect to a large number of CF V’s public stockholders may make PubCo unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and it may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing.

CF V, PubCo and/or the Company may seek to arrange for additional third party financing which may be in the form of debt (including bank debt or convertible notes) or equity (including the sale of shares pursuant to additional PIPE subscriptions), the proceeds of which would be used to repay amounts outstanding under existing Company indebtedness at Closing or for other purposes (including, in the case of CF V, to satisfy the Available Cash amount required to consummate the Business Combination). Such additional third-party financing may not be available to CF V, PubCo and/or the Company. Even if such third-party financing is available, the ability of CF V, PubCo or the Company to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of the other party. Furthermore, raising such additional financing may result in the incurrence of indebtedness at higher than desirable levels, or such terms may not be as attractive as those under the Company’s existing indebtedness.

The Sponsor or CF V’s or the Company’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of CF V Class A Common Stock from CF V’s public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the CF V Class A Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws, the Sponsor or CF V’s or the Company’s respective directors, officers, advisors or respective affiliates may (1) purchase CF V Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, CF V Public Shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire CF V Public Shares, vote their CF V Public Shares in favor of the Proposals or not redeem their CF V Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of CF V Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CF V’s or the Company’s respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the Proposals and (2) limit the number of CF V Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of CF V Common Stock prior to consummation of the Business Combination, or the PubCo Ordinary Shares following consummation of the Business Combination (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that the Proposals would be approved. In addition, if such purchases are made, the public “float” of the CF V Public Shares and the number of beneficial holders of CF V’s securities prior to the Business Combination (and consequently, the number of beneficial holders of PubCo Ordinary Shares following consummation of the Business Combination), may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of PubCo’s securities on a national securities exchange.

CF V cannot be certain as to the number of CF V Public Shares that will be redeemed and the potential impact to CF V Stockholders who do not elect to redeem their CF V Public Shares.

There is no guarantee that a CF V Stockholder’s decision whether to redeem its shares of CF V Class A Common Stock for a pro rata portion of the Trust Account will put the CF V Stockholder in a better future economic position. CF V can give no assurance as to the price at which a CF V Stockholder may be able to sell its PubCo Class A Ordinary Shares in the future following the Closing or its shares of CF V Class A Common Stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of CF V Public Shares may cause an increase or decrease in the share price of CF V or PubCo, as applicable, and may result in a lower value realized now than a CF V Stockholder might realize in the future had the CF V Stockholder not redeemed its CF V Public Shares. Similarly, if a CF V Stockholder does not redeem its CF V Public Shares, the CF V Stockholder will bear the risk of ownership of the CF V Public Shares or PubCo Class A Ordinary Shares, as applicable, after the consummation of any initial business combination, and there can be no assurance that a CF V Stockholder can sell its shares in the future for a greater amount than the redemption price for CF V Public Shares. A CF V Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

On September 16, 2021, 2021, the closing price per share of CF V Class A Common Stock was $9.86. CF V Stockholders should be aware that while CF V is unable to predict the price per PubCo Class A Ordinary Share following the consummation of the Business Combination (and accordingly it is unable to calculate the potential impact of redemptions on the per share market price of CF V Public Shares owned by non-redeeming CF V Stockholders), increased levels of redemptions by CF V Stockholders may be a result of the price per share of CF V Class A Common Stock falling below the redemption price. We expect that more CF V Stockholders may elect to redeem their CF V Public Shares if the share price of the CF V Class A Common Stock is below the projected redemption price of $10.00 per share, and we expect that more CF V Stockholders may elect not to redeem their CF V Public Shares if the share price of the CF V Class A Common Stock is above the projected redemption price of $10.00 per share. Each CF V Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to PubCo from the Trust Account and (ii) an increase in each CF V Stockholder’s pro rata ownership interest in PubCo following the consummation of the Business Combination. In addition, in the event that more than 12,500,000 CF V Public Shares are redeemed, the Minimum Cash Amount as set forth in the Merger Agreement may not be satisfied, and the Business Combination may not be consummated (although such condition may be waived by the Company).

If third parties bring claims against CF V, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of CF V Class A Common Stock may be less than $10.00 per share.

CF V’s placing of funds in the Trust Account may not protect those funds from third-party claims against CF V. Although CF V seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which CF V does business execute agreements with CF V waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CF V’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CF V’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to CF V than any alternative.

Examples of possible instances where CF V may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CF V is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CF V and will not seek recourse against the Trust Account for any reason. Upon redemption of the CF V Public Shares, if CF V is unable to complete an initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, CF V will be required to provide for payment of claims of creditors that were not waived that may be brought against CF V within the 10 years following redemption. Accordingly, the per share redemption amount received by CF V’s public stockholders could be less than the $10.00 per share currently held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to CF V if and to the extent any claims by a third-party (other than CF V’s independent registered public accounting firm) for services rendered or products sold to CF V, or a prospective target business with which CF V has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per CF V Public Share or (2) such lesser amount per CF V Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under CF V’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. CF V has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CF V has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CF V’s initial business combination and redemptions could be reduced to less than $10.00 per CF V Public Share. In such event, CF V may not be able to complete its initial business combination, and CF V’s public stockholders would receive such lesser amount per share in connection with any redemption of its CF V Public Shares. No member of CF V’s management team will indemnify CF V for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after CF V distributes the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF V that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the CF V Board may be viewed as having breached their fiduciary duties to CF V’s creditors, thereby exposing the members of the CF V Board and CF V to claims of punitive damages.

If, after CF V distributes the proceeds in the Trust Account to its public stockholders, CF V files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF V that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by CF V Stockholders. In addition, the CF V Board may be viewed as having breached its fiduciary duty to CF V’s creditors and/or having acted in bad faith by paying CF V’s public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and CF V to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to CF V’s public stockholders, CF V files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF V that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CF V Stockholders and the per-share amount that would otherwise be received by CF V Stockholders in connection with CF V’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to CF V’s public stockholders, CF V files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF V that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CF V’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CF V Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CF V’s public stockholders in connection with its liquidation would be reduced.

The CF V Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CF V currently expects that its independent directors would take legal action on CF V’s behalf against the Sponsor to enforce its indemnification obligations to CF V, it is possible that CF V’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CF V’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the public stockholders may be reduced below $10.00 per share.

CF V Stockholders may be held liable for claims by third parties against CF V to the extent of distributions received by them upon redemption of their CF V Public Shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to CF V’s public stockholders upon the redemption of the CF V Public Shares in the event CF V does not complete an initial business combination within the required time period may be considered a liquidating distribution under the DGCL. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is CF V’s intention to redeem the CF V Public Shares as soon as reasonably possible following the required time period in the event CF V does not complete an initial business combination and, therefore, it does not intend to comply with the foregoing procedures.

Because CF V does not intend to comply with Section 280 of the DGCL, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following its dissolution. However, because CF V is a blank check company, rather than an operating company, and CF V’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CF V’s vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If CF V’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurances that CF V will properly assess all claims that may be potentially brought against it. As such, CF V Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CF V Stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to CF V’s public stockholders upon the redemption of the CF V Public Shares in the event CF V does not complete an initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

The ability of PubCo’s management to operate the business successfully following the Closing will be largely dependent upon the efforts of certain key personnel of the Company. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The ability of PubCo’s management to operate the business successfully following the Closing is dependent upon the efforts of certain key personnel of the Company. Although CF V expects key personnel to remain with

PubCo following the Closing, there can be no assurance that they will do so. It is possible that the Company or PubCo will lose some key personnel, the loss of which could negatively impact the operations and profitability of PubCo. Furthermore, following the Closing, certain of the key personnel of the Company may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause PubCo to have to expend time and resources helping them become familiar with such requirements.

If the number of dissenting Company Shares is larger than expected, the Company may incur significant additional costs.

Company Shareholders are entitled to dissent from the Initial Merger which forms part of the Business Combination and to receive payment of the “fair value” of their shares following its consummation. See “Special Meeting of CF V Stockholders—Appraisal and Dissenting Rights” beginning on page 136. If the Business Combination is completed, a Company Shareholder who has complied with applicable requirements under section 179 of the BVI Act may require the Company to pay, instead of the Merger Consideration, the fair value of such dissenting Company Shareholder’s Company Shares in cash. To the extent the Company and a Company Shareholder who has exercised such rights to dissent are unable to agree on the “fair value”, a statutory appraisal procedure is required to determine the “fair value”. While the “fair value” of a holder of Company Shares as determined under this appraisal procedure could be more than or the same as the Merger Consideration, it could also be determined to be less than the Merger Consideration and that “fair value” would be determined as of the close of business on the day prior to the date on which the vote to approve the Business Combination was taken, excluding any appreciation or depreciation, directly or indirectly induced by the proposed Business Combination. CF V and the Company cannot predict the number of Company Shares that will constitute dissenting shares in the Initial Merger, the additional amount of cash that the Company may be required to pay following the Initial Merger with respect to dissenting shares, or the expenses that may be incurred in connection with addressing any assertion of dissenters’ appraisal rights. If substantial costs are incurred in connection with any assertion of dissenters’ rights, it could have a material and adverse effect on PubCo.

Hannover Holdings S.A. has provided notice that it may seek appraisal rights or assert claims in connection with the Business Combination.

Hannover Holdings S.A. (“Hannover”) holds Convertible Notes, Company Ordinary Shares and Company Preference Shares which, subject to conversion of its Convertible Notes, Company Ordinary Shares and Company Preference Shares into PubCo Class A Ordinary Shares in connection with the completion of the Business Combination, and subject to the assumptions described elsewhere in this proxy statement/prospectus (including no redemptions by holders of CF V Public Shares), would amount to approximately 8.9% of the issued and outstanding PubCo Ordinary Shares as of completion of the Business Combination. Hannover has provided notice to the Company that it might dissent and seek appraisal in connection with the Initial Merger which forms part of the Business Combination, or bring other claims arising from the Business Combination. If Hannover were to seek appraisal rights in connection with the Initial Merger, it would be entitled to receive the payment of “fair value” for its shares under the laws of the BVI, which, as noted in the risk factor entitled “—If the number of dissenting Company Ordinary Shares is larger than expected, CF V and the Company may incur significant additional costs”, could be more than, less than, or the same as the Merger Consideration. The fair value determination would exclude any appreciation or depreciation directly or indirectly induced by the proposed Business Combination and related financing, and accordingly, although the Company’s management believes that the appraised value under BVI law would be significantly lower than the Merger Consideration, no assurances can be given as to what the appraised value as potentially determined through a statutory appraisal process in the BVI, would be as compared to the Merger Consideration. Any litigation brought by Hannover in connection with the Business Combination or the appraised value of Hannover’s shares determined in connection with any appraisal, if sought by Hannover, could have a material adverse effect on PubCo, including its liquidity. For more, see “—If the number of dissenting Company Ordinary Shares is larger than expected, CF V and the Company may incur significant additional costs” and “Special Meeting of CF V Stockholders—Appraisal and Dissenting Rights.”

Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require PubCo, CF V and/or the Company to incur significant costs and draw the attention of their respective management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect PubCo’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the expected timeframe.

The PubCo Ordinary Shares to be received by CF V Stockholders as a result of the Business Combination will have different rights from shares of CF V Common Stock.

Following completion of the Business Combination, CF V’s public stockholders will no longer be CF V Stockholders but will instead be shareholders of PubCo. There will be important differences between your current rights as a CF V Stockholder and your rights as a PubCo shareholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the securities.

Risks Related to PubCo

The dual class structure of PubCo Ordinary Shares has the effect of concentrating voting control with certain shareholders of PubCo and limiting its other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of PubCo Class A Ordinary Shares may view as beneficial.

PubCo Class B Ordinary Shares will have ten (10) votes per share, while PubCo Class A Ordinary Shares will have one (1) vote per share. The Company’s founder and Chief Executive Officer, Emiliano Kargieman, will own all of the PubCo Class B Ordinary Shares and will collectively control approximately 65% of the voting power of PubCo’s capital stock (which does not include PubCo Ordinary Shares issuable upon exercise of the Assumed Company Warrant or any Assumed Options). As a result, the Company’s founder and Chief Executive Officer will be able to control matters submitted to its shareholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of PubCo’s assets or other major corporate transactions. Mr. Kargieman may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of PubCo, could deprive its shareholders of an opportunity to receive a premium for their capital stock as part of a sale of PubCo, and might ultimately affect the market price of PubCo Class A Ordinary Shares. For information about PubCo’s dual class structure, see the section entitled “Description of PubCo’s Securities.”

We cannot predict whether PubCo’s dual class structure will result in a lower or more volatile market price of PubCo Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, PubCo’s dual class structure may cause stockholder advisory firms to publish negative commentary about PubCo’s corporate governance practices or otherwise seek to cause PubCo to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of PubCo’s corporate governance practices or capital structure could adversely affect the value and trading market of PubCo Class A Ordinary Shares.

PubCo will be a “controlled company” within the meaning of the rules of the Trading Market and will be exempt from certain corporate governance requirements as a result.

Immediately following the completion of the Business Combination, the Company’s founder and Chief Executive Officer, Emiliano Kargieman, will control a majority of the voting power of PubCo’s outstanding ordinary shares. As a result, PubCo will be a “controlled company” within the meaning of the corporate governance standards of the Trading Market. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the PubCo Board consist of “independent directors” as defined under the rules of the Trading Market;

•	the requirement that PubCo have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that PubCo have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the Business Combination, PubCo may utilize some or all of these exemptions. As a result, PubCo’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance reviews.

PubCo does not expect to declare any dividends in the foreseeable future.

After the Closing, PubCo does not anticipate declaring any cash dividends to holders of PubCo Ordinary Shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about PubCo, its business, or its market, or if they change their recommendations regarding PubCo’s securities adversely, the price and trading volume of PubCo’s securities could decline.

The trading market for PubCo’s securities will be influenced by the research and reports that industry or securities analysts may publish about PubCo, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on PubCo. If no securities or industry analysts commence coverage of PubCo, PubCo’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover PubCo change their recommendation regarding PubCo Ordinary Shares adversely, or provide more favorable relative recommendations about PubCo’s competitors, the price of PubCo Ordinary Shares would likely decline. If any analyst who may cover PubCo were to cease coverage of PubCo or fail to regularly publish reports on it, PubCo could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Upon consummation of the Business Combination, CF V’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of PubCo Ordinary Shares by PubCo as consideration in the Business Combination and in connection with the PIPE Investment (including any PIPE Warrants), as well to the Company Warrant that may be held by a former shareholder of the Company and under the Equity Incentive Plan. Having a minority share position may reduce the influence that CF V’s current stockholders have on the management of PubCo.

The issuance of a significant number of PubCo Ordinary Shares by PubCo to Company Shareholders in the Business Combination and in connection with the PIPE Investment will dilute the equity interest of existing CF V Stockholders that do not redeem their shares of CF V Class A Common Stock in PubCo and may adversely affect prevailing market prices for PubCo’s Ordinary Shares and/or PubCo Warrants.

It is anticipated that upon Closing, (i) existing CF V Stockholders (other than the Sponsor Related Parties) will own approximately 22.1% of the outstanding PubCo Ordinary Shares, (ii) the Company’s existing securityholders (including the holders of the Company Series X Preference Shares and the Convertible Notes) will own approximately 66.2% of the outstanding PubCo Ordinary Shares, (iii) the Sponsor Related Parties, through their ownership of CF V Common Stock on the date hereof and through the Sponsor’s participation in the PIPE Investment and the Amended and Restated Forward Purchase Contract, will own approximately 7.6% of the outstanding PubCo Ordinary Shares, and (iv) the PIPE Investors (other than the Sponsor), through their participation in the PIPE Investment, will own approximately 4.1% of the outstanding PubCo Ordinary Shares.

The ownership percentages with respect to PubCo following the Business Combination are based upon the number of Company Shares and shares of CF V Common Stock issued and outstanding as of June 30, 2021 and are subject to a number of assumptions. These relative percentages assume (i) all holders of Convertible Notes convert their Convertible Notes into Company Shares at Closing, (ii) all holders of Company Series X Preference Shares convert their Company Series X Preference Shares into PubCo Class A Ordinary Shares in accordance with the Series X Shareholder Agreement, (iii) all Company Options are exercised prior to Closing, (iv) the Company Warrant is exercised prior to Closing, (v) no Aggregate Forfeiture Shares will be forfeited by the Sponsor, the Company Shareholders or holders of Convertible Notes and no Additional Shares will be issued pursuant to the PIPE Subscription Agreements, the Series X Shareholder Agreement, or the Amended and Restated Forward Purchase Contract, (vi) none of the Sponsor Earn-Out Shares vest, (vii) no exercise of CF V Warrants or PIPE Warrants, (viii) no Company Shareholder exercises its rights of appraisal, and (ix) no CF V Stockholders exercise redemption rights in connection with their CF V Public Shares. If any redemption rights are exercised in respect of CF V Public Shares, or any of the other assumptions are not correct, these percentages will be different.

In addition, future issuances of PubCo Ordinary Shares, including under the Equity Incentive Plan, or the vesting of any Earn-Out Shares, would dilute current stockholders’ ownership percentage. Any such issuance could have a material adverse effect on the price of PubCo Ordinary Shares.

The Company Warrant is currently exercisable for an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares. At the Closing, the Company Warrant shall instead become exercisable for such number of PubCo Class A Ordinary Shares into which such number of Company Preference Shares would have been converted had such Company Preference Shares been held by the holder of the Company Warrant immediately prior to the Closing. In accordance with the terms of the Company Warrant, such shares will be subject to a lock-up period of 180 days commencing on the Closing. If after the lock-up period expires, the holder of such warrants was to exercise and then sell their shares, such a sale could have a materially adverse effect on the price of PubCo Ordinary Shares. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The Sponsor, the Company Shareholders and the holders of Convertible Notes may be issued additional PubCo Ordinary Shares in the event they forfeit shares and the trading price of the PubCo Ordinary Shares then meets certain earn-out thresholds. Such issuance would dilute existing holders.

The Sponsor, the Company Shareholders and holders of Convertible Notes will forfeit for cancellation PubCo Ordinary Shares in the event the Adjustment Period VWAP is less than $10.00 (up to a maximum of 2,506,402 PubCo Ordinary Shares if the Adjustment Period VWAP is less than $8.00 and assumes a June 30, 2021 Closing Date), and an equal number of PubCo Ordinary Shares will be issued to the PIPE Investors, the Sponsor and the Company Series X Shareholders. In such instance, other holders of PubCo Ordinary Shares, including non-redeeming CF V Stockholders, would not be diluted. However, in the event that a Forfeiture Event has occurred and, at any time during the five year period following the Closing Date, the closing price of PubCo Class A Ordinary Shares is at or above $15.00 for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Date period, the Sponsor, the Company Shareholders and the holders of Convertible Notes will then receive a number of newly issued PubCo Ordinary Shares equal to the number of shares that they had previously forfeited. In the event of such issuance, holders of PubCo Ordinary Shares would experience dilution.

There can be no assurance that the PubCo Ordinary Shares that will be issued in connection with the Business Combination or the PubCo Warrants will remain listed on the Trading Market after approval of its listing following the Closing, or that PubCo will be able to comply with the continued listing standards of the Trading Market.

PubCo intends to apply for the listing of the PubCo Ordinary Shares and PubCo Warrants on the Trading Market. If after listing, the Trading Market chooses to delist PubCo for failure to meet the listing standards, PubCo and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that PubCo Ordinary Shares are a “penny stock” which will require brokers trading in the PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, a U.S. federal statute, prevents or preempts U.S. states from regulating the sale of certain securities, which are referred to as “covered securities.” If the PubCo Ordinary Shares and PubCo Warrants are listed on the Trading Market, they will be covered securities. Although the states are preempted from regulating the sale of PubCo’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While PubCo is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if PubCo was not listed on the Trading Market, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

A market for PubCo’s securities may not continue, which would adversely affect the liquidity and price of PubCo’s securities.

Following the Business Combination, the price of PubCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of PubCo’s securities after the Business Combination can vary due to general economic conditions and forecasts, PubCo’s general business condition and the release of PubCo’s financial reports. Additionally, if its securities are not listed on, or become delisted from, the Trading Market for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on the Trading Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Risks for any holders of PubCo Public Warrants following the Business Combination.

Following the Business Combination, PubCo may redeem your PubCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding PubCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the PubCo Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30 Trading Day period ending on the third Trading Day prior to the date on which a notice of redemption is sent to the warrantholders. PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the PubCo Class A Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those PubCo Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the PubCo Public Warrants become redeemable by PubCo, if PubCo has elected to require the exercise of PubCo Public Warrants on a cashless basis, PubCo will not redeem the warrants as described above if the issuance of PubCo Class A Ordinary Shares upon exercise of PubCo Public Warrants is not exempt from registration or qualification under applicable state securities laws or PubCo is unable to effect such registration or qualification. Redemption of the outstanding PubCo Public Warrants could force you (i) to exercise your PubCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your PubCo Public Warrants at the then-current market price when you might otherwise wish to hold your PubCo Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Public Warrants.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of CF V’s securities or, following the Closing, PubCo’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of CF V’s securities prior to the Closing may decline. The market values of PubCo’s securities at the time of the Business Combination may vary significantly from the prices of CF V’s securities on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which CF V Stockholders will vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of PubCo’s securities could contribute to the loss of all or part of your investment. Currently, there is no public market for the Company’s securities. Accordingly, the valuation ascribed to the Company may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for PubCo’s securities develops and continues, the trading price of PubCo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond PubCo’s control. Any of the factors listed below could have a material adverse effect on your investment in PubCo’s securities and PubCo’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of PubCo’s securities may not recover and may experience a further decline.

Factors affecting the trading price of PubCo’s securities may include:

•	actual or anticipated fluctuations in PubCo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about PubCo’s operating results;

•	success of competitors;

•	PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning PubCo or the industries in which the Company operates;

•	operating and share price performance of other companies that investors deem comparable to PubCo;

•	PubCo’s ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting PubCo’s business;

•	PubCo’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving PubCo;

•	changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of PubCo Ordinary Shares available for public sale;

•	any major change in the PubCo Board or management;

•	sales of substantial amounts of PubCo Ordinary Shares by PubCo’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of PubCo’s securities irrespective of PubCo’s operating performance. The stock market in general, and the Trading Market in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of PubCo’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to PubCo could depress PubCo’s share price regardless of PubCo’s business, prospects, financial conditions or results of operations. A decline in the market price of PubCo’s securities also could adversely affect PubCo’s ability to issue additional securities and PubCo’s ability to obtain additional financing in the future.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on PubCo’s business, operating results and stock price.

Prior to the consummation of the Business Combination, the Company is neither a publicly listed company, nor an affiliate of a publicly listed company, and has not dedicated accounting personnel and other resources to address internal control and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of the Company as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If PubCo is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of PubCo ordinary shares.

Prior to the Business Combination, neither the Company nor its auditors were required to perform an evaluation of internal control over financial reporting as of December 31, 2019 and 2020 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company. Following the Business Combination, PubCo’s independent registered public accounting firm will not be required to report on the effectiveness of its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 until PubCo’s first Form 20-F following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by PubCo’s management, and those control deficiencies could also represent one or more material weaknesses. In addition, PubCo cannot predict the outcome of this determination and whether PubCo will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years PubCo is unable to assert that PubCo’s internal control over financial reporting is effective, or if PubCo’s auditors express an opinion that PubCo’s internal control over financial reporting is ineffective, PubCo may fail to meet the future reporting obligations in a timely and reliable manner and its financial statements may contain material misstatements. Any such failure could also adversely cause PubCo’s investors to have less confidence in the accuracy and completeness of its financial reports, which could have a material adverse effect on the price of PubCo’s securities.

Each of CF V and the Company have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination, each of CF V and the Company are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs for their legal, accounting and consulting fees may exceed those estimates. In addition, the companies may retain consulting services to assist in the integration of the businesses. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.

PubCo will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, PubCo Ordinary Shares may be less attractive to investors.

PubCo will be deemed to be an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and it intends to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including not being required to comply with the auditor attestation requirements in the assessment of PubCo’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act.

PubCo may take advantage of these reporting exemptions until it is no longer an emerging growth company. PubCo will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which PubCo has total annual gross revenue of at least $1.07 billion, or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which PubCo has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PubCo cannot predict if investors will find its ordinary shares less attractive because it will rely on the accommodations and exemptions available to emerging growth companies. If some investors find PubCo Ordinary Shares less attractive as a result, there may be a less active trading market for PubCo Ordinary Shares and PubCo’s share price may be more volatile.

Risks Relating to Investment in a BVI Company and PubCo’s Status as a Foreign Private Issuer

CF V Stockholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because PubCo, the entity in which such stockholders will hold shares following the Business Combination, is incorporated under the laws of the BVI, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited.

Any CF V Stockholders who choose not to redeem their shares in the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by CF V’s officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities laws that the Registration Statement relating to the Business Combination contained an actionable material misstatement or material omission.

PubCo is incorporated under the law of the BVI. PubCo’s BVI counsel is not aware of any reported class action having been brought in a BVI court. Derivative actions have been brought in BVI courts, and BVI courts have confirmed the availability for such actions. In most cases, PubCo will be the proper plaintiff in any claim based on a breach of duty owed to PubCo or to CF V for duties owed prior to the Business Combination, and a claim against (for example) PubCo’s or, for claims arising prior to consummation of the Business Combination, CF V’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the BVI, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized

•	by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against PubCo where the individual rights of that shareholder have been infringed or are about to be infringed by such company.

Because PubCo is incorporated under the laws of the BVI, it may be more difficult for its shareholders to protect their rights than it would if they were shareholders of a corporation incorporated in another jurisdiction.

PubCo is a company incorporated under the laws of BVI, and upon the consummation of the Business Combination, the majority of its assets will be located outside the United States. Furthermore, a majority of PubCo’s directors and officers reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, investors may not be able to effect service of process within the United States upon PubCo’s directors or officers or to enforce against them in United States courts judgments predicated upon the civil liability provisions of U.S. federal securities law. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against these persons in courts located in jurisdictions outside the U.S.

PubCo’s corporate affairs are to a large extent governed by its memorandum and articles of association, the BVI Act, and the common law of BVI. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of PubCo’s directors to it under BVI law are to a large extent governed by the BVI Act and the common law of BVI. The common law of BVI is derived from English common law, and the decisions of the English courts are of persuasive authority, but are not binding on a court in BVI. The rights of PubCo’s shareholders and the fiduciary responsibilities of its directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, BVI has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law.

In addition, the law of BVI permits the PubCo Board to refuse to permit a shareholder to review, copy or inspect certain documents (including the list of shareholders or directors or minutes and resolutions of shareholders) if the PubCo Board believes it would be contrary to its interests to allow review, copy or inspection. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Furthermore, while statutory provisions do exist in BVI law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Because PubCo is incorporated under the laws of the BVI, it may be more difficult for its shareholders to enforce judgments against PubCo than it would if they were shareholders of a corporation incorporated in another jurisdiction.

There is no statutory recognition in the BVI of judgments obtained in the United States, although any final and conclusive monetary judgment for a definite sum obtained against PubCo in U.S. federal or state courts would be treated by the BVI courts as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•

the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

BVI courts are also unlikely:

•	to recognize or enforce judgments against PubCo of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against PubCo in original actions brought in BVI, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There are grounds upon which a BVI court may not enforce the judgments of U.S. courts and some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be permitted under the BVI courts as contrary to public policy in the BVI. Furthermore, no claim may be brought in the BVI by or against PubCo or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under BVI law and do not have force of law in the BVI, however, a BVI court may impose civil liability, including the possibility of monetary damages, on PubCo or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under BVI law.

The rights of PubCo’s shareholders are not as extensive as those rights of shareholders of U.S. corporations.

The rights of PubCo’s shareholders will be governed by its memorandum and articles of association, as interpreted in accordance with the laws of BVI. Where any provision of any contractual arrangement between a shareholder and PubCo or any third party is inconsistent with the provisions of PubCo’s memorandum and articles of association, the shareholder may be unable to claim certain remedies, including specific performance, for breach of such provision against PubCo. As well, principles of BVI corporate law relating to such matters as the validity of a company’s procedures, the fiduciary duties of management and the rights of a company’s shareholders may differ from those that would apply if PubCo were incorporated in a jurisdiction within the U.S. Under U.S. law, majority and controlling shareholders generally have certain “fiduciary” responsibilities to the minority shareholders. A U.S. shareholder action must be taken in good faith. Also, actions by controlling shareholders in a U.S. jurisdiction and executive compensation which are obviously unreasonable may be declared null and void. In addition, in the U.S., directors generally owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders, that deprives the corporation or its shareholders of any profit or advantage or that allows them to take advantage of a corporate opportunity for their own benefit. Many U.S. jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under BVI law, liability of a director of a corporation to the corporation is primarily limited to the duties set out in the memorandum and articles of association, the BVI Act, and the common law of BVI, as well as additional liability that can arise upon the insolvency of the corporation.

Further, BVI law may not protect the interests of minority shareholders to the extent that the law in the U.S. protects minority shareholders in U.S. corporations. PubCo’s shareholders may have difficulty in protecting their interests in the face of actions by the PubCo Board and may have more limited rights than they might have as shareholders of a company incorporated in many U.S. jurisdictions.

As a foreign private issuer, PubCo will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the PubCo Ordinary Shares.

PubCo will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations. Consequently, PubCo will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, PubCo will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, PubCo’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of PubCo’s securities. For example, some of PubCo’s key executives may sell a significant amount of PubCo Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of PubCo Ordinary Shares may decline significantly. Moreover, PubCo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. PubCo will also not be subject to Regulation FD under the Exchange Act, which would prohibit PubCo from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning PubCo than there is for U.S. public companies.

As a foreign private issuer, PubCo will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after PubCo publicly announces these events. However, because of the above exemptions for foreign private issuers, which PubCo intends to rely on, PubCo shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject PubCo to U.S. GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” PubCo would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to PubCo on June 30, 2022.

In the future, PubCo could lose its foreign private issuer status if a majority of its ordinary shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although PubCo intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, PubCo’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to PubCo under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If PubCo is not a foreign private issuer, PubCo will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, PubCo would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. PubCo also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, PubCo may lose its ability to rely upon exemptions from certain corporate governance requirements of the Trading Market that are available to foreign private issuers. For example, the Trading Market’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. The Trading Market rules also require shareholder approval of certain share issuances, including approval of equity compensation plans. As a foreign private issuer, PubCo would be permitted to follow home country practice in lieu of the above requirements. As long as PubCo relies on the foreign private issuer exemption to certain of the Trading Market’s corporate governance standards, a majority of the directors on the PubCo Board are not required to be independent directors, its compensation committee is not required to be comprised entirely of independent directors, it will not be required to have a nominating and corporate governance committee and it is not required to obtain shareholder approval of equity incentive plans. Also, PubCo would be required to change its basis of accounting from IFRS as issued by the IASB to U.S. GAAP, which may be difficult and costly for it to comply with. If PubCo loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, PubCo may have to de-list from the Trading Market and could be subject to investigation by the SEC, the Trading Market and other regulators, among other materially adverse consequences.

If PubCo elects to take advantage of these exemptions, shareholders would not have the same protections afforded to shareholders of companies that are subject to all the Trading Market corporate governance standards.

Risks Related to the Redemption

Public stockholders who wish to redeem their CF V Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If CF V Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CF V Public Shares for a pro rata portion of the funds held in the Trust Account.

A CF V public stockholder will be entitled to receive cash for any CF V Public Shares to be redeemed only if such CF V public stockholder: (1)(a) holds CF V Public Shares, or (b) if the CF V public stockholder holds CF V Public Shares through CF V Units, the CF V public stockholder elects to separate its CF V Units into the underlying CF V Public Shares and CF V Warrants prior to exercising its redemption rights with respect to the CF V Public Shares; (2) prior to 5:00 p.m. Eastern time on                  (two business days before the scheduled date of the Special Meeting) submits a written request to Continental Stock Transfer & Trust Company, CF V’s transfer agent, that CF V redeems all or a portion of its CF V Public Shares for cash, affirmatively certifying in its request if it “IS” or “IS NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF V Common Stock; and (3) delivers its CF V Public Shares to CF V’s transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and CF V’s transfer agent will need to act to facilitate this request. It is CF V’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from CF V’s transfer agent. However, because CF V does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their CF V Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a CF V public stockholder properly exercises its right to redeem all or a portion of the CF V Public Shares that it holds, including timely delivering its shares to CF V’s transfer agent, such CF V Public Shares will be redeemed for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). Please see the section titled “Special Meeting of CF V Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a CF V public stockholder fails to receive notice of CF V’s offer to redeem CF V Public Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite CF V’s compliance with the proxy rules, a CF V public stockholder fails to receive CF V’s proxy materials, such CF V public stockholder may not become aware of the opportunity to redeem his, her or its CF V Public Shares. In addition, the proxy materials that CF V is furnishing to holders of CF V Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the CF V Public Shares. In the event that a CF V public stockholder fails to comply with these procedures, its CF V Public Shares may not be redeemed. Please see the section titled “Special Meeting of CF V Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of CF V Stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the CF V Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the CF V Public Shares.

A CF V public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the CF V Public Shares. In order to determine whether a CF V Stockholder is acting in concert or as a group with another CF V Stockholder, CF V will require each CF V Stockholder seeking to exercise redemption rights to certify to it whether such CF V Stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to CF V at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CF V makes the above-referenced determination. A CF V public stockholder’s inability to redeem any such excess shares will reduce its influence over CF V’s ability to consummate the Business Combination and such CF V Stockholder could suffer a material loss on its investment in CF V if it sells such excess shares in open market transactions. Additionally, CF V’s public stockholders will not receive redemption distributions with respect to such excess shares if CF V consummates the Business Combination. As a result, CF V public stockholders will continue to hold that number of shares aggregating to more than 15% of the CF V Public Shares and, in order to dispose of such excess shares, would be required to sell its stock in open market transactions, potentially at a loss. CF V cannot assure its stockholders that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the CF V Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, CF V Stockholders may challenge CF V’s determination as to whether a CF V Stockholder is acting in concert or as a group with another CF V Stockholder in a court of competent jurisdiction.

However, CF V Stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

CF V Stockholders who redeem their shares of CF V Common Stock will receive PubCo Warrants in exchange for their CF V Warrants, which results in additional dilution to non-redeeming holders upon exercise of such PubCo Warrants.

CF V Stockholders who redeem their shares of CF V Common Stock will receive PubCo Warrants in exchange for CF V Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such PubCo Warrants. Assuming (i) all redeeming CF V Stockholders acquired CF V Units in the IPO and continued to hold all the CF V Warrants that were included in the CF V Units, and (ii) maximum redemption of the shares of CF V Common Stock held by the redeeming CF V Stockholders, 4,166,666 CF V Warrants would be retained by redeeming CF V Stockholders (and exchanged for an equal number of PubCo Warrants), with an aggregate value of approximately $4.2 million, based on the closing price of $1.00 of the CF V Warrants as of September 16, 2021. As a result, the redeeming CF V Stockholders would recoup their entire investment and hold PubCo Warrants with an aggregate market value of approximately $4.2 million. In the event the non-redeeming holders exercise such PubCo Warrants, non-redeeming CF V Stockholders would suffer additional dilution in their percentage ownership and voting interest of PubCo.

Risks Related to U.S. Federal Income Taxation

The Internal Revenue Service (“IRS”) may not agree that PubCo (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, PubCo, which is not created or organized in the United States or under the law of the United States or of any State but is instead a BVI incorporated entity, would generally be classified as a non-U.S. corporation. Section 7874 of the Code, and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that PubCo is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, PubCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by PubCo to Non-U.S. holders (as defined in “Material Tax Considerations—U.S. Federal Income Tax Considerations”) of PubCo would be subject to U.S. withholding tax. In addition, even if PubCo is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former CF V Stockholders exceeds a threshold amount. If it were determined that PubCo is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, dividends paid by PubCo would not qualify for “qualified dividend income” treatment, and U.S. affiliates of PubCo after the completion of the Business Combination, including CF V, could be subject to increased taxation under the inversion gain rules and Section 59A of the Code (See “Material Tax Considerations —U.S. Federal Income Tax Considerations—Treatment of PubCo—Treatment of PubCo as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes”).

As more fully described in “Material Tax Considerations—U.S. Federal Income Tax Considerations— Treatment of PubCo,” PubCo believes it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or as a surrogate foreign corporation. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the required ownership of PubCo is subject to uncertainty and there is limited guidance regarding their application. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. You are urged to consult your tax advisor to determine the tax consequences if the classification of PubCo as a non-U.S. corporation is not respected or if PubCo is treated as a surrogate foreign corporation.

If the Business Combination does not qualify as a reorganization under Section 368 of the Code, holders of CF V Public Warrants may recognize taxable gain as a result of the Business Combination, and may be required to pay additional U.S. federal income taxes, in the taxable year in which the transactions occur.

The CF V Merger is intended to qualify as a reorganization under Section 368 of the Code, and CF V and PubCo have agreed pursuant to the Merger Agreement to report the CF V Merger as such. However, the qualification of the CF V Merger as a reorganization under Section 368 of the Code is uncertain as a result, among other things, of the lack of IRS authoritative guidance and case law as to whether the acquisition of stock of a blank check company such as CF V that is formed solely for the purpose of effecting a business combination can qualify for such reorganization treatment. Hughes Hubbard & Reed LLP is not providing an opinion regarding whether the CF V Merger will qualify as a reorganization under Section 368 of the Code. Furthermore, the position of CF V and PubCo is not binding on the IRS or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Business Combination.

If the IRS were to be successful in taking the position that the CF V Merger is not treated as a reorganization under Section 368 of the Code, the conversion of CF V Public Warrants into PubCo Warrants likely would be treated as a taxable exchange and holders of CF V Public Warrants may be required to pay additional U.S. federal income taxes with respect to the taxable year in which the CF V Merger occurs. For additional discussion of certain U.S. federal income tax considerations of the Business Combination, please see the section entitled “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination.”

If the Business Combination and related transactions do not qualify as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code, holders of the CF V Class A Common Stock may recognize taxable gain as a result of the exchange of CF V Class A Common Stock for PubCo Ordinary Shares, and may be required to pay additional U.S. federal income taxes, in the taxable year in which the transactions occur.

CF V has received an opinion from Hughes Hubbard & Reed LLP dated as of the date of this proxy statement/prospectus (the “Tax Opinion”) to the effect that, subject to the limitations and qualifications set forth therein, in the Registration Statement, and Section 367(a) of the Code, the exchange by a U.S. holder of their shares of CF V Class A Common Stock for PubCo Class A Ordinary Shares pursuant to the Merger Agreement, taken together with related transactions, should qualify as a transaction governed by Section 351 of the Code. The Tax Opinion is based upon representations, warranties and covenants provided by CF V, the Company and other relevant parties and certain assumptions (including those related to Section 367(a) of the Code), all of which must continue to be true and accurate as of the effective time of the CF V Merger. In addition, the Tax Opinion is subject to certain qualifications and limitations as set forth in the Tax Opinion. If any of the assumptions, representations, warranties or covenants upon which the Tax Opinion is based are inconsistent with the actual facts, the Tax Opinion could be invalid. Also, given the complex nature of the tax rules applicable to the Business Combination and the related transactions and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions stated in the Tax Opinion are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in the Tax Opinion and that a court will agree with such contrary position in the event of litigation.

If the IRS were to be successful in taking the position that the CF V Merger and related transactions are not treated as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code, the exchange of shares of CF V Class A Common Stock for PubCo Ordinary Shares will generally be treated as a taxable exchange and holders of CF V Class A Common Stock may be required to pay additional U.S. federal income taxes with respect to the taxable year in which the CF V Merger occurs. For additional discussion of certain U.S. federal income tax considerations of the Business Combination, please see the section entitled “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination.

The IRS may not agree with the position that Section 367(a) of the Code should not apply to cause PubCo to be treated as an entity other than a corporation for purposes of the Business Combination.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder impose certain additional requirements for qualifying for nonrecognition treatment under Section 351 of the Code or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities (or is deemed to transfer stock or securities) in a U.S. corporation to a foreign corporation in exchange for stock or securities in a foreign corporation, such as in the Business Combination.

While it is expected that the Business Combination will satisfy the applicable requirements under Section 367(a) of the Code in order for PubCo to qualify for tax-deferred treatment under those rules, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Business Combination is complex and depends on factors that cannot be determined until the Closing. In addition, in the case of a U.S. holder that is a “five-percent transferee shareholder,” nonrecognition treatment requires filing of a gain recognition agreement with the IRS, as described in the section entitled “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination.” There can be no assurance that the IRS will not take a position contrary to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. Accordingly, U.S. holders should consult with their tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation. If Section 367(a) of the Code applies to the Business Combination, it could result in holders recognizing a greater amount of gain for U.S. federal income tax purposes than they would have recognized if the CF V Merger and related transactions had not qualified for non-recognition of gain or loss or Section 367(a) of the Code had not applied.

For additional discussion of certain U.S. federal income tax considerations of the CF V Merger, please see the section entitled “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination—Additional Requirements for Tax Deferral.”

If PubCo is a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of PubCo Ordinary Shares could be subject to adverse United States federal income tax consequences.

If PubCo is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder holds PubCo Ordinary Shares or PubCo Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. A non-U.S. corporation, such as PubCo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations.

Within 120 days after the end of each of PubCo’s taxable years for which it reasonably believes that it may be a PFIC, PubCo will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and make those statuses available to its shareholders. If PubCo determines that it was, or could reasonably be deemed to have been, a PFIC for any taxable year, PubCo shall use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a qualified electing fund (“QEF”) election with respect to PubCo and its non-U.S. subsidiaries, including a PFIC Annual Information Statement. PubCo’s obligation to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and PubCo’s obligation to provide tax information, will last until the later of (x) five years after the end of PubCo’s current taxable year, or (y) such time as PubCo has reasonably determined that it is not a PFIC for three (3) consecutive taxable years. After such period, PubCo currently intends to continue to determine its PFIC status and the PFIC status of each of its subsidiaries, and to provide the necessary information described above (including a PFIC Annual Information Statement) but there can be assurance that PubCo will in fact make those determinations or provide the necessary information.

If PubCo is treated as a PFIC in any taxable year in which a U.S. holder holds PubCo Ordinary Shares or PubCo Warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants—U.S. Holders—Passive Foreign Investment Company Rules”. U.S. holders of PubCo Ordinary Shares and PubCo Warrants should consult with their tax advisors regarding the potential application of these rules.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of CF V Class A Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of CF V Class A Common Stock who exercise their redemption rights. This uncertainty relates primarily to the individual circumstances of the taxpayer and includes whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of CF V Class A Common Stock following the redemption, and if so, the total number of shares of CF V Class A Common Stock held (or deemed to be held) by the holder both before and after the redemption relative to all shares of CF V Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in CF V or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. In addition, the redemption may be integrated with the Business Combination if a U.S. holder exercises its redemption rights with respect to all or a portion of its CF V Class A Common Stock and also participates in the Business Combination by exchanging CF V Class A Common Stock for PubCo Ordinary Shares or CF V Warrants for PubCo Warrants. In such a case, a U.S. holder may be required to recognize more gain or income than if the redemption of CF V Class A Common Stock was treated as a separate transaction. See the section entitled “U.S. Federal Income Tax Considerations.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 gives pro forma effect to the Business Combination and Other Transaction Adjustments, as described and defined below, as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020 includes the historical operations of CF V for the twelve months ended March 31, 2021, and gives pro forma effect to the Business Combination and Other Transaction Adjustments as if it had occurred as of January 1, 2020. This information should be read together with the consolidated financial statements of the Company and its related notes and CF V’s respective financial statements and related notes, “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CF V’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Other Transaction Adjustments are as follows:

•

On March 8, 2021, the Company entered into the Debt and Share Exchange transaction with CRIL, a former shareholder of the Company and former holder of two Convertible Notes. Pursuant to the exchange transaction, the Company repurchased CRIL’s two Convertible Notes (one issued under the 2018 NPA and one issued under the 2019 NPA) having an aggregate principal amount, together with accumulated interest, of $8,813,161 as well as CRIL’s Company Series A Preference Shares. Company Series B Preference Shares and Company Series B-1 Preference Shares, in exchange for the Company Warrant to purchase an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares (subject to adjustment as set forth therein) and the entering into the Columbia Loan providing for indebtedness in favor of CRIL having a principal amount of $40,089,033. For more information, see the section entitled “The Business Combination Proposal—Related Agreements—Debt and Share Exchange.”

•

As of the date of this proxy statement (and subsequent to December 31, 2020), the Company raised $20,332,300 through the issuance of Company Series X Preference Shares. Refer to “Series X Preference Shareholder Agreement” elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using the following:

•

The Company’s historical consolidated statement of financial position as of December 31, 2020, as included elsewhere in this proxy statement/prospectus, and as adjusted to account for the Other Transaction Adjustments.

•	CF V’s historical condensed balance sheet as of March 31, 2021.

The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2020 has been prepared using the following:

•

The Company’s historical consolidated statement of profit and loss for the twelve months ended December 31, 2020, as included elsewhere in this proxy statement/prospectus, and as adjusted to account for the Other Transaction Adjustments.

•	CF V’s historical condensed statement of operations for the twelve months ended March 31, 2021.

The historical financial statements of the Company have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of United States dollars. The historical financial statements of CF V have been prepared in accordance with U.S. GAAP in its presentation currency of United States dollars. The historical financial information of CF V has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information (see below).

Description of the Business Combination

On July 5, 2021, CF V, the Company, PubCo, Target Merger Sub, and SPAC Merger Sub entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby.

For more information about the Merger Agreement, please see the section entitled “The Business Combination Proposal—The Merger Agreement.”

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization under IFRS as issued by the IASB. Under this method of accounting, CF V will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of PubCo issuing shares for the net assets of CF V, accompanied by a recapitalization. Since CF V does not meet the definition of a business in accordance with IFRS 3 (“Business Combinations”), the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). Any excess of fair value of PubCo shares issued over the fair value of CF V’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The net assets of CF V will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be deemed to be those of the Company.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Company Shareholders will hold a majority of the voting power of PubCo,

•	The business of the Company will comprise the ongoing operations of PubCo,

•	The Company’s designees will comprise a majority of the governing body of PubCo, and

•	The Company’s senior management will be the senior management of PubCo.

Basis of Pro Forma Presentation

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide an understanding of PubCo upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of PubCo upon consummation of the Other Transaction Adjustments and the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The Company and CF V have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of the Company has been adjusted by the Other Transaction Adjustments to give effect to material subsequent events for the purposes of the unaudited pro forma condensed combined financial information.

The historical financial information of CF V has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information. No adjustments were required to convert CF V’s financial statements from U.S. GAAP to IFRS for purposes of the combined pro forma financial information, except to reclassify shares of CF V Class A Common Stock subject to redemption to non-current liabilities under IFRS. The adjustments presented in the pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Business Combination.

The pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of shares of CF V Class A Common Stock, each of these scenarios assumes that no Company Shareholders exercise their appraisal rights in connection with the Business Combination:

•

Scenario 1—Assuming no redemptions for cash: This scenario assumes that no CF V Stockholders exercise their redemption rights in connection with the approval of the Business Combination with respect to their CF V Public Shares; and

•

Scenario 2—Assuming maximum redemptions for cash: This scenario assumes that CF V Stockholders exercise their redemption rights with respect to approximately 12,500,000 CF V Public Shares (approximately 50% of the issued, outstanding and unredeemed CF V Public Shares) in connection with the approval of the Business Combination, at a price of $10.00 per share. This maximum redemption scenario reflects the maximum number of CF V Public Shares that may be redeemed and still allow CF V to meet the Minimum Cash Amount.

	Share ownership in combined company(5)
	Pro Forma Combined (Assuming No Redemptions Scenario)		Pro Forma Combined (Assuming Maximum Redemptions Scenario
Stockholder	Shares	%	Shares	%
Company securityholders	74,905,481	66.2%	74,905,481	74.5%
CF V Stockholders (other than the Sponsor Related Parties)(1)	25,000,000	22.1%	12,500,000	12.4%
Sponsor Related Parties(2)(3)	8,547,770	7.6%	8,547,770	8.5%
PIPE investors (excluding Sponsor)(4)	4,650,000	4.1%	4,650,000	4.6%

	113,103,251	100.0%	100,603,251	100.0%

(1)	Excludes 8,333,333 PubCo Warrants being issued in exchange for an equal number of CF V Public Warrants in connection with the Business Combination.
(2)	Excludes 200,000 PubCo Warrants being issued in exchange for an equal number of CF V Placement Warrants in connection with the Business Combination.
(3)	Excludes 333,333 PubCo Warrants being issued as part of the Amended and Restated Forward Purchase Contract.
(4)	Excludes 2,500,000 PIPE Warrants issued in connection with the execution of the Lock-Up Addendum to the PIPE Subscription Agreement.
(5)	Ownership is illustrative as of June 30, 2021, and will change over time due to certain conversion features related to the Company Warrant and the Series X Preference Shares.

It is anticipated that upon Closing, (i) existing CF V Stockholders (other than the Sponsor Related Parties) will own approximately 22.1% of the outstanding PubCo Ordinary Shares, (ii) the Company’s existing securityholders (including the holders of the Company Series X Preference Shares and the Convertible Notes) will own approximately 66.2% of the outstanding PubCo Ordinary Shares, (iii) the Sponsor Related Parties, through their ownership of CF V Common Stock on the date hereof and through the Sponsor’s participation in the PIPE Investment and the Amended and Restated Forward Purchase Contract, will own approximately 7.6% of the outstanding PubCo Ordinary Shares, and (iv) the PIPE Investors (other than the Sponsor), through their participation in the PIPE Investment, will own approximately 4.1% of the outstanding PubCo Ordinary Shares. The ownership percentages are subject to the assumptions set forth in the section entitled “Frequently Asked Questions – What equity stake will holders of CF V Public Shares, holders of Company Shares, the Sponsor Related Parties, and the PIPE Investors hold in PubCo upon completion of the Business Combination?”

PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2020

(in USD)

	Nettar Group Inc.
(amounts in USD)	12/31/2020 (Historical)	Other Transaction Adjustments		Adjusted	CF Acquisition Corp V 3/31/2021 (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets

Non-current assets
Satellites and other property and equipment	34,850,974	—		34,850,974	—	—		34,850,974	—		34,850,974
Right-of-use assets	1,340,747	—		1,340,747	—	—		1,340,747	—		1,340,747
Deferred income tax assets	48,100	—		48,100	—	—		48,100	—		48,100
Other noncurrent assets	314,028	—		314,028	384,996	—		699,024	—		699,024
Investments held in Trust Account	—	—		—	250,001,781	(250,001,781)	(1)	—	—		—

Total non-current assets	36,553,849	—		36,553,849	250,386,777	(250,001,781)		36,938,845	—		36,938,845
Current assets
Inventory	21,355	—		21,355	—	—		21,355	—		21,355
Trade and other receivables	776,033	—		776,033	—	—		776,033	—		776,033
Other current assets	—	—		—	517,023	—		517,023	—		517,023
Cash and cash equivalents	17,266,842	20,332,300	(b)	37,599,142	25,000	250,001,781	(1)	287,578,542	(125,000,000)	(2)	162,578,542
						(39,000,000)	(3)
						69,667,700	(4)
						10,000,000	(4)
						(40,715,081)	(5)

Total current assets	18,064,230	20,332,300		38,396,530	542,023	249,954,400		288,892,953	(125,000,000)		163,892,953

Total assets	54,618,079	20,332,300		74,950,379	250,928,800	(47,381)		325,831,798	(125,000,000)		200,831,798

Liabilities and Shareholders’ Equity

Non-current liabilities
Notes debt	33,794,907	36,591,000	(a)	90,459,922	—	(40,715,081)	(5)	—	—		—
		(258,285)	(a)			(49,744,841)	(6)		—
Series X debt		20,332,300	(b)
Lease liabilities	1,035,872	—		1,035,872	—	—		1,035,872	—		1,035,872
Trade payables and other liabilities	5,733,492	—		5,733,492	—	—		5,733,492	—		5,733,492
Warrant liability	—	—		—	5,888,000	(5,888,000)	(8)	—	—		—
Forward purchase securities liability	—	—		—	2,052,035	(2,052,035)	(8)	—	—		—
Ordinary shares subject to redemption	—	—		—	237,321,260	(237,321,260)	(2)	—	—		—
Total non-current liabilities	40,564,271	56,665,015		97,229,286	245,261,295	(335,721,217)		6,769,364	—		6,769,364
Current liabilities
Notes debt	125,084,580	(30,331,558)	(a)	94,753,022	592,985	(592,985)	(3)	—	—		—
						(94,753,022)	(6)

Lease liabilities	361,704	—		361,704	—	—		361,704	—		361,704
Trade payables and other liabilities	5,455,612	258,285	(a)	5,713,897	74,518	(74,518)	(3)	5,713,897	—		5,713,897
Current tax liabilities	439,084	—		439,084	—	—		439,084	—		439,084

Total current liabilities	131,340,980	(30,073,273)		101,267,707	667,503	(95,420,525)		6,514,685	—		6,514,685

Total liabilities	171,905,251	26,591,742		198,496,993	245,928,798	(431,141,742)		13,284,049	—		13,284,049

Shareholders’ equity
Nettar Ordinary shares	49	—		49	—	(49)	(6)	—	—		—
Nettar Preference shares	87	—		87	—	(87)	(6)	—	—		—
Nettar Treasury shares	—	(170,949,000)	(a)	(170,949,000)	—	170,949,000	(9)	—	—		—
CF Acquisition Class A common stock	—	—		—	187	(187)	(2)	—	—		—
CF Acquisition Class B common stock	—	—		—	625	(625)	(2)	—	—		—
PubCo ordinary shares	—	—		—	—	2,998	(2)	11,310	(1,250)	(2)	10,060

	Nettar Group Inc.
(amounts in USD)	12/31/2020 (Historical)	Other Transaction Adjustments		Adjusted	CF Acquisition Corp V 3/31/2021 (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
						697	(4)
						125	(4)
						7,491	(6)
Additional paid-in capital	61,253,465	161,432,000	(a)	222,685,465	2,811,895	79,666,878	(4)	508,871,286	(124,998,750)	(2)	385,497,536
						(10,950,000)	(3)		1,625,000	(10)
						237,319,074	(2)
						2,410,972	(7)
						64,539,298	(6)
						(170,949,000)	(9)
						5,888,000	(8)
						2,052,035	(8)
						3,718,441	(10)
						4,250,212	(10)
						14,984,454	(10)
						50,443,561	(10)
Other paid-in capital	2,464,206	—		2,464,206	—	—		2,464,206	—		2,464,206
Retained earnings	(181,004,979)	3,257,558	(a)	(177,747,421)	2,187,295	(2,410,972)	(7)	(198,799,053)	(1,625,000)	(10)	(200,424,053)
						79,951,210	(6)
						(27,382,497)	(3)
						(73,396,668)	(10)

Total shareholders’ equity	(117,287,172)	(6,259,442)		(123,546,614)	5,000,002	431,094,361		312,547,749	(125,000,000)		187,547,749

Total liabilities and shareholders’ equity	54,618,079	20,332,300		74,950,379	250,928,800	(47,381)		325,831,798	(125,000,000)		200,831,798

Pro Forma Adjustments to the Condensed Combined Statement of Financial Position

(in USD)

The condensed combined statement of financial position was derived from the audited consolidated statement of financial position of the Company as of December 31, 2020 and the unaudited condensed balance sheet of CF V as of March 31, 2021.

Other Transaction Adjustments to the Company’s Historical Statement of Financial Position

The Other Transaction Adjustments included in the unaudited pro forma condensed combined financial information as of December 31, 2020 reflect the subsequent events, which occurred after December 31, 2020 which will significantly impact the Merger Consideration on a per share basis and are therefore reflected as follows:

(a)

To reflect the Debt and Share Exchange whereby the Company repurchased Series A, Series B, and Series B-1 Preference Shares and Convertible Notes in exchange for $40,089,033 in debt and a Company Warrant to purchase an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares (subject to adjustment as set forth therein).

(b)	To reflect cash proceeds received for the issuance of Company Series X Preference Shares.

Transaction Accounting Adjustments to the Condensed Combined Statement of Financial Position

(1)	To reflect the release of cash from marketable securities held in the Trust Account.

(2)

In Scenario 1, which assumes the same facts as described in Items (a) and (b) above and that no CF V Stockholders exercise their redemption rights, the CF V Public Shares subject to redemption for cash amounting to $237,321,260 would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Scenario 1 above, but also assumes the maximum number of shares of CF V Class A Common Stock are redeemed for cash by CF V Stockholders, $125,000,000 would be paid out in cash. The redemption of 12,500,000 CF V Public Shares at a price of $10.00 per share, or $125,000,000, would reflect the maximum redemption scenario of CF V Public Shares that may be redeemed and still allow CF V to meet the Minimum Cash Amount.

(3)

To reflect the payment of an aggregate of approximately $39,000,000 of estimated legal, financial advisory and other professional fees related to the Business Combination, including approximately $667,503 of accounts payable, accrued expenses and sponsor loan payable included in the historical CF V financial statements directly attributable to the Business Combination, approximately $2,200,000 of expenses attributable to the PIPE Investment, a business combination marketing fee of $8,750,000 payable to CF&Co., and financial advisory fees and legal, accounting and other service provider fees of approximately $27,382,497. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of approximately $27,382,497 is reflected as an adjustment to accumulated deficit. The cost expensed through accumulated deficit is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

(4)

Reflects proceeds of (i) $69,667,700 to be received from the PIPE Investment (with the Sponsor’s Subscription Agreement accounting for approximately $23.2 million of the PIPE Investment) with the corresponding issuance of 6,966,770 PubCo Class A Ordinary Shares, with a nominal value of $0.0001, at approximately $10.00 per share, and 2,500,000 PIPE Warrants and (ii) $10,000,000 to be received from the purchase of the Forward Purchase Securities including 1,250,000 PubCo Class A Ordinary Shares and 333,333 PubCo Warrants.

(5)	To reflect the payoff of outstanding notes debt at the Closing.

(6)	To reflect the conversion and exchange of the Company’s ordinary shares, preference shares, warrants, options, and convertible notes for PubCo Ordinary Shares as part of the Business Combination.

(7)

To reflect the elimination of interest income on marketable securities held in the Trust Account, and the changes in the fair value of the warrant liability and forward purchase securities liability through retained earnings; see Notes 2 and 5 in the Transaction Accounting Adjustments to the Combined Statement of Profit or Loss.

(8)	To reflect the recognition of the CF V Public Warrants and CF V Placement Warrants and Forward Purchase Securities as equity instruments upon consummation of the Business Combination.

(9)	To reflect the extinguishment of the Company’s historical treasury shares.

(10)

To reflect the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of PubCo Shares issued and the fair value of CF V’s identifiable net assets as of June 30, 2021, resulting in a $73,396,668 and a $75,021,668 increase to accumulated loss assuming no redemptions and maximum redemptions, respectively. The fair value of shares issued was estimated based on a market price of $9.87 per share of CF V Class A Common Stock and $1.10 per CF V Public Warrant (as of June 30, 2021). The value is preliminary and will change based on fluctuations in the share price of CF V Class A Common Stock and CF V Public Warrants through the Closing Date. A one percent change in the market price per share of CF V Class A Common Stock and per CF V Public Warrant would result in a change of approximately $3,056,658 and approximately $1,822,908 in the estimated expense assuming no redemptions and maximum redemptions, respectively.

		Assuming no redemptions		Assuming maximum redemptions
	Per share value	Shares	Fair value	Shares	Fair value
CF V Class A Common Stock(1)	$9.87	25,600,000	252,672,000	13,100,000	129,297,000
CF V Class B Common Stock(1)	$9.87	4,381,000	43,240,470	4,381,000	43,240,470
CF V Warrants(1)	$1.10	8,866,666	9,753,333	8,866,666	9,753,333
Forward Purchase Securities(2)	$1.64	1,250,000	2,052,035	1,250,000	2,052,035
PIPE Warrants(2)	$1.70	2,500,000	4,250,212	2,500,000	4,250,212
Sponsor Earn-Out Shares(2)			14,984,454		14,984,454
Sponsor PIPE forfeiture shares(2)			211,951		211,951
Satellogic PIPE forfeiture shares(2)			(3,506,490)		(3,506,490)

Total fair value			323,657,965		200,282,965
Book value			250,261,297		125,261,297

Excess of fair value over book value			73,396,668		75,021,668

(1)	Per share value based on closing prices as of June 30, 2021 for shares of CF V Class A Common Stock (CFV) and CF V Public Warrants (CFFVW).
(2)	Fair values based on various valuation techniques using assumptions and management estimates based on the best information available to management at the time of this proxy statement/prospectus.

PRO FORMA COMBINED STATEMENT OF PROFIT AND LOSS

TWELVE MONTHS ENDED DECEMBER 31, 2020

(in USD)

	Nettar Group Inc.
(amounts in USD)	12/31/2020 (Historical)	Other Transaction Adjustments		Adjusted	CF Acquisition Corp V 3/31/2021 (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Continuing operations
Other operating income	22,394	3,515,843	(a)	3,279,952	—			3,279,952			3,279,952
		(258,285)	(a)
Administrative expenses	(8,127,496)	—		(8,127,496)	(223,677)	(27,382,497)	(3)	(35,733,670)			(35,733,670)
Depreciation	(3,182,011)	—		(3,182,011)	—			(3,182,011)			(3,182,011)
Other operating expenses	(11,376,667)	—		(11,376,667)	—	(73,396,668)	(4)	(84,773,335)	(1,625,000)	(4)	(86,398,335)
Operating loss	(22,663,780)	3,257,558		(19,406,222)	(223,677)	(100,779,165)		(120,409,064)	(1,625,000)		(122,034,064)
Finance costs	(7,565,781)	1,126,527	(a)	(9,866,967)	—	6,338,996	(1)	(3,527,971)			(3,527,971)
		(2,004,452)	(a)
		(1,423,261)	(b)
Finance income	78,570	—		78,570	1,781	(1,781)	(2)	78,570			78,570
Change in fair value of warrant liability	—	—		—	4,461,226	(4,461,226)	(5)	—			—
Change in fair value of forward purchase securities liability	—	—		—	(2,052,035)	2,052,035	(5)	—			—
Other financial income (expense)	596,628	—		596,628	—			596,628			596,628
Embedded derivative income (expense)	(84,223,586)	10,611,372	(a)	(73,612,214)	—	73,612,214	(1)	—			—
Income (Loss) before income tax	(113,777,949)	11,567,744		(102,210,205)	2,187,295	(23,238,927)		(123,261,837)	(1,625,000)		(124,886,837)
Income tax expense	(147,866)	—		(147,866)	—	—		(147,866)			(147,866)

Income (Loss) for the year	(113,925,815)	11,567,744		(102,358,071)	2,187,295	(23,238,927)		(123,409,703)	(1,625,000)		(125,034,703)

Weighted average shares outstanding basic and diluted	4,853,668			4,853,668				113,103,251			100,603,251

Basic and diluted net (loss) income per share	(23.47)			(21.09)				(1.09)			(1.24)

The Company’s statement of profit and loss was derived from the audited consolidated statement of profit or loss for the twelve months ended December 31, 2020. CF V’s statement of operations was derived from the unaudited condensed statements of operations for the twelve months ended March 31, 2021.

Other Transaction Adjustments to the Company’s Historical Statement of Profit or Loss

(a)

To reflect the elimination of the interest and change in fair value of the Convertible Notes from the historical statement of profit or loss, and the addition of interest expense and other operating income on the new debt related to the Debt and Share Exchange to give pro forma effect as if it had occurred as of January 1, 2020.

(b)	To reflect the interest expense for the issuance of Company Series X Preference Shares to give pro forma effect as if it had occurred as of January 1, 2020.

Transaction Accounting Adjustments to the Combined Statement of Profit or Loss

(1)

To reflect the elimination of the notes debt and associated changes in fair value of the embedded derivative to give pro forma effect as if the conversion of Convertible Notes to PubCo Ordinary Shares had occurred as of January 1, 2020.

(2)	To reflect the elimination of interest income on marketable securities held in the Trust Account.

(3)

To reflect the direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees; transaction costs of $223,677 were previously included in administrative expenses in CF V’s historical statement of operations and is reflected in retained earnings on the combined statement of financial position.

(4)

To reflect the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of PubCo Shares issued and the fair value of CF V’s identifiable net assets as of June 30, 2021; refer to note 10 in the Transaction Accounting Adjustments to the Condensed Combined Statement of Financial Position.

(5)

To reflect the elimination of the change in the fair value of the derivative warrant liability and forward purchase security liability as a result of the recognition of CF V Public Warrants and CF Placement Warrants and Forward Purchase Securities as equity instruments upon consummation of the Business Combination.

SPECIAL MEETING OF CF V STOCKHOLDERS

General

CF V is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the CF V Board for use at the Special Meeting to be held on                  , 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides CF V Stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on                  , at                  Eastern Time. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at                  .

Purpose of the Special Meeting

CF V Stockholders are being asked to vote on the Business Combination Proposal and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of CF V Common Stock at the close of business on                 , 2021 which is the Record Date. You are entitled to one vote for each share of CF V Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 31,850,000 shares of CF V Common Stock outstanding, of which 25,000,000 are CF V Public Shares, 6,250,000 are Founders Shares held by the Sponsor and the independent directors of CF V and 600,000 are CF V Placement Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the IPO and the appointment of each of its directors and officers, CF V entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of CF V Common Stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor and CF V’s directors and officers as it relates to the Founders Shares and any CF V Placement Shares and the requirement to vote such shares in favor of the Business Combination Proposal. As a result, we would need only 9,075,001, or approximately 36.3%, of the 25,000,000 CF V Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

In connection with the IPO, the Sponsor and CF V’s officers and directors agreed to waive any redemption rights with respect to any shares of CF V Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF V’s officers and directors did not receive separate consideration for the waiver. The Founder Shares and the CF V Placement Shares held by the Sponsor and CF V’s directors and officers have no redemption rights upon CF V’s liquidation and will be worthless if CF V fails to consummate a business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter).

Quorum and Required Vote for Proposals

A quorum of CF V Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of CF V Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF V Common Stock as of the Record Date. Accordingly, a CF V Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of CF V Common Stock cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. A CF V Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Adjournment Proposal.

It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF V does not consummate the Business Combination and fails to complete an initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), CF V will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the CF V Charter, subject to payment of CF V’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Adjournment Proposal. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF V Common Stock as of the Record Date. Accordingly, a CF V Stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of the CF V Board

The CF V Board has unanimously determined that each of the Proposals is fair to and in the best interests of CF V and its stockholders and has unanimously approved such Proposals. The CF V Board unanimously recommends that stockholders vote “FOR” each of the Business Combination Proposal and the Adjournment Proposal.

When you consider the recommendation of the CF V Board in favor of approval of the Proposals, you should keep in mind that the Sponsor and CF V’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•

CF V’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing Charter. CF V does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, CF V’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to CF V as well as the other entities with which they are affiliated. CF V’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF V is presented with it;

•

unless CF V consummates an initial business combination, CF V’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF V (no such expenses were incurred that had not been reimbursed as of August 31, 2021) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the CF V Placement Units, including the CF V Placement Shares, and CF V Placement Warrants, purchased by the Sponsor for $6.0 million will be worthless if a business combination is not consummated;

•

the Sponsor has agreed that the CF V Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF V has completed a business combination, subject to limited exceptions;

•

the fact that Sponsor paid a nominal amount for the Founders Shares (of which it currently holds 6,230,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $61.4 million, based on the closing price of CF V Class A Common Stock on September 16, 2021, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF V’s public stockholders experience a negative return following the consummation of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or CF V Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

if CF V does not complete an initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), the proceeds from the sale of the CF V Placement Units of $6.0 million will be included in the liquidating distribution to CF V’s public stockholders and the CF V Placement Warrants will expire worthless;

•

the fact that upon completion of the Business Combination, a business combination marketing fee of $8.75 million, $5.0 million of M&A advisory fees (which will be $8.0 million if the Available Cash at Closing exceeds $295.0 million), and approximately $2.2 million of placement agent fees will be payable to CF&Co., an affiliate of CF V and the Sponsor;

•

if the Trust Account is liquidated, including in the event CF V is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF V to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF V Public Share by the claims of prospective target businesses with which CF V has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF V, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that the Sponsor has agreed to invest up to an aggregate of up to approximately $23.2 million in the PIPE Investment on the same terms as the PIPE Investors;

•

the fact that in connection with the IPO, the Sponsor agreed, upon closing of CF V’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 PubCo Class A Ordinary Shares and 333,333 PubCo Warrants), which, assuming a $10.00 share price and a $1.50 warrant price, would represent a discount of approximately 23% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•	the fact that the Sponsor, through its participation in the PIPE Investment and purchase of Forward Purchase Securities, will be entitled to receive PIPE Additional Shares and FPC Additional Shares if the Adjustment Period VWAP is less than $10.00 (up to a maximum of 579,193 PIPE Additional Shares and 250,000 FPC Additional Shares if the Adjustment Period VWAP is less than $8.00), in which case, the Sponsor would also forfeit 142,865 PubCo Ordinary Shares received in exchange for its Founder Shares pursuant to the Merger Agreement (in which case the Sponsor will have a right to earn back a number of PubCo Ordinary Shares equal to such forfeited shares);

•

the fact that the Sponsor has made outstanding loans to CF V in the aggregate amount of $1,133,973 as of August 31, 2021, which amount the Sponsor will lose to the extent that CF V is unable to repay such loans if the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•

the fact that CF V’s two independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $197,200, based on the closing price of CF V Class A Common Stock on September 16, 2021; and

•

the fact that CF V’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

The existence of the interests described above may result in a conflict of interest on the part of CF V’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF V’s officers and directors to complete an initial business combination, even if on terms less favorable to CF V’s stockholders compared to liquidating CF V, because, among other things, if CF V is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF V Placement Units would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $67.5 million based on the closing price of CF V Class A Common Stock and CF V Units on September 16, 2021), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF V would not be repaid to the extent such amounts exceed cash held by CF V outside of the Trust Account (which such expenses and loans, as of August 31, 2021, amounted to $1,133,973), and CF&Co. would not receive business combination marketing fees, M&A advisory fees and placement agent fees amounting to $15.95 million, in the aggregate.

For more information, see the section above entitled “Business Combination Proposal—Interests of Certain Persons in the Transactions.”

Voting Your Shares—Stockholders of Record

Each share of CF V Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of CF V Common Stock at the Special Meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the CF V Board “FOR” the Business Combination Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•

You Can Attend the Special Meeting and Vote During the Meeting. You can access the Special Meeting by visiting the website                  . You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer. Please allow up to 48 hours prior to the meeting for processing your control number. Instructions on how to attend and participate at the Special Meeting are available at                  .

Voting Your Shares—Beneficial Owners

If your CF V Common Stock is held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/consent solicitation statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “—Attending the Special Meeting” below.

Attending the Special Meeting

Only CF V Stockholders on the Record Date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Company’s transfer agent, Continental Stock Transfer & Trust Company.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify CF V’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your CF V Common Stock, you may call Morrow, CF V’s proxy solicitor, at (800) 662-5200 or (203) 658-9400 (banks and brokers) or email at                                 .

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal and the Adjournment Proposal. Under the CF V Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the CF V Charter, any holders of CF V Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay CF V’s taxes). For illustrative purposes, based on funds in the Trust Account of $250.0 million on August 31, 2021, the estimated per share redemption price would have been $10.00.

In order to exercise your redemption rights, you must:

•

prior to 5:00 PM Eastern time on                 , 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your CF V Public Shares for cash to Continental Stock Transfer & Trust Company, CF V’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30 Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF V Common Stock; and

•

deliver your CF V Public Shares either physically or electronically through DTC to CF V’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CF V’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CF V does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your CF V Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with CF V’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CF V’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CF V’s transfer agent return the shares (physically or electronically). You may make such request by contacting CF V’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, CF V Stockholders should verify the market price of CF V Common Stock as they may receive higher proceeds from the sale of their CF V Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of CF V Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CF V Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of CF V Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of PubCo, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and CF V does not consummate an initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), CF V will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the CF V Warrants will expire worthless.

In connection with the IPO, the Sponsor and CF V’s officers and directors agreed to waive any redemption rights with respect to any shares of CF V Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF V’s officers and directors did not receive separate consideration for the waiver.

Appraisal and Dissenting Rights

CF V Stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.

Company Shareholders are entitled to dissent from the Initial Merger which forms part of the Business Combination and to receive payment of the “fair value” of their shares following consummation of the Initial Merger. Where a Company Shareholder who exercises such dissent rights and the Company are unable to agree on the “fair value” of such shares, a statutory appraisal process is required to determine the “fair value.”

Proxy Solicitation

CF V is soliciting proxies on behalf of the CF V Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. CF V and its directors, officers and employees may also solicit proxies in person. CF V will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CF V will bear the cost of the solicitation.

CF V has hired Morrow to assist in the proxy solicitation process. CF V will pay Morrow a fee of $32,500, plus disbursements of its expenses in connection with services relating to the Special Meeting.

CF V will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CF V will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, the Sponsor beneficially owns an aggregate of 21.4% of the outstanding shares of CF V Common Stock. The Sponsor has agreed to vote all of its Founder Shares, CF V Placement Shares and any CF V Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any CF V Public Shares.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of CF V Common Stock are being asked to approve and adopt the Merger Agreement and the Business Combination. CF V Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “—The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

Because CF V is holding a stockholder vote on the Business Combination, CF V may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of CF V Common Stock as of the Record Date for the Special Meeting.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about CF V, the Company or PubCo. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement. Any defined terms used in this summary but not defined in this summary or in the section titled “—Frequently Used Terms” shall have the meanings set forth in the Merger Agreement.

The Merger Agreement contains representations and warranties that CF V, on the one hand, and the Company and PubCo, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and are intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential Disclosure Letters exchanged by the parties in connection with signing the Merger Agreement. While CF V and the Company do not believe that these Disclosure Letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the Disclosure Letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CF V, the Company or PubCo, because they were made as of specific dates, are intended merely as a risk allocation mechanism between CF V and the Company and are modified by the Disclosure Letters.

General; Structure of the Business Combination; Closing

CF V, PubCo, Target Merger Sub, SPAC Merger Sub and the Company entered into the Merger Agreement on July 5, 2021, pursuant to which (i) Target Merger Sub will merge with and into the Company, the separate existence of Target Merger Sub will cease and the Company will be the Surviving Corporation of the Initial Merger and become a wholly owned subsidiary of PubCo, (ii) immediately following confirmation of the effective filing of the Initial Merger, SPAC Merger Sub will merge with and into CF V, the separate existence of SPAC Merger Sub will cease and CF V will be the surviving corporation of the CF V Merger and a direct wholly owned subsidiary of PubCo and (iii) the single share of PubCo outstanding immediately prior to the Initial Merger Effective Time will be cancelled for no consideration.

Convertible Notes Conversion

Prior to the Initial Merger Effective Time, subject to addressing redemption requests as contemplated below, the Company is required to take all appropriate action to cause all Convertible Notes automatically convert (without any further action on the part of the Company or any holder of Convertible Notes) immediately prior to the Initial Merger Effective Time into a number of Company Preference Shares equal to (i) the sum of the aggregate principal amount of the Convertible Notes then outstanding plus all interest accrued thereon, divided by (ii) the quotient obtained by dividing the Applicable NPA Amount by the Fully-Diluted Company Shares. In accordance with the terms and conditions of the Convertible Notes, for the purpose of clause (ii), the Fully-Diluted Company Shares will be calculated in accordance with the 2019 NPA or 2020 NPA, as applicable. The Company and CF V will cooperate and coordinate with respect to all communications and actions involving the Convertible Notes. In the event any holder provides notice to redeem Convertible Notes prior to the Closing, the Company and CF V will cooperate to arrange for the assignment (or if applicable, replacement) of the portion of such Convertible Notes to be redeemed.

The Initial Merger

Subject to the terms and conditions of the Merger Agreement, at the Initial Merger Effective Time, and by virtue of the Initial Merger and without any action on the part of CF V, the Company, PubCo, Target Merger Sub, SPAC Merger Sub or any holder of Company Shares, Company Options or the Company Warrant:

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each Company Ordinary Share and Company Preference Share that is issued and outstanding immediately prior to the Initial Merger Effective Time (other than (i) any Company Series X Preference Shares the holder of which has elected to exercise its redemption rights, (ii) any treasury shares or share held by the Company or any of its affiliates, and (iii) any Dissenting Company Shares) will automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued PubCo Class B Ordinary Shares (in the case of the Company’s Chief Executive Officer) or PubCo Class A Ordinary Shares (in all other cases) that is equal to the Company Exchange Ratio (the “Merger Consideration Shares”), without interest, subject to rounding such fractional shares of each holder to the nearest whole number of PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) (or, in the case of the Company Series X Preference Shares, such number of newly issued PubCo Class A Ordinary Shares calculated in accordance with the Company Governing Documents). A portion of the Merger Consideration Shares will be subject to escrow and potential forfeiture in accordance with section titled “—Forfeiture of Sponsor and Company Shareholder Escrowed Shares; Earnout” below;

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each Company Option that is outstanding immediately prior to the Initial Merger Effective Time, whether vested or unvested, will automatically be assumed by PubCo and converted into an Assumed Option exercisable for that number of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (a) the number of Company Ordinary Shares subject to such Company Option immediately prior to the Initial Merger Effective Time multiplied by (b) the Company Exchange Ratio. Such Assumed Option will have a per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed Option equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Company Ordinary Shares subject to such Company Option immediately prior to the Initial Merger Effective Time by (ii) the Company Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Initial Merger Effective Time, each Assumed Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Initial Merger Effective Time; and

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the Company Warrant, if outstanding immediately prior to the Initial Merger Effective Time, will be assumed by PubCo and converted into Assumed Company Warrant exercisable for that number of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (a) the number of Company Shares subject to the Company Warrant immediately prior to the Initial

Merger Effective Time multiplied by (b) the Company Exchange Ratio, calculated in accordance with the terms and conditions of the Company Warrant. Such Assumed Company Warrant will have a per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed Company Warrant equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per Company Share subject to the Company Warrant immediately prior to the Initial Merger Effective Time by (ii) the Company Exchange Ratio. The Assumed Company Warrant will continue to be governed by the same terms and conditions as were applicable to the corresponding former Company Warrant immediately prior to the Initial Merger Effective Time.

The CF V Merger

Subject to the terms and conditions of the Merger Agreement, at the CF V Merger Effective Time, and by virtue of the CF V Merger and without any action on the part of CF V, the Company, PubCo, Target Merger Sub, SPAC Merger Sub or any holder of CF V Units, CF V Common Stock or CF V Warrants:

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each CF V Unit issued and outstanding immediately prior to the CF V Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of CF V Class A Common Stock and one-third of one CF V Warrant;

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immediately following the separation of each CF V Unit, (a) each share of CF V Class B Common Stock will automatically convert into one share of CF V Class A Common Stock (the “Initial Conversion”), and (b) immediately following the Initial Conversion, each share of CF V Class A Common Stock that is issued and outstanding immediately prior to the CF V Merger Effective Time (other than any treasury share held by CF V or share held by any subsidiary of CF V), will automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued PubCo Class A Ordinary Shares that are equal to the CF V Exchange Ratio, without interest, subject to rounding up such fractional shares of each holder to the nearest whole PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder); and

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each CF V Warrant outstanding immediately prior to the CF V Merger Effective Time will be assumed by PubCo and converted into an Assumed CF V Warrant exercisable for that number of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (a) the number of CF V Class A Common Stock subject to the CF V Warrant immediately prior to the CF V Merger Effective Time multiplied by (b) the CF V Exchange Ratio. Such Assumed CF V Warrant will have a per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed CF V Warrant equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of CF V Class A Common Stock subject to the CF V Warrant immediately prior to the CF V Merger Effective Time by (ii) the CF V Exchange Ratio. Each Assumed CF V Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to such CF V Warrant immediately prior to the CF V Merger Effective Time.

The Payment Spreadsheet

Promptly following delivery by (a) the Company of the Company Transaction Expenses Certificate and (b) CF V of the SPAC Financing Certificate and, in any event, not less than two (2) business days prior to the Closing Date, the Company will (1) deliver to CF V a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth (x) the portion of the Merger Consideration payable to each Company Shareholder (including the allocation of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, as applicable) and (y) the Assumed Options, in each case, in accordance with the terms of the Merger Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties will work together in good faith to finalize the Payment Spreadsheet in accordance with the Merger Agreement. The allocation of a portion of the Merger

Consideration to the Company Shareholders pursuant to the Payment Spreadsheet and the information with respect to the assumption of Company Options set forth in the Payment Spreadsheet will, to the fullest extent permitted by applicable law, be final and binding on all parties and will be used by the parties for purposes of issuing the Merger Consideration to the Company Shareholders and the assumption of Company Options absent manifest error.

Forfeiture of Sponsor and Company Shareholder Escrowed Shares; Earnout

At Closing, an amount of PubCo Ordinary Shares equal to 25% of the Aggregate Base Shares, of which 5.7% will be Founder Shares of Sponsor, and 94.3% will be Merger Consideration Shares receivable by the Company Shareholders (other than holders of Company Series X Preference Shares), will be set aside in the Forfeiture Escrow Accounts (the shares in the Forfeiture Escrow Accounts, the “Forfeiture Escrow Shares”). The Forfeiture Escrow Shares will be held in escrow for the duration of the Adjustment Period.

At the end of the Adjustment Period, (i) if the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share (such event, a “Forfeiture Event”), an aggregate number of Forfeiture Escrow Shares, calculated as described below (the “Aggregate Forfeiture Shares”), will be forfeited by the Sponsor and the Company Shareholders (other than holders of Company Series X Preference Shares) in accordance with the applicable Forfeiture Ratios and cancelled, or (ii) if the Adjustment Period VWAP is equal to or more than $10.00 per PubCo Class A Ordinary Share, then the entire contents of their respective Forfeiture Escrow Accounts will be promptly released by the Escrow Agent to the Sponsor and the applicable Company Shareholders.

If a Forfeiture Event occurs, the number of Forfeiture Escrow Shares forfeited and cancelled will be calculated by multiplying (i) the Aggregate Base Shares by (ii) a fraction, (A) the numerator of which is the remainder of $10.00 minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP, provided that in the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00 (i.e., in no event will the Aggregate Forfeiture Shares exceed 25% of the Aggregate Base Shares).

After the Adjustment Period, to the extent that a Forfeiture Event has occurred, the Sponsor and the Company Shareholders will have the right to receive an aggregate number of PubCo Ordinary Shares equal to the Aggregate Forfeiture Shares that have been forfeited in accordance with the applicable Forfeiture Ratios if the closing price of the PubCo Class A Ordinary Shares is at or above $15.00 for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period at any time during the five year period after the Closing Date.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of the Company are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a “Company Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Nettar Companies, taken as a whole or (ii) the ability of the Nettar Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable laws or IFRS or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Merger Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable governmental authority with respect thereto following the date of the Merger Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Nettar Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any events generally applicable to the industries or markets in which the Nettar Companies operate, (h) any matter existing as of the date of the Merger Agreement to the extent expressly set forth on the Company Disclosure Letter, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent under the Merger Agreement, unless otherwise agreed by CF V to be subject to this exception (i)) of, CF V (other than actions contemplated by the Merger Agreement or any Ancillary Agreement), (j) any events that are cured by the Company prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) any delay or failure to launch, or failure of commission process of obtaining approval to launch, one or more satellites in accordance with the Company’s business plan as currently in effect, any damage or destruction of one or more satellites prior to or during launch into orbit, or any failure of an existing satellite; provided that the exception in this clause (l) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, or (m) any worsening of the events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of the Merger Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such event to the extent it disproportionately affects the Nettar Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

Under the Merger Agreement, certain representations and warranties of CF V are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a “CF V Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of CF V or (ii) the ability of CF V to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “CF V Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Merger Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable governmental authority with respect thereto following the date of the Merger Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter as of the date of the Merger Agreement to the extent expressly set forth on the CF V Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in the Merger Agreement, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by the Merger Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any CF V Share Redemptions or the failure to obtain the CF V Stockholders’ Approval, (j) any events generally applicable to blank check companies or the market in which blank check companies operate; (k) any events that are cured by CF V prior to the Closing, or (l) any worsening of the events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of the Merger Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such event to the extent it disproportionately affects CF V relative to other participants in the industries in which CF V operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a CF V Material Adverse Effect.

Conditions to the Closing of the Business Combination

Conditions to Obligations of CF V, the Acquisition Entities and the Company to Consummate the Business Combination. The obligations of CF V, the Acquisition Entities and the Company to consummate the Transactions at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the CF V Stockholders’ Approval and the Company Written Consent (as defined in the section titled “—The Business Combination Proposal—The Merger Agreement—Mutual Covenants) have been obtained;

•	all Regulatory Approvals have been obtained or have expired or been terminated, as applicable;

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the Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC and not withdrawn;

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PubCo’s initial listing application with Nasdaq or NYSE in connection with the Transactions has been conditionally approved and, immediately following the Closing, PubCo has satisfied any applicable initial and continuing listing requirements of Nasdaq or NYSE and PubCo has not received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares to be issued in connection with the Transactions have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the PubCo Ordinary Shares, and the outstanding PubCo Ordinary Shares held by Public Stockholders are listed on such exchange on the Closing Date;

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no governmental authority has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

•	upon the Closing, after giving effect to any CF V Share Redemption, any PIPE Investment and the Forward Purchase Amount, PubCo has net tangible assets of at least $5,000,001.

Conditions to Obligations of CF V. The obligations of CF V to consummate the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CF V:

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Each of the representations and warranties of the Company and of each Acquisition Entity contained in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties are true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•	Each of the covenants of the Company and of each Acquisition Entity to be performed as of or prior to the Closing have been performed in all material respects;

•	There has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	All approvals, waivers or consents from any third parties set forth and described on the Company Disclosure Letter have been obtained;

•	The Company has obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders; and

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The Company has obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of Company Shares and holders of Convertible Notes together holding at least 85% of the outstanding shares of the Fully-Diluted Company Shares (excluding, for purposes hereof, holders of Company Series X Preferences Shares and the holder of the Company Warrant, and taking into account other lock-up obligations binding on certain holders of Company Options and Convertible Notes).

Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

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Each of the representations and warranties of CF V contained in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties are true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “CF V Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a CF V Material Adverse Effect;

•	Each of the covenants of CF V to be performed as of or prior to the Closing have been performed in all material respects;

•	As of the Closing, the Available Cash is no less than the Minimum Cash Amount; and

•	There has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a CF V Material Adverse Effect.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties relating to, among other things, their ability to enter into the Merger Agreement and their outstanding capitalization. In the Merger Agreement, the Company also made other customary representations and warranties to CF V, including without limitation, representations and warranties related to the following: organization, good standing, corporate power and qualification, subsidiaries; capitalization; due authorization; financial statements; material contracts; intellectual property; title to properties and assets; liens; real property; environmental matters; compliance with other instruments; compliance with laws; absence of changes; litigation; insurance; governmental consents; permits; registration and voting rights; brokers or finders; transaction expenses; related party transactions; labor agreements and actions; employee compensation; employee benefit plans; tax matters; books and records; foreign corrupt practices act; anti-money laundering; sanctions; export controls; takeover statutes and charter provisions; Registration Statement and Consent Solicitation Statement; board approval; and no additional representations or warranties.

The representations and warranties expire at the Closing, and are subject to specified exceptions, such as materiality, Company Material Adverse Effect and CF V Material Adverse Effect (see “—CF V Material Adverse Effect” below), knowledge and other qualifications contained in the Merger Agreement and may be further modified and limited by the Disclosure Letters to the Merger Agreement.

Covenants of the Parties

Covenants of the Company and the Acquisition Entities

The Company and the Acquisition Entities made certain covenants under the Merger Agreement, including, among others, the following:

Prior to the Closing, PubCo will submit to Nasdaq or NYSE (as applicable) a listing application covering the PubCo Ordinary Shares issuable in connection with the Mergers.

The Company has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements, including the Disclosure Letters, as consented to by CF V in writing or as required by applicable law, to operate the business of the Nettar Companies and the Acquisition Entities in the ordinary course.

During the Interim Period, the Company has also agreed to, and to cause its subsidiaries to, except as expressly contemplated by the Merger Agreement, including the Disclosure Letters, as consented to by CF V in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, not to:

•	change or amend the governing documents of any Nettar Company or any Acquisition Entity;

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make or declare any dividend or distribution to its stockholders or members, as applicable, of any Nettar Company or any Acquisition Entity or make any other distributions in respect of any of the Nettar Companies’ or any Acquisition Entity’s capital stock or equity interests, except (i) dividends and distributions by a wholly-owned subsidiary of a Nettar Company to such Nettar Company or another wholly-owned subsidiary of such Nettar Company, (ii) repurchases of awards under the Company ESOP in the ordinary course in connection with any termination of employment or other services, and (iii) as required by the governing documents of the Company in connection with the Company Series X Preference Shares;

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split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Nettar Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly-owned subsidiary of a Nettar Company that remains a wholly-owned subsidiary of such Nettar Company after consummation of such transaction;

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purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Nettar Company or any Acquisition Entity, except for (i) transactions between a Nettar Company and any wholly-owned subsidiary of such Nettar Company, (ii) repurchases of awards under the Company ESOP in the ordinary course in connection with any termination of employment or other services, and (iii) as required by the governing documents of the Company with respect to the redemption rights of the Company Series X Preference Shares;

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sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Nettar Companies or any Acquisition Entity, except for (i) dispositions of equipment in the ordinary course, (ii) sales of inventory in the ordinary course or (iii) transactions solely among the Nettar Companies;

•	acquire any ownership interest in any real property;

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acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

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make, change or revoke any material election in respect of taxes, except to comply with GAAP or applicable law, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course, or (b) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any Closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

•	take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment (as defined in the Merger Agreement);

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issue any additional equity interests or securities exercisable for or convertible into equity interests of an Acquisition Entity or a Nettar Company, subject to certain exceptions (including, but not limited to, the issuance of stock upon the vesting of any equity awards or the exercise of vested options), or grant any options, warrants, restricted stock units or other equity-based awards that relate to the equity of any Nettar Company except for options the grant of which has already been approved by the Company Board but for which the related option grant agreement has not yet been entered into, and except for grants of options under the Company ESOP in the ordinary course not exceed 1,000,000 shares in the aggregate and with fair market value exercise prices such that upon such options becoming Assumed Options will have exercise prices per share equal to of the fair market value of such share at the time of grant, or amend, modify or waive any of the terms or rights set forth in any Company Options or the Company Warrant;

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adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Nettar Company or any Acquisition Entity, merge or consolidate with any person or be acquired by any person, or file for bankruptcy in respect of any Nettar Company or any Acquisition Entity;

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waive, release, settle, compromise or otherwise resolve any Actions, except in the ordinary course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•	incur, assume or guarantee any indebtedness for borrowed money the principal amount of which does not exceed $5,000,000 in the aggregate;

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enter into, renew or amend in any material respect (i) certain affiliate transactions or any contract between any Nettar Company and any broker, finder, investment banker or financial advisor with respect to the any of the transactions contemplated in the Merger Agreement or (ii) except in the ordinary course of the business of owning, operating, building and launching satellites and selling of imagery therefrom, any contract that, had such contract been entered into on or before the date of the Merger Agreement, would have been required to be disclosed on the Company Disclosure Letter pursuant to certain disclosure requirements in the Merger Agreement;

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limit the right of any Nettar Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) except in the ordinary course of the business of owning, operating, building and launching satellites and selling of imagery therefrom, grant any exclusive rights to any person; or

•	enter into any agreement or otherwise make a binding commitment to do any action prohibited under the Merger Agreement.

During the Interim Period, the Company has also agreed to, and to cause its subsidiaries to, comply in all material respects with, and continue performing under, as applicable, the governing documents of the Company and each subsidiaries’ governing documents, and all other material contracts to which the Company or any of its subsidiaries may be a party, and with applicable sanctions and export laws.

The Acquisition Entities agreed that, prior to the Closing Date, and subject to the approval of PubCo’s shareholders, the PubCo Board will approve and adopt the Equity Incentive Plan.

The Acquisition Entities further agreed that the Company ESOP will be terminated as of the Closing Date, and no awards will be granted under the Company ESOP on or after the Closing Date.

PubCo agreed to take all action within its power so that effective at the Closing, the entire board of directors of PubCo will consist of no less than three (3) individuals, a majority of whom will be independent directors in accordance with applicable stock exchange requirements, and which will comply with all diversity requirements under applicable law.

After the Closing, PubCo and the Surviving Corporation agree to indemnify and hold harmless each present and former director and officer of the Nettar Companies, CF V and any Acquisition Entity against any costs, expenses, damages or liabilities incurred in connection with any Actions, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person.

PubCo and the Surviving Corporation further agreed to, and agree to cause the other Nettar Companies to, maintain for a period of not less than six years from the Closing provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Nettar Companies’ and each Acquisition Entity’s or CF V’s former and current officers, directors and employees, no less favorable than as contemplated by the applicable governing documents as of the date of the Merger Agreement. Each of PubCo, the Surviving Corporation and CF V agreed to, and agreed to cause the other Nettar Companies to, maintain for a period of six years from the Closing, a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Nettar Companies’ or any Acquisition Entity’s or CF V’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will PubCo, the Nettar Companies, any Acquisition Entity or CF V be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Nettar Companies, such Acquisition Entity or CF V for such insurance policy for the year ended December 31, 2021.

The Company acknowledged and agreed that it and each Nettar Company is aware of the restrictions imposed by U.S. federal securities laws, the rules and regulations of the SEC promulgated thereunder and the rules of Nasdaq and NYSE (as applicable) on a person possessing material nonpublic information about a publicly traded company. The Company agreed that while it is in possession of such material nonpublic information it will not purchase or sell any securities of CF V, take any action with respect to CF V in violation of such laws, or cause or encourage any third party to do any of the foregoing.

The Company agreed to not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Nettar Company would be or become subject, party or otherwise bound.

As soon as reasonably practicable and to the extent required for the Registration Statement, the Company agreed to deliver to CF V the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Nettar Companies as of and for the (i) three-month period ended March 31, 2021, (ii) the three-month and six-month periods ended June 30, 2021 and (iii) three-month and nine-month periods ended September 30, 2021.

Unless otherwise approved in writing by CF V (which approval will not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), PubCo agreed to not permit any amendment or modification made to, waiver (in whole or in part), or provide consent to modify (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. The Company and PubCo agreed to use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist CF V in their efforts to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein. Unless otherwise approved in writing by CF V, the Company and PubCo agreed to not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under any of the Series X Shareholder Agreement.

PubCo and the Company agreed to, on terms to be approved in writing by CF V (which approval will not be unreasonably withheld, conditioned or delayed), enter into an assignment and assumption agreement pursuant to which the Company will assign to PubCo all of its rights, interests, and obligations in and under the Company Warrant. PubCo and the Company agreed to repay the “Loan” under the Loan Agreement (as defined in the Company Warrant) immediately following the Closing in accordance with the Loan Agreement.

In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company agreed to utilize the proxy granted to it under the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the BVI Act and other applicable law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Covenants of CF V

CF V made certain covenants under the Merger Agreement, including, among others, the following:

Upon satisfaction or waiver of the conditions set forth in the Merger Agreement and provision of notice thereof to the Trustee and the Trust Agreement, at the Closing, (i) CF V agreed to (a) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to CF V Stockholders pursuant to the CF V Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by CF V, subject to the Merger Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate.

From the date of the Merger Agreement until the Closing, CF V agreed to use reasonable best efforts to ensure that the CF V Class A Common Stock, CF V Warrants and CF V Units remain listed on Nasdaq or NYSE.

During the Interim Period, CF V agreed to, except as otherwise contemplated by the Merger Agreement (including the Disclosure Letters) and the Ancillary Agreements, or for the incurrence of CF V Transaction Expenses, or as consented to by the Company in writing (which consent will not be unreasonably conditioned, withheld or delayed) or as required by applicable law, operate its business in the ordinary course and not to:

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(A) change, modify or amend the Trust Agreement or the governing documents of CF V, or seek any approval from CF V Stockholders to do take any such action, except as contemplated by the Proposals or (B) change, modify or amend its organizational documents;

•	change, modify or amend the CF V Warrant Agreement, including by reducing the Warrant Price (as defined in the CF V Warrant Agreement);

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(x) make or declare any dividend or distribution to the CF V Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or

(z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of CF V Class A Common Stock (prior to the CF V Merger Effective Time) made as part of the CF V Share Redemptions;

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merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other person or be acquired by any other person;

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(A) make, change or revoke any material election in respect of taxes, except to comply with GAAP or applicable law, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course, or (B) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any Closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

•	take, agree to take, or fail to take, any action that could reasonably be expected to prevent the transactions from qualifying for the Intended Tax Treatment;

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enter into, renew or amend in any material respect, any transaction or contract (A) with an affiliate of CF V, other than any transaction or contract pursuant to which Sponsor or any of its affiliates provides debt financing to CF V, or (B) with any stockholder of CF V except as permitted or contemplated by the Merger Agreement including any PIPE Subscription Agreement;

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incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another person, other than any (a) indebtedness for borrowed money or guarantee expressly contemplated by the Merger Agreement or (b) debt financing provided by Sponsor or any of its affiliates to CF V;

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(A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by the Merger Agreement);

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(A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any CF V Capital Stock or securities exercisable for or convertible into CF V Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to CF V Capital Stock not outstanding on the date of the Merger Agreement and disclosed in documents filed publicly with the SEC;

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waive, release, compromise, settle or agree to waive, release, compromise, or settle any action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

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(A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

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make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the ordinary course), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person;

•	liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under the Merger Agreement;

•	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of CF V’s capital stock or equity interests; or

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purchase, repurchase, redeem (except for the exercise of the CF V Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of CF V.

During the Interim Period, CF V agreed to comply in all material respects with, and continue performing under, as applicable, its governing documents, the Trust Agreement and all other material contracts to which it may be a party.

During the Interim Period, CF V agreed to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

PubCo and CF V agreed to, on terms to be approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), enter into an assignment and assumption agreement pursuant to which CF V will assign to PubCo all of its rights, interests, and obligations in and under the CF V Warrant Agreement and amend the CF V Warrant Agreement accordingly to change all references therein from warrants to purchase CF V Class A Common Stock to warrants to purchase PubCo Class A Ordinary Shares.

Unless otherwise approved in writing by PubCo (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), CF V agreed to not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. CF V agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein. Unless otherwise approved in writing by the Company, CF V agreed to not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under any of the Series X Shareholder Agreement.

Mutual Covenants

Each party made certain mutual covenants under the Merger Agreement, including, among others, the following:

The Company, CF V and the Acquisition Entities agreed to (i) promptly (and, in the case of the initial filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, within twenty (20) business days after the date of the Merger Agreement) submit all notifications, reports, and other filings required to be submitted to a governmental authority in order to obtain the necessary Regulatory Approvals and (ii) use their reasonable best efforts to cooperate in good faith with any governmental authority and undertake promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the Transactions.

The Company, CF V and the Acquisition Entities agreed to (i) diligently and expeditiously defend and use reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable laws prescribed or enforceable by any governmental authority for the Transactions and to resolve any objections as may be asserted by any governmental authority with respect to the Transactions and (ii) cooperate fully with each other in the defense of such matters.

The Company, on the one hand, and CF V, on the other, each agreed to be responsible for and pay one-half of the filing fees payable to the governmental authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

The Company, CF V and each Acquisition Entity agreed to use their reasonable efforts to cause the Registration Statement to comply in all material respects with all applicable laws including all rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from SEC concerning the Registration Statement, cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions.

CF V agreed to as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish a record date for, duly call, give notice of, and convene and hold a meeting of the stockholders to vote on the Proposals, for a date no later than 30 days after the date the proxy statement is mailed to CF V Stockholders, (ii) solicit proxies from its stockholders to vote in favor of the Merger Agreement and of each of the Proposals, and (iii) provide its shareholders with the opportunity to elect to effect a CF V Share Redemption.

The Company agreed to as promptly as reasonably practicable after the Registration Statement becomes effective for voting under the Securities Act, for a date no later than five business days thereof, (i) send to the shareholders of the Company, the Consent Solicitation Statement and a copy of the plan of merger to effect the Initial Merger, (ii) seek the irrevocable written consent, in form and substance reasonably acceptable to CF V, of the Key Company Shareholders in favor of the approval and adoption of the Merger Agreement, the Initial Merger and the other Transactions (the “Company Written Consent”), and (iii) to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its shareholders required by and in compliance with all applicable law, Nasdaq or NYSE rules (as applicable), the Company Governing Documents and certain other agreements.

CF V and the Company agreed to, and the Company agreed to cause the other Nettar Companies to, use reasonable best efforts to obtain all material consents and approvals of third parties that any Nettar Company or any of the Acquisition Entities and CF V, as applicable, are required to obtain to consummate the Transactions, and take such other action as may be reasonably necessary or another party to the Merger Agreement may reasonably request to satisfy the conditions to closing or otherwise to comply with the Merger Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, CF V and the Company will not be required to (i) engage in litigation expect where expressly required under the Merger Agreement, (ii) seek to have a governmental order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Nettar Companies, (iv) limit the freedom of action of any of the Nettar Companies or CF V or (v) without limiting their express obligations under the Merger Agreement or Ancillary Agreements, grant any financial, legal or other accommodation to any other Person.

Each of PubCo, CF V, Target Merger Sub, SPAC Merger Sub, the Surviving Corporation and the Company agreed to use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. If CF V or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests such a tax opinion, each party agreed to use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor in order for such tax advisor to provide such opinion.

The Company and PubCo agreed to promptly advise CF V, and CF V agreed to promptly advise the Company of any Actions commenced (or to the knowledge of the Company or PubCo (as applicable) or the knowledge of CF V, as applicable, threatened) on or after the date of the Merger Agreement, against such party or any its subsidiaries or directors by any shareholder of the Company or stockholder of CF V with respect to the Merger Agreement the Mergers or the other Transactions, in which case the defending party will control the defense or settlement of any such Action, subject to giving the other party an opportunity to participate in the defense and the defending party shall not settle without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

During the Interim Period, each of the Company and CF V agreed to not, and agreed to cause its representatives not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning the Company and CF V or their respective subsidiaries, to any person relating to, an Acquisition Proposal or alternative transaction or afford to any person access to the business, properties, assets or personnel of any Nettar Company or CF V or any of its subsidiaries in connection with an Acquisition Proposal or alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal or alternative transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Acquisition Proposal or alternative transaction. Each of the Company and CF V agreed to, and agreed to cause its representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any alternative transaction or Acquisition Proposal. The parties agreed in the Merger Agreement that any violation of the restrictions set forth in this paragraph by a party or its affiliates or representatives would be deemed to be a breach of such section in the Merger Agreement by such party.

During the Interim Period, to the extent permitted by applicable law, each of the Company, CF V and the Acquisition Entities agreed to, and agreed to cause each of its subsidiaries to, (i) afford to the other party and its representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of its operations, to all of its respective assets, properties, books, contracts, tax returns, records and appropriate officers, employees and other personnel and shall furnish such representatives with all financial and operating data and other information concerning its affairs that are in its possession as such representatives may reasonably request, and (ii) cooperate with the other party and its representatives regarding all due diligence matters, including document requests. All information obtained by the Company, CF V, the Acquisition Entities and their respective representatives pursuant to the foregoing was agreed to be subject to the NDA. Notwithstanding the foregoing, under the Merger Agreement, neither the Company nor CF V shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

The Company, PubCo and CF V agreed to use their respective reasonable best efforts to cause the CF V Units, CF V Common Stock and CF V Warrants to be delisted from Nasdaq (or be succeeded by the respective PubCo securities) and to terminate its registration with the SEC (or be succeeded by PubCo) as of the CF V Merger Effective Time or as soon as practicable thereafter.

Survival of Representations, Warranties and Covenants

Except for certain covenants to be performed following the Closing, the representations, warranties and covenants of the parties contained in the Merger Agreement will not survive the Closing.

Termination

The Merger Agreement may be terminated prior to the Closing, as follows:

•	by mutual written consent of the Company and CF V;

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by written notice from the Company or CF V to the other(s) if any governmental order has become final and nonappealable which has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

•	by written notice from the Company to CF V within ten (10) business days after there has been a modification in recommendation of the CF V Board with respect to any of the Proposals;

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by written notice from CF V to the Company within ten (10) business days after there has been a modification in recommendation of the Company Board with respect to the Merger Agreement, the Mergers and the other Transactions;

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by written notice from the Company or CF V to the other(s) if the CF V Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the CF V Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

•	by written notice from CF V to the Company if the Company Written Consent shall not have been obtained within five (5) business days after the Registration Statement became effective;

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by written notice from CF V to the Company if the unaudited financials of the Company for the first, second and third quarters of 2021 (with respect to the first and third quarters, to the extent required in accordance with the Merger Agreement) have not been delivered by July 14, 2021, October 12, 2021 and January 12, 2022, respectively, as applicable;

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prior to the Closing, by written notice to the Company from CF V in the event of certain uncured breaches of a representation, warranty, covenant or other agreement on the part of the Company or if the Closing has not occurred on or before the Agreement End Date, unless CF V is in material breach of the Merger Agreement; or

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prior to the Closing, by written notice to CF V from the Company in the event of certain uncured breaches of a representation, warranty, covenant or other agreement on the part of CF V or if the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect other than with respect to certain provisions of the Merger Agreement (and the terms of the NDA) that will survive any termination of the Merger Agreement, and there will be no liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of the Company, CF V or any Acquisition Entity, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination.

Amendments

The Merger Agreement may not be amended except by a duly authorized agreement in writing signed on behalf of each of the parties to the Merger Agreement and referencing the Merger Agreement.

Related Agreements

PIPE Subscription Agreements

Contemporaneously with the execution of the Merger Agreement, CF V and PubCo entered into separate Subscription Agreements with a number of PIPE Investors, including the Sponsor, pursuant to which the PIPE

Investors agreed to purchase, and PubCo agreed to issue and sell to the PIPE Investors, the PIPE Shares, consisting of an aggregate of 6,966,770 PubCo Class A Ordinary Shares, for a purchase price of $10.00 per share and an aggregate purchase price of approximately $69.7 million, with the Sponsor’s PIPE Subscription Agreement accounting for approximately $23.2 million of such investment. Each Eligible PIPE Investor (which excludes the Sponsor) may, at its option, offset its commitment to purchase PIPE Shares against shares of CF V Class A Common Stock that are held by such PIPE Investor as of five calendar days after the effectiveness of the Registration Statement, provided, among other things, such Eligible PIPE Investor does not transfer such shares of CF V Class A Common Stock prior to the Closing Date, does not redeem such shares of CF V Class A Common Stock in connection with the Business Combination, and votes such shares of CF V Class A Common Stock in favor of each Proposal. Any such offset by an Eligible PIPE Investor will have the effect of reducing the number of PIPE Shares issued at Closing and reducing the amount of proceeds to be received by PubCo at Closing from the PIPE Investment.

Pursuant to the PIPE Subscription Agreements, if the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share, each PIPE Investor will be entitled to receive, for no additional consideration, a number of PIPE Additional Shares equal to the product of (x) such PIPE Investor’s PIPE Shares plus any Non-Redeemed Shares (as defined below) the PIPE Investor holds through the Effectiveness Date, multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP and (B) the denominator of which is the Adjustment Period VWAP (provided that if the Adjustment Period VWAP is less than $8.00, it will be deemed to be $8.00 for purposes of the calculation). Accordingly, up to a maximum of 1,741,692 PIPE Additional Shares can be issued to the PIPE Investors, in connection with which issuance an equal number of PubCo Ordinary Shares held by the Sponsor, the Company Shareholders and holders of Convertible Notes would be forfeited and cancelled.

In addition, PIPE Investors that elected to subject any PIPE Shares they purchase pursuant to their PIPE Subscription Agreement to a lockup commencing on the Closing and expiring on the second anniversary thereof will receive, on Closing, a number of PIPE Warrants to acquire PubCo Class A Ordinary Shares at a purchase price of $20.00 per share equal to the number of PIPE Shares that they elect to subject to such lock-up pursuant to the Lock-Up Addendum. This election was required to be made at the time of the signing of the PIPE Subscription Agreements. One PIPE Investor, representing 2,500,000 PIPE Shares, made this election and will be issued 2,500,000 PIPE Warrants at the Closing.

If (i) the Subscriber is an Eligible PIPE Investor; (ii) as of the fifth calendar day after the effectiveness of the Registration Statement, the Subscriber holds any shares of CF V Class A Common Stock (including shares of CF V Class A Common Stock acquired prior to the date of the PIPE Subscription Agreement), along with any related redemption rights (such shares of CF V Class A Common Stock, the “Eligible Shares”); and (iii) the Subscriber (1) does not exercise any redemption rights with respect to such Eligible Shares (including revoking any prior redemption or conversion elections made with respect to such Eligible Shares), (2) does not transfer such Eligible Shares prior to the Closing Date, and (3) votes such Eligible Shares in favor of each proposal contained in the Registration Statement, then such Eligible Shares shall be “Non-Redeemed Shares”, and the number of PIPE Committed Shares the Subscriber is obligated to purchase under the PIPE Subscription Agreement may be reduced by the number of Non-Redeemed Shares.

The closing of the sale of the PIPE Shares and the issuance of the PIPE Warrants, if any, pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The PIPE Additional Shares, if any, will be issued three business days following the Effectiveness Date. The purpose of the PIPE Investment is to raise additional capital for use by the Company following the Closing.

Pursuant to the PIPE Subscription Agreements, PubCo agreed that, within 30 calendar days after the Closing, PubCo will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the PIPE Shares, together with any PIPE Additional Shares that may be issued as described above (the “F-1

Registration Statement”), and PubCo shall use its reasonable best efforts to have the F-1 Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies PubCo that it will “review” the F-1 Registration Statement) following the Closing and (ii) the second business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the F-1 Registration Statement will not be “reviewed” or will not be subject to further review.

The purchase of the FPC Shares (as defined below) and PubCo Warrants by the Sponsor pursuant to the Amended and Restated Forward Purchase Contract to be made immediately prior to the Closing, and the conversion of the Company Series X Preference Shares into PubCo Class A Ordinary Shares at the Closing pursuant to the Series X Shareholder Agreement, were intended to represent a pre-committed portion of the overall investment in PubCo’s securities to be made in connection with the Closing, including the PIPE Investment. Except as described above, the PIPE Shares being issued and sold to the PIPE Investors will be identical to the PubCo Class A Ordinary Shares being issued to CF V Stockholders in exchange for their CF V Public Shares.

Amended and Restated Forward Purchase Contract

Concurrently with the execution of the Merger Agreement, CF V, PubCo and Sponsor entered into the Amended and Restated Forward Purchase Contract pursuant to which, among other things, the Sponsor has agreed to purchase the Forward Purchase Securities, consisting of 1,250,000 PubCo Class A Ordinary Shares (the “FPC Shares”) and 333,333 PubCo Warrants for an aggregate purchase price equal to $10,000,000 immediately prior to the Closing.

In addition, in the event the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share, the Sponsor will be entitled to receive, for no additional consideration, a number of additional PubCo Class A Ordinary Shares equal to the product of (x) 1,000,000 PubCo Class A Ordinary Shares multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP and (B) the denominator of which is the Adjustment Period VWAP, provided that if the Adjustment Period VWAP is less than $8.00, it will be deemed to be $8.00 for purposes of the calculation (i.e., in no event shall the number of FPC Additional Shares exceed 250,000 PubCo Class A Ordinary Shares). Accordingly, up to a maximum of 250,000 FPC Additional Shares may be issued, in connection with which an equal number of PubCo Ordinary Shares held by the Sponsor, the Company Shareholders and holders of Convertible Notes would be forfeited and cancelled.

Pursuant to the Amended and Restated Forward Purchase Contract, PubCo agreed to register the resale of the PubCo Ordinary Shares, PubCo Warrants and FPC Additional Shares issued to Sponsor thereunder pursuant to the F-1 Registration Statement.

In addition, (1) 250,000 of the FPC Shares will be locked-up until the earlier to occur of (a) one year after the Closing or (b) the date following the Closing on which PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property provided that the lock-up will be released on such FPC Shares if and when the last reported sale price of PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 Trading Day period commencing at least 150 days after the Closing; and (2) 1,000,000 of the FPC Shares and the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants to be purchased under the Amended and Restated Forward Purchase Contract will be locked-up until 30 days after the Closing except for transfers to certain “permitted transferees” (as such term defined in the Insider Letter).

Shareholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF V, PubCo, the Company and certain Company Shareholders and holders of Convertible Notes entered into a Shareholder Support Agreement,

pursuant to which, among other things, (a) such Company Shareholders agreed (i) not to transfer their Company Shares, and to vote their Company Shares in favor of the Merger Agreement (including by execution of a written consent), the Mergers and the other Transactions, (ii) to consent to the termination of certain shareholder agreements with the Company (with certain exceptions), effective at Closing, and (iii) to release the Sponsor, CF V, the Company and its subsidiaries from pre-Closing claims, subject to customary exceptions, and (b) such holders of Convertible Notes agreed not to redeem their Convertible Notes, which, to the extent not redeemed, would convert into Company Preference Shares immediately prior to the Initial Merger Effective Time. Company Shareholders and holders of Convertible Notes party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Merger.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate. Such termination will not relieve any party to the Shareholder Support Agreement from liability arising in respect of any breach of the agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF V entered into the Sponsor Support Agreement with the Sponsor, PubCo and the Company, pursuant to which, among other things: (i) for the benefit of the Company, the Sponsor agreed to fully comply, and perform all of its obligations, covenants and agreements set forth in the Insider Letter, including not to transfer its shares of CF V Capital Stock, not to participate in the CF V Share Redemption and to vote its shares of CF V Capital Stock in favor of the Merger Agreement and the Transactions (other than as permitted by the Sponsor Support Agreement), and CF V agreed to enforce such obligations, and CF V and the Sponsor provided the Company with certain consent rights with respect to transfers of CF V securities (and as of the Closing, PubCo securities) owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) the Sponsor agreed to waive its anti-dilution rights with respect to its shares of CF V Class B Common Stock under the CF V Charter, (iii) the Sponsor agreed to be bound by the Forfeiture Escrow Shares and earnout provisions under the Merger Agreement summarized above, and (iv) the Sponsor agreed to release CF V, PubCo, the Company, the Company’s affiliates, the Acquisition Entities and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions.

In addition, Sponsor subjected 1,869,000 (less 30% of any Aggregate Forfeiture Shares cancelled in accordance with the Merger Agreement) of the PubCo Class A Ordinary Shares it will receive upon conversion of its Founder Shares (the “Sponsor Earn-Out Shares”) to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year-post-Closing earnout, with (i) one-third of the Sponsor Earn-Out Shares being released if the closing price of PubCo Class A Ordinary Shares exceeds $12.50 for 10 out of any 20 Trading Days, (ii) one-third of the Sponsor Earn-Out Shares being released if the stock price of PubCo Class A Ordinary Shares exceeds $15.00 for 10 out of any 20 Trading Days and (iii) one-third of the Sponsor Earn-Out Shares being released if the stock price of PubCo Class A Ordinary Shares exceeds $20.00 for 10 out of any 20 Trading Days, in each case, subject to early release for release events including a PubCo sale, change of control, going private transaction or delisting after the Closing.

The Sponsor Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Merger Agreement pursuant to its terms.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF V and PubCo entered into separate Lock-Up Agreements with a number of Company Shareholders and holders of Convertible Notes, pursuant to which the PubCo Ordinary Shares to be received by such Company Shareholders and holders of Convertible Notes will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The PubCo Ordinary Shares held by such Company Shareholders and holders of Convertible Notes will be locked-up commencing from the Closing until the earliest of: (i) the one year anniversary of the date of the Closing, (ii) the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $20.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, (iii) with respect to 25% of the Lock-Up Securities owned by such Company Shareholder or holder of Convertible Notes, the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, and (iv) subsequent to the Closing, the date on which PubCo consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Series X Shareholder Agreement

Concurrently with the execution of the Merger Agreement, CF V, PubCo, the Company and the Company Series X Shareholders entered into the Series X Shareholder Agreement. Pursuant to the terms of the Series X Shareholder Agreement, the Company Series X Shareholders agreed to, subject to the occurrence of the Closing, waive any rights to redeem, and any obligation of the Company to redeem, any of their Company Series X Preference Shares and allow such shares to convert into PubCo Class A Ordinary Shares in connection with the Closing.

In addition, in the event the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share, each Company Series X Shareholder will be entitled to receive, for no additional consideration, a number of PubCo Class A Ordinary Shares equal to the product of (x) the number of the Company Series X Preference Shares that such Series X Shareholder holds through the Effectiveness Date, multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP (such additional shares, the “Series X Additional Shares”). In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00 (i.e., in no event will the number of Series X Additional Shares exceed 25% of the number of Company Series X Preference Shares that such Company Series X Shareholder holds through the Effectiveness Date). Accordingly, up to a maximum of 514,710 Series X Additional Shares (calculated assuming a Closing Date of June 30, 2021) may be issued, in connection with which an equal number of PubCo Ordinary Shares held by the Sponsor, the Company Shareholders and holders of Convertible Notes would be forfeited and cancelled.

Debt and Share Exchange

On March 8, 2021, the Company entered into an exchange transaction with CRIL, a former shareholder of the Company and former holder of two Convertible Notes. Pursuant to the exchange transaction, the Company repurchased CRIL’s two Convertible Notes (one issued under the 2018 NPA and one issued under the 2019 NPA) having an aggregate principal amount, together with accumulated interest, of $8,813,161 as well as CRIL’s Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares, in exchange for the Company Warrant to purchase an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares (subject to adjustment as set forth therein) and the entering into the Columbia Loan having a principal amount of $40,089,033. Following such exchange transaction CRIL no longer holds any securities of the Company other than the Company Warrant. The Company Warrant entitles CRIL to purchase after the Closing the same number of PubCo Class A Ordinary Shares that CRIL would have been entitled to receive had such exchange transaction not occurred. The principal amount of the indebtedness owing by the Company under the Columbia Loan was determined based upon the aggregate purchase price paid by CRIL to purchase such securities from the Company. The Company Warrant may only be exercised in connection with CRIL’s intention to sell the exercised shares. Following the Closing, if the Company Warrant remains outstanding, (i) the Company Warrant will be adjusted in accordance with the terms thereof and will only be exercisable into PubCo Class A Ordinary Shares, and (ii) CRIL may not hold exercised PubCo Class A Ordinary Shares representing more than 1% of the total number of outstanding PubCo Ordinary Shares (which number may go up to 2% for a period that may not exceed several days as set forth in the Company Warrant). The Company Warrant shall be assumed by PubCo as part of the Transactions (referred to in this in this proxy statement/prospectus as the Assumed Company Warrant). The loan under the Columbia Loan becomes payable and shall be paid immediately after the Closing of the Transactions, upon which the Columbia Loan and the security interest granted thereunder will terminate.

As of August 31, 2021, the principal balance and accrued interest on the Company’s outstanding indebtedness was $124,574,199, which included $62,688,435 related to the Convertible Notes, $20,830,201 related to the Company Series X Preference Shares and $41,055,563 related to the Columbia Loan.

Background of the Business Combination

The terms of the Business Combination are the result of arm’s-length negotiations between representatives of CF V and the Company. The following is a brief description of the background of these negotiations and the resulting Business Combination.

CF V is a blank check company incorporated in Delaware on January 23, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF V limited the application of the “corporate opportunity” doctrine in its Existing Charter, which generally provides that a director may not take a business opportunity for his or her own if (i) the corporation could financially undertake the opportunity, (ii) the opportunity is within the corporation’s line of business, and (iii) it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation. However, CF V does not believe the limitation of the application of the corporate opportunity doctrine in its Existing Charter had any impact on its search for a potential business combination.

On February 2, 2021, CF V closed the IPO for the sale of 25,000,000 CF V Units at a price of $10.00 per CF V Unit, yielding gross proceeds of $250,000,000. Simultaneous with the closing of the IPO on February 2, 2021, CF V consummated the sale of 600,000 CF V Placement Units at a price of $10.00 per CF V Placement Unit ($6,000,000 in the aggregate) in the CF V Private Placement with the Sponsor. In addition, on January 28, 2021, CF V and the Sponsor entered into the forward purchase contract pursuant to which the Sponsor committed to fund $10,000,000 in CF V’s initial business combination in exchange for 1,000,000 CF V Units and 250,000 shares of CF V Class A Common Stock.

Upon the consummation of the IPO, CF V’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and its affiliates (including CF&Co.), representatives of CF V contacted, and representatives of CF V were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

During this search process, CF V evaluated over seventeen (17) business combination opportunities across a broad range of sectors including financial services, technology, real estate, healthcare, biotech and restaurant and hospitality. During the course of the search for a business combination target, the Chief Executive Officer of CF V kept members of the CF V Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors, the material discussions with such businesses and the status thereof.

With respect to the companies it had evaluated, CF V executed non-disclosure agreements with ten (10) potential target businesses and entered into substantive discussions with many of these potential target businesses, substantial stockholders thereof and/or transaction intermediaries. Among the potential targets CF V had substantive discussions with, CF V executed three (3) letters of intent (including with the Company).

The two other potential targets CF V executed letters of intent with were (i) a healthcare technology and management company (“Target A”), and (ii) an e-commerce company (“Target B”). CF V engaged in due diligence and discussions with each of Target A and Target B from February 2021 to March 2021, until CF V determined to focus on the potential Business Combination with the Company, at which point CF V allowed the letter of intent with Target A to lapse, and CF V and Target B terminated their letter of intent.

In December 2020, J.P. Morgan, on behalf of the Company, reached out to the Chief Executive Officer of CF Finance Acquisition Corp. III, another special purpose acquisition company sponsored by an affiliate of Cantor (“CF III”), regarding a potential business combination opportunity with the Company. Preliminary conversations were held between the Company and CF III in January 2021, and the parties entered into a non-disclosure agreement on January 6, 2021. CF III was informed of the timing of the process being conducted by J.P. Morgan on behalf of the Company. The Company and CF III had additional discussions after executing the non-disclosure agreement but did not move forward with entering into a business combination because CF III entered into exclusive negotiations with another target business in January 2021, at which time CF III ceased discussions with other potential target businesses, including the Company.

On January 28, 2021, a representative of CF V reached out to a representative of the Company about entering into a non-disclosure agreement and engaging in the J.P. Morgan led process. At that time, J.P. Morgan provided CF V with the instructions for submitting a bid letter for the Company. The parties executed a non-disclosure agreement (the “NDA”) on January 29, 2021.

On January 29, 2021, CF V submitted to J.P. Morgan an initial draft of a letter of intent in response to the Company’s bid letter instructions. CF V’s draft letter of intent included a pre-transaction enterprise value of the Company of $1 billion. The parties discussed the draft letter of intent on February 3, 2021.

On February 4, 2021, in response to the parties’ discussions, CF V delivered to J.P. Morgan a revised letter of intent, which did not include an enterprise value.

Between February 6, 2021 and February 19, 2021, the parties exchanged multiple drafts of the letter of intent and held multiple video and telephonic calls at which the terms of the letter of intent were discussed. Key matters addressed in these drafts were the pre-transaction enterprise value of the Company, the amount that the Sponsor would invest in the Company as part of the Transaction, the pro forma ownership of the post-Transaction company, the lock-up applicable to Company Shareholders, the minimum cash condition, the terms of potential forfeiture of a portion of Sponsor’s Founder Shares subject to a performance based earn-out, the terms under which the Company could raise additional capital between execution of the letter of intent and signing of a transaction agreement, the exclusivity provision and the termination rights of the parties.

On February 19, 2021, CF V and the Company agreed to the terms of the letter of intent subject to approval by each of their respective boards of directors.

On February 19, 2021, the CF V Board held a special meeting. In addition to a quorum of the CF V Board, the meeting was attended by officers of CF V and representatives of the Sponsor and CF&Co. In advance of the special meeting, the CF V Board was provided the then-current version of the proposed letter of intent between CF V and the Company, a side letter to the letter of intent between CF V and the Company regarding the pre-approved terms of a capital raise by the Company between signing of the letter of intent and a transaction agreement, and an investor presentation prepared by the Company. At the special meeting, the CF V Board was informed that CF V was negotiating the terms of a business combination with the Company and had finalized negotiations on the letter of intent. At the special meeting, the CF V Board discussed the proposed terms of a business combination between the Company and CF V. By a unanimous vote of the directors present at the meeting, the CF V Board authorized CF V to execute a letter of intent and side letter with the Company in substantially the forms of those provided to the CF V Board.

On February 19, 2021, CF V and the Company executed a letter of intent (the “LOI”) and a side letter (the “Side Letter”). The LOI contemplated a total enterprise value of the Company of $1.15 billion (inclusive of any additional debt raised prior to closing of the proposed transaction), a methodology for how that enterprise value would equate to the merger consideration to be paid to Company Shareholders, that Sponsor would subject 30% of its Founder Shares to a performance based earn-out, that CF&Co. would be a placement agent for the PIPE Investment, that the Company would obtain support agreements at signing from Company Shareholders sufficient to approve the proposed business combination, and that closing would be subject to a minimum cash condition of $200 million. The LOI also included additional customary terms including an exclusivity period. The Side Letter set forth the terms under which the Company could raise additional capital between signing of the LOI and signing of a transaction agreement without the prior consent of CF V.

As part of the negotiation of the LOI, due to the Company’s organization outside of the United States, along with the fact that the Company’s assets and management are primarily located outside the United States, the parties agreed that the transaction would be structured as a “double dummy” whereby a newly incorporated, non-U.S. company would acquire both CF V and the Company and have its ordinary shares listed on a stock exchange, with the new public company being registered with the SEC as a foreign private issuer. In addition, CF V initially proposed an enterprise value of the Company of $1.0 billion. Following initial negotiations, the parties agreed to an enterprise value of $1.15 billion, which was subject to due diligence and CF V being able to successfully raise commitments through the PIPE Investment. CF V also initially proposed a minimum PIPE Investment of $100 million. Given the Company’s desire to maximize cash available to the post-merger entity, the Company proposed a larger PIPE Investment, and the parties agreed in the LOI that the PIPE Investment would be at least $150 million. Between the execution of the LOI and the signing of the Merger Agreement, the SPAC market changed significantly; in particular, valuations for target companies decreased and it became more difficult to raise PIPE commitments. Accordingly, the Company’s enterprise value and the size of the PIPE Investment were each negotiated downwards as part of the transaction negotiations (as further described below). CF V also initially proposed a minimum cash condition of $150 million and, while the Company proposed $225 million, with a goal to maximizing cash available to the post-merger entity, the parties eventually agreed on $200 million in the LOI. This condition was subsequently increased as part of the transaction negotiations (as further described below).

Also on February 19, 2021, CF&Co. provided J.P. Morgan, on behalf of CF V, an initial due diligence request list setting forth the initial Company materials CF V wanted to review.

On February 22, 2021, the Company provided CF V and its representatives with access to a virtual data room (the “Data Room”) containing due diligence materials for CF V to review and additional diligence materials subsequently requested by CF V from the Company.

On February 23, 2021, CF V engaged its M&A legal counsel, Hughes Hubbard & Reed, LLP (“HHR”), to represent it in connection with the Business Combination.

Beginning on February 22, 2021 and continuing through execution of the Merger Agreement, the CF V management team, its advisors and representatives of Cantor continued their due diligence of the Company, including reviewing all materials in the Data Room, requesting additional documentation, reviewing additional information provided, and holding multiple due diligence video and telephonic conference calls with the Company’s management team, employees and advisors, including virtual and in-person tours of the Company’s manufacturing facility in Montevideo, Uruguay and its office in Buenos Aires, Argentina. Additional information was provided in the Data Room and a number of follow-up diligence calls were hosted as requested by CF V during which CF V and the Company discussed an overview of the Company and its current and future products, the Company’s technology, operations, customer pipeline, sales and marketing, the Company’s corporate legal structure and material contracts, the Company’s intellectual property portfolio, the Company’s historical, current and projected financial condition and financial modeling, the Company’s employment structure, human resources and related matters and other diligence matters. Such diligence continued as requested by CF V up through negotiation and finalization of the definitive documentation and associated schedules, including bring down diligence prior to signing the definitive transaction agreements.

During this time, CF V and CF&Co. reviewed and provided comments on the Company’s investor presentation to be used in the PIPE Investment.

On February 25, 2021, CF V orally engaged a consulting firm to prepare a report evaluating the earth observation industry, the total addressable market for the earth observation industry, the Company’s competitive position in the earth observation industry and other related matters. The agreement between CF V and the consultant was executed effective March 5, 2021.

On March 5, 2021, CF V and the Company entered into a letter agreement pursuant to which the parties agreed to extend the time period for CF V to conduct its due diligence prior to CF V determining whether to trigger mutual exclusivity between the parties or terminate the LOI.

On March 10, 2021, the CF V Board held a special meeting. In addition to a quorum of the CF V Board, the meeting was attended by officers of CF V and representatives of the Sponsor and CF&Co. At the special meeting, the CF V Board was provided an update on CF V’s potential business combination opportunities, including, among other things, the proposed business combination between CF V and the Company, due diligence conducted by CF V to date, and that management of CF V would like to deliver a notice to the Company under the LOI to go exclusive and start preparations for the PIPE Investment. The CF V Board authorized CF V to deliver such notice to the Company.

CF V provided notice to the Company as of March 11, 2021 that triggered mutual exclusivity of the parties under the LOI.

Following the beginning of mutual exclusivity between the parties, CF V, the Company and their respective financial advisors and attorneys organized their efforts for the PIPE Investment, including CF V and its advisors providing additional comments on the investor presentation prepared by the Company, and CF&Co. identifying potential investors to approach regarding the PIPE Investment.

On April 2, 2021, CF V received a final report from the consulting firm it had engaged, which included an analysis of the earth observation industry and the Company’s competitive position. CF V shared the report with the Company on April 6, 2021.

Beginning March 30, 2021 through June 25 2021, CF&Co. contacted potential investors on a “wall cross” basis to arrange for investor meetings with the Company and CF V regarding the PIPE Investment. From April 7, 2021 through June 23, 2021, the Company and CF V, together with CF&Co., held investor meetings with certain potential investors in the PIPE Investment. Emiliano Kargieman and Rick Dunn attended the investor meetings on behalf of the Company, and Howard Lutnick and other representatives of CF V attended various investor meetings on behalf of CF V. CF&Co. arranged for a virtual data room to be established to provide certain materials to prospective investors in the PIPE Investment who agreed to receive confidential information and related restrictions.

On April 21, 2021, the CF V Audit Committee approved an engagement letter between CF V and CF&Co. for CF&Co. to act as placement agent for the PIPE Investment and an engagement letter between CF V and CF&Co. for CF&Co. to serve as financial advisor to CF V for the Business Combination. Thereafter, CF V signed such engagement letters with CF&Co.

Concurrently with the outreach to potential investors in the PIPE Investment and the continuing due diligence process, HHR drafted a Merger Agreement. On April 15, 2021, HHR sent Friedman Kaplan Seiler & Adelman LLP (“FK”), legal counsel to the Company, an initial draft of the Merger Agreement.

FK sent HHR a revised draft of the Merger Agreement on May 12, 2021.

During the week of May 24, 2021, CF V and the Company discussed revisions to the valuation of the Company and other terms of the PIPE Subscription Agreement in order to raise sufficient proceeds from the PIPE Investment. The parties agreed to the following: (1) the pre-transaction enterprise value of the Company would be decreased from $1.15 billion to approximately $850 million (subject to adjustment as provided for in the Merger Agreement), (2) investors that agreed to hold the shares purchased in the PIPE Investment for two years post-closing of the Business Combination would receive one non-redeemable warrant for each share so held with a strike price of $20.00, and (3) investors would have the right to receive short term market protection from PubCo based on the volume weighted average price of PubCo shares for the 30 days prior to the effectiveness of the F-1 Registration Statement to register the shares sold in the PIPE Investment.

On June 2, 2021, CF&Co. began contacting potential PIPE Investment investors regarding the revised transaction structure. A revised draft PIPE Subscription Agreement was made available to potential investors through the virtual data room on June 9, 2021.

From June 23, 2021 to July 2, 2021, the parties negotiated the terms of the PIPE Subscription Agreement with prospective investors in the PIPE Investment and received indications of interest. The final form of the PIPE Subscription Agreement was agreed on July 2, 2021. CF&Co., CF V and the Company agreed on a decreased PIPE size and finalized proposed allocations with the prospective investors on July 2, 2021 for a PIPE Investment of $100 million in the aggregate, including the amount to be funded by the Sponsor pursuant to the Amended and Restated Forward Purchase Contract and the amounts funded by the holders of Company Series X Preference Shares. As part of the decreased PIPE size, the minimum cash condition of $200 million agreed to in the LOI was increased to $225 million; the Company negotiated a higher minimum cash condition to ensure more cash would be available to the post-merger entity in connection with the Business Combination.

From June 2, 2021 through July 5, 2021, representatives of CF V, the Company and their respective legal counsel conducted various telephonic conferences regarding the terms of the Merger Agreement and exchanged drafts and negotiated the terms of the Merger Agreement and the ancillary agreements related to the Business Combination, including the disclosures letters to the Merger Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement, the Series X Preference Shareholder Agreement and the Lock-up Agreement. During this time, the parties negotiated and resolved open items in the Merger Agreement and the Ancillary Agreements. In particular the negotiations focused on an increase of the minimum cash condition, which security holders of the Company were required to sign the Shareholder Support Agreement and the Lock-up Agreement and the corresponding condition to closing, the Sponsor’s right to assign a portion of its subscription to participate in the PIPE Investment prior to Closing, the waiver of redemption rights by the Company Series X Shareholders, the conversion of the Company’s convertible notes in connection with the Business Combination and the Company’s obligations with respect to its convertible note holders, PubCo’s governance structure, the interim and joint covenants and the fees to be paid to CF&Co.

On June 30, 2021, a special meeting of the CF V Board was held. In addition to the full CF V Board, the meeting was attended by officers of CF V and representatives of the Sponsor, CF&Co. and HHR. In advance of the meeting, the CF V Board was provided a presentation prepared by CF&Co., a presentation prepared by HHR regarding fiduciary duties, the investor presentation prepared by the Company that was provided to investors in the PIPE Investment, and the then current drafts of the Merger Agreement, Shareholder Support Agreement, Sponsor Support Agreement, Lock-Up Agreement and PIPE Subscription Agreement. The CF V Board, with the assistance of its financial and legal advisors, discussed and reviewed the Business Combination, including the terms and conditions of the Merger Agreement and the Ancillary Agreements, the potential benefits of, and risks relating to, the Business Combination, the reasons for entering into the Merger Agreement, the proposed timeline for entering into the definitive transaction agreements and announcing the Business Combination, and related fiduciary duties, and conflicts of Cantor and the officers and directors of CF V, with respect to the Business Combination. See “—CF V Board’s Reasons for the Approval of the Business Combination” for additional information related to the factors considered by the CF V Board in approving the Business Combination.

On July 2, 2021, legal counsel to CF V provided the CF V Board with the following: an updated draft of the Shareholder Support Agreement, an updated draft of the Lock-up Agreement, an updated draft of the Sponsor Support Agreement, a draft of the Series X Shareholder Agreement, an updated draft of the PIPE Subscription Agreement, a draft of the PIPE Subscription Agreement to be signed by the Sponsor, a draft of the agreement to permit the Sponsor to assign a portion of its commitment in the PIPE Investment prior to Closing, a draft of the Amended and Restated Forward Purchase Contract and the forms of PubCo Governing Documents.

Later on July 2, 2021, the CF V Board and the CF V Audit Committee were provided written consents approving the Business Combination and related transactions and agreements.

On the evening of July 2, 2021, the CF V Board and CF V Audit Committee were provided the then final version of the Merger Agreement, the CF V and Company disclosure schedules to the Merger Agreement, amendments to the engagement letters between CF V and CF&Co. to decrease the fees payable thereunder to CF&Co., an updated draft of the agreement to permit the Sponsor to assign a portion of its commitment in the PIPE Investment prior to Closing, an update to the presentation prepared by CF&Co. and reviewed at the meeting of the CF V Board on June 30, 2021 reflecting the final terms of the Business Combination (which included the public company comparable and discounted cash flow analyses further described below), and updated written consents approving the Business Combination and related transactions and agreements.

On July 4, 2021, the parties finalized the Merger Agreement. The final version of the Merger Agreement was provided to the CF V Board thereafter.

On July 4, 2021, by unanimous written consent, the CF V Board approved the Business Combination and determined, among other things, that the Business Combination Proposal is in the best interests of CF V and its stockholders and recommended that its stockholders vote “FOR” the proposal.

On July 5, 2021, by unanimous written consent, the CF V Audit Committee approved the Business Combination and the related party transactions included therein, including the amendments to the engagement letters with CF&Co. On July 5, 2021, CF V and CF&Co. executed such amendments to the engagement letters between the parties.

Prior to signing the Merger Agreement and relevant ancillary documents, the parties negotiated a side letter clarifying the scope of certain Company obligations (and CF V’s potential remedies) with respect to communications with and actions by the holders of Convertible Notes.

On July 5, 2021, CF V, the Company, PubCo and the other parties thereto executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, CF V also entered into the PIPE Subscription Agreements, the Shareholder Support Agreement, the Sponsor Support Agreement, the Series X Preference Shareholder Agreement, the Lock-Up Agreements and the Amended and Restated Forward Purchase Contract, in each case, with the counterparties thereto. See “—Related Agreements” for additional information.

On July 6, 2021, the parties finalized the proposed materials in respect of the public announcement of the Business Combination, including a press release and Form 8-K.

On the morning of July 6, 2021, CF V and the Company issued a press release announcing the execution of the Merger Agreement and CF V filed a Form 8-K with the SEC including a copy of the press release, the Merger Agreement and other ancillary agreements.

CF V Board’s Reasons for Approval of the Business Combination

The CF V Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CF V Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF V Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CF V Board reviewed the results of the due diligence conducted by its management, employees of Cantor and CF V’s advisors, which included:

•	meetings and calls with the management team and advisors of the Company regarding, among other things, operations, plans and forecasts;

•	review of material contracts and other material matters;

•	financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•	virtual and in-person tours of the Company’s manufacturing facility in Montevideo, Uruguay and its office in Buenos Aires, Argentina;

•	consultation with CF V management and its legal counsel and financial advisor;

•	review of historical financial performance of the Company (including audited and unaudited financials) and the Company’s management projections for the Company’s business; and

•	financial and valuation analyses of the Company and the Business Combination.

In the prospectus for the IPO, CF V identified certain high level, non-exclusive investment criteria that CF V believed would be important in evaluating prospective target businesses. As it relates to the Company, the CF V Board determined that pursuing a potential business combination with the Company would be an attractive opportunity for CF V and its stockholders for a number of reasons, including, but not limited to, (1) the Company’s technological capabilities in the earth observation industry and the large potential addressable market providing for significant growth potential, (2) the belief that the Company has sustainable competitive advantages with respect to its technology, (3) the Company’s business has the potential to generate significant free cash flows, (4) the Company has an experienced and capable management team, and (5) that the Company has the opportunity to grow successfully and become a leader in the earth observation industry.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to the Company’s business provided by the Company and presented to the CF V Board, the factors considered by the CF V Board included, but were not limited to, the following:

•

Satellogic’s Position in the Small Satellite Earth Observation Industry. According to the Company and the report prepared by the consulting firm engaged by CF V, the Company is currently one of the leading companies in the small satellite earth observation industry. The Company believes it maintains a leading technological position in this new and growing industry, which is supported by information provided by the Company, the findings contained in the report prepared by the consulting firm and other materials CF V considered in assessing the sector.

•

Large and Growing Addressable Market. According to the Company’s estimates (supported by a Euroconsult report provided by the Company to CF V and referenced herein), the total addressable market for the earth observation industry is estimated to surpass $140 billion by 2024. The Company estimates that the market sizes for the various applications of its products are: (1) infrastructure – $16-18 billion; (2) energy – $38-50 billion; (3) natural resources – $6 billion; (4) food security and sustainability – $30 billion; (5) cartography / urban patterns – $55–65 billion; and (6) policy and government – $1 billion. As the small satellite earth observation industry and its use cases continue to gain acceptance in the marketplace, the market for small satellite earth observation is expected to increase considerably. As the Company expands its product offerings, the Company has the opportunity to expand its services to customers that do not currently use satellite data. Even if the Company is unable to make inroads in all the potential uses cases of its technology, it still has significant potential opportunity for its product offerings and services.

•

Satellogic’s Differentiated Technology. The Company is a vertically integrated company in the small satellite earth observation industry, which allows it to shorten its R&D cycles and continue to stay at the forefront of technological changes in its industry. In addition, the Company has patented optical technology that provides the Company with greater image capacity than its competitors. The Company also has an open aperture technology that allows for continuous data capture that will enable daily re-mapping once the full 300+ satellite constellation is deployed. Together with the Company’s technological advantages, the Company will also be able to provide imagery to additional customers at almost no marginal cost thereby substantially decreasing its data acquisition costs and maximizing its profit opportunities.

•

Satellogic’s Existing Operations. The Company has launched 17 satellites, 13 of which are operational and 4 of which recently launched on June 30, 2021, which are expected to become operational within 90 to 120 days from launch. These existing satellites allow the Company to take images and video from space today and as the Company builds out its constellation with the proceeds of the Business Combination, the Company will be able to increase the frequency that it can visit each targeted location on Earth.

•

Satellogic’s Satellite Costs. The Company designed the construction of a satellite from the ground up, resulting in a satellite that is significantly smaller and lighter than those of its competitors. This decreased size, along with its vertical integration, has led to a significant reduction in cost to launch each satellite as compared to its competitors in the small satellite earth observation industry, which will allow the Company to deploy its constellation of satellites much cheaper and much quicker than its competitors.

•

Satellogic’s Business Plan. If the Company achieves its business plan of launching and maintaining a constellation of 300+ satellites, it will be capable of remapping the world at sub-meter resolution with daily revisits which is the frequency the Company believes is required to address certain commercial applications of satellite imagery.

•

Growth Potential of Satellogic’s Business. The Company has the potential for revenues to accelerate quickly as the technological use cases of the small satellite earth observation industry become increasingly present in different industries and as the participants in these industries expand their use of data available from satellites.

•

Experienced and Capable Management Team. Following completion of the Business Combination, the Company will continue to be led by the same senior management team as prior to the Business Combination, which management team has positioned the Company to benefit as the small satellite earth observation industry begins to move into the mass adoption phase.

•

Attractive Valuation. The CF V Board’s determination that if the Company is able to meet its financial projections, then CF V Stockholders will have acquired their shares in PubCo at an attractive valuation which would increase shareholder value.

•

Other Alternatives. The CF V Board’s belief, after a thorough review of other business combination opportunities reasonably available to CF V, that the Business Combination represents an attractive potential business combination for CF V.

•

Terms and Conditions of the Merger Agreement. The terms and conditions of the Merger Agreement and the Business Combination (including the Merger), were, in the opinion of the CF V Board, the product of arm’s-length negotiations between the parties.

•

Continued Ownership by Holders of Company Shares and Convertible Notes. The CF V Board considered that the holders of Company Shares (other than the holder of the Company Warrant) (i) are not receiving any cash proceeds from the Business Combination, and (ii) will be significant shareholders of PubCo after Closing, with a large majority of holders of Company Shares entering into Lock-Up Agreements. In addition, holders of more than 50% of the aggregate principal amount of the

Convertible Notes have agreed, as of the date hereof, to waive their redemption rights and convert their Convertible Notes into PubCo Ordinary Shares and continue as security holders of the Company.

•

Additional Investments. The CF V Board considered the fact that PIPE Investors, the Sponsor pursuant to the Amended and Restated Forward Purchase Contract, and the Company Shareholders that subscribed for Company Series X Preference Shares prior to the date of the Merger Agreement agreed to invest $100 million in the aggregate in the Company and PubCo, including the large investment by a PIPE Investor who agreed to a two-year lock-up in order to receive PubCo Warrants with a strike price of $20.00.

•

Satellogic Being an Attractive Target. The CF V Board considered the fact that the Company (i) is of a sufficient size relevant to the public marketplace, (ii) has an experienced existing management team, (iii) has a significant total addressable market and expansion opportunities, and (iv) would benefit from the consummation of the Business Combination by becoming a public company and receiving the net proceeds of the Business Combination, which the CF V Board believed would allow the Company to accelerate its business plan and improve the Company’s ability to meet its financial projections.

In the course of its deliberations, in addition to the various other risks associated with the business of the Company, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CF V Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•	Macroeconomic Risks Generally. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on PubCo’s revenues and financial performance.

•

Macroeconomic Risks in the Small Satellite Earth Observation Industry. The small satellite earth observation industry is a nascent industry that is still in its development phase. The Company will be one of three companies in this space to undergo a business combination with a special purpose acquisition company and none of the participants in the industry are currently profitable. In addition, as noted by the consultant engaged by CF V, the expansion and entry into the mainstream of this industry has been delayed over the last few years as each company in the space has failed to meet projections over the last few years. The Company will face significant competition from its competitors and may not win as many customers bids as expected, thereby negatively impacting PubCo’s revenues and financial performance.

•

Risks in Satellogic Business Plan. While the Company is a technological leader in the small satellite earth observation industry and believes it is the only company in the high resolution earth observation industry planning to have daily revisits at sub-meter resolution, the Company’s business plan relies on substantial adoption of its technology by customers and expanded use cases of satellite date, which may not be achieved on its projected timeline or at all, which would negatively impact the Company’s ability to timely meet its financial projections.

•

Business Plan and Projections May Not be Achieved. The risk that the Company may not be able to execute on its business plan on time or at all, or build out its constellation of satellites at its projected cost, and realize the financial performance as set forth in the financial projections presented to management of CF V and the CF V Board, and the risk that the Company may need to raise additional capital to achieve its business plan.

•

Satellogic Salesforce. While the Company has a robust pipeline of potential customer opportunities, there is no guarantee the Company will be able to enter into contracts with the number of customers that it projects or that sales contracts will be renewed. The Company currently only has one customer. To achieve its financial projections, the Company will need to continue to successfully expand and build out its salesforce, which may not be successfully achieved.

•	Total Addressable Market. While the Euroconsult report reviewed and relied upon by the Company reflects a more than $140 billion total addressable market, the consultant engaged by CF V believes that the total addressable market for the Company is in the $28-38 billion range as a number of use cases in the larger TAM use data from sources other than satellites which are unlikely to be replaced by satellites in the near term and require the Company to expands its services and create new markets for satellite imagery. However, even this smaller TAM provides the Company with significant market opportunity.

•

Patent Risks. The risk that the Company could be subject to patent infringement suits, including suits as the Company shifts launch operations into the United States. These third-party patent risks may be enhanced by U.S. government secrecy orders that may have been issued on third-party satellite imaging patents, which could someday subject the Company to patent infringement liability, or affect the validity of the Company’s patents, after the secrecy orders are removed.

•

Intense Competition. Competition in the earth observation industry is intense with both large, established and better capitalized competitors as well as newer competitors in the emerging small satellite market. Competitors may offer products and services on terms that the Company is unwilling or unable to match.

•

Dilution from the Equity Incentive Plan. Pursuant to the Equity Incentive Plan, Class A Ordinary Shares equal to ten percent (10%) of the number of shares outstanding upon Closing will be available for issuance to directors, officers and employees of PubCo and its subsidiaries after Closing.

•

Shares Available for Sale / Lock-Ups. The PubCo Class A Ordinary Shares issued to the investors in the PIPE Investment are not subject to any lock-ups, and PubCo is required to register such PubCo Class A Ordinary Shares promptly after Closing. At least 85% of the PubCo Ordinary Shares issued to holders of Company Shares and Convertible Notes will be subject to a lock-up between 6 and 12 months (with the 12-month lock-up subject to early release as described herein) and the PubCo Class A Ordinary Shares issued to the Sponsor and CF V’s other initial stockholders in exchange for their Founder Shares will be subject to a 12 month lock-up (subject to early release as described herein). Upon the expiration of any such lock-up and, if applicable, upon the registration of such PubCo Ordinary Shares, a substantial number of PubCo Ordinary Shares may become available for sale, which could have a negative impact on PubCo’s stock price.

•	No Fairness Opinion. The risk that CF V did not obtain a fairness opinion in connection with the Business Combination.

•

Liquidation. The risks and costs to CF V if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CF V being unable to effect a business combination within the completion window which would require CF V to liquidate.

•

Stockholder Vote and Other Actions. The risk that CF V Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of CF V Class A Common Stock.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF V’s control.

•

CF V’s Stockholders Holding a Minority Position in the Post-Combination Company. The fact that existing CF V Stockholders will hold a minority position in PubCo following completion of the Business Combination, with existing CF V Stockholders (excluding the Sponsor Related Parties) owning approximately 22.1% of PubCo after Closing, assuming that no shares of CF V Class A Common Stock are redeemed by CF V Stockholders and excluding PubCo Class A Ordinary Shares underlying warrants, and subject to the other assumptions described in this proxy statement/prospectus. For more information, see “Questions and Answers About the Proposals – What equity stake will holders of CF V Public Shares, holders of Company Shares, the Sponsor Related Parties, and the PIPE Investors hold in PubCo upon completion of the Business Combination.” In addition, the Company’s chief executive officer will hold high voting shares that will not convert into PubCo Class A Ordinary Shares until 5 years after closing of the Transactions. During this time, the Company’s chief executive officer will control all decisions of PubCo.

•

Terms of the PIPE Investment. The fact that the PIPE Subscription Agreements, Amended and Restated Forward Purchase Contract and Series X Preference Share Agreement contain terms that, among other things, provide downside market protection to the PIPE Investors, Sponsor and holders of Series X Preference Shares that are not provided to holders of the CF V Public Shares and the fact that these terms, so long as the other conditions set forth in the CF V Warrant Agreement are triggered, could result in a downward adjustment to the exercise price and redemption price of the CF V Warrants pursuant to the CF Warrant Agreement.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Redemptions. The risk that holders of CF V Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	Trading Market Listing. The potential inability to maintain the listing of PubCo’s securities on the Trading Market following the Closing.

•	Valuation. The risk that the CF V Board may not have properly valued the Company’s business.

•

Distraction to Operations. The risk that the potential diversion of the Company’s management and employee attention as a result of the Business Combination may adversely affect the Company’s operations.

•

Readiness to be a Public Company; Compliance Infrastructure. As the Company has not previously been a public company and the majority of its executives and employees are located outside the United States, the Company may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that the Company will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing. In addition, as the Company increases its sales activities and expands into the U.S. and other jurisdictions, its compliance infrastructure more generally may not be able to keep pace with the increased compliance risks presented by rapid growth.

In addition to considering the factors described above, the CF V Board also considered that:

•

Interests of Certain Persons. The Sponsor and certain officers and directors of CF V may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CF V Stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CF V’s Directors and Officers in the Business Combination”). CF V’s independent directors on the CF V Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF V Audit Committee, the Merger Agreement and the transactions contemplated therein.

After considering the foregoing, the CF V Board concluded, in its business judgment, that the potential benefits to CF V and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Certain Forecasted Information for the Company

The Company provided CF V with internally prepared forecasts, including for the periods ending December 31, 2021, 2022, 2023, 2024 and 2025. This prospective financial information was not prepared with a view toward compliance with IFRS or GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The forecasts may be materially different from actual results. Please also see “Cautionary Note Regarding Forward-Looking Statements”.

The forecasts reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond the Company’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Furthermore, the forecasts do not take into account any circumstances or events occurring after the date on which the projections were prepared, which projections were initially prepared in December 2020 and updated periodically in February, March and April 2021 to account for changes in the near-term and long-term sales pipeline and certain cost assumptions, with a final version provided on July 2, 2021. The most significant assumptions upon which the Company’s management based its forecasts include, among other things:

•

The Company has assumed that a significant majority of its projected 2021, 2022, and 2023 revenues will be derived from the existing high resolution EO market which is predominantly comprised of government and defense and intelligence customers. The Company assumed in its projections that this market is and will continue to be supply-limited because of global capacity constraints and increasing demand. Based on Euroconsult market research, the total addressable market for EO data is approximately $2 billion. The Company expects many of these customers will buy through large, multi-year contracts, which will enable a recurring revenue stream. In addition, the forecasts assume that a significant majority of future revenue will be derived from newly added customers not yet contracted. As the Company increases its capacity and capabilities, it expects to further enhance and expand its services to these customers to reach approximately 20% of the total addressable market.

•

In 2023 and thereafter, the Company expects that its revenue stream will be driven by its significant catalog of searchable EO data and analytics that will be available on its commercial platform and be utilized by customers in a variety of vertical markets (e.g. agriculture, forestry, energy, financial services, cartography, etc.) and that this market represents a $140 billion total addressable market. For 2023, 2024, and 2025 the Company’s revenue assumptions have it capturing less than 1% of this projected total addressable market.

•

The Company’s projections assumed the general business environment would continue to expand to support the growth of opportunities in both the existing high resolution EO market and the commercial market.

•

The Company has assumed that the cash made available through the PIPE Investment and Trust Account will allow it to achieve the necessary growth in the number of satellites the Company has in orbit in order to meet future customer demand and its financial projections. Currently, the Company has 17 satellites in orbit, 13 of which are presently delivering high-resolution data to its customers and four of which are in the process of being commissioned. The Company’s financial projections assume it will manufacture 20, 87, 100, and 100 satellites in years 2022, 2023, 2024 and 2025, respectively, to meet weekly remappings of the Earth by 2023 and daily remappings by 2025. The Company’s manufacturing plant currently has the capacity to manufacture 24 satellites per year. The Company assumed in its projections the ability to open and fully operationalize by the fourth quarter of 2022 a high throughput manufacturing facility with a 100-satellite annual production capacity to meet expected customer capacity demands and its revenue projections. Within its manufacturing projections, the Company assumed its facility would operate at full capacity and not have any disruptions such as, supply chain constraints, workforce shortages, or work stoppages due to the COVID-19 pandemic or otherwise.

The Company assumed in its projections that the current regulatory environment for EO services will remain consistent and will continue to support its current business model.

The Company’s revenue and adjusted EBITDA forecasts are also premised on the assumption that our $800 million pipeline of potential revenue opportunities will result in near term revenue growth. Conversion of the sales pipeline based in part on the Company’s competitive advantage—the near zero marginal cost for data distribution, the consolidation of demand on the network and the network effects on the accumulation of data in its catalog—which the Company believes will uniquely position it to capitalize on the significant total addressable market opportunities. The Company believes that customers are interested in data that can be delivered with low latency and very high quality which the Company is and will be well-positioned to deliver. The Company plans to more than double its sales team in the next year and expand its network of channel partners in strategic regions across the globe. The Company believes this and the launch of its commercial platform in Q4 2021 will drive the expected conversion of its sales pipeline in both the near and long-term.

The Company believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the models, the Company’s management relied on a number of factors, including the executive team’s significant experience in the earth observation industry and the actual historical performance of the Company.

Although the assumptions and estimates on which the forecasts for revenues and costs are based are believed by the Company’s management to be reasonable and based on the best then currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s and CF V’s control. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that the Company, CF V or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were disclosed to CF V for use as a component in its overall evaluation of the Company and summaries of them are included in this proxy statement/prospectus, subject to standard caveats with respect to forward-looking statements. Neither the Company’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. PubCo will not be obligated to refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the Company’s management. Pistrelli, Henry Martin y Asociados S.R.L. (Member firm of Ernst & Young Global) (“E&Y”), the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, E&Y does not express an opinion or any other form of assurance with respect thereto. The E&Y report included in this proxy statement/prospectus relates to the Company’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

In connection with the consideration by the CF V Board of the Merger Agreement, CF V’s management presented to the CF V Board the forecasts provided by the Company that were then available, including for the periods 2021–2025. The key elements of the forecasts considered at that time by the CF V Board for 2021–2025 are summarized below:

	Year Ending December 31,
($ in millions)	2021E	2022E	2023E	2024E	2025E
Satellites in Orbit	17	37	111	208	300
Total Revenue	$7	$47	$132	$365	$787
Gross Profit	$4	$40	$109	$279	$593
Operating Costs	$36	$41	$60	82	$120
Adjusted EBITDA(1)	$(32)	$(2)	$49	$197	$473

Capital Expenditures	$35	$63	$136	$169	$218
Free Cash Flow(1)	$(67)	$(64)	$(87)	28	$255

(1)

For additional information on Adjusted EBITDA and Free Cash Flow see “The Company’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operation – Non-IFRS Financial Measures” beginning on page 219.

Comparable Company Analysis

In connection with its approval of the Merger Agreement, the CF V Board considered comparisons of illustrative enterprise valuations and the implied revenue and EBITDA multiples derived from several groups of companies with attributes similar to the Company, including:

Space Economy Companies (the “Space Economy Comparable Group”): The Space Economy Comparable Group includes companies with varied business models that all have a focus on developing innovations to expand and service the emerging space economy (“Space Economy”). Companies include BlackSky Holdings, Inc. (“BlackSky”), Virgin Galactic Holdings, Inc. (“Virgin Galactic”), Rocket Lab USA, Inc. (“Rocket Lab”), Astra Space, Inc. (“Astra”), AST SpaceMobile, Inc. (“AST SpaceMobile”), Spire Global, Inc. (“Spire”) and Momentus Inc. (“Momentus”). Of these companies, BlackSky, which also deploys and operates earth observation satellites, has the most comparable business model to the Company.

Traditional Satellite and Aerospace Companies (the “Traditional Satellite Comparable Group”): The Traditional Satellite Comparable Group includes companies with a focus on satellite development, deployment and operations (“Traditional Satellite”) as either its core business (“Satellite Focused”) or as part of a broader offering of aerospace, telecom and defense products (“Diversified Satellite”). Companies include (i) Satellite Focused companies Maxar Technologies Inc. and OHB SE and (ii) Diversified Satellite companies Lockheed Martin Corporation, Airbus SE, Northrup Grumman Corporation, Iridium Communications Inc. Eutelsat Communications S.A., Viasat, Inc. and Echostar Corporation.

Data & Analytics/SaaS Companies (the “Data & Analytics Comparable Group”): The Data & Analytics Comparable Group includes high-growth companies that have developed market leading data analytic tools deployed as a platform or a service to their clients (“Data & Analytics”). Companies include Snowflake Inc., Palantir Technologies Inc., Datadog, Inc., Splunk Inc., MongoDB, Inc., Elastic N.V., Alteryx, Inc. and Sumo Logic, Inc.

($ in Millions)	Year	Revenue Multiple	EBITDA Multiple
Satellogic(1)	2024E	2.3x	4.3x
BlackSky	2024E	2.8x	6.2x
Space Economy(2)	2024E	3.0x	6.2x
Data & Analytics	2022E	21.0x	NM

Traditional Satellite:
Satellite Focused	2022E	1.6x	8.7x
Diversified Satellite	2022E	1.8x	10.5x

Note: Metrics calculated as of June 30, 2021. Median multiples are used for comparable groups.

(1)	Based on the Company’s 2024E revenue of $365.4 million and 2024E EBITDA of $197.3 million.
(2)	Includes all Space Economy Comparable Group companies except (a) Virgin Galactic for the EBITDA Multiple, which is not meaningful, and (b) BlackSky.

The CF V Board recognized that no company was identical in nature to the Company. The CF V Board also recognized (A) that the analyses relied upon information that was limited in availability due to many of the Space Economy Comparable Group and Data & Analytics Comparable Group (i) being in the process of becoming a public company or having recently become a public company, (ii) having limited operating results and (iii) having limited or no research coverage and (B) that such information was prospective in nature and reliant upon the Company and the comparable companies achieving their projections.

In connection with its approval of the Merger Agreement, the CF V Board reviewed information related to the Space Economy Comparable Group, including, among other things, (i) estimated pro forma post-transaction enterprise value at the transaction announcement(1) (“Announcement Enterprise Value”), (ii) estimated pro forma enterprise value assuming the trading price and capitalization as based on latest publicly available information(2) (“Current Enterprise Value”), (iii) Announcement Enterprise Value as a multiple of estimated future EBITDA at the transaction announcement(1)(3) (“Announcement Enterprise Value/EBITDA Multiple”) and (iv) Current Enterprise Value as a multiple of estimated future EBITDA, assuming the trading price as of June 30, 2021 and capitalization based on the latest publicly available information(2)(4) (“Current Enterprise Value/EBITDA Multiple”).

	Enterprise Value		Enterprise Value/ 2024E EBITDA
($ in billions)	At Announcement(1)	Current(2)	At Announcement(1)(3)	Current(2)(4)
Satellogic(5)(6)	$0.9	NA	4.3x	NA
Space Economy
BlackSky(7)	$1.1	$1.1	6.2x	6.2x
Virgin Galactic(8)	1.5	10.8	NA	151.4x
Rocket Lab(7)	4.1	4.5	34.3x	37.9x
Astra(7)(9)	2.1	2.7	8.9x	11.5x
AST SpaceMobile(8)	1.4	2.2	1.4x	2.2x
Spire(7)	1.2	1.2	6.2x	6.2x
Momentus(7)	1.2	1.1	2.5x	2.2x

(1)	Assumes no redemptions from respective SPAC trust accounts and assumes new shares are issued at $10.00 per share. Excludes impact of SPAC warrants.
(2)	Assumes current fully diluted shares outstanding and share price as of June 30, 2021.
(3)	EBITDA as presented in investor presentation published on transaction announcement.
(4)

Virgin Galactic and AST SpaceMobile EBITDA estimates per consensus analyst estimates. BlackSky, Rocket Lab, Astra, Spire and Momentus EBITDA as presented in investor presentation published on transaction announcement.

(5)	Assumes no redemptions from CFAC V trust account and new shares issued at $10.00. Excludes the impact of 8.9 million shares issuable from warrants with an exercise price of $11.50.
(6)

Excludes 1,869,000 Sponsor Earn-Out Shares (less 30% of any Aggregate Forfeiture Shares cancelled in accordance with the Merger Agreement) that are subject to forfeiture following the Closing if certain share prices are not achieved in the following five years: (i) 623,000 (as may be adjusted) no longer subject to forfeiture upon the stock price achieving $12.50 for 10 out of 20 Trading Days, (ii) 623,000 (as may be adjusted) no longer subject to forfeiture upon the stock price achieving $15.00 for 10 out of 20 Trading Days and (iii) 623,000 (as may be adjusted) no longer subject to forfeiture upon the stock price achieving $20.00 for 10 out of 20 Trading Days.

(7)	Current enterprise value assumes SPAC price per share as of June 30, 2021, and pro forma shares outstanding. Revenue and EBITDA estimates are based on management presentations.
(8)	Combinations with SPACs have closed. Current enterprise value assumes current company price per share as of June 30, 2021, and diluted shares outstanding.
(9)	On June 30, 2021, Astra completed its business combination.

In addition, the CF V Board reviewed an analysis that calculated the present value of the Company applying a range of forward multiples to the Company’s 2024E and 2025E forecasted revenue and then discounted back three to four years, respectively, at a 20% discount rate. The range of forward revenue multiples of 10.0x to 15.0x was based on the Data & Analytics Comparable Group and a group of high-growth companies that have been first movers in creating new and/or dramatically disrupting existing markets. The range of enterprise values calculated using this methodology was $2.1 billion to $3.2 billion assuming 2024E forecasted revenue and $3.8 billion to $5.7 billion assuming 2025E forecasted revenue as compared to an estimated pre-transaction enterprise value of approximately $850 million (subject to adjustment as provided for in the Merger Agreement)(1) for the Company.

(1)	Enterprise value of $850 million. Value of shares being issued to Company security holders (assuming per share value of $10.00) plus debt outstanding equals ~$762 million.

Discounted Cash Flow Analysis

In connection with its approval of the Merger Agreement, the CF V Board also considered discounted cash flow (“DCF”) analyses that calculated the estimated net present value utilizing the projected unlevered free cash flow of the Company through 2025E from the financial model provided by the Company’s management and assuming a terminal value for future expected cash flows beyond 2025E projections. The DCF analysis conducted in connection with the CF V Board’s approval of the Merger Agreement assumed two ranges of terminal multiples: (i) based on Traditional Satellite companies (10.0x to 15.0x) and (ii) based on Space Economy companies (15.0x to 20.0x). In each case, a discount rate of 9.0% to 11.0% was used.

As part of assessing the DCF analysis, the CF V Board recognized that (i) the valuations derived from the DCF were reliant upon the Company being able to achieve its financial projections, (ii) projections are reliant upon the Company’s ability to win contracts and provide services at a lower cost than competitors and (iii) the Company’s management projects significant negative free cash flow through 2023, which results in all of the DCF value being generated in 2025E projections and the terminal value.

The range of enterprise values calculated using the DCF analysis was approximately $3.0 billion to $4.9 billion assuming the terminal multiple range based on Traditional Satellite companies and $4.5 billion to $6.5 billion assuming terminal multiple based on Space Economy companies as compared to an estimated pre-transaction enterprise value of approximately $850 million for the Company (subject to adjustment as provided for in the Merger Agreement)(1).

DCF Based on Traditional Satellite Terminal Multiple Range:

	Implied Enterprise Value ($ millions)
Terminal Multiple (2025E EBITDA)	Calculated Discount Rate (%)
	9.00%	10.00%	11.00%
10.00x	$3,265	$3,131	$3,003
12.50x	$4,068	$3,901	$3,743
15.00x	$4,871	$4,672	$4,483

DCF Based on Space Economy Terminal Multiple Range:

	Implied Enterprise Value ($ millions)
Terminal Multiple (2025E EBITDA)	Calculated Discount Rate (%)
	9.00%	10.00%	11.00%
15.00x	$4,871	$4,672	$4,483
17.50x	$5,674	$5,443	$5,223
20.00x	$6,477	$6,213	$5,962

(1)	Enterprise value of $850 million. Value of shares being issued to Company security holders (assuming per share value of $10.00) plus debt outstanding equals ~$762 million.

Satisfaction of 80% Test

It is a requirement under the CF V Charter and Nasdaq listing requirements that the business or assets acquired in CF V’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of July 5, 2021, the date of the execution of the Amendment to the Merger Agreement, the balance of the funds in the Trust Account was $250.0 million (excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $200.0 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the CF V Board looked at the pre-transaction enterprise value of the Company of approximately $850 million (subject to adjustment as provided for in the Merger Agreement). In determining whether the enterprise value described above represents the fair market value of the Company, the CF V Board considered all of the factors described above in this section and the fact that the purchase price for the Company was the result of an arm’s length negotiation with the Company. As a result, the CF V Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of CF V’s management team and the CF V Board, the CF V Board believes that the members of its management team and the CF V Board are qualified to determine whether the Business Combination meets the 80% asset test. The CF V Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Interests of the Sponsor and CF V’s Directors, Officers and Affiliates in the Business Combination

The Sponsor and CF V’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of CF V Stockholders. These interests include, among other things:

•

CF V’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing Charter. CF V does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, CF V’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to CF V as well as the other entities with which they are affiliated. CF V’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF V is presented with it;

•

unless CF V consummates an initial business combination, CF V’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF V (no such expenses were incurred that had not been reimbursed as of August 31, 2021) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the CF V Placement Units, including the CF V Placement Shares, and CF V Placement Warrants, purchased by the Sponsor for $6.0 million will be worthless if a business combination is not consummated;

•

the Sponsor has agreed that the CF V Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF V has completed a business combination, subject to limited exceptions;

•

the fact that Sponsor paid a nominal amount for the Founders Shares (of which it currently holds 6,230,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $61.4 million, based on the closing price of CF V Class A Common Stock on September 16, 2021, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF V’s public stockholders experience a negative return following the consummation of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or CF V Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

if CF V does not complete an initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), the proceeds from the sale of the CF V Placement Units of $6.0 million will be included in the liquidating distribution to CF V’s public stockholders and the CF V Placement Warrants will expire worthless;

•

the fact that upon completion of the Business Combination, a business combination marketing fee of $8.75 million, $5.0 million of M&A advisory fees (which will be $8.0 million if the Available Cash at Closing exceeds $295.0 million), and approximately $2.2 million of placement agent fees will be payable to CF&Co., an affiliate of CF V and the Sponsor;

•

if the Trust Account is liquidated, including in the event CF V is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF V to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF V Public Share by the claims of prospective target businesses with which CF V has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF V, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that the Sponsor has agreed to invest up to an aggregate of up to $23.2 million in the PIPE Investment on the same terms as the PIPE Investors;

•

the fact that in connection with the IPO, the Sponsor agreed, upon closing of CF V’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 PubCo Class A Ordinary Shares and 333,333 PubCo Warrants), which, assuming a $10 share price and a $1.50 warrant price, would represent a discount of approximately 23% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•

the fact that the Sponsor, through its participation in the PIPE Investment and purchase of Forward Purchase Securities, will be entitled to receive PIPE Additional Shares and FPC Additional Shares if the Adjustment Period VWAP is less than $10.00 (up to a maximum of 579,193 PIPE Additional Shares and 250,000 FPC Additional Shares if the Adjustment Period VWAP is less than $8.00), in which case, the Sponsor would also forfeit 142,865 PubCo Ordinary Shares received in exchange for its Founder Shares pursuant to the Merger Agreement (in which case the Sponsor will have a right to earn back a number of PubCo Ordinary Shares equal to such forfeited shares);

•

the fact that the Sponsor has made outstanding loans to CF V in the aggregate amount of $1,133,973 as of August 31, 2021, which amount the Sponsor will lose to the extent that CF V is unable to repay such loans if the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•

the fact that CF V’s two independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $197,200, based on the closing price of CF V Class A Common Stock on September 16, 2021; and

•

the fact that CF V’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

The existence of the interests described above may result in a conflict of interest on the part of CF V’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF V’s officers and directors to complete an initial business combination, even if on terms less favorable to CF V’s stockholders compared to liquidating CF V, because, among other things, if CF V is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF V Placement Units would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $67.5 million based on the closing price of CF V Class A Common Stock and CF V Units on September 16, 2021), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF V would not be repaid to the extent such amounts exceed cash held by CF V outside of the Trust Account (which such expenses and loans, as of August 31, 2021, amounted to $1,133,973), and CF&Co. would not receive business combination marketing fees, M&A advisory fees and placement agent fees amounting to $15.95 million, in the aggregate.

Expected Accounting Treatment

The Business Combination will be accounted for as a capital reorganization under IFRS as issued by the IASB. Under this method of accounting, CF V will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of PubCo issuing shares for the net assets of CF V, accompanied by a recapitalization. Since CF V does not meet the definition of a business in accordance with IFRS 3 (“Business Combinations”), the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). Any excess of fair value of PubCo shares issued over the fair value of CF V’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The net assets of CF V will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be deemed to be those of the Company.

Potential Purchases of CF V Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, CF V’s directors, officers, or advisors or the Company or any of their respective affiliates may publicly purchase or privately negotiate transactions to purchase shares of CF V Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of the Sponsor, CF V’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of CF V’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, CF V’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, CF V’s directors, officers or advisors or their respective affiliates, to satisfy a Closing condition in an agreement related to the Business Combination.

Material U.S. Federal Income Tax Considerations to the Business Combination

Subject to the limitations and qualifications described in “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination” below (including the discussion of Section 367(a) of the Code), the exchange by U.S. holders of their CF V Class A Common Stock for PubCo Class A Ordinary Shares pursuant to the Merger Agreement, taken together with the related transactions, should qualify either as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code.

CF V and PubCo have agreed pursuant to the Merger Agreement to report the CF V Merger as a reorganization under Section 368 of the Code. If the CF V Merger is treated as a reorganization under Section 368 of the Code, a U.S. holder of CF V Public Warrants that are converted to PubCo Warrants likely would not recognize gain or loss. However, the qualification of the CF V Merger as a reorganization under Section 368 of the Code is uncertain. If the CF V Merger is not treated as a reorganization under Section 368 of the Code, a U.S. holder that solely owns CF V Public Warrants generally will be required to recognize gain or loss upon the conversion of those CF V Public Warrants to PubCo Warrants and a U.S. holder that owns CF V Public Warrants and CF V Class A Common Stock generally will be required to recognize gain (but may not be permitted to recognize loss) upon receipt of the PubCo Warrants.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. holders to qualify for tax-deferred treatment with respect to the exchange of CF V Class A Common Stock and/or the conversion of the CF V Public Warrants. If those additional requirements are not met, it could result in holders recognizing a greater amount of gain for U.S. federal income tax purposes than they would have recognized if the CF V Merger and related transactions had not qualified for non-recognition of gain or loss or Section 367(a) of the Code had not applied.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

Holders of shares of CF V Class A Common Stock and CF V Public Warrants should read carefully the information included under “Material Tax Considerations” for a detailed discussion of material U.S. federal income tax consequences of the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights with respect to the shares of CF V Class A Common Stock, and the material U.S. federal consequences of the ownership and disposition of PubCo Ordinary Shares and PubCo Warrants after the Business Combination. Holders of shares of CF V Class A Common Stock and CF V Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination, including the U.S. federal income tax consequences and state, local or other tax consequences of the acquisition, holding, redemption and disposal of PubCo Ordinary Shares or the acquisition, holding, exercise or disposal of PubCo Warrants.

Regulatory Approvals

The Business Combination is not subject to any regulatory requirement or approval, except for (i) filings with the State of Delaware and the Registrar of Corporate Affairs of the BVI, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF V, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement to CF V Stockholders and (iii) filings required under the HSR Act in connection with the Business Combination and the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the Business Combination cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. On July 29, 2021, the Parties each filed their respective Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act expired on August 30, 2021.

Vote Required for Approval of the Business Combination Proposal

The Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination contemplated thereby) will be approved and adopted only if the holders of at least a majority of the outstanding shares of CF V Common Stock vote “FOR” the Business Combination Proposal at the Special Meeting. Failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

As of the Record Date, the Sponsor and CF V’s directors and officers have agreed to vote any shares of CF V Common Stock owned by them in favor of the Business Combination. As a result, we would need only 9,075,001, or approximately 36.3%, of the 25,000,000 CF V Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved. As of the date hereof, the Sponsor and CF V’s directors and officers have not purchased any CF V Public Shares.

Recommendation of the CF V Board

THE CF V BOARD UNANIMOUSLY RECOMMENDS THAT CF V STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the CF V Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to CF V Stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. In no event will the CF V Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the CF V Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CF V Stockholders, the CF V Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Vote Required for Approval of the Adjournment Proposal

The approval of the Adjournment Proposal requires the affirmative vote of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on the Adjournment Proposal. Broker non-votes will have no effect with respect to the approval of the Adjournment Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of the Business Combination Proposal.

Recommendation of the CF V Board

THE CF V BOARD UNANIMOUSLY RECOMMENDS THAT CF V STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT CF V

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to CF V.

General

We are a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Our efforts to identify a prospective target business were not limited to a particular industry or geographic region, although we were focused on companies operating in an industry where we believe our management team and founders’ expertise provided us with a competitive advantage, including the financial services, healthcare, real estate services, technology and software industries.

We, the Sponsor, and CF&Co. are all affiliates of Cantor. Cantor is a diversified company specializing in financial and real estate services for customers operating in the global financial and commercial real estate markets, whose businesses include CF&Co., a leading independent middle market investment bank and primary dealer; BGC Partners, Inc., whose common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP”, a leading global financial technology and brokerage business primarily servicing the global financial markets; and Newmark Group, Inc., whose Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “NMRK”, a leading full-service commercial real estate services business.

In February 2021, we closed the IPO for the sale of an aggregate of 25,000,000 CF V Units at a price of $10.00 per CF V Unit, each CF V Unit consisting of one share of CF V Class A Common Stock and one-third of a CF V Public Warrant, each whole CF V Public Warrant permitting the holders thereof to purchase one share of CF V Class A Common Stock for $11.50 per share, yielding gross proceeds of $250,000,000. Simultaneous with the closing of the IPO, we consummated the sale of 600,000 CF V Placement Units at a price of $10.00 per CF V Placement Unit ($6,000,000 in the aggregate) in the CF V Private Placement, each CF V Placement Unit consisting of one CF V Placement Share and one-third of one CF V Placement Warrant. $250,000,000 of the proceeds of the IPO and the concurrent CF V Private Placement were deposited in the Trust Account.

On January 29, 2021, the CF V Units started trading on the Nasdaq Capital Market under the symbol “CFFVU.” On March 22, 2021, the CF V Class A Common Stock and CF V Warrants started trading on the Nasdaq Capital Market under the symbols “CFV” and “CFFVW,” respectively.

Initial Business Combination

So long as we obtain and maintain a listing for our securities on Nasdaq, we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The CF V Board will make the determination as to the fair market value of our initial business combination. The CF V Board believes that the financial skills and background of its members qualify it to conclude that the Business Combination with the Company met this requirement.

Stockholder Approval of Business Combination

Pursuant to the CF V Charter, our public stockholders may request that we redeem all or a portion of such stockholder’s CF V Public Shares for cash if the initial business combination is consummated for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the business combination, including interest (net of taxes payable). Notwithstanding the foregoing, a CF V public stockholder, together with any affiliate of such CF V public stockholder or any other person with whom such CF V public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its CF V Public Shares with respect to more than an aggregate of 15% of the CF V Public Shares.

In connection with the IPO, the Sponsor and each of our officers and directors agreed to waive their redemption rights with respect to any shares of CF V Common Stock they may hold in connection with the consummation of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF V’s officers and directors did not receive separate consideration for the waiver. Shares of CF V Class A Common Stock underlying the 600,000 CF V Placement Units and shares of CF V Class B Common Stock held by the Sponsor and our independent directors will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and CF V’s directors and officers own an aggregate of 21.5% of our outstanding shares of CF V Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, or our or the Company’s respective directors, officers, advisors or respective affiliates may (1) purchase CF V Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, CF V Public Shares, (2) execute agreements to purchase CF V Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire CF V Public Shares, vote their CF V Public Shares in favor of the Proposals or not redeem their CF V Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of shares of CF V Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or our or the Company’s respective directors, officers, advisors or respective affiliates purchase CF V Public Shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their CF V Public Shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the Proposals and (2) limit the number of CF V Public Shares electing to redeem, including to satisfy any minimum cash requirement.

Redemption of CF V Public Shares and Liquidation if no Initial Business Combination

The CF V Charter provides that we will have until February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), to complete our initial business combination. If we are unable to complete our initial business combination by such deadline, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF V Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CF V Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF V Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter).

The Sponsor and our officers and directors have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares or CF V Placement Shares held by them if we fail to complete our initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter).

The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the CF V Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the CF V Public Shares if we do not complete our initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of CF V Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding CF V Public Shares. However, we may not redeem the CF V Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 both immediately prior to and upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of CF V Public Shares such that we cannot satisfy the net tangible asset requirement described above, we would not proceed with the amendment or the related redemption of the CF V Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account as well as the $1,750,000 loan commitment made by the Sponsor for working capital (the “Sponsor Loan”). We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of CF V Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by CF V Stockholders upon our dissolution would be $10.00 as of August 31, 2021. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by CF V Stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and CF&Co. the underwriter of the IPO, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per CF V Public Share and (ii) the actual amount per CF V Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable from interest, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CF V. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per CF V Public Share or (ii) such lesser amount per CF V Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per CF V Public Share.

We seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will use proceeds held outside the Trust Account plus proceeds from the Sponsor Loan and any other loans that may be provided by the Sponsor for working capital (the “Working Capital Loans”) to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than $100,000). In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of the CF V Public Shares in the event we do not complete our initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), may be considered a liquidating distribution under the DGCL. The DGCL provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of CF V Public Shares in the event we do not complete our initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF V Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CF V Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF V Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the CF V Public Shares as soon as reasonably possible following the initial business combination expiration date (or a later date approved by CF V Stockholders pursuant to the CF V Charter), and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per CF V Public Share or (ii) such lesser amount per CF V Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some, or all amounts received by our stockholders. Furthermore, the CF V Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any CF V Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the CF V Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the CF V Public Shares if we do not complete our initial business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the CF V Public Shares if we are unable to complete our business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in such stockholder redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of the CF V Charter, like all provisions of the CF V Charter, may be amended with a stockholder vote.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 110 East 59th Street, New York, New York 10022. The cost for our use of this space is included in the $10,000 per month fee we pay to the Sponsor for office space, administrative and shared personnel support services. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, PubCo will face significant competition from the Company’s competitors. We cannot assure you that, subsequent to the Business Combination, PubCo will have the resources or ability to compete effectively. Information regarding the competition the Company is facing is set forth in the sections titled “Information Related to the Company.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

CF V’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to CF V.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Howard W. Lutnick	60	Chairman and Chief Executive Officer
Anshu Jain	58	President and Director
Jane Novak	57	Chief Financial Officer
Steven Bisgay	54	Director
Natasha Cornstein	47	Director
Louis Zurita	61	Director

Howard W. Lutnick has been our Chairman and Chief Executive Officer since April 2020. Mr. Lutnick is also the Chairman, President and Chief Executive Officer of Cantor. Mr. Lutnick joined Cantor in 1983 and has served as President and Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is also the Chairman of the Board of Directors of BGC Partners, Inc. and its Chief Executive Officer, positions in which he has served from June 1999 to the present. In addition, Mr. Lutnick has served as Chairman of Newmark Group, Inc. since 2016. Mr. Lutnick served as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. (“Cantor SPAC I”) from October 2015 to November 2020 when Cantor SPAC I consummated its initial business combination with GCM Grosvenor Inc. (“GCM Grosvenor”), as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. II (“Cantor SPAC II”) from September 2019 to March 2021 when Cantor SPAC II consummated its initial business combination with View, Inc. (“View”) and as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. III (“Cantor SPAC III”) from March 2016 to August 2021, when Cantor SPAC III consummated its initial business combination with AEye, Inc. (“AEye”). Mr. Lutnick has also served as the Chairman and Chief Executive Officer of CF Acquisition Corp. IV (“Cantor SPAC IV”) since January 2020, CF Acquisition Corp. VI (“Cantor SPAC VI”) since April 2020, CF Acquisition Corp. VII (“Cantor SPAC VII”) since July 2020 and CF Acquisition Corp. VIII (“Cantor SPAC VIII”) since July 2020. Mr. Lutnick is a member of the Board of Directors of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, the Board of Directors of the Horace Mann School, the Board of Directors of the National September 11 Memorial & Museum, the Board of Directors of the Partnership for New York City, and the Board of Overseers of The Hoover Institution. In addition, Mr. Lutnick has served as Chairman and Chief Executive Officer of each of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) and Rodin Income Trust, Inc. since February 2017 and as President of Rodin Income Trust, Inc. since January 2018.

Anshu Jain has been our President since September 2020 and a director since January 2021. Mr. Jain is also the President of Cantor, a position he has held since January 2017. Mr. Jain directs strategy, vision and operational foundation across Cantor’s businesses. Mr. Jain served as the President of Cantor SPAC I, from January 2018, and a director of Cantor SPAC I from December 2018, until in each case consummation of its business combination with GCM Grosvenor in November 2020, as the President of Cantor SPAC II, from September 2019, and a director of Cantor SPAC II, from August 2020, until in each case consummation of its business combination with View in March 2021, and as the President of Cantor SPAC III, from March 2020, and a director of Cantor SPAC III, from November 2020, until, in each case consummation of its business combination with AEye in August 2021. Mr. Jain has also served as the President of Cantor SPAC IV since September 2020 and a director of Cantor SPAC IV since December 2020, as the President of Cantor SPAC VI since October 2020 and a director of Cantor SPAC VI since February 2021, as the President of Cantor SPAC VII since January 2021 and as the President of Cantor SPAC VIII since January 2021 and a director of Cantor SPAC VIII since March 2021. Mr. Jain was Co-CEO of Deutsche Bank from June 2012 to June 2015. Between

February 2016 and March 2017, Mr. Jain was an advisor to Social Finance Inc. and consultant to Deutsche Bank from July 2015 to January 2016. He was also a member of Deutsche Bank’s Management Board from 2009 to 2015 and Deutsche Bank’s Group Executive Committee from 2002 to 2015 and previously led Deutsche Bank’s team advising the UK Treasury on financial stability. Mr. Jain joined Deutsche Bank from Merrill Lynch in 1995. Mr. Jain sat on the Board of Directors of the Institute of International Finance from 2012 to 2015 and previously was a member of the Financial Services Forum and served on the International Advisory Panel of the Monetary Authority of Singapore. Mr. Jain is a trustee of Chance to Shine, a leading UK based sports charity whose mission is to spread the power of cricket throughout schools and communities. Mr. Jain also serves on the MIT Sloan Finance Group Advisory Board. Mr. Jain received his Bachelor’s degree in Economics, with honors, from the University of Delhi and his MBA in Finance, Beta Gamma Sigma, from the University of Massachusetts Amherst.

Jane Novak has been our Chief Financial Officer since July 2021. Ms. Novak joined Cantor in October 2017 and, since then, has served as the Global Head of Accounting Policy. In this role, Ms. Novak provides guidance to Cantor and its affiliates on complex accounting matters, including, among other things, compliance with US GAAP, IFRS, and SEC pronouncements, establishing formal accounting policies, reviewing SEC filings, leading new accounting standards implementation and monitoring standard-setting activities. Ms. Novak served as the Chief Financial Officer of Cantor SPAC III from July 2021 until consummation of its initial business combination with AEye in August 2021. Ms. Novak has also served as the Chief Financial Officer of Cantor SPAC IV, Cantor SPAC VI and Cantor SPAC VIII since July 2021. Prior to joining Cantor, Ms. Novak worked for a number of financial services institutions over the prior 20 years, holding accounting policy, financial reporting and SEC reporting positions of progressive responsibility. Ms. Novak began her career in the audit practice at Deloitte’s New York office, serving financial services clients. Ms. Novak graduated summa cum laude from Brooklyn College, CUNY, with a B.S. in Accounting. Ms. Novak holds an active CPA license from the State of New York and is a member of the American Institute of Certified Public Accountants.

Steven Bisgay has served as a member of the CF V Board since July 2021. Mr. Bisgay is currently the Chief Financial Officer of BGC Partners, Inc. (“BGC”), a position he has held since January 2020. Mr. Bisgay joined Cantor in February 2015. From that time until August 2020, and from January 2021 to present, Mr. Bisgay served as the Chief Financial Officer of Cantor. Mr. Bisgay continues to oversee overlapping functions of BGC’s and Cantor’s businesses such as bondholder, lender, and rating agency relations. Mr. Bisgay also held various offices at and provided services to other affiliates of Cantor until December 2019, including as the Chief Financial Officer of Cantor SPAC I from October 2015 and as a director of Cantor SPAC I from December 2018, and as a director, Chief Financial Officer and Treasurer of two publicly non-traded REITs, Rodin Income Trust, Inc. and Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.), beginning in 2016. Mr. Bisgay has also served as a director of Cantor SPAC IV, Cantor SPAC VI and Cantor SPAC VIII since July 2021. Prior to his time at Cantor, Mr. Bisgay was Chief Financial Officer at KCG Holdings, Inc., a market-making firm focused on client trading solutions, liquidity services and market-making technologies, after serving as Chief Financial Officer and Chief Operating Officer, Head of Business Development, Group Controller, and Director of Internal Audit at Knight Capital Group, Inc. and as a Senior Manager at PricewaterhouseCoopers, LLP. Mr. Bisgay received a B.S. in Accounting from Binghamton University and a M.B.A. from Columbia University. Mr. Bisgay also is registered with FINRA, holds a Series 27 Financial and Operations Principal license and is a Certified Public Accountant.

Natasha Cornstein has served as a member of the CF V Board since January 2021. Ms. Cornstein has extensive executive and management experience in operations, marketing and communications encompassing strategic planning, creative development, public relations and corporate communications, interactive marketing, media planning and buying, and database /direct-marketing. Since January 2015, Ms. Cornstein has served as the Chief Executive Officer of Blushington, LLC, a multi-door beauty services and retail business. She led the national expansion of the brand and their pivot from a brick and mortar beauty services business to a technology driven beauty education platform. Ms. Cornstein is a passionate advocate for nurturing women in business and was recently named as a Beauty United Mentor for women of color. In 2020, she was named to the Glossy 50 list of the top 50 executives in the beauty industry in their leadership category. From 2012 to 2014, Ms. Cornstein served as Director of Brand Management for CIRCA , where she led the company’s re-branding initiatives across traditional and digital platforms and served as the brand’s spokesperson during their international expansion. Prior to that, from 2003 to 2012, Ms. Cornstein served as Vice President of Client Services and Media Relations at Pinnacle Management Corp, a boutique athlete representation firm specializing in NBA and international basketball players. Ms. Cornstein is the Founder of the Beauty & Wellness Forum that brought together 100+ CEOs of beauty & wellness companies to collaborate during COVID-19, and is also the Co-founder of the Courts of Dreams Foundation, a non-profit organization dedicated to restoring outdoor basketball courts in underserved neighborhoods in New York City. Ms. Cornstein is a graduate of the CORO Fellows program in Public Affairs and earned a B.A. in Latin American Studies from Washington University in St. Louis.

Louis Zurita has served as a member of the CF V Board since January 2021. Mr. Zurita has over 30 years of experience owning, operating, acquiring, and developing commercial and residential real estate in the United States and the Caribbean. Mr. Zurita is an active investor in the real estate market and currently serves as the managing member of a number of real estate investment vehicle companies. Mr. Zurita was also the Co-founder and Chief Executive Officer of Viagrupo.com, a leading e-commerce platform in the Dominican Republic, from May 2011 until March 2020. In addition, Mr. Zurita has been a board member of Remate Lince S.A.P.I. de C.V. since 2017 and has been a director of Cantor SPAC IV since December 2020. Previously, Mr. Zurita was a board member for Cantor Futures Exchange L.P. (“Cantor Exchange”) from December 2016 to August 2020 and the Chairman of the Regulatory Oversight Committee of Cantor Exchange from February 2018 until August 2020. Mr. Zurita has been an adviser for Columbia University graduate students in the Operations Research department on real estate projects utilizing deep learning and machine learning techniques since January 2019. He received his MBA from Columbia University, an MS in Dynamics of Organization from the University of Pennsylvania and a B.Arch from Pratt Institute School of Architecture.

Number and Terms of Office of Officers and Directors

We currently have five directors. Holders of our Founder Shares have the right to elect all of our directors prior to consummation of our initial business combination and holders of CF V Public Shares do not have the right to vote on the election of directors during such time. These provisions of the CF V Charter may only be amended if approved by at least 90% of the shares of CF V Common Stock voting at a stockholder meeting. Approval of our initial business combination will require the affirmative vote of a majority of the CF V Board, including Mr. Lutnick. The CF V Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Jain and Mr. Bisgay, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Lutnick, Ms. Cornstein and Mr. Zurita, will expire at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that prior to the consummation of our initial business combination, any or all of the directors may be removed from office, for cause or not for cause, only by the affirmative vote of holders of a majority of the voting power of all then outstanding Founder Shares. Subject to any other special rights applicable to the stockholders, including holders of preferred stock, whenever any director shall have been elected by the holders of any class of stock voting separately as a class, such director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, and in any case, prior to the consummation of our initial business combination, by a majority of the holders of our Founder Shares, and any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Our officers are appointed by the CF V Board and serve at the discretion of the CF V Board, rather than for specific terms of office. The CF V Board is authorized to appoint persons to the offices set forth in the CF V Bylaws as it deems appropriate. The CF V Bylaws provide that our officers may consist of a Chairperson of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the CF V Board.

Director Independence

So long as we obtain and maintain a listing for our securities on Nasdaq, a majority of the CF V Board generally must be independent beginning one year following the IPO, although we intend to rely on the “controlled company” exemption. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the CF V Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CF V Board has determined that each of Ms. Cornstein and Mr. Zurita is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. We intend to appoint one additional independent director to the CF V Board within one year following the IPO if we have not consummated an initial business combination by then.

Officer and Director Compensation

None of our other officers or directors has received any cash compensation for services rendered to us. The Sponsor transferred 10,000 Founder Shares to each of Ms. Cornstein and Mr. Zurita for their services on the CF V Board and committees thereof. Except as described herein, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by us to our officers and directors or to our Sponsor or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, to the extent that we elect any additional independent director to the CF V Board prior to our initial business combination, either our Sponsor will transfer up to 10,000 Founder Shares to each such director or we will pay cash fees to such directors, at our discretion. In addition, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor or our officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of the initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of PubCo will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the CF V Board

The CF V Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and certain limited exceptions, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, Nasdaq rules generally require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the CF V Board. Ms. Cornstein, Mr. Zurita and Mr. Bisgay serve as members of our audit committee, and Mr. Zurita chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each of Ms. Cornstein and Mr. Zurita meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act but Mr. Bisgay does not meet such standards. We intend to appoint one additional independent director to our audit committee to replace Mr. Bisgay within one year following the IPO pursuant to the Nasdaq phase-in provisions for initial public offerings to the extent that we have not consummated an initial business combination by then.

Each member of the audit committee is financially literate, and the CF V Board has determined that Mr. Zurita qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the CF V Board. Ms. Cornstein and Mr. Zurita serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we generally would be required to have at least two members of the compensation committee, all of whom must be independent, subject to certain limited exceptions. Each of Ms. Cornstein and Mr. Zurita is independent and Mr. Zurita chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The CF V Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the CF V Board. The CF V Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors that participate in the consideration and recommendation of director nominees are initially Ms. Cornstein and Mr. Zurita, and upon selection of an additional independent director will include such additional director. In accordance with Rule 5605 of the Nasdaq rules, each of Ms. Cornstein and Mr. Zurita is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The CF V Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the CF V Board should follow the procedures set forth in the CF V Bylaws. However, prior to our initial business combination, holders of CF V Public Shares will not have the right to recommend director candidates for nomination to the CF V Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CF V Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CF V Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with the IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

INFORMATION RELATED TO PUBCO

PubCo was incorporated under the laws of British Virgin Islands on June 29, 2021 solely for the purpose of effectuating the Business Combination described herein. PubCo is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

PubCo was incorporated as a business company authorized to issue a maximum of 50,000 ordinary shares of US$0.0001 par value each. Prior to Closing, PubCo intends to amend and restate its memorandum and articles of association which will constitute the PubCo Governing Documents. Under the PubCo Governing Documents PubCo is authorized to issue an unlimited number of shares of US$0.0001 par value each divided into PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares. 1 PubCo Class A Ordinary Share is in issue and currently represents the sole issued and outstanding share of PubCo. For descriptions of PubCo securities, please see the section titled “Description of PubCo Securities.” The objects for which PubCo is established are unrestricted and PubCo has full power and authority to carry out any object not prohibited by the laws of the BVI.

Prior to the consummation of the Business Combination, the sole shareholder of PubCo is the Company. Prior to the consummation of the Business Combination, the directors of PubCo are Rick Dunn and Rebeca Brandys, Esq. Upon the Closing, the PubCo Board will consist of                  directors, which will include Emiliano Kargieman, Ted Wang and Marcos Galperin.

The mailing address of PubCo’s registered office is Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, BVI. After the consummation of the Business Combination, its principal executive office shall be that of PubCo, located at Ruta 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay and its telephone number is 00-598-25182302.

PubCo’s auditor is expected to be Pistrelli, Henry Martin y Asociados S.R.L. (Member firm of Ernst & Young Global).

INFORMATION RELATED TO THE COMPANY

References in this section to “we”, “our”, “us”, the “Company”, or “Satellogic” generally refer to Nettar Group Inc. (d/b/a Satellogic) and its consolidated subsidiaries.

Company Overview

The Company’s predecessor in interest was founded in 2010 and the Company was founded in 2014, to help solve some of the greatest challenges of our time: resource utilization and distribution by providing its customers with access to a continually refreshed source of global, high-quality data that is critical to better inform decision-making aimed at addressing these challenges.

We are the first vertically integrated geospatial analytics company and we are building the first scalable, fully automated EO platform with the ability, when scaled, to remap the entire planet at both high-frequency and high-resolution, providing accessible and affordable solutions for our customers. We plan to democratize access to geospatial data by providing planetary insights at what we believe to be the lowest cost in the industry, ultimately driving better decision-making across a broad range of industries including agriculture, forestry, energy, financial services, and cartography.

The Company has created a highly scalable, vertically integrated and competitive operating model. We design the core components that go into creating and manufacturing our satellites to be mission specific. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. This vertical integration provides a significant cost advantage, enabling us to produce and launch satellites for less than one-tenth the cost of our competitors on average. Additionally, we own all of our key intellectual property, and our patented technology allows us to capture approximately 10x more imagery than our competitors on average. Taken together, the Company is achieving over 60 times better unit economics than our closest peers in the NewSpace sector and more than 100 times better unit economics than legacy competitors. We believe that our unit economics will unlock an estimated $140 billion TAM opportunity for EO commercial applications that we are positioned to serve. Additionally, the Company is well-positioned to effectively compete in the existing EO market that is currently supply-constrained and consists primarily of government and defense and intelligence customers.

With more than a decade of experience, the Company has a proven technology and an excellent track record of delivering satellites to orbit. We currently have 17 commercial satellites in orbit, 13 of which are presently delivering high-resolution data to our customers and four of which are in the process of being fully commissioned. Today, our constellation is capable of collecting over 4 million square kilometers of data daily. We plan to expand our constellation of satellites to 300 by 2025 and we anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025.

Market Overview

Existing terrestrial methods and high-resolution satellites utilized for obtaining EO imagery have a number of critical shortcomings and have had limited commercial applicability to date. The manner in which actionable data is collected is extremely inefficient. Whether by helicopters, drones, planes, IoT sensor networks, or what we most commonly do, the boots-on-the-ground, data collection today is extremely inefficient and very costly and not scalable.

Satellites in low earth orbit (“LEO”) are, in fact, particularly well-positioned to collect data over the surface of the earth. A satellite will orbit the planet every ninety minutes, and the earth is spinning under it, so a single satellite will eventually remap the entire surface of the earth—adding a constellation of these satellites increases the frequency of remaps.

The existing high-resolution earth observation satellites, our legacy competitors, are not well-suited to do this because the technology they are utilizing is simply too expensive and the economic use case, we believe, is not viable for broad, commercial application. Our legacy competitors must task their satellites for specific customer demands and price the imagery relative to the cost of the underlying satellite, which is quite expensive. This is why the existing EO market is relatively small and generally limited to governments and defense and intelligence customers that can afford to pay the price charged by our competitors.

We operate in the NewSpace sector, which refers to the increased commercialization and privatization of the space sector. There are a few NewSpace companies trying to build satellites for imaging at a lower cost, but they essentially fall into two categories. They either do not have sufficient resolution or they are forced to effectively trade resolution for capacity. Either way, they are limited in terms of image capture and thereby unable to remap the entire surface of the earth at high resolution with unit economics that are competitive with our own. The Company has solved these problems through technology innovation and vertical integration.

The Company plans to leverage its superior unit economics and put enough satellites in orbit to remap the entire surface of the earth in high-resolution on a daily basis and, in doing so, we expect to completely reshape the business model for high resolution EO as well as a number of adjacent or alternative technologies being utilized today that are considerably less efficient (e.g., drones, helicopters, planes, etc.). By remapping the entire world every day, we will be able to deliver our data to customers at near zero marginal cost. This will effectively allow us to price our data based upon the value we create in each customer’s value chain as opposed to the current model whereby the pricing is inextricably linked to the high cost of the satellite. This is what we believe will allow us to expand the market for high resolution EO and tap into an estimated $140 billion market opportunity.

We believe our next closest competitor would need to invest over $7 billion to achieve weekly (not daily) remaps of the planet and achieve near zero marginal cost that our constellation is expected to provide. As a consequence, we believe that our competitors are not positioned to achieve the unit economics required for broad commercial application, and that we are uniquely positioned to capitalize on those opportunities.

Competitive Advantage

We believe that we are well-positioned to compete with legacy satellite providers and NewSpace geospatial data providers. Key elements of our competitive advantages include the following:

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Superior Unit Economics. With estimated 60x to 100x better unit economics than our competitors, we plan to put enough satellites in orbit to collect data over the entire surface of the planet continuously (with daily remaps) and deliver this data to customers at near zero marginal costs. By delivering data to customers at near zero marginal cost, we expect to be able to price our services based on the value that we create for our customers within their value chain and not on the cost of data acquisition (i.e., satellite cost, launch, etc.). This is a critical element of our business model and what we believe to be a paradigm shift in high resolution EO imagery that is made possible by our superior unit economics.

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Superior design and technology. The principal challenge associated with collecting well-exposed, high-resolution imagery from orbit is that the satellite is moving at 27,000 kilometers per hour (or 7 kilometers per second). Legacy satellite operators have solved this problem by using a telescope with a very large aperture that allows them to collect well-exposed images that have no blur. These satellites are extremely expensive to build and launch. Conversely, our NewSpace competitors attempt to solve this problem with a small platform relying on a series of methods that will ultimately drive a trade-off between the resolution achieved and the capture capability. This is why our NewSpace competitors are only able to capture approximately one-tenth of data per day per satellite in comparison to our satellites. Our solution to this problem is centered around our patented and unique camera design that utilizes adaptive optics allowing us to collect approximately 10x more data from orbit than any of our competitors using a very small aperture. Today, each of our satellites in orbit is capable of capturing over 300,000 square kilometers of data per day. Additionally, our camera design has afforded us the ability to create a compact satellite design resulting in 3x lower mass and lower launch costs.

•

Vertically integrated. The Company is a vertically integrated company and we design our satellites and all of their subsystems, including onboard computers, propulsion system, telescopes, cameras, radios, sensors and actuators. The Company manufactures many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. By designing every core component with our specific mission in mind (as compared to sourcing non-mission specific components built for a wide range of applications as our competitors do), we lower the cost of our materials by a factor of 10x. Our cost to deploy a high resolution imaging satellite in orbit today, including launch costs, is approximately $1 million compared to our NewSpace competitors’ average cost of approximately $10 million with an average of 10x less capacity.

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High frequency remaps. We anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025 with our full constellation. When we reach weekly remaps, we expect to control approximately 80% of the global supply of high resolution imagery in the market at near zero marginal cost, effectively consolidating supply, which will allow us to also consolidate demand on our platform. We believe this would create a significant disincentive for any competitor to build infrastructure to do the same. In addition, we believe that the archive of everything that is happening on the planet on a daily basis, in high resolution, will allow us, our partners and customers to train better AI algorithms. By doing so, we expect to serve customers on a larger scale which would allow for the improvement of these algorithms at a faster pace, thereby creating a network effect on the accumulation of archived data that we plan to build in our catalog.

We believe that these characteristics—the near zero marginal cost for data distribution, the consolidation of demand on the network and the network effects on the accumulation of data in our catalog—will uniquely position the Company to capitalize on the significant TAM opportunities.

Growth Strategies

We plan to democratize access to geospatial data by providing planetary insights at what we believe to be the lowest cost in the industry, which we expect will ultimately drive better decision-making across a broad range of industries. Our growth strategy is driven by the following objectives:

•	Leverage the existing government and D&I market to help finance constellation build-out.

•	Expand the high resolution EO market and democratize access to data for commercial market.

•	Continue investment in R&D to innovate product offerings and satellite re-design.

•	Leverage our modular satellite design, multiple-payload systems, scaled manufacturing and satellite operations to deliver novel data streams and services from orbit.

•	Execute strategic acquisitions and partnerships related to new, complimentary, or adjacent technologies as well as continued vertical integration within our existing supply chain.

Today, we have two unique and complementary products. The Company is currently dependent on a single large commercial contract, in addition to a small number of other customers, for its revenues. In the near term, the Company intends to derive substantially all its revenues from providing geospatial intelligence, imagery and related data analytic products and services to governments and, in the longer-term, intends to expand its operations to serve commercial customers in a variety of markets and industries.

Existing high resolution EO market (Government and Defense and Intelligence)

Acquiring government and defense and intelligence contracts is part of our growth strategy. The existing high resolution EO market is predominantly government and defense and intelligence, and we can use our 17 satellites currently in orbit that we’ve brought online since November 2020 to serve these customers today. The existing high resolution EO market is supply-limited as a consequence of global capacity constraints and increasing demand. As a result, the Company has been successful in building a pipeline of over $2 billion for this market. We consider our pipeline to be contracts which are in negotiations or early discussions, and we can offer no assurances that such negotiations or discussions will result in a signed contract or any revenue. These customers tend to buy through large, multi-year contracts and typically through a multi-step, outbound sales cycle.

We believe that most of these customers are interested in data that can be delivered with low latency and very high quality, which we are well-positioned to deliver to them.

The Company is approaching this market through direct sales as well as a network of distributors and partnerships in strategic regions across the globe. While we expect this market will reflect the majority of our revenue for the next 2-3 years and provide operational cash flow to assist in financing our constellation, we expect that our commercial platform will ultimately be significantly larger as we scale up our constellation due simply to its larger TAM.

Commercial Platform

Our second product is our commercial platform, which we expect will take full advantage of our constellation’s ability to capture high resolution imagery at near zero marginal cost and build a catalog of the entire planet beginning currently with monthly remaps, moving towards weekly remaps in 2023 and daily remaps in 2025. This is a Software as a Service (“SaaS”) platform through which we plan to offer customers the ability to purchase imagery and data analytics specific to their vertical market (e.g., agriculture, forestry, energy, financial services, cartography, etc.). We expect our SaaS economics will allow us to charge customers according to the value our data provides within each customer’s value chain, whether that’s a multi-billion dollar energy company or a farmer in the Midwest. We expect that this platform will allow us to expand the current addressable market for high resolution EO data and unlock a significant TAM opportunity. As our business develops and governmental and defense and intelligence customers become a smaller percentage of our customer base, we expect the commercial platform will be the majority of our revenue by 2025 and grow to 80-90% of our business in the long term.

The Company has conducted a number of pilot trials that we believe validate our solutions in a variety of verticals, including agriculture, forestry, energy and infrastructure. These pilots demonstrated that (1) our solutions can successfully replace other sources of data being provided by airplanes, drones, helicopters, IoT sensor networks, etc. and (2) these customers are willing to purchase at an attractive price point for our solutions. We have used this information from these pilot trials to identify an immediately addressable market which we believe will be approximately $40 billion in size once we reach weekly remaps.

Use cases for this immediately addressable market might include:

•	Monitoring hydroelectric plants in high frequency to build predictive models of energy output as well as drainage in the reservoir from the surrounding basin

•	Oil field and pipeline monitoring

•	Precision agriculture

•	Supply chain management (agriculture)

•	Tree counting (forestry)

•	Crop management (agriculture & forestry)

•	Planning for renewable energy projects

•	Precise estimation of commodities output

•	Yield prediction and harvesting (agriculture & forestry)

•	Energy output

•	Mineral output

•	Geospatial risk modeling (flood, drought, fire, environmental)

•	Real time impact assessment, disaster management and claims estimation (storm damage, earthquakes, forest fires, oil spills, etc.)

•	Real time planetary health

•	Sea level, temperature and acidity

•	Fractures in polar ice caps

•	Global temperature

•	Water distribution

•	Illegal activities (deforestation, mining, poaching, smuggling, etc.)

The $140 billion TAM that we have identified is comprised of the following:

We believe the key to unlocking this TAM lies in the ability to monitor the planet at both high resolution and high frequency and deliver this data to customers at the right price. Overall, this is how we see the market growing as we increase the frequency of data that once scaled we expect to deliver at near zero marginal costs.

We plan to deliver our commercial data through our self-service platform through a subscription that reflects the end use of the data (vertical) and the geographic location, bundling analytics-ready data with vertical-specific semantic layers to enable quick integration of the data into our customers’ and partners’ processes, enabling fast adoption. We believe this strategy will allow customers to quickly advance their own geospatial analytics capacity by leveraging a productized version of our data layers and data platform. Beyond raw imagery data and other sources of data that we can collect from our satellites, we are building a catalog of geospatial layers from other sources, and processing and augmenting all of these to produce a growing set of derived layers, with increasing complexity and value-add, that are made available as data-services to our customers. We have developed our own internal data analytics platform which allows us, our partners and customers to prototype and iterate on geospatial models trained on our unique datasets, and then quickly roll out results into production systems. We intend to productize this platform and allow clients to use it to address their needs on their own.

Target commercial customers for our data are companies with their own internal geospatial analytics needs and capabilities as well as value-added service providers serving corporate and government customers worldwide. Subscriptions to the platform will be driven by the demand for our unique data set. We plan to combine direct sales efforts to large customers in target verticals with partnerships with geospatial service providers and imagery data distributors to reach the long tail of geospatial data and analytics consumers. We expect that as our constellation grows and affordable high resolution imagery and its derivatives become more frequent, new applications and markets will be created.

Driven by our unique, sub-meter resolution, we believe our data sets when scaled will cover up to 80% of the requirements of our target markets, and we expect our commercial platform to become the industry standard for consuming and implementing geospatial analysis, which would give us the leverage to consolidate an increasing number of data sources from third-parties (satellites, drones, IoT data, etc.) and our own data generation efforts (from multi-spectral imagery to hyperspectral imagery to spectrum monitoring and data collection).

Operations

Overview

We believe that vertical integration across design, manufacturing and operations produces efficiencies up and down the value chain, which allows us to reduce intermediary costs, control quality and scale up more quickly.

•	Design through launch

•	Fast iteration between product innovation, production and launch

•	Owning design to manufacturing helps eliminate third-party cost

•	In-orbit operations

•	Own and control data capture of the earth’s surface

•	Utilize third-party ground station infrastructure to reduce costs

•	Imagery & Solutions commercialization

•	Capture and own high resolution total earth imagery. Unconstrained use of imagery

•	Use internal data science capabilities to transform images into insights

Facilities

The Company operates out of its headquarters in a free trade zone, Zonamerica, in Montevideo, Uruguay, which consists of approximately 2,400 square feet of office space and an approximately 5,700 square foot manufacturing pilot plant, which has a maximum annual production capacity of approximately 24 satellites. Each of our 17 satellites in orbit today were manufactured, assembled, integrated and tested in this facility. These facilities are leased pursuant to multi-year lease agreements the terms of which are scheduled to expire in October 2025. We are currently in the process of establishing a high throughput plant which we expect will be in Europe and capable of manufacturing at least 100 satellites annually. We believe that locating our new plant in Europe has a variety of strategic advantages, including availability of skilled workforce and proximity to customers and suppliers. We expect our high throughput plant will be operational in 2022.

In addition, we maintain an additional approximately 1,426,000 square feet of aggregate space dedicated to administrative, sales, mission and operations, engineering and development, and research functions in Buenos Aires, Argentina (mission and operations), Córdoba, Argentina (mission and operations), Barcelona, Spain (mission and operations), Tel Aviv, Israel (mission and operations, engineering and development), Beijing, China (sales), and Charlotte, North Carolina, U.S. (finance).

Sales and Marketing

To date, the Company’s sales teams have focused on governmental defense and intelligence customer opportunities. Since developing and launching 13 of its satellites in late 2020, the Company has significantly accelerated its sales and marketing efforts to government defense and intelligence agencies, emphasizing both U.S. allies and direct U.S. opportunities. We plan to expand our marketing efforts to increase demand for our products and services and awareness of the Company’s brand and grow our sales team to respond to our anticipated growth and our future target commercial platform customers.

To better serve the government and defense and intelligence vertical, we plan to continue to grow our direct, outbound, outside and inside sales teams, while continuing to develop our tasking and delivery web-based platform to support distributors, up-sales and increased pricing and capacity transparency in the market.

As our capacity in orbit increases, we plan to launch a full self-serve platform and start complementing our direct and partner sales with SaaS growth strategies, generating and driving customer leads directly to the platform and launching our subscription business.

Customers

In the near term, the Company intends to derive substantially all its revenues from providing geospatial intelligence, imagery and related data analytic products and services to governments and, in the longer-term, intends to expand its operations to serve commercial customers in a variety of markets and industries.

The Company is currently dependent on a single large commercial contract with ABDAS, a data science company in China, in addition to a small number of other customers, for its revenues.

Supply Chain

The Company designs the systems, subsystems and core components and technologies that go into creating and manufacturing our satellites. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. The Company has a global supply chain of upstream and downstream partners including manufacturers, suppliers and launch providers from a number of countries including the U.S.

Launch Providers

With respect to launch providers, we are generally agnostic and our partner selection process typically revolves around availability and cost. On January 5, 2021, we signed a Multiple Launch Agreement (“MLA”) with SpaceX, our preferred rideshare launch provider, and we expect to continue our launch program with them for the foreseeable future. Our current MLA with SpaceX runs through July 30, 2022 and contemplates four rideshare launch services including the grant to SpaceX of a right of first refusal for substantially similar missions scheduled to be launched before the end date.

For every launch, a joint launch campaign is performed at the launch provider’s facility that includes our team, the launch service provider and, in some cases, a third party separation system supplier. We provide all the necessary equipment and personnel to test and prepare the satellites for launch while the launch service provider and, if applicable, the third party separation systems supplier, provide the necessary machinery and personnel to integrate the satellites into the launch vehicle. Once these joint operations are complete, the launch service supplier executes the launch and delivers the satellites into the desired orbit, and we begin the regular, in-orbit operations.

Ground Station and Cloud Storage Infrastructure

The Company primarily utilizes third parties today for ground station, processing, and storage infrastructure. As our business grows, we will continue to monitor the advantages and disadvantages of our outsourced model and may decide to vertically integrate one of more of these functions in the future.

Satellites and Technology

The Company is a vertically integrated company that designs, manufactures, integrates and operates its own high-resolution imaging satellites, and the image processing pipeline necessary to deliver data-as-a-service to our customers, including images and value-added layers of semantic data. We have innovative technology in every segment of our vertical integration: satellite components, satellite subsystems, satellite systems design, satellite integration and testing, satellite operations, image processing and data delivery.

Our approach towards component selection and design includes the extensive use of commercial off-the-shelf components (“COTS”) and modified-COTS, proprietary component selection and screening methods, and the systematic replacement of expensive hardware using smarter software.

Our unique camera design uses a closed-loop stabilization system and adaptive optics to enable continuous collection of high-resolution imagery from a small-telescope aperture. This patented design is one of the cornerstones of our unit-economics differentiation, allowing us to collect over 10 times more data than any other small-satellite design, and giving us great flexibility to operate our satellites under varying conditions of lighting, altitude and platform stability.

To protect our proprietary rights and technology, we rely on a combination of patents, trademarks and trade secret laws, and confidentiality agreements and license agreements with consultants, vendors and customers. As of the date of this proxy statement/prospectus, we have 14 patents issued, one utility model and 37 patents pending in eight jurisdictions. We continue to invest in R&D to design, manufacture and fly new technology to orbit in every new satellite we launch, and we complete every new satellite design on a full design cycle of nine months. We drive technology R&D with the goal of maintaining our high-resolution imaging satellites in a Moore’s law equivalent curve: roughly doubling capacity every 18 months at the same price point.

As of the date of this proxy statement/prospectus, our satellite constellation consists of 17 NewSat satellites in orbit, 13 of which are operational and four of which are in the process of being fully commissioned. With a mass of only 38.5 kg, a production cost of less than $1 million (approximately $1 million including launch costs), a daily imaging production capacity of over 300,000 km and carrying a multispectral camera with 1m resolution and a hyperspectral camera at 30m resolution, and combined with our patented technology, we believe that our latest satellite model, the NewSat Mark-IV, is superior to those of our competitors in terms of unit economics, capacity and cost. We plan to expand our constellation of satellites to 300 by 2025.

The following table provides additional information about our current satellite constellation:

SATELLITE NAME	SATELLITE GENERATION	LAUNCH DATE	PAYLOADS*	STATUS	USEFUL LIFE
NewSat-6	Mark IV-a	Sep 2, 2020	MS, HS	Operative	3 Years
NewSat-7	Mark IV-a	Jan 15, 2020	MS, HS	Operative	3 Years

SATELLITE NAME	SATELLITE GENERATION	LAUNCH DATE	PAYLOADS*	STATUS	USEFUL LIFE
NewSat-8	Mark IV-b	Jan 15, 2020	MS, HS, IoT	Operative	3 Years
NewSat-9	Mark IV-b	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-10	Mark IV-b	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-11	Mark IV-b	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-12	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-13	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-14	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-15	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-16	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-17	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-18	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-19	Mark IV-e	Jun 30, 2021	MS, HS	Commissioning	3 Years
NewSat-20	Mark IV-e	Jun 30, 2021	MS, HS	Commissioning	3 Years
NewSat-21	Mark IV-e	Jun 30, 2021	MS, HS	Commissioning	3 Years
NewSat-22	Mark IV-e	Jun 30, 2021	MS, HS	Commissioning	3 Years

(*)	MS = Multispectral / HS = Hyperspectral / IoT = Internet of things

Our anticipated six-year technology roadmap is as follows:

Human Capital

As of June 30, 2021, the Company has 244 full-time employees, of 20 nationalities, distributed across nine countries. The Company has always focused on attracting and retaining the best talent, regardless of geography, and with the highest possible cultural alignment. Our geographically distributed nature is a core tenet that reaches back to the earliest days of the Company; well in advance of COVID-19 that required many employers to react and respond to remote working environments. The Company’s diverse group of employees earnestly share these common values:

•	Get it done. Our relentless commitment to hold ourselves accountable and deliver true value.

•	Be purpose driven. Our intrinsic motivation to make the impossible possible.

•	Never stop learning. Being intellectually curious, open-minded, and learning from others.

•	Push the limits. Challenge the status quo, leave your comfort zone and tackle impossible challenges.

•	Go beyond ego. Be humble, honest, empathetic and build together for our company, our community and our planet.

At the Company, these values precede traditional performance measures when assessing a person’s fit with the company. The Company’s vision inherently challenges conventions, and thus requires a special kind of spirit not only to succeed, but even to take on these challenges in the first place. This approach to human capital has enabled the Company to grow while keeping its core spirit and sense of purpose throughout the twists and turns of the Company’s life cycle.

The Company is committed to develop all of its people in different dimensions including programmatic leadership, people leadership, business leadership and technological leadership. We actively promote a trust-based organization and a safe environment for risk taking by providing effective mentorship and expecting people to “disagree and commit”.

During the early years of the Company, the founders and the senior leaders were the torchbearers of these values and culture, but our expectation is that every leader, which is to say every employee, subscribes to and lives by these values every day.

COVID-19 Response

The Company has had a geographically distributed workforce, including people working remotely, since its very inception. Hence, the company’s response to the COVID-19 pandemic has been to continue how it had been operating prior to the pandemic, with the exception of our manufacturing facility and employees who were needed to continue on-site operations.

We established a COVID-19 Response Team to address all business continuity matters. Employees, globally, moved to working remotely and clear policies and tools were immediately put in place to enable continued operations and collaboration between employees.

Our manufacturing facility kept operational at all times. Strict health measures and protocols were immediately put in place. A team of specialized engineers relocated temporarily from Argentina to our manufacturing facility in Uruguay at the onset of the pandemic to reinforce the local workforce and ensure the timely production and delivery of our satellites.

Long Term Growth Opportunities

Our initial EO constellation and infrastructure are the key building blocks that we expect will enable us to leverage large constellations of small satellites to deliver a wide variety of services to Earth. Our key building blocks include:

•	Complete, low cost satellite bus

•	Modular satellite architecture

•	High-throughput satellite manufacturing

•	Satellite operations at scale

•	Multi-payload, in-orbit platform

•	Inter-satellite laser mesh

•	LEO/MEO/GEO complementarity

Regulatory

National Oceanic and Atmospheric Administration (NOAA)

The Company satellites are purposefully designed with telescopes and image capture technology to enable and support the collection of earth imagery. Each satellite is designed and built to collect high resolution multispectral imagery, hyperspectral imagery and full motion video. The raw data collected by the Company’s constellation is collected through a series of ground stations strategically located in several global locations (not within the U.S.). The Company has a mission and operations team, located in Spain and Argentina, that monitors and operates all satellites in the constellation. As all Company satellite operation and management are located outside the U.S., we believe that the Company is not under NOAA’s oversight.

The Company established a wholly owned subsidiary in April 2021 to focus specifically on cultivating business with U.S. customers. With this strategic investment, the Company anticipates modifications to some of the capture and delivery processes, particularly in support of public sector customers with discernable security and privacy requirements. As the Company grows its U.S. business, it expects to coordinate with the NOAA Commercial Remote Sensing Regulatory Affairs agency to assure an understanding of regulations as they evolve and to proactively share any strategic changes contemplated by the Company that may relate to NOAA’s purview.

The Federal Aviation Administration (FAA)

The Company entered into a Multi-Rideshare Agreement with Space Explorations Technologies Corp. (“SpaceX”) in early 2021. By entering into this agreement with a U.S.-based launch provider, the Company is indirectly subject to the license requirements of the Federal Aviation Administration’s Office of Commercial Space Transportation (“AST”). The FAA regulates the airspace of the U.S., through which launch vehicles must fly during launch to orbit and through which downlinks of raw data may occur if directed to a U.S.-based ground station. The AST office predominantly processes launch license requests submitted by launch vehicle operators, in the case of the Company, SpaceX, which includes information on the rideshare payloads flying on any given mission. As a result, reviews of the Company’s payloads by AST occur during, for example, the processing of the Technical Assistance Agreement that SpaceX requests and other associated launch reviews and license. For the Company’s first launch with SpaceX in June 2021, all required approvals were obtained for the successful launch. The Company is contracted with SpaceX as its launch provider for all currently planned launches. The Company entered into the agreement with SpaceX as both a practical matter to address technical objectives for the Company’s satellites as well as strategic matter to support the Company’s North American entity and charter.

The Company has adopted the NASA and ESA standards regarding orbit debris mitigation. Having voluntarily subscribed to the United Nations Committee on Personal Uses of Outer Space (COPUOS) orbital debris principles and guidance, the Company sought out the leading technical standards guiding responsible design, management, and test of space objects to meet the defined measures. To that end, the Company uses the NASA orbit debris standard (NASA-STD-8719.14) and the European Space Agency Orbital Debris Mitigation Guidelines (IADC-02-01, Current Revision).

International Traffic in Arms Regulations (ITAR), Export Administration Regulations (EAR) and Export Controls

The Company has a global supply chain of upstream and downstream partners including manufacturers, suppliers and launch providers from a number of countries including the U.S. The ITAR and EAR are the most relevant export control regulations that are monitored by the Company as to their relevancy. The ITAR generally restricts the export of hardware, software, technical data, and services that have defense or strategic applications. The Company has not had occasion to specifically be subject to ITAR based upon the technologies procured from U.S. sources. The Company tracks its component sourcing as, in certain instances, our export location may invoke the EAR of the Bureau of Industry and Security of the U.S. Department of Commerce. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the U.S. The Company does procure some components from U.S. suppliers that are listed on the Commerce Control List and therefore subject to the EAR. With the recent agreement with SpaceX as the Company’s launch provider, the Company does export its satellites to the U.S. for launch. With this current sourcing model and partner ecosystem, the Company must comply with the EAR.

The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime concerning the spaceflight business.

Many different types of internal controls and measures are required to ensure compliance with export control regulations. In particular, the Company routinely completes end user compliance documents, records sourcing detail regarding country of origin and known classification numbers, determines the appropriate licensing jurisdiction (where applicable), and notices internal and partner foreign team members of export controlled information restrictions. The Company does not export to embargoed, targeted sanction, or special policy countries. The Company has implemented a compliance diligence process for all third parties including, among other validations, verification of the parties with whom the Company contracts at an entity and individual level.

Interagency Review

The review and approval of any license discussed above, as may be required, will be subject to interagency reviews that allow multiple government agencies including the U.S. Department of Commerce, U.S. Department of State, U.S. Department of Defense, NASA, and others. The purpose of this interagency review is to examine such license applications from each agency’s respective perspective including but not limited to safety, operational, national security, foreign policy and international obligations, as well as review of foreign ownership.

Other Potential Future U.S. Regulation

As the Company grows its U.S. business and to the extent the Company becomes a U.S. governmental contractor, its business will be subject to various additional U.S. regulation and related requirements, including but not limited to (1) the Defense Federal Acquisition Regulation Supplement and the U.S. Department of Defense and federal cybersecurity requirements, in connection with any defense work the Company performs in the future for the U.S. government and defense prime contractors, (2) the National Industrial Security Program Operating Manual administered by the U.S. Defense Counterintelligence and Security Agency, and other U.S. government security protocols when accessing sensitive information, (3) maintaining national security clearance and mitigation elements under the National Industry Security Program and agreement with the U.S. Department of Defense regarding any appropriate FOCI mitigation arrangement with respect to the Company’s U.S.-based subsidiary and (4) routine investigations and reviews relating to compliance with various U.S. laws and regulations, including those associated with organizational conflicts of interest, procurement integrity, bid integrity and claim presentation, among others.

Legal Proceedings

It is possible that from time to time, we may be subject to various claims, lawsuits, and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions, or relief. However, we do not consider any such claims, lawsuits, or proceedings currently pending, individually or in the aggregate, would be material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

CF V’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of CF V’s financial condition and results of operations should be read in conjunction with CF V’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “CF V” and similar terms are to CF Acquisition Corp. V before the Business Combination, except where the context requires otherwise.

Overview

We are a blank check company incorporated in Delaware on January 23, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our Sponsor is CFAC Holdings V, LLC.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating an initial business combination, we are focusing our search on companies operating in the financial services, healthcare, real estate services, technology and software industries. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Our registration statement for our IPO became effective on January 28, 2021. On February 2, 2021, we consummated the IPO of 25,000,000 CF V Units at a purchase price of $10.00 per CF V Unit, generating gross proceeds of $250,000,000. Each CF V Unit consists of one share of CF V Class A Common Stock and one-third of one redeemable CF V Warrant. Each whole CF V Warrant entitles the holder to purchase one share of CF V Class A Common Stock at a price of $11.50. Each CF V Warrant will become exercisable on the later of 30 days after the completion of the initial business combination or February 2, 2022 (12 months from the closing of the IPO) and will expire 5 years after the completion of the initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the IPO, we consummated the sale of 600,000 CF V Placement Units at a price of $10.00 per CF V Placement Unit to the Sponsor in the CF V Private Placement, generating gross proceeds of $6,000,000.

Following the closing of the IPO and sale of CF V Placement Units on February 2, 2021, an amount of $250,000,000 ($10.00 per CF V Unit) from the net proceeds of the sale of the CF V Units in the IPO and the sale of the CF V Placement Units was placed in the Trust Account located in the United States at UMB Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account, as described below.

We have until February 2, 2023 (24 months from the closing of the IPO) (or a later date approved by the Company’s stockholders in accordance with the CF V Charter, the “Combination Period”). If we are unable to complete an initial business combination by the end of the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF V Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CF V Public Shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination within the Combination Period.

Liquidity and Capital Resources

As of both March 31, 2021 and December 31, 2020, we had $25,000 of cash in our operating account. As of March 31, 2021, and December 31, 2020, we had working capital deficit of $125,479 and $107,200, respectively. As of March 31, 2021, we had approximately $1,800 of interest income in the Trust Account available to pay taxes (less up to $100,000 of such net interest to pay dissolution expenses). As of December 31, 2020, we did not have any interest income in the Trust Account available to pay taxes.

Our liquidity needs through March 31, 2021 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $148,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”), the proceeds from the consummation of the CF V Private Placement with the Sponsor not held in the Trust Account, and the Sponsor Loan. We fully repaid the Pre-IPO Note upon completion of the IPO. In addition, in order to finance transaction costs in connection with our initial business combination, the Sponsor committed up to $1,750,000 under the Sponsor Loan to be provided to us to fund our expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to our initial business combination. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us additional loans. As of March 31, 2021 and December 31, 2020, there was approximately $593,000 and $0 outstanding under the Sponsor Loan, respectively.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from the Sponsor to meet our needs through the earlier of the consummation of an initial business combination or one year from the date of this proxy statement/prospectus. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating an initial business combination.

Results of Operations

Our entire activity from inception through March 31, 2021 related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, we had net income of approximately $2,188,000, which consisted of approximately $4,461,000 of gain from the change in fair value of warrants liability, and approximately $2,000 of interest income on investments held in Trust Account, which was offset by approximately $2,052,000 of loss from the change in fair value of forward purchase securities liability, $165,000 in general and administrative expenses, $20,000 in administrative expenses paid to the Sponsor and approximately $38,000 of franchise tax expense.

Contractual Obligations

Business Combination Marketing Agreement

We engaged CF&Co., an affiliate of the Sponsor, as an advisor in connection with the Company’s initial business combination to assist us in holding meetings with our stockholders to discuss the initial business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing the Company’s securities, assist us in obtaining stockholder approval for the initial business combination and assist us with our press releases and public filings in connection with the initial business combination. We will pay CF&Co. a cash fee for such services upon the consummation of the initial business combination in an amount of $8,750,000, which is equal to 3.5% of the gross proceeds of the IPO.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor has committed up to $1,750,000 in the Sponsor Loan to be provided to us to fund expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the IPO and prior to the initial business combination. As of March 31, 2021 and December 31, 2020, we had borrowed approximately $593,000 and $0 under the Sponsor Loan, respectively.

The Sponsor pays expenses on our behalf. We reimburse the Sponsor for such expenses paid on our behalf. As of March 31, 2021 and December 31, 2020, we had accounts payable outstanding to the Sponsor for such expenses paid on our behalf of approximately $10,000 and $37,600, respectively.

Critical Accounting Policies and Estimates

The Company has identified the following as its critical accounting polices:

Use of Estimates

The preparation of unaudited condensed financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Warrant and Forward Purchase Securities Liability

We account for our outstanding CF V Public Warrants and CF V Placement Warrants and the Forward Purchase Securities in accordance with ASC 815-40, under which the CF V Warrants and Forward Purchase Securities do not meet the criteria for equity classification and must be recorded as liabilities. As the CF V Public Warrants, CF V Placement Warrants and Forward Purchase Securities meet the definition of a derivative under ASC 815, they are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in the statement of operations in the period of change.

CF V Class A Common Stock Subject to Possible Redemption

We account for CF V Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Shares of CF V Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable CF V Class A Common Stock (including CF V Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of CF V Class A Common Stock are classified as stockholders’ equity. CF V Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021, 23,732,126 shares of CF V Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Income (Loss) Per Common Share

We comply with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. We have not considered the effect of the CF V Warrants sold in the IPO and the concurrent CF V Private Placement to purchase an aggregate of 8,533,333 shares of CF V Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period.

Our statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of CF V Class A Common Stock are calculated by dividing the interest income (loss) earned on cash equivalents and investments and held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account, by the weighted average number of shares of CF V Class A Common Stock outstanding for the applicable period, excluding 600,000 shares of CF V Class A Common Stock held by the Sponsor, which are not subject to redemption. Net income (loss) per share, basic and diluted for shares of CF V Class B Common Stock is calculated by dividing the net income, less income attributable to the shares of redeemable CF V Class A Common Stock by the weighted average number of shares of CF V Class B Common Stock and 600,000 shares of CF V Class A Common Stock held by the Sponsor outstanding for the applicable period.

Off-Balance Sheet Arrangements and Contractual Obligations

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Recent Accounting Pronouncements

Our management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on the accompanying unaudited condensed financial statements.

THE COMPANY’S DIRECTORS AND SENIOR MANAGEMENT

Executive Officers

References in this section to “we”, “our”, “us”, the “Company”, or generally refer to Nettar Group Inc. (d/b/a Satellogic) and its consolidated subsidiaries.

The names, ages, and current positions of the Company’s current executive officers are listed in the table below. The Company expects that these executive officers will continue as executive officers of PubCo following the Business Combination.

Name	Age	Title
Emiliano Kargieman	46	Chief Executive Officer
Rick Dunn	52	Chief Financial Officer
Aviv Cohen	50	Chief Operations Officer
Gerardo Richarte	46	Chief Technology Officer and Chief Information Security Officer
Rebeca Brandys, Esq.	46	General Counsel

Emiliano Kargieman. Upon the closing of the Business Combination, Mr. Kargieman will serve as the Chief Executive Officer of PubCo. Mr. Kargieman founded the Company and has served as its Chief Executive Officer since July 2010. Prior to founding the Company, Mr. Kargieman founded Core Security Technologies, which developed automated penetration testing software, and co-founded and Directed Aconcagua Ventures, which focused on investing and developing high-tech startups in Latin America to be global businesses. Mr. Kargieman has also founded various other technology startups, including GarageLab, a problem-solving laboratory based on an innovative multidisciplinary approach involving science, technology, art and business. He has independently consulted for several corporations and government agencies and served as a Member of the Special Projects Group at the World Bank. Mr. Kargieman has a formal background in number theory and philosophy.

Rick Dunn. Upon the closing of the Business Combination, Mr. Dunn will serve as the Chief Financial Officer of PubCo. Mr. Dunn has served as the Chief Financial Officer of the Company since January 2019. Prior to joining the Company, Mr. Dunn served as Chief Executive Officer of PowerTeam Services, LLC, a super-regional utility service company, from February 2018 to November 2018 and as Executive Vice President and Chief Financial Officer at ACN Inc., a telecommunications company, from October 2014 to January 2018. Mr. Dunn also served as SVP & Chief Financial Officer at Trilogy International Partners, a wireless carrier, and as Corporate Controller for Western Wireless International. In addition, his experience includes 10 years with the public accounting firm of Grant Thornton LLP. Mr. Dunn is a Certified Public Accountant (Inactive) and holds a B.A.A. degree in business accounting from Pacific Lutheran University and an M.B.A. from Seattle University.

Aviv Cohen. Upon the closing of the Business Combination, Mr. Cohen will serve as Chief Operations Officer of PubCo. Mr. Cohen has served as Chief Operations Officer of the Company since January 2021 and previously served in various roles at the Company, including as Interim Vice President of Engineering from September 2019 to February 2020, Vice President of Sales from January 2019 to August 2019 and in various business development roles from August 2016 until December 2018. Previously, Mr. Cohen held business development and engineering roles at the Company. Before joining the Company, Mr. Cohen ran operations and sales for several technology startups, including Fraud Sciences (acquired by PayPal) and Core Security Technologies, where he was instrumental in growing the business from very early start-up stage to a position of industry leadership in their respective markets. Subsequent to the PayPal acquisition, he headed Risk Management for PayPal’s European business unit. Earlier in his career, Mr. Cohen focused on software development and technology.

Mr. Cohen served as an officer in the Israeli Intelligence. Mr. Cohen holds a B.S. in computer science from Tel Aviv University and an M.B.A. and M.S. in electrical engineering and computer science from the Massachusetts Institute of Technology.

Gerardo Richarte. Upon the closing of the Business Combination, Mr. Richarte will serve as Chief Technology Officer and Chief Information Security Officer of PubCo. Mr. Richarte has served as Chief Information Security Officer of the Company since February 2021 and has served as the Company’s Chief Technology Officer since July 2010. Prior to joining the Company, Mr. Richarte founded Disarmista, a specialized boutique engineering and reverse-engineering services company. Previously, Mr. Richarte co-founded Core Security Technologies, where he has served as R&D Leader and developed the first automated penetration testing software. He has also independently consulted and taught courses for big corporations and government agencies around the world. Mr. Richarte has a background in computer programming, electronics and mathematics.

Rebeca Brandys, Esq. Upon the closing of the Business Combination, Ms. Brandys will serve as General Counsel of PubCo. Ms. Brandys has served as General Counsel of the Company since February 2021. Prior to joining the Company, Ms. Brandys served as Legal Director of CommScope Inc., a global communications infrastructure network company, overseeing the Middle East, Africa and Southern Europe operations from May 2016 to February 2021. Prior to joining CommScope Inc., Ms. Brandys served as Legal Director, EMEA of Burger King Corporation from May 2015 to May 2016, as General Counsel of Oracle Team USA, the US sailing team competing in the America’s Cup in San Francisco, CA where she managed corporate, commercial, intellectual property, employment, contract and licensing functions for the team globally between March 2009 to January 2014, and as a corporate attorney at several law firms from October 1999 to December 2008, including Stephenson Harwood in Madrid, Spain and Bonelli Erede Pappalardo in Rome, Italy. Ms. Brandys holds a J.D. from Universidad Complutense de Madrid, a French law degree from Aix-Marseille University, an LL.M. from Boston University School of Law and completed a Ph.D. in law program at the European University Institute in Florence, Italy focusing on privacy law on both sides of the Atlantic. Ms. Brandys is qualified to practice law in New York, Spain and Italy.

Executive Compensation

For the year ended December 31, 2020, the Company’s executive officers received cash compensation of $2,205,616, termination benefits of $201,923, and non-cash compensation of $1,286,489 totaling $3,694,028.

Executive Compensation Plans

The Acquisition Entities agreed that, prior to the Closing Date, and subject to the approval of PubCo’s shareholders, the PubCo Board will approve and adopt an equity incentive plan in a form consistent with the form of equity plan customary for publicly traded companies, with an initial award pool of PubCo Class A Ordinary Shares equal to no more than ten percent (10%) of the PubCo Ordinary Shares outstanding as of immediately after the CF V Merger Effective Time (rounded up to the nearest whole share), without an “evergreen” provision, and with other terms to be mutually agreed between the Company and CF V.

Employment Agreements

Chief Executive Officer. Emiliano Kargieman was appointed as Chief Executive Officer of the Company effective November 13, 2013. He entered into his most recent employment agreement with the Company on March 1, 2020. Under the agreement, Mr. Kargieman will receive an annual salary of $433,593 that may be reviewed, but not necessarily increased, from time to time. In addition to his annual salary. Mr. Kargieman is subject to confidentiality provisions and non-solicitation restrictive covenants for a period following the termination of his employment.

Director Compensation

The Company has not historically paid any equity or cash compensation to its Board of Directors. The Company has granted an aggregate of 134,400 stock options to Ted Wang which generally vested two years from the day of granting.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “the Company.” and similar terms are to Nettar Group Inc. (d/b/a Satellogic) before the Business Combination.

Company Overview

The Company’s predecessor in interest was founded in 2010 and the Company was founded in 2014, to help solve some of the greatest challenges of our time: resource utilization and distribution. From tradeoffs between food, energy and water supplies, to monitoring the impact of natural disasters, global health and humanitarian crises in the midst of a looming climate emergency, access to a continually refreshed source of global, high-quality data is critical to confronting some of the world’s most crucial issues. We are committed to creating a searchable catalog of everything on earth, and we believe we are uniquely positioned to provide the data that is critical to better inform decision-making aimed at addressing these challenges.

We are the first vertically integrated geospatial analytics company and we are building the first scalable, fully automated EO platform with the ability, when scaled, to remap the entire planet at both high-frequency and high-resolution, providing accessible and affordable solutions for our customers. We plan to democratize access to geospatial data by providing planetary insights at what we believe to be the lowest cost in the industry, ultimately driving better decision-making across a broad range of industries including agriculture, forestry, energy, financial services, and cartography.

The Company has created a highly scalable, vertically integrated and competitive operating model. We design the core components that go into creating and manufacturing our satellites to be mission specific. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. This vertical integration provides a significant cost advantage, enabling us to produce and launch satellites for less than one-tenth the cost of our competitors on average. Additionally, we own all of our key intellectual property, and our patented technology allows us to capture approximately 10x more imagery than our competitors on average. Taken together, the Company is achieving over 60 times better unit economics than our closest peers in the NewSpace sector and more than 100 times better unit economics than legacy competitors. We believe that our unit economics will unlock an estimated $140 billion TAM opportunity for EO commercial applications that we are positioned to serve. Additionally, the Company is well-positioned to effectively compete in the existing EO market that is currently supply-constrained and consists primarily of government and defense and intelligence customers.

With more than a decade of experience, the Company has a proven technology and an excellent track record of delivering satellites to orbit. We currently have 17 commercial satellites in orbit, 13 of which are presently delivering high-resolution data to our customers and four of which are in the process of being fully commissioned. Today, our constellation is capable of collecting over 4 million square kilometers of data daily. We plan to expand our constellation of satellites to 300 by 2025 and we anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025.

Key Factors Affecting Operating Results

The Company believes that its performance and future success depends on several factors that present significant opportunities for it, but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

Competitive Advantage

The Company’s competitive advantages revolve around superior unit economics, superior design and technology, vertically integrated structure and high frequency remaps.

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Superior Unit Economics. With estimated 60x to 100x better unit economics than our competitors, we plan to put enough satellites in orbit to collect data over the entire surface of the planet continuously (with daily remaps) and deliver this data to customers at near zero marginal costs. By delivering data to customers at near zero marginal cost, we expect to be able to price our services based on the value that we create for our customers within their value chain and not on the cost of data acquisition (i.e., satellite cost, launch, etc.). This is a critical element of our business model and what we believe to be a paradigm shift in high resolution EO imagery that is made possible by our superior unit economics.

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Superior design and technology. The principal challenge associated with collecting well-exposed, high-resolution imagery from orbit is that the satellite is moving at 27,000 kilometers per hour (or 7 kilometers per second). Legacy satellite operators have solved this problem by using a telescope with a very large aperture that allows them to collect well-exposed images that have no blur. These satellites are extremely expensive to build and launch. Conversely, our NewSpace competitors attempt to solve this problem with a small platform relying on a series of methods that will ultimately drive a trade-off between the resolution achieved and the capture capability. This is why our NewSpace competitors are only able to capture approximately one-tenth of data per day per satellite in comparison to our satellites. Our solution to this problem is centered around our patented and unique camera design that utilizes adaptive optics allowing us to collect approximately 10x more data from orbit than any of our competitors using a very small aperture. Today, each of our satellites in orbit is capable of capturing over 300,000 square kilometers of data per day. Additionally, our camera design has afforded us the ability to create a compact satellite design resulting in 3x lower mass and lower launch costs.

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Vertically integrated. The Company is a vertically integrated company and we design our satellites and all of their subsystems, including onboard computers, propulsion system, telescopes, cameras, radios, sensors and actuators. The Company manufactures many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. By designing every core component with our specific mission in mind (as compared to sourcing non-mission specific components built for a wide range of applications as our competitors do), we lower the cost of our materials by a factor of 10x. Our cost to deploy a high resolution imaging satellite in orbit today, including launch costs, is approximately $1 million compared to our NewSpace competitors’ average cost of approximately $10 million with an average of 10x less capacity.

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High frequency remaps. We anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025 with our full constellation. When we reach weekly remaps, we expect to control approximately 80% of the global supply of high resolution imagery in the market at near zero marginal cost, effectively consolidating supply, which will allow us to also consolidate demand on our platform. We believe this would create a significant disincentive for any competitor to build infrastructure to do the same. In addition, we believe that the archive of everything that is happening on the planet on a daily basis, in high resolution, will allow us, our partners and customers to train better AI algorithms. By doing so, we expect to serve customers on a larger scale which would allow for the improvement of these algorithms at a faster pace, thereby creating a network effect on the accumulation of archived data that we plan to build in our catalog.

We believe that these characteristics—the zero-marginal cost for data distribution, the consolidation of demand on the network and the network effects on the accumulation of data in our catalog—will uniquely position the Company to capitalize on the significant TAM opportunities.

Growth Strategies

The Company plans to democratize access to geospatial data by providing planetary insights at what it believes to be the lowest cost in the industry, which it expects will ultimately drive better decision-making across a broad range of industries. The Company’s growth strategy is driven by the following objectives:

•	Leverage the existing government and D&I market to help finance constellation build-out.

•	Expand the high resolution EO market and democratize access to data for commercial market.

•	Continue investment in R&D to innovate product offerings and satellite re-design.

•	Leverage our modular satellite design, multiple-payload systems, scaled manufacturing and satellite operations to deliver novel data streams and services from orbit.

•	Execute strategic acquisitions and partnerships related to new, complimentary, or adjacent technologies as well as continued vertical integration within our existing supply chain.

Through the Company’s two unique and complementary products, existing high resolution EO and its commercial platform, the Company intends to derive substantially all its near-term revenues from providing geospatial intelligence, imagery and related data analytic products and services to governments, and in the longer-term, intends to expand its operations to serve commercial customers in a variety of markets and industries.

Description of the Business Combination

On July 5, 2021, CF V, the Company, PubCo, Target Merger Sub, and SPAC Merger Sub entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby.

For more information about the Merger Agreement, please see the section entitled “The Business Combination Proposal—The Merger Agreement.”

Key Components of Statement of Operations

Basis of Presentation

Currently, the Company conducts business through one operating segment. As of the date of this proxy statement/prospectus, the Company is an early-stage revenue company with limited commercial operations, and its activities to date have been conducted in South America, Asia, Europe and North America. The Company’s historical results are reported in IFRS as issued by the IASB. For more information about the Company’s basis of presentation, refer to Note 2 in the accompanying financial statements of the Company included elsewhere in this proxy statement/prospectus.

The consolidated financial statements have been prepared on a historical cost basis, except for certain items for which the standards require measurement of fair value. The consolidated financial statements are presented in United States dollars (“USD”).

The consolidated financial statements provide comparative information in respect to the previous period.

Revenue

The Company has not begun commercial operations and through the end of fiscal year 2020 did not generate any revenue in its core services. During 2021, the Company has generated a small amount of revenue and expects revenue to accelerate once the Company reaches commercialization and commences sales of its imagery services and analytics.

Cost of Revenue

The Company has not recorded cost of revenue, as it has not generated revenue. Once the Company reaches commercialization and commences sales of its imagery services and analytics, cost of revenue will include labor related to mission and operations, data products and services, and customer success, as well as direct costs related to ground stations, cloud and infrastructure costs, and digital image processing.

Other Operating Income

Other operating income consists of revenues not related to the primary operation of the business.

Administrative Expenses

Administrative expenses consist of the costs related to wages and salaries, professional fees, share-based compensation expense and other administrative expenses.

Depreciation Expenses

Depreciation expenses includes depreciation of satellites and other property and equipment.

Other Operating Expenses

Other operating expenses consist of research and development costs related to salaries and component testing for the development of satellites, IT services, operating and production costs, marketing expenses, share-based compensation expenses and other expenses.

Finance Costs

Finance costs consist primarily of interest expense on outstanding debt.

Finance Income

Finance income consists primarily of interest earned on financial assets.

Other Financial Income (Expense)

Other financial income consists primarily of foreign currency exchange rate differences.

Embedded Derivative Income (Expense)

Embedded derivative income (expense) consists primarily of changes in the fair value of the embedded derivative liability; refer to Note 22 in the consolidated financial statements presented in the proxy statement/prospectus.

Income Tax Expense

The Company is not subject to taxation in the BVI, but it may be subject to withholding taxes paid at source on interest and dividends received and paid in the various jurisdictions in which the Company operates. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Company operates and generates taxable income. Deferred income tax is provided using the liability method on temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Non-IFRS Financial Measures

This proxy statement/prospectus includes certain non-IFRS financial measures.

EBITDA, Adjusted EBITDA, and Free Cash Flow

The Company presents EBITDA, Adjusted EBITDA and Free Cash Flow, non-IFRS performance and liquidity measures, to supplement its results presented in accordance with IFRS. EBITDA is defined as loss before finance costs, income tax, depreciation and amortization. Adjusted EBITDA is defined as loss for the year before finance costs, income tax, depreciation and amortization, other income/expense embedded derivative income/expense and share-based compensation expense. Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for purchases of satellites and other property and equipment.

EBITDA, Adjusted EBITDA and Free Cash Flow are used by management to evaluate the Company’s core operating performance and liquidity on a comparable basis and to make strategic decisions. The Company believes EBITDA, Adjusted EBITDA and Free Cash Flow facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations such as capital structures, taxation, depreciation, capital expenditures and other non-cash items (i.e., embedded derivatives and share-based compensation) which may vary for different companies for reasons unrelated to operating performance. However, the Company’s calculation of EBITDA, Adjusted EBITDA and Free Cash Flow may not be comparable to other similarly titled performance measures of other companies. EBITDA, Adjusted EBITDA and Free Cash Flow are not intended to be a substitute for any IFRS financial measure.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to its net loss for the periods indicated.

	Year Ending December 31,
(amounts in USD)	2020	2019
Loss for the year	(113,925,815)	(20,765,353)

Plus finance costs	7,565,781	4,501,355
Plus income tax expense	147,866	83,150
Plus depreciation	3,182,011	4,238,444

EBITDA	(103,030,157)	(11,942,404)

Plus other (income) expense	(675,198)	(286,350)
Plus embedded derivative (income) expense	84,223,586	(4,230,000)
Plus share-based compensation expense	1,983,937	960,110

Adjusted EBITDA	(17,497,832)	(15,498,644)

The following table presents a reconciliation of Free Cash Flow to cash flows used in operating activities for the periods indicated.

	Year Ending December 31,
(amounts in USD)	2020	2019
Net cash flows used in operating activities	(17,330,311)	(14,070,002)

Less purchases of satellites and other property and equipment	9,259,335	8,300,636

Free Cash Flow	(26,589,646)	(22,370,638)

Results of Operations

Comparison of the year Ended December 31, 2020 to the year Ended December 31, 2019

The following table summarizes our historical results of operations for the periods indicated (in USD except percentage):

	Year Ending December 31,
(amounts in United States Dollars)	2020	2019	Change	% Change
Statement of Profit or Loss Data
Other operating income	22,394	126,375	(103,981)	(82%)
Administrative expenses	(8,127,496)	(4,323,365)	3,804,131	88%
Depreciation	(3,182,011)	(4,238,444)	(1,056,433)	(25%)
Other operating expenses	(11,376,667)	(12,261,764)	(885,097)	(7%)
Operating loss	(22,663,780)	(20,697,198)	1,966,582	10%
Finance costs	(7,565,781)	(4,501,355)	3,064,426	68%
Finance income	78,570	398,351	(319,781)	(80%)
Other financial income (expense)	596,628	(112,001)	708,629	633%
Embedded derivative income (expense)	(84,223,586)	4,230,000	88,453,586	2,091%

Loss before income tax	(113,777,949)	(20,682,203)	93,095,746	(450%)

Income tax expense	(147,866)	(83,150)	64,716	78%

Loss for the year	(113,925,815)	(20,765,353)	93,160,462	449%

Other Operating Income

Other operating income decreased $103,981, or 82%, from December 31, 2019. The decrease was due to limited revenues related to the sale of non-core services in 2020.

Administrative Expenses

Administrative expenses increased $3,804,131, or 88%, from December 31, 2019. The increase was due to increases in wages and salaries of $1,394,521 and share-based compensation expenses of $1,041,381 that resulted from the addition to senior management driven by satellites launched in 2020, as well as legal and consulting professional fees of $1,015,047 as we began to execute and implement our business plan.

Depreciation Expenses

Depreciation of satellites and other property and equipment decreased $1,056,433, or 25%, from December 31, 2019. The decrease was due to the accelerated depreciation of satellites recorded in 2019 because the satellites were not available for commercial purposes.

Other Operating Expenses

Other operating expenses decreased $885,097, or 7%, from December 31, 2019. The decrease was primarily due to a decrease in other expenses of $599,841 which included a decrease in the obsolescence provision of $485,902 which was higher in 2019 because of a higher level of satellite components prior to transformation into satellites.

Finance Costs

Finance costs increased $3,064,426, or 68%, from December 31, 2019. The increase was primarily due to increased interest expense of $2,997,865 primarily related to the addition of $18,047,000 in new notes debt in 2020.

Finance Income

Finance income decreased $319,781, or 80%, from December 31, 2019. The decrease was due to a reduction in interest income from a reduced total cash balance in our money market funds investments.

Other Financial Income (Expense)

Other financial income increased $708,629, or 633%, from December 31, 2019. The increase was due to foreign currency exchange differences primarily related to the fluctuation in foreign exchange rates of operating activities (where expense is denominated in a foreign currency) of the foreign subsidiaries of the Company.

Embedded Derivative Income (Expense)

Embedded derivative expense increased 88,453,586 or 2,091% from December 31, 2019. The increase was primarily driven by an increase in the fair value of the Company shares, which increased the fair value of the bifurcated derivative component (conversion features) associated with the Convertible Notes. The change in the fair value was recognized as additional expense through profit or loss; refer to Note 22 in the consolidated financial statements presented in the proxy statement/prospectus.

Income Tax Expense

Income tax expense increased $64,716, or 78%, from December 31, 2019. The increase was due to increases in intercompany income in certain jurisdictions subject to tax.

Liquidity and Capital Resources

Assuming consummation of the Business Combination, including the PIPE Investment and Amended and Restated Forward Purchase Contract, the Company estimates the transaction will result in the addition of approximately $250 million in cash, assuming no redemptions by CF V Stockholders, and the addition of approximately $125 million in cash, assuming maximum redemptions by CF V Stockholders.

The Company expects its capital expenditures and working capital requirements to increase substantially in the near future as it seeks to build and launch more satellites. The Company believes that its cash on hand following the consummation of the Business Combination will be sufficient to meet its working capital and capital expenditure requirements for a period of at least two years from the date of this proxy statement/prospectus. However, additional funding may be required for a variety of reasons, including, but not limited to, the proceeds of the Business Combination being less than anticipated due to excessive redemptions or the PIPE Investment being consummated for less than the full committed amount or delays in the anticipated schedule to build and launch the Company’s constellation of satellites. In addition, the Company’s budget projections may be subject to cost overruns for reasons outside of its control and it may experience slower sales growth than anticipated, which would pose a risk to the Company achieving positive cash flow.

The net losses the Company has incurred since inception are consistent with the Company’s strategy and budget. The Company will continue to incur net losses in accordance with its operating plan as it continues to expand its constellation of satellites and its operations to meet anticipated demand.

If the Company were to require additional funding or otherwise determined that it was beneficial to seek additional sources of financing, the Company believes that its strong balance sheet following the transaction should enable PubCo to access financing on reasonable terms. However, there can be no assurance that such financing would be available to PubCo on favorable terms or at all. If the financing is not available, or if the terms of financing are less desirable than the Company expects, it may be forced to decrease its level of investment in satellite development or scale back its operations, which could have an adverse impact on its business and financial prospects.

As the Company is an early stage growth company in the pre-commercialization stage of development, and subject to a number of risks associated with emerging, technology-oriented companies with a limited operating history, including, but not limited to, dependence on key individuals, a developing business model, initial and continued market acceptance of its services, protection of its proprietary technology and competition from substitute products and services, which could have an adverse impact on its business and financial prospects and cause the Company to seek additional financing to fund future operations.

Cash Flows Summary

Presented below is a summary of the Company’s operating, investing and financing cash flows:

	Year Ending December 31,
(amounts in USD)	2020	2019
Net cash flows:
Net cash flows used in operating activities	(17,330,311)	(14,070,002)
Net cash flows used in investing activities	(9,245,106)	(8,300,608)
Net cash flows from financing activities	17,780,113	27,016,353

Net change in cash and cash equivalents	(8,795,304)	4,645,743

Cash Flows from Operating Activities

The Company’s cash flows used in operating activities to date have been primarily comprised of costs and expenses related to development of its products, payroll, fluctuations in accounts payable and other current assets and liabilities. As the Company expects to increase hiring in connection with the commencement of commercial operations, the Company expects its cash used in operating activities to increase significantly before it begins to generate material cash flows from its business.

Net cash used in operating activities was $17,330,311 for the year ended December 31, 2020 compared to $14,070,002 for the year ended December 31, 2019. The increase of $3,260,309, or 23%, was primarily due to an increase in operating expenses related to administrative expenses driven by salaries and professional fees.

Cash Flows from Investing Activities

The Company’s cash flows used in investing activities to date have been primarily comprised of purchases of satellite components and other property and equipment. The Company expects the cost of investing activities to increase substantially in the near future as it ramps up satellite production activity and factory development ahead of commencing commercial operations.

Net cash used in investing activities was $9,245,106 for the year ended December 31, 2020 and $8,300,608 for the year ended December 31, 2019. In both periods net cash used in investing activities primarily consisted of cash outflows for purchases of satellite components, laboratory equipment and other property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities was $17,780,113 million for the year ended December 31, 2020, primarily due to funds received through notes debt.

Net cash provided by financing activities was $27,016,353 for the year ended December 31, 2019, primarily due to funds received through notes debt.

Debt

The Company had $158,879,487 of outstanding indebtedness as of December 31, 2020. In September 2020, the Company entered into the 2020 NPA with certain lenders, which provides for an annual interest rate of 5% with a maturity of 2 years.

Subsequent to the end of fiscal 2020 and prior to the issuance of the Company’s consolidated financial statements, its management agreed with its note holders, to extend the maturity date of the 2018 and 2019 convertible notes with original due date in April and September 2021, respectively. The new maturity date for the 2018 and 2019 notes is now in April 2022. Considering the agreement to extend the maturity occurred after year-end, the corresponding debt is presented as current as of year-end. Refer to Note 22 in the consolidated financial statements in the proxy statement/prospectus for additional details.

Subsequent to the financial reporting date presented herein, the Company added additional indebtedness totaling $26,333,457, which increased the Company’s aggregate indebtedness to $185,212,944.

The additional $26,333,457 in indebtedness is comprised of $20,332,300 related to the issuance of Company Series X Preference Shares, and $6,001,157 related to the net impact from the Debt and Share Exchange. Such $6,001,157 amount represents the difference between (i) the fair market values of the 2018 and 2019 convertible notes as of the date of the Debt and Share Exchange (approximately $30,331,558) and (ii) the fair market value of the loan agreement described below (approximately $36,332,715).

On March 8, 2021, the Company entered into the Debt and Share Exchange transaction with CRIL, a former shareholder of the Company and former holder of two series of the Convertible Notes. Pursuant to the exchange transaction, the Company repurchased CRIL’s two Convertible Notes (one issued under the 2018 NPA and one issued under the 2019 NPA) having an aggregate principal amount, together with accumulated interest, of $8,813,161 as well as CRIL’s Company Series A Preference Shares. Company Series B Preference Shares and Company Series B-1 Preference Shares, in exchange for the Company Warrant to purchase an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares (subject to adjustment as set forth therein) and the entering into the Columbia Loan providing for indebtedness in favor of CRIL having a principal amount of $40,089,033. For more information, see the section entitled “The Business Combination Proposal–Related Agreements–Debt and Share Exchange.” Additionally, refer to Note 28 in the Company’s audited historical consolidated financial statements in the proxy statement/prospectus for additional details.

As of August 31, 2021, the principal balance and accrued interest on the Company’s outstanding indebtedness was $124,574,199, which included $62,688,435 related to the Convertible Notes, $20,830,201 related to the Company Series X Preference Shares and $41,055,563 related to the Columbia Loan.

The Company may determine, based on changes in its expected cash flow needs or because it deems it beneficial, to incur additional indebtedness.

Contractual Obligations and Other Commitments

The following table summarizes the Company’s contractual obligations and other commitments as of December 31, 2020, and the years in which these obligations are due:

	Payments due by period
(amounts in USD)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Notes debt(1)	72,159,697	55,606,667	16,553,030	—	—
Lease liabilities	1,484,634	396,655	452,261	326,846	308,872
Trade and other payables	7,981,407	3,284,213	4,697,194	—	—
Other liabilities	1,490,870	454,572	36,298	—	1,000,000

Total	83,116,608	59,742,107	21,738,783	326,846	1,308,872

(1)	The notes debt is reported at principal plus interest.

In addition, the Company enters into agreements in the normal course of business with vendors to perform various services which are generally cancelable upon written notice. These payments are not included in this table of contractual obligations.

Critical Accounting Policies and Estimates

The Company’s financial statements have been prepared in accordance with IFRS. The preparation of these financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. The Company’s estimates are based on its historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. The Company believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While the Company’s significant accounting policies are described in the notes to its financial statements, the Company believes that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding its financial condition and historical and future results of operations.

Share-Based Compensation

Prior to completion of the Business Combination, as the Company Ordinary Shares were not listed on a public marketplace, the calculation of the fair value of the Company Ordinary Shares was subject to a greater degree of estimation in determining the basis for share-based awards that were issued. Given the absence of a public market, the Company was required to estimate the fair value of the Company Ordinary Shares at the time of each grant. The Company considered objective and subjective factors in determining the estimated fair value and utilized third-party valuation experts to determine the grant date share price using a Black-Scholes model. Under the Black-Scholes model, the Company determined the value of the Company Ordinary Shares based on interpolating from the valuations in its most recent external equity financing rounds and, when applicable, an expected valuation for an initial public offering of the Company Ordinary Shares, subject to discounts for the probability and timing of an exit event and lack of marketability, among other factors.

The assumptions underlying the valuations represent the Company’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if the Company used significantly different assumptions or estimates, the share-based compensation expense for prior periods could have been materially different.

Convertible Notes and Embedded Derivatives

The initial fair value of the Company’s convertible notes (before bifurcation of the embedded derivatives) and the subsequent measurement of the embedded derivatives was calculated using an internal valuation model where many of the input parameters are not observable. The assumptions underlying the valuations represent the Company’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if the Company used significantly different assumptions or estimates, the change in the fair value of the convertible notes and embedded derivatives for prior periods could have been materially different. See Note 20 to the Company’s consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of the valuation model and the input parameters used. All of the Company’s outstanding convertible notes are expected to be converted into PubCo Class A Ordinary Shares upon the consummation of the Business Combination.

Impairment of Assets

The carrying amount of the Company’s assets are reviewed at each reporting date to determine whether there is an indication of impairment in the value of the assets. It should be noted that there are few fixed assets outside of the satellites which include tools, equipment, furniture and fixtures, computers and leasehold improvements. The Company does not own any buildings or land.

As the Company triggered indicators of impairment due to the losses incurred in its pre-revenue stage, an impairment test was performed as of year-end. The Company concluded that no impairment loss was necessary for any of its fixed assets as the Company’s expected future cashflows exceeded the book value of fixed assets.

Estimates of future cash flows are highly subjective judgments based on management’s experience and knowledge of the Company’s operations. These estimates can be significantly impacted by many factors, including changes in global economic conditions, operating costs, obsolescence of technology and competition.

If the Company’s estimates or underlying assumptions change in the future, it may be required to record impairment charges. If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset shall be reduced to its recoverable amount. That reduction is an impairment loss that shall be recognized in profit or loss.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Company expects to remain an emerging growth company at least through the end of the 2021 fiscal year and the Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

Refer to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and the Company’s assessment, to the extent it has made such an assessment, of their potential impact on the Company’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to a variety of market and other risks, including the effects of changes in interest rates and foreign currency risk, as well as risks regarding the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds cash and cash equivalents for working capital purposes. As of December 31, 2020, the Company had cash and cash equivalents of $17,266,842, consisting primarily of operating and savings accounts which are not affected by changes in the general level of interest rates.

The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s indebtedness. The indebtedness bears a fixed interest rate of 5% and matures in April 2022. The Company’s policy is to maintain borrowings at fixed rates of interest.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

The following table sets forth the persons CF V and the Company anticipate will become the executive officers and directors of PubCo upon the Closing. The PubCo Board is expected to be comprised of      directors.

For biographical information concerning the executive officers, see “Management of the Company.” For biographical information concerning the remaining directors, see below.

Name	Age	Title
Emiliano Kargieman	46	Chief Executive Officer
Rick Dunn	52	Chief Financial Officer
Aviv Cohen	50	Chief Operations Officer
Gerardo Richarte	46	Chief Information Security Officer
Rebeca Brandys, Esq.	46	General Counsel
Ted Wang	52	Director
Marcos Galperin	49	Director

Ted Wang. Mr. Wang has been a partner at Cowboy Ventures, a venture capital fund focused on enterprise and consumer oriented software-driven companies since February 2017. Prior to joining Cowboy Ventures, Mr. Wang was a partner at Fenwick & West, LLP, focusing his practice on emerging technology companies from October 2006 to January 2017. Mr. Wang also serves on the boards of directors of several private companies, including companies providing robotic automation software, developer operations software and software applying artificial intelligence. Mr. Wang hold a B.A. in history and Latin from Duke University and a J.D. from the University of Virginia.

Marcos Galperin. Mr. Galperin is the Chairman, President and CEO of MercadoLibre, the largest e-commerce website in Latin America, which he co-founded in 1999. He also served as a director of Globant S.A. (NYSE: GLOB) until his resignation in April 2020. Mr. Galperin also worked in the fixed income department of J.P. Morgan Securities Inc. in New York from June to August 1998 and at YPF S.A., an integrated oil company, in Buenos Aires, Argentina, where he was a Futures and Options Associate and managed YPF’s currency and oil derivatives program from 1994 to 1997. Mr. Galperin received an MBA from Stanford University and graduated with honors from the Wharton School of the University of Pennsylvania.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, PubCo is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by the Trading Market for U.S. domestic issuers other than with respect to certain voting and committee requirements.

PubCo intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Trading Market corporate governance rules and listing standards.

Because PubCo is, and upon the Closing is expected to be, a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Controlled Company

For purposes of the rules of the Trading Market, PubCo will be a “controlled company.” Under the Trading Market rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon completion of the Business Combination, Emiliano Kargieman will own 65% of the outstanding voting power for the election of directors (which does not include PubCo Ordinary Shares issuable upon exercise of the Assumed Company Warrant or any Assumed Options). Accordingly, PubCo will be eligible to take advantage of certain exemptions from certain corporate governance standards of the Trading Market.

Corporate Governance

We will structure our corporate governance in a manner CF V and the Company believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:

•

we will have a majority of independent directors and independent director representation on our audit, compensation and nominating committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance practices, including implementing a robust director education program.

Classified Board of Directors

In accordance with the PubCo Governing Documents, the PubCo Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors initially appointed as Class I and Class II directors) serving a three-year term. The initial Class I directors’ term will expire at the annual general meeting for the fiscal year ended in 2022, the initial Class II directors’ term will expire at the annual general meeting for the fiscal year ended in 2023, and the initial Class III directors’ term will expire at the annual general meeting for the fiscal year ended in 2024.

Prior to the Closing, PubCo will determine which of its directors will serve as Class I, Class II and Class III directors.

Independence of our Board of Directors

PubCo currently expects that upon consummation of the Business Combination, a majority of the directors on the PubCo Board will be independent directors and the PubCo Board will have an independent audit committee, nominating and corporate governance committee and compensation committee.

Board Committees

Audit Committee

Our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Prior to the Closing, PubCo will determine which of its directors will serve on its audit committee, each of whom will qualify as independent directors according to the rules and regulations of the SEC and the Trading Market with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and the Trading Market rules and at least one of the audit committee members will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The PubCo Board will adopt a new written charter for the audit committee, which will be available on PubCo’s website after adoption. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

Prior to the Closing, PubCo will determine which of its directors will serve on its compensation committee, each of whom will qualify as independent directors according to the rules and regulations of the SEC and the Trading Market with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. The PubCo Board will adopt a new written charter for the compensation committee, which will be available on PubCo’s website after adoption. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Prior to the Closing, PubCo will determine which of its directors will serve on its nominating and corporate governance committee, each of whom will qualify as independent directors according to the rules and regulations of the SEC and the Trading Market with respect to nominating committee membership. The PubCo Board will adopt a new written charter for the nominating committee, which will be available on PubCo’s website after adoption. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.

Risk Oversight

The PubCo Board is responsible for overseeing our risk management process. The PubCo Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

The PubCo Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of the Trading Market and the SEC. The Code of Ethics will be available on PubCo’s website. In addition, PubCo intends to post on the Corporate Governance section of its website all disclosures that are required by law or the Trading Market listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.

Compensation of Directors and Officers

Following the Closing, we expect PubCo’s executive compensation program to reflect the Company’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the PubCo Board. The Company’s executive compensation programs for 2021 are further described above under “Management of the Company—Executive Compensation” and “Management of the Company—Director Compensation.”

Following the Closing, we expect PubCo to pay a retainer of $             per year to its non-employee directors, $             per year to the chairperson of its audit committee, $             per year to the chairperson of its compensation committee and $             per year to the chairperson of its nominating committee.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of CF V Common Stock as of August 31, 2021, without giving effect to the Business Combination, by:

•	each person known by CF V to be the beneficial owner of more than 5% of CF V Common Stock on August 31, 2021;

•	each of CF V’s officers and directors;

•	all executive officers and directors of CF V as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pre-Business Combination Beneficial Ownership Table of CF V

	CF V Class A Common Stock		CF V Class B Common Stock(2)		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers(1)
Howard Lutnick	600,000	2.3%	6,230,000	99.7%	21.4%
Anshu Jain	—	—	—	—	—
Jane Novak	—	—	—	—	—
Natasha Cornstein	—	—	10,000	*	*
Louis Zurita	—	—	10,000	*	*
All executive officers and directors as a group (5 individuals)	600,000	2.3%	6,250,000	100%	21.5%

5% or More Shareholders:
CFAC Holdings V, LLC(3)	600,000	2.3%	6,230,000	99.7%	21.4%
Weiss Reporting Persons(4)	2,021,342	7.9%	—	—	6.3%
Highbridge Capital Management LLC(5)	1,500,000	5.9%	—	—	4.7%
Citadel Reporting Persons(6)	1,395,913	5.5%	—	—	4.4%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o CF Acquisition Corp. V, 110 East 59th Street, New York, NY 10022.
(2)	Interests shown consist of Founder Shares, classified as shares of CF V Class B Common Stock. Such shares are convertible into shares of CF V Class A Common Stock on a one-for-one basis.
(3)

The Sponsor is the record holder of such shares. Cantor is the sole member of the Sponsor. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor. Mr. Lutnick, is the Chairman and Chief Executive Officer of CF V and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF V Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)

Pursuant to a Schedule 13G filed by such persons as a group with the SEC on August 20, 2021, each of BIP GP LLC (“BIP GP”), Weiss Asset Management LP (“Weiss Asset Management”), WAM GP LLC (“WAM GP”) and Andrew M. Weiss (collectively with BIP GP, Weiss Asset Management and WAM GP, the “Weiss Reporting Persons”) may be deemed the beneficial owner of certain of the shares of CF V Class A Common Stock, as further described therein, which are owned by a private investment partnership

(the “Weiss Partnership”) of which BIG GP is the sole general partner. Weiss Asset Management is the sole investment manager to the Weiss Partnership. WAM GP is the sole general partner of Weiss Asset Management. Andrew M. Weiss is the managing member of WAM GP and BIG GP. The principal business address for each of the Weiss Reporting Persons is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.
(5)

Pursuant to a Schedule 13G filed by such persons as a group with the SEC on February 10, 2021, each of Highbridge Capital Management LLC and Highbridge Tactical Credit Master Fund, L.P. may be deemed the beneficial owner of 1,500,000 shares of CF V Class A Common Stock, all of which were held by Highbridge Tactical Credit Master Fund, L.P. The principal business address for each of Highbridge Capital Management LLC and Highbridge Tactical Credit Master Fund, L.P. is 277 Park Avenue, 23 Floor, New York, New York 10172.

(6)

Pursuant to a Schedule 13G filed by such persons as a group with the SEC on August 5, 2021, each of Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), CALC IV LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH, CGP, Citadel Securities, CALC4 and CSGP, the “Citadel Reporting Persons”) may be deemed the beneficial owner of certain of the shares of CF V Class A Common Stock, as further described therein, which are owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. The principal business address for each Citadel Reporting Person is131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

The following table sets forth information regarding the beneficial ownership of PubCo Ordinary Shares as of August 31, 2021, assuming the Business Combination was completed on such date, by:

•	each person known by PubCo to be the beneficial owner of more than 5% of PubCo Ordinary Shares;

•	each of PubCo’s officers and directors; and

•	all executive officers and directors of PubCo as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination assumes two redemption scenarios as follows:

•

Assuming no redemptions: This presentation is based on 90,172,738 PubCo Ordinary Shares issued and outstanding and assumes that no shares of CF V Class A Common Stock are redeemed and accordingly all such shares are exchanged for PubCo Ordinary Shares, and the PIPE Investment is fully subscribed.

•

Assuming maximum redemptions: This presentation is based on 77,672,738 PubCo Ordinary Shares issued and outstanding, which assumes that 12,500,000 shares of CF V Class A Common Stock are redeemed, and the PIPE Investment is fully subscribed.

If the actual facts are different than these assumptions, the numbers in the below table will be different. For further details, see “Business Combination Proposal—The Merger Agreement—Business Combination.”

The following table does not reflect the beneficial ownership of any shares of CF V Class A Common Stock issuable upon exercise of CF V Public Warrants or CF V Placement Warrants as such securities are not currently exercisable or convertible within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have or will have as of immediately following the Business Combination, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them.

Beneficial Ownership Table of PubCo Upon Closing—No Redemption Scenario

	PubCo Class A Ordinary Shares		PubCo Class B Ordinary Shares		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers(1)
Emiliano Kargieman	—	—%	13,889,344	100.0%	15.4%
Rick Dunn	448,165	0.6%	—	—%	0.5%
Aviv Cohen	312,445	0.4%	—	—%	0.3%
Gerardo Richarte	1,748,378	2.3%	—	—%	1.9%
Rebeca Brandys, Esq.	—	—%	—	—%	—%
Ted Wang	380,752	0.5%	—	—%	0.4%
All executive officers and directors as a group (6 individuals)	2,889,740	3.7%	13,889,344	100%	18.4%

5% or More Shareholders:
CFAC Holdings V, LLC(2)	8,547,770	11.2%	—	—%	9.5%
Pitanga Invest Ltd.(3)	10,666,483	14.0%	—	—%	11.8%
Hannover Holdings S.A.(4)	8,011,785	10.5%	—	—%	8.9%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Satellogic Inc., Ruta 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay.
(2)

The Sponsor is the record holder of such shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick, is the Chairman and Chief Executive Officer of CF V and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF V Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)	Information related to Pitanga Invest Ltd.’s beneficial ownership is not available to PubCo.
(4)	Information related to Hannover Holdings S.A.’s beneficial ownership is not available to PubCo.

Beneficial Ownership Table of PubCo Upon Closing—Maximum Redemption Scenario

	PubCo Class A Ordinary Shares		PubCo Class B Ordinary Shares		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers(1)
Emiliano Kargieman	—	—%	13,889,344	100.0%	17.9%
Rick Dunn	448,165	0.7%	—	—%	0.6%
Aviv Cohen	312,445	0.5%	—	—%	0.4%
Gerardo Richarte	1,748,378	2.7%	—	—%	2.2%
Rebeca Brandys, Esq.	—	—%	—	—%	—%
Ted Wang	380,752	0.6%	—	—%	0.5%
All executive officers and directors as a group (6 individuals)	2,889,740	4.4%	13,889,344	100%	21.3%

5% or More Shareholders:
CFAC Holdings V, LLC(2)	8,547,770	13.4%	—	—%	11.0%
Pitanga Invest Ltd.(3)	10,666,483	16.7%	—	—%	13.7%
Hannover Holdings S.A.(4)	8,011,785	12.6%	—	—%	10.3%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Satellogic Inc., Ruta 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay.
(2)

The Sponsor is the record holder of such shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick, is the Chairman and Chief Executive Officer of CF V and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF V Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)	Information related to Pitanga Invest Ltd.’s beneficial ownership is not available to PubCo.
(4)	Information related to Hannover Holdings S.A.’s beneficial ownership is not available to PubCo.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CF V

Founder Shares

In January 2020, the Sponsor purchased 11,500,000 Founder Shares for an aggregate price of $25,000. In October 2020, CF V effectuated a 1.25-for-1 stock split of its outstanding CF V Common Stock. In addition, in December 2020, the Sponsor returned to CF V, at no cost, an aggregate of 5,750,000 Founder Shares, which were cancelled, resulting in an aggregate of 7,187,500 Founder Shares outstanding and held by the Sponsor. In January 2021, the Sponsor transferred 10,000 Founder Shares to each of Ms. Natasha Cornstein and Mr. Louis Zurita, respectively, each an independent director of CF V. In addition, in February 2021, 937,500 Founder Shares were forfeited by the Sponsor and cancelled in connection with the underwriters decision not to exercise their over-allotment option. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. At the time of the consummation of the Business Combination the Founder Shares will automatically convert into shares of CF V Class A Common Stock and immediately thereafter be cancelled in exchange for the right to receive PubCo Class A Ordinary Shares in the manner described herein. The Founder Shares are subject to certain transfer restrictions described herein.

The Sponsor and CF V’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last reported sale price of CF V Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the initial business combination, or (y) the date on which CF V completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of CF V Stockholders having the right to exchange their shares of CF V Common Stock for cash, securities or other property.

CF V Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 600,000 CF V Placement Units at a price of $10.00 per CF V Placement Unit ($6,000,000 in the aggregate). Each CF V Placement Unit consists of one share of CF V Class A Common Stock and one-third of one CF V Placement Warrant. Each whole CF V Placement Warrant sold as part of the CF V Placement Units is exercisable for one share of CF V Class A Common Stock at a price of $11.50 per share. The proceeds from the CF V Placement Units were added to the proceeds from the IPO held in the Trust Account. If CF V does not complete a business combination by February 2, 2023 (or a later date approved by CF V Stockholders pursuant to the CF V Charter), the CF V Placement Warrants will expire worthless. The CF V Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The CF V Placement Warrants will expire five years after the completion of CF V’s initial business combination or earlier upon redemption or liquidation.

The Sponsor and CF V’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their CF V Placement Units until 30 days after the completion of the initial business combination.

Underwriting Agreement

Pursuant to an underwriting agreement dated January 28, 2021, between CF V, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF V paid a total of $5,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement, dated January 28, 2021, between CF V and CF&Co., CF V engaged CF&Co. as an advisor in connection with CF V’s initial business combination to assist CF V in arranging meetings with its stockholders to discuss CF V’s initial business combination and the target business’ attributes, introducing CF V to potential investors that are interested in purchasing CF V’s securities in connection with the initial business combination, providing financial advisory services to assist CF V in obtaining stockholder approval for its initial business combination, and assisting CF V with its press releases and public filings in connection with such transaction. CF V will pay CF&Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to $8.75 million, which is equal to 3.5% of the gross proceeds of the IPO.

Related Party Loans and Other Transactions

In order to finance transaction costs in connection with an intended business combination, the Sponsor has committed up to $1,750,000 pursuant to the Sponsor Loan to be provided to CF V to fund CF V’s expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to a business combination. As of August 31, 2021, CF V had $1,133,973 outstanding under the Sponsor Loan.

If the Sponsor Loan is insufficient to cover the working capital requirements of CF V, the Sponsor or an affiliate of the Sponsor, or certain of CF V’s officers and directors may, but are not obligated to, loan CF V funds as may be required under the Working Capital Loans. If CF V completes a business combination, it would repay the Sponsor Loan and Working Capital Loans out of the proceeds of the Trust Account released to CF V. Otherwise, the Sponsor Loan and Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, CF V may use a portion of proceeds held outside the Trust Account to repay the Sponsor Loan and Working Capital Loans and no proceeds held in the Trust Account would be used to repay the Sponsor Loan and Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans.

The Sponsor pays expenses on CF V’s behalf. CF V reimburses the Sponsor. As of August 31, 2021, no out-of-pocket expenses had been paid by the Sponsor on CF V’s behalf which had not been reimbursed.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on January 28, 2021, the holders of Founder Shares and CF V Placement Units (and component securities), including the Sponsor and certain directors of CF V, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of CF V Class A Common Stock). These holders will be entitled to certain demand and “piggyback” registration rights. CF V will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor PIPE Subscription Agreement in connection with PIPE Investment

Contemporaneously with the execution of the Merger Agreement, CF V entered into the PIPE Subscription Agreements with the PIPE Investors, including the Sponsor. Pursuant to the Sponsor’s PIPE Subscription Agreement, the Sponsor agreed to purchase 2,316,770 PubCo Ordinary Shares (subject to adjustment as further described in the section entitled “The Business Combination Proposal—Related Agreements”) for a purchase price of $10.00 per share and a purchase price of approximately $23.2 million.

Amended and Restated Forward Purchase Contract

Contemporaneously with the execution of the Merger Agreement, CF V, PubCo and the Sponsor entered into the Amended and Restated Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and PubCo agreed to issue and sell to the Sponsor, 1,250,000 PubCo Class A Ordinary Shares (subject to adjustment as further described in the section entitled “The Business Combination Proposal—Related Agreements”) and 333,333 PubCo Warrants to purchase PubCo Ordinary Shares for $11.50 each, for an aggregate purchase price of $10,000,000.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF V entered into the Sponsor Support Agreement with the Sponsor, PubCo and the Company, pursuant to which, among other things: (i) for the benefit of the Company, the Sponsor has agreed to comply with its obligations under the Insider Letter not to transfer its shares of CF V Capital Stock, not to participate in the CF V Share Redemption and to vote its shares of CF V Capital Stock in favor of the Merger Agreement and the Transactions (other than as permitted by the Sponsor Support Agreement), and CF V agreed to enforce such provisions, and CF V and the Sponsor provided the Company with certain consent rights with respect to transfers of CF V securities (and as of the Closing, PubCo securities) owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) the Sponsor agreed to waive its anti-dilution rights with respect to its shares of CF V Class B Common Stock under the CF V Charter, (iii) the Sponsor agreed to be bound by the Forfeiture Escrow Shares and earnout provisions under the Merger Agreement summarized above, (iv) the Sponsor agreed to release CF V, PubCo, the Company, the Company’s affiliates, the Acquisition Entities and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions and (v) the Sponsor agreed to subject the Sponsor Earn-Out Shares to certain vesting and forfeiture restrictions. For more information, see “The Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

Engagement Letters

Pursuant to an engagement letter dated April 21, 2021, as amended on July 5, 2021 (as amended, the “M&A Engagement Letter”), CF V engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services for CF V in connection with the Business Combination. Pursuant to the M&A Engagement Letter, CF&Co. will be entitled to a cash fee of $5.0 million payable upon consummation of the Business Combination (provided that if the Available Cash upon Closing is at least $295.0 million, the fee to which CF&Co. will be entitled will be $8.0 million).

Pursuant to an engagement letter dated April 21, 2020, as amended on July 5, 2021 (as amended, the “PIPE Engagement Letter”), CF V engaged CF&Co. to act as lead placement agent for the PIPE Investment, in connection with which CF&Co. agreed to perform certain customary services for CF V in connection with the PIPE Investment. Pursuant to the PIPE Engagement Letter, CF&Co. will be entitled to a placement fee equal to 4.0% of the gross proceeds received or receivable in connection with the PIPE Investment (excluding the first $25.0 million of commitments funded by the Sponsor or its affiliates and any securities issued in connection with the Company’s Series X Preference Shares).

The Company

Debt and Share Exchange

On March 8, 2021, the Company entered into an exchange transaction with CRIL, a former shareholder of the Company and former holder of two Convertible Notes. Pursuant to the exchange transaction, the Company repurchased CRIL’s two Convertible Notes (one issued under the 2018 NPA and one issued under the 2019 NPA) having an aggregate principal amount, together with accumulated interest, of $8,813,161 as well as CRIL’s Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares, in exchange for the Company Warrant to purchase an aggregate of 4,823,594 Company Series A Preference Shares, Company Series B Preference Shares, and Company Series B-1 Preference Shares (subject to adjustment as set forth therein) and the entering into the Columbia Loan having a principal amount of

$40,089,033. Following such exchange transaction CRIL no longer holds any securities of the Company other than the Company Warrant. The Company Warrant entitles CRIL to purchase after the Closing the same number of PubCo Class A Ordinary Shares that CRIL would have been entitled to receive had such exchange transaction not occurred. The principal amount of the indebtedness owing by the Company under the Columbia Loan was determined based upon the aggregate purchase price paid by CRIL to purchase such securities from the Company. The Company Warrant may only be exercised in connection with CRIL’s intention to sell the exercised shares. Following the Closing, if the Company Warrant remains outstanding, (i) the Company Warrant will be adjusted in accordance with the terms thereof and will only be exercisable into PubCo Class A Ordinary Shares, and (ii) CRIL may not hold exercised PubCo Class A Ordinary Shares representing more than 1% of the total number of outstanding PubCo Ordinary Shares (which number may go up to 2% for a period that may not exceed several days as set forth in the Company Warrant). The Company Warrant shall be assumed by PubCo as part of the Transactions (referred to in this in this proxy statement/prospectus as the Assumed Company Warrant). The loan under the Columbia Loan becomes payable and shall be paid immediately after the Closing of the Transactions, upon which the Columbia Loan and the security interest granted thereunder will terminate.

As of August 31, 2021, the principal balance and accrued interest on the Company’s outstanding indebtedness was $124,574,199, which included $62,688,435 related to the Convertible Notes, $20,830,201 related to the Company Series X Preference Shares and $41,055,563 related to the Columbia Loan.

Shareholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF V, PubCo, the Company and certain Company Shareholders and holders of Convertible Notes entered into a Shareholder Support Agreement, pursuant to which, among other things, (a) such Company Shareholders agreed (i) not to transfer their Company Shares, and to vote their Company Shares in favor of the Merger Agreement (including by execution of a written consent), the Mergers and the other Transactions, (ii) to consent to the termination of certain shareholder agreements with the Company (with certain exceptions), effective at Closing, and (iii) to release the Sponsor, CF V, the Company and its subsidiaries from pre-Closing claims, subject to customary exceptions, and (b) such holders of Convertible Notes agreed not to redeem their Convertible Notes, which, to the extent not redeemed, would convert into Company Preference Shares immediately prior to the Initial Merger Effective Time. Company Shareholders and holders of Convertible Notes party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Merger.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate. Such termination will not relieve any party to the Shareholder Support Agreement from liability arising in respect of any breach of the agreement prior to such termination.

Lock-up Agreement

Concurrently with the execution of the Merger Agreement, CF V and PubCo entered into separate Lock-Up Agreements with a number of Company Shareholders and holders of Convertible Notes, pursuant to which the PubCo Ordinary Shares to be received by such Company Shareholders and holders of Convertible Notes will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The PubCo Ordinary Shares held by such Company Shareholders and holders of Convertible Notes will be locked-up commencing from the Closing until the earliest of: (i) the one year anniversary of the date of the Closing, (ii) the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $20.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, (iii) with respect to 25% of the Lock-Up Securities owned by such Company Shareholder or holder of Convertible Notes, the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, and (iv) subsequent to the Closing, the date on which PubCo consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

MATERIAL TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a discussion of certain U.S. federal income tax consequences for holders of shares of CF V Class A Common Stock and CF V Public Warrants that either (a) participate in the Business Combination, or (b) elect to have their shares of CF V Class A Common Stock redeemed for cash. This discussion also addresses certain U.S. federal income tax consequences of owning and disposing of the PubCo Ordinary Shares and PubCo Warrants. This discussion addresses only those CF V security holders that hold their securities, and, if they participate in the CF V Merger, will hold PubCo’s securities, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•

persons holding shares of CF V Class A Common Stock or CF V Public Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of CF V Class A Common Stock or CF V Public Warrants being taken into account in an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	holders actually, or through attribution, owning 5% or more (by vote or value) of the CF V Common Stock or, following the Business Combination, the PubCo Ordinary Shares;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds”, as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities or arrangements) and the partners (or other owners) in such partnerships (or such other pass-through entities or arrangements) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of CF V Class A Common Stock and/or CF V Public Warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of shares of CF V Class A Common Stock and/or CF V Public Warrants, as the case may be, who or that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of PubCo

Treatment of PubCo as a non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, PubCo, which is not created or organized in the United States or under the law of the United States or of any State but is instead a BVI incorporated entity would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The Code Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the former stockholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “80% Ownership Test”).

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former holders of the CF V Common Stock are expected to be treated as holding less than 80% (by both vote and value) of PubCo by reason of their former ownership of CF V Common Stock, and therefore PubCo is not expected to satisfy the 80% Ownership Test. As a result, PubCo believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the 80% Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the 80% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect PubCo’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

If it were determined that PubCo is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, PubCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. holders and Non-U.S. holders (as defined below) of PubCo Ordinary Shares and PubCo Warrants would be treated as holders of stock and warrants of a U.S. corporation for U.S. federal income tax purposes.

Treatment of PubCo as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes

In addition to the potential U.S. federal income tax consequences discussed above, Section 7874 of the Code can also apply to limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, cause dividends paid by the non-U.S. acquiring corporation to not be treated as “qualified dividend income,” and may subject the U.S. affiliates (including the acquired U.S. corporation) of the non-U.S. acquiring corporation to additional taxes under Section 59A of the Code (as discussed below). These limitations will potentially apply if: (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the former stockholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “60% Ownership Test”).

If each of these conditions is met, then the non-U.S. corporation would be treated as a “surrogate foreign corporation” and taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of such property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. Further, such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code. Also, dividends paid by a surrogate foreign corporation would not qualify for a reduced rate of tax as “qualified dividend income,” discussed below under “—U.S. Holders—Taxation of Distributions” when such dividends are received by stockholders of the non-U.S. acquiring corporation.

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former holders of the CF V Common Stock are expected to be treated as holding less than 60% (by both vote and value) of PubCo by reason of their former ownership of CF V Common Stock, and therefore PubCo is not expected to satisfy the 60% Ownership Test. Accordingly, the limitations and other rules described above are not expected to apply to PubCo or its U.S. affiliates, including CF V, after the Business Combination. However, whether the 60% Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the 60% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application, such that any changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect PubCo and its U.S. affiliates, including CF V. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

Even if the IRS does not take a contrary position with respect to the 60% Ownership Test and the 80% Ownership Test, PubCo may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following a Business Combination. For purposes of calculating the 60% Ownership Test and 80% Ownership Test with respect to a subsequent acquisition, Treasury regulations under Section 7874 of the Code would exclude certain shares of PubCo, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of CF V Common Stock

U.S. Holders

Redemption of CF V Class A Common Stock. In the event that a U.S. holder’s CF V Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of CF V Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the CF V Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the CF V Class A Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of CF V Class A Common Stock” below. If the redemption does not qualify as a sale of the CF V Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of CF V’s stock following the redemption (including any shares constructively owned by the U.S. holder as described in the following paragraph), and if so, the total number of shares of CF V’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder) relative to all of CF V’s shares outstanding both before and after the redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination). The redemption of CF V Class A Common Stock generally will be treated as a sale of the CF V Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include CF V Class A Common Stock that could be acquired pursuant to the exercise of the CF V Public Warrants. Moreover, any CF V Class A Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of CF V’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of CF V Class A

Common Stock must, among other requirements, be less than 80% of the percentage of CF V’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of CF V Common Stock and the PubCo Ordinary Shares to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of CF V capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of CF V capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of CF V Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in CF V.

Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in CF V will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed CF V Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its CF V Public Warrants or possibly to the basis of other stock constructively owned by it.

Notwithstanding the foregoing, if a U.S. holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its CF V Class A Common Stock and exchanges the remainder of such stock for PubCo Ordinary Shares in the Business Combination, such redemption may be treated as integrated with the Business Combination rather than as a separate transaction. In such case, cash received by such U.S. holder in the redemption may also be treated as taxable boot received in a “reorganization” (which, depending on the circumstances applicable to such U.S. holder, may be treated as capital gain or dividend income to the extent of CF V’s accumulated earnings and profits, as described above) or a Code Section 351 transaction. Under this characterization, such U.S. holder may be required to recognize more gain or income than if the redemption of CF V Class A Common Stock was treated as a separate transaction from the exchange pursuant to the CF V Merger and the related transactions, and would not be entitled to recognize any loss with respect to its redeemed CF V Class A Common Stock. In addition, if a U.S. holder that elects to participate in a redemption with respect to all its CF V Class A Common Stock maintains its ownership of CF V Public Warrants, such redemption also may be treated as integrated with the Business Combination rather than as a separate transaction (with the same taxation effects described above). If the IRS were to assert, and a court were to sustain such a contrary position, such U.S. holder may be required to recognize more gain or income than if the redemption of CF V Class A Common Stock was treated as a separate transaction from the exchanges pursuant to the CF V Merger and the related transactions.

Gain or Loss on Redemption Treated as a Sale of CF V Class A Common Stock. If the redemption qualifies as a sale of CF V Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in its redeemed CF V Class A Common Stock. A U.S. holder’s adjusted tax basis in its CF V Class A Common Stock generally will equal the U.S. holder’s acquisition cost. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the CF V Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the CF V Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of CF V Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in CF V Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the CF V Class A Common Stock as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of CF V Class A Common Stock” above.

Dividends (including amounts treated as dividends paid pursuant to a redemption of CF V Class A Common Stock) that CF V pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of CF V Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends CF V pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the CF V Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of CF V Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of CF V Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of CF V Class A Common Stock. Subject to the discussion of backup withholding and FATCA below, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s CF V Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of CF V Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s CF V Class A Common Stock, as described under “U.S. Holders—Redemption of CF V Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of CF V Class A Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of CF V Class A Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of CF V Class A Common Stock unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of CF V Class A Common Stock, a Non-U.S. holder generally will be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from CF V’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of CF V’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in CF V Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the CF V Class A Common Stock and will be treated as described under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of CF V Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or an applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s CF V Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of CF V Class A Common Stock) on CF V Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on CF V Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of CF V Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of CF V Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of CF V Class A Common Stock that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of CF V Class A Common Stock. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of CF V Class A Common Stock.

IF YOU ARE A HOLDER OF SHARES OF CF V CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Material U.S. Federal Income Tax Consequences of the Business Combination

U.S. Holders

Subject to the discussion below of Section 367(a) of the Code under “ —Additional Requirements for Tax Deferral,” the exchange by U.S. holders of their CF V Class A Common Stock to PubCo pursuant to the Merger Agreement, taken together with the related transactions, should qualify either as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code. CF V has received the Tax Opinion from Hughes Hubbard & Reed LLP as of the date of this proxy statement/prospectus which concludes that, subject to the limitations and qualifications set forth therein, in the Registration Statement, and Section 367(a) of the Code, the exchange by a U.S. holder of their shares of CF V Class A Common Stock for PubCo Class A Ordinary Shares pursuant to the Merger Agreement, taken together with related transactions, should qualify as a transaction governed by Section 351 of the Code.

Receipt of the Tax Opinion is not a condition to the obligations of CF V, the Company and other parties to the Merger Agreement to complete the transactions under the Merger Agreement. The Tax Opinion is based upon representations, warranties and covenants provided by CF V, the Company and other relevant parties and certain assumptions (including those related to Section 367(a) of the Code), all of which must continue to be true and accurate as of the effective time of the CF V Merger. In addition, the Tax Opinion is subject to certain qualifications and limitations as set forth in the Tax Opinion. If any of the assumptions, representations, warranties or covenants upon which the Tax Opinion is based are inconsistent with the actual facts, the Tax Opinion could be invalid. Also, given the complex nature of the tax rules applicable to the Business Combination and the related transactions and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions stated in the Tax Opinion are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in the Tax Opinion and that a court will agree with such contrary position in the event of litigation.

U.S. Holders Exchanging Only CF V Class A Common Stock for PubCo Ordinary Shares. A U.S. holder that owns only shares of CF V Class A Common Stock but not CF V Public Warrants and that exchanges such CF V Class A Common Stock for PubCo Ordinary Shares as a result of the CF V Merger and related transactions generally should not recognize gain or loss. The aggregate tax basis of the PubCo Ordinary Shares received by such U.S. holder should be the same as the aggregate adjusted tax basis of the CF V Class A Common Stock exchanged therefor. The holding period of the PubCo Ordinary Shares received by such U.S. holder will include the period during which the shares of CF V Class A Common Stock exchanged therefor were held by such U.S. holder.

U.S. Holders whose CF V Public Warrants Become PubCo Warrants. CF V and PubCo have agreed pursuant to the Merger Agreement to report the CF V Merger as a reorganization under Section 368 of the Code. To qualify as a reorganization under Section 368 of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of stock of a corporation with no active business and only investment-type assets, such as CF V, the qualification of the CF V Merger as a reorganization under Section 368 of the Code is not free from doubt. Though CF V has received the Tax Opinion, Hughes Hubbard & Reed LLP is not providing an opinion regarding whether the CF V Merger will qualify as a reorganization under Section 368 of the Code.

If the CF V Merger is treated as a reorganization under Section 368 of the Code, a U.S. holder of CF V Public Warrants that are converted to PubCo Warrants likely would not recognize gain or loss. The aggregate tax basis of the PubCo Warrants received by such U.S. holder should be the same as the aggregate adjusted tax basis of CF V Public Warrants exchanged therefor. The holding period of the PubCo Warrants received by such U.S. holder will include the period during which CF V Public Warrants exchanged therefor were held by such U.S. holder.

If the CF V Merger and related transactions are treated as a transfer of property to a corporation under Section 351 of the Code but not as a reorganization under Section 368 of the Code, a U.S. holder that owns only CF V Public Warrants but not CF V Class A Common Stock should recognize gain or loss upon the conversion of those CF V Public Warrants to PubCo Warrants equal to the difference between the fair market value of the PubCo Warrants received and such U.S. holder’s adjusted tax basis in such U.S. holder’s CF V Public Warrants. A U.S. holder’s tax basis in the PubCo Warrants received in the CF V Merger will equal the fair market value of such PubCo Warrants. A U.S. holder’s holding period in the PubCo Warrants received in the CF V Merger should begin on the day after the CF V Merger.

If the CF V Merger and related transactions are treated as a transfer of property to a corporation under Section 351 of the Code but not as a reorganization under Section 368 of the Code, the treatment of a U.S. holder that owns both CF V Class A Common Stock that are exchanged for PubCo Ordinary Shares and CF V Public Warrants that are converted into PubCo Warrants in the Business Combination depends on whether the conversion of CF V Public Warrants into PubCo Warrants in the Business Combination is treated as part of the transfer of property to a corporation under Section 351 of the Code or as a separate transaction. If the conversion of CF V Public Warrants into PubCo Warrants is treated as a separate transaction, then the U.S. federal income tax treatment of the U.S. holder’s exchange of CF V Class A Common Stock for PubCo Ordinary Shares should be treated as described above under “—U.S. Holders Exchanging CF V Class A Common Stock for PubCo Ordinary Shares,” and the U.S. federal income tax treatment of the conversion of CF V Public Warrants for PubCo Warrants should generally be treated as described in the previous paragraph.

If the conversion of CF V Public Warrants into PubCo Warrants in the Business Combination is treated as part of the transfer of property to a corporation under Section 351 of the Code, a U.S. holder would generally be treated as transferring each of (i) its CF V Class A Common Stock and (ii) its CF V Public Warrants for a combination of PubCo Ordinary Shares and PubCo Warrants received by such U.S. holder in the CF V Merger. The PubCo Warrants received by such U.S. holder in the CF V Merger would be allocated ratably between the CF V Class A Common Stock and the CF V Public Warrants in proportion to their relative fair market values, and the U.S. holder would generally recognize gain (but not loss) with respect to each share of its CF V Class A Common Stock and each of its Warrants equal to the lesser of (i) the excess (if any) of the fair market value of such share or warrant over such U.S. holder’s tax basis in such share or warrant or (ii) the fair market value of such PubCo Warrants allocated to such share or warrant. Any loss realized by a U.S. holder would not be recognized. The holding period of the PubCo Ordinary Shares received by such U.S. holder should include the period during which the CF V Class A Common Stock exchanged therefor were held by such U.S. holder. A U.S. holder’s holding period in the PubCo Warrants received in the CF V Merger should begin on the day after the CF V Merger.

Gain, if any, described in the previous paragraphs that is recognized by a U.S. holder will generally be long-term capital gain to the extent it is allocated to exchanged CF V Class A Common Stock, or CF V Public Warrants converted into PubCo Warrants, that were held by such U.S. holder for more than one year at the time of the Business Combination. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates under current law, but there are legislative proposals which, if enacted, could change this result, and it cannot be determined with certainty whether or not such proposals will be enacted. The deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights with respect to the CF V Class A Common Stock described in this proxy statement/prospectus could toll a U.S. holder’s holding period.

Alternative Treatment of the Business Combination. If the CF V Merger and related transactions are not treated as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code, the Business Combination will generally be treated as a taxable exchange of CF V Class A Common Stock and/or CF V Public Warrants for PubCo Ordinary Shares and/or PubCo Warrants. A U.S. holder of CF V Class A Common Stock and/or CF V Public Warrants would generally recognize gain or loss in an amount equal to the excess of (i) the fair market value of the PubCo Ordinary Shares (and, if such holder also holds CF V Public Warrants that convert into PubCo Warrants, the converted PubCo Warrants) received over (ii) such holder’s adjusted tax basis in such CF V Class A Common Stock (and CF V Public Warrants, if any).

Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the CF V Class A Common Stock (and/or CF V Public Warrants, as applicable) exceeded one year at the time of the CF V Merger. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights with respect to the CF V Class A Common Stock described in this proxy statement/prospectus could toll a U.S. holder’s holding period.

A U.S. holder’s holding period for the PubCo Ordinary Shares (and/or PubCo Warrants, as applicable) would begin on the day after the CF V Merger and the U.S. holder’s tax basis in the PubCo Ordinary Shares and PubCo Warrants received in the exchange should equal the fair market value of such PubCo Ordinary Shares and PubCo Warrants at the time of the exchange.

U.S. holders of CF V Class A Common Stock or CF V Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Business Combination, including with respect to its qualification as a “reorganization” under Section 368 of the Code, or, alternatively, as part of a tax-deferred transaction pursuant to Section 351 of the Code.

Additional Requirements for Tax Deferral. Section 367(a) of the Code and the Treasury regulations promulgated thereunder impose certain additional requirements for qualifying for nonrecognition of gain under Section 351 or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities (or is deemed to transfer stock or securities) in a U.S. corporation to a foreign corporation in exchange for stock or securities in a foreign corporation. U.S. holders of CF V Class A Common Stock will be deemed to transfer shares of such stock to PubCo in exchange for PubCo Ordinary Shares for purposes of the rules under Section 367(a) of the Code.

In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and each of the following conditions must be met: (i) no more than 50% of both the total voting power and the total value of the stock of PubCo is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership); (ii) no more than 50% of each of the total voting power and the total value of the stock of PubCo is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of CF V; (iii) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct ownership and ownership as a result of attribution rules) of PubCo or (B) the U.S. holder is a “five-percent transferee shareholder” of PubCo and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (iv) the “active trade or business test” as defined in Treasury Regulations Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) PubCo, or any qualified subsidiary of PubCo, to be engaged in an “active trade or business” outside of the U.S. for the 36-month period immediately before the transfer and neither the transferors nor PubCo to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of PubCo to be at least equal to the fair market value of CF V, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i) and (ii) will be met, and (iv) will be met as a result of the activities of the Company. As a result, it is expected that the CF V Merger and related transactions will not be taxable under Section 367 of the Code on account of such conditions. It should be noted, however, that there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to holders of CF V Class A Common Stock and CF V Public Warrants cannot be made until the Business Combination is completed. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. holders of CF V Class A Common Stock that participate in the Business Combination.

If the exchange of CF V Class A Common Stock and/or the conversion of CF V Public Warrants pursuant to the Business Combination, taken together with the related transactions, would otherwise qualify for nonrecognition treatment under Section 351 of the Code or Section 368 of the Code, but it is determined that Section 367(a) of the Code applies, then a U.S. holder of CF V Class A Common Stock and/or CF V Public Warrants would generally recognize gain with respect to each share of CF V Class A Common Stock or CF V Public Warrant in an amount equal to the excess, if any, of (i) the fair market value of the PubCo Ordinary Shares and/or PubCo Warrants received over (ii) such holder’s adjusted tax basis in such share of CF V Class A Common or CF V Public Warrant. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the CF V Class A Common Stock (and/or CF V Public Warrants, as applicable) exceeded one year at the time of the CF V Merger. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The U.S. holder would not recognize any loss in such holder’s CF V Class A Common Stock (and/or CF V Public Warrants, if

applicable) and would not be permitted to net any such losses against any gain recognized with respect to other shares of CF V Class A Common Stock (or CF V Public Warrants, if any). It is unclear whether the redemption rights with respect to the CF V Class A Common Stock described in this proxy statement/prospectus could toll a U.S. holder’s holding period.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of CF V Class A Common Stock and/or deemed exchange of CF V Public Warrants under your particular circumstances, including, if you believe you will be a “five percent transferee shareholder,” the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Information Reporting, Backup Withholding and Additional Reporting Requirements. The information reporting and backup withholding requirements applicable to the sale or other taxable disposition of CF V Class A Common Stock, described above in “Material U.S. Federal Income Tax Considerations of the Redemption to the Holders of CF V Class A Common Stock—U.S. Holders—Information Reporting and Backup Withholding”, would apply to the Business Combination to the extent it results in a taxable exchange of CF V Class A Common Stock and/or CF V Public Warrants (which would be treated similarly to V Class A Common Stock for this purpose).

Certain U.S. holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to PubCo. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination to Non-U.S. holders generally will correspond to the U.S. federal income tax consequences of the CF V Merger to U.S. holders, as described under “—Tax Consequences of the Business Combination—U.S. Holders” above, although to the extent the Business Combination results in a taxable exchange of CF V Class A Common Stock or CF V Public Warrants, the consequences would be similar to those described above under the heading “Material U.S. Federal Income Tax Considerations of the Redemption to the Holders of CF V Class A Common Stock—Non-U.S. Holders—Gain on Redemption Treated as a Sale of CF V Class A Common Stock” and “Material U.S. Federal Income Tax Considerations of the Redemption to the Holders of CF V Class A Common Stock—Non-U.S. Holders—Information Reporting and Backup Withholding” for a Non-U.S. holder’s gain on the redemption of CF V Class A Common Stock and the related information reporting and backup withholding requirements.

Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants

U.S. Holders

Dividends and Other Distributions on PubCo Ordinary Shares. Subject to the PFIC rules discussed below under the heading “ —Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on PubCo Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its PubCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.” The amount of any such distribution will include any amounts withheld, if any, by us (or another applicable withholding agent). It is not expected that PubCo will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

Amounts treated as dividends that PubCo pays to a U.S. holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. holders, under tax laws currently in effect and subject to certain exceptions described below, dividends generally will be taxed at the lower applicable long-term capital gains rate only if PubCo Ordinary Shares are readily tradable on an established securities market in the United States or PubCo is eligible for benefits under an applicable tax treaty with the United States, and, in each case, PubCo is not treated as a PFIC with respect to such U.S. holder at the time the dividend was paid or in the preceding year and is not a “surrogate foreign corporation” (as described above under “—Treatment of PubCo as a ‘Surrogate Foreign Corporation’ for U.S. Federal Income Tax Purposes”), and provided certain holding period requirements are met. United States Treasury Department guidance indicates that PubCo Ordinary Shares, which are intended to be listed on the Trading Market, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that PubCo Ordinary Shares will be considered readily tradable on an established securities market in later years or that PubCo will be eligible for the benefits of such a treaty. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” for purposes of investment interest deduction limitations will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. holder. The rules governing foreign tax credits are complex and U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and CF V Public Warrants. Subject to the PFIC rules discussed below under the heading “ —Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such PubCo Ordinary Shares or PubCo Warrant (determined as described above or below). A U.S. holder’s adjusted tax basis in the Ordinary Shares received in exchange for CF V Class A Common Stock and in the PubCo Warrants converted from CF V Public Warrants is described above under “ —Material U.S. Federal Income Tax Consequences of the Business Combination—U.S. Holders”.

Any gain or loss recognized on the sale, exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such PubCo Ordinary Shares or PubCo Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. holder.

Exercise, Lapse or Redemption of PubCo Warrants. Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. holder generally will not recognize taxable gain or loss on the exercise of a PubCo Warrant. The U.S. holder’s tax basis in the PubCo Class A Ordinary Share received upon exercise of a PubCo Warrant generally will be an amount equal to the sum of the U.S. holder’s adjusted tax basis in the PubCo Warrant and the exercise price of such PubCo Warrant. A U.S. holder’s adjusted tax basis in a PubCo Warrant that was converted from a CF V Public Warrant is described under “—Material U.S. Federal Income Tax Consequences of the Business Combination—U.S. Holders”. It is unclear whether the U.S. holder’s holding period for the PubCo Ordinary Shares received upon exercise of the PubCo Warrants will begin on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period will not include the period during which the U.S. holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the PubCo Ordinary Shares will commence on the date following the date of exercise or on the date of exercise of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Shares would include the holding period of the PubCo Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of PubCo Warrants having an aggregate fair market value equal to the exercise price for the total number of PubCo Warrants to be exercised, and the U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the PubCo Warrants deemed surrendered and the U.S. holder’s tax basis in such PubCo Warrants. In that case, a U.S. holder’s tax basis in the PubCo Ordinary Shares received would equal the sum of the U.S. holder’s tax basis in the PubCo Warrants exercised and the exercise price of such PubCo Warrants. It is unclear whether a U.S. holder’s holding period for the PubCo Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period would not include the period during which the U.S. holder held the PubCo Warrants. There may also be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the PubCo Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If PubCo redeems PubCo Warrants for cash pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Description of PubCo Securities —Warrants” or if PubCo purchases public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “ — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.”

Possible Constructive Distributions. The terms of each PubCo Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of PubCo Securities —Warrants — Public Stockholders’ Warrants — Anti-Dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. holder of the PubCo Warrants would be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases PubCo Warrant holders’ proportionate interest in PubCo assets or earnings and profits (e.g., through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of PubCo Ordinary Shares which is taxable to such holders as described under “Dividends and Other Distributions on PubCo Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the PubCo Warrants received a cash distribution from PubCo equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules. Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if PubCo is treated as a passive foreign investment company (a “PFIC”) for any taxable year during which the U.S. holder holds PubCo Ordinary Shares or PubCo Warrants. A non-U.S. corporation, such as PubCo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if PubCo owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, PubCo will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Based on the projected composition of PubCo’s income and assets, and the fact that the Company is not yet producing significant revenues from its active operations, PubCo believes that it may be classified as a PFIC for its taxable year that includes the date of the CF V Merger or in the foreseeable future. PFIC status depends on the composition of PubCo’s (and its subsidiaries’) income and assets and the fair market value of its (and its subsidiaries’) assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, no assurance can be provided with respect to the status of PubCo as a PFIC for its taxable year that includes the date of the CF V Merger or in a future taxable year.

If PubCo is a PFIC for any taxable year during which a U.S. holder owns PubCo Ordinary Shares or PubCo Warrants and the U.S. holder did not make the QEF or mark to market elections discussed below (including if such elections are not available), PubCo or such non-U.S. subsidiary generally will continue to be a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder owns PubCo Ordinary Shares or PubCo Warrants, even if it ceases to meet the thresholds set forth under the asset test or the income test above, unless the U.S. holder makes a “deemed sale” election with respect to its PubCo Ordinary Shares. If a U.S. holder makes a “deemed sale” election, it will be deemed to have sold PubCo Ordinary Shares at their fair market value and any gain from such deemed sale would be subject to the rules described in the following paragraphs. After the deemed sale election, so long as PubCo does not become a PFIC in a subsequent taxable year, PubCo Ordinary Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. holder will not be subject to the rules described below with respect to any “excess distribution” it receives from PubCo or any gain from an actual sale or other disposition of PubCo Ordinary Shares. U.S. holders are strongly urged to consult their tax advisors as to the possibility and consequences of making a deemed sale election if PubCo is and then ceases to be a PFIC and such an election becomes available.

If PubCo is a PFIC for any taxable year during which a U.S. holder holds PubCo Ordinary Shares, then, unless the U.S. holder makes either an applicable PFIC election (or elections), as further described below, for the first taxable year and each subsequent taxable year of PubCo in which it was treated as a PFIC, such U.S. holder generally will be subject to special adverse tax rules with respect to any “excess distribution” that it receives and any gain that it recognizes from a sale or other disposition, including certain pledges, of PubCo Ordinary Shares. For this purpose, distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for PubCo Ordinary Shares will be treated as an excess distribution. Under these rules:

•	the excess distribution or recognized gain will be allocated ratably over the U.S. holder’s holding period for PubCo Ordinary Shares;

•

the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in the U.S. holder’s holding period prior to the first taxable year in which PubCo was treated as a PFIC, will be treated as ordinary income; and

•

the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If PubCo is a PFIC for any taxable year during which a U.S. holder holds PubCo Ordinary Shares and any of PubCo’s non-U.S. subsidiaries or other corporate entities in which PubCo owns equity interests is also a PFIC, the U.S. holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. entity classified as a PFIC (each such entity, a lower-tier PFIC). Rules similar to those described above and below would apply to such shares. There can be no assurance that any of PubCo’s non-U.S. subsidiaries will not be classified as a PFIC for any taxable year. U.S. holders should consult their own tax advisor regarding the application of the PFIC rules to PubCo’s lower-tier PFICs (if any).

In general, if PubCo is determined to be a PFIC, a U.S. holder may avoid the adverse PFIC tax consequences described above in respect of PubCo Ordinary Shares (but not PubCo Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of PubCo’s (and any lower-tier PFICs’) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. holder in which or with which PubCo’s taxable year ends and each subsequent taxable year. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder has made a QEF election with respect to its PubCo Ordinary Shares (and any lower-tier PFICs), and the excess distribution rules discussed above do not apply to such shares (because a timely QEF election for PubCo (and each lower-tier PFIC) was made in its first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint was made pursuant to a purging election, such as the deemed sale election as described above), any gain recognized on the sale of PubCo Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. U.S. holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. As discussed above, if PubCo is a PFIC for any taxable year, a U.S. holder of PubCo Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of PubCo’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if PubCo is not a PFIC for any taxable year, such U.S. holder will not be subject to the QEF inclusion regime with respect to PubCo Ordinary Shares for such a taxable year.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. In order to make a QEF election, a U.S. holder must receive a PFIC Annual Information Statement from PubCo (or the lower-tier PFIC, if applicable), which includes information about PubCo’s (or the lower-tier PFIC’s) ordinary earnings and net capital gain.

Within 120 days after the end of each of PubCo’s taxable years for which it reasonably believes that it may be a PFIC, PubCo will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and make those statuses available to its shareholders. If PubCo determines that it was, or could reasonably be deemed to have been, a PFIC for any taxable year, PubCo shall use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs, to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a QEF election with respect to PubCo and its non-U.S. subsidiaries, including a PFIC Annual Information Statement. PubCo’s obligation to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and PubCo’s obligation to provide tax information, will last until the later of (x) five years after the end of PubCo’s current taxable year, or (y) such time as PubCo has reasonably determined that it is not a PFIC for three (3) consecutive taxable years. After such period, PubCo currently intends to continue to determine its PFIC status and the PFIC status of each of its subsidiaries, and to provide the necessary information described above (including a PFIC Annual Information Statement) but there can be assurance that PubCo will in fact make those determinations or provide the necessary information.

A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if PubCo is a PFIC and PubCo Ordinary Shares constitute “marketable stock,” a U.S. holder may avoid the adverse PFIC tax consequences discussed above if such U.S. holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) PubCo Ordinary Shares and each subsequent taxable year. Such U.S. holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of such year over its adjusted basis in its PubCo Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its PubCo Ordinary Shares over the fair market value of its PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Ordinary Shares will be treated as ordinary income.

Currently, a mark-to-market election may not be made with respect to PubCo Warrants. Also, because a mark-to-market election cannot be made for any lower-tier PFICs that PubCo may own, if PubCo were a PFIC for any taxable year, a U.S. holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such U.S. holder’s indirect interest in any subsidiaries of PubCo that are PFICs.

The mark-to-market election is available only for “marketable stock”—generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Trading Market (on which PubCo Ordinary Shares are intended to be listed). If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless PubCo Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to PubCo Ordinary Shares under their particular circumstances.

The application of the PFIC rules to PubCo Warrants is unclear. Proposed Treasury regulations issued under the PFIC rules generally treats an “option” (which would include an PubCo Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury regulations issued under the PFIC rules provides that the QEF election does not apply to options and no mark-to-market election (discussed above) is currently available with respect to options. Therefore, if the proposed Treasury regulations are finalized in their current form, U.S. holders of PubCo Warrants would be subject to the PFIC rules described above, but would not be able to make any PFIC elections with respect to PubCo Warrants.

However, a U.S. holder may make a QEF election with respect to a PubCo Ordinary Share acquired upon the exercise of a PubCo Warrant and a QEF election previously made with respect to PubCo Ordinary Shares will apply to PubCo Ordinary Shares newly acquired upon exercise of a PubCo Warrant. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired PubCo Ordinary Shares (which under proposed regulations, will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held PubCo Warrants), unless the U.S. holder makes a purging election under the PFIC rules (such as the deemed sale election discussed above). U.S. holders should consult with their own tax advisors regarding the application of the PFIC rules to PubCo Warrants.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621(Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the purging, QEF, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of PubCo Ordinary Shares and PubCo Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to PubCo securities under their particular circumstances.

Information Reporting, Backup Withholding and Additional Reporting Requirements. Dividend payments with respect to the PubCo Ordinary Shares and proceeds from the sale, exchange or redemption of the PubCo Ordinary Shares or PubCo Warrants may be subject to information reporting filed with the IRS unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Certain U.S. holders (and to the extent provided in IRS guidance, certain individual Non-U.S. holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to PubCo Ordinary Shares or PubCo Warrants, subject to certain exceptions (including an exception for PubCo Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold PubCo Ordinary Shares or PubCo Warrants. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of PubCo Ordinary Shares or PubCo Warrants.

Non-U.S. Holders

Dividends and Other Distributions on PubCo Ordinary Shares. Subject to the discussion below concerning backup withholding, Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “ — U.S. Holders—Possible Constructive Distributions”) received from PubCo on PubCo Ordinary Shares (or, with respect to constructive distributions, on PubCo Warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. holder in the United States, in which case, a Non-U.S. holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “ —U.S. Holders—Dividends and Other Distributions on PubCo Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of such a Non-U.S. holder that is a corporation that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants. Subject to the discussion below concerning backup withholding, Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of PubCo Ordinary Shares or PubCo Warrants, unless either:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, earnings and profits of a corporate Non-U.S. holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Exercise, Lapse or Redemption of PubCo Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a PubCo Warrant, the lapse of a PubCo Warrant held by a Non-U.S. Holder, or PubCo’s redemption of PubCo Warrants for cash generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a PubCo Warrant by a U.S. holder, as described under “ — U.S. Holders — Exercise, Lapse or Redemption of PubCo Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “ — Gain or Loss on Sale, Exchange, or other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants” for a Non-U.S. holder’s gain on the sale or other disposition of PubCo Warrants.

Information Reporting and Backup Withholding. Payments of dividends on PubCo Ordinary Shares and amounts received with respect to the sale or other disposition of PubCo Ordinary Shares or PubCo Warrants will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns may be filed with the IRS in connection with any payments of dividends on PubCo Ordinary Shares paid to the Non-U.S. holder or amounts received with respect to the sale or other disposition of PubCo Ordinary Shares or PubCo Warrants by the Non-U.S. holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF CF V CLASS A SHARES AND CF V PUBLIC WARRANTS IN CONNECTION WITH THE BUSINESS COMBINATION, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND PUBCO WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

DESCRIPTION OF PUBCO SECURITIES

References in this section to “we,” “us,” or “our” are to PubCo, except where the context requires otherwise.

We are a British Virgin Islands company incorporated with limited liability and our affairs are governed by the provisions of the PubCo Governing Documents, as amended and restated from time to time, and by the provisions of applicable BVI law, including the BVI Act and the common law of the BVI.

Our company number in the BVI is 2067782. As provided in clause 4 of our memorandum of association, subject to BVI law, we have full power and authority to carry out any object not prohibited by the laws of the BVI.

The following description summarizes certain terms of our shares as set out more particularly in the form of PubCo Governing Documents attached to this proxy statement/prospectus as Annex B. Because it is only a summary, it may not contain all the information that is important to you. We urge you to read the applicable provisions of BVI law and PubCo Governing Documents carefully and in their entirety because they describe your rights as a holder of PubCo Ordinary Shares.

Authorized Shares

We are authorized to issue an unlimited number of shares of US$0.0001 par value each divided into two classes as follows: class A ordinary shares (referred to herein as PubCo Class A Ordinary Shares); and class B ordinary shares (referred to herein as PubCo Class B Ordinary Shares).

Register of Members

Under the BVI Act, shares in PubCo are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members will be maintained by our transfer agent Continental Stock Transfer & Trust Company. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of PubCo, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI Court for an order that the register be rectified, and the Court may either refuse the application or order the rectification of the register, and may direct PubCo to pay all costs of the application and any damages the applicant may have sustained.

PubCo Class A Ordinary Shares

The following summarizes the rights of holders of our PubCo Class A Ordinary Shares:

•	each holder of PubCo Class A Ordinary Shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

•	holders of PubCo Class A Ordinary Shares vote together with holders of PubCo Class B Ordinary Shares;

•

the holders of our PubCo Class A Ordinary Shares are entitled to dividends and other distributions, pari passu with our PubCo Class B Ordinary Shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to the PubCo Governing Documents, all dividends unclaimed for six years after having been declared shall be forfeited and shall revert to PubCo; and

•

upon our liquidation, dissolution or winding up, the holders of PubCo Class A Ordinary Shares will be entitled to share ratably, pari passu with our PubCo Class B Ordinary Shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

PubCo Class B Ordinary Shares

The following summarizes the rights of holders of our PubCo Class B Ordinary Shares:

•	each holder of PubCo Class B Ordinary Shares is entitled to ten votes per share on all matters to be voted on by shareholders generally, including the election of directors;

•	holders of PubCo Class B Ordinary Shares vote together with holders of PubCo Class A Ordinary Shares;

•

the holders of our PubCo Class B Ordinary Shares are entitled to dividends and other distributions, pari passu with our PubCo Class A Ordinary Shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to the PubCo Governing Documents, all dividends unclaimed for six years after having been declared shall be forfeited and shall revert to PubCo;

•

upon our liquidation, dissolution or winding up, the holders of PubCo Class B Ordinary Shares will be entitled to share ratably, pari passu with our PubCo Class B Ordinary Shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities;

•	each PubCo Class B Ordinary Share shall be convertible into one PubCo Class A Ordinary Share at the option of the holder of such PubCo Class B Ordinary Shares at any time;

•

each PubCo Class B Ordinary Share shall automatically convert into one PubCo Class A Ordinary Share: (a) upon the expiry of the period of five years from the date that PubCo Class A Ordinary Shares (or depositary receipts therefor) are first listed or quoted on a Recognised Exchange (as defined in the BVI Act); (b) where the holder of the PubCo Class B Ordinary Share transfers the PubCo Class B Ordinary Shares to a person other than a person who falls into to certain categories of permitted transferee specified in the PubCo Governing Documents; or (c) where the PubCo Class B Ordinary Share concerned is transferred to such a permitted transferee but such transferee ceases to fulfil certain criteria specified in the PubCo Governing Documents; and

•

each PubCo Class B Ordinary Share is subject to restrictions on its transfer by virtue of which a PubCo Class B Ordinary Share may only be transferred as permitted by the PubCo Governing Documents and applicable securities laws.

Preference Shares

The rights, preferences and privileges of PubCo Ordinary Shares are subject to, and may be adversely affected by, the rights of the holders of any other class of shares that we may designate in the future having such rights as specified by the board of directors pursuant to the resolution of directors approving the creation of such class of shares. The directors shall not require any approval of the shareholders or any class of shareholders in respect of the creation or issuance of Preference Shares and the related amendment to the PubCo Governing Documents.

Preemption

Holders of PubCo Ordinary Shares do not have any preemptive or other rights to subscribe for additional shares pursuant to the PubCo Governing Documents.

Shareholders’ Meetings

The following summarizes certain relevant provisions of BVI law and the PubCo Governing Documents in relation to our shareholders’ meetings:

•

the directors of PubCo may convene meetings of shareholders at such times and in such manner and places within or outside the BVI as the directors consider necessary or desirable; provided that at an annual general meeting must be held each year;

•

upon the written request of shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested, the directors are required to convene a meeting of the shareholders while any such request must state the proposed purpose of the meeting;

•	the directors convening a meeting must give not less than ten days’ clear notice of the proposed meeting;

•	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

•

a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy shareholders whose shares represent a majority of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting;

•

a resolution of shareholders is passed where approved by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each shareholder is entitled by the articles of association provided that a resolution of shareholders to approve an amendment to the memorandum of association or articles of association requires the affirmative vote of an absolute majority of the votes of all of the shareholders.

As permitted by BVI law, the PubCo Governing Documents do not permit the adoption by the shareholders of resolutions in writing. A shareholder resolution must be passed at a meeting of the shareholders.

Shareholders seeking to bring business before an annual general meeting of PubCo must deliver notice to the principal executive offices of PubCo not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Appointment of Directors

Directors are appointed by resolution of the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The directors are divided into three classes: Class I, Class II and Class III. The number of directors in each class must be as nearly equal as possible. The first Class I Directors shall stand elected for a term expiring at PubCo’s first annual general meeting, the first Class II Directors shall stand elected for a term expiring at PubCo’s second annual general meeting and the first Class III Directors shall stand elected for a term expiring at PubCo’s third annual general meeting. Commencing at PubCo’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected by shareholder resolution for a term of office to expire at the third succeeding annual general meeting after their election. In the interim between annual general meetings or extraordinary general meetings called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors may be filled by the vote of a majority of the remaining directors then in office. A director may be removed from office by a resolution of the shareholders or of all the directors (other than the director who is subject to removal) for “Cause”, as defined in our articles of association.

Nominations of any individual for election to the board of directors at an annual general meeting or an extraordinary general meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such meeting) may be made at such meeting only: (a) by or at the direction of the board of directors, including by any committee or persons authorized to do so by the PubCo Board or the PubCo Governing Documents; or (b) by a shareholder present in person: (i) who was a shareholder both at the time of giving the notice concerned with the nomination of the appointment of the director as provided for in the articles of association and at the time of the meeting; (ii) is entitled to vote at the meeting; (iii) has complied with the requirements of the articles of association for the giving of a notice of nomination for the election of directors.

Shareholder Rights Generally

The BVI Act provides for a series of remedies which may be available to shareholders. Where a company incorporated under the BVI Act conducts some activity which breaches the BVI Act or the PubCo Governing Documents, the Court can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. Where a shareholder considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to the shareholder, the shareholder may apply to the court for an order in respect of such conduct.

Any shareholder of a company may apply to Court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger (except in certain limited circumstances); (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 per cent, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the Court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the PubCo Governing Documents.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

The rights of CF V Stockholders are currently governed by Delaware law and the CF V Charter. At the effective time of the CF V Merger, the CF V Stockholders will automatically receive PubCo Ordinary Shares. Accordingly, after the Business Combination, the rights of the holders of PubCo Ordinary Shares will be governed by BVI law and PubCo Governing Documents. The following discussion summarizes material differences between the current rights of holders of CF V Common Stock under the DGCL and the CF V Articles and bylaws and the rights of the holders of PubCo Ordinary Shares under BVI law, Multilateral Instrument 62-104 and the PubCo Governing Documents following the Closing.

The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or the Trading Market rules, many of which are similar to, or have an effect on, matters described herein under Delaware or BVI law. Such rights or obligations generally apply equally to shares of CF V Common Stock and PubCo Ordinary Shares.

This summary is not intended to be a complete discussion of the respective rights of CF V Stockholders and PubCo shareholders and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the DGCL, the Merger Agreement, and the CF V Governing Documents and PubCo Governing Documents, which we urge you to read carefully and in their entirety. CF V and PubCo urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL, the Merger Agreement, and the other documents to which we refer to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a PubCo shareholder and the rights of a CF V Stockholder. CF V has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information.”

Provision	CF V	PubCo
Authorized Capital	(a) 270,000,000 shares of common stock, $0.0001 par value per share, including (i) 240,000,000 shares of CF V Class A Common Stock and (ii) 30,000,000 shares of CF V Class B Common Stock, and (b) 1,000,000 shares of preferred stock, $0.0001 par value per share.	An unlimited number of shares of US$0.0001 par value each divided into two classes as follows: class A ordinary shares (“Class A Shares”); and class B ordinary shares (“Class B Shares”).

Provision	CF V	PubCo

Preferred (Preference) Shares	The CF V Governing Documents empowers the CF V Board to, by resolution, create and issue one or more series of preferred stock and, with respect to such series, determine the number of shares constituting the series and the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the series.	The PubCo Governing Documents empower the Directors, by resolution, to amend and restate the PubCo Governing Documents in a manner that creates a new class of Shares with rights and provisions ranking in priority to any existing class of Shares or carrying more votes per Share of the new class of Shares than any existing class of Shares (such new class of Shares however they may be described being herein referred to as “Preference Shares”) having such rights as specified by the Board of Directors pursuant to the resolution of Directors approving the creation of such Preference Shares. The PubCo Governing Documents further empower the Directors to issue new Shares of any class.

Provision	CF V	PubCo
Amendments to Organizational Documents (i.e., PubCo Governing Documents and CF V Governing Documents)

CF V reserves the right to amend alter, change or repeal any provision contained in the CF V Charter (other than provisions relating to business combination requirements) by a majority vote of holders of Common Stock entitled to vote thereon, subject to applicable law or applicable stock exchange rules.

The CF V Board has the power to adopt, amend, alter or repeal the CF V Bylaws with the affirmative vote of a majority of the CF V Board. The CF V Bylaws also may be adopted, amended, altered or repealed by CF V Stockholders; provided, however, that in addition to any vote of the holders of any class or series of CF V Capital Stock required by applicable law or the CF V Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of CF V Capital Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the CF V Bylaws.

Pursuant to the BVI Business Companies Act and the PubCo Governing Documents, amendments to the PubCo Governing Documents will be required to be approved by a resolution of shareholders of PubCo or a resolution of the directors of PubCo. A resolution of shareholders to amend the PubCo Governing Documents shall require the affirmative vote of an absolute majority of the votes of all of the shareholders of PubCo.

All or any of the rights attached to any class of shares of PubCo (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied: (a) without the consent of the holders of the issued shares of that class where: (i) such variation is considered by the directors of PubCo not to have a material adverse effect upon such rights; or (ii) where the directors of PubCo amend and restate the Memorandum and the Articles in a manner that creates Preference Shares, or (b) with the sanction of a resolution passed by the holders of the shares of that class at a separate meeting of the holders of the shares of that class where not less than two thirds of the issued shares of that class were represented and voted to pass the resolution.

Pursuant to the BVI Business Companies Act, the directors of a PubCo do not have the power to amend the PubCo Governing Documents: (a) to restrict the rights or powers of the shareholders to amend the PubCo Governing Documents; (b) to change the percentage of shareholders required to pass a resolution to amend the PubCo Governing Documents; or (c) in circumstances where the PubCo Governing Documents cannot be amended by the shareholders.

Provision	CF V	PubCo
Voting Rights

Holders of CF V Common Stock shall exclusively possess all voting power with respect to CF V.

Holders of shares of CF V Common Stock are entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the CF V Common Stock are entitled to vote

At any annual or special meeting of CF V Stockholders, holders of CF V Class A Common Stock and holders of CF V Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, except that prior to the closing of CF V’s initial business combination, the holders of CF V Class B Common Stock shall have the exclusive right to elect and remove any director (with or without cause), and the holders of CF V Class A Common Stock shall have no right to vote on the election or removal of any director. Notwithstanding the foregoing, except as otherwise required by Delaware law or the CF V Charter (including any preferred share designation), holders of shares of any series of CF V Common Stock shall not be entitled to vote on any amendment to the CF V Charter (including any amendment to any preferred share designation) that relates solely to the terms of one or more outstanding series of preferred shares or other series of Common Stock if the holders of such affected series of preferred shares or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to Delaware law or the CF V Charter.

Each Class A Share has one vote for each share. Each Class B Share has ten votes for each share.

The PubCo Governing Documents provide that directors are appointed by a resolution passed by a simple majority of the shareholders of PubCo as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each shareholder of PubCo is entitled. All other matters submitted to the shareholders of PubCo will be decided in the same manner save with respect to amendments to the PubCo Governing Documents (the procedure to amend which is described above in opposite the caption “Amendments to Organizational Documents”) or unless otherwise specified in the PubCo Governing Documents or BVI law.

Provision	CF V	PubCo
Redemption of Shares; Treasury Shares

Pursuant to Delaware law, shares may be repurchased or otherwise acquired, subject to the solvency restrictions of Delaware law, and except that shares subject to redemption at the option of CF V may not be repurchased at a price which exceeds the price at which they could then be redeemed.

Pursuant to Delaware law, CF V may hold or sell treasury shares.

Pursuant to BVI law, shares may be repurchased, redeemed or otherwise acquired, subject to the solvency restrictions of BVI law, the requirement for shareholder consent and the approval by resolution of the board of directors of PubCo.

Pursuant to BVI law, PubCo may hold or sell treasury shares.

Shareholder/Stockholder Written Consent	Any action required or permitted to be taken by CF V Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to CF V Class B Common Stock, with respect to which action may be taken by written consent.	The PubCo Governing Documents provide that any resolution of the shareholders of PubCo must be passed at a general meeting of the shareholders of PubCo. No resolution of the shareholders of PubCo may be passed by means of a written consent in lieu of a meeting.

Notice Requirements for Shareholder/Stockholder Nominations and Other Proposals	As permitted (but not required) by Delaware law, the CF V Bylaws provide that, in general, to bring a matter before an annual meeting of stockholders or to nominate a candidate for election as a director, a stockholder must give notice of the proposed matter or nomination not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The CF V Bylaws provide that in the event the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, such stockholder notice must be delivered not less than 90 days and not more than 120 days prior to such annual meeting or, in the case of a special meeting called for the purpose of electing directors, not later than the 10th day following the day on which public announcement of the date of such meeting is first made by CF V.	Under the PubCo Governing Documents, the nomination of an individual for election to the board of directors of PubCo may, where the election of directors is a matter specified in the notice of meeting, be made by a shareholder of PubCo at such meeting only: (a)by a shareholder of PubCo present in person: (i) who was a shareholder both at the time of giving the notice of the meeting provided and at the time of the meeting; (ii) is entitled to vote at the meeting; (iii) has complied with the requirements of the PubCo Governing Documents as to such notice and nomination. For a shareholder to make any nomination of an individual or individuals for election to the board of directors at an annual general meeting, the shareholder must: (a) provide timely notice thereof in writing and in proper form to the Company (with timely notice, for these purposes, being more particularly described in the PubCo Governing Documents but generally requiring that such notice shall have been given not earlier than one hundred twenty (120) days prior to

Provision	CF V	PubCo
the general meeting and not later than the later of ninety (90) days prior to the general meeting and the tenth (10th) day following the day on which public disclosure of the date of the general meeting is first made by the Company, where the Company is required to make public disclosure of the date of the general meeting in accordance with applicable stock exchange rules); (b) provide the information, agreements and questionnaires with respect to such shareholder making the nomination and such shareholder’s candidate for nomination as are required under and more particularly described in the PubCo Governing Documents; and (c) provide any updates or supplements to such notice at the times and in the forms required by the PubCo Governing Documents.

Meeting of Shareholders/ Stockholders—Notice	As required by Delaware law, the CF V Bylaws require not less than 10 days’ nor more than 60 days’ notice of a meeting of stockholders to be provided to stockholders, unless Delaware law provides for a different period.	The BVI Business Companies Act permits as few as 7 days’ notice of meetings of shareholders to be provided to shareholders. However, under the PubCo Governing Documents, not less than 10 clear days’ notice is required and no maximum limit is specified.

Meeting of Shareholders/ Stockholders—Call of Meeting	Special meetings of CF V Stockholders may be called only by the chairman of the CF V Board, its chief executive officer, or the CF V Board pursuant to a resolution adopted by a majority of the CF V Board. The ability of CF V Stockholders to call a special meeting is specifically denied.	Meetings of shareholders may be called by the directors and shall be called by the directors upon requisition by shareholders holding 30 percent of the voting rights in respect of the matter for which the meeting is requested. Notwithstanding the foregoing, a general meeting shall be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

Provision	CF V	PubCo
Meeting of Shareholders/ Stockholders—Quorum

Pursuant to Delaware law, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of shares entitled to vote at a meeting of stockholders.

Under the CF V Bylaws, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at meeting of stockholders is required to constitute a quorum. Also under the CF V Bylaws, if a quorum is absent at a meeting of stockholders, the stockholders present, by a majority in voting power thereof, are able to adjourn the meeting. The person presiding at a meeting of stockholders may adjourn a meeting of stockholders under the CF V Bylaws. Notice will not need to be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are announced at the meeting from which the adjournment is taken. If the adjournment is for more than thirty days, however, a notice of the adjourned meeting will be required to be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the CF V Board will be required to fix a new record date for notice of the adjourned meeting and give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Pursuant to BVI law, a quorum for a meeting of shareholders is as designated in the memorandum and articles of association. A quorum for a meeting of shareholders is designated in the PubCo Governing Documents as being present if, at the commencement of the meeting, there are present in person or by proxy shareholders whose shares represent a majority of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting.

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a shareholders’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

In addition, the chairman of the general meeting may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting must be given as in the case of an original meeting. Otherwise, it shall not be necessary to give any such notice of an adjourned meeting.

Provision	CF V	PubCo
Meeting of Shareholders/ Stockholders—Record Date	Pursuant to Delaware law, the record date for determining the stockholders entitled to notice of any meeting of stockholders will be as fixed by the board of directors, but may not precede the date on which the resolution fixing the record date is adopted by the board of directors and may not be more than 60 days nor less than 10 days before the date of such meeting of stockholders. If the board of directors so fixes a date, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining the stockholders entitled to notice of and to vote at a meeting of stockholders will be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Under the PubCo Governing Documents, subject to any applicable rules of the an applicable stock exchange on which the Company’s shares are listed, in lieu of, or apart from, closing the register of shareholders, the directors may fix in advance or arrears a date as the record date for any such determination of shareholders entitled to vote at any meeting of the shareholders or any adjournment thereof, or for the purpose of determining the shareholders entitled to receive payment of any distribution by the PubCo, or in order to make a determination of shareholders for any other purpose.

If the register of shareholders is not so closed and no record date is fixed for the determination of shareholders entitled to vote at a meeting of shareholders or shareholders entitled to receive payment of a distribution, the date on which notice of the meeting is sent or the date on which the resolution of the directors resolving to pay such distribution is passed, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in the PubCo Governing Documents, such determination shall apply to any adjournment thereof.

Directors—Election/Appointment	Subject to the rights of the holders of one or more series of preferred shares, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred shares, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	Directors are appointed by resolution of the shareholders of PubCo.

Provision	CF V	PubCo
Directors—Term	The CF V Board is divided into two classes as nearly equal in number as possible and designated Class I and Class II, with each director elected for a two-year term until the election or qualification of his or her successor, subject to such director’s earlier death, resignation or removal. If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

The directors of PubCo shall be divided into three classes: class I, class II and class III. The number of directors in each class shall be as nearly equal as possible. The class I directors shall stand elected for a term expiring at PubCo’s first annual general meeting, the class II directors shall stand elected for a term expiring at PubCo’s second annual general meeting and the class III directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at PubCo’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected by resolution of shareholders for a term of office to expire at the third succeeding annual general meeting after their election.

A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Directors—Removal	Pursuant to Delaware law and the CF V Governing Documents, directors may be removed by the stockholders, with or without cause, solely by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class (which, pursuant to the CF V Governing Documents, prior to the initial business combination, consists solely of the holders of the CF V Class B Common Stock).	PubCo directors may be removed by resolution of the shareholders or, where there is “Cause” (as that term is more particularly defined in the PubCo Governing Documents), by resolution of the directors (passed by all of the directors other than the director who is the subject of the resolution concerning removal of a director).

Provision	CF V	PubCo
Directors—Vacancy	Any vacancies on the CF V Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by CF V Stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Under the PubCo Governing Documents, in the interim between annual general meetings or extraordinary general meetings called for the election of PubCo directors and/or the removal of one or more PubCo directors and the filling of any vacancy in that connection, additional PubCo directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for “Cause”, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the PubCo Governing Documents), or by the sole remaining director. All such directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Directors—Number

Under Delaware law, the number of directors is fixed by or in the manner provided in the bylaws unless fixed by the certificate of incorporation and if fixed by the certificate of incorporation, the number may be changed only by amendment to the certificate of incorporation.

Under the CF V Governing Documents, the CF V Board must consist of one or more directors and the number of directors is to be fixed from time to time exclusively by resolution of the CF V Board.

Under BVI law, a Board must consist of at least one director. However, The PubCo Governing Documents provide that there shall be not less than three directors, with no maximum.

Directors—Quorum and Vote Requirements

As permitted by Delaware law, the CF V Bylaws provide that the presence of the directors entitled to cast a majority of the votes of the whole CF V Board constitutes a quorum.

Except where applicable law or the CF V Governing Documents otherwise provide, a majority of the votes cast by the directors present at a meeting at which there is a quorum will constitute action by the CF V Board.

Under the PubCo Governing Documents, the quorum for the transaction of business of the directors is a majority of the directors present in person, if there are two or more directors, and one, if there is only one director.
Directors—Managing Director	Not applicable.	Not applicable.

Provision	CF V	PubCo

Director—Alternates	Under Delaware law, directors may not act by proxy.	Under the BVI Act, subject to the memorandum and articles of a company, a director of the company may appoint as an alternate any other director or any other person who is not disqualified for appointment as a director. However, as permitted by BVI law the PubCo Governing Documents a director is prohibited from appointing an alternate director.

Directors and Officers—Fiduciary Duties

Under Delaware law:

•  Directors and officers must act in good faith, with due care, and in the best interest of the corporation and all of its stockholders.

•  Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

•  Decisions made by directors on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation and all of its stockholders will be protected by the “business judgment rule.”

Under the BVI Act, subject to the memorandum and articles of a company, a director of the company may appoint as an alternate any other director or any other person who is not disqualified for appointment as a director. However, as permitted by BVI law the PubCo Governing Documents a director is prohibited from appointing an alternate director.

A director’s fiduciary duties can be summarized as follows: (a) Bona Fides - The directors must act bona fide in what they consider is in the best interests of the company (or, if permitted as above, that company’s parent company); (b) Proper Purpose - The directors must exercise the powers that are vested in them for the purpose for which they were conferred and not for a collateral purpose; (c) Unfettered Discretion - Since the powers of the directors are to be exercised by them in trust for the company, they should not improperly fetter the exercise of future discretion; (d) Conflict of Duty and Interest: Directors must not place themselves in a position in which there is a conflict between their duty to the company and their personal interests.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both: (a) the general knowledge, skill and experience that may reasonably be

Provision	CF V	PubCo

expected of a person carrying out the same functions as are carried out by that director in relation to the company; and (b) the general knowledge, skill and experience that that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of his position. However, in some instances, a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles or alternatively by shareholder approval at general meetings.

Director—Indemnification; Indemnification Insurance

A summary of indemnification of officers and directors under Delaware law, the CF V Governing Documents and director indemnification agreements is discussed below following this table of comparison.

A Delaware corporation may purchase insurance in relation to any person who is or was a director or officer of the corporation.

A summary of indemnification of officers and directors under the BVI Act and the PubCo Governing Documents is discussed below following this table of comparison.

A BVI company may purchase insurance in relation to any person who is or was a director or officer of the company, including a liquidator of the company.

Sale of Assets	Pursuant to Delaware law, the sale of all or substantially all the assets of CF V requires approval by the CF V Board and the stockholders holding at least a majority of the outstanding shares of stock entitled to vote thereon.	Under the BVI Act, the sale of more than 50% of the assets of the company not otherwise in the ordinary course of business requires approval by a majority of the ordinary shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares), unless disapplied. Under the PubCo Governing Documents this requirement is disapplied.

Provision	CF V	PubCo

Compulsory Acquisition	Under Delaware law, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of voting stock of another corporation that, absent such law, would be entitled to vote on such merger, may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Secretary of State of the State of Delaware a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority stockholders of the subsidiary corporation party to the merger will have appraisal rights.	Under the BVI Act, subject to any limitations in a company’s memorandum and articles, shareholders holding 90% of the votes of the outstanding shares entitled to vote, and shareholders holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining shareholders.

Dissolution/Winding Up	Under Delaware law, the dissolution of a corporation requires either (1) the approval of the board of directors and at least a majority of the outstanding stock entitled to vote thereon or (2) the approval of all of the stockholders entitled to vote thereon.	Under BVI law the liquidation of a company may be a voluntary solvent liquidation or a liquidation under the Insolvency Act. If the liquidation is a solvent liquidation, the provisions of the BVI Act governs the liquidation. Subject to the memorandum and articles of association of a company, a liquidator may be appointed by a resolution of directors or resolution of shareholders but if the directors have commenced liquidation by a resolution of directors the shareholders must approve the liquidation plan by a resolution of shareholders save in limited circumstances.

Provision	CF V	PubCo

Dissenters’/Appraisal Rights	A stockholder may dissent and obtain fair value of shares in connection with certain mergers and consolidations.	The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger; (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company (subject to certain exceptions); (d) a redemption of 10 per cent, or fewer, of the issued shares of the company required by the holders of 90 percent, or more, of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the BVI High Court.

Provision	CF V	PubCo

Shareholders’/Stockholders’ Derivative Actions

Pursuant to Delaware law, in any derivative suit instituted by a stockholder of a corporation, it must be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which the stockholder complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Pursuant to Delaware law, the complaint must set forth with particularity the efforts of the plaintiff to obtain action by the board of directors (“demand refusal”) or the reasons for not making such effort (“demand excusal”).

Such action may not be dismissed or compromised without the approval of the court.

In general, the stockholder instituting the derivative suit must maintain stock ownership through the pendency of the derivative suit.

Under BVI law the proper claimant in an action in respect of an alleged wrong to the company is ordinarily the company itself and not a shareholder. The BVI Act which provides that the Court may, on the application of a shareholder of a company, grant leave to that shareholder to: (a) bring proceedings in the name and on behalf of that company; or (b) intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company.

In determining whether to grant leave, the Court must take the following matters into account: (a) whether the shareholder is acting in good faith; (b) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (c) whether the proceedings are likely to succeed; (d) the costs of the proceedings in relation to the relief likely to be obtained; and (e) whether an alternative remedy to the derivative claim is available.

Leave to a shareholder to bring or intervene in proceedings may be granted only if the Court is satisfied that: (a) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (b) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Provision	CF V	PubCo

Anti-Takeover Provisions

Delaware law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation, with an “interested stockholder” who directly or indirectly beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•  the business combination or the transaction which caused the person or entity to become an interested stockholder is approved by the board of directors prior to the business combination or the transaction;

•  upon the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors and (b) shares held by employee benefit plans under certain circumstances; or

•  at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by this Delaware law by provision of its initial certificate of incorporation. CF V did not make such an election in the CF V Governing Documents.

Not applicable.

Indemnification of Directors and Officers

Under the DGCL, a Delaware corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock, or (iv) transactions from which such director derived an improper personal benefit. The CF V Charter includes a provision providing that directors of CF V shall not be liable to CF V or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption or limitation is not permitted by the DGCL or unless they violated their duty of loyalty to CF V or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

The DGCL also provides that a Delaware corporation has the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another entity, against reasonable expenses (including attorneys’ fees) and, in actions not brought by or in the right of the corporation, judgments, fines and amounts paid in settlement, in each case, actually and reasonably incurred in connection with such action, suit or proceeding, but only if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may not be made if such person is adjudged liable to the corporation (unless otherwise determined by the court in which such action, suit or proceeding was brought or the Delaware Court of Chancery). In addition, under Delaware law, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Furthermore, under Delaware law, a Delaware corporation is permitted to maintain directors’ and officers’ insurance.

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The PubCo Governing Documents provide that PubCo shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or (b) is or was, at the request of the Company, serving as a director or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. This indemnification does not apply to a person unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Under the PubCo Governing Documents termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

Delaware Anti-Takeover Laws

Delaware law and the CF V Governing Documents contain provisions that may prevent or discourage a third party from acquiring CF V, even if the acquisition would be beneficial to its stockholders.

Upon consummation of the Business Combination and pursuant to the PubCo Governing Documents, the board of directors of PubCo will have the authority to create one or more series of preferred stock of PubCo and to fix the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of shares of such new series of preferred stock of PubCo and to issue shares of such series without a stockholder vote, which could be used to dilute the ownership of a hostile acquiror.

PubCo’s authorized but unissued ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

CF V is subject to Delaware law prohibiting CF V from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•	prior to such time, the CF V’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

at or after the person becomes an interested stockholder, the business combination is approved by the CF V Board and authorized by a vote of at least 66 2/3% of the outstanding voting stock of CF V not owned by the interested stockholder.

For purposes of Delaware law, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated or associated with such entity or person.

For purposes of Delaware law, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This Delaware law could prohibit or delay mergers or other takeover or change of control attempts with respect to CF V and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by CF V Stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, PubCo will be authorized to issue an unlimited number of PubCo Ordinary Shares, divided into PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 90,172,738 PubCo Class A Ordinary Shares and 13,889,344 PubCo Class B Ordinary Shares will be issued and outstanding, assuming no shares of CF V Class A Common Stock are redeemed in connection with the Business Combination. In addition, PubCo is expected to have the Assumed Company Warrant exercisable for 16,195,688 PubCo Class A Ordinary Shares (subject to a six-month lock-up agreement and possible adjustments for forfeiture and earnout), 8,866,666 PubCo Warrants and 2,500,000 PIPE Warrants issued and outstanding, each PubCo Warrant exercisable for one PubCo Ordinary Share at $11.50 per share and each PIPE Warrant exercisable for one PubCo Ordinary Share at $20.00 per share. All of the PubCo Ordinary Shares issued in connection with the Business Combination will be freely transferable without further registration under the Securities Act by persons other than by (i) PubCo “affiliates” or CF V’s “affiliates” with respect to their PubCo Ordinary Shares and PubCo Ordinary Shares underlying their PubCo Warrants; (ii) the Lock-Up PIPE Investor with respect to the PIPE Warrants pursuant to the Lock-Up Addendum; (iii) the Lock-Up Company Securityholders pursuant to the Lock-Up Agreements; (iv) the Sponsor pursuant to the Sponsor Support Agreement with respect to the Sponsor Earn-Out Shares, (v) the Sponsor and Insiders pursuant to the Insider Letter with respect to the Founder Shares and 250,000 PubCo Class A Ordinary Shares issuable to Sponsor under the Amended and Restated Forward Purchase Contract; (vi) Company Shareholders who did not execute Lock-Up Agreements that are subject to six-month market stand off or lock-up agreements under their respective agreements with the Company (excluding Company Series X Shareholders holding less than one percent (1%) of the outstanding Company Ordinary Shares as of immediately prior to the consummation of the Business Combination), and (vii) the PIPE Investors pursuant to the PIPE Subscription Agreements with respect to the PIPE Shares and the Sponsor with respect to the remaining 1,000,000 PubCo Class A Ordinary Shares and 333,333 PubCo Warrants issuable to Sponsor pursuant to the Amended and Restated Forward Purchase Contract (which in each case contemplate the F-1 Registration Statement being filed within 30 days following the Closing). Sales of substantial amounts of the PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. PubCo intends to apply for listing of the PubCo Class A Ordinary Shares and PubCo Warrants on the Trading Market, but PubCo cannot assure you that a regular trading market will develop in the PubCo Class A Ordinary Shares and PubCo Warrants.

Lock-up Provisions

Lock-up Agreement

In connection with, and as a condition to the consummation of, the Business Combination, holders of at least 85% of the Company Shares on a Fully-Diluted Basis will enter into Lock-Up Agreements. The PubCo Ordinary Shares received by such shareholders and/or holders of Convertible Notes will be locked-up commencing from the Closing until the earliest of: (i) the one (1) year anniversary of the date of the Closing, (ii) the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $20.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, (iii) with respect to 25% of the Lock-Up Securities owned by such Lock-Up Company Securityholders, the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, and (iv) subsequent to the Closing, the date on which PubCo consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Lock-up Addendum

In connection with the PIPE Subscription Agreements, the PIPE Investors had the option to become party to the Lock-Up Addendum, and one PIPE Investor elected to become party to the Lock-Up Addendum. The Lock-Up Addendum locks up the Lock-Up PIPE Investor’s 2,500,000 PIPE Shares for a period of two years from the Closing Date. In exchange for consenting to such lock-up period, at Closing, the Lock-Up PIPE Investor will receive PIPE Warrants at an exercise price of $20.00 per share in equal number to the Lock-Up PIPE Investor’s 2,500,000 PIPE Shares subject to the lock-up.

Insider Letter

Pursuant to the Insider Letter, the Sponsor and the Insiders agreed to not transfer any Founder Shares or 250,000 PubCo Class A Ordinary Shares issuable to Sponsor under the Amended and Restated Forward Purchase Contract until the earlier of (i) one year after the Closing Date and (ii) subsequent to the Closing Date, (x) if the last reported sale price of PubCo Class A Ordinary Shares equals or exceeds $12.00 per share for any trading days within any 30-Trading Day period commencing at least 150 days after the Closing Date or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Class A Ordinary Shares for cash, securities or other property.

Sponsor Support Agreement

Pursuant to the Sponsor Support Agreement, the Sponsor subjected the Sponsor Earn-Out Shares to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year-post-Closing earnout, with (i) one-third of the Sponsor Earn-Out Shares being released if the closing price of PubCo Class A Ordinary Shares exceeds $12.50 for 10 out of any 20 Trading Days, (ii) one-third of the Sponsor Earn-Out Shares being released if the stock price of PubCo Class A Ordinary Shares exceeds $15.00 for 10 out of any 20 Trading Days and (iii) one-third of the Sponsor Earn-Out Shares being released if the stock price of PubCo Class A Ordinary Shares exceeds $20.00 for 10 out of any 20 Trading Days, in each case, subject to early release for release events including a PubCo sale, change of control, going private transaction or delisting after the Closing.

Rule 144

Subject to the lock-up restrictions described above, all of the shares of PubCo Ordinary Shares issued in connection with the Business Combination, other than PubCo Ordinary Shares issuable to the PIPE Investors and to the Sponsor in connection with the Sponsor’s purchase of the Forward Purchase Securities will be freely transferable by persons other than by the Company’s or PubCo’s “affiliates” without restriction or further registration under the Securities Act. All of the PubCo Ordinary Shares issuable to the PIPE Investors pursuant to the Subscription Agreements and to the Sponsor pursuant to the Amended and Restated Forward Purchase Contract will be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act.

A person who has beneficially owned restricted PubCo Ordinary Shares or restricted PubCo Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted PubCo Ordinary Shares or restricted PubCo Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal shares of PubCo Ordinary Shares and PubCo Warrants; or

•

the average weekly trading volume of PubCo Ordinary Shares of the same class or PubCo Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of the Company’s employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Pursuant to the PIPE Subscription Agreements and the Amended and Restated Forward Purchase Contract, PubCo agreed that, within 30 calendar days after the Closing Date, it will file with the SEC (at PubCo’s sole cost and expense) the F-1 Registration Statement registering the resale of the PIPE Shares and the Forward Purchase Securities, along with any PIPE Additional Shares and FPC Additional Shares that may be issued, and PubCo will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies PubCo that it will “review” the registration statement) following the closing of the sale of the PubCo Class A Ordinary Shares to the PIPE Investors and the Sponsor, and (ii) the 2nd business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the F-1 Registration Statement will not be “reviewed” or will not be subject to further review.

STOCK MARKET AND DIVIDEND INFORMATION

CF V Units, CF V Class A Common Stock and CF V Warrants are each traded on Nasdaq under the symbols “CFFVU,” “CFV” and “CFFVW,” respectively.

The closing price of the CF V Units, CF V Common Stock and CF V Warrants on July 2, 2021, the last Trading Day before announcement of the execution of the Merger Agreement, was $10.02, $9.71, and $1.10 respectively. As of September 16, 2021, the closing price for each CF V Unit, share of CF V Class A Common Stock and CF V Warrant was $10.13, $9.86 and $1.00, respectively.

PubCo intends to apply to list the PubCo Ordinary Shares and PubCo Warrants on the Trading Market with the ticker symbols “SATL,” and “SATLW,” respectively. It is a condition to consummation of the Business Combination in the Merger Agreement that the PubCo Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq or NYSE, subject only to official notice of issuance thereof. PubCo, the Company and CF V have certain obligations in the Merger Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying the Nasdaq or NYSE listing condition. The Nasdaq or NYSE listing condition in the Merger Agreement may be waived by the parties to the Merger Agreement.

Holders

As of             , 2021, there were              holders of record of CF V Class A Common Stock and three holders of record of CF V Class B Common Stock,                holders of record of CF V Units and holders of record of CF V Warrants.

Dividend Policy

CF V has not paid any cash dividends on its shares of CF V Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of PubCo from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of PubCo.

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you shall be entitled to attend and participate in PubCo’s annual meetings of shareholders. If PubCo holds a 2021 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. As a foreign private issuer, PubCo will not be subject to the SEC’s proxy rules.

PUBCO LEGAL MATTERS

Maples & Calder (BVI) has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the PubCo Ordinary Shares and matters of British Virgin Islands law.

Greenberg Traurig, P.A., has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the validity of the PubCo Warrants under New York law.

Hughes Hubbard & Reed LLP has opined upon the material U.S. federal income tax consequences of the Business Combination.

EXPERTS

The financial statements of CF Acquisition Corp. V as of December 31, 2020, and for the year ended December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Nettar Group Inc. at December 31, 2020 and 2019 and for the years then ended, appearing in this Proxy Statement/Prospectus and Registration Statement, have been audited by Pistrelli, Henry Martin y Asociados S.R.L. (Member firm of Ernst & Young Global), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CF V’s securities is Continental Stock Transfer & Trust Company. The transfer agent for PubCo’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The CF V Board is aware of no other matter that may be brought before the Special Meeting. Under the DGCL, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

STOCKHOLDER COMMUNICATIONS

CF V Stockholders and interested parties may communicate with the CF V Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CF Acquisition Corp. V, 110 East 59th Street, New York, New York 10022. Following the Closing, such communications should be sent to c/o Satellogic Solutions S.L., Calle Ali Bei 13, primer piso, 08010 Barcelona, Spain. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, PubCo shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. CF V files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on CF V at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to CF V has been supplied by CF V, and all such information relating to the Company has been supplied by the Company. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

The Company does not file any annual, quarterly or current reports, proxy statements or other information with the SEC.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact:

CF Acquisition Corp. V

110 East 59 Street

New York, New York 10022

E-mail: CFV@cantor.com

You may also obtain these documents by requesting them in writing or by telephone from CF V’s proxy solicitation agent at the following address, telephone number and email:

Morrow Sodali LLC

Tel: (800) 662-5000 or (203) 658-9400 (banks and brokers)

Email:

If you are a CF V Stockholder and would like to request documents, please do so by             , 2021 to receive them before the Special Meeting. If you request any documents from CF V, CF V shall mail them to you by first class mail, or another equally prompt means.

None of CF V, PubCo or the Company has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Page
CF Acquisition Corp. V Unaudited Financial Statements
Condensed Balance Sheets as of March 31, 2021 and December 31, 2020	F-47
Condensed Statements of Operations for the three months ended March 31, 2021 and for the period from January 23, 2020 (inception) to March 31, 2020	F-48
Consolidated Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2021 and for the period from January 23, 2020 (inception) to March 31, 2020	F-49
Consolidated Statement of Cash Flows for the three months ended March 31, 2021 and for the period from January 23, 2020 (inception) to March 31, 2020	F-50
Notes to Unaudited Condensed Financial Statements	F-51 - F-66
CF Acquisition Corp. V. Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-67
Balance Sheet as of December 31, 2020	F-68
Statement of Operations for the period from January 23, 2020 (inception) to December 31, 2020	F-69
Statement of Changes in Stockholders’ Equity for the period from January 23, 2020 (inception) to December 31, 2020	F-70
Statement of Cash Flows for the period from January 23, 2020 (inception) to December 31, 2020	F-71
Notes to Financial Statements	F-72 - F-82

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Nettar Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Nettar Group Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pistrelli, Henry Martin y Asociados S.R.L.

Member of Ernst & Young Global

We have served as the Company’s auditor since 2017.

City of Buenos Aires, Argentina

May 21, 2021

NETTAR GROUP INC.

Consolidated statements of profit or loss

for the years ended December 31, 2020 and 2019

(Amounts stated in United States Dollars [USD])

		2020	2019
	Notes
Other operating income		22,394	126,375
Administrative expenses	4.1	(8,127,496)	(4,323,365)
Depreciation of satellites and other property and equipment	7	(3,182,011)	(4,238,444)
Other operating expenses	4.2	(11,376,667)	(12,261,764)

Operating loss		(22,663,780)	(20,697,198)

Finance costs	5.1	(7,565,781)	(4,501,355)
Finance income	5.2	78,570	398,351
Other financial income (expense)	5.3	596,628	(112,001)
Embedded derivative income (expense)	5.4	(84,223,586)	4,230,000

Loss before income tax		(113,777,949)	(20,682,203)

Income tax expense	6	(147,866)	(83,150)

Loss for the year		(113,925,815)	(20,765,353)

Attributable to:
Equity holders of the parent		(113,925,815)	(20,765,353)
Non-controlling interests		—	—

		(113,925,815)	(20,765,353)

Earnings (loss) per share
Basic and diluted, profit (loss) for the year attributable to ordinary equity holders of the parent	18	(23.47)	(4.30)

The accompanying notes are an integral part of these consolidated financial statements.

NETTAR GROUP INC.

Consolidated statements of financial position

as of December 31, 2020 and 2019

(Amounts stated in USD)

		2020	2019
	Notes
Assets
Non-current assets
Satellites and other property and equipment	7	34,850,974	22,483,997
Financial assets	8	55,800	70,029
Right-of-use assets	24	1,340,747	—
Other receivables	9	258,228	228,689
Deferred income tax assets	6	48,100	9,898

Total non-current assets		36,553,849	22,792,613

Current assets
Inventories		21,355	7,526
Accounts receivables		4,136	11,400
Other receivables	9	771,897	573,359
Cash and cash equivalents	10	17,266,842	24,555,345

Total current assets		18,064,230	25,147,630

Total assets		54,618,079	47,940,243

Equity and liabilities
Equity
Issued capital – ordinary shares	11	49	48
Preferred shares	11	87	87
Additional paid-in capital	11	61,253,465	60,030,063
Other paid-in capital	11	2,464,206	1,605,337
Retained earnings		(181,004,979)	(67,083,728)

Equity attributable to equity holders of the parent		(117,287,172)	(5,448,193)

Total equity (deficit)		(117,287,172)	(5,448,193)

Liabilities
Non-current liabilities
Notes debt	22	33,794,907	28,495,117
Lease liabilities	24	1,035,872	—
Provisions	13	36,298	39,802
Contract liabilities	14	1,000,000	1,000,000
Trade and other payables	15	4,697,194	—

Total non-current liabilities		40,564,271	29,534,919

Current liabilities
Notes debt	22	125,084,580	20,648,261
Lease liabilities	24	361,704	—
Trade and other payables	15	3,284,213	1,549,581
Payroll and social security taxes payables	16	1,716,827	1,418,463
Contract liabilities	14	454,572	—
Other taxes payables	17	439,084	237,212

Total current liabilities		131,340,980	23,853,517

Total liabilities		171,905,251	53,388,436

Total equity and liabilities		54,618,079	47,940,243

The accompanying notes are an integral part of these consolidated financial statements.

NETTAR GROUP INC.

Consolidated statements of changes in equity

for the years ended December 31, 2020 and 2019

(Amounts stated in USD)

	Attributable to the equity holders of the parent
	Issued capital – ordinary shares (Note 11)	Preferred shares (Note 11)	Additional paid-in capital (Note 11)	Other paid-in capital (Note 11)	Retained earnings	Total equity (deficit)
As at January 1, 2019	48	87	60,013,710	753,116	(46,426,264)	14,340,697
Exercise of stock options (Note 11)	—	—	16,353	—	—	16,353
Loss for the year	—	—	—	—	(20,765,353)	(20,765,353)
Share-based compensation (Note 12)	—	—	—	852,221	107,889	960,110

At December 31, 2019	48	87	60,030,063	1,605,337	(67,083,728)	(5,448,193)

Issuance of shares (Note 11)	1	—	1,223,402	—	—	1,223,403
Loss for the year	—	—	—	—	(113,925,815)	(113,925,815)
Share-based compensation (Note 12)	—	—	—	858,869	4,564	863,433

At December 31, 2020	49	87	61,253,465	2,464,206	(181,004,979)	(117,287,172)

The accompanying notes are an integral part of these consolidated financial statements

NETTAR GROUP INC.

Consolidated statements of cash flows

for the years ended December 31, 2020 and 2019

(Amounts stated in USD)

		2020	2019
	Notes
Operating activities
Loss for the year		(113,925,815)	(20,765,353)
Adjustments to reconcile loss for the year to net cash flows used in operating activities:
Depreciation of satellites and other property and equipment	7	3,182,011	4,238,444
Depreciation expense of right-of-use assets	4.1	286,036	—
Income tax expense	6	147,866	83,150
Share-based compensation	12	1,983,937	960,110
Interest expense	5.1	7,508,952	4,501,355
Fair value changes of financial liabilities recognized in (profit) or loss	5.4	84,223,586	(4,230,000)
Interest on lease liabilities	5.1	56,829	—
Foreign exchange differences		(1,506,801)	(156,148)
Changes in operating assets and liabilities:
(Increase) in other receivables		(220,813)	(158,845)
(Increase) / Decrease in inventories		(13,829)	2,738
(Decrease) / Increase in provisions		(3,504)	5,967
Increase in trade and other payables		182,493	110,261
Increase in payroll and social security taxes payable		298,364	425,353
Increase in contract liabilities		454,572	1,000,000
Increase / (Decrease) in other tax payables		15,805	(87,034)

Net cash flows used in operating activities		(17,330,311)	(14,070,002)

Investing activities
Purchases of satellites and other property and equipment		(9,259,335)	(8,300,636)
Non-current financial assets		14,229	28

Net cash flows used in investing activities		(9,245,106)	(8,300,608)

Financing activities
Notes debts	22	18,047,000	27,000,000
Payments of lease liabilities	24	(369,786)	—
Contributed capital and additional paid-in capital	11	102,899	16,353

Net cash flows from financing activities		17,780,113	27,016,353

Net Increase / (Decrease) in cash and cash equivalents		(8,795,304)	4,645,743
Effect of foreign exchange rate changes		1,506,801	156,148
Cash and cash equivalents at the beginning of the year		24,555,345	19,753,454

Cash and cash equivalents at year-end		17,266,842	24,555,345

The accompanying notes are an integral part of these consolidated financial statements.

NETTAR GROUP INC.

Notes to the consolidated financial statements

for the years ended December 31, 2020 and 2019

(Amounts stated in USD)

1.	Corporate information

Nettar Group Inc. is the holding company of Satellogic group (collectively, the “Group”). It was incorporated on October 7, 2014 under the laws of the British Virgin Islands (“BVI”) as an International Business Company. The registered office is located at Kingston Chambers BOX 173 C/O Maples Corporate Services BVI LTD Road Town, Tortola D8 VG1110.

The Group invests in the software, hardware, optics of the aero-space industry, focusing on satellite and image analytics technologies. The goal is to build a planetary scale analytics platform based on a proprietary satellite constellation with the capability to generate insights from images and information, with focus on multi-temporal analysis and high frequency of revisits.

According to its By Laws the financial year-end of the Group is December 31, in each year.

1.1. Group information

Subsidiaries

The consolidated financial statements of the Group include:

		Country of incorporation	% equity interest				Functional currency
Name	Principal activities		2020		2019
Urugus S.A. (Urugus)	Manufacturing, Assembly, Integration, Test and Exports	Uruguay	100%		100%		USD

Nettar S.A. (Nettar)	Intermediate Holding	Uruguay	100%		100%		USD

Satellogic USA Inc. (Satellogic USA)	Sales and Marketing, Product Strategy and business development	United States	100%		100%		USD

Telluric Ltd. (Telluric)	Image analytics and user interfaces	Israel	100%		100%		NIS (1)

Satellogic S.A. (Satellogic)	Research and development services and builds prototypes	Argentina	100%		100%		USD

Satellogic Overseas Inc. (Satellogic Overseas)	Supplies fund for non-recurrent expenses management	BVI	100	%(2)	100	%(2)	USD

Satellogic Solutions S.L. (Satellogic Solutions)	Data science solutions and machine learning over the satellites images	Spain	100	%(2)	100	%(2)	EUR(3)

Satellogic China LTD (Satellogic China)	Sales and Marketing	People’s Republic of China	100	%(4)	—		RMB(6)

Satellogic China Beijing Branch (Satellogic China BB)	Sales and Marketing	People’s Republic of China	100	%(5)	—		RMB(6)

(1)	NIS: New Israeli Shekel
(2)	These entities are controlled through Nettar, an intermediate holding entity of the Group.
(3)	EUR: Euro
(4)	This entity is controlled through Urugus
(5)	Dependent branch of Satellogic China
(6)	RMB: Renminbi

2.	Significant accounting policies

2.1. Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments that are measured at fair values at the end of each reporting period, as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The consolidated financial statements are presented in United States Dollars (hereinafter “USD” or “$”).

The consolidated financial statements provide comparative information in respect of previous period. These consolidated financial statements for the year ended December 31, 2020 are presented for comparative purposes with the consolidated statements of profit or loss, changes in equity, and cash flows for the year ended December 31, 2019. The consolidated statement of financial position as of December 31, 2020 is presented together with the statement of financial position as of December 31, 2019 for comparative purposes.

2.2. Going concern

The directors have, at the time of approving the financial statements, a reasonable expectation that the Group have adequate resources to continue in operational existence for the foreseeable future. Thus they continue to adopt the going concern basis of accounting in preparing the financial statements. See also note 3.1.

2.3. Basis of consolidation

The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as of December 31, 2020 and for the year ended on such date and provide comparative information as explained in note 2.1. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

•	Exposure, or rights, to variable returns from its involvement with the investee;

•	The ability to use its power over the investee to affect its returns.

Generally, there is a presumption that a majority of voting rights result in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement(s) with the other vote holders of the investee;

•	Rights arising from other contractual arrangements;

•	The Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognises the related assets, liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.

2.4. Summary of significant accounting policies

a)	Current versus non-current classification

The Group presents assets and liabilities in the statements of financial position based on current/non-current classification. An asset is current when it is:

•	Expected to be realized or intended to be sold or consumed in the normal operating cycle;

•	Held primarily for the purpose of trading;

•	Expected to be realized within twelve months after the reporting period or;

•	Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

All other assets are classified as non-current.

Deferred income tax assets are classified as non-current assets.

A liability is current when:

•	It is expected to be settled in the normal operating cycle;

•	It is held primarily for the purpose of trading;

•	It is due to be settled within twelve months after the reporting period or;

•	There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

The Group classifies all other liabilities as non – current.

b)	Fair value measurement

The Group measures some financial instruments such as money market funds and derivative financial liabilities, at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability

Or

•	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the Group’s consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1: Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2: Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3: Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

External specialists are involved for valuation of significant liabilities, such as embedded derivatives. Involvement of external specialists is determined annually by management. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. Management decides, after discussions with the Group’s external specialists, which valuation techniques and inputs to use for each case.

For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

Fair-value related disclosures for financial instruments and non-financial assets that are measured at fair value or where fair values are disclosed, are summarized in the following notes:

•	Disclosures for valuation methods, significant estimates and assumptions Notes 2.4.f), 3, and 20

•	Quantitative disclosures of fair value measurement hierarchy Note 20.1

•	Financial instruments (including those carried at amortised cost) Note 20.2

c)	Foreign currencies

The Group’s consolidated financial statements are presented in USD, which is also the parent company’s functional currency. The Group reviews each entity’s functional currency on an annual basis. The consolidated financial statements presented are translated (as applicable) to USD. Management has determined that all entities of the Group have the USD as their functional currency, except for Satellogic Solutions, which has the EUR as its functional currency, Telluric which has the NIS as its functional currency and Sattellogic China which has the RMB as its functional currency. Refer to note 1.1 for a summary of functional currencies.

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Non-monetary assets and liabilities are translated at historical exchange rates. Resulting foreign exchange gains and losses are recorded in the income statement for the period. Translations differences to be included in OCI are immaterial.

Foreign Trade and Exchange Regulations in force in Argentina

On September 1, 2019, the Argentine Government published Executive Decree No. 609/2019 setting forth extraordinary and interim guidelines concerning the foreign exchange market. Besides, the Central Bank of Argentina (hereinafter BCRA) issued Communication “A” 6770, as amended, whereby, among other measures, it provided that up to and including December 31, 2019, the BCRA’s previous consent would be required to access the foreign exchange market for the remittance of profits and dividends, payment of services to foreign related companies, and early payment of financial debts (principal and interest) over three business days before their due date. Then, on December 30, 2019, the BCRA issued Communication “A” 6856, establishing that the preceding provisions would remain in force on and after December 31, 2019. As of the date of these financial statements, the BCRA has issued additional regulations regarding foreign trade and exchange transactions.

At present, the referred regulations haven’t had a significant impact on the transactions between Satellogic S.A. (Argentina) and the Group.

d)	Satellite and other property and equipment

Satellites and other property and equipment produced or acquired (“Tangible fixed assets”) are recognized at their production or acquisition cost, which includes all costs directly attributable to making the asset ready for use, less accumulated depreciation and any impairment.

Satellite costs include all expenses incurred for building individual satellites and comprise manufacturing, launch and attributable launch insurance costs, and other costs directly attributable to software programming.

Depreciation is calculated on a straight-line basis over the estimated useful lives of assets, which are determined on the basis of the expected use of the assets. Depreciation includes, where appropriate, the residual value of each asset or group of assets, starting from the date when the asset enters into operational use.

The useful lives of the categories of fixed assets are as follows:

Satellites and operations equipment	3 - 4 years
Leasehold improvements	3 - 10 years
Other property and equipment	5 - 10 years

The Group conducts an annual review of the remaining useful lives of its in-orbit satellites on the basis of both their forecast utilization and the technical assessment of their useful lives. When a significant change occurs, a depreciation test is performed and depreciation is charged for the remaining years by taking into account the asset’s new remaining useful life.

The “Advances for satellites and satellites under construction” primarily consist of percentage completion payments for the construction of future satellites and advances paid in respect of launch vehicles and related launch-insurance costs. Studies, staff and consultancy costs and other costs incurred directly in connection with satellites construction are also capitalized. See note 7.

e)	Leases

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Group as a lessee

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

i) Right-of-use assets

The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

•	Plant and offices 2 to 10 years

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right-of-use assets are also subject to impairment, such as any other non-financial assets.

ii) Lease liabilities

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, and variable lease payments that depend on an index or a rate. The lease payments also include payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

iii) Short-term leases

The Group applies the short-term lease recognition exemption to its short-term leases of office facilities (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on short-term leases are recognized as expense on a straight-line basis over the lease term.

f)	Financial instruments - initial recognition and subsequent measurement

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i) Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (“OCI”), and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, are measured at the transaction price determined under IFRS 15.

In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are ‘solely payments of principal and interest (“SPPI”)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

Subsequent measurement

Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest rate (“EIR”) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost include trade and other receivables.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of profit or loss.

This category includes investments in money market funds that qualify as cash equivalent, which the Group had elected to classify at fair value through profit or loss.

Impairment of financial assets

For financial assets at amortized cost, the Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (“a 12-month ECL”). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (“a lifetime ECL”).

For trade receivables and contract assets, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

The Group considers a financial asset in default when contractual payments are 90 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate. In certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

As of December 31, 2020, and 2019, the Group does not have neither past due nor impaired financial assets. Therefore, the Group did not recognize any allowance for expected credit losses (“ECLs”).

ii) Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as notes debt, trade and other payables, and lease liabilities as appropriate.

All financial liabilities are recognized initially at fair value and, in the case of notes debt, net of directly attributable transaction costs.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in these categories:

Financial liabilities at amortized cost (notes debt, lease liabilities, trade and other payables)

After initial recognition, notes debt, lease liabilities, trade and other payables are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of profit or loss.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities at fair value through profit or loss include a bifurcated derivative that is embedded in the debt contract described in note 22. This derivative refers to the conversion feature of the convertible debt instruments, whose host contract is measured at amortized cost. The derivative instrument is classified at fair value through profit or loss as the conversion feature is not closely related to the economic characteristics of the debt instrument. In addition, the derivative does not qualify as effective hedging instrument.

Gains or losses on liabilities held for trading are recognized in the statement of profit or loss. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.

g)	Inventories

Inventories are valued at the lower of cost and net realizable value and include satellite components, spare parts and materials costs.

h)	Cash and cash equivalents

Cash and cash equivalents in the statements of financial position comprise cash at banks and on hand and short-term deposits or investment in money market funds with an original maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.

For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and cash equivalents, as defined above.

i)	Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of profit or loss net of any reimbursement.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Any reimbursement that the Group can be virtually certain to collect from a third party with respect to the obligation is recognized as a separate asset. However, this asset may not exceed the amount of the related provision.

All provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate of the Group’s management.

j)	Share-based compensation

Employees (including senior executives) of the Group receive incentives in the form of share-based options, whereby employees render services as consideration for equity instruments (equity-settled transactions).

Equity-settled transactions

The cost of equity-settled transactions is determined by the fair value at the grant date using an appropriate valuation model. Further details are given in Note 12.

That cost is recognized in employee benefits expenses together with a corresponding increase in equity (other paid-in capital), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognized as of the beginning and end of that period.

Service and non-market performance conditions are not considered when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

k)	Revenue from contracts with customers

As mentioned in note 1, the Group is building a proprietary satellite constellation with the capability to generate insights from images and information, with focus on multi-temporal analysis and high frequency of revisits. At present, the Group has signed its first agreement with customers as further stated in note 25. No revenues from customers have been recognized in the accompanying consolidated financial statements since the Group had not provided any goods or services as of December 31, 2020 or 2019. The Group collected cash of $1.45 million and $1 million as of December 31, 2020 and 2019, respectively, which are included in contract liabilities in the statements of financial position.

Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.

l)	Taxes

The Group is not subject to taxation in the BVI, but it may be subject to withholding taxes paid at source on interest and dividends received and paid in the various jurisdictions in which the Group operates.

Satellogic, Satellogic USA, Nettar, Telluric, Satellogic China and Satellogic Solutions are subject to taxation in Argentina, United States, Uruguay, Israel, China and Spain respectively. Current income tax for fiscal years 2020 and 2019 is an annual tax levied at 30% in Argentina, 21% in United States, 25% in Uruguay, 23% in Israel, 25% in China and 25% in Spain.

To determine net taxable income, duly documented accrued expenses required for the generation of source income are generally allowed as deductions. To determine the taxable basis in transactions with foreign related parties, transfer pricing rules must be applied.

Urugus is income tax-exempted since it performs its activities as direct Free Trade Zone User, under law 15,921 in Uruguay, and Satellogic Overseas is not subject to taxation in the BVI.

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•

When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss;

•

In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss;

•

In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred income tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred income tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income (“OCI”) or directly in equity.

Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

2.5. Changes in accounting policies and disclosures

New and amended standards and interpretations

The Group applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after January 1, 2020. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

Amendments to IFRS 3: Definition of a Business

The amendment to IFRS 3 Business Combinations clarifies that to be considered a business, an integrated set of activities and assets must include, at a minimum, an input and a substantive process that, together, significantly contribute to the ability to create output. Furthermore, it clarifies that a business can exist without including all of the inputs and processes needed to create outputs. These amendments had no impact on the consolidated financial statements of the Group, but may impact future periods should the Group enter into any business combinations.

Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform

The amendments to IFRS 9 and IAS 39 Financial Instruments: Recognition and Measurement provide a number of reliefs, which apply to all hedging relationships that are directly affected by interest rate benchmark reform. A hedging relationship is affected if the reform gives rise to uncertainty about the timing and/or amount of benchmark-based cash flows of the hedged item or the hedging instrument. These amendments have no impact on the consolidated financial statements of the Group as it does not have any interest rate hedge relationships.

Amendments to IAS 1 and IAS 8: Definition of Material

The amendments provide a new definition of material that states, “Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” The amendments clarify that materiality will depend on the nature or magnitude of information, either individually or in combination with other information, in the context of the financial statements. A misstatement of information is material if it could reasonably be expected to influence decisions made by the primary users. These amendments had no impact on the consolidated financial statements of, nor is there expected to be any future impact to the Group.

Conceptual Framework for Financial Reporting issued on 29 March 2018

The Conceptual Framework is not a standard, and none of the concepts contained therein override the concepts or requirements in any standard. The purpose of the Conceptual Framework is to assist the IASB in developing standards, to help preparers develop consistent accounting policies where there is no applicable standard in place and to assist all parties to understand and interpret the standards. This will affect those entities which developed their accounting policies based on the Conceptual Framework. The revised Conceptual Framework includes some new concepts, updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts. These amendments had no impact on the consolidated financial statements of the Group.

3.	Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Other disclosures relating to the Group’s exposure to risks and uncertainties include:

•	Capital management (Note 19)

•	Financial instruments risk management and policies (Note 3.2)

•	Sensitivity analyses disclosures (Notes 3.1, 3.2 and 20.3)

Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

Share-based options

Estimating fair value for share-based options requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model and making assumptions about them. The Group used the Black Scholes model for measuring the fair value of equity settled awards with employees under the “2015 Share Plan amended June 14, 2016 and June 10, 2019 (“the Plan”)” for the periods ended 2020 and 2019. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 12.

Taxes

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

The Group has $4,434,506 and $3,198,719 of deferred income tax assets as of December 31, 2020 and 2019, respectively. Based on estimates made by the Group’s management, the Group has booked an allowance to reduce the valuation of the net deferred income tax to its probable recovery value.

Fair value measurement of financial instruments

When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques including the discounted cash flow (DCF) model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. Judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments. See Note 20 for further disclosures.

3.1. Risks associated with emerging companies

The Group is subject to a number of risks associated with emerging, technology-oriented companies with a limited operating history, including, but not limited to, dependence on key individuals, a developing business model, initial and continued market acceptance of the Group’s services, protection of the Group’s proprietary technology, competition from substitute products and services, and the need to obtain adequate financing to fund future operations.

The Group has experienced negative cash flows from operations and net losses since inception and had net losses of approximately $113.9 million and $20.8 million during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, and 2019 the Group presents a negative equity due to such accumulated losses. The Group has historically funded its operations principally through notes debt, common stock and preferred stock issuances. The Group’s ability to generate positive cash flows and recoverability of assets depends on a variety of factors, including the successful development and implementation of its business plan.

After December 31, 2020 and before the issuance of this Group´s consolidated financial statements, the Group´s management negotiated the extension of the maturity date of the 2018 and 2019 convertible notes, with original maturity dates in April and September 2021, respectively. The new maturity date for 2018 and 2019 convertible notes is in April 2022. See note 22.

The Group had approximately $17.3 million and $24.6 million in cash and cash equivalents and $(113.3 million) and $1.3 million in working capital as of December 31, 2020 and 2019, respectively. The extension of the notes’ maturity dates mentioned in the preceding paragraph, and the cash inflow related to the issuance of the Series X preference shares subsequent to December 31, 2020 mentioned in note 28.2 represents a substantial improvement in the working capital. The Group’s management has a 2021 operating budget that utilizes existing cash reserves and cash flow from operations sufficient to support the business and believes that it can operate within its business plan over the next 12 months. Accordingly, the Group’s management expects to be successful in producing sufficient working capital and will manage operations commensurate with its level of working capital.

3.2. Risk management objectives and policies

The Group´s activities expose it to a variety of financial risks, including market risk, interest rate risk, credit risk, foreign currency risk and liquidity risk.

The Group’s senior management oversees the management of these risks. The Group’s senior management conducts this oversight in close co-operation with the board of directors and focuses on actively securing the entity´s short to medium term cash flows by minimizing the exposure to financial markets.

The Group does not actively engage in the trading of financial assets for speculative purposes.

The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as the fair value of the conversion options contained in the convertible debt notes described in note 22 to the financial statements.

Interest and foreign currency risk is analyzed in the following sections.

The market risk of the conversion options contained in the convertible debt notes, arises from the potential changes in the fair value of the embedded derivative attributable to changes in the stock price of the shares at the conversion date, compared with the strike price of the shares calculated based on the Note Purchase Agreements described in note 22.

Sensitivity analysis of such financial liability is disclosed in note 20.3.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s policy is to maintain borrowings at fixed rates of interest. The Group’s exposure to the risk of changes in market interest rates relates primarily to the rollover of the Group’s notes debt obligations. As mentioned in notes 3.1. and 22, the convertible notes bear fixed interest rates and their original or extended maturity is in 2022. Therefore, the Group considers that is not subject to significant interest rate risk.

Credit risk

Credit risk reflects the risk that a counterparty will default on its contractual obligations, resulting in a financial loss to the Group. Credit risk of any entity doing business with the Group is systematically analyzed, including aspects of a qualitative nature. The measurement and assessment of the Group total exposure to credit risk covers all financial instruments involving any counterparty risk.

At present, the Group has already signed its first agreement with a customer as further discussed in note 25.

Accounts receivables are non-interest bearing and are generally on terms of 30 to 90 days.

Information about the credit risk exposure on the Group’s other receivables is disclosed in note 9. The Group does not have neither past due nor impaired receivables.

As further stated in note 2.4.f), the Group has not recognized any allowance for expected credit losses (“ECLs”).

Concentration of credit risk

Cash equivalents, financial assets and other receivables are potentially subject to concentration of credit risk. Cash equivalents investments are placed with financial institutions and financial instruments that Management believes are of high credit quality.

Liquidity risk

The Group manages liquidity risk by using funding obtained mainly from shareholders and notes payable. See notes 3.1 and 22.

The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments:

Financial liability	Carrying amount	Total undiscounted payments	On demand	Less than 3 months	3 to 12 months	1 to 2 years	More than 2 years
2020
Notes debt	62,784,487	72,159,697	—	—	55,606,667	16,553,030	—
Trade and other payables	7,981,407	7,981,407	—	1,032,172	2,252,041	1,244,048	3,453,146
Lease liabilities	1,397,576	1,484,634	—	103,189	293,466	223,895	864,084

2019
Notes debt	42,005,378	51,270,547	—	—	21,539,083	29,731,464	—
Trade and other payables	1,549,581	1,549,581	—	916,827	632,754	—	—

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when expense is denominated in a foreign currency) and the Group’s net investments in foreign subsidiaries.

The Group undertakes transactions denominated in foreign currencies; consequently, exposures to exchange rate fluctuations arise. Exchange rate exposures are managed within approved policy parameters.

The carrying amounts of the Group’s financial assets and liabilities denominated in foreign currency at the reporting date are as follows:

	Financial assets		Financial liabilities
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Uruguayan Peso	2,917	4,240	(24,319)	(18,384)
Argentine Peso	352,766	257,705	(28,250)	(49,334)
Euro	155,147	93,706	(693,728)	(54,211)
Renminbi	309,515	—	(27,944)	—
Shekel	29,705	358	(3,590)	(6,977)

Foreign currency sensitivity

The following tables demonstrate the sensitivity to a reasonably possible change in foreign currency exchange rates, with all other variables held constant. The impact on the Group’s profit (loss) before tax is mainly due to changes in the value of outstanding financial assets and liabilities denominated in Argentine Peso, Euro and Renminbi. Management considers that the Group’s exposure to foreign currency changes for all other currencies is not material.

Foreign currency Year	Year	Change in foreign exchange rate	Effect on profit (loss) before tax
Argentine peso	2020	+5%	16,226
		-5%	(16,226)

	2019	+5%	10,419
		-5%	(10,419)

Euro	2020	+5%	(26,929)
		-5%	26,929

	2019	+5%	1,975
		-5%	(1,975)

Renminbi	2020	+5%	14,079
		-5%	(14,079)

	2019	+5%	—
		-5%	—

The table above shows a decrease in our net loss when the US dollar weakens against foreign currencies Argentine peso and Renminbi, and when the US dollar strengthens against Euro; because of the positive impact of the increase in other financial income. On the other hand, the table above shows an increase in our net loss when the US dollar strengthens against Argentine peso and Renminbi, and weakens against Euro; because of the negative impact of the decrease in other financial income.

4.	Operating expenses

4.1. Administrative expenses

	Gain / (Loss)
	2020	2019
Wages and salaries	(2,927,943)	(1,533,422)
Social security costs	(449,504)	(229,303)
Professional fees	(1,684,089)	(669,042)
Rentals	(119,103)	(340,653)
Depreciation expense of right-of-use assets	(286,036)	—
Office expenses	(495,202)	(478,077)
Travel expenses	(170,088)	(356,187)
Share-based compensation expenses	(1,371,154)	(329,773)
Other expenses	(624,377)	(386,908)

Total administrative expenses	(8,127,496)	(4,323,365)

4.2. Other operating expenses

	Gain / (Loss)
	2020	2019
IT services	(2,455,882)	(2,360,416)
Operating and production costs	(1,477,794)	(1,398,186)
Research and development costs	(5,407,954)	(5,775,013)
Marketing expenses	(1,267,324)	(1,343,041)
Share-based compensation expenses	(612,783)	(630,337)
Other expenses	(154,930)	(754,771)

Total other operating expenses	(11,376,667)	(12,261,764)

5.	Financial income/(expense)

5.1. Finance costs

	Gain / (Loss)
	2020	2019
Interest expense on notes debt. Note 22.	(7,465,523)	(4,467,658)
Interest expense on lease liabilities	(56,829)	—
Other finance costs	(43,429)	(33,697)

Total finance costs	(7,565,781)	(4,501,355)

5.2.	Finance income

Interest on financial assets	78,570	398,351

Total finance income	78,570	398,351

5.3.	Other financial income/(expense)

Foreign exchange differences, net	596,628	(112,001)

Total other financial income/(expense)	596,628	(112,001)

5.4.	Embedded derivate (expense)/income

Changes in fair value of embedded derivate liability (loss)/income. Note 22.	(84,223,586)	4,230,000

Total Embedded derivate (expense)/income	(84,223,586)	4,230,000

6.	Income tax

The major components of income tax expense for the years ended December 31, 2020 and 2019 are:

	2020	2019
Consolidated statement of profit or loss:
Current income tax	(186,068)	(93,048)
Deferred income tax benefit (1)	38,202	9,898

Income tax expense	(147,866)	(83,150)

(1)	Includes the effect of translation into functional currency of deferred tax.

Reconciliation of income tax expense:

	2020	2019
Loss before income tax	(113,777,949)	(20,682,203)
Loss before income tax originated in jurisdictions that are tax exempted	(107,210,562)	(13,722,089)
Tax benefit (expense) at the domestic rates applicable to profits (losses) in the country concerned	2,004,624	1,712,593
Tax inflation adjustment (Argentina)	197,706	287,710
Allowance for deferred tax assets	(1,197,585)	(898,110)
Write down of unused tax losses	(74,123)	—
Effect of translation of net deferred tax assets into functional currency (2)	(1,098,930)	(851,583)
Income tax changes of rates	—	(333,588)
Other permanent differences	20,442	(172)

Income tax expense for the year ended December 31	(147,866)	(83,150)

(2)

Net deferred tax assets, including tax loss carryforwards, has been originated mainly in Argentina, expressed originally in local currency (Argentine Pesos). The translation of such cumulative deferred tax assets into functional currency, considering the depreciation of the Argentine peso in relation to the US Dollar, produces a reduction of the previously recognized tax credits.

Deferred income tax:

Deferred income tax relates to the following:

	2020	2019
Tax loss carryforwards	3,869,099	2,731,459
Provision for contingencies	5,520	6,221
Present value of certain financial assets and liabilities	61,995	52,710
Share-based transactions	132,143	185,850
Satellites and other property and equipment	(9,328)	(21,446)
Tax inflation adjustment	324,230	232,024
Other accruals	50,847	11,901

Net deferred tax assets before allowances	4,434,506	3,198,719

Allowance for deferred income tax	(4,386,406)	(3,188,821)

Net deferred tax assets	48,100	9,898

The evolution of the allowance for deferred income tax is as follows:

At January 1, 2019	(2,290,711)
Allowance for the year 2019	(898,110)
At December 31, 2019	(3,188,821)

Allowance for the year 2020	(1,197,585)
At December 31, 2020	(4,386,406)

The Group offsets tax assets and liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets relate to income taxes levied by the same tax authority.

As of December 31, 2020, the Group has unused tax loss carryforwards (in Argentina) amounting to an equivalent of USD 3,869,099. According to income tax law in force in Argentina, tax loss carryforwards (expressed in the legal currency in force in such country) can be used to offset taxable income in the following 5 years. The breakdown of these unused tax losses measured at the tax rates that are expected to apply in the years in which expire is as follows:

Maturity year	Amounts
2021	125,151
2022	240,604
2023	517,128
2024	985,109
2025	2,001,107

3,869,099

The carrying amount of deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized.

As of December 31, 2020 and 2019, the Group considered it is more likely than not, there will not be sufficient future taxable profit against which the unused tax loss carryforward can be utilized.

Therefore, the Group recorded an allowance for the deferred income tax originated in Argentina, including the unused tax loss carryforwards and the deferred tax assets arising from deductible temporary differences.

7.	Satellites and other property and equipment

	Furniture & office supplies	Research & Development Lab, cleanroom, laboratory equipment and instruments in process	Groundstation	Satellites and operations’ equipments	Third-party building improvements	Advances for satellites and satellites under construction	Total
Cost
At January 1, 2019	529,732	2,273,575	120,766	8,702,986	519,662	13,145,190	25,291,911
Additions	215,192	1,133,399	181	1,640,625	138,895	5,253,539	8,381,831
Disposals	(230)	(3,469)	—	(18,320)	—	—	(22,019)

At December 31, 2019	744,694	3,403,505	120,947	10,325,291	658,557	18,398,729	33,651,723
Additions	171,487	392,128	22,666	—	79,625	15,255,457	15,921,363
Transfers	—	—	—	26,421,089	—	(26,421,089)	—
Disposals	—	(183)	—	—	—	(289,147)	(289,330)

At December 31, 2020	916,181	3,795,450	143,613	36,746,380	738,182	6,943,950	49,283,756

Depreciation
At January 1, 2019	201,945	796,848	42,495	5,646,667	182,151	—	6,870,106
Depreciation charge for the year	161,268	385,368	22,339	3,601,742	67,727	—	4,238,444
Disposals and others	(230)	59,406	—	—	—	—	59,176

At December 31, 2019	362,983	1,241,622	64,834	9,248,409	249,878	—	11,167,726
Depreciation charge for the year	189,755	462,574	25,626	2,426,983	77,073	—	3,182,011
Others	—	83,045	—	—	—	—	83,045

At December 31, 2020	552,738	1,787,241	90,460	11,675,392	326,951	—	14,432,782

Net book value
At December 31, 2020	363,443	2,008,209	53,153	25,070,988	411,231	6,943,950	34,850,974

At December 31, 2019	381,711	2,161,883	56,113	1,076,882	408,679	18,398,729	22,483,997

8.	Financial assets

	2020	2019
Fixed term deposit	55,800	70,029

Total financial assets	55,800	70,029

Total non-current	55,800	70,029

9.	Other receivables

	2020	2019
Value added tax credits	66,676	43,014
Turnovers tax credits	59,412	19,820
Income tax credit	2,128	1,162
Minimum presumed income tax credits	4,106	5,774
Other advances to suppliers	425,920	291,069
Guarantee deposits (1)	157,192	130,913
Prepaid expenses	243,312	79,843
Miscellaneous	71,379	230,453

Total other receivables	1,030,125	802,048

Total non-current	258,228	228,689

Total current	771,897	573,359

(1)	These deposits are restricted assets which are applied as guarantee for leasing activities (Group as a lessee). See note 24.

Other receivables are non-interest bearing. As at December 31, the aging analysis of other receivables is, as follows:

	Total	Past due or impaired	Without maturity term	Terms remaining to maturity
				<30 days	30-60 days	61-90 days	91-120 days	120-365 days	>365 days
2020	1,030,125	—	127,204	7,820	6,244	44,280	102,277	484,072	258,228
2019	802,048	—	63,194	103,505	682	78,545	297,522	29,911	228,689

10.	Cash and cash equivalents

	2020	2019
Cash at banks and on hand	16,177,594	1,979,866
Money market funds	1,088,437	22,574,761
Other availabilities	811	718

Total cash and cash equivalents	17,266,842	24,555,345

Cash at banks, other deposits and money market funds earn immaterial interests at floating rates based on market rates.

11.	Issued capital and reserves

During 2020 and 2019, there are no amendments to Group capital, except for the exercise of stock options and stock awards that are not material. The breakdown of each class of share capital as of such dates is as follows:

Shares issued and fully paid	2020 USD	2019 USD
Ordinary shares	49	48
Series A preference shares	47	47
Series B preference shares	31	31
Series B-1 preference shares	9	9

	136	135

The number of shares authorized for each class remains unchanged for the two years:

Authorized shares	Number of shares	Face value per share
Ordinary shares	15,500,000	0.00001
Series A preference shares	4,723,330	0.00001
Series B preference shares	3,117,915	0.00001
Series B-1 preference shares	899,153	0.00001

The reconciliation of the number of shares outstanding at the beginning and at the end of each period is as follows.

Ordinary shares issued and fully paid	Number of shares	USD
At January 1, 2019	4,823,645	48
Issuance of shares	9,136	—

At December 31, 2019	4,832,781	48

Issuance of shares	96,481	1

At December 31, 2020	4,929,262	49

Preferred shares	Series A Number of shares	Series B Number of shares	Series B-1 Number of shares	Total USD
At January 1, 2019	4,723,330	3,117,915	899,153	87
Redemption / Issuance of shares	—	—	—	—
At December 31, 2019	4,723,330	3,117,915	899,153	87
Redemption / Issuance of shares	—	—	—	—

At December 31, 2020	4,723,330	3,117,915	899,153	87

In accordance with the Articles of Association of Nettar Group Inc., the Purchase Agreements and the Investors’ Right Agreements (hereinafter, the Agreements), each holder of Preference Shares shall be entitled to convert any or all of its Preference Shares at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares per Preference Share as is determined by dividing the applicable Original Purchase Price by the applicable Conversion Price determined for each series of preferred shares. Furthermore, the Agreements states the events which trigger the automatically conversion of the preferred shares into Ordinary Shares, such as the closing of a Qualified initial public offering (IPO), or with a Requisite Vote to convert all Preference Shares at the then-effective Conversion Price.

Additional paid-in capital	USD
At January 1, 2019	60,013,710
Exercise of stock options	16,353

At December 31, 2019	60,030,063

Exercise of stock options	102,898
Share-based compensation for the year	1,120,504

At December 31, 2020	61,253,465

Other paid-in capital	Share-based options
At January 1, 2019	753,116
Share-based options expense during the year	852,221

At December 31, 2019	1,605,337

Share-based options expense during the year	858,869

At December 31, 2020	2,464,206

The other paid-in capital account is used to recognize in equity the value of equity-settled share-based options provided to employees and others, including key management personnel, as part of their remuneration. Refer to Note 12 for further details.

12.	Share-based compensation

The Group maintains a plan under which the share-based option awards are issued or modified. The Plan provides for the direct allocation as well as the sale of shares and the granting of options for the purchase of shares, at the discretion of the Group’s Board of Directors (“BOD”), to certain employees, advisors and / or independent directors. The option incentives are usually granted for a four year vesting term and have a maximum term of ten years.

As of December 31, 2020, the Group recognized an expense of USD 1,983,937 (2019: USD 960,110), which was determined in accordance with the criterion described in note 2.4.j) and charged as follows in the shareholders’ equity:

	2020	2019
Other paid-in capital	858,869	852,221
Additional paid-in capital	1,120,504	—
Forfeiture options (reclassified to retained earnings)	4,564	107,889

Total	1,983,937	960,110

There were no cancellations or modifications to the granted awards in 2020 and 2019.

Movements during the year

The following table illustrates the number and weighted average exercise prices (WAEP) of, and movements in, share options during the years 2020 and 2019:

	Number 2020	WAEP 2020	Number 2019	WAEP 2019
Outstanding at January 1	1,238,025	USD 2.41	678,677	USD 1.79
Granted during the year	348,444	USD 4.14	617,173	USD 3.04
Forfeited during the year	(104,152)	USD 3.93	(22,278)	USD 1.79
Exercised during the year	(56,577)	USD 1.82	(9,136)	USD 1.79
Expired during the year	(4,426)	USD 2.37	(26,411)	USD 1.79
Outstanding at December 31	1,421,314	USD 2.75	1,238,025	USD 2.41
Exercisable at December 31	992,024	USD 2.35	771,631	USD 2.08

The accumulated amounts related to Share-based options recognized as Other paid-in capital in equity for the years ended December 31, 2020 and 2019 were 2,464,206 and 1,605,337, respectively. See the consolidated statement of changes in equity.

The weighted average remaining contractual life for the share options outstanding as of December 31, 2020 is 7.20 years (2019: 7.88 years).

The following table list the inputs used for the measurement of the Plan during the years ended December 31, 2020 and 2019, respectively:

	2020	2019
Weighted average fair values at the measurement date (grant date)	6.31	2.05
Dividend yield (%)	—	—
Expected volatility (%)	59 - 61	52 - 61
Risk-free interest rate (%)	0.4 - 0.5	1.3 - 2.2
Contractual life of share options (years)	10	10
Weighted average share price (USD)	2.75	3.04
Model used	Black Scholes	Black Scholes

The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

13.	Provisions

USD
At January 1, 2019	33,835
Increases during the year	5,967

At December 31, 2019	39,802

Decreases during the year	(3,504)
At December 31, 2020	36,298

Non-current	36,298

14.	Contract liabilities

	2020	2019
Advances from contracts with customers (Note 25)	1,454,572	1,000,000

Total contract liabilities	1,454,572	1,000,000

Total non-current	1,000,000	1,000,000

Total current	454,572	—

15.	Trade and other payables

	2020	2019
Trade payables	7,825,084	1,521,203
Other payables	156,323	28,378

Total trade and other payables	7,981,407	1,549,581

Total non-current	4,697,194	—

Total current	3,284,213	1,549,581

Terms and conditions of the above financial liabilities: Trade and other payables are non-interest bearing. The maturity profile of these financial liabilities are based on contractual undiscounted payments as disclosed in note 3.2.

16.	Payroll and social security taxes payables

	2020	2019
Wages and salaries	413,702	305,846
Social Security costs	618,626	499,535
Other provisions and vacations	684,499	613,082

Total payroll and social security taxes payables	1,716,827	1,418,463

17.	Other taxes payables

	2020	2019
Income tax payable (1)	434,369	214,699
Turnover tax payable	1,000	21,917
Others	3,715	596

Total other taxes payables	439,084	237,212

(1)	Includes withholding income taxes over employee’s salaries

18.	Earnings (loss) per share (EPS)

Basic EPS is calculated by dividing the profit (loss) for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is calculated by dividing the profit (loss) attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The Group identified three financial instruments that qualify as potential ordinary shares: the preferred shares described in note 11, the share-based options awards mentioned in note 12, and the notes debt described in note 22. However, all these potential ordinary shares are antidilutive because their conversion to ordinary shares would decrease loss per share from continuing operations. In accordance with IAS 33, the calculation of diluted earnings per share does not assume conversion, exercise, or other issue of potential ordinary shares that would have an antidilutive effect on earnings (loss) per share. Therefore, basic and diluted EPS are equal.

The following table reflects the income (loss) and share data used in the basic and diluted EPS calculations:

	2020	2019
Loss for the year attributable to Equity holders of the parent for basic earnings (loss)	(113,925,815)	(20,765,353)

Loss attributable to ordinary equity holders of the parent adjusted for the effect of dilution	(113,925,815)	(20,765,353)

Weighted average number of ordinary shares for basic EPS	4,853,668	4,829,625

Weighted average number of ordinary shares adjusted for the effect of dilution	4,853,668	4,829,625

Earnings (loss) per share
Basic and Diluted	(23.47)	(4.30)

19.	Capital management

For the purpose of the Group’s capital management, capital includes issued capital, convertible preference shares, additional paid in capital, all other equity reserves attributable to the equity holders of the parent, and convertible notes debt disclosed in note 22. The Group considers both capital and net debt as relevant components of funding. The Group manages its capital to ensure the Group will be able to continue as a going concern while maximizing the shareholders’ value through the optimization of the debt and equity balance. The Group manages its capital structure and makes adjustments in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may search for new sources of funding (either equity or debt), issue new shares or new convertible promissory notes. The Group has historically funded its operations principally through notes payable, common stock and preferred stock issuances.

The breakdown of the Group capital structure for capital management purposes is as follows:

	2020	2019
Issued capital plus Preferred shares	136	135
Additional and Other paid-in capital	63,717,671	61,635,400
Retained earnings	(181,004.979)	(67,083,728)

Total equity (deficit)	(117,287,172)	(5,448,193)

Non-current convertible Notes debt	33,794,907	28,495,117
Current convertible Notes debt	125,084,580	20,648,261

Total convertible Notes debt	158,879,487	49,143,378

Total capital management structure	41,592,315	43,695,185

No changes were made in the objectives, policies or processes for managing capital during the years ended

December 31, 2020 and 2019.

20.	Fair value disclosures

20.1.	Fair value measurement hierarchy

The following table provides the fair value measurement hierarchy of the Group’s assets and liabilities.

			Fair value measurement using
Financial Instruments	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets measured at fair value
Cash equivalents – Money market funds	Dec 31, 2020	1,088,437	1,088,437	—	—

Assets for which fair values are disclosed
Fixed term deposit	Dec 31, 2020	55,800	—	55,800	—
Accounts receivables	Dec 31, 2020	4,136	—	4,136	—
Other receivables (guarantee deposits)	Dec 31, 2020	129,862	—	129,862	—

			Fair value measurement using
Financial Instruments	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities measured at fair value
Notes debt – Embedded derivative (notes 20.3 and 20.4)	Dec 31, 2020	96,095,000	—	—	96,095,000

Liabilities for which fair values are disclosed
Notes debt	Dec 31, 2020	55,280,000	—	55,280,000	—
Trade and other payables	Dec 31, 2020	7,477,839	—	7,477,839	—

			Fair value measurement using
Financial Instruments	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets measured at fair value
Cash equivalents – Money market funds	Dec 31, 2019	22,574,761	22,574,761	—	—

Assets for which fair values are disclosed
Fixed term deposit	Dec 31, 2019	70,029	—	70,029	—
Accounts receivables	Dec 31, 2019	11,400	—	11,400	—
Other receivables (guarantee deposits)	Dec 31, 2019	105,408	—	105,408	—

			Fair value measurement using
Financial Instruments	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities measured at fair value
Notes debt – Embedded derivative (notes 20.3 and 20.4)	Dec 31, 2019	7,138,000	—	—	7,138,000

Liabilities for which fair values are disclosed
Notes debt	Dec 31, 2019	41,684,000	—	41,684,000	—
Trade and other payables	Dec 31, 2019	1,549,581	—	1,549,581	—

There were no transfers between Level 1 and Level 2 during 2020 and 2019.

20.2.	Fair value of financial instruments that are not measured at fair value (but fair value disclosures are required)

Set out below is a comparison, by class, of the carrying amounts and fair values of the Group’s financial instruments, other than those with carrying amounts that are reasonable approximations of fair values.

	2020		2019
Financial assets measured at amortized cost	Carrying Amount	Fair value	Carrying amount	Fair value
Other receivables (guarantee deposits)	157,192	129,862	130,913	105,408

Total	157,192	129,862	130,913	105,408

	2020		2019
Financial liabilities measured at amortized cost	Carrying Amount	Fair value	Carrying amount	Fair value
Notes debt	62,784,487	55,280,000	42,005,378	41,684,000
Trade and other payables	7,981,407	7,477,839	1,549,581	1,549,581

Total	70,765,894	62,757,839	43,554,959	43,233,581

Management assessed that the fair values of fixed term deposits, accounts receivables, current other receivables, and current trade and other payables approximate their carrying amounts largely due to the short-term maturities of these instruments.

The following methods and assumptions were used to estimate the fair values:

•	The carrying values of the fixed term deposits and the accounts receivables are considered to approximate their fair values.

•

The fair values of the other receivables and trade and other payables have been estimated using a discounted cash flow (DCF) model. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these receivables.

•

The fair values of the Group’s interest-bearing notes are determined by using the “with” and “without” method. As of each Measurement Date, we first valued the Notes with the Conversion Options (the “with” scenario) and subsequently valued the Notes without the Conversion Options (the “without” scenario). The difference between the fair values of the Notes in the “with” and “without” scenarios was the concluded fair value of the Conversion Options as of the Measurement Date.

•

The carrying value of the lease liabilities is calculated as the present value of lease payments, discounted at its incremental borrowing rate at the lease commencement date. The Group considers that the incremental borrowing rate remained unchanged, therefore the carrying amount of this liability approximate its fair value.

•

The fair values of the guarantee deposits have been estimated using the (DCF) model. Since these deposits relate to leasing activities with similar terms of maturity, they have been discounted at the incremental borrowing rate used for these lease liabilities.

20.3.	Description of significant unobservable inputs to valuation

The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy, together with a quantitative sensitivity analysis as at 31 December 2020 and 2019 are shown below:

Financial instrument	Valuation technique	Significant unobservable inputs	Range (weighted average)	Sensitivity of the input to fair value
Notes debt – Embedded derivative	“with” and “without” method	Discount rate	2020: 12.5% 2019: 12.5%

2020: 1% increase (decrease) in the discount rate would result in an increase (decrease) in fair value of the liability of $109,000 ($112,000).

2019: 1% increase (decrease) in the discount rate would result in an increase (decrease) in fair value of the liability of $210,000 ($216,000).

Notes debt – Embedded derivative	“with” and “without” method	Fair value of one Series B Preference Share	2020: $35.55 2019: $8.74

2020: A 20% increase (decrease) in the fair value of the Series B Preference Share (+/- $7.11) would result in an increase (decrease) in fair value of the liability of $29,991,000 ($29,953,000).

2019: A 20% increase (decrease) in the fair value of the Series B Preference Share (+/- $1.75) would result in an increase (decrease) in fair value of the liability of $4,106 ($59).

Notes debt – Embedded derivative	“with” and “without” method	Volatility	2020: 32% – 34% 2019: 29%

2020: A 10% increase (decrease) in the volatility would result in an increase (decrease) in fair value of the liability of $33,433 ($2,012).

2019: A 10% increase (decrease) in the volatility would result in an increase (decrease) in fair value of the liability of $3,087 ($59).

20.4.	Reconciliation of Level 3 fair value measurements of financial instruments

Notes debt – Embedded derivative
At January 1, 2019	4,473,000

Remeasurement recognized in profit or loss (gain)	(4,230,000)
Issues	6,895,000
Settlements	—
Transfers in of Level 3	—
Transfers out of Level 3	—

At December 31, 2019	7,138,000

Remeasurement recognized in profit or loss – expense	84,223,586
Issues	4,733,414
Settlements	—
Transfers in of Level 3	—
Transfers out of Level 3	—

At December 31, 2020	96,095,000

21.	Related party disclosures

Note 1.1 provides information about the Group’s structure, including details of the subsidiaries and the entities with significant influence over the Group.

Balances and transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

The following table provides the total amount of balances and transactions that have been entered into with related parties for the relevant financial year:

	Year-end	Interest expense	Amounts owed to related parties
Convertible debt notes from related parties	2020	2,998,959	48,598,016
	2019	1,418,619	20,590,064

There are no sales or purchases transactions with: 1) entities with significant influence over the group, and; 2) Key management personnel of the Group.

Compensation of key management personnel of the Group

	2020	2019
Short-term employee benefits	2,205,616	1,857,941
Termination benefits	201,923	—
Share-based payment transactions	1,286,489	415,647

Total compensation paid to key management personnel	3,694,028	2,273,588

The amounts disclosed in the table are the amounts recognized as an expense during the reporting periods related to key management personnel.

Directors’ interests in the share-based compensation Plan

Share options held by executive members of the Board of Directors under the share-based compensation Plan have the following expiry dates and exercise prices:

Date of grant	Expiry date	Weight average exercise price	Number outstanding 2020	Number outstanding 2019
2019	2029	USD 3.14	97,972	97,972

Refer to Note 12 for further details on the scheme.

22.	Notes debt

In September 2020, the Group signed a Note Purchase Agreement (the “NPA” with certain lenders, which included a compound annual interest rate of 5% with a maturity of 2 years. Such 2020 notes together with the 2018 and 2019 Amended & Restated NPA with similar conditions (compound annual interest rate of 5% with 2 years of maturity) are all the Notes debt issued by the Group.

Prior to the issuance of the Group´s consolidated financial statements, the Group´s management agreed with its notes’ holders, to extend the maturity date of the 2018 and 2019 convertible notes with original due date in April and September 2021, respectively. The new maturity date for the 2018 and 2019 notes is now in April 2022. Considering the agreement to extend the maturity happened after year-end, the corresponding notes debt are presented as current as of year-end.

	Annual interest rate	Original Maturity	Extended Maturity	2020	2019
	%			Principal USD	Principal USD
Non-current notes debt
Notes debt 2019	5	2021	2022	—	27,000,000
Notes debt 2020	5	2022		15,047,000	—

				15,047,000	27,000,000

Current notes debt
Notes debt 2018	5	2020	2022	19,540,000	19,540,000
Notes debt 2019	5	2021	2022	30,000,000	—

				49,540,000	19,540,000

Total current and non-current debt				64,587,000	46,540,000

The 2020 NPA indicate that each Note shall be convertible into Group shares in the following situations:

•

Next Equity Financing: the outstanding principal and unpaid accrued interest of each Note shall automatically convert into Conversion Shares (1) upon the closing of the Next Equity Financing. The total number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the Conversion Amount by the Conversion Price.

•

Conversion Price: will be the lower of 80% price paid per share for Equity Securities by the investors paying with cash in the Next Equity Financing (for the avoidance of doubt, not including the conversion or exchange of any Notes into such Equity Securities) and the quotient resulting from dividing USD 250,000,000 by the number of Ordinary Shares outstanding immediately prior to the closing of the Next Equity Financing (assuming conversion of all securities into Ordinary Shares, exercise of all outstanding options and warrants to purchase Ordinary Shares and including the shares reserved or authorized for issuance under any equity incentive plan including any pool increase or new pool adopted in connection with the Next Equity Financing and the conversion of Notes issued prior to September 25, 2020).

•

Maturity Conversion: at any time after the Maturity Date of each Note, and prior to full payment of any such Note or the conversion of the same, (i) all outstanding principal and unpaid accrued interest due on all Notes having the same Maturity Date shall, at the election of the Super Majority Noteholders, be converted into Conversion Shares or (ii) each Significant Investor may elect to convert all of the outstanding principal and unpaid accrued interest due on such Significant Investor’s Note into Conversion Shares. For the avoidance of doubt, no Note held by a Significant Investor may be converted into Conversion Shares without such Significant Investor’s prior written consent. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on a Note to be converted by the Conversion Price.

•

Corporate Transaction: in the event of a Corporate Transaction prior to full payment of the Notes or conversion of the Notes, the Company shall give each Lender ten business days advance notice of the anticipated closing of such Corporate Transaction. After being provided a Change of Control Notice, each Lender may elect to either: (i) be repaid an amount equal to the outstanding principal of such Note plus the unpaid accrued interest on such Note and such Transaction Payment, when made, shall represent a full and complete accord and satisfaction of the Note and shall discharge the Note in full; or (ii) convert all of the outstanding principal and unpaid accrued interest due on such Note into Conversion Shares immediately prior to the Corporate Transaction. The number of Conversion Shares to be issued in this case shall be equal to the number obtained by dividing the outstanding principal and unpaid accrued interest due on the Note by the Conversion Price.

(1)	As defined in the NPA, the Conversion shares are similar to Series B Preference shares.

The 2019 NPA indicate that each Note shall be convertible into Group shares in the following situations:

•	Next Equity Financing: this clause is substantially similar to the 2020 NPA.

•

Conversion Price: With respect to Notes issued prior to September 9, 2019, it will be the lower of 80% of the price paid per share for Equity Securities by the investors paying with cash in the Next Equity Financing and the quotient resulting from dividing USD 200,000,000 by the number of ordinary shares outstanding immediately prior to the closing of the Next Equity Financing. With respect to Notes issued on or after September 9, 2019, the conversion price has similar conditions, except that the numerator of the quotient will be USD 220,000,000 instead of USD 200,000,000.

•	Maturity Conversion: this clause is substantially similar to the 2020 NPA.

•	Corporate Transaction: this clause is substantially similar to the 2020 NPA.

•

Voluntary Conversion: In the event that the Notes issued on or after September 9, 2019 are not converted into Conversion Shares pursuant to Next Equity Financing or Corporate Transaction hereof prior to June 15, 2020, each Lender shall have the right (but not the obligation) to convert the outstanding principal and unpaid accrued interest of the Notes that have been issued on or after September 9, 2019 into Conversion Shares, prior to June 30, 2020. However, the lenders haven’t exercised this right of conversion.

Conversion features

The Group determined that the conversion features represented a derivative instrument, which is not clearly and closed related to the debt host contracts, and therefore were required to be separately accounted for. The convertible debt instruments were separated into debt and conversion option at issuance and a fair value was assigned.

Based on the characteristics of the Notes as of the measurement date, the Group estimated the fair value of the conversion options using the “with” and “without” method. As of each measurement date, the Group first valued the Notes with the conversion options (the “with” scenario) and subsequently valued the Notes without the conversion options (the “without” scenario). The difference between the fair values of the Notes in the “with” and “without” scenarios was the concluded fair value of the conversion options as of the measurement date.

To estimate the fair value of the Notes in the “with” scenario, management considered the Group’s expectations regarding future financings. Management used expectations regarding a next qualified equity financing scenario and a dissolution scenario to estimate the fair value of the Notes in the “with” scenario.

Regarding the “without” scenario, the Group also considered two scenarios: the next equity financing scenario, and the dissolution scenario, in order to estimate the fair value of the Notes.

After initial recognition, the debt is accounted for at amortized cost and effective interest rate is calculated considering residual value assigned. The fair value of the conversion feature is determined at each reporting date and fair value change recognized in profit or loss.

The breakdown of the financial liability as of December 31, 2020 and 2019 is as follows:

	2020	2019
Notes debt at amortized cost	54,957,670	35,468,000
Interest payable	7,826,817	6,537,378

Subtotal notes debt portion at amortized cost	62,784,487	42,005,378

Embedded derivative liability at fair value through profit or loss	96,095,000	7,138,000

Total notes debt	158,879,487	49,143,378

Changes in liabilities arising from financing activities

The following chart presents details regarding the changes in notes debt in 2020 and 2019 that arose from financial activities:

	Balance at 1/1/2020	Cash flows	Interest	Changes in fair value	Balance at 12/31/2020
Notes debt	42,005,378	13,313,586	7,465,523	—	62,784,487
Embedded derivative liability	7,138,000	4,733,414	—	84,223,586	96,095,000

Total	49,143,378	18,047,000	7,465,523	84,223,586	158,879,487

Total non-current					33,794,907

Total current					125,084,580

	Balance at 1/1/2019	Cash flows	Interest	Changes in fair value	Balance at 12/31/2019
Notes debt	17,432,720	20,105,000	4,467,658	—	42,005,378
Embedded derivative liability	4,473,000	6,895,000	—	(4,230,000)	7,138,000

Total	21,905,720	27,000,000	4,467,658	(4,230,000)	49,143,378

Total non-current					28,495,117

Total current					20,648,261

23.	Segment information

For management purposes, the Group is organized into a single reportable segment. As mentioned in note 1, the Group is building the first scalable earth observation platform based on a proprietary satellite constellation with the capability to generate insights from images and information, with focus on multi-temporal analysis and high frequency of revisits. At present, the Group has already signed its first significant agreement with a customer as further described in note 25.

Management noted that although the Group is pre- revenue, they are looking to enter into contracts with customers to sell imagery. In the future, the customer’s use for the Group’s products may vary but the product offering is strictly imagery. Since imagery is the only identified business activity, the definition of the Group’s business is indicative of one operating segment.

Since the Group only has one product and is pre- revenue, we do not track product revenue separately. Additionally, the Company does not track financial data geographically since the Group plans to sell their products globally and not based on office locations.

Group’s management considers that building of satellite constellation activity (with the aim to sell imagery) constitutes a single business unit, and therefore it represents a single reportable segment.

Information about major customers

Note 25 provides main features of the relevant contract signed with a customer. As mentioned in the preceding paragraph, no revenue has been recognized for such contract yet as no goods or services have been provided as of December 31, 2020 and 2019.

Information about geographical areas

As mentioned in note 1, the Group conducts its activities through subsidiaries and offices located in different countries. The Group does not have non-current assets located in the country of incorporation of the holding company (BVI), other than the disclosed in the following table. Non-current assets (other than financial instruments and tax credits), are located in the subsidiaries’ countries of incorporation, and the breakdown is as follows:

	Urugus (Uruguay)	Satellogic (Argentina)	Satellogic Solutions (Spain)	Satellogic Overseas (BVI)	Other	Total
Satellites and other property and equipment
December 31, 2020	33,960,853	664,374	187,374	35,314	3,059	34,850,974
December 31, 2019	21,553,560	699,234	89,228	141,257	718	22,483,997

24.	Leases

Group as a lessee

The Group has lease contracts for various items of plant, offices and other equipment used in its operations. Leases of plant and offices generally have terms between 2 and 10 years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets.

There are several lease contracts that include extension and termination options and variable lease payments, which are further discussed below.

The Group also has certain leases of office facilities and equipment with lease terms of 12 months or less. The Group applies the ‘short-term lease’ recognition exemptions for these leases.

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

	Offices and plant	Total
As at 31 December 2019	—	—
Additions	1,626,783	1,626,783
Depreciation expense	(286,036)	(286,036)

As at 31 December 2020	1,340,747	1,340,747

Set out below are the carrying amounts of lease liabilities and the movements during the period:

	2020
As at 31 December 2019	—
Additions, net	1,340,747	(1)
Accretion of interest	56,829

As at 31 December 2020	1,397,576

Current	361,704

Non-current	1,035,872

(1)	Net of lease payments of USD 369,786 and others

The following are the amounts recognized in profit or loss:

Gain / (Loss) 2020
Depreciation expense of right-of-use assets	(286,036)
Interest expense on lease liabilities	(56,829)

Total amount recognised in profit or loss	(342,865)

The lease effects as of December 31, 2019 were not material.

25.	Agreement with a commercial space technology customer for satellite imagery

On June 12th, 2019, the Group through one of its subsidiaries entered into an agreement with a commercial space technology company (the “Customer”) to provide satellite imagery with a Ground Sample Distance of 1 meter for up to 167,000 KM2 of satellite image per month. The term of this agreement is 6 years and can be extended by the parties. On January 4th, 2020 a “Supplementary Agreement” was signed by the Customer and the Group.

The Group projects to start delivering services in 2021 after a successfully 10 satellites dedicated launch in November 2020.

Besides the imagery, the Group is committed to construct an Assembly, Integration, and Test (“AIT”) Factory 24 months after the execution of the agreement, in a building to be provided by the Customer.

The total service fee for the agreement is USD 38,236,320 to be collected as follows:

•	An advance installment of USD 1,000,000 as a deposit 2 months after the execution of the agreement, which was received before December 31, 2019 and was included as contract liabilities non-current.

•

A 2nd installment of USD 1,072,720, payable on January 15th, 2020. This installment was partially collected as of December 31, 2020 in the amount of USD 454,000 and is disclosed as current contract liabilities. Subsequent to December 31, 2020, the Group received the remaining amount of this installment of USD 618,720;

•

A 3rd installment of USD 1,060,000 shall be paid within 18 months from the agreement date execution (December 12th, 2020). This amount has not been collected as of the date of issuance of these financial statements;

•	A 4th installment of USD 3,180,000 shall be paid within 24 months from the agreement execution (estimated for June 2021) or after the completion of the AIT building;

•

After the dedicated satellite constellation starts fully operating and the Group starts the provision of services, quarterly instalments of USD 1,646,180 will be paid by the Customer for a 5-year period;

•	The Group is required to refund the USD 1,000,000 deposit of the first advance installment to the Customer one week after receiving the total service fee under this agreement.

No services have been provided by the Group as of December 31, 2020 and 2019 in relation to the mentioned agreement.

26.	Financial statements approval

These financial statements as of December 31, 2020 and 2019 and for the years then ended, were approved by the Group Board of Directors on May 21, 2021.

27.	Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these standards, if applicable, when they become effective.

Amendments to IAS 1: Classification of Liabilities as Current or Non-current

In January 2020, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 to specify the requirements for classifying liabilities as current or non-current. The amendments clarify:

•	What is meant by a right to defer settlement

•	That a right to defer must exist at the end of the reporting period

•	That classification is unaffected by the likelihood that an entity will exercise its deferral right

•	That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification

The amendments are effective for annual reporting periods beginning on or after 1 January 2023 and must be applied retrospectively. The Group is currently assessing the impact the amendments will have on current practice and whether existing notes debt may require renegotiation.

Reference to the Conceptual Framework – Amendments to IFRS 3

In May 2020, the IASB issued Amendments to IFRS 3 Business Combinations—Reference to the Conceptual Framework. The amendments are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements, issued in 1989, with a reference to the Conceptual Framework for Financial Reporting issued in March 2018 without significantly changing its requirements.

The Board also added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 or IFRIC 21 Levies, if incurred separately.

At the same time, the Board decided to clarify existing guidance in IFRS 3 for contingent assets that would not be affected by replacing the reference to the Framework for the Preparation and Presentation of Financial Statements.

The amendments are effective for annual reporting periods beginning on or after 1 January 2022 and apply prospectively.

Property, Plant and Equipment: Proceeds before Intended Use – Amendments to IAS 16

In May 2020, the IASB issued Property, Plant and Equipment – Proceeds before Intended Use, which prohibits entities deducting from the cost of an item of property, plant and equipment, any proceeds from selling items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognizes the proceeds from selling such items, and the costs of producing those items, in profit or loss.

The amendment is effective for annual reporting periods beginning on or after 1 January 2022 and must be applied retrospectively to items of property, plant and equipment made available for use on or after the beginning of the earliest period presented when the entity first applies the amendment.

The amendments are not expected to have a material impact on the Group.

Amendments to IFRS 16: Covid-19 Related Rent Concessions

On 28 May 2020, the IASB issued Covid-19-Related Rent Concessions – amendment to IFRS 16 Leases. The amendments provide relief to lessees from applying IFRS 16 guidance on lease modification accounting for rent concessions arising as a direct consequence of the Covid-19 pandemic. As a practical expedient, a lessee may elect not to assess whether a Covid-19 related rent concession from a lessor is a lease modification. A lessee that makes this election accounts for any change in lease payments resulting from the Covid-19 related rent concession the same way it would account for the change under IFRS 16, if the change were not a lease modification. The amendment applies to annual reporting periods beginning on or after 1 June 2020. Earlier application is permitted.

This amendment is not expected to have a material impact on the consolidated financial statements of the Group.

Onerous Contracts – Costs of Fulfilling a Contract – Amendments to IAS 37

In May 2020, the IASB issued amendments to IAS 37 to specify which costs an entity needs to include when assessing whether a contract is onerous or loss-making. The amendments apply a “directly related cost approach”. The costs that relate directly to a contract to provide goods or services include both incremental costs and an allocation of costs directly related to contract activities. General and administrative costs do not relate directly to a contract and are excluded unless they are explicitly chargeable to the counterparty under the contract.

The amendments are effective for annual reporting periods beginning on or after 1 January 2022. The Group will apply these amendments to contracts for which it has not yet fulfilled all its obligations at the beginning of the annual reporting period in which it first applies the amendments.

IFRS 9 Financial Instruments – Fees in the ’10 per cent’ test for derecognition of financial liabilities

As part of its 2018-2020 annual improvements to IFRS standards process the IASB issued amendment to IFRS 9. The amendment clarifies the fees that an entity includes when assessing whether the terms of a new or modified financial liability are substantially different from the terms of the original financial liability. These fees include only those paid or received between the borrower and the lender, including fees paid or received by either the borrower or lender on the other’s behalf. An entity applies the amendment to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the amendment.

The amendment is effective for annual reporting periods beginning on or after 1 January 2022 with earlier adoption permitted. The Group will apply the amendments to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the amendment.

The amendments are not expected to have a material impact on the Group.

28.	Subsequent events

28.1.	Preferred shareholder transaction

On March 8, 2021, the Group signed an Exchange Agreement in conjunction with a Loan Agreement and Warrant with a Preferred shareholder (“The Investor”). Prior to such date, The Investor had been a note lender under the 2018 and 2019 note purchase agreements as described in Note 22, and also owned Series A, B and B-1 Preferred Shares. The Exchange Agreement requires The Investor to sell back to the Company all its shares and debt notes currently in possession, in exchange for a loan of $40,089,033 and issuance of a warrant.

Main terms and conditions of the Exchange Agreement are as follows:

•	All outstanding shares and convertible promissory notes will be repurchased. The convertible feature of the original promissory note will be cancelled.

•	The Group agrees to pay The Investor $40,089,033 and any unpaid accrued interest under a new promissory note (the “Loan”).

•	Interest is at an annual fixed rate of 5% (same as prior notes).

•	Maturity is the 25th anniversary of the agreement.

•

Debt is mandatorily payable upon event of default, change of control, going public or initial coin offering (ICO) transaction, in an amount equal to the sum of all outstanding principal of the Loan, plus accrued and unpaid interest

•

The exercise price of the warrant is $40,089,033, subject to adjustment due to events of changes in the outstanding shares of the Group (e.g., stock dividends, split- ups, recapitalizations, mergers, etc.).

•	The exercise period of warrant is the earlier of 25 years from the effective date or the date which the warrant is exercised in full.

•	The warrant is freestanding, can be separately exercised from the debt and is transferrable with a Right of first refusal.

•	The Investor has the option to pay the exercise price of the warrant in cash or through reduction of the principal amount.

The Group has initially assessed that this transaction will result in the derecognition of the convertible promissory notes and related embedded derivative amounting to $20,153,240 as of December 31, 2020, and recognition of a liability related to the new loan, treasury shares and a warrant classified as an equity financial instrument.

28.2.	Issuance of Series X Preference shares

In April 2021, the Group entered into an agreement with investors, through which the Group will issue up to 2,500,000 Series X preference shares, $0.00001 par value per share, at a purchase price of $10.00. The Series X Preference Shares carry an annual 7% cumulative dividend, payable upon a liquidation, dissolution, winding up or upon the election the shareholders upon redemption.

All Series X Preference Shares and all accrued but unpaid dividends converts into other forms of equity securities upon the earliest to occur of the below outlined conversion events:

a.

Private Investment in Public Equity (PIPE) financing – All Series X Preference Shares then-outstanding and all accrued but unpaid dividends thereon would automatically convert, upon consummation of any PIPE financing in connection with an acquisition of the Group by a special purpose acquisition company (the “SPAC”), into shares of common stock of the SPAC at the greater of:

i.	the Original Issue Price [$10] or

ii.	the lowest price paid per share of SPAC common stock in the PIPE financing.

b.

Next equity financing – All Series X Preference Shares then-outstanding and all accrued but unpaid dividends thereon would convert, upon consummation by the Group of any issuance of preference shares following the date of the closing of the Proposed Offering in which the Group receives gross proceeds of not less than $30,000,000 into the preference shares sold in such issuance at 85% of the lowest price paid per preference share by the investors paying with cash in such issuance.

c.	Upon other events – All Series X Preference Shares then-outstanding and all accrued but unpaid dividends thereon would convert, upon the earlier of:

i.	a Qualified Initial Public Offering (IPO as defined in the Company’s memorandum of association)

ii.

a conversion election by the holders of 60% of the Series X Preference Shares (the “Requisite Holders”), into a number of ordinary shares of the Group with an aggregate value equal to the aggregate purchase price paid in the Proposed Offering for all issued and outstanding Series X Preference Shares, based on a pre-money valuation of the Group of $1.15 billion (the “Enterprise Value”).

d.	Optional Redemption – The Series X Preference Shares would be redeemable for cash at the election of the Requisite Holders [60% of Series X Preference Shares], upon the earlier of:

i.	immediately prior to the occurrence of any of the conversion events described above (other than the event described under clause (ii) under the sub-heading “Conversion on Other Events”)

ii.

the two (2) year anniversary of the consummation of the Proposed Offering, in each case at a price equal to the Original Issue Price plus all accrued and unpaid dividends on such shares, in which event all Series X Preference Shares would be redeemed.

Since the preferred shares contain a contractual obligation to deliver cash or another financial asset (e.g., variable number of common shares), and 3 of the 5 conversion events are based on the occurrence or non-occurrence of events beyond the issuer’s control (e.g., acquisition by a SPAC, next equity financing, an IPO or conversion at the optional election of shareholders), the preferred shares will be accounted for as a liability. For those conversion options in the preferred share agreement that are considered derivatives under IFRS 9, whose economic risks are expected not to be closely related to the financial instrument, the Group will recognize a separate derivative to be measured at fair value.

29.	Impact of Covid-19 on the financial statements and Group operations

On March 11, 2020, the World Health Organization (“WHO”) declared a pandemic of the outbreak of Coronavirus (“COVID-19”), due to its rapid spread throughout the world, having affected, at that time, more than 110 countries. Government-imposed total or partial lockdowns or curfews, some of which have been subsequently extended, modified or rescinded, have led to a weakening of the macroeconomic environment, generating recession conditions and a devaluation of the local currencies in some of the countries in which the Group operates. It is difficult to estimate the full extent and duration of the impacts of the pandemic on businesses and economies. However, by the end of the year 2020 most countries have resume progressively with all economic activities.

The Group adopted several measures, in line with the recommendations of the WHO and national health ministries, to preserve the health of their employees and support the prevention of contagion in their administrative and operational areas, such as working from home, reduced work shifts in operational areas to minimize the number of workers commuting, rigorous cleaning of workplaces, distribution of personal protective equipment, testing of suspected cases and measuring body temperature.

On March 27, 2020, the International Accounting Standards Board (the “IASB”) published a document for educational purposes, to help support the consistent application of accounting standards during a period of enhanced economic uncertainty arising from the COVID-19 pandemic. In that publication, the IASB indicated that they had engaged closely with the regulators to encourage entities to consider that guidance. The financial reporting issues, reminders and considerations highlighted in this publication are the following: going concern, financial instruments, asset impairment, governments grants, income taxes, liabilities from insurance contracts, leases, insurance recoveries, onerous contract provisions, fair value measurement, revenue recognition, events after the reporting period, other financial statements disclosure requirements and other accounting estimates.

The Group has assessed the impact of COVID-19 on these topics. For financial instruments measured at fair value categorized in Levels 2 and 3, the effects arising from COVID-19 have already been considered in the inputs to the valuation models used for the Group.    The Group has assessed whether the impact of COVID-19 has led to any non-financial asset impairment, and has concluded, that there is no indication that the cash-generating unit may be impaired. Based on the analysis performed, there were no significant changes in any of the used key assumptions that would have resulted in an impairment charge. The Group will continue to monitor developments closely.

Finally, as required by IAS 1, Presentation of Financial Statements, the Group has evaluated its ability to continue as a going concern taking into consideration the existing and anticipated effects of the COVID-19 outbreak on the Group’s activities and has concluded that the going concern assumption is appropriate.

Group´s Management is continuing to monitor and assess the effects of the Coronavirus outbreak on our commercial and manufacturing operations in 2021.

CF ACQUISITION CORP. V

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$25,000	$25,000
Prepaid expenses	517,023	—
Total current assets	542,023	25,000
Deferred offering costs associated with proposed initial public offering	—	131,695
Cash and investments held in Trust Account	250,001,781	—
Other assets	384,996	—
Total Assets	$250,928,800	$156,695

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$26,025	$94,560
Payables to related party	10,000	37,640
Sponsor loan – promissory notes	592,985	—
Franchise tax payable	38,492	—
Total current liabilities	667,502	132,200

Warrant liability	5,888,000	—
Forward purchase securities liability	2,052,035	—

Total Liabilities	$8,607,538	$132,200

Commitments and Contingencies (Note 5)
Common stock, Class A, subject to possible redemption, 23,732,126 shares at redemption value of $10.00 per share	237,321,260	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, Class A, $0.0001 par value; 240,000,000 shares authorized; 1,867,874 issued and outstanding (excluding 23,732,126 and shares subject to possible redemption) as of March 31, 2021 and no shares issued and outstanding as of December 31, 2020	187	—
Common stock, Class B, $0.0001 par value; 30,000,000 shares authorized; 6,250,000 and 7,187,500 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	625	719
Additional paid-in capital	2,811,895	24,281
Retained earnings	2,187,295	(505)
Total Stockholders’ Equity	5,000,002	24,495

Total Liabilities and Stockholders’ Equity	$250,928,800	$156,695

The accompanying notes are an integral part of these unaudited condensed financial statements.

CF ACQUISITION CORP. V

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31, 2021	For the Period from January 23, 2020 (Inception) to March 31, 2020
General and administrative costs	$165,037	$—
Administrative expenses - related party	19,643	—
Franchise tax expense	38,492	—

Loss from operations	(223,172)	—
Interest income on investments held in Trust Account	1,781	—
Change in fair value of warrant liability	4,461,226	—
Change in fair value of forward purchase securities liability	(2,052,035)	—

Income before income tax expense	2,187,800	—
Net Income	$2,187,800	$—

Weighted average number of common shares outstanding:
Class A - Public shares	25,000,000	—
Class A - Private placement	600,000	—
Class B - Common stock	6,593,750	6,250,000	(1)
Basic and diluted net income (loss) per share:
Class A - Public shares	$0.00	$—
Class A - Private placement	$0.30	$—
Class B - Common stock	$0.30	$—

(1)

Excludes an aggregate of up to 937,500 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter. This number has been adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellation of 7,187,500 founder shares (see Note 6).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CF ACQUISITION CORP. V

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	For the Three Months Ended March 31, 2021 and for the Period from January 23, 2020 (Inception) to March 31, 2020
	Common Stock					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares		Amount
Balance - December 31, 2020	—	$—	7,187,500	(1)	$719	$24,281	$(505)	$24,495
Sale of Class A common stock to public	25,000,000	2,500	—		—	239,890,834	—	239,893,334
Underwriters’ discount and offering expenses	—	—	—		—	(5,541,807)	—	(5,541,807)
Sale of Private Placement Class A common stock	600,000	60	—		—	5,757,380	—	5,757,440
Forfeiture of common stock to sponsor at $0.0001 par value	—	—	(937,500)		(94)	94	—	—
Shares subject to possible redemption	(23,732,126)	(2,373)	—		—	(237,318,887)	—	(237,321,260)
Net Income	—	—	—		—	—	2,187,800	2,187,800

Balance – March 31, 2021	1,867,874	$187	6,250,000		$625	$2,811,895	$2,187,295	$5,000,002

	Common Stock					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares(1)		Amount
Balance - January 23, 2020	—	$—	—		$—	$—	$—	$—
Issuance of Class B common stock to the Sponsor	—	—	7,187,500		719	24,281	—	25,000
Net loss	—	—	—		—	—	—	—

Balance – March 31, 2020	—	$—	7,187,500		$719	$24,281	$—	$25,000

(1)

This number has been adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellation of 7,187,500 shares of Class B common stock. On February 2, 2021, 937,500 shares of Class B common stock were forfeited by the Sponsor (see Note 4).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CF ACQUISITION CORP. V

CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31, 2021	For the Period from January 23, 2020 (Inception) to March 31, 2020
Cash flows from operating activities
Net income	$2,187,800	$—
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party	121,519	—
Interest income on investments held in Trust Account	(1,781)	—
Change in fair value of warrant liability	(4,461,226)	—
Change in fair value of forward purchase securities liability	2,052,035
Changes in operating assets and liabilities:
Accrued expenses	(68,535)	—
Franchise tax payable	38,492	—
Deferred offering costs associated with proposed initial public offering	131,695	—
Net cash used in operating activities	—	—

Cash flows from investing activities
Cash deposited in Trust Account	(250,000,000)	—
Net cash used in investing activities	(250,000,000)	—

Cash flows from financing activities
Proceeds from issuance of Class B common stock	—	25,000
Proceeds from related party - Sponsor loan	592,985	—
Proceeds received from initial public offering	250,000,000	—
Proceeds received from private placement	6,000,000	—
Offering costs paid	(5,393,362)	—
Payment of related party payable	(1,199,623)	—

Net cash provided by financing activities	250,000,000	25,000

Net change in cash	—	25,000
Cash, beginning of the period	25,000	—

Cash, end of the period	$25,000	$25,000

Supplemental disclosure of non-cash financing activities
Offering cost paid with note payable	$91,750	$—

Prepaid expenses paid with payables to related party	$902,019	$—
Change in Class A common stock subject to possible redemption	$237,321,260	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

CF ACQUISITION CORP. V

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

CF Acquisition Corp. V (the “Company”) was incorporated in Delaware on January 23, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced operations. All activity through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, relates to the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on investments in money market funds that invest in U.S. Treasury Securities and cash equivalents from the proceeds derived from the Initial Public Offering, and recognized changes in the fair value of warrant liability and FPS liability as other income (expense).

The Company’s sponsor is CFAC Holdings V, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 28, 2021. On February 2, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at a purchase price of $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 600,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $6,000,000, which is described in Note 4. The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $5,500,000, consisting of $5,100,000 of underwriting fees and approximately $400,000 of other costs.

Following the closing of the Initial Public Offering and sale of Private Placement Units on February 2, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (“Trust Account”) located in the United States at UMB Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

Initial Business Combination - The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined below in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), their shares underlying the Private Placement Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Forward Purchase Contract — In connection with the Initial Public Offering, the Sponsor committed, pursuant to a forward purchase contract with the Company (the “FPA”), to purchase, in a private placement for gross proceeds of $10,000,000 to occur concurrently with the consummation of an initial Business Combination, 1,000,000 of the Company’s Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit, and 250,000 shares of Class A common stock (for no additional consideration) (the securities issuable pursuant to the FPA, the “FPS”). The funds from the sale of Units will be used as part of the consideration to the sellers in the initial Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their Public Shares and provides the Company with a minimum funding level for the initial Business Combination.

Failure to Consummate a Business Combination – The Company has until February 2, 2023 to consummate a Business Combination (or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation, the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account, except for the Company’s independent registered public accounting firm.

Liquidity and Capital Resources

As of both March 31, 2021 and December 31, 2020, the Company had $25,000 of cash in its operating account. As of March 31, 2021 and December 31, 2020, the Company had working capital deficit of $125,479 and

$107,200, respectively. As of March 31, 2021, the Company had approximately $1,800 of interest income in the Trust Account available to pay taxes (less up to $100,000 of such net interest to pay dissolution expenses). As of December 31, 2020, the Company did not have any interest income in the Trust Account available to pay taxes.

The Company’s liquidity needs through March 31, 2021 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $148,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 4), the proceeds from the sale of the Private Placement Units not held in the Trust Account, and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor has committed up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of March 31, 2021 and December 31, 2020, there was approximately $593,000 and $0 outstanding under the Sponsor Loan, respectively.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The unaudited condensed financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2021 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in unaudited condensed financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form8-K and the final prospectus filed by the Company with the SEC on February 8, 2021 and January 29, 2021, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Correction of previously issued financial statement

The Company corrected certain line items related to the previously audited balance sheet as of February 2, 2021 in the Form 8-K filed with the SEC on February 8, 2021 related to misstatements identified in improperly applying accounting guidance on certain warrants, recognizing them as components of equity instead of a derivative warrant liability under the guidance of Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts on an Entity’s Own Equity (“ASC 815-40”). The following balance sheet items as of February 2, 2021 were impacted: an increase of $10.3 million in Warrants liability, and increase of $2.7 million in FPS liability, a decrease of $13.0 million in the amount of Class A common stock subject to redemption, an increase of $2.6 million in Additional paid-in capital and an increase of $2.6 million in Accumulated deficit.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability and FPS liability. Such estimates may be subject to change as more current information becomes available and, therefore, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of March 31, 2021 and December 31, 2020. The balance of the Company’s investments held in the Trust Account as of March 31, 2021 was comprised of cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and cash equivalents held in the Trust Account. For the three months ended March 31, 2021 and 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

As of March 31, 2021 and December 31, 2020, the carrying values of cash, cash equivalents held in the Trust Account, accrued expenses, payables to related party, the Sponsor Loan and franchise tax payable approximate their fair values due to the short-term nature of the instruments.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Warrant and FPS Liability

The Company accounts for the Warrants and FPS as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and FPS applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPS are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPS are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the Warrants and FPS are outstanding. For issued or modified warrants and for instruments to be issued pursuant to the FPA that meet all of the criteria for equity classification, such warrants and instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and for the FPA instruments that do not meet all the criteria for equity classification, such warrants and instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified Warrants and the FPS are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPS in accordance with ASC 815-40 under which the Warrants and FPS do not meet the criteria for equity classification and must be recorded as liabilities. See Note 7 for further discussion of the pertinent terms of the Warrants and Note 8 for further discussion of the methodology used to determine the value of the Warrants and FPS.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021, 23,732,126 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

Income taxes are accounted for under ASC Topic 740, Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is more likely than not that deferred tax assets will not be recognized, a valuation allowance would be established to offset their benefit.

ASC Topic 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the unaudited condensed financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statement of operations.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 8,533,333 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the periods presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of Class A common stock is calculated by dividing the interest income on investments held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account by the weighted average number of shares of Class A common stock outstanding for the period, excluding 600,000 shares of Class A common stock held by the Sponsor, which is not subject to redemption. Net loss per share, basic and diluted for shares of Class B common stock is calculated by dividing the net income, less income attributable to the shares of redeemable Class A common stock by the weighted average number of shares of Class B common stock and 600,000 shares of Class A common stock held by the Sponsor and outstanding for the period.

The following table reflects the calculation of basic and diluted net income (loss) per common share:

	For the Three Months Ended March 31, 2021	For the Period from January 23, 2020 (Inception) to March 31, 2020
Redeemable Class A common shares
Numerator: earnings allocable to redeemable Class A common shares
Interest income on investments held in Trust Account	$1,781	$—

Less franchise tax available to be withdrawn from the Trust Account	$(1,781)	$—
Net earnings	$—	$—
Denominator: weighted average number of redeemable Class A common share	25,000,000	—
Basic and diluted net income per redeemable Class A common share	$—	$—
Non-redeemable Class A and Class B common shares
Numerator: net income (loss) minus redeemable net earnings
Loss from operations	$(223,172)	$—
Less franchise tax available to be withdrawn from the Trust Account	$1,781	$—
Change in fair value of warrant liability attributed to non-redeemable Class A private placement and Class B common shares	$4,461,226	—
Change in fair value of FPS liability	$(2,052,035)	—

Non-redeemable net income	$2,187,800	$—
Denominator: weighted average number of non-redeemable Class B common shares and Class A private placement shares
Non-redeemable Class A private placement and Class B common shares, basic and diluted	7,193,750	6,250,000
Basic and diluted net income per non-redeemable Class A private placement and Class B common share	$0.30	$—

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the Company’s unaudited condensed financial statements.

Note 3—Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Sponsor forfeited 937,500 shares of Class B common stock due to the underwriter not exercising the overallotment option, so that the initial stockholders collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units).

Note 4—Related Party Transactions

Founder Shares

On January 23, 2020, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On October 1, 2020, the Company effectuated a 1.25-for-1 stock split. In December 2020 and January 2021, the

Sponsor returned to the Company, at no cost, an aggregate of 7,187,500 Founder Shares, which the Company cancelled. On February 2, 2021, the Sponsor forfeited 937,500 shares of Class B common stock, due to the underwriter not exercising the overallotment option, so that the initial stockholders collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units), resulting in an aggregate of 6,250,000 Founder Shares outstanding and held by the Sponsor and independent directors of the Company. All share and per share amounts have been retroactively restated. The Founder Shares will automatically convert into shares of Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 600,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($6,000,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock and one-third of one warrant (the “Private Placement Warrants”). Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

The lead underwriter is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co. (“CF&Co.”), an affiliate of the Sponsor, as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay CF&Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount of $8,750,000, which is equal to 3.5% of the gross proceeds of the Initial Public Offering.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to closing the Initial Public Offering, the amount outstanding under the Pre-IPO Note was $148,445. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor has committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the Initial Public Offering and prior to the Company’s initial Business Combination. As of March 31, 2021, the Company had borrowed $592,985 under the Sponsor Loan.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying balance sheet. As of March 31, 2021 and December 31, 2020, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of approximately $10,000 and $37,600, respectively.

Note 5—Commitments and Contingencies

Registration and Stockholder Rights

Pursuant to a registration rights agreement entered into on January 28, 2021, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co., the lead underwriter and an affiliate of the Sponsor, a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On February 2, 2021, simultaneously with the closing of the Initial Public Offering, CF&Co. advised the Company that it would not exercise the over-allotment option.

The lead underwriter was paid a cash underwriting discount of $5,000,000.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 4).

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the pandemic could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6—Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 240,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021, there were 1,867,874 shares of Class A common stock issued and outstanding, excluding 23,732,126 shares subject to possible redemption. As of December 31, 2020, there were no shares of Class A common stock issued and outstanding. Class A common stock includes 600,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption features contained in the shares sold in the Initial Public Offering.

Class B Common Stock—The Company is authorized to issue 30,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of March 31, 2021 and December 31, 2020, there were 6,250,000 and 7,187,500 shares of Class B common stock issued and outstanding, respectively. In connection with the underwriter advising the Company that it would not exercise its over- allotment option, the Sponsor forfeited 937,500 shares of Class B common stock, so that the initial stockholders collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (not including the Private Placement Units).

Prior to the consummation of the Business Combination, only holders of Class B common stock will have the right to vote on the election of directors. Holders of Class A common stock will not be entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

On October 1, 2020, the Sponsor effectuated a recapitalization of the Company, which included a 1.25-for-1 stock split. In December 2020 and January 2021, the Sponsor returned to the Company, at no cost, an aggregate of 7,187,500 Founder Shares, which were cancelled. On February 2, 2021, the Sponsor forfeited 937,500 shares of Class B common stock, resulting in an aggregate of 6,250,000 Founder Shares outstanding and held by the Sponsor and independent directors of the Company. Information contained in the unaudited condensed financial statements have been retroactively adjusted for this split and cancellation.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7—Warrants

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

Note 8—Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account U.S. Treasury Securities	$250,001,781	$—	$—	$250,001,781

Liabilities:
Warrant liability	$5,750,000	$138,000	$—	$5,888,000
FPS liability	$—	$—	$2,052,035	$2,052,035

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liability

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s balance sheet. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on February 2, 2021, the date of the closing of the Initial Public Offering, and subsequent fair value as of March 31, 2021. The Public Warrants and Private Placement Warrants are measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”). The Company allocated the proceeds received from (i) the sale of Units in the Initial Public Offering (which is inclusive of one share of Class A common stock and one-third of one Public Warrant), (ii) the sale of the Private Placement Units (which is inclusive of one share of Class A common stock and one-third of one Private Placement Warrant), and (iii) the issuance of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The Company utilizes the OPM to value the Warrants at each reporting period, with any subsequent changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

Subsequent Measurement

The following table provides quantitative information regarding Level 3 fair value measurements:

February 2, 2021
Risk-free interest rate	0.61%
Expected term (years)	5
Expected volatility	17.5%
Exercise price	$11.50
Stock price	$10.00
Dividend yield	0.0%

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of March 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CFFVW. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.

As of March 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants was $0.1 million and $5.8 million, respectively, based on the closing price of CFFVW on that date of $0.69.

The following table presents the changes in the fair value of warrant liability:

	Private Placement	Public	Warrant Liability
Fair value as of February 2, 2021	$242,560	$10,106,666	$10,349,226
Change in valuation inputs or other assumptions(1)(2)	(104,560)	(4,356,666)	(4,461,226)

Fair value as of March 31, 2021	$138,000	$5,750,000	$5,888,000

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liability in the statement of operations.
(2)

Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) for Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $5.9 million during the three months ended March 31, 2021.

FPS Liability

The liability for the FPS was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $10.0 million pursuant to the FPA is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPA. The fair value of the common stock and warrants to be issued under the FPA are based on the public trading price of the Units issued in the Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $10.0 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPS is the probability of consummation of the Business Combination. As of March 31, 2021, the probability assigned to the consummation of the Business Combination was 88% which was determined based on a hybrid approach of both observed success rates of business combinations for special purpose acquisition companies and the Sponsor’s track record for consummating similar transactions.

The following table presents a summary of the changes in the fair value of the FPS liability, a Level 3 liability, measured on a recurring basis.

FPS Liability
Fair value as of February 2, 2021	$2,667,992
Change in valuation inputs or other assumptions(1)	(615,957)

Fair value as of March 31, 2021	$2,052,035

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of FPS liability in the statement of operations.

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the financial statements date through the date that the unaudited condensed financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

CF Acquisition Corp. V

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CF Acquisition Corp. V (the “Company”) as of December 31, 2020 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 23, 2020 (inception) to December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from January 23, 2020 (inception) to December 31, 2020 then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

January 19, 2021

CF Acquisition Corp. V

Balance Sheet

December 31, 2020

Assets
Cash	$25,000
Deferred offering costs	131,695

Total assets	$156,695

Liabilities and Stockholder’s Equity
Payables to related parties	$37,640
Accrued liabilities	505
Accrued offering costs	94,055

Total liabilities	132,200

Stockholder’s equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock, Class A $0.0001 par value; 240,000,000 shares authorized, none issued or outstanding	—
Common stock, Class B $0.0001 par value; 30,000,000 shares authorized, 7,187,500(1) shares issued and outstanding	719
Additional paid-in-capital	24,281
Accumulated deficit	(505)

Total stockholder’s equity	24,495

Total liabilities and stockholder’s equity	$156,695

(1)

Includes an aggregate of up to 937,500 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter. This number has been adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellation of 7,187,500 founder shares (see Note 6).

See notes to the financial statements

CF Acquisition Corp. V

Statement of Operations

For the period from January 23, 2020 (inception) to December 31, 2020

Revenue	$—

Other expenses	(505)

Net loss attributable to common shares	$(505)

Weighted average number of common shares outstanding(1)	6,250,000
Basic and diluted net loss per share	$(0.00)

(1)

Excludes an aggregate of up to 937,500 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter. This number has been adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellation of 7,187,500 founder shares (see Note 6).

See notes to the financial statements

CF Acquisition Corp. V

Statement of Changes in Stockholder’s Equity

For the period from January 23, 2020 (inception) to December 31, 2020

	Common Stock				Additional Paid-In- Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balances, January 23, 2020	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to the Sponsor(1)	—	—	7,187,500	$719	24,281	—	25,000
Net loss	—	—	—	—	—	(505)	(505)

Balances, December 31, 2020	—	$—	7,187,500	$719	$24,281	$(505)	$24,495

(1)

Includes an aggregate of up to 937,500 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter. This number has been adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellation of 7,187,500 founder shares (see Note 6).

See notes to the financial statements

CF Acquisition Corp. V

Statement of Cash Flows

For the period from January 23, 2020 (inception) to December 31, 2020

Cash flows from operating activities:
Net loss	$(505)
Adjustment to reconcile net loss to net cash provided by operating activities
Changes in operating liabilities
Accrued liabilities	505

Net cash provided by operating activities	—

Cash flows from financing activities:
Issuance of Class B common stock to Sponsor	25,000

Net cash provided by financing activities	25,000

Net increase in cash	25,000
Cash at beginning of period	—

Cash at end of period	$25,000
Non-cash operating and financing activities:
Deferred offering costs included in accrued offering costs	$94,055
Deferred offering costs included in payables to related parties	$37,640

See notes to the financial statements

CF Acquisition Corp. V

Notes to Financial Statements

1. Description of Business and Operations

Description of Business — CF Acquisition Corp. V (the “Company”) was incorporated in Delaware on January 23, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not yet commenced operations. All activity through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Proposed Offering. The Company has selected December 31st as its fiscal year end.

The Company’s sponsor is CFAC Holdings V, LLC (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through the Proposed Offering of 25,000,000 units (each, a “Unit” and collectively, the “Units”) at a purchase price of $10.00 per unit (or 28,750,000 units if the underwriter’s over-allotment option is exercised in full), which is discussed in Note 3. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (a “Unit”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Proposed Offering and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. The Sponsor has committed to purchase 600,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit (for a total purchase price of $6,000,000) in a private placement to the Sponsor that will close simultaneously with the Proposed Offering.

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Offering, including the proceeds of the Private Placement Units, will be held in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer &

CF Acquisition Corp. V

Notes to Financial Statements

1. Description of Business and Operations (cont.)

Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the outstanding shares of its Class A common stock, par value $0.0001 (“Class A common stock”), sold in the Proposed Offering (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares (as defined below in Note 3) for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), their shares underlying the Private Placement Units and any Public Shares purchased during or after the Proposed Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Proposed Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business

CF Acquisition Corp. V

Notes to Financial Statements

1. Description of Business and Operations (cont.)

Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

Failure to Consummate a Business Combination — If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, except for the Company’s independent registered public accounting firm, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

2. Summary of Significant Accounting Policies

Basis of Presentation — The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

In connection with the Company’s going concern considerations as of December 31, 2020, in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial

CF Acquisition Corp. V

Notes to Financial Statements

2. Summary of Significant Accounting Policies(cont.)

Statements — Going Concern, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor, and the Sponsor agrees to make those funds available and has financial wherewithal, along with an affiliate of the Sponsor, to provide such funds, that are sufficient to fund the working capital needs until the earlier of the consummation of the Proposed Offering or a minimum of one year from the date of issuance of these financial statements.

Emerging Growth Company — The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs — Deferred offering costs consist of legal and accounting fees incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. The Company had $131,695 in deferred offering costs as of December 31, 2020.

CF Acquisition Corp. V

Notes to Financial Statements

2. Summary of Significant Accounting Policies(cont.)

Income Taxes — Income taxes are accounted for under ASC Topic 740, Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is more likely than not that deferred tax assets will not be recognized, a valuation allowance would be established to offset their benefit.

ASC Topic 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statement of operations.

No amounts were accrued for the payment of interest and penalties for the period from January 23, 2020 (inception) to December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed to be de minimis for the period from January 23, 2020 (inception) to December 31 2020. The Company’s deferred tax assets were deemed to be de minimis as of December 31, 2020.

Net Loss per Common Share — The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period, excluding shares of common stock subject to forfeiture by the initial stockholders. Weighted average shares were reduced for the effect of an aggregate of 937,500 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 6). As of December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. As of December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments — The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement”, approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements — The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

CF Acquisition Corp. V

Notes to Financial Statements

3. Proposed Offering

Pursuant to the Proposed Offering, the Company intends to offer for sale 25,000,000 Units (plus up to an additional 3,750,000 Units if the underwriters’ over-allotment option is exercised) at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

4. Related Party Transactions

Founder Shares

In January 2020, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On October 1, 2020, the Company effectuated a 1.25-for-1 stock split. In December 2020 and January 2021, the Sponsor returned to the Company, at no cost, an aggregate of 7,187,500 Founder Shares, which the Company cancelled, resulting in an aggregate of 7,187,500 Founder Shares outstanding and held by the Sponsor (up to 937,500 of which are subject to forfeiture by the Sponsor if the underwriters’ over-allotment option is not exercised in full). The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6.

The initial stockholders have agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriter so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Offering (not including the placement shares). If the Company increases or decreases the size of the offering, the Company will effect a stock dividend or share contribution back to capital, as applicable, immediately prior to the consummation of the Proposed Offering in such amount as to maintain the Founder Share ownership of the Company’s stockholders prior to the Proposed Offering at 20.0% of the Company’s issued and outstanding common stock upon the consummation of the Proposed Offering (not including the placement shares).

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

The Sponsor has agreed to purchase an aggregate of 600,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($6,000,000 in the aggregate) in a private placement that will occur simultaneously with the closing of the Proposed Offering. Each Unit will consist of one share of Class A

CF Acquisition Corp. V

Notes to Financial Statements

4. Related Party Transactions(cont.)

common stock and one-third of one warrant. Each whole warrant sold as part of each Private Placement Unit is exercisable for one whole share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units will be added to the proceeds from the Proposed Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the warrants included in the Private Placement Units will expire worthless. The warrants included in the Private Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The warrants will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation.

The Sponsor has entered into a letter agreement with the Company pursuant to which it has agreed to waive its redemption rights with respect to the shares underlying the Private Placement Units in connection with the completion of the Business Combination or otherwise.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

The underwriter is an affiliate of the Sponsor (see Note 5).

Related Party Loans

On October 6, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note is non-interest bearing and will be repaid upon the earlier of September 30, 2021 or the completion of the Proposed Offering. As of December 31, 2020, the Company had $37,640 outstanding under the Promissory Note.

In order to finance transaction costs in connection with a Business Combination after the Proposed Offering and prior to the Company’s initial Business Combination, the Sponsor has committed up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor (the “Sponsor Loan”).

If the $1,750,000 loan agreed to be funded by the Sponsor is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors intend, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest. As of December 31, 2020, no amount of the Sponsor Loan and Working Capital Loans were outstanding.

CF Acquisition Corp. V

Notes to Financial Statements

5. Commitments and Contingencies

Registration Rights

The holders of Founder Shares and Private Placement Units (and component securities) will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant Cantor Fitzgerald & Co., the underwriter and an affiliate of the Sponsor, a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the Proposed Offering price less the underwriting discounts and commissions.

The underwriter will be entitled to an underwriting discount of $0.20 per Unit, or $5,000,000 in the aggregate, even if the underwriters’ over-allotment is exercised in full, payable upon the closing of the Proposed Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company agreed to pay the independent underwriter a fee of $100,000 upon the completion of the Proposed Offering in consideration for its services and expenses as the qualified independent underwriter. The independent underwriter will receive no other compensation.

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co. as an advisor in connection with the Company’s initial Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Cantor Fitzgerald &Co. a cash fee for such services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the base offering and 5.5% of the gross proceeds of the Proposed Offering, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations, the close of the Proposed Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CF Acquisition Corp. V

Notes to Financial Statements

6. Stockholder’s Equity

Class A Common Stock — The Company is authorized to issue 240,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 30,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2020, there were 7,187,500 shares of Class B common stock outstanding, of which an aggregate of up to 937,500 shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Offering (not including placement shares).

Only holders of Class B common stock will vote on the election of directors until completion of the Business Combination. Other than as described above, Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

On October 1, 2020, the Sponsor effectuated a recapitalization of the Company, which included a 1.25-for-1 stock split. In December 2020, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled, and in January 2021, the Sponsor returned to us, at no cost, an aggregate of 1,437,500 Founder Shares, which the Company cancelled, resulting in an aggregate of 7,187,500 Founder Shares outstanding and held by the Sponsor (up to 937,500 of which are subject to forfeiture by the Sponsor if the underwriters’ over-allotment option is not exercised in full). Information contained in the financial statements has been retroactively adjusted for this split and cancellation.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of

CF Acquisition Corp. V

Notes to Financial Statements

6. Stockholder’s Equity(cont.)

(a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants included in the Private Placement Units will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that the warrants included in the Private Placement Units and the Class A common stock issuable upon the exercise of the warrants included in the Private Placement Units will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the warrants included in the Private Placement Units will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the warrants included in the Private Placement Units are held by someone other than the initial purchasers or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the warrants included in the Private Placement Units):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement.

CF Acquisition Corp. V

Notes to Financial Statements

6. Stockholder’s Equity(cont.)

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

7. Subsequent Events

On January 6, 2021, the Sponsor returned to the Company, at no cost, an aggregate of 1,437,500 Founder Shares, which the Company cancelled, resulting in an aggregate of 7,187,500 Founder Shares outstanding and held by the Sponsor (up to 937,500 of which are subject to forfeiture by the Sponsor if the underwriters’ over-allotment option is not exercised in full). Information contained in the financial statements has been retroactively adjusted for this split and cancellation.

The Company evaluates subsequent events and transactions that occur after the balance sheet date through the date that the financial statements were issued. Other than as described, through January  19, 2021, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER*

by and among

SATELLOGIC INC.,

CF ACQUISITION CORP. V,

GANYMEDE MERGER SUB 1 INC.,

GANYMEDE MERGER SUB 2 INC.

and

NETTAR GROUP INC.

dated as of July 5, 2021

*

Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

i

		Page
Section 6.9	PIPE Investments; Amended and Restated Forward Purchase Contract; Series X Agreements	66
Section 6.10	Company Warrant	67
Section 6.11	Shareholder Support Agreement	67

Article VII COVENANTS OF SPAC		67

Section 7.1	Trust Account Payments	67
Section 7.2	SPAC Nasdaq or NYSE Listing	67
Section 7.3	SPAC Conduct of Business	67
Section 7.4	SPAC Public Filings	69
Section 7.5	Amendment to the SPAC Warrant Agreement	69
Section 7.6	PIPE Investments; Series X Agreements	70

Article VIII JOINT COVENANTS		70

Section 8.1	Regulatory Approvals; Other Filings	70
Section 8.2	Preparation of Proxy/Registration Statement; Consent Solicitation Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals	71
Section 8.3	Support of Transaction	76
Section 8.4	Tax Matters	76
Section 8.5	Stockholder Litigation	77
Section 8.6	Acquisition Proposals and Alternative Transactions	77
Section 8.7	Access to Information; Inspection	78
Section 8.8	Delisting and Deregistration	78

Article IX CONDITIONS TO OBLIGATIONS		78

Section 9.1	Conditions to Obligations of SPAC, the Acquisition Entities and the Company	78
Section 9.2	Conditions to Obligations of SPAC	79
Section 9.3	Conditions to the Obligations of the Company	79
Section 9.4	Frustration of Conditions	80

Article X TERMINATION/EFFECTIVENESS		80

Section 10.1	Termination	80
Section 10.2	Effect of Termination	81

Article XI MISCELLANEOUS		81

Section 11.1	Trust Account Waiver	81
Section 11.2	Waiver	82
Section 11.3	Notices	82
Section 11.4	Assignment	83
Section 11.5	Rights of Third Parties	83
Section 11.6	Expenses	83
Section 11.7	Governing Law	84
Section 11.8	Headings; Counterparts	84
Section 11.9	Company and SPAC Disclosure Letters	84
Section 11.10	Entire Agreement	84
Section 11.11	Amendments	84
Section 11.12	Publicity	85
Section 11.13	Severability	85
Section 11.14	Jurisdiction; Waiver of Jury Trial	85
Section 11.15	Enforcement	85
Section 11.16	Non-Recourse	86

		Page
Section 11.17	Non-Survival of Representations, Warranties and Covenants	86
Section 11.18	Conflicts and Privilege	86

Exhibits
Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Form of Shareholder Support Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	[Reserved]
Exhibit F	Form of Articles of Initial Merger
Exhibit G	Plan of Initial Merger
Exhibit H	Form of PubCo Governing Documents
Exhibit I	Form of Surviving Corporation Articles
Exhibit J	Form of Surviving Corporation Memorandum
Exhibit K	Form of SPAC Merger Certificate
Exhibit L	Form of Series X Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 5, 2021 (this “Agreement”), is made and entered into by and among (i) Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of the Company (“PubCo”), (ii) CF Acquisition Corp. V, a Delaware corporation (“SPAC”), (iii) Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities” ) and (v) Nettar Group Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly formed entity, wholly owned by the Company, and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

WHEREAS, Merger Sub 1 is a newly incorporated British Virgin Islands business company with limited liability, wholly owned by PubCo, and was formed for the purpose of effectuating the Initial Merger (as defined below);

WHEREAS, Merger Sub 2 is a newly incorporated Delaware corporation, wholly owned by PubCo, and was formed for the purpose of effectuating the SPAC Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the BVI Business Companies Act, 2004 (as amended) (the “BVI Act” ), as applicable, (a) Merger Sub 1 will merge with and into the Company (the “Initial Merger”), the separate existence of Merger Sub 1 will cease and the Company will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Surviving Corporation”), and (b) immediately following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers” ), the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo;

WHEREAS, immediately prior to the Initial Merger Effective Time, all Convertible Notes will be converted into Company Preference Shares (as defined below), upon the terms and subject to the conditions of this Agreement, the Shareholder Support Agreement (as defined below) and the Convertible Notes (as defined below);

WHEREAS, upon the Initial Merger Effective Time, (a) the holders of Company Ordinary Shares and Company Preference Shares will receive (i) Class A Ordinary Shares of PubCo, par value $0.0001 per share (“PubCo Class A Ordinary Shares”) or (ii) Class B Ordinary Shares of PubCo, par value $0.0001 per share (“PubCo Class B Ordinary Shares” and together with the PubCo Class A Ordinary Shares, the “PubCo Ordinary Shares”), as applicable, and in each case, in accordance with this Agreement, the Plan of Initial Merger, and the PubCo Governing Documents, and (b) upon the SPAC Merger Effective Time (as defined below) the holders of SPAC Common Stock will receive PubCo Class A Ordinary Shares;

WHEREAS, on the date of this Agreement, the PIPE Investors (as defined below) have agreed to make a private investment in PubCo in the aggregate amount of $69,667,700 (the “PIPE Investment Amount”) to purchase an aggregate of 6,966,770 PubCo Class A Ordinary Shares at a price per share equal to $10.00 (ten dollars) at the Closing (as defined below) (the “PIPE Investments”) immediately prior to the Initial Merger, in each case, pursuant to subscription agreements substantially in the form attached hereto as Exhibit A (the “PIPE Subscription Agreements”);

WHEREAS, pursuant to the Amended and Restated Forward Purchase Contract, CFAC Holdings V, LLC, a Delaware limited liability company (“Sponsor”), has agreed to subscribe for and purchase, and PubCo has agreed to issue and sell to Sponsor, at the Closing the Forward Purchase Securities (as defined below) in exchange for an aggregate purchase price of $10,000,000 immediately prior to the Initial Merger on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC, the Company and the Key Company Shareholders (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit B (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (i) will not transfer and will vote their Company Shares in favor of this Agreement (including by execution of a written consent), the Mergers and the other Transactions, (ii) consent to the termination of the IRA, the ROFR Agreement, the Voting Agreement and any Side Letters (as each such term is defined below) effective at the Closing, and (iii) who hold Convertible Notes (as defined below) have agreed to effect the Convertible Notes Conversion (as defined below) pursuant to Section 2.1(b);

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, the Company, SPAC and Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of SPAC Capital Stock or any additional shares of SPAC Capital Stock it acquires prior to the SPAC Stockholder Meeting (as defined below) in favor of this Agreement, the Mergers and the other Transactions and each of the Transaction Proposals (as defined below), (ii) will not redeem any shares of SPAC Capital Stock in connection with the SPAC Merger, (iii) waives its anti-dilution rights under the SPAC Charter, and (iv) subject certain of its PubCo Class A Ordinary Shares to an “earn-out”, subject to the terms therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, and certain holders of Company Shares and certain holders of Convertible Notes have entered into lock-up agreements in the form attached hereto as Exhibit D (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such holders will not sell, for the period set forth in the Lock-Up Agreements, the shares of PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, at Closing, PubCo, and certain holder of Company Shares will enter into a registration rights agreement in customary form and substance (the “Registration Rights Agreement”) pursuant to which, among other things, PubCo agrees to provide certain Company Shareholders with certain rights relating to the registration for resale of the PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company and each of the holders of Company Series X Preference Shares have entered into a Series X Preference Shareholder Agreement in the form attached hereto as Exhibit N (the “Series X Agreements”) pursuant to which, among other things, such holders (i) irrevocably waived their rights of redemption with respect to the Company Series X Preference Shares in connection with the Closing, and (ii) received the contingent right to receive additional PubCo Class A Ordinary Shares on the same terms with respect to the Company Series X Preference Shares held by such holders as the “Subscriber Additional Shares” contemplated by the PIPE Subscription Agreement;

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”), the board of directors of PubCo (the “PubCo Board”), the board of directors of Merger Sub 1 (the “Merger Sub 1 Board”), the board of directors

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of Merger Sub 2 (the “Merger Sub 2 Board”) and the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to their respective stockholders and shareholders the approval and adoption of this Agreement, the Mergers and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, (ii) the SPAC Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) taken together, the PIPE Investments, the Initial Merger, the purchase of the Forward Purchase Securities and the SPAC Merger will qualify as an exchange under Section 351 of the Code, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of SPAC (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a), (b) and (c), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Definitions. As used herein, the following terms shall have the following meanings:

“2018 NPA” means the Note Purchase Agreement dated of April 6, 2018, as amended and restated in the 2019 NPA.

“2019 NPA” means the Amended and Restated Note Purchase Agreement dated of September 9, 2019, as amended from time to time.

“2020 NPA” means the Note Purchase Agreement dated of September 25, 2020, as amended from time to time.

“Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by the Company prior to the date of this Agreement by a warrant holder) of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange,

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business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adjustment Period” shall mean the 30-calendar day period ending on (and including) the “Effectiveness Date”, as such term is defined in the PIPE Subscription Agreements.

“Adjustment Period VWAP” means the volume weighted average price of a PubCo Class A Ordinary Share, as reported on the Trading Market, determined for the Trading Days that occur during the Adjustment Period (as reported on Bloomberg).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Base Shares” means the aggregate amount of PubCo Class A Ordinary Shares to be issued to (a) the PIPE Investors pursuant to the PIPE Subscription Agreements, (b) Sponsor pursuant to the Amended and Restated Forward Purchase Contract and (c) the holders of Company Series X Preference Shares in respect thereof in accordance with Section 2.2(g)(i).

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (x) the issuance of shares of Company Ordinary Shares upon the exercise or conversion of Company Preference Shares, the Company Warrant or Company Options, (y) repurchases of awards under the Company ESOP in the Ordinary Course in connection with a termination of employment or other services for no more than the original issue price thereof, and (z) granting the options permitted to be granted under Section 6.3(j)(B) of this Agreement) concerning the sale or transfer of (a) all or any material part of the business or assets of the Nettar Companies, taken as a whole, or (b) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Nettar Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 6.1) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business cominbation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Amended and Restated Forward Purchase Contract” means the Forward Purchase Contract, originally dated as of January 28, 2021, by and between Sponsor and SPAC, as amended and restated as of the date hereof between PubCo and Sponsor, and as further amended, restated, modified or supplemented from time to time.

“Ancillary Agreements” means, collectively, (i) the Shareholder Support Agreement, (ii) the Sponsor Support Agreement, (iii) the Lock-Up Agreements, (iv) the PIPE Subscription Agreements; (v) the Amended and Restated Forward Purchase Contract; (vi) the Series X Agreements; and (vii) the PubCo Governing Documents.

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“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Applicable NPA Amount” means (i) with respect to Convertible Notes issued under the 2018 NPA, $200,000,000, (ii) with respect to Convertible Notes issued under the 2019 NPA, $220,000,000, and (iii) with respect to Convertible Notes issued under the 2020 NPA, $250,000,000.

“Articles of Initial Merger” means the articles of merger substantially in the form attached hereto as Exhibit F and any amendment or variation thereto made in accordance with the provisions of the BVI Act with the consent of SPAC and the Company.

“Business Combination” has the meaning set forth in Article II of the SPAC Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and the British Virgin Islands are authorized or required by Law to close.

“BVI Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands.

“Code” means the U.S. Internal Revenue Code of 1986.

“Columbia Loan” means the Loan and Security Agreement dated March 8, 2021, by and between Columbia River Investment Limited, a British Virgin Islands company, and the Company.

“Company Articles” means the Amended and Restated Articles of Association of the Company dated April 23, 2021.

“Company ESOP” means the Nettar Group Inc. 2015 Stock Plan, as amended.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars). As of July 2, 2021, assuming the sum of the Fully-Diluted Company Shares is 21,697,434, the Company Exchange Ratio would be 3.35732.

“Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Nettar Companies, taken as a whole or (ii) the ability of the Nettar Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster

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(including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Nettar Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Nettar Companies operate, (h) any matter existing as of the date of this Agreement to the extent expressly set forth on the Company Disclosure Letter, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.3, unless otherwise agreed by SPAC to be subject to this exception (i)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), (j) any Events that are cured by the Company prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) any delay or failure to launch, or failure of commission process of obtaining approval to launch, one or more satellites in accordance with the Company’s business plan as currently in effect, any damage or destruction of one or more satellites prior to or during launch into orbit, or any failure of an existing satellite; provided that the exception in this clause (l) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Nettar Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Memorandum” means the Amended and Restated Memorandum of Association dated April 23, 2021.

“Company Options” means any options granted, or approved by the Company Board for grant but not yet granted, under the Company ESOP to purchase Company Ordinary Shares.

“Company Ordinary Shares” means the ordinary shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Preference Shares” means, collectively, the Company Series A Preference Shares, the Company Series B Preference Shares, the Company Series B-1 Preference Shares and Company Series X Preference Shares.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) developed by or on behalf of any of the Nettar Companies that (i) have been sold, distributed or made available to third parties by any of the Nettar Companies, or manufactured by any of the Nettar Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 3-year period preceding the date of this Agreement or (ii) that, as of the date hereof have, in whole or in part, entered any prototype or similar development stage, process or status.

“Company Series A Preference Shares” means the series A preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

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“Company Series B Preference Shares” means the series B preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Series B-1 Preference Shares” means the series B-1 preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Series X Preference Shares” means the series X preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preference Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Nettar Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Nettar Companies at or after the Closing pursuant to any agreement to which any of the Nettar Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c).

“Company Warrant” means the outstanding and unexercised warrant to purchase Company Shares pursuant to that certain Warrant to Purchase Shares, dated as of March 8, 2021, by and between Nettar Group Inc. and Columbia River Investment Limited.

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the Nettar Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Nettar Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2.

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“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Convertible Notes” means the convertible notes issued pursuant to the 2018 NPA, the 2019 NPA and 2020 NPA.

“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“DTC” means the Depository Trust Company.

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934.

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“Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Forward Purchase Securities” means 1,250,000 PubCo Class A Ordinary Shares and 333,333 Assumed SPAC Warrants.

“Fully-Diluted Company Shares” means the total number of issued and outstanding Company Ordinary Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully-diluted basis (a) assuming exercise of all Company Options, (b) assuming exercise of the Company Warrant, (c) treating Company Preference Shares on an as-converted to Company Ordinary Shares basis (but excluding the Company Series X Preference Shares issued prior to the date of this Agreement), and (d) assuming the conversion of all Convertible Notes on an as-converted to Company Ordinary Shares basis. As of July 2, 2021, there are 21,697,434 Fully-Diluted Company Shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a BVI business company with limited liability are its memorandum of association and articles of association under the BVI Act, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of

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capitalized lease obligations under GAAP (with respect to SPAC) or IFRS (with respect to the Nettar Companies), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge databases, customer lists and customer databases); (e) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (i) all rights and powers to assert, defend and recover title to any of the foregoing; (j) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing;; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRA” means the Second Amended and Restated Investors’ Rights Agreement in respect of the Company, dated as of April 23, 2021, as amended and/or restated from time to time.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Nettar Companies and used in their business as currently conducted.

“Key Company Shareholders” means the persons and entities listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Nettar Companies or to which the Nettar Companies otherwise has a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Nettar Companies.

10

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Merger Consideration” means the sum of (a) $721,705,487 minus (b) the amount of interest accrued under the Columbia Loan from July 2, 2021 until the Closing Date, minus (c) the amount of cumulative dividends accrued in accordance with the Company Articles on the Company Series X Preference Shares from July 2, 2021 until the Closing Date, plus (d) the Aggregate Exercise Price.

“Nasdaq” means the Nasdaq Stock Market.

“NDA” means the letter agreement, dated as of January 29, 2021, between SPAC and the Company.

“Nettar Companies” means, collectively, the Company and its Subsidiaries (but not, for the avoidance of doubt, PubCo).

“Nettar Company Interests” means all of the outstanding equity interests of the Nettar Companies.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Nettar Companies.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

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“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one (1) Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Nettar Companies), (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Nettar Companies), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Nettar Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Nettar Companies, (xi) Liens identified in the Company Audited Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; (xiii) such other imperfections of title or Liens, if any, arising in the ordinary course of business that in the aggregate are not material to the Nettar Companies, and (xiv) Liens existing on the date hereof and listed on Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including

12

name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with PubCo and SPAC as of the date of this Agreement or following the date of this Agreement in accordance with Section 6.1.

“Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit G and any amendment or variation thereto made in accordance with the provisions of the BVI Act with the consent of SPAC.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully-Diluted Company Shares.

“Privacy Laws” means all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Private Units Purchase Agreement” means the Private Placement Units Purchase Agreement, dated January 28, 2021, by and between the Sponsor and SPAC.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“PubCo Governing Documents” means the Amended and Restated Memorandum of Association and Articles of Association of PubCo, substantially in the form attached hereto as Exhibit H to be adopted by PubCo and registered by the BVI Registrar prior to Closing.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

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“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“ROFR Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement in respect of the Company, dated as of April 23, 2021, as amended and/or restated from time to time.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC Bylaws” means the bylaws of SPAC in effect immediately prior to the SPAC Merger Effective Time, as amended and/or restated from time to time.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated January 28, 2021, as amended and/or restated from time to time.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means Class B common stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Exchange Ratio” means the exchange of SPAC Common Stock for PubCo Class A Ordinary Shares on a one-for-one basis.

“SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

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“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter as of the date of this Agreement to the extent expressly set forth on the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events generally applicable to blank check companies or the market in which blank check companies operate; (k) any Events that are cured by SPAC prior to the Closing, or (l) any worsening of the Events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all SPAC Share Redemptions.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions,

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finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-third of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated January 28, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock.

“Stockholder Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Ordinary Shares receivable by such SPAC Stockholder pursuant to Section 2.2(g)(ii) or Company Shareholder pursuant to Section 2.2(g)(i) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the PubCo Class A Ordinary Shares are listed for trading, which shall be either Nasdaq or NYSE.

“Transactions” means, collectively, the Mergers, the Convertible Notes Conversion and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

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“Voting Agreement” means the Second Amended and Restated Voting Agreement in respect of the Company, dated as of April 23, 2021, as amended and/or restated from time to time.

Other Definitions.

Acquisition Entities	Preamble
Acquisition Entity	Preamble
Aggregate Forfeiture Shares	2.10(c)(i)
Agreement	Preamble
Agreement End Date	10.1(h)
Amended and Restated SPAC Warrant Agreement	7.5
Anti-Money Laundering Laws	3.25
Assumed Company Warrant	2.2(g)(iv)
Assumed Option	2.2(g)(iii)
Assumed SPAC Warrant	2.3(g)(iv)
Assumed Warrant	2.2(g)(iv)
Available Cash	6.1
BVI Act	Recitals
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Advised Parties	11.18(f)
Company Audited Financial Statements	3.4(a)
Company Benefit Plan	3.21(a)
Company Board	Recitals
Company Board Recommendation	8.2(c)(ii)
Company Certificates	2.6(a)
Company Cure Period	10.1(h)
Company Deal Communications	11.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Health Plan	3.21(l)
Company Intervening Event	8.2(c)(iii)
Company Intervening Event Change in Recommendation	8.2(c)(iii)
Company Intervening Event Notice Period	8.2(c)(iii)
Company Modification in Recommendation	8.2(c)(ii)
Company Non-Recourse Party	11.16(b)
Company Shareholder Escrow Accounts	2.10(a)
Company Transaction Expenses	2.1(c)(i)
Company Written Consent	8.2(c)(i)
Convertible Notes Conversion	2.1(b)
D&O Indemnified Parties	6.5(a)
Data Processing Contracts	3.6(m)
Designated Entity	3.6(b)
DGCL	Recitals
Dissenting Shares	2.8(a)
Early Issuance Event	2.11(g)
Earnout Event	2.11(b)
Earnout Period	2.11(a)
Earnout Shares	2.11(a)
ERISA	3.21(a)
Escrow Agent	2.10(a)

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Escrow Agreement	2.10(a)
Exchange Agent	2.6(a)
FCPA	3.24
FLSA	3.20(f)
Foreign Antitrust Laws	2.11(f)
Forfeiture Escrow Accounts	2.10(a)
Forfeiture Escrow Shares	2.10(a)
Forfeiture Event	2.10(c)(i)
Forfeiture Ratios	2.10(a)
Forward Purchase Amount	6.9(a)
Healthcare Reform Laws	3.21(l)
Initial Conversion	2.3(g)(ii)
Initial Merger	Recitals
Initial Merger Constituent Corporations	2.2(b)
Initial Merger Effective Time	2.2(c)
Initial Merger Filing Documents	2.2(c)
Intended Tax Treatment	Recitals
Interim Period	6.3
Internal Company Shareholder Ratio	2.10(a)
Intervening Event	8.2(b)(iii)
Intervening Event Change in Recommendation	8.2(b)(iii)
Intervening Event Notice Period	8.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.14
Letter of Transmittal	2.6(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.6(e)
Material Contract	3.5(a)
Merger Consideration Shares	2.2(g)(i)
Merger Sub 1	Preamble
Merger Sub 1 Board	Recitals
Merger Sub 1 Share	5.2(a)
Merger Sub 2	Preamble
Merger Sub 2 Board	Recitals
Merger Sub 2 Share	5.2(a)
Mergers	Recitals
Minimum Cash Amount	6.1
New SPAC Bylaws	2.3(d)
New SPAC Charter	2.3(d)
New SPAC Governing Documents	2.3(d)
Payment Spreadsheet	2.1(c)(iii)
PFIC	8.4(b)
PIPE Investment Amount	Recitals
PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
Price Threshold	2.11(b)
Prior Company Counsel	11.18(f)
Prior SPAC Counsel	11.18(a)
Privacy Policies	3.6(l)
Privileged Company Deal Communications	11.18(g)
Privileged SPAC Deal Communications	11.18(b)
Proxy/Registration Statement	8.2(a)(i)

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PubCo	Preamble
PubCo Board	Recitals
PubCo Class A Ordinary Shares	Recitals
PubCo Class B Ordinary Shares	Recitals
PubCo Incentive Equity Plan	5.11
PubCo Ordinary Shares	Recitals
PubCo Share	5.2(a)
Public Ordinary Shares	2.11(b)
Public Stockholders	11.1
Q1 Financial Statements	6.8(a)
Q2 Financial Statements	6.8(b)
Q3 Financial Statements	6.8(c)
Real Property Lease	3.5(a)(iii)
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)
Related Party	3.19(a)
Release Event	2.10(c)(ii)
Released Claims	11.1
Series X Agreements	Recitals
Shareholder Support Agreement	Recitals
Side Letters	2.5(a)(ii)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	8.2(b)(ii)
SPAC Certificates	2.6(a)
SPAC Cure Period	10.1(i)
SPAC Deal Communications	11.18(b)
SPAC Disclosure Letter	Article IV
SPAC Financial Certificate	2.1(c)(ii)
SPAC Financial Statements	4.4(a)
SPAC Merger	Recitals
SPAC Merger Certificate	2.3(c)
SPAC Merger Constituent Corporations	2.3(b)
SPAC Merger Effective Time	2.3(a)
SPAC Modification in Recommendation	8.2(b)(ii)
SPAC Non-Recourse Party	11.16(b)
SPAC SEC Filings	4.13
SPAC Stockholders Meeting	8.2(a)(i)
Sponsor	Recitals
Sponsor Escrow Account	2.10(a)
Sponsor Support Agreement	Recitals
Sponsor to CS Ratio	2.10(a)
Stockholder Certificates	2.6(a)
Stockholder Litigation	8.5
Surviving Corporation	Recitals
Surviving Corporation Articles	2.2(d)
Surviving Corporation Governing Documents	2.2(d)
Surviving Corporation Memorandum	2.2(d)
Terminating Company Breach	10.1(h)
Terminating SPAC Breach	10.1(i)
Transaction Proposals	8.2(a)(i)
Transmittal Documents	2.6(c)

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Trust Account	11.1
Trust Agreement	4.14
Trustee	4.14

Section 1.2    Construction.

(a)    Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)    References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Nettar Companies).

(f)    Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Initial Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Section 1.3    Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.3(a) of the Company Disclosure Letter; (b) the phrase “to the knowledge of SPAC” shall mean the knowledge of the individuals identified on Section 1.3(b) of the SPAC Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1    Pre-Closing Actions.

(a)    Prior to the Initial Merger Effective Time, the Company shall obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company ESOP or any outstanding awards; and take all other appropriate actions to (including providing drafts to SPAC prior to such actions,

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notifying SPAC with respect to such actions and providing evidence reasonably satisfactory to SPAC that all such actions have been taken prior to the Initial Merger Effective Time): (i) effectuate the provisions of Section 2.2(g)(iii); and (ii) ensure that after the Initial Merger Effective Time, neither any holder of Assumed Options (or any beneficiary thereof) or Assumed Company Warrants (or any beneficiary thereof) nor any other participant in the Company ESOP shall have any right thereunder to acquire any securities of the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under the Company ESOP, except as provided in Section 2.2(g)(iii).

(b)    Prior to the Initial Merger Effective Time, in accordance with the terms of the Convertible Notes, the Shareholder Support Agreement and the Company Governing Documents, the Company shall take all appropriate actions to cause all Convertible Notes to automatically convert (without any further action on the part of the Company or any holder of Convertible Notes) immediately prior to the Initial Merger Effective Time and conditioned on the consummation of the Mergers into a number of Company Preference Shares equal to (i) the sum of the aggregate principal amount of the Convertible Notes then outstanding plus all interest accrued thereon, divided by (ii) the quotient obtained by dividing the Applicable NPA Amount by the Fully-Diluted Company Shares (the “Convertible Notes Conversion”); provided, that, in accordance with the terms and conditions of the Convertible Notes and notwithstanding anything herein to the contrary, for the purpose of clause (ii) of this Section 2.1(b), the Fully-Diluted Company Shares shall be calculated in accordance with the 2019 NPA or 2020 NPA, as applicable, and, provided, further, that with respect to any holder providing notice to redeem Convertible Notes, prior to the Closing the Company and SPAC shall cooperate to arrange for the assignment (or if applicable, replacement of the redemption amount by additional issuance on the same terms and conditions as the Convertible Notes) of the portion of such Convertible Notes to be redeemed; provided, further, that the Company and SPAC shall coordinate in connection with any material communications or responses by (or failures to communicate with) the holders of Convertible Notes as to the conversion, redemption, roll-over or other provisions of the Convertible Notes. The calculation of the number of Company Preference Shares into which the Convertible Notes shall be converted in accordance with this Section 2.1(b) shall be set forth in Section 2.1(b) of the Company Disclosure Letter.

(c)    Company Transaction Expenses Certificate; SPAC Financing Certificate; Payment Spreadsheet.

(i)    No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”).

(ii)    As soon as reasonably practicable (but in any event no later than one (1) Business Day) prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; (C) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC to be repaid on the Closing Date pursuant to Section 2.5(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred after the delivery of the SPAC Financing Certificate.

(iii)    Promptly following delivery by (A) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(c)(i) and (B) SPAC of the SPAC Financing Certificate pursuant to Section 2.1(c)(ii) and, in any event, not less than two (2) Business Days prior to the Closing Date the Company shall (1) deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth (x) the portion of the Merger Consideration payable to

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each Company Shareholder (including the allocation of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, as applicable) and (y) the Assumed Options, in each case, in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of a portion of the Merger Consideration to the Company Shareholders pursuant to the Payment Spreadsheet and the information with respect to the assumption of Company Options set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Merger Consideration to the Company Shareholders and the assumption of Company Options pursuant to this Article II, absent manifest error. In issuing the Merger Consideration and converting the Company Options into Assumed Options pursuant to Section 2.2(g)(iii), the parties hereof shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

Section 2.2    The Initial Merger.

(a)    Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Act, at the Initial Merger Effective Time, Merger Sub 1 shall be merged with and into the Company, and the separate corporate existence of Merger Sub 1 shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo.

(b)    Effect of the Initial Merger. From and after the Initial Merger Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub 1 (the Company and Merger Sub 1 sometimes being referred to herein as the “Initial Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the Initial Merger Constituent Corporations; and all rights, privileges, powers and franchises of each of the Initial Merger Constituent Corporations, and all property, real, personal and mixed, and all debts due to each such Initial Merger Constituent Corporation, on whatever account, and all things in action or belonging to each Initial Merger Constituent Corporations shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of each of the Initial Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Initial Merger Constituent Corporations shall not revert or become in any way impaired by reason of the Initial Merger; but all Liens upon any property of an Initial Merger Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the BVI Act.

(c)    Execution and Filing of Initial Merger Filing Documents. At the Closing, and immediately prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 1 and the Company shall cause the Articles of Initial Merger exhibiting the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the BVI Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the BVI Registrar in accordance with the applicable provisions of the BVI Act. The Initial Merger shall become effective at such time as the Articles of Initial Merger are duly registered by the BVI Registrar, or at such later time as Merger Sub 1 and the Company mutually agree in writing with the written consent of SPAC (subject to the requirements of the BVI Act) and as set forth in the Articles of Initial Merger (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

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(d)    Organizational Documents of the Company. At the Initial Merger Effective Time, the Company Articles and Company Memorandum, as in effect immediately prior to the Initial Merger Effective Time, shall be amended and restated in the forms attached hereto as Exhibit I (the “Surviving Corporation Articles”) and Exhibit J (the “Surviving Corporation Memorandum”, together with the Surviving Corporation Articles, the “Surviving Corporation Governing Documents”), respectively, and as so amended and restated shall be the memorandum and articles of the Surviving Corporation, until thereafter amended as provided therein and under the BVI Act.

(e)    Directors and Officers of the Surviving Corporation and PubCo.

(i)    From and after the Initial Merger Effective Time, the officers of the Company holding such positions as set forth on Section 6.4(b) of the Company Disclosure Letter shall be the officers of the Surviving Corporation and shall be appointed as officers of PubCo, each such officer to hold office in accordance with the Surviving Corporation Governing Documents, or the PubCo Governing Documents, respectively.

(ii)    From and after the Initial Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.4(b) shall be the directors of the Surviving Corporation and shall be appointed as directors of PubCo, each to hold office in accordance with the Surviving Corporation Governing Documents, or the PubCo Governing Documents, respectively.

(f)    Effect of the Initial Merger on Merger Sub 1 Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub 1, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(g)    Effect of the Initial Merger on Company Shares.

(i)    Company Ordinary Shares and Company Preference Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Company Shares, each Company Ordinary Share and Company Preference Share that is issued and outstanding immediately prior to the Initial Merger Effective Time (after giving effect to the Convertible Notes Conversion and any conversion of Company Preference Shares as permitted or required by the Company Governing Documents), other than (x) any Company Series X Preference Share the holder of which has elected to redeem in accordance with the terms of the Company Governing Documents, (y) any share referred to in Section 2.2(g)(ii) and (z) any Dissenting Company Share, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.6, such number of newly issued PubCo Class B Ordinary Shares (in the case of the Company’s Chief Executive Officer) or PubCo Class A Ordinary Shares (in all other cases) that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Merger Consideration Shares”), without interest, subject to rounding pursuant to Section 2.6(h) (or, in the case of Company Series X Preference Shares, such number of newly issued PubCo Class A Ordinary Shares as set forth in the Payment Spreadsheet, calculated in accordance with the Company Governing Documents (and taking into account the cumulative dividends accrued on such Company Series X Preference Shares under the Company Governing Documents)) provided, however, that a portion of such Merger Consideration Shares shall be subject to escrow and potential forfeiture in accordance with Section 2.10. As of the Initial Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.8(a)).

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(ii)    Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Initial Merger Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii)    Company Options. At the Initial Merger Effective Time, each Company Option that is outstanding under the Company ESOP immediately prior to the Initial Merger Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by PubCo and converted into an option to purchase PubCo Class A Ordinary Shares (each, an “Assumed Option”) under the PubCo Incentive Equity Plan, in accordance with the Payment Spreadsheet. Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Initial Merger Effective Time (including expiration date, vesting conditions, and exercise provisions, and the provisions requiring the holder of Assumed Options to not, prior to the six month anniversary of the Closing Date, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any shares acquired upon exercise of an Assumed Option (and solely for purposes of calculating the 85% threshold set forth in Section 9.2(f), holders of Company Options subject to such lock-up restrictions shall be included in such calculation as if they had executed a counterpart of the Lock-Up Agreement with respect to such Company Options), except that (i) each Assumed Option shall be exercisable for that number of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Ordinary Shares subject to such Company Option immediately prior to the Initial Merger Effective Time multiplied by (B) the Company Exchange Ratio; and (ii) the per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Ordinary Shares subject to such Company Option immediately prior to the Initial Merger Effective Time by (B) the Company Exchange Ratio; provided, however, that the exercise price and the number of PubCo Class A Ordinary Shares purchasable under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of PubCo Class A Ordinary Shares purchasable under such Assumed Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(iv)    Company Warrant. At the Initial Merger Effective Time, the Company Warrant, if outstanding immediately prior to the Initial Merger Effective Time, shall be assumed by PubCo and shall become a warrant to purchase PubCo Class A Ordinary Shares (the “Assumed Company Warrant”). The Assumed Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to the Company Warrant immediately prior to the Initial Merger Effective Time, except that, subject to the terms and conditions of the Company Warrant (i) the Assumed Company Warrant shall be exercisable for that number of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company Warrant immediately prior to the Initial Merger Effective Time multiplied by (B) the Company Exchange Ratio, calculated in accordance with the terms and conditions of the Company Warrant; and (ii) the per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed Company Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per Company Share subject to the Company Warrant immediately prior to the Effective Time by (B) the Company Exchange Ratio, calculated in accordance with the terms and conditions of the Company Warrant.

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(v)    Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.8(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.8(a).

Section 2.3    The SPAC Merger.

(a)    SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, immediately following confirmation of the effective filing of the Initial Merger, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub 2 shall be merged with and into SPAC, and the separate corporate existence of Merger Sub 2 shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

(b)    Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, SPAC shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of SPAC and Merger Sub 2 (SPAC and Merger Sub 2 sometimes being referred to herein as the “SPAC Merger Constituent Corporations” ), and shall become subject to all the debts, restrictions, liabilities and duties of each of the SPAC Merger Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each SPAC Merger Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such SPAC Merger Constituent Corporation, on whatever account, and all things in action or belonging to each SPAC Merger Constituent Corporations shall become vested in SPAC; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall become thereafter the property of SPAC as they are of the SPAC Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such SPAC Merger Constituent Corporations shall not revert or become in any way impaired by reason of the SPAC Merger; but all Liens upon any property of a SPAC Merger Constituent Corporation shall thereafter attach to SPAC and may be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement and the DGCL.

(c)    Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Initial Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 2 and SPAC shall cause (or if Merger Sub 2 and SPAC do not cause, the Company shall cause) a certificate of merger in respect of the SPAC Merger (substantially in the form attached hereto as Exhibit K) and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The SPAC Merger shall become effective at the time specified in the SPAC Merger Certificate pursuant to Section 2.3(a) when the Merger Certificate has been accepted for filing by the Delaware Secretary of State.

(d)    Organizational Documents of the SPAC. At the SPAC Merger Effective Time, the SPAC Charter and the SPAC Bylaws, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated, each in customary form and substance mutually agreeable to SPAC and the Company (the “New SPAC Charter” , and the “New SPAC Bylaws”, and collectively, the “New SPAC Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of the SPAC, until thereafter amended as provided therein and under the DGCL.

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(e)    Directors and Officers of the SPAC.

(i)    From and after the SPAC Merger Effective Time, the officers of the Company holding such positions as set forth on Section 2.3(e) of the Company Disclosure Letter shall be appointed the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents.

(ii)    From and after the SPAC Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation on Section 2.3(e) of the Company Disclosure Letter shall be appointed the directors of SPAC, each to hold office in accordance with the New SPAC Governing Documents.

(f)    Effect of the SPAC Merger on Merger Sub 2 Stock. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub 2, each share of capital stock of Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of shares of common stock of the SPAC, which shares shall, subject to Section 2.3(g), constitute the only shares of capital stock of the SPAC.

(g)    Effect of the SPAC Merger on SPAC Capital Stock.

(i)    SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-third of one SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.3(g)(i).

(ii)    SPAC Common Stock. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(g)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Capital Stock, (x) each share of SPAC Class B Common Stock shall automatically convert into SPAC Class A Common Stock in accordance with the SPAC Charter (the “Initial Conversion”); and (y) immediately following the Initial Conversion, each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.6, such number of newly issued PubCo Class A Ordinary Shares that are equal to the SPAC Exchange Ratio, without interest, subject to rounding pursuant to Section 2.6(h). As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii)    SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv)    SPAC Warrants. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into a warrant to purchase one PubCo Class A Ordinary Share (each, an “Assumed SPAC Warrant” and, together with the Assumed Company Warrant, collectively, each, an “Assumed Warrant”). Each Assumed SPAC Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the SPAC Merger Effective Time, except that (i) each Assumed SPAC Warrant shall be exercisable for that number of shares of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of shares of SPAC Class A Common Stock subject to the SPAC Warrant immediately prior to the

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SPAC Merger Effective Time multiplied by (B) the SPAC Exchange Ratio; and (ii) the per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed SPAC Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of SPAC Class A Common Stock subject to the SPAC Warrant immediately prior to the SPAC Merger Effective Time by (B) the SPAC Exchange Ratio. In connection therewith and prior to the SPAC Merger Effective Time, PubCo shall take all actions necessary to execute an Amended and Restated SPAC Warrant Agreement (as defined below) pursuant to Section 7.5.

Section 2.4    Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.5    Closing Deliverables.

(a)    At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i)    a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)    evidence in form and substance reasonably acceptable to SPAC of the termination of the IRA (other than Section 2.11 thereof (“Market Stand-off” Agreement) and, in connection therewith, Section 6 thereof (Miscellaneous), which shall remain in full force and effect with respect to any party to the IRA (other than holders of Company Series X Preference Shares) which does not enter into the Lock-Up Agreement, and subject to the holder set forth in Section 2.5-1 of the Company Disclosure Letter being bound by such “Market Stand-Off” in Section 2.11 of the IRA (with respect to the Company Preference Shares of such holder) and the “Market Stand-off” provision of the 2019 NPA or 2020 NPA, as applicable (with respect to the Convertible Notes of such holder), solely for purposes of calculating the 85% threshold set forth in Section 9.2(f), such holder’s Convertible Notes and Company Shares (on an as-converted basis) shall be included in such calculation of the Fully-Diluted Company Shares under Section 9.2(f) as if it had executed a counterpart of the Lock-Up Agreement), the ROFR Agreement, the Voting Agreement and (except as set forth in Section 2.5-2 of the Company Disclosure Letter) all letter agreements between the Company and any of its investors (the “Side Letters”);

(iii)    copies of the written resignations of all of the directors and officers of PubCo, and Merger Sub 2 effective as of the SPAC Merger Effective Time;

(iv)    the Payment Spreadsheet; and

(v)    copies of the approvals, waivers or consents called for by Section 9.2(d), if any; and

(vi)    evidence, in form and substance reasonably satisfactory to SPAC, of cancellation of the PubCo Share.

(b)    At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i)    a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii)    copies of the written resignations of all the directors and officers of SPAC, effective as of the SPAC Merger Effective Time; and

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(iii)    a copy of the executed Amended and Restated SPAC Warrant Agreement.

(c)    On the Closing Date, (i) PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(c)(i), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.1(c)(ii).

(d)    At the Closing, SPAC shall repay in full the outstanding amount due under all loans made by the Sponsor or any of its Affiliates to SPAC to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor. If the funds in SPAC are insufficient to meet the payment obligations under Section 2.5(d), PubCo shall pay the excess amount.

Section 2.6    Surrender of Company Securities and SPAC Securities and Disbursement of Stockholder Merger Consideration.

(a)    Prior to the Initial Merger Effective Time, PubCo (with the prior written consent of SPAC, which shall not be unreasonably withheld, conditioned or delayed) shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”), for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (or, in the case of the Company, Register of Members entries recording ownership of) (i) Company Ordinary Shares and Company Preference Shares (“Company Certificates”) and (ii) SPAC Common Stock (“SPAC Certificates”, and together with the Company Certificates, the “Stockholder Certificates”). At the Closing, PubCo shall deposit, or cause to be deposited, a copy of the register of members of PubCo with the Exchange Agent updated to reflect, at the Initial Merger Effective Time, the issuance of the Stockholder Merger Consideration receivable by the Company Shareholders in accordance with the Payment Spreadsheet, and at the SPAC Merger Effective Time, the issuance of the Stockholder Merger Consideration receivable by the SPAC Stockholders. The Stockholder Merger Consideration shall be duly issued to the shareholders upon the entry of the names of the shareholders on the register of members of PubCo. Prior to the Initial Merger Effective Time, substantially concurrently with the mailing of the Consent Solicitation Statement and Proxy/Registration Statement to the Company Shareholders and SPAC Stockholders, respectively, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder and each SPAC Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”) which shall specify that the delivery and/or cancellation of Company Certificates and SPAC Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the Company Certificates and the SPAC Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below)) for use in such exchange.

(b)    Each Company Shareholder shall be entitled to receive his, her or its Stockholder Merger Consideration in accordance with the Payment Spreadsheet in respect of the Company Shares represented by such Company Shareholder’s Company Certificate(s) (excluding any Company Shares described in Section 2.2(g)(ii) or Dissenting Shares), as soon as reasonably practicable after the Initial Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of the Company Certificates and/or appropriate entry in the register of members of the Company to reflect such cancellation) of the following items prior thereto: (i) the Company Certificate(s) (where Company Certificate(s) was or were issued) for his, her or its Company Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo. Until so surrendered and/or cancelled, each such Company Certificate shall represent after the Initial Merger Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such Company Certificate in accordance with the Payment Spreadsheet.

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(c)    Each SPAC Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of the SPAC Capital Stock represented by such SPAC Stockholder’s SPAC Certificate(s) (excluding any shares of SPAC Capital Stock described in Section 2.3(g)(iii)), as soon as reasonably practicable after the SPAC Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of SPAC Certificates) of the following items prior thereto: (i) the SPAC Certificate(s) for his, her or its shares of SPAC Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 2.6(b), collectively, the “Transmittal Documents” ). Until so surrendered and/or cancelled, each such SPAC Certificate shall represent after the SPAC Merger Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such SPAC Certificate.

(d)    If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled SPAC Certificate is registered, or who is registered as the shareholder in the Company’s register of members, immediately prior to the Initial Merger Effective Time, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Initial Merger Effective Time and in case of SPAC Capital Stock, the transfer of such SPAC Capital Stock shall have been permitted in accordance with the terms of the SPAC Governing Documents, each as in effect immediately prior to the SPAC Merger Effective Time, (ii) such Stockholder Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or PubCo and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Stockholder Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)    Notwithstanding anything to the contrary contained herein, in the event that any Stockholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Stockholder Certificate to the Exchange Agent, the Company Shareholder or SPAC Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Stockholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, SPAC or the Surviving Corporation with respect to the Company Shares or SPAC Capital Stock represented by the Stockholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.6(e) shall be treated as a Stockholder Certificate for all purposes of this Agreement.

(f)    After the Initial Merger Effective Time or the SPAC Merger Effective Time, there shall be no further registration of transfers of Company Shares and shares of SPAC Capital Stock, respectively. If, after the SPAC Merger Effective Time, (i) SPAC Certificates are presented to the SPAC, PubCo or the Exchange Agent or, after the Initial Merger Effective Time, (ii) Company Certificates are presented to the Company, PubCo or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.6. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Initial Merger Effective Time or the SPAC Merger Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates, as applicable, that have not yet been surrendered with respect to the PubCo Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates, as applicable, shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents.

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Subject to applicable Law, following the SPAC Merger Effective Time and surrender of any such SPAC Certificates (or delivery of a Lost Certificate Affidavit) or following the Initial Merger Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), as applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the SPAC Merger Effective Time (in the case of the SPAC Certificates (or a Lost Certificate Affidavit)) or the Initial Merger Effective Time (in the case of the Company Certificates (or a Lost Certificate Affidavit)) theretofore paid with respect to such PubCo Ordinary Shares.

(g)    All securities issued upon the surrender of Stockholder Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares or SPAC Capital Stock, as applicable, represented by such Stockholder Certificates.

(h)    Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded to the nearest whole PubCo Ordinary Share, without payment in lieu of such fractional shares.

Section 2.7    Company Option Letter of Transmittal. Prior to the Initial Merger Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Option holder, a letter of transmittal which shall specify that the delivery of Assumed Options in accordance with the Payment Spreadsheet shall be effected in exchange for the Company Options respectively upon the Initial Merger Effective Time. PubCo or Exchange Agent, as applicable, shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options are being converted into Assumed Options in accordance with Section 2.2(g)(iii) without further obligation on the part of PubCo and that the holder of such Company Options has no further rights or claims to any further equity in the Company other than such conversion. Prior to sending such letter of transmittal and notice and acknowledgment, PubCo shall provide drafts to SPAC for its review and consult with SPAC as to the form and substance of such materials in good faith. PubCo shall use commercially reasonable efforts to request duly executed copies of all such acknowledgments prior to the Initial Merger Effective Time.

Section 2.8    Appraisal and Dissenter’s Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BVI Act, Company Shares that are outstanding immediately prior to the Initial Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Initial Merger nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 179 of the BVI Act and otherwise complied with all of the provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Shares” ) shall not be converted into, and any such Company Shareholder shall have no right to receive, any Stockholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Shares). Any Company Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Shares pursuant to section 179 of the BVI Act shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 179 of the BVI Act.

(b)    Prior to the Initial Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to section 179 of the BVI Act received by the Company and any

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withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 179 of the BVI Act. Subject to the requirements of the BVI Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 179 of the BVI Act.

Section 2.9    Withholding. Each of PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 or their agent, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. Without limiting the foregoing, PubCo may give effect to withholding hereunder by withholding any consideration issued in the form of PubCo Ordinary Shares or other consideration issued in kind, and then selling such portion of such PubCo Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are so withheld by PubCo, the Surviving Corporation, SPAC, Merger Sub 1 or Merger Sub 2 or their agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10    Forfeiture of Sponsor and Company Shareholder Escrowed Shares.

(a)    Upon and subject to the Closing, PubCo and its transfer agent (or, if such Person shall not agree to serve as escrow agent, such other bank or trust company as shall be appointed by PubCo and reasonably satisfactory to PubCo and SPAC), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Closing Date, in form and substance reasonably satisfactory to PubCo and SPAC (the “Escrow Agreement”), pursuant to which PubCo shall cause to be delivered to the Escrow Agent on the Closing Date a portion of the PubCo Ordinary Shares issuable at the Closing equal to 25% of the Aggregate Base Shares of which as follows: (x) 5.7% shall be Sponsor’s Founder Shares (as defined in the Sponsor Support Agreement) that are not Earn-Out Shares (as defined in the Sponsor Support Agreement), which shall be set aside in one escrow account (the “Sponsor Escrow Account”), and (y) 94.3% shall be Merger Consideration Shares receivable by the Company Shareholders (excluding holders of Series X Preference Shares) the in accordance with Section 2.2(g)(i)(escrowed in accordance with the ratio among such Company Shareholders set forth in the Payment Spreadsheet (the “Internal Company Shareholder Ratio”; the ratio of shares owned by Sponsor to the shares owned by such Company Shareholders, the “Sponsor to CS Ratio”, and together with the Internal Company Shareholder Ratio, the “Forfeiture Ratios”)), which shall be set aside in separate escrow accounts for each such Company Shareholder (the “Company Shareholder Escrow Accounts”, and together with the Sponsor Escrow Account, the “Forfeiture Escrow Accounts”). The PubCo Ordinary Shares delivered into such respective Forfeiture Escrow Accounts, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in each case, as long as they remain in the applicable Forfeiture Escrow Account, shall be referred to as the “Forfeiture Escrow Shares”, and shall be held in escrow for the duration of the Adjustment Period and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(b)    The share certificates representing the Forfeiture Escrow Shares shall contain a legend relating to transfer restrictions imposed by this Section 2.10 and the Escrow Agreement and the risk of forfeiture associated therewith (or with respect to book entry shares, PubCo’s transfer agent shall make a notation in its records that the shares are subject to such legend and forfeiture). PubCo will cause Escrow Agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, after receipt of written notice of a Release Event with respect to the Forfeiture Escrow Shares. Until and unless any Forfeiture Escrow Shares are forfeited in accordance with Section 2.10(c) below, each of Sponsor and the Company Shareholders (other than

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the holders of Company Series X Preference Shares), as applicable, shall be deemed to be the owner of such Sponsor’s or Company Shareholders’ relative pro rata share (as between themselves) of the Forfeiture Escrow Shares (based on the applicable Forfeiture Ratios) during the time such Forfeiture Escrow Shares are held in the Forfeiture Escrow Accounts, subject to the retention of any dividends, distributions and other earnings thereon in the Forfeiture Escrow Accounts until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each of Sponsor and the Company Shareholders shall also have the right to vote such Sponsor’s or Company Shareholders’ relative pro rata share (as between themselves) of the Forfeiture Escrow Shares (based on the applicable Forfeiture Ratios) during the time held in the Forfeiture Escrow Accounts as Forfeiture Escrow Shares.

(c)    At the end of the Adjustment Period:

(i)    if the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share (such event, a “Forfeiture Event”), an aggregate number of Forfeiture Escrow Shares, as calculated in Section 2.10(d) below (the “Aggregate Forfeiture Shares”), shall be forfeited (in accordance with the applicable Forfeiture Ratios) by the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) and promptly (but in any event within three 3 Business Days) following the last day of the Adjustment Period, (x) such Aggregate Forfeiture Shares shall be cancelled in accordance with Section 2.10(e), and (y) any balance in the Forfeiture Escrow Accounts in excess of the Aggregate Forfeiture Shares (if any) shall be promptly released to the Sponsor and such Company Shareholders from their respective Forfeiture Escrow Accounts in accordance with their applicable Forfeiture Ratios; or

(ii)    if the Adjustment Period VWAP is equal to or more than $10.00 per PubCo Class A Ordinary Share (such event, a “Release Event”), then promptly (but in any event within three 3 Business Days) following the last day of the Adjustment Period, the entire contents of their respective Forfeiture Escrow Accounts shall be promptly released by the Escrow Agent to the Sponsor and such Company Shareholders (respectively).

(d)    For purposes hereof, if a Forfeiture Event occurs, the number of Aggregate Forfeiture Shares shall be calculated by multiplying (i) the Aggregate Base Shares by (ii) a fraction, (A) the numerator of which is the remainder of $10.00 minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP, provided that in the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation shall be deemed to be $8.00 (i.e., in no event shall the Aggregate Forfeiture Shares exceed 25% of the Aggregate Base Shares).

(e)    In the event of a Forfeiture Event, the Sponsor and PubCo will promptly provide joint written instructions to the Escrow Agent to release and surrender the Aggregate Forfeiture Shares to PubCo for cancellation in exchange for no consideration. PubCo shall retire and cancel (and shall direct its transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto) any Aggregate Forfeiture Shares distributed to PubCo from the Forfeiture Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Aggregate Forfeiture Shares.

(f)    Any disbursement from the Forfeiture Escrow Accounts to PubCo in accordance with Section 2.10(e) shall be allocated among the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) in accordance with the applicable Forfeiture Ratios. Unless otherwise required by Law, all distributions made from the Forfeiture Escrow Account shall be treated by the Parties as an adjustment to the Merger Consideration received by the Sponsor and such Company Shareholders pursuant to Article II hereof.

Section 2.11    Earnout.

(a)    After the Adjustment Period, to the extent that a Forfeiture Event has occurred and after giving effect to the forfeiture of the Aggregate Forfeiture Shares, the Sponsor and the Company Shareholders (other

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than the holders of Company Series X Preference Shares) shall have the right to receive an aggregate of PubCo Class A Ordinary Shares equal to the Aggregate Forfeiture Shares that have been forfeited (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) in accordance with the applicable Forfeiture Ratios (the “Earnout Shares”) based on the performance of the PubCo Class A Ordinary Shares during the five (5) year period after the Closing Date (the “Earnout Period”) as determined pursuant to Section 2.11(a).

(b)    PubCo shall issue and the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) shall have the right to receive their respective portions of the Earnout Shares in accordance with their applicable Forfeiture Ratios if the closing price of the PubCo Class A Ordinary Shares (or any common or ordinary equity security that is the successor to the PubCo Class A Ordinary Shares (together with the PubCo Class A Ordinary Shares, the “Public Ordinary Shares”)) on the principal exchange or securities market on which such securities are then listed or quoted is at or above $15.00 (the “Price Threshold”) for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period at any time during the Earnout Period (such event, an “Earnout Event”). Such issuance shall be made promptly (and in any event no later than the third (3rd) Business Day) following the Earnout Event, and PubCo shall or shall cause its transfer agent to provide evidence of such issuance to Sponsor and each such Company Shareholder promptly thereafter.

(c)    During the Earnout Period, PubCo’s chief financial officer or controller will monitor the closing price of the Public Ordinary Shares on the principal securities exchange or securities market on which the Purchaser Common Stock is then traded, and PubCo shall notify Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) in writing promptly following an Earnout Event.

(d)    The Price Threshold and the applicable number of Earnout Shares released for each applicable Earnout Event (or Early Issuance Event, as applicable) shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Public Ordinary Shares after the Closing. Additionally, the Price Threshold shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by PubCo (or any successor public company) to the holders of Public Ordinary Shares, on a per share basis, as an extraordinary dividend or distribution following the Closing.

(e)    All of the Earnout Shares will be issued pro rata to the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) in accordance with their applicable Forfeiture Ratios in the event of an Early Issuance Event, effective immediately prior to the consummation of such Early Issuance Event.

(f)    No Earnout Shares issuable pursuant to this Section 2.11, if any, shall be released to any Company Shareholder who is required to file notification pursuant to the HSR Act or under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated (provided, that any such Company Shareholder has notified PubCo of such required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith following reasonable advance notice from PubCo of the reasonably anticipated issuance of Earnout Shares).

(g)    An “Early Issuance Event” means any of the following:

(i)    if PubCo is merged, consolidated or reorganized with or into another Person (a “Purchaser”) except for any such merger or consolidation in which the shares of PubCo Class A Ordinary Shares and the PubCo Class B Ordinary Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of the surviving or resulting corporation;

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(ii)    PubCo and/or its subsidiaries sell, lease, assign, transfer, license or otherwise dispose of, in one or a series of related transactions, all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of PubCo if substantially all of the assets of PubCo and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of PubCo;

(iii)    a Schedule 13D or Schedule 13G report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Public Ordinary Shares that represents more than 50% of the voting power of PubCo;

(iv)    during any period beginning immediately after the Closing, the Initial Directors cease to constitute at least a majority of the PubCo Board (for purposes hereof, the term “Initial Directors” means the directors who were elected to the PubCo Board at the Closing in accordance with Section 2.2(f)(i));

(v)    if PubCo shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act 1934 or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; or

(vi)    if PubCo Ordinary Shares or other Public Ordinary Shares shall cease to be listed on a national securities exchange.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 11.9).

Section 3.1    Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Nettar Company, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2    Subsidiaries; Capitalization.

(a)    The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the

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Company set forth on Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b)    Section 3.2(b) of the Company Disclosure Letter lists all Convertible Notes outstanding as of the date of this Agreement. The Convertible Notes Conversion shall occur automatically immediately prior to the Initial Merger Effective Time and conditioned on the consummation of the Mergers pursuant to the terms of the Convertible Notes, the Stockholder Support Agreement, and the Company Governing Documents, and at that time there shall no longer be any Convertible Notes outstanding. As of the date of this Agreement, the aggregate principal amount of the outstanding under the Convertible Notes is $56,587,000.

(c)    As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and has issued is:

(i)    20,000,000 Company Ordinary Shares, 5,071,904 of which are issued;

(ii)    11,240,398 Company Preference Shares, 6,645,220 of which are issued, and:

(1)    4,723,330 Company Series A Preference Shares, 2,547,330 of which are issued;

(2)    3,117,915 Company Series B Preference Shares, 1,392,131 of which are issued;

(3)    899,153 Company Series B-1 Preference Shares, 672,524 of which are issued; and

(4)    2,500,000 Company Series X Preference Shares, 2,033,230 of which are issued.

(d)    As of the date of this Agreement the only warrant to purchase Company capital stock outstanding is the Company Warrant to purchase 4,823,594 Company Preference Shares.

(e)    All Company Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(f)    As of the date of this Agreement, the Company has reserved (i) 2,163,647 Company Ordinary Shares for issuance upon exercise of the Company Options, and (ii) 4,128,413 Preference Shares for issuance upon exercise of the Company Warrant.

(g)    The Initial Merger and the other Transactions do not constitute a “Deemed Liquidation Event” (as such term is defined in the Company Memorandum), and other than the Company Written Consent, there is no consent required of the holders of any class or series of Company Shares or other Company Shareholders. In connection with the consummation of the Initial Merger, as contemplated by the Company Articles and the Shareholder Support Agreement, all Company Preference Shares will automatically, and without any further action on the part of any Person, convert into Merger Consideration based on the same exchange ratio as the Company Exchange Ratio applied to the Company Ordinary Shares in accordance with Section 2.2(g)(i), and in accordance with the Company Governing Documents.

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(h)    Except as set forth the Company Disclosure Letter and for (i) the conversion privileges of the Company Preference Shares, (ii) the Company Options to purchase Company Ordinary Shares outstanding under the Company ESOP, (iii) the Company Warrant and (iv) the Convertible Notes, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares. Except as set forth on Section 3.2(h) of the Company Disclosure Letter, the Company Governing Documents, the Voting Agreement, and the IRA, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters entered into in the ordinary course of business.

(i)    The Company has made available to SPAC prior to the date of this Agreement the Company Option ledger dated as of June 29, 2021, which reflects all granted (or approved by the Company Board but not yet granted) Company Options and lists the vesting schedules therefor as of such date.

(j)    Except as set forth in Section 3.2(j) of the Company Disclosure Letter, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except for the Series X Preference Shares, the Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Shares.

(k)    The only Company Shares that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the Initial Merger. Following the Initial Merger Effective Time, each Company Option and Company Warrant outstanding immediately prior to the Initial Merger Effective Time, whether vested or unvested, shall have automatically and without any required action on the part of the Company, SPAC or any holder or beneficiary thereof, been converted into Assumed Options or Assumed Company Warrant in accordance with Section 2.2(g)(iii) or Section  2.2(g)(iv), respectively.

Section 3.3    Due Authorization. All corporate action on the part of each of the Nettar Companies and their respective directors, officers and shareholders and holders of Convertible Notes necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4    Financial Statements.

(a)    The Company has made available to SPAC the consolidated statement of financial position of the Nettar Companies as of December 31, 2019 and December 31, 2020, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, in each case audited in accordance with

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PCAOB standards and including the notes thereto and the report of Ernst & Young Global (collectively, the “Company Audited Financial Statements”, and together with the (to the extent required in accordance with Section 6.8(a)) Q1 Financial Statements, Q2 Financial Statements and (to the extent required in accordance with Section 6.8(c)) Q3 Financial Statements (each as defined below), following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements including any related notes are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Nettar Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, subject to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect and the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b)    The Company has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the Nettar Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Nettar Companies) is made known to the management of the Company by others within any of the Nettar Companies and are effective in recording, processing, summarizing and reporting financial data. The Nettar Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)    Since December 31, 2018, neither the Company nor, to the knowledge of the Company, any Representative of any of the Nettar Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Nettar Companies with respect to the Company Financial Statements or the internal accounting controls of any of the Nettar Companies, including any written complaint, allegation, assertion or claim that any of the Nettar Companies has engaged in questionable accounting or auditing practices. Since December 31, 2018, no attorney representing any of the Nettar Companies, whether or not employed by any of the Nettar Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Nettar Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the Nettar Companies.

(d)    Since December 31, 2018, none of the Nettar Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Nettar Companies prepared in accordance with IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

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(e)    The financial projections provided by the Company and included in the “Investor Presentation” dated June 2021 which was provided to the PIPE Investors were prepared in good faith using assumptions that the Company believes as of the date hereof to be reasonable.

Section 3.5    Material Contracts.

(a)    Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any Nettar Company is a party, by which any Nettar Company is bound or to which any Nettar Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i)    obligations of, or payments to, any of the Nettar Companies of $1,000,000 or more;

(ii)    any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $500,000 or more, including any convertible debt/equity instruments;

(iii)    any real property leasehold interest (“Real Property Lease”);

(iv)    any IP Licenses required to be listed on Section 3.6(f) of the Company Disclosure Letter;

(v)    the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products;

(vi)    Contracts with any Governmental Authority;

(vii)    Contracts which (A) remain in effect immediately following the Closing and limit the right of any Nettar Company to engage in any line of business or in any geographic area, or to Develop, manufacture, produce, assemble, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive license of material Intellectual Property to any Person that is not a Nettar Company or (C) involve any joint, collaborative or other Development or contribution of any material Intellectual Property by any Nettar Company;

(viii)    Contracts between (A) on the one hand, any of the Nettar Companies, and (B) on the other hand, any Company Shareholder, including all Side Letters;

(ix)    Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b)    True, correct and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c)    Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Contracts to which any of the Nettar Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Nettar Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Contract to which any of the Nettar Companies is or will be a party or by which its assets are bound.

(d)    Since December 31, 2018, none of the Nettar Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel expenses.

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(e)    Section 3.5(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Side Letters.

Section 3.6    Intellectual Property.

(a)    Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property which is Registered IP, in each case, (x) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (y) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b)    Except as set forth on Section 3.6(b) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in”, ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c)    There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges, in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the Owned Intellectual Property, or to which any of the Nettar Companies is a party with respect to any Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the Nettar Companies.

(d)    The Nettar Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) duly license or otherwise possess the right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the Nettar Companies in the operation of or in connection with the business, including the Licensed Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Nettar Companies as conducted prior to the Closing. The Nettar Companies have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the Nettar Companies, including with respect to the validity and enforceability thereof. To the knowledge of the Company, except as described in Section 3.6(d) of the Company Disclosure Letter, none of the Nettar Companies is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Owned Intellectual Property. The Owned Intellectual Property is not subject to joint ownership by any third party.

(e)    All of the Owned Intellectual Property that is material to the business of the Nettar Companies, including any and all registrations, issuances and applications thereof, is enforceable, subsisting, and, to the Company’s knowledge, valid, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Nettar Companies, and all filings related thereto have been duly made. The Nettar Companies have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any such Owned Intellectual Property.

(f)    Section 3.6(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts (i) pursuant to which the Nettar Companies use any Licensed Intellectual Property (other than licenses

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for unmodified, commercially available Software or IT Systems with aggregate annual license, maintenance or services fees of less than $500,000) or (ii) pursuant to which the Nettar Companies have granted to a third party any right in or to any Intellectual Property (excluding agreements entered into in the Ordinary Course of Business with customers) (collectively, the “IP Licenses”). Prior to the date of this Agreement, SPAC either has been supplied with, or has been given access to, a true, correct and complete (A) copy of each written IP License, and (B) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. None of the Nettar Companies or, to the knowledge of the Company, any other party thereto is in material breach, violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Nettar Companies or, to the knowledge of the Company, the other parties thereto under any IP License. The Nettar Companies are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract which, if executed prior to the date of this Agreement, would be an IP License and the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The Nettar Companies have not received any written notice or written threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g)    To the Company’s knowledge, neither the operation and conduct of the business of the Nettar Companies (including Company Products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or since January 1, 2018, infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Mergers will not cause the operation and conduct of the business of the Nettar Companies, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person in any material respect. Since January 1, 2018, none of the Nettar Companies has received in writing any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or suit based on: (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the Nettar Companies has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened in writing infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the Company Intellectual Property. The Nettar Companies have taken reasonable security measures to protect the confidentiality of all Confidential Information owned by the Nettar Companies or used by the Nettar Companies in their business. To the knowledge of the Company, no Person has in the past or is currently infringing, violating, interfering with, misappropriating or unlawfully using any Owned Intellectual Property or any rights of the Nettar Companies in any Licensed Intellectual Property.

(h)    Except as described in Section 3.6(h)(1) of the Company Disclosure Letter, the Company Intellectual Property is sufficient for the Surviving Corporation and its Affiliates to carry on the business in all material respects from and after the Initial Merger as presently carried on by Nettar Companies, consistent with past practice. To the knowledge of the Company, except as described in Section 3.6(h)(2) of the Company Disclosure Letter, upon the Closing, the Nettar Companies will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the Nettar Companies enjoyed immediately prior to the Closing.

(i)    The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown or failure, (iii) are free from any material

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defects, and (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use.

(j)    Except as set forth on Section 3.6(j) of the Company Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property, or (iii) grants, or purports to grant, to any Person, any Intellectual Property, including any patent license or non-assertion covenant. Each of the Nettar Companies has complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the Nettar Companies, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(k)    Except as set forth on Section 3.6(k) of the Company Disclosure Letter, since January 1, 2020, to the Company’s knowledge no Computer Security Incident has occurred, involving any of the Nettar Companies or any of their assets, rights or properties that was required to be reported under applicable Privacy Laws. The Nettar Companies implement, and have implemented, maintain and comply with technologies, policies and procedures designed to prevent Computer Security Incidents. The Nettar Companies implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(l)    Section 3.6(l) of the Company Disclosure Letter identifies all current privacy policies regarding the Processing of Personal Information by or on behalf of the Nettar Companies (“Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to SPAC.

(m)    The Nettar Companies have not received any written notices, allegations or complaints from any Governmental Authority or any other Person with respect to any Data Security Incidents, nor have they received any written claims for compensation under Privacy Laws from data subjects or any other Person. To the knowledge of the Company, the Nettar Companies have (i) obtained valid consent where necessary from data subjects and has provided data subjects with privacy notices as required under applicable Privacy Laws and (ii) complied in all material respects with the terms of any Privacy Laws and Contract by which any Nettar Companies are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(n)    No Actions are pending or, to the knowledge of the Company, threatened against any of the Nettar Companies relating to the Processing of Personal Information. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Nettar Companies have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors and other Persons whose relationship with the Nettar Companies involves the relevant service provider, vendor or other Person Processing any Personal Information on behalf of the Nettar Companies and, where required, such agreements comply with Privacy Laws applicable to the Nettar Companies.

(o)    The Nettar Companies have taken all commercially reasonable actions to maintain and protect the confidentiality of all Confidential Information constituting Company Intellectual Property, including those used in connection with the business of the Nettar Companies. To the knowledge of the Company, (i) there has been no misappropriation of any Confidential Information of the Nettar Companies, including those used in connection with the business of the Nettar Companies by any Person, (ii) no employee, agent or other Contract

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Worker of the Nettar Companies has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the Nettar Companies, and (iii) no employee, agent or other Contract Worker of the Nettar Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of each Intellectual Property as a result of their performance of their duties for the Nettar Companies.

(p)    Each current and former employee of the Nettar Companies who works or worked in connection with any part of the business of the Nettar Companies, and each current and former Contract Worker who provides or provided services to the Nettar Companies, in each case, that was or is involved in the Development of any material Intellectual Property has executed a valid and binding written agreement expressly assigning to the Nettar Companies all right, title and interest in and to all Intellectual Property Developed during the term of such employee’s employment or such Contract Worker’s work for the Nettar Companies, except to the extent that the Nettar Companies have acquired rights to such Intellectual Property by operation of Law, and has waived all moral rights therein to the extent applicable and legally permissible.

Section 3.7    Title to Properties and Assets; Liens. Except as set forth in Section 3.7 of the Company Disclosure Letter, each of the Nettar Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights it leases, each of the Nettar Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Nettar Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Nettar Companies, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Nettar Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.8    Real Property.

(a)    None of the Nettar Companies own, or has ever owned, any real property.

(b)    No Nettar Company is in default under the Real Property Leases, and there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.8(b) of the Company Disclosure Letter, there are no disputes, or forbearance programs in effect as to any such Real Property Lease.

(c)    All buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(d)    Each Nettar Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable Nettar Company that is the lessee, or lessor, enforceable against such Nettar Company in accordance with its terms.

(e)    To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. No notice of such a proposed condemnation has been received by any Nettar Company.

(f)    Each Nettar Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

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Section 3.9    Environmental Matters.

(a)    Except as set forth in Section 3.9 of the Company Disclosure Letter:

(i)    (A) since January 1, 2020, each Nettar Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (B) the Leased Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Nettar Company is responsible for such compliance;

(ii)    each Nettar Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Nettar Company have been made available to Purchaser;

(iii)    no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Nettar Company on, in, under, or from the Leased Real Property except in compliance with all Environmental Laws and Environmental Permits;

(iv)    to the Company’s knowledge, there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on any Leased Real Property for which any Nettar Company is responsible, except in compliance with all Environmental Laws and Environmental Permits;

(v)    no Nettar Company has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(vi)    there are no acts by any Nettar Company that have given rise to any material liability under Environmental Laws;

(vii)    No Nettar Company has received written notice that any Hazardous Materials generated by any Nettar Company or any of their respective predecessors have been disposed of or come to rest at any site that has been included in any published priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party that has not been fully cured or resolved;

(viii)    no Nettar Company nor, to the Company’s knowledge, any of their respective predecessors has filed any notice under any Law reporting a release of a Hazardous Material into the environment that has not been fully cured or resolved;

(ix)    no Nettar Company has received any written notice, order, directive, claim or demand from any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (B) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved;

(x)    the Company has made available to SPAC all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company, or any Nettar Company within the last ten (10) years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Nettar Company at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Company or any Nettar Company or any environmental consultant engaged by either of them within the past five (5) years; and

(xi)    the Leased Real Property is not subject to any Lien for which any Nettar Companies is responsible securing the costs of any Remedial Action arising under Environmental Laws.

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Section 3.10    Compliance with Other Instruments. None of the Nettar Companies is in material violation of any term of its Governing Documents. None of the Nettar Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for obtaining the Company Written Consent, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Nettar Companies is a party or by which any of the Nettar Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11    Compliance with Laws. Each of the Nettar Companies is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with all applicable Laws, except where such failure to comply has not had, or would not reasonably be expected to be, individually or in the aggregate, material to the Nettar Companies. For the past three (3) years, none of the Nettar Companies has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12    Absence of Changes. Since the date of the most recent Company Audited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Nettar Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and transactions in connection with Company Shares, Convertible Notes, the Company Warrant and related agreements and indebtedness, the terms of which have been made available to SPAC); and (c) none of the Nettar Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than any of the other Nettar Companies other than non-exclusive licenses in the Ordinary Course.

Section 3.13    Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the Nettar Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Nettar Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Nettar Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Nettar Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Nettar Companies currently pending or which any of the Nettar Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14    Insurance. Each of the Nettar Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are deemed by the Company reasonable for the businesses of the Nettar Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Nettar Companies with respect to

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any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.15    Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Nettar Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Initial Merger Filing Documents and any other filings or notices required for the consummation of the Initial Merger, (ii) the Regulatory Approvals, and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.16    Permits. Each of the Nettar Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Nettar Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.17    Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by the Mergers, this Agreement and the Ancillary Agreements, (a) none of the Nettar Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Nettar Companies has entered into any agreements with respect to the voting of Company Shares.

Section 3.18    Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Nettar Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Nettar Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.19    Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a)    No director, officer or employee of any of the Nettar Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Nettar Companies, nor is any of the Nettar Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b)    To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Nettar Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Nettar Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Nettar Companies.

(c)    No Related Party is directly or indirectly interested in any Contract with any of the Nettar Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

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Section 3.20    Labor Agreements and Actions; Employee Compensation.

(a)    None of the Nettar Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees of any of the Nettar Companies. There is no strike or other labor dispute involving any of the Nettar Companies pending, or to the Company’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the Nettar Companies.

(b)    To the Company’s knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the Nettar Companies, nor does any of the Nettar Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Nettar Companies is currently providing full-time services to the conduct of the business of each of the Nettar Companies. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c)    Except as set forth in the Company Disclosure Letter, the employment of each officer and employee of each of the Nettar Companies is terminable at the will of each of the Nettar Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(d)    Except as expressly set forth in the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Nettar Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e)    With respect to all current and former Persons who have performed services for or on behalf of any of the Nettar Companies, each of the Nettar Companies is in compliance, and during the past three (3) years) has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f)    The Nettar Companies have for the past three (3) years properly classified for all purposes (including for Tax purposes, for Fair Labor Standards Act (“FLSA”) exemption purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or independent contractors who have performed services for or on behalf of any of the Nettar Companies and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable Nettar Company in accordance with such classifications.

(g)    Set forth on Section 3.20(g) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each Nettar Company, of all their employees including for each such employee his or her (i) name; (ii) job title; (iii) location; (iv) status as a full-time or part-time employee; (v) base salary or wage rate; (vi) 2020 bonus; and (vii) 2021 bonus opportunity. Section 3.20(g) of the Company Disclosure Letter also lists, as of the date of this Agreement, each employee of each of the Nettar Companies who is not actively at work for any reason other than vacation, and the reason for such absence.

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(h)    Set forth on Section 3.20(h) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Nettar Company, of all individuals who perform services for any of the Nettar Companies as (i) an independent contractor, (ii) a leased employee, (iii) an unpaid intern, including for each such individual his or her name, services performed, and rate of compensation (if any), and (iv) location at which such individual performs services for such Nettar Company.

(i)    There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any employee or group of employees. To the knowledge of the Company there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

Section 3.21    Employee Benefit Plans.

(a)    The Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the Nettar Companies, or to which any of the Nettar Companies contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the Nettar Companies or their spouses, beneficiaries or dependents, or with respect to which any of the Nettar Companies has or may have any liability, contingent or otherwise. No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the Nettar Companies. None of the Nettar Companies has communicated to present or former employees of any of the Nettar Companies, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)    Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, and each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a

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prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)    All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law except as would not result in material liability to the Nettar Companies.

(d)    Except as set forth in Section 3.21 of the Company disclosure Letter, no Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the Nettar Companies (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e)    To the knowledge of the Company, no event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the Nettar Companies which could subject any Company Benefit Plan, any of the Nettar Companies, PubCo, SPAC or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability for a breach of fiduciary duty, a non-exempt “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code, or which could result in the imposition of a Lien on the assets of any of the Nettar Companies.

(f)    None of the Nettar Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under (i) a pension plan that is subject to Title IV of ERISA or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA), in each case, at any time within the previous six (6) years. None of the Nettar Companies nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA within the previous six (6) years that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and none of the Nettar Companies has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(g)    Except as would not result in material liability therefor, with respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. To the knowledge of the Company, no Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h)    To the knowledge of the Company and except as would not result in material liability therefor, no event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the Nettar Companies (other than the Company or one of its Subsidiaries) which could subject any of the Nettar Companies, PubCo, SPAC or any of their employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability, including liability under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, or which could result in the imposition of a Lien on the assets of any of the Nettar Companies.

(i)    Except as set forth in Section 3.21 of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of

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the Nettar Companies to any severance pay or any other compensation payable by any of the Nettar Companies, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the Nettar Companies, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance, in all material respects, with Section 409A of the Code and all regulations and other applicable regulatory guidance (including notices and rulings) thereunder.

(k)    None of the Nettar Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the Nettar Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l)    The Nettar Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) is in compliance, in all material respects, with the Patient Protection and Affordable Care Act, P.L. 111-148 and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended and the regulations and other applicable regulatory guidance issued thereunder (collectively, the “Healthcare Reform Laws”). To the knowledge of the Company, no event has occurred and no condition or circumstance exists that could subject any of the Nettar Companies or any Company Health Plan to material penalties, fines or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

Section 3.22    Tax Matters. Each of the Nettar Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Nettar Companies has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Nettar Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Nettar Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Nettar Companies has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. None of the Nettar Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. None of the Nettar Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. It is the present intention of the Company to cause the SPAC to use its cash to make one or more loans to the Surviving Corporation or its affiliates or otherwise transfer cash to the Surviving Corporation or its affiliates for use in a trade or business as provided in Section 8.4(a) of this Agreement. The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions.

Section 3.23    Books and Records. The minute books of each of the Nettar Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the Nettar Companies is complete

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and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Nettar Companies.

Section 3.24    Foreign Corrupt Practices Act. None of the Nettar Companies or their respective Affiliates, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, distributors, resellers, or other third parties have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Nettar Companies to obtain or retain business for, or direct business to any of the Nettar Companies. None of the Nettar Companies nor any of their respective directors, officers, employees or agents, distributors, resellers, or other third parties, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Nettar Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Nettar Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

Section 3.25    Anti-Money Laundering. The operations of each of the Nettar Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Nettar Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Nettar Companies, and, no Action by or before any Governmental Authority involving any of the Nettar Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26    Sanctions. None of any of the Nettar Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, none of the Nettar Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.27    Export Controls. The Nettar Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the Nettar Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.28    Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law

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applies with respect to any of the Nettar Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Nettar Companies is subject, party or otherwise bound.

Section 3.29    Proxy/Registration Statement and Consent Solicitation Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent Solicitation Statement, any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 3.30    Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve and adopt this Agreement, the Mergers and the other Transactions and execute the Company Written Consent.

Section 3.31    No Additional Representations or Warranties. Except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any of its Affiliates, nor any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Shares, and except as provided in Article IV or in the case of intentional fraud, SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Nettar Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of PubCo or the Nettar Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of

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their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary in this Agreement, including Section 4.4 and Section 4.13, no representation or warranty is made as to the accounting treatment of Acquiror’s issued and outstanding warrants, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section  11.9).

Section 4.1    Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2    Capitalization.

(a)    The authorized capital stock of SPAC consists of (i) 240,000,000 shares of SPAC Class A Common Stock, 25,600,000 of which are issued and outstanding, (ii) 30,000,000 shares of SPAC Class B Common Stock, 6,250,000 of which are issued and outstanding and (iii) 1,000,000 shares of SPAC Preferred Stock, none of which are issued and outstanding.

(b)    All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Charter.

(c)    Except for (i) the conversion privileges of the SPAC Class B Common Stock, (ii) the Amended and Restated Forward Purchase Contract, (iii) the Private Units Purchase Agreement and (iv) SPAC Warrants to

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purchase 8,533,333 shares of SPAC Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth on Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the SPAC Merger Effective Time in accordance with the provisions the SPAC Governing Documents.

(d)    SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e)    The only shares of capital stock of SPAC that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the SPAC Merger.

(f)    Other than the SPAC Warrants and the Forward Purchase Contract, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(g)    Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3    Due Authorization. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the filing of the SPAC Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of SPAC, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4    Financial Statements.

(a)    The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of

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SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b)    SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)    Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or Merger Sub with respect to the SPAC Financial Statements or the internal accounting controls of SPAC or Merger Sub, including any written complaint, allegation, assertion or claim that SPAC or Merger Sub has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d)    SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter.

Section 4.5    Compliance with Other Instruments. SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the filing of the SPAC Merger Certificate and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6    Absence of Changes. (a) Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. (b) Since the date of the most

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recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7    Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.8    Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Certificate and any other filings or notices required for the consummation of the SPAC Merger, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

Section 4.9    Brokers or Finders; Transaction Expenses. Except as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10    Tax. SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.11    Takeover Statutes and Charter Provisions. SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the SPAC Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the SPAC Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.12    Proxy/Registration Statement and Consent Solicitation Statement. The information supplied by SPAC for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent

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Solicitation Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

Section 4.13    SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings” ). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.14    Trust Account. As of the date of this Agreement, SPAC has at least $250,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 28, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the Effective Time) pursuant to the SPAC Governing Documents, (ii) Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the SPAC SEC Filings and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a

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redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Stockholder may make against SPAC against assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

Section 4.15    Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16    Business Activities.

(a)    Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)    SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)    Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.17    Nasdaq Quotation. As of the date of this Agreement, SPAC Class A Common Stock, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “CFV”, “CFFVW” and “CFFVU” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or the SPAC Warrants or terminate the listing of SPAC Class A Common Stock, SPAC Warrants and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.18    Board Approval. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposal.

Section 4.19    PIPE Investment. As of the date of this Agreement, other than the PIPE Subscription Agreements, this Agreement and the Ancillary Agreements (with respect to Sponsor and SPAC), there are no

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other agreements, side letters, or arrangements between SPAC or Sponsor, on one side, or any PIPE Investor and/or any other Person, on the other side, relating to any PIPE Subscription Agreement, the transactions contemplated thereby, or any investment by any PIPE Investor in SPAC, PubCo or the Company, including any agreements, side letters, or other arrangements.

Section 4.20    No Additional Representations or Warranties. Except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and except as provided in Article III or in the case of intentional fraud, the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or its or their respective Representatives, with respect to the any of the Nettar Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, any of the Nettar Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Nettar Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Nettar Companies and the Transactions. Except as provided in Article III, or in the case of intentional fraud, is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Merger Sub 1 and Merger Sub 2 hereby jointly and severally represent and warrant to SPAC, the following:

Section 5.1    Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands or the DGCL, as applicable. Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party,

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and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The PubCo Governing Documents is in full force and effect.

Section 5.2    Capitalization and Voting Rights.

(a)    Capitalization. The authorized shares of PubCo consists of 50,000 PubCo Ordinary Shares, of which one PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding as of the date of this Agreement. The authorized shares of Merger Sub 1 consist of 50,000 Ordinary Shares of US$0.00001 par value each, of which one Ordinary Shares (the “Merger Sub 1 Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub 2 consists of one share (the “Merger Sub 2 Share”) which is issued and outstanding as of the date of this Agreement. The PubCo Share, the Merger Sub 1 Share and the Merger Sub 2 Share, and any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b)    Except (i) as set forth in Section 5.2(a), including any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, (ii) the PIPE Subscription Agreements, and (iii) the Amended and Restated Forward Purchase Contract, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity to which any Acquisition Entity is a party.

(c)    PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub 1 and Merger Sub 2 and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3    Due Authorization. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents and the SPAC Merger Certificate. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.4    Compliance with Other Instruments. No Acquisition Entity is in violation of any term of its respective Governing Documents. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each of Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to

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the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

Section 5.5    Absence of Changes. (a) Since the date of its incorporation there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, (b) since the date of its incorporation to the date of this Agreement, each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 5.6    Actions. (a) There are no Actions pending or, to the Company’s knowledge, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

Section 5.7    Brokers or Finders; Transaction Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

Section 5.8    Proxy/Registration Statement. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent Solicitation Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9    Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10    Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by Agreement or the Ancillary Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.11    PubCo Incentive Equity Plan. Prior to the Closing Date, and subject to the approval of PubCo’s stockholders, the board of directors of PubCo shall approve and adopt an equity incentive plan in a form consistent with the form of equity plan customary for publicly traded companies, with an initial award pool of PubCo Class A Ordinary Shares equal to no more than ten percent (10%) of PubCo’s common stock outstanding as of immediately after the SPAC Merger Effective Time (rounded up to the nearest whole share), without an “evergreen” provision, and with other terms to be mutually agreed between the Company and SPAC (the “PubCo

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Incentive Equity Plan”). The Company ESOP shall be terminated as of the Closing Date, and no awards shall be granted under the Company ESOP on or after the Closing Date.

Section 5.12    PIPE Investment. PubCo has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by PubCo with the applicable PIPE Investors named therein as of the date of this Agreement, pursuant to which the PIPE Investors have committed to provide equity financing to PubCo solely for purposes of consummating the Transactions. As of the date of this Agreement, other than the PIPE Subscription Agreement, this Agreement and the Ancillary Agreements, there are no other agreements, side letters, or arrangements between PubCo or any Acquisition Entity and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to contribute to PubCo the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investor.

Section 5.13    Intended Tax Treatment. None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no plan or intention to liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

Section 5.14    Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

Section 6.1    Available Cash. If the amount of cash available to SPAC as of the Closing, including (i) the amount from the PIPE Investments and the Forward Purchase Amount to be funded into PubCo, plus the $20,332,300 amount funded into the Company in connection with the issuance of the Company Series X Preference Shares prior to the date of this Agreement (without regard for availability as of the Closing), (ii) the amount of cash available in the Trust Account after deducting the amount required to satisfy the SPAC Share Redemption Amount, and (iii) other amounts available to SPAC as of the Closing (including clauses (i), (ii) and (iii), the “Available Cash”) is reasonably expected to be less than $225,000,000 without regard to, for the avoidance of doubt, (x) any debt financing or other loans made by the Sponsor or its Affiliates to SPAC and (y) any SPAC Transaction Expenses (such amount, as calculated in accordance with the foregoing, the “Minimum Cash Amount”), then SPAC and PubCo and each of their respective Affiliates shall be entitled, and shall reasonably cooperate and coordinate with each other, to arrange for the purchase by third Persons of, additional shares of PubCo Class A Ordinary Shares at a price per share of not less than $10.00 (ten dollars) and on substantially the same terms as the PIPE Investments (including using subscription agreements in substantially the same form as the PIPE Subscription Agreements), in an aggregate amount such that the Available Cash is, at or immediately prior to the Closing, equal to at least the Minimum Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Cash including for purposes of Section 9.3(c),.

Section 6.2    PubCo Nasdaq or NYSE Listing. From the date of this Agreement through the Closing, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq or NYSE and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

Section 6.3    Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any

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of the Nettar companies is a party; (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.3 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses or (vi) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), Company shall, and shall cause the other Nettar Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.3 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures; or (F) as consented to by SPAC in writing (which consent, except with respect to clauses (i) and (l) below, shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), the Company shall not, and shall cause the other Nettar Companies not to, and each Acquisition Entity shall not:

(a)    change or amend the Governing Documents of any Nettar Company or any Acquisition Entity;

(b)    make or declare any dividend or distribution to its stockholders or members, as applicable, of any Nettar Company or any Acquisition Entity or make any other distributions in respect of any of the Nettar Companies’ or any Acquisition Entity’s capital stock or equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a Nettar Company to such Nettar Company or another wholly-owned Subsidiary of such Nettar Company, (ii) repurchases of awards under the Company ESOP in the Ordinary Course in connection with any termination of employment or other services, and (iii) as required by the Company Governing Documents in connection with the Series X Preference Shares;

(c)    split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Nettar Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Nettar Company that remains a wholly-owned Subsidiary of such Nettar Company after consummation of such transaction;

(d)    purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Nettar Company or any Acquisition Entity, except for (i) transactions between an Nettar Company and any wholly-owned Subsidiary of such Nettar Company, (ii) repurchases of awards under the Company ESOP in the Ordinary Course in connection with any termination of employment or other services, and (iii) as required by the Company Governing Documents with respect to the redemption rights of the Series X Preference Shares;

(e)    sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Nettar Companies or any Acquisition Entity, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Nettar Companies;

(f)    acquire any ownership interest in any real property;

(g)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h)    (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or

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change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i)    take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(j)    (A) issue any additional interests of any Acquisition Entity or Nettar Company Interests or securities exercisable for or convertible into Nettar Company Interests or interests of any Acquisition Entity, other than (x) Company Ordinary Shares or Company Preference Shares in connection with any voluntary conversion of Company Preference Shares or Convertible Notes outstanding as of the date of this Agreement in accordance with their respective conversion terms, (y) Company Ordinary Shares issued upon vesting of any equity award or exercise or settlement of any vested option under the Company ESOP included in the number of Company Options outstanding as of the date of this Agreement and set forth in the option ledger made available to SPAC referenced in Section 3.2(i) or reserved for issuance, as applicable, as set forth in Section 3.2(f), or (z) Company Shares issued upon full or partial exercise of the Company Warrant; (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Nettar Company, except for options the grant of which has been approved by the Company Board but for which the related option grant agreement has not yet been entered into, and except for grants of options under the Company ESOP in the Ordinary Course not exceed 1,000,000 shares in the aggregate (including by amending the Company ESOP to increase the number of shares available thereunder) and with fair market value exercise prices such that upon such options becoming Assumed Options, pursuant to Section 2.2(g)(iii) of this Agreement, the Assumed Options shall have exercise prices per share equal to of the fair market value of such share at the time of grant, or (C) amend, modify or waive any of the terms or rights set forth in any Company Options or the Company Warrant, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(k)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Nettar Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Nettar Company or any Acquisition Entity;

(l)    waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(m)    incur, assume or guarantee any Indebtedness for borrowed money the principal amount of which does not exceed $5,000,000 in the aggregate;

(n)    enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Nettar Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the ordinary course of the business of owning, operating, building and launching satellites and selling of imagery therefrom, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi), (vii)(only with respect to subclauses (B) or (C)), (viii) or (ix) of the Company Disclosure Letter;

(o)    (i) limit the right of any Nettar Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) except in the ordinary

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course of the business of owning, operating, building and launching satellites and selling of imagery therefrom, grant any exclusive rights to any Person; or

(p)    enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.3.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and the Governing Documents of each Acquisition Entity, and all other Material Contracts to which any of the Nettar Companies may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within one (1)  Business Day of the discovery of the actual, alleged, or potential violation.

Section 6.4     Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)    the PubCo Board, shall consist of no less than three (3) directors, who shall be designated in writing by the Company, and a majority of which must qualify as an “independent director” under stock exchange regulations applicable to PubCo, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the PubCo Governing Documents; and

(b)    the officers of the Company holding such positions as set forth on Section 6.4(b) of the Company Disclosure Letter shall be appointed as the officers of PubCo, each such officer to hold office in accordance with the PubCo Governing Documents.

Section 6.5    D&O Indemnification and Insurance.

(a)    From and after the Closing, PubCo and the Surviving Corporation shall jointly and severally indemnify and hold harmless each present and former director and officer of the Nettar Companies, SPAC and any Acquisition Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Nettar Companies, SPAC or such Acquisition Entity, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Nettar Companies, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, PubCo and the Surviving Corporation shall, and shall cause the other Nettar Companies to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification and exoneration (including provisions

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relating to expense advancement) of the Nettar Companies’ and each Acquisition Entity’s or SPAC’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable Nettar Companies, such Acquisition Entity or SPAC, respectively, in each case, as of the date of this Agreement; provided that all Governing Documents entered into or adopted as of the Initial Merger Effective Time or otherwise in connection with the Transactions and a copy of which has been provided to SPAC shall be deemed to satisfy such requirements, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)    For a period of six years from the Closing, each of PubCo, the Surviving Corporation and SPAC shall (and the Surviving Corporation shall cause the other Nettar Companies to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Nettar Companies’ (true, correct and complete copies of which have been made available to SPAC and Company prior to the date of this Agreement or its Representatives, respectively), any Acquisition Entity’s or SPAC’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the Nettar Companies, any Acquisition Entity or SPAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Nettar Companies, such Acquisition Entity or SPAC, respectively, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of PubCo, the Surviving Corporation and SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Nettar Companies, PubCo and SPAC, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.5 shall be continued in respect of such claim until the final disposition thereof.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 6.5 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Corporation, the other Nettar Companies, SPAC and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that PubCo, the Surviving Corporation, any of the other Nettar Companies, SPAC or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, Surviving Corporation or SPAC, respectively, shall ensure (and PubCo, the Surviving Corporation and SPAC shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of PubCo, the Surviving Corporation, any of the other Nettar Companies or SPAC, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

(d)    The provisions of Section 6.5(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Corporation, SPAC and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

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Section 6.6    No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Nettar Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.7    Anti-Takeover Matters. The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Nettar Company would be or become subject, party or otherwise bound.

Section 6.8    Financials.

(a)    As soon as reasonably practicable and to the extent required for the Proxy/Registration Statement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Nettar Companies as of and for the three-month period ended March 31, 2021 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q1 Financial Statements”).

(b)    As soon as reasonably practicable and to the extent required for the Proxy/Registration Statement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Nettar Companies as of and for the three-month and six-month periods ended June 30, 2021 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q2 Financial Statements”).

(c)    As soon as reasonably practicable and to the extent required for the Proxy/Registration Statement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Nettar Companies as of and for the three-month and nine-month periods ended September 30, 2021 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”).

Section 6.9    PIPE Investments; Amended and Restated Forward Purchase Contract; Series X Agreements.

(a)    PubCo has delivered to SPAC a true, correct and complete copy of the Amended and Restated Forward Purchase Contract, including all amendments thereto, entered into by PubCo with Sponsor, pursuant to which Sponsor has committed to purchase the Forward Purchase Securities at the Closing for the aggregate amount of $10,000,000 (the “Forward Purchase Amount”).

(b)    Unless otherwise approved in writing by SPAC (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), PubCo shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. PubCo and the Company shall use their reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

(c)    The Company and PubCo shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist SPAC in their efforts to consummate the transactions contemplated by the

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PIPE Subscription Agreements on the terms and conditions described therein; provided, however, that neither PubCo nor the Company shall be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of the Company’s ordinary course legal fees in connection with such matters.

(d)    Unless otherwise approved in writing by SPAC, the Company and PubCo shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under any of the Series X Agreements.

Section 6.10    Company Warrant. PubCo and Company shall, on terms to be approved in writing by SPAC (which approval shall not be unreasonably withheld, conditioned or delayed), enter into an assignment and assumption agreement pursuant to which the Company will assign to PubCo all of its rights, interests, and obligations in and under the Company Warrant. PubCo and the Company shall repay the “Loan” under the Loan Agreement (as defined in the Company Warrant) immediately following the Closing in accordance with the Loan Agreement.

Section 6.11    Shareholder Support AgreementSection 6.12 . In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 2 of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the BVI Act and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

ARTICLE VII

COVENANTS OF SPAC

Section 7.1    Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2    SPAC Nasdaq or NYSE Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq or NYSE.

Section 7.3    SPAC Conduct of Business.

(a)    Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the SPAC Disclosure Letter, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of

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SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(i)    (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to do take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend its Organizational Documents;

(ii)    change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii)    (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Class A Common Stock (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(iv)    merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v)    (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi)    take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(vii)    enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC, or (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement in accordance with Section 6.1;

(viii)    incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (a) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (b) debt financing provided by Sponsor or any of its Affiliates to SPAC;

(ix)    (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(x)    (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

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(xi)    waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xii)    (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xiii)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiv)    liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xv)    enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3;

(xvi)    split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests; or

(xvii)    purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC.

(b)    During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 7.4    SPAC Public Filings. Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq or NYSE. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

Section 7.5    Amendment to the SPAC Warrant Agreement. PubCo and SPAC shall, on terms to be approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), (a) enter into an assignment, assumption and amendment agreement pursuant to which SPAC will assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement and (b) amend the SPAC Warrant Agreement (such amended agreement, the “Amended and Restated SPAC Warrant Agreement” ) to change all references to Warrants (as such term is defined therein) to Assumed SPAC Warrants (and all references to Class A Common Stock (as such term is defined therein) underlying such warrants to PubCo Class A Ordinary Shares), in accordance with Section 2.3(g)(iv). Certificates representing the SPAC

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Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 7.5; provided, however, that any holder of SPAC Warrants may at any time surrender to PubCo certificate(s) representing such SPAC Warrants and request replacement certificates representing the SPAC Warrants received in exchange therefor, which shall not affect the interest of any such warrant holders and shall only be adjusted as set forth in this Section 7.5. PubCo shall issue any such replacement certificates representing Assumed SPAC Warrants within ten Business Days of its receipt of a written request from the holder of a SPAC Warrant.

Section 7.6    PIPE Investments; Series X Agreements.

(a)    Unless otherwise approved in writing by PubCo (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. SPAC shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

(b)    SPAC shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist PubCo in its efforts to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein; provided, however, that SPAC shall not be required to incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s ordinary course legal fees in connection with such matters.

(c)    Unless otherwise approved in writing by the Company, SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under any of the Series X Agreements.

ARTICLE VIII

JOINT COVENANTS

Section 8.1    Regulatory Approvals; Other Filings.

(a)    Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Schedule 8.1(a) (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 8.1 and Section 8.3 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b)    With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition

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Entities shall (i) promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)    The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 8.2    Preparation of Proxy/Registration Statement; Consent Solicitation Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals.

(a)    Proxy/Registration Statement.

(i)    As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon and SPAC and PubCo shall file with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholders Meeting”) (x) in connection with the registration under the Securities Act of the PubCo Ordinary Shares (including to the extent permitted under the Securities Act, any Earnout Shares issued under Section 2.11) and Assumed Warrants to be issued to all of the Company Shareholders and all of the SPAC Stockholders pursuant to this Agreement, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with SPAC Governing Documents to have their shares of SPAC Class A Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the SPAC Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration

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Statement or correspondence related thereto, (C) any other proposals as determined by SPAC and PubCo to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each such Party each shall use their commercially reasonable efforts to (1) cause the Proxy/ Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares and Assumed Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or NYSE, SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption.

(ii)    Any filing of, or amendment or supplement to, the Proxy/Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo and the Company will advise SPAC, and SPAC will advise PubCo and the Company, as applicable, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

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(iii)    If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Consent Solicitation Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K, SPAC shall promptly inform the Company and PubCo. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Consent Solicitation Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement or the Consent Solicitation Statement, describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders (in the case of the Proxy/Registration Statement) or to the Company Shareholders (in the case of the Consent Solicitation Statement).

(b)    SPAC Stockholders’ Approval.

(i)    Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholder Approval, or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the SPAC Stockholder Meeting, SPAC reasonably believes that conditions set forth in Section 9.3(c) would not be satisfied as of the Closing, provided, further, that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn on one occasion without the consent of the Company so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in

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connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communication sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

(ii)    Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii)    Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Stockholder Approval, make a SPAC Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, provided, that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), SPAC may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Stockholders under applicable Law. An “Intervening Event” shall mean any Event that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the SPAC Stockholder Meeting, and (ii) does not relate to and exclude (A) any Business Combination Proposal, (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 8.1), and (C) any change in the price or trading volume of SPAC Common Stock. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy/Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene

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and hold the SPAC Stockholder Meeting shall not be affected by any SPAC Modification in Recommendation.

(iv)    Promptly following the execution of this Agreement, PubCo shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub 1 and Merger Sub 2.

(c)    Written Consent of Company Shareholders.

(i)    The Company shall (x) send the Consent Solicitation Statement and a copy of the Plan of Initial Merger to the Company Shareholders, and (y) seek the irrevocable written consent, in form and substance reasonably acceptable to SPAC, of the Key Company Shareholders in favor of the approval and adoption of this Agreement, the Initial Merger and the other Transactions (including as required under the BVI Act and the Company Governing Documents) (the “Company Written Consent”) as promptly as reasonably practicable, but in any event within five (5) Business Days after the Proxy/Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Key Company Shareholders, and to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Company Governing Documents, and the IRA and all Side Letters as applicable; provided, that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Written Consent. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide SPAC with (1) reasonable updates to SPAC regarding the status of and any issues arising with respect to obtaining the Company Written Consent and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Written Consent The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the BVI Act and this Agreement in the distribution of the Consent Solicitation Statement and the Plan of Initial Merger and any solicitation of the Company Written Consent.

(ii)    The Consent Solicitation Statement shall include a statement to the effect that (i) the Company Board has recommended that the Company Shareholders vote in favor of the approval and adoption of this Agreement, the Mergers and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (ii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii)    Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(c)(ii)), the Company Board may, at any time prior to, but not after, receipt of the Company Written Consent, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) the SPAC shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by SPAC, the Company and its representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if SPAC requested negotiations

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in accordance with clause (B), the Company may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Shareholders under applicable Law. A “Company Intervening Event” shall mean any material Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Written Consent, and (ii) does not relate to (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 8.1, and (C) any change in the price or trading volume of SPAC Common Stock. To the fullest extent permitted by applicable Law, Company’s obligations to seek the Company Written Consent shall not be affected by any Company Modification in Recommendation.

Section 8.3    Support of Transaction. (i) The Company shall, and shall cause the other Nettar Companies and the Acquisition Entities to, and (ii) SPAC shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Nettar Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of SPAC and PubCo, the use of reasonable best efforts to enforce PubCo’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Nettar Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Nettar Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Nettar Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Nettar Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.4    Tax Matters.

(a)    Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall report the Mergers consistently with the Intended Tax Treatment and as reorganizations within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the

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taxable year of the Mergers. In the event either the SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests or requires tax opinions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Subject to the following sentence, PubCo shall cause SPAC to use its cash to make one or more loans to the Surviving Corporation or its affiliates for use in a trade or business or to otherwise transfer its cash to the Surviving Corporation or its affiliates for use in a trade or business, or a combination of the foregoing. Neither PubCo nor any of its Subsidiaries shall transfer or distribute any assets or stock of SPAC or the Surviving Corporation if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii). PubCo shall cause SPAC and the Company not to liquidate for federal income tax purposes following the Transactions for a period of at least two years after the Closing. The covenants contained in this Section 8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b)    Within one hundred twenty (120) days after the end of PubCo’s current taxable year and each subsequent taxable year of PubCo for which PubCo reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), PubCo shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of PubCo. If PubCo determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, PubCo shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable PubCo shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to PubCo or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.4(b), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) five years after the end of PubCo’s current taxable year, or (y) such time as PubCo has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

Section 8.5    Stockholder Litigation. The Company and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or PubCo (as applicable) or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation” ), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company or PubCo, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6    Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Nettar Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any

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acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.

Section 8.7    Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, the Acquisition Entities and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

Section 8.8    Delisting and Deregistration. The Company, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective PubCo securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the SPAC Merger Effective Time or as soon as practicable thereafter.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1    Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)    The SPAC Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b)    All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c)    The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

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(d)    (i) PubCo’s initial listing application with Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the PubCo Ordinary Shares, and the outstanding PubCo Ordinary Shares held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(f)    Upon the closing, after giving effect to any SPAC Share Redemption, any PIPE Investment and the Forward Purchase Amount, PubCo shall have net tangible assets of at least $5,000,001.

Section 9.2    Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)    Each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)    Each of the covenants of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)    There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)    All approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Company Disclosure Letter shall have been obtained;

(e)    The Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders; and

(f)    The Company shall have obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of Company Shares and holders of Convertible Notes together holding at least 85% of the outstanding shares of the Fully-Diluted Company Shares (excluding, for purposes hereof, holders of Series X Preferences Shares and the holder of the Company Warrant).

Section 9.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)    Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any

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limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b)    Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)    As of the Closing, the Available Cash shall be no less than the Minimum Cash Amount; and

(d)    There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 9.4    Frustration of ConditionsSection 8.3 . None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1    Termination. This Agreement may be terminated and the Transactions abandoned:

(a)    by mutual written consent of the Company and SPAC;

(b)    by written notice from the Company or SPAC to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)    by written notice from the Company to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation;

(d)    by written notice from SPAC to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e)    by written notice from the Company or SPAC to the other(s) if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f)    by written notice from SPAC to the Company if the Company Written Consent shall not have been obtained within five (5) Business Days after the Proxy/Registration Statement became effective;

(g)    by written notice from SPAC to the Company if (i) to the extent required in accordance with Section 6.8(a), the Q1 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.8(a) on or before July 14, 2021, or (ii) the Q2 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.8(b) on or before October 12, 2021, or (iii) to the extent required in accordance with Section 6.8(c), the Q3 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.8(c) on or before January 12, 2022;

(h)    prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such

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that the conditions specified in Section 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before February 28, 2022 (the “Agreement End Date”), unless SPAC is in material breach hereof; or

(i)    prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the NDA shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Trust Account Waiver. The Company and each Acquisition Entity acknowledges that, as described in the final prospectus of SPAC, dated January 28, 2021 and filed with the SEC on January 29, 2021 (File No: 333-251971) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within twenty-four (24) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its

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Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Nettar Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Nettar Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 11.2    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to SPAC, to:

CF Acquisition Corp. V

110 East 59th Street

New York, New York 10022

Email: CFV@cantor.com

Attention: Chief Executive Officer

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with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Email: ken.lefkowitz@hugheshubbard.com

Attention: Ken Lefkowitz

(b)	If to the Company or any Acquisition Entity, to:

Nettar Group Inc.

Email: ceo@satellogic.com, gc@satellogic.com

Attention: Emiliano Kargieman

with copies (which shall not constitute notice) to:

Friedman Kaplan Seiler & Adelman LLP

7 Times Square

New York, NY 10036-6516

Email: glerner@fklaw.com

Attention: Gregg S. Lerner

and

Greenberg Traurig P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Email: annexa@gtlaw.com

Attention: Alan I. Annex

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 11.6    Expenses. Except as otherwise set forth in this Agreement, including in Section 8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and

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the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.5(c), the Company Transaction Expenses (in the case of PubCo) and the SPAC Transaction Expenses (in the case of SPAC), respectively.

Section 11.7    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the Company, the Initial Merger and any exercise of appraisal and dissention rights with respect to the Initial Merger, shall in each case be governed by the laws of the British Virgin Islands).

Section 11.8    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9    Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10    Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated February 19, 2021). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

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Section 11.12    Publicity.

(a)    All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b)    The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14    Jurisdiction; Waiver of Jury Trial.

(a)    Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)    Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 11.15    Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby

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waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16    Non-Recourse.

(a)    Solely with respect to the Company, SPAC and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC or the Acquisition Entities as named parties hereto; and

(b)    Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, an “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17    Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18    Conflicts and Privilege.

(a)    SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, PubCo, Merger Sub 1, Merger Sub 2, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP and Ellenoff Grossman & Schole LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or Sponsor. All communication between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, SPAC, PubCo or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b)    The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC, PubCo and the Nettar Companies, that all communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be

86

deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Nettar Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Nettar Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)    Notwithstanding the foregoing, in the event that a dispute arises between SPAC, PubCo or the Nettar Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Nettar Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC, PubCo or the Nettar Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, PubCo shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can seek a protective order and SPAC, PubCo and the Nettar Companies agree to use all commercially reasonable efforts to assist therewith.

(d)    To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, PubCo or any Nettar Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e)    The Company agrees on behalf of itself and SPAC, PubCo and the Nettar Companies after the Closing, (i) to the extent that SPAC or, after the Closing, PubCo or the Nettar Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.18, and (b) neither SPAC, PubCo nor the Nettar Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC, PubCo or any Nettar Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC, PubCo or the Nettar Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)    Each of the parties hereto acknowledges and agrees that Friedman Kaplan Seiler & Adelman LLP and Greenberg Traurig P.A. (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Nettar Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g)    SPAC further agrees that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Nettar Companies, or PubCo or the Acquisition

87

Entities or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the Nettar Companies and shall not pass to or be claimed by SPAC. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h)    Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the Nettar Companies, PubCo or the Acquisition Entities, on the one hand, and a third party other than Sponsor, on the other hand, SPAC or the Nettar Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither SPAC nor the Nettar Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC or the Nettar Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Surviving Corporation in writing (including by making specific reference to this Section 11.8) so that Surviving Corporation can seek a protective order and SPAC agrees to use all commercially reasonable efforts to assist therewith.

(i)    To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Nettar Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j)    SPAC agrees (i) to the extent that SPAC receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 11.18, and (b) SPAC shall not assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that SPAC has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

SPAC:

CF Acquisition Corp. V

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger by and among CF Acquisition Corp. V, Nettar Group, Inc., Satellogic Inc., Ganymede Merger Sub 1 Inc. and Ganymede Merger Sub 2 Inc. (Project Ganymede)]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

COMPANY:

Nettar Group Inc.

By:	/s/ Emiliano Kargieman
Name: Emiliano Kargieman Title: Director

MERGER SUB 1:

Ganymede Merger Sub 1 Inc.

By:	/s/ Richard Dunn
Name: Richard Dunn Title: Director

MERGER SUB 2:

Ganymede Merger Sub 2 Inc.

By:	/s/ Emiliano Kargieman
Name: Emiliano Kargieman Title: Director

PUBCO:

Satellogic Inc.

By:	/s/ Richard Dunn
Name: Richard Dunn Title: Director

[Signature Page to Agreement and Plan of Merger by and among CF Acquisition Corp. V, Nettar Group, Inc., Satellogic Inc., Ganymede Merger Sub 1 Inc. and Ganymede Merger Sub 2 Inc. (Project Ganymede)]

EXHIBIT A

Form of PIPE Subscription Agreement

A-1

EXHIBIT B

Form of Shareholder Support Agreement

B-1

EXHIBIT C

Form of Sponsor Support Agreement

C-1

EXHIBIT D

Form of Lock-Up Agreement

D-1

EXHIBIT E

[Reserved]

E-1

EXHIBIT F

Form of Articles of Initial Merger

F-1

EXHIBIT G

Plan of Initial Merger

G-1

EXHIBIT H

Form of PubCo Governing Documents

H-1

EXHIBIT I

Form of Surviving Corporation Articles

I-1

EXHIBIT J

Form of Surviving Corporation Memorandum

J-1

EXHIBIT K

Form of SPAC Merger Certificate

K-1

EXHIBIT L

Form of Series X Agreement

L-1

Annex B

Company no. 2067782

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Satellogic Inc.

Incorporated on the 29th day of June 2021

Amended and Restated on the [    ] day of [    ] 2021

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Satellogic Inc.

1	Name

The name of the Company is Satellogic Inc..

2	Status

2.1	The Company is a company limited by shares.

2.2	The liability of each Member is limited to the amount unpaid, if any, on such Member’s shares.

3	Registered Office, Registered Agent

3.1

The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by resolution of the Directors or Resolution of Members.

3.2

The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by resolution of the Directors or Resolution of Members.

4	Objects

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

5	Authorised Shares and Classes of Shares

5.1	The Company is authorised to issue an unlimited number of shares of US$0.0001 par value each divided into two classes as follows:

(a)	class A ordinary shares (“Class A Shares”); and

(b)	class B ordinary shares (“Class B Shares”).

5.2

For the purposes of section 9 of the Statute, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Memorandum and Articles are deemed to be set out and stated in full in the Memorandum.

6	Rights Attaching to Class A Shares

6.1	Each Class A Share confers on the holder:

(a)	the right to one (1) vote on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

7	Rights Attaching to Class B Shares

7.1	Each Class B Share confers on the holder:

(a)	the right to ten (10) votes on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute;

(c)	the right to an equal share in the distribution of the surplus assets of the Company; and

(d)	the conversion rights exercisable in accordance with Clause 9 of the Memorandum.

7.2	The Class B Shares may not be listed on any U.S. or foreign national or regional securities exchange or market.

8	Variation of Rights

8.1	All or any of the rights attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied:

(a)	without the consent of the holders of the issued Shares of that class where:

(i)	such variation is considered by the Directors not to have a material adverse effect upon such rights; or

(ii)

where the Directors amend and restate the Memorandum and the Articles in a manner that creates a new class of Shares with rights and provisions ranking in priority to any existing class of Shares or carrying more votes per Share of the new class of Shares than any existing class of Shares (such new class of Shares however they may be described being herein referred to as “Preference Shares”) having such rights as specified by the Board of Directors pursuant to the resolution of Directors approving the creation of such Preference Shares, and in any such resolution of Directors the Board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended and restated Memorandum and Articles with the Registrar; or

2

(b)

with the sanction of a resolution passed by the holders of the Shares of that class at a separate meeting of the holders of the Shares of that class where not less than two thirds of the issued shares of that class were represented and voted to pass the resolution.

To any meeting of the holders of the Shares of a class of Shares all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least two thirds of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent or sanction from the holders of Shares of the relevant class.

For avoidance of doubt, the Directors shall not require any approval of the Members or any class of Members in respect of the creation of Preference Shares or the issuance of Preference Shares and the related amendments to the Memorandum and Articles.

8.2

For the purposes of a separate class meeting, unless otherwise prohibited by the rights conferred on the holders of a particular class of Shares, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

8.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights (shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

9	Conversion of Class B Shares

9.1

Each Class B Share shall be convertible into one (1) Class A Share at the option of the holder of such Class B Share at any time upon written notice to the Company. Where the Class B Share concerned was fully paid and non-assessable, the Class A Share into which it converted shall be fully paid and non-assessable. A written notice to the Company for the purpose of this Clause 9.1 may specify that the intended conversion shall take effect subject to and with effect from a transfer of the Class B Share concerned, in which case any conversion of such Class B Share shall take effect concurrent with the transfer of the Class B Share.

9.2

Each Class B Share shall automatically, without any further action on the part of the Company, any Class B Holder or any other party (other than registration pursuant to Sub-Article 9.4), convert into one (1) Class A Share:

(a)	upon the expiry of the period of five years from the Listing Date;

3

(b)	where the Class B Holder transfers the Class B Share to a person other than a Permitted Class B Transferee; and

(c)	where the Class B Share concerned is transferred to a Permitted Class B Transferee and the Permitted Class B Transferee ceases to be:

(i)	an entity that has no members or other equity holders except the Original Class B Holder and/or persons acting on behalf of the Original Class B Holder;

(ii)	a Wholly-Owned Subsidiary of an entity of the kind referred to in sub-Article (c)(i) immediately above; or

(iii)	a trust for the exclusive benefit of, or that is controlled by, the Original Class B Holder; or

(iv)	an Affiliate of the Original Class B Holder.

9.3

The Directors may, from time to time, establish such policies and procedures relating to the general administration of the Register of Members as they may deem necessary or advisable, and may request that Class B Holders furnish affidavits or other proof to the Company as they deem necessary to verify the ownership of Class B Shares.

9.4	In the event of a conversion of Class B Shares to Class A Shares pursuant to this Article 9, such conversion shall take effect:

(a)

in the event of a voluntary conversion pursuant to sub-Clause 9.1, at the time that the conversion is recorded in the Register of Members following written notice of the conversion having been provided to the Company; and

(b)	in the event of an automatic conversion of all Class B Shares pursuant to sub-Clause 9.2 at the time that the Company registers the conversion in the Register of Members.

10	Registered Shares Only

Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

11	Interpretation

Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

12	Amendments

12.1

Subject to the provisions of the Statute and the Memorandum and Articles, the Company may from time to time amend the Memorandum of Association or the Articles of Association by Resolution of Members or resolution of the Directors. A Resolution of Members to amend the Memorandum of Association or the Articles of Association shall require the affirmative vote of an absolute majority of the votes of all of the Members. This requirement is in addition to the requirements set out in Clause 8 where they apply.

4

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 29th day of June 2021.

Incorporator

(Sgd. Denery Moses)

Denery Moses
Authorised Signatory
Maples Corporate Services (BVI) Limited

5

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Satellogic Inc.

1	Interpretation

1.1	In the Articles, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Audit Committee”	means the audit committee of the Company formed pursuant to Article 38.2 hereof, or any successor audit committee.

“Business Day”	means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and the British Virgin Islands are authorised or required by law to close.

“Class B Holder”	means a Member holding Class B Shares.

“Company”	means the above named company.

“Contract”	means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

6

“Directors”	means the directors for the time being of the Company.

“Distribution”	means any distribution (including an interim or final dividend).

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act, 2001 of the British Virgin Islands.

“Listing Date”	the date that Class A Shares (or depositary receipts therefor) are first listed or quoted on a Recognised Exchange.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Original Class B Holder”	means each Class B Holder, excluding any Class B Holder who, for the time being, only holds Class B Shares as a result of a Permitted Class B Transfer.

“Permitted Class B Transferee”	means a transferee of Class B Shares permitted under Article 8.

“Permitted Class B Transfer”	has the meaning given in Article 8.2.

“Preference Shares”	has the meaning given in Clause 8.1 of the Memorandum.

“Recognised Exchange”	has the same meaning as in the Statute.

“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute.

“Registered Agent”	means the registered agent for the time being of the Company.

“Registered Office”	means the registered office for the time being of the Company.

“Resolution of Members”	means, subject to Clause 12 of the Memorandum, a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	means the United States Securities and Exchange Commission.

7

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Statute”	means the BVI Business Companies Act of the British Virgin Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(l)	section 8(2) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

8

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(o)

the term “simple majority” in relation to a Resolution of Members means a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted);

(p)	the term “absolute majority” in relation to a Resolution of Members means a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain;

(q)	an entity is a “Subsidiary” of another entity, its “Holding Company”, if that other entity:

(i)	holds a majority of the voting rights in it; or

(ii)	is a member of it (or is an equity holder in an equivalent position) and has the right to appoint or remove a majority of its board of directors (or equivalent body); or

(iii)

is a member of it and controls, directly or indirectly through one or more intermediaries, alone or pursuant to an agreement with other members (or equity holders in an equivalent position), a majority of the voting rights in it or the right to appoint or remove a majority of its board of directors (or equivalent body), or if it is a Subsidiary of an entity that is itself a Subsidiary of that other entity; and

(r)

an entity is a “Wholly-Owned Subsidiary” of another entity if such other entity is its sole member (or equity holder in an equivalent position) or if such other entity through one or more Wholly-Owned Subsidiaries controls 100% of the voting rights in it or the right to appoint or remove all of the members of its board of directors (or equivalent body).

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of any monies of the Company, all expenses incurred in the formation and establishment of the Company, including the expenses of incorporation.

3	Issue of Shares

Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

9

4	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

5	Closing Register of Members, Fixing Record Date

5.1

Subject to any applicable rules of the Recognised Exchange on which the Company Shares are listed, in lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

5.2

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to vote at a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to the terms of the Articles including, without limitation Articles 7.3 and 8, any Member may transfer all or any of his Shares by an instrument of transfer.

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7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3	Where the Shares concerned are listed on a Recognised Exchange:

(a)	Articles 7.1 and 7.2 shall not apply; and

(b)

the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange.

8	Restrictions on Transfer of Class B Shares

8.1	A Class B Holder shall not transfer or otherwise dispose of any Class B Share or any interest in any Class B Share, except as permitted by this Article and applicable securities laws.

8.2	A transfer by a Class B Holder of Class B Shares is permitted (such a transfer, a “Permitted Class B Transfer”) where:

(a)	the transfer is to an entity that has no members (or other equity holders) except the Original Class B Holder and/or persons acting on behalf of the Original Class B Holder;

(b)	the transfer is to a Wholly-Owned Subsidiary of an entity of the kind referred to in sub-Article (a) immediately above;

(c)	the transfer is to a trust for the exclusive benefit of, or that is controlled by, the Original Class B Holder; or

(d)	the transfer is to an Affiliate of the Class B Holder.

8.3

A Class B Holder holding Class B Shares as a result of a transfer by an Original Class B Holder pursuant to Article 8.2 or a transfer by a Class B Holder pursuant to Article 8.2 may transfer all or any of such Class B Shares back to that Original Class B Holder or another Permitted Class B Transferee without restriction.

8.4	An Original Class B Holder may transfer Class B Shares to any persons who are Permitted Class B Transferees in respect of such Original Class B Holder.

9	Redemption, Repurchase and Surrender of Shares

9.1

Subject to the provisions of the Statute (save that sections 60 and 61 of the Statute shall not apply to the Company) and, where applicable, the rules of the Recognised Exchange, the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

9.2

Subject to the provisions of the Statute (save that sections 60 and 61 of the Statute shall not apply to the Company) and, where applicable, the rules of the Recognised Exchange, the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

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9.3	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

9.4

The Directors may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

10	Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve that such Share shall be held as a Treasury Share.

11	Commission on Sale of Shares

The Company may pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Forfeiture of Shares

13.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

13.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

13.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

13.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

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13.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

13.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

14	Transmission of Shares

14.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares.

14.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person.

14.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share. If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

15	General Meetings

15.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

15.2

The Company shall in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

15.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

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15.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent. of the voting rights in respect of the matter for which the meeting is requested.

15.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

15.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

15.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

15.8

Members seeking to bring business before the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. Members seeking to nominate candidates for election as Directors at the annual general meeting must comply with the requirements of Article 25.

16	Notice of General Meetings

16.1

At least ten clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

16.2

Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

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17	Proceedings at General Meetings

17.1

A quorum is present at a general meeting of Members if, at the commencement of the meeting, there are present in person or by proxy Members whose Shares represent a majority of the votes of the Shares entitled to vote on Resolutions of Members to be considered at the meeting. If such a quorum be present, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter, and a certificate signed by such person, accompanied where such person is a proxy by a copy of the proxy forms, shall constitute a valid Resolution of Members.

17.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

17.3	Any Resolution of Members must be passed at a general meeting of the Members. No Resolution of Members may be passed by means of a Resolution of Members consented to in writing.

17.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

17.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

17.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

17.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

17.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

17.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded.

17.10

A poll may be demanded by any Member present in person or by proxy and it so demanded the poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

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17.11

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

17.12	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

18	Votes of Members

18.1

Subject to any rights or restrictions attached to any Shares, including as set out in Clause 7 of the Memorandum, on a show of hands every Member who is present in person or by proxy shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

18.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

18.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

18.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by him in respect of Shares have been paid.

18.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

18.6

On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

18.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

19	Proxies

19.1

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the

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commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

19.2

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

19.3

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

19.4

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

20	Corporate Members

20.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

20.2

If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

21	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

22	Directors

The Company shall have not less than three Directors at all times. Subject to the requirement that the Company shall have not less than three Directors, the maximum number of Directors may be fixed either by a resolution of Directors or a Resolution of Members, provided that if the maximum number of directors is fixed by a Resolution of Members, then any change to the maximum number of directors shall only be made by a Resolution of Members.

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23	Powers and Duties of Directors

23.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

23.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

23.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

23.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

23.5	A Director, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

23.6	Section 175 of the Statute shall not apply to the Company.

24	Appointment and Removal of Directors

24.1

Subject to the requirements of Article 25, the Company may by Resolution of Members appoint any person to be a Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

24.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution of Directors classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected by Resolution of Members for a term of office to expire at the third succeeding annual general meeting after their election.

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24.3

Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for Cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All such Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

24.4

The Company may by Resolution of Members or a resolution of Directors (passed by all of the Directors other than the Director who is the subject of the resolution concerning removal of a Director) remove any Director only with Cause. For the purposes of this Article 24 “Cause” shall mean removal of a Director because of:

(a)	such Director’s wilful and continued failure to substantially perform his duties as a Director;

(b)	such Director’s wilful conduct which is significantly injurious to the Company, monetarily or otherwise,

(c)	such Director’s being convicted or investigated in a criminal proceeding (other than traffic violations and other minor offenses);

(d)	such Director’s being censured or subject to equivalent action by any Recognised Exchange (including a pending proceeding); and/or

(e)

a petition under the bankruptcy of insolvency laws of any jurisdiction being filed against such Director or there is an appointment of a receiver (or similar officer) by a court for the business or property of, such Director.

24.5	Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

25	Notice of Nominations for Election to the Board of Directors.

25.1

Nominations of any individual for election to the board of Directors at an annual general meeting or an extraordinary general meeting (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Person calling such meeting) may be made at such meeting only:

(a)	by or at the direction of the board of Directors, including by any committee or persons authorised to do so by the board of Directors or these Articles; or

(b)	by a Member present in person:

(i)	who was a Member both at the time of giving the notice provided for in Article 25 and at the time of the meeting;

(ii)	is entitled to vote at the meeting;

(iii)	has complied with this Article 25 as to such notice and nomination.

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25.2	For purposes of this Article 25:

(a)	“Disclosable Interests” with respect to a Member, means:

(i)

the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) and that is, directly or indirectly, held or maintained by such Member with respect to any Shares of any class or series of Shares;

(ii)	any rights to dividends on the Shares of any class or series of Shares of the Company owned beneficially by such Member that are separated or separable from the underlying Shares;

(iii)	any material pending or threatened legal proceeding in which such Member is a party or material participant involving the Company or any of its officers or Directors, or any Affiliate of the Company;

(iv)	any other material relationship between such Member, on the one hand, and the Company or any Affiliate of the Company, on the other hand;

(v)

any direct or indirect material interest in any material contract or agreement of such Member with the Company or any Affiliate of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi)

a representation that such Member intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve or adopt the proposal or otherwise solicit proxies from shareholders in support of such proposal; and

(vii)

any other information relating to such Member that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Member in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act, provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Member solely as a result of being the shareholder directed to prepare and submit the notice required by these Articles on behalf of a beneficial owner of Shares.

(b)	“Exchange Act” means the United States Securities Exchange Act of 1934;

(c)	“Member Information” with respect to a Member, means:

(i)	the name and address of the Member (including, if applicable, the name and address that appear on the Register of Members); and

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(ii)

the class or series and number of Shares that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Member, except that such Member shall in all events be deemed to beneficially own any Shares of any class or series as to which such Member has a right to acquire beneficial ownership at any time in the future;

(d)	“Nominating Person” means:

(i)	the Member providing the notice of the nomination for election of a Director proposed to be made at the general meeting of the Members; and

(ii)	the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made; and

(iii)	any other participant in such solicitation;

(e)	“present in person” shall mean that the Member proposing that the business be brought before the meeting of the Company, or a qualified representative of such Member, appear at such meeting;

(f)

a “qualified representative” of such proposing Member shall be a duly authorised officer, manager or partner of such Member or any other person authorised by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the meeting of Members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Members;

(g)	“Securities Act” means the United States Securities Act of 1933;

(h)	“Timely Notice” means:

(i)

in the case of a general meeting of the Members that is an annual general meeting of the Members a notice given not earlier than one hundred twenty (120) days prior to the general meeting and not later than the later of ninety (90) days prior to the general meeting and the tenth (10th) day following the day on which public disclosure of the date of the general meeting is first made by the Company, where the Company is required to make public disclosure of the date of the general meeting in accordance with the rules of any Recognised Exchange;

(ii)

in the case of a general meeting of the Members that is not an annual general meeting of the Members a notice given not earlier than one hundred twenty (120) days prior to the general meeting and not later than the later of ninety (90) days prior to the general meeting and the tenth (10th) day following the day on which public disclosure of the date of the general meeting is first made by the Company, where the Company is required to make public disclosure of the date of the general meeting in accordance with the rules of any Recognised Exchange;

25.3	Without qualification, for a Member to make any nomination of an individual or individuals for election to the board of Directors at an annual general meeting, the Member must:

(a)	provide Timely Notice thereof in writing and in proper form to the Company;

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(b)	provide the information, agreements and questionnaires with respect to such Member and its candidate for nomination as required to be set forth by this Article 25; and

(c)	provide any updates or supplements to such notice at the times and in the forms required by this Article 25.

25.4

Without qualification, if the election of Directors is a matter specified in the notice of general meeting given by or at the direction of the Person calling a general meeting that is not an annual general meeting, then for a Member to make any nomination of an individual or individuals for election to the board of Directors at a general meeting, the Member must:

(a)	provide Timely Notice thereof in writing and in proper form to the Company;

(b)	provide the information with respect to such Member and its candidate for nomination as required by this this Article 25; and

(c)	provide any updates or supplements to such notice at the times and in the forms required by this this Article 25.

25.5

In no event shall any adjournment or postponement of an annual general meeting or extraordinary general meeting or the announcement thereof commence a new time period for the giving of a Members’ notice as described above.

25.6

In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of Director candidates than are subject to election by Members at the applicable meeting. If the Company shall, subsequent to such notice, increase the number of Directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of:

(a)	the conclusion of the time period for Timely Notice;

(b)	the date set forth in Article 25.4; or

(c)

the tenth (10th) day following the date of public disclosure of the date of the general meeting is first made by the Company, where the Company is required to make public disclosure of the date of the general meeting in accordance with the rules of any Recognised Exchange of such increase.

25.7	To be in proper form for purposes of this Article 25, a Member’s notice to the Company must set forth:

(a)	as to each Nominating Person, the Member Information;

(b)	as to each Nominating Person, any Disclosable Interests; and

(c)	as to each candidate whom a Nominating Person proposes to nominate for election as a director:

(i)

all information with respect to such candidate for nomination that would be required to be set forth in a Member’s notice pursuant to this Article 25 if such candidate for nomination were a Nominating Person;

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(ii)

all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(iii)

a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Securities Act if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant; and

(iv)	a completed and signed questionnaire, representation and agreement as provided in Article 25.11.

25.8

A Member providing notice of any nomination proposed to be made at a general meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 25 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be notified to the Company not later than five (5) Business Days after the record date for Members entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Article 25.8 or any other provision of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines under this Article 25.8 or enable or be deemed to permit a Member who has previously submitted notice under this Article 25 to amend or update any nomination or to submit any new nomination.

25.9

In addition to the requirements of this Article 25 with respect to any nomination proposed to be made at a general meeting of the Members, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

25.10

To be eligible to be a candidate for election as a Director at an annual or extraordinary general meeting, a candidate must be nominated in the manner prescribed in this Article 25 and the candidate for nomination, whether nominated by or at the direction of the board of Directors or by a Member, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Company:

(a)	a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, stock ownership and independence of such proposed nominee;

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(b)	a written representation and agreement (in form provided by the Company) that such candidate for nomination:

(i)	is not and, if elected as a Director during his or her term of office, will not become a party to:

(A)

any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) or

(B)	any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under law,

(ii)

is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Company; and

(iii)

if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Company applicable to directors and in effect during such individual’s term in office as a director (and, if requested by any candidate for nomination, the Company shall provide to such candidate for nomination all such policies and guidelines then in effect).

25.11

The board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the board of Directors in writing prior to the meeting of Members at which such candidate’s nomination is to be acted upon in order for the board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Company in accordance with the Company’s corporate governance guidelines.

25.12

A candidate for nomination as a Director shall further update and supplement the materials delivered pursuant to this Article 25, if necessary, so that the information provided or required to be provided pursuant to this Article 25 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Company not later than five (5) Business Days after the record date for Members entitled to vote at the general meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Article 25 or any other provision of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines under this Article 25 or enable or be deemed to permit a Member who has previously submitted notice under this Article 25 to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a general meeting of the Members.

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25.13

No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Article 25. The officer of the Company presiding over the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Article 25, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall, to the fullest extent permitted by law, be void and of no force or effect.

26	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind;

(e)	the Director is removed from office for Cause pursuant to a Resolution of Members or a resolution of Directors passed in accordance with the requirements of Article 24.4; or

(f)	the Director becomes disqualified to act as a Director under section 111 of the Statute.

27	Proceedings of Directors

27.1

The quorum for the transaction of the business of the Directors shall be a majority of the Directors present in person if there are two or more Directors, and shall be one if there is only one Director.

27.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

27.3

A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

27.4

A resolution in writing (in one or more counterparts) signed by a majority of the Directors or a majority of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

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27.5

A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

27.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

27.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

27.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

28	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

29	Directors’ Interests

29.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

29.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

29.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

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29.4

No person shall be disqualified from the office of or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

29.5

Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

30	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

31	Delegation of Directors’ Powers

31.1

Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also, subject to the Statute, delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by any managing director or any Director holding any other executive office provided the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

31.2

Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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31.3

Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

31.4

Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

31.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Resolution of Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

32	No Alternate Directors

32.1	A Director may not appoint any person as an alternate director.

33	No Minimum Shareholding

No Director shall be required to hold Shares.

34	Remuneration of Directors

34.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

34.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

35	Seal

35.1	The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

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35.2

The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

35.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed wheresoever.

36	Dividends, Distributions and Reserve

36.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend.

No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

36.2	The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by him to the Company on account of calls or otherwise.

36.3

The Directors may resolve that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

36.4

Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

36.5

The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

36.6

Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

36.7	No Distribution or redemption payment shall bear interest against the Company.

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36.8

Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

37	Books of Account

37.1

The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

37.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

37.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

38	Audit

38.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

38.2

Without prejudice to the freedom of the Directors to establish any other committee, if Shares are listed or quoted on the Recognised Exchange, and if required by the Recognised Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Recognised Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

38.3	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

38.4

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

38.5

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

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38.6

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at any time during their term of office, upon request of the Directors or any general meeting of the Members.

39	Notices

39.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, fax or email to him or to his address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served in accordance with the requirements of the Recognised Exchange.

39.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted. Where a notice is sent by cable or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

39.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

39.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the date such notice is given except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

40	Winding Up

40.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

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40.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

41	Indemnity and Insurance

41.1

Subject to article 41.2 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a Director or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

41.2

Article 41.1 does not apply to a person referred to in that Article unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

41.3

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

41.4

If a person referred to in this Article 41 has been successful in defence of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

41.5

Expenses, including legal fees, incurred by a director (or former director) in defending any legal, administrative or investigative proceedings shall be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director (or former director, as the case may be) to repay the amount if it shall ultimately be determined that the director (or former director, as the case may be) is not entitled to be indemnified by the Company. Expenses, including legal fees, incurred by an officer (or former officer) in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the officer (or former officer, as the case may be) to repay the amount if it shall ultimately be determined that the officer (or former officer, as the case may be) is not entitled to be indemnified by the Company.

41.6

The indemnification and advancement of expenses provided by, or granted under, these Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Members, resolution of disinterested Directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a Director.

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41.7

The Directors, on behalf of the Company, shall purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

42	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

43	Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

44	Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

33

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 29th day of June 2021.

Incorporator
(Sgd. Denery Moses)
Denery Moses
Authorised Signatory
Maples Corporate Services (BVI) Limited

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Annex C

[FORM OF PROXY CARD TO COME]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. PubCo’s memorandum and articles of association shall provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.	Exhibits and Financial Statement Schedule

Exhibit Number	Description

2.1#	Agreement and Plan of Merger, dated as of July 5, 2021, by and among CF Acquisition Corp. V, Satellogic Inc., Ganymede Merger Sub 2 Inc., Ganymede Merger Sub 1 Inc. and Nettar Group Inc. (d/b/a Satellogic) (included as Annex A to the proxy statement/prospectus).

3.1^	Memorandum and Articles of Association of Satellogic Inc., dated June 29, 2021.

3.2	Form of Memorandum and Articles of Association of Satellogic Inc., as they shall be in effect upon Closing (included as Annex B to the proxy statement/prospectus).

4.1*	Specimen Class A ordinary share certificate of Satellogic Inc.

4.2*	Specimen Class B ordinary share certificate of Satellogic Inc.

4.3*	Specimen warrant certificate of Satellogic Inc.

4.4	Warrant Agreement, dated January 28, 2021, by and between CF Acquisition Corp. V and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of CF Acquisition Corp. V’s Current Report on Form 8-K filed February 3, 2021).

4.5*	Form of Warrant Assumption Agreement among CF Acquisition Corp. V, Satellogic Inc. and Continental Stock Transfer & Trust Company, as Warrant agent.

5.1*	Opinion of Maples & Calder (BVI) as to validity of Satellogic Inc. Ordinary Shares.

5.2*	Opinion of Greenberg Traurig, P.A. as to the Satellogic Inc. Warrants.

8.1^	Opinion of Hughes Hubbard & Reed LLP regarding material U.S. federal income tax matters.

10.1^	Form of PIPE Subscription Agreement.

10.2^	Form of Shareholder Support Agreement.

10.3^	Form of Sponsor Support Agreement.

10.4^	Form of Lock-Up Agreement.

Exhibit Number	Description

10.5^	Form of Series X Preference Shareholder Agreement, dated as of July 5, 2021, by and among CF Acquisition Corp. V, Satellogic Inc., Nettar Group Inc. (d/b/a Satellogic), and Nettar Group Inc.’s Series X Shareholders.

10.6^	Amended and Restated Forward Purchase Contract, dated as of July 5, 2021, by and among CF Acquisition Corp. V, Satellogic Inc. and CFAC Holdings V, LLC.

10.7##	Amended and Restated Service and Cooperation Agreement, dated September 22, 2021, by and between Zhong Ke Guang Qi Space Information Technology Co., Ltd. and Urugus S.A.

10.8^	Credit Agreement, dated as of April 29, 2020, between JPMorgan Chase Bank, N.A. and Satellogic USA Inc.

10.9*	Employment Agreement, dated March 1, 2020, by and between Nettar Group Inc. (d/b/a Satellogic) and Emiliano Kargieman.

10.10*	Warrants, dated as of March 8, 2021, between Nettar Group Inc. and Columbia River Investment Limited.

21.1*	List of subsidiaries of Satellogic Inc.

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Pistrelli, Henry Martin y Asociados S.R.L. (Member firm of Ernst & Young Global).

23.3*	Consent of Maples & Calder (BVI) (included in Exhibit 5.1).

23.4*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.2).

23.5^	Consent of Hughes Hubbard & Reed LLP (included in Exhibit 8.1).

99.1*	Form of Proxy Card for CF Acquisition Corp. V’s Special Meeting of Stockholders.

99.2	Consent of Emiliano Kargieman to be named as a director.

99.3	Consent of Ted Wang to be named as a director.

99.4	Consent of Marcos Galperin to be named as a director.

*	To be filed by amendment.
^	Previously filed.
#

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). PubCo agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however, PubCo may request confidential treatment of omitted items.

##

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Davidson, North Carolina, on September 24, 2021.

Satellogic Inc.

By:	/s/ Rick Dunn
Rick Dunn Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following on September 24, 2021 in the capacities indicated.

Name	Title

/s/ Rebeca Brandys Rebeca Brandys	Director

/s/ Rick Dunn Rick Dunn	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of PubCo, has signed this registration statement in Davidson, North Carolina, on September 24, 2021.

Satellogic Inc.

By:	/s/ Rick Dunn
Name:	Rick Dunn
Title:	Director